SOLICITATION STATEMENT
                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

     This Solicitation Statement is being provided to the limited partners and holders of beneficial unit certificates representing assignments of limited partnership interests (collectively, the "BUC$holders"), of Summit Tax Exempt Bond Fund, L.P. ("Tax Exempt I"), Summit Tax Exempt L.P. II ("Tax Exempt II") and Summit Tax Exempt L.P. III ("Tax Exempt III") (each, a "Partnership" and, collectively, the "Partnerships") pursuant to a preliminary order, dated December 31, 1996 (the "Order"), of the United States District Court for the Southern District of New York (the "Court") issued in connection with the proposed settlement of class action litigation (the "Litigation") captioned In re Prudential Securities Incorporated Limited Partnerships Litigation brought on behalf of the BUC$holders. The Litigation named as defendants Prudential Securities Incorporated ("PSI"), Prudential-Bache Properties, Inc., a general partner of the Partnerships (the "P-B General Partner"), and affiliates of Related Capital Company ("Related") that also serve as general partners of the Partnerships (the "Related General Partners"). PSI and the P-B General Partner have previously settled claims against them in the Litigation; the proposed settlement relates to the causes of action against the Related General Partners (the "Related Settlement").

     Pursuant to the Related Settlement, among other matters, the Partnerships would be combined (the "Consolidation") into Charter Municipal Mortgage Acceptance Company (the "Company"), a newly created Delaware business trust whose shares will be approved for listing on the American Stock Exchange (or other national exchange or market) prior to consummation of the Consolidation. Pursuant to the Consolidation, the Company will issue beneficial interests (the "Shares") which will be allocated to each BUC$holder and the Related General Partner and its affiliates based upon his or its proportionate interest in the Shares allocated to his or its Partnership in the Consolidation. The allocation of Shares among the Partnerships was made by the Related General Partners based on the relative adjusted net asset value (the "Adjusted Net Asset Value") of each Partnership. For the purpose of determining Adjusted Net Asset Values, the Related General Partners utilized, in part, the letter of value appraisals prepared by Cushman & Wakefield as of October 15, 1995, to independently appraise the value of the properties which secure the FMBs (defined below) held by the Partnerships and adjusted such appraised values based on certain quantitative factors. Oppenheimer & Co., Inc. has issued its fairness opinion that the Consolidation, including the allocation of Shares among the Partnerships, is fair, from a financial point of view, to the BUC$holders of each Partnership.

     The Consolidation involves certain risks that should be considered by BUC$holders. See "RISK FACTORS" beginning on page 23 of this Solicitation Statement. In particular, BUC$holders should consider the following:


[bullet] The comparative analysis prepared by the Related General Partners to assist BUC$holders in analyzing the Consolidation indicates that, based on a variety of assumptions, the estimated going concern and liquidation values exceed the lowest estimated market value of the Shares.

[bullet] Uncertainty as to prices at which the Shares will trade and the possibility that such prices will be below the proportionate Adjusted Net Asset Value of the assets exchanged for Shares.


[bullet] The Consolidation involves a fundamental change in the nature of a BUC$holder's investment from (i) an investment in a finite-life entity, in which a BUC$holder will receive liquidating distributions based upon the net proceeds from the sale of the entity's assets, to (ii) an investment in an infinite-life entity that will be able to issue additional equity securities and reinvest asset sale proceeds, if any, and mortgage repayments and in which a BUC$holder who receives Shares will recover his or its investment not from liquidating distributions but rather from the sale of such Shares. The Company also expects to invest in a wider range of tax-exempt investments, including non-participating FMBs, which may have risks not present in the FMBs which constitute substantially the entire existing portfolio of the Partnerships.


[bullet] The Consolidation involves potential conflicts of interest from the Related General Partners and the Manager receiving consideration and economic benefits with respect to the Consolidation.

[bullet] Pursuant to the Court's Order preliminarily approving the Settlement
         Stipulation and subject to final Court approval, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. Participation by a Partnership in the Consolidation will bind all BUC$holders, including BUC$holders that object to the Consolidation.

[bullet] BUC$holders in Participating Partnerships who object to the Consolidation do not have the right to receive cash based on an appraisal of their interests in the Participating Partnerships or otherwise.

[bullet] The Company will be allowed to incur debt or other financing of up to 50% of its Total Market Value, as defined below (measured at the time such leverage is incurred), and will be more highly leveraged than the Partnerships, two of which are presently debt-free and one of which has an immaterial amount of debt outstanding. An increase in leverage may increase the risk of default in the Company's obligations.

[bullet] The Company will have the ability to offer additional Shares or other equity or debt securities in exchange for money, property or otherwise. Shareholders will have no preemptive right to acquire any such securities, and any such issuance of equity securities could result in dilution of a Shareholder's investment in the Company.
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                                                          (cover page continued)


[bullet] Regardless of the initial level of distributions by the Company, there is no guarantee with respect to the level of future distributions.

[bullet] The Consolidation will result in expenses to the Company, currently estimated to be approximately $1,984,125, or approximately 0.64% of the total Adjusted Net Asset Value, as defined below, of the Company (based on the aggregate Adjusted Net Asset Values assigned to the Partnerships in the Consolidation, and assuming 100% Participation).

[bullet] The Company could be subject to corporate income tax in certain states.


     The Court's Order, among other matters, (a) certified for purposes of settlement, two classes consisting of (i) all BUC$holders (the "Equitable Class") and (ii) generally, all persons that purchased Units, as defined below, in certain partnerships sponsored by PSI or its affiliates between January 1, 1980 and June 8, 1994, regardless of whether they currently hold Units (the "Monetary Class"), and (b) preliminarily approved the Related Settlement pursuant to the Stipulation of Settlement (the "Settlement Stipulation") entered into by the Related General Partners and certain other parties to the Litigation. The Settlement Stipulation generally provides for the settlement, discharge and release of all claims against the Related General Partners in exchange for certain benefits to the two classes.

     The Related Settlement consists of two parts: a monetary settlement (the "Monetary Settlement") for the benefit of the Monetary Class and an equitable settlement (the "Equitable Settlement") for the benefit of the Equitable Class. This Solicitation Statement provides information with respect to the Equitable Settlement.

     Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, unless the BUC$holders of a Partnership holding more than 33-1/3% of the outstanding limited partnership interests and beneficial unit certificates representing assignments of limited partnership interests (collectively, the "Units") object to the participation of that Partnership, that Partnership will participate (each, a "Participating Partnership" and, collectively, the "Participating Partnerships"), in the Consolidation whereby the Units held by all BUC$holders of a Participating Partnership will be exchanged for Shares of the Company, thereby combining the Participating Partnerships into the Company.


     Equitable Class Members may not individually opt out of the Equitable Settlement or the Consolidation. If, however, either (a) BUC$holders holding 1/3 or more of the Units of a particular Partnership object to that Partnership participating in the Consolidation, or (b) the Court does not approve of any particular Partnership participating in the Consolidation, then that Partnership will not participate in the Consolidation.


     In connection with the Consolidation, immediately following the exchange by the BUC$holders of the Participating Partnerships of their Units for Shares, Related Charter LP, a newly formed affiliate of Related, will acquire the general partner interests of the P-B General Partner in each of the Participating Partnerships (the "P-B Interests") and the P-B General Partner will withdraw as a general partner of the Participating Partnerships. One-half of the P-B Interests will be contributed back to the Participating Partnerships by Related Charter LP, resulting in the BUC$holders of the Participating Partnerships ultimately owning a greater percentage of the Shares than would otherwise be the case if Related Charter LP did not make such a contribution. Related Charter LP will then transfer to the Company the remaining one-half P-B Interests in exchange for Shares. The Related General Partners will also transfer to the Company their general partner interests in the Participating Partnerships in exchange for Shares. The Participating Partnerships will then dissolve and the assets of the Participating Partnerships will be distributed to the Company as the sole BUC$holder. The Company will assume all of the liabilities of the Participating Partnerships.

     Related Charter LP will also serve as the manager (the "Manager") of the Company pursuant to a management agreement (the "Management Agreement") that will provide for, among other things, the Manager to provide services to the Company consistent with those currently provided to the Partnerships by the Related General Partners and the P-B General Partner (collectively, the "General Partners"), for which the Manager will receive aggregate annual fees which are 25% lower than the sum of the aggregate annual fees currently received by both of the General Partners.

     If all of the Partnerships participate in the Consolidation ("100% Participation"), (i) the Company will initially own (a) 31 tax-exempt participating first mortgage bonds ("FMBs") with an aggregate outstanding principal balance as of December 31, 1996 of $348,602,428 issued by various state or local governments or other agencies or authorities and secured by participating first mortgage loans ("Mortgage Loans") on 31 multifamily residential apartment projects and retirement community projects developed by third party developers or affiliates of the Related General Partners, and (b) 7 second mortgage loans ("SMLs") (the income from which is not tax-exempt), with an aggregate outstanding principal amount of $11,381,537, which loans were advanced by or assigned to the Partnerships in connection with sale, modification and forbearance agreements with respect to the FMBs, and (ii) the Company will issue an aggregate of 20,586,383 Shares which will be allocated to each BUC$holder, the Related General Partners and the Manager based upon his or its proportionate interest in the Shares allocated to his or its Partnership in the Consolidation. Based on such allocation, the 20,586,383 Shares will be issued as follows: (i) 20,277,587 (or, 98.5%) to the BUC$holders and (ii) 308,796 (or, 1.5%) to the Related General Partners and the Manager.


     Consummation of the Consolidation is conditioned upon, among other things,
(i)(a) participation in the Consolidation by two of the three Partnerships and
(b) the Related General Partners' agreement to proceed with the Consolidation notwithstanding that there is

                                                          (cover page continued)

less than 100% Participation (collectively, "Minimum Participation") and (ii) Court approval of the Consolidation and the Related Settlement after a fairness hearing (the "Fairness Hearing") that is scheduled for 10:30 a.m. on August 28, 1997 at United States Courthouse, 40 Centre Street, New York, New York 10007, Courtroom 1305. See "THE CONSOLIDATION AND RELATED TRANSACTIONS--The Consolidation--Conditions to the Consolidation."

This Solicitation Statement is first being mailed to BUC$holders by the Related General Partners and the Company on or about June 18, 1997.



   NEITHER THE CONSOLIDATION NOR THE ISSUANCE OF SHARES HAS BEEN APPROVED OR
       DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
           COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED
             UPON THE FAIRNESS OR MERITS OF THE CONSOLIDATION, NOR
               HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                OR ADEQUACY OF THIS SOLICITATION STATEMENT; ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
      ENDORSED THE MERITS OF THE CONSOLIDATION; ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.


    OBJECTIONS TO THE CONSOLIDATION MAY BE DELIVERED TO THE RELATED GENERAL
                     PARTNERS UNTIL 5:00 P.M., EASTERN TIME

                     ON AUGUST 18, 1997, UNLESS EXTENDED.



             BUC$HOLDERS ALSO HAVE THE OPPORTUNITY TO OBJECT TO THE
                CONSOLIDATION AT THE SETTLEMENT FAIRNESS HEARING.


            THE RELATED GENERAL PARTNERS RECOMMEND THAT BUC$HOLDERS
            NOT OBJECT TO THE CONSOLIDATION. COUNSEL FOR PLAINTIFFS
      IN THE CLASS ACTION SUPPORT THE CONSOLIDATION AS PART OF THE RELATED
                                  SETTLEMENT.


          BUC$HOLDERS THAT WISH TO OBJECT TO THE CONSOLIDATION SHOULD
                PROVIDE NOTICE OF SUCH OBJECTION TO THE RELATED
          GENERAL PARTNERS AT THE ADDRESS BELOW, AS SOON AS POSSIBLE.


                        BUC$HOLDERS THAT DO NOT WISH TO
                          OBJECT TO THE CONSOLIDATION
                              SHOULD DO NOTHING.


               ALL QUESTIONS AND INQUIRIES SHOULD BE DIRECTED TO
                            RELATED CAPITAL COMPANY
                               625 MADISON AVENUE
                               NEW YORK, NY 10022
                            TELEPHONE (800) 600-6422
                    ATTENTION: INVESTOR SERVICES DEPARTMENT


           The date of this Solicitation Statement is June 18, 1997.


                             AVAILABLE INFORMATION


     The Partnerships are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are required to file reports and other information with the Securities and Exchange
Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549.
For further information concerning the Partnerships, please refer to the reports of the Partnerships filed under the Exchange Act, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549, and which will also be available for inspection and copying at the regional offices of the Commission located at 7
World Trade Center, Suite 1300, New York, New York 10048 and at its web site
(http://www.sec.gov) and at Citicorp Center, 500 West Madison Street, Suite
1400, Chicago, Illinois 60661- 2511. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     Statements contained in this Solicitation Statement as to the contents of any agreement or other document which are referenced in this Solicitation
Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such agreement or document, copies of which may be obtained from the Related General Partners without charge. In addition, copies of the latest Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for each of the Partnerships may also be obtained from the Related
General Partner without charge. All requests should be directed to Related
Capital Company, 625 Madison Avenue, New York, NY 10022; Telephone (800)
600-6422; Attention: Investor Services Department.

     Upon consummation of the Consolidation, the Company will be required to file reports and other information with the Commission pursuant to the Exchange
Act. In addition to applicable legal or American Stock Exchange requirements, if any, holders of the Shares will receive semi-annual reports containing unaudited financial statements and annual reports containing audited financial statements with a report thereon by the Company's independent auditors. If a Partnership does not participate in the Consolidation, such Partnership will continue to file reports and other information with the Commission, as required by law, and will continue to furnish reports to BUC$holders.


                             CAUTIONARY STATEMENT

     INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT CONTAINS
"FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF
FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT,"
"ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER
VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET
FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS SOLICITATION
STATEMENT IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING
STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL
RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

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                               TABLE OF CONTENTS



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SUMMARY...................................................................................      1
  The Consolidation.......................................................................      1
     Conditions to the Consolidation......................................................      1
     Allocation of Shares.................................................................      2
     Purchase of P-B General Partner's Interest...........................................      2
     Restrictions on Transfers and other Activities Prior to Final Approval of
      Conosolidation......................................................................      2
  Risk Factors............................................................................      2
     Lowest Estimated Market Value of Shares is Less Than Estimated Going Concern and
      Liquidation Values..................................................................      2
     Market Price May Decrease after Consolidation........................................      2
     Fundamental Change in Nature of Investment...........................................      2
     Conflicts of Interest of Related General Partners....................................      3
     Less Than Majority in Interest Will Bind All BUC$holders in a Partnership............      3
     No Cash Paid to Objecting BUC$holders................................................      3
     Risk of Increased Leverage...........................................................      3
     Possible Dilutive Effect Arising from Shares Available for Future Sale...............      3
     Risk of Lower Distributions..........................................................      3
     Consolidation Expenses will Reduce Cash of the Company...............................      3
     State Tax Consequences of Treatment as an Association................................      3
     Risk of Improper Allocation of Shares................................................      4
     Negative Impact of Not Being a Self-Managed Entity...................................      4
  The Company.............................................................................      4
     General..............................................................................      4
     Management...........................................................................      4
     Organization.........................................................................      4
     Business and Objectives..............................................................      5
     Reinvestment, Leverage...............................................................      5
     Shares...............................................................................      5
  Background..............................................................................      5
     History of the Partnerships..........................................................      5
     History of Related...................................................................      6
  Related General Partners' Reasons for Recommending the Consolidation....................      6
     Liquidity; Increased Size............................................................      6
     Increased Percentage of Distributions................................................      7
     Reduced Fees and Expenses............................................................      7
     Increased Distributions..............................................................      7
     Increase in Trading Value of Shares..................................................      7
     Ability to Raise Capital.............................................................      8
     Growth...............................................................................      8
     Diversification......................................................................      8
     Withdrawal of P-B General Partner as a General Partner/Equity Holder.................      8
     Limited Liability....................................................................      8
  Fairness of the Consolidation...........................................................      8
     Recommendation of the Related General Partners.......................................      8
     Fairness Opinion.....................................................................      9
  The Management Agreement................................................................      9
  Objection Procedures....................................................................      9
  Appraisal Rights........................................................................     10
  Alternatives to the Consolidation.......................................................     10
     Continuation of Partnerships.........................................................     10
     Liquidation..........................................................................     10
  Comparison of Alternatives to the Consolidation.........................................     11
  Conflicts of Interest...................................................................     12
     Related General Partners.............................................................     12
     Class Counsel........................................................................     12
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  Distribution Policy.....................................................................   13
  Federal Income Tax Considerations.......................................................   13
  Accounting Treatment....................................................................   13
  Selected Financial Data.................................................................   13
  Comparison of Partnership Units and Company Shares......................................   18
  Non-Participating Partnerships..........................................................   22
RISK FACTORS..............................................................................   23
  Risks Relating to the Consolidation.....................................................   23
     Lowest Estimated Market Value of Shares is Less Than Estimated Going Concern and
      Liquidation Values..................................................................   23
     No Prior Market for Shares; Market Price May Decrease After Consolidation............   23
     Risks Related to the Differences in the Business and Investment Objectives Between
      the Company and  the Partnerships...................................................   23
     Conflicts of Interest of Related General Partners....................................   24
     Potential Conflicts of Interest Due to Competition with Affiliates...................   24
     Potential Conflict of Interest of Class Counsel......................................   24
     Less than Majority in Interest Will Bind All BUC$holders in a Partnership............   25
     No Cash Paid to Objecting BUC$holders................................................   25
     Relinquishment of Rights from Court Approval of Related Settlement...................   25
     Risk of Increased Leverage...........................................................   25
     Risk of Lower Distributions..........................................................   26
     Consolidation Expenses Will Reduce the Cash of the Company Available for
      Distribution to Shareholders........................................................   26
     Risk of Improper Allocation of Shares................................................   26
     Contingent or Undisclosed Liabilities................................................   26
     Loss of Relative Voting Power by BUC$holders.........................................   26
     Negative Impact of Not Being a Self-Managed Entity...................................   26
     The Consolidation Will Require Participating BUC$holders to Forego Alternatives to
      the Consolidation...................................................................   27
     Risk of Interest Rate Increases......................................................   27
     Board of Trustees May Change Investment Policies.....................................   27
     Lack of Operating History............................................................   27
     Risks Related to Anti-takeover Provisions............................................   27
     Possible Dilutive Effect Arising from Shares Available for Future Sale and Shares to
      Be Issued to Class Counsel Pursuant to the Settlement...............................   28
  Risks Relating to the Existing Portfolio and New FMBs to be Acquired by the Company.....   28
     No Government Obligation.............................................................   28
     Possible Failure to Obtain Contingent Interest and Other Payments....................   28
     Risks Relating to Mortgage Loans, FMBs and Underlying Real Estate....................   28
     Risks Relating to Moderate and Low Income Set Asides.................................   29
     Acquisition of FMBs Prior to Issuer Approval.........................................   29
     Risks from Interest Rate Fluctuations................................................   29
     Possible Difficulty of Repayment; Loan to Value Ratio................................   29
     Certain Contingent Interest May Be Based on Appraisals...............................   29
     FMBs and Mortgage Loans May Be Considered Usurious...................................   30
     Uninsured Losses.....................................................................   30
  Risks Relating to the Company...........................................................   30
     Construction Completion Risks........................................................   30
     Competition and Availability of FMBs.................................................   30
     Ownership of Minority Positions......................................................   31
     Underlying Properties Owned by Charities.............................................   31
     Possible Inability to Achieve Growth.................................................   31
     Status of the Company Under ERISA....................................................   31
     Possible Negative Effects of Requirements with respect to Permissible Income of
      Occupants of Properties.............................................................   31
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     Possible Liability of Shareholders......................................   31
     Shareholders Must Rely on Management....................................   32
  Tax Risks..................................................................   32
     Possible Failure to Obtain Tax-Exempt Income............................   32
     Risk of Failure to Obtain State Partnership Tax Status..................   33
     Adverse Effects of Potential Dealer Status..............................   33
     Other Income Tax Risks..................................................   33
     Limitations on Opinion of Counsel as to Tax Matters.....................   33
     Possible Changes in Tax Laws............................................   33
BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION..................   34
  History of the Partnerships................................................   34
     Formation...............................................................   34
     The Related General Partners' Management of the Partnerships............   34
     Historical Information and Achievement of Objectives....................   34
     Tax Exempt I............................................................   34
     Tax Exempt II...........................................................   34
     Tax Exempt III..........................................................   34
     Recent Purported Tender Offer for Tax Exempt II.........................   35
  Description of the Litigation..............................................   35
  The Related Settlement.....................................................   36
     History of Settlement Negotiations......................................   36
     Summary of Related Settlement; Effect on Rights of BUC$holders..........   37
     Right to Terminate......................................................   38
     Consolidation Approval Procedure........................................   38
  Class Counsel..............................................................   38
  Alternatives to the Consolidation..........................................   39
  Continuation of the Partnerships...........................................   39
     Benefits of Continuation................................................   39
     Detriments of Continuation..............................................   39
     Valuation Comparison....................................................   39
  Liquidation of the Partnerships............................................   39
     Benefits of Liquidation.................................................   39
     Detriments to Liquidation...............................................   40
     Potential Acquisition of Partnership Assets.............................   40
  Benefits of, and Reasons for, the Consolidation............................   40
     Increase in Liquidity from Listing and Increased Size...................   40
     Increased Distributions.................................................   41
     Reduction in Aggregate Annual Fees......................................   41
     Increase in Trading Value of Shares.....................................   42
     Ability to Raise Capital................................................   42
     Growth..................................................................   42
     Diversification.........................................................   42
     Withdrawal of P-B General Partner as a General Partner/Equity Holder       42
     Limited Liability.......................................................   42
     Cash Flow...............................................................   42
     Sales and Refinancing Proceeds..........................................   42
     Market Attractiveness...................................................   43
     Reduction in Administrative Costs; Simplified Administration............   43
  Consequences if Consolidation Not Completed................................   43
  Disadvantages of the Use of Trust Form.....................................   43
THE CONSOLIDATION AND RELATED TRANSACTIONS...................................   44
  The Consolidation..........................................................   44
     Exchange of Units.......................................................   44

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     General Partner Interests............................................................   44
     Amendments...........................................................................   44
     Recommendation of the Related General Partners and Class Counsel.....................   44
     Objections Required to Prevent Consolidation.........................................   44
     Minimum Participation Requirement....................................................   45
     Conditions to the Consolidation......................................................   45
     Allocation of Shares.................................................................   45
     Appraisals and Fairness Opinion......................................................   45
     Accounting Treatment.................................................................   45
     No Fractional Shares.................................................................   45
     Taxable Gain or Loss.................................................................   45
     Effect of Consolidation on Objecting BUC$holders.....................................   45
     Effect of Consolidation on Non-Participating Partnerships............................   46
     Title Insurance......................................................................   46
     Representations and Warranties.......................................................   46
     Legal Proceedings....................................................................   46
     Environmental Matters................................................................   46
  Related Transactions....................................................................   46
  Purchase Agreement between Related and the P-B General Partner..........................   46
     Overview.............................................................................   46
     Covenants as to Voting of Units, Tender Offers.......................................   47
     Conditions to Closing; Court Approval................................................   47
  Withdrawal of the P-B General Partner...................................................   47
  Consolidation Expenses..................................................................   47
FAIRNESS..................................................................................   49
  General Partners' Belief as to Fairness.................................................   49
     Related General Partners.............................................................   49
     P-B General Partner..................................................................   49
  Material Factors Underlying Belief as to Fairness.......................................   49
     Negotiation of Related Settlement; Court Approval....................................   49
     Appraisals...........................................................................   50
     Fairness of Allocations..............................................................   50
     Allocation of Shares.................................................................   50
     Fairness Opinion.....................................................................   50
     Court Approval of Fairness...........................................................   50
  Comparison of Benefits and Detriments of Alternatives to the Consolidation..............   50
     Continuation.........................................................................   50
     Liquidation..........................................................................   51
  Fairness in View of Conflicts of Interest...............................................   51
     Related General Partners.............................................................   51
     Class Counsel........................................................................   51
  Fairness of Allocations.................................................................   52
     Impact of Consolidation on Expected Distributions to Shareholders....................   52
     Distribution of Shares to BUC$holders, Related General Partners and the Manager in
     Proportion to Interests in the Partnerships..........................................   52
  Fairness to Non-Participating Partnerships..............................................   52
     Allocation of Consolidation Expenses.................................................   52
     Continuance of Non-Participating Partnerships........................................   52
  Comparison of Alternatives to the Consolidation.........................................   52
     General..............................................................................   52
  Summary of Comparative Valuation Alternatives...........................................   54
     Conclusion...........................................................................   54
  Estimated Market Value of Shares........................................................   55


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  Selected Comparable Companies .................................................................... 55
  Going-Concern Value .............................................................................. 56
  Liquidation Values ............................................................................... 57
  Comparative Analysis of Values ................................................................... 58
  Secondary and Market Prices for Units ............................................................ 58
     Tax Exempt I .................................................................................. 58
     Tax Exempt II and III ......................................................................... 59
  Recent Purported Tender Offer for Tax Exempt II .................................................. 59
  Distribution Comparison .......................................................................... 59
  Compensation, Reimbursements and Distributions to the Related General Partners ................... 60
ALLOCATION OF SHARES ............................................................................... 63
  Overview ......................................................................................... 63
  Explanation of Allocations ....................................................................... 63
     Allocation among the Partnerships ............................................................. 63
     Allocation among the BUC$holders, the Related General Partners and the Manager ................ 63
  Determination of Adjusted Net Asset Value ........................................................ 63
     Valuations .................................................................................... 63
     Possible Revisions to Valuations .............................................................. 64
FAIRNESS OPINION AND APPRAISALS .................................................................... 65
  Fairness Opinion ................................................................................. 65
     General ....................................................................................... 65
     Information Reviewed .......................................................................... 65
     Assumptions, Limitations and Qualifications ................................................... 66
     Summary of Analysis and Methodology ........................................................... 66
     Liquidation Analysis--Discounted Cash Flow Analysis ........................................... 66
     Continuation of the Partnerships--Valuation of the Partnerships on a Continuing Basis ......... 67
     Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable
      Company Analysis ............................................................................. 68
     Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash
      Flow Analysis ................................................................................ 69
     Allocation of Shares in the Consolidation ..................................................... 69
     Conclusions ................................................................................... 69
  Appraisals ....................................................................................... 69
     General ....................................................................................... 69
     Methodology ................................................................................... 70
     Summary of Analysis ........................................................................... 70
     Conclusions as to Value ....................................................................... 71
     Assumptions, Limitations and Qualifications of Appraisals ..................................... 72
  Compensation and Material Relationships .......................................................... 72
COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS
 OF THE PARTNERSHIPS ............................................................................... 74
THE COMPANY ........................................................................................ 82
  Overview ......................................................................................... 82
  Management ....................................................................................... 82
  Ownership Structure .............................................................................. 82
  Company Objectives ............................................................................... 82
  Assets of the Company ............................................................................ 83
     Overview; Existing Portfolio of FMBs .......................................................... 83
     Existing Portfolio ............................................................................ 84
     Bond Modifications/Forbearance Agreements ..................................................... 87
  General .......................................................................................... 92
  Description of Existing Indebtedness ............................................................. 92


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  Internal Growth.......................................................      93
  Distribution Policy...................................................      93
  Financing Policies....................................................      94
  Investment Policies and Business Plan.................................      94
     Overview...........................................................      94
     Sources of Capital.................................................      94
     Investment of Newly Raised Capital.................................      94
     Short Term Investments.............................................      95
     Selection of FMBs..................................................      95
     The Terms of the FMBs and Mortgage Loans...........................      96
     Regulatory Requirements............................................      98
     Description of Certain FMBs and Affiliated Properties..............     100
     Construction Period Guarantees.....................................     100
     Operating Deficit Guarantees.......................................     101
  Administration of Mortgage Loans......................................     101
  Joint Ventures and Participations.....................................     101
  Disposition of FMBs...................................................     101
  Policies with Respect to Other Activities.............................     101
  Change in Policies....................................................     102
  Employees.............................................................     102
OBJECTION PROCEDURES....................................................     103
  Time of Objecting and Record Date.....................................     103
  Objection Notice......................................................     103
  Revocability of Objection.............................................     103
  No Right of Appraisal.................................................     103
  Information Services..................................................     103
DESCRIPTION OF SHARES...................................................     104
  General...............................................................     104
  Listing, Price and Trading............................................     104
SHARES ELIGIBLE FOR FUTURE SALE.........................................     104
CERTAIN PROVISIONS OF DELAWARE LAW AND THE TRUST AGREEMENT..............     105
  General...............................................................     105
  Nature of the Company.................................................     105
  Additional Classes and Series of Shares...............................     105
  The Responsibilities of the Registered Trustee........................     105
  Advance Notice of Managing Trustee Nominations and New Business.......     106
  Number of Managing Trustees; Removal; Filling Vacancies...............     106
  Term and Dissolution..................................................     106
  Change of Control; Anti-Takeover Provisions...........................     107
  Voting Rights of Shareholders.........................................     107
  Meetings..............................................................     107
  Indemnification and Limitation of Liability...........................     107
     Trustees...........................................................     107
     The Registered Trustee.............................................     108
     The Withdrawing/Terminated General Partners........................     108
  Borrowing Policies....................................................     108
  Liability of Shareholders.............................................     108
CONFLICTS OF INTEREST...................................................     109
  General...............................................................     109
  Conflicts of Interest of the Related General Partners.................     109
     Substantial Benefits to Related General Partners...................     109


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  Conflicts of Interest of the Company.............................................     109
     Future Dealings With Related General Partners and Affiliates..................     109
     Initial Company Trustees and Officers.........................................     109
  Competition with Affiliates of the Company.......................................     110
  Conflicts of Interest of Class Counsel...........................................     110
RESPONSIBILITY OF TRUSTEES.........................................................     110
FINANCIAL INFORMATION..............................................................     112
  Index to Financial Information...................................................     112
  Selected Financial Data..........................................................     115
PRO FORMA FINANCIAL INFORMATION....................................................     119
FEDERAL INCOME TAX CONSIDERATIONS..................................................     248
  Opinions of Counsel..............................................................     248
  Certain Similarities Between the Ownership of the Units and Beneficial Shares         249
  Tax Consequences of the Consolidation............................................     249
     Consequences to Participating BUC$holders.....................................     249
     Consequences to Company.......................................................     249
  Partnership Status...............................................................     250
     Classification as a Trust.....................................................     250
     Determination of Partnership Status...........................................     250
     Publicly Traded Partnerships..................................................     250
  Company Income...................................................................     251
  Treatment of Mortgage Loans Containing Contingent Interest.......................     252
  Company Expenses.................................................................     252
  Marginal Tax Rates; Capital Gains Taxation.......................................     253
  Potential Dealer Status..........................................................     253
  Sale of Shares; Disposition of FMBs; Treatment of Market Discount................     253
  Tax Elections....................................................................     253
  Alternative Minimum Tax..........................................................     254
  Interest Incurred by Company and/or Shareholder..................................     254
  State and Local Taxes............................................................     254
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................     256
  Security Ownership of Certain Beneficial Owners..................................     256
  Class Counsel....................................................................     256
  Security Ownership of Management.................................................     256
MANAGEMENT.........................................................................     257
  Overview.........................................................................     257
  Registered Trustee...............................................................     257
  The Board of Trustees............................................................     257
  Managing Trustees................................................................     258
  Committees of the Board of Trustees..............................................     258
     Audit Committee...............................................................     258
     Compensation Committee........................................................     259
  The Manager......................................................................     259
  Summary of the Management Agreement..............................................     260
  Description of Incentive Share Option Plan.......................................     262
EXECUTIVE COMPENSATION.............................................................     263
  Executive Officers of the Manager................................................     263
  Managing Trustees................................................................     263
INDEPENDENT AUDITORS...............................................................     263
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LEGAL MATTERS  .........................................................     263
GLOSSARY    ............................................................     264
APPENDICES:
  APPENDIX A: Fairness Opinion   .......................................     A-1
  APPENDIX B: Summarization Letter Prepared by C&W    ..................     B-1
  APPENDIX C: Financial Forecasts of Partnership/Company Operations  ...     C-1
  APPENDIX D: Objection Notice   .......................................     D-1

                                    SUMMARY

     The following Summary is qualified in its entirety by the detailed information appearing elsewhere in this Solicitation Statement, including the appendix hereto. Unless the context otherwise requires, all references to the "Company" in this Solicitation Statement assumes 100% Participation of the Partnerships in the Consolidation. See "GLOSSARY" for the definitions of certain of the capitalized terms used in this Solicitation Statement.

The Consolidation

     The Consolidation is being proposed by the Related General Partners and supported by Class Counsel as part of the Related Settlement.


     Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, unless the BUC$holders of a Partnership holding more than 33-1/3% of the outstanding Units object to the participation of that Partnership in the Consolidation by timely delivery of a notice of objection in the form attached as Appendix D (an "Objection Notice"), that Partnership will participate in the Consolidation whereby the Units held by all BUC$holders of a Participating Partnership ("Participating BUC$holders") will be exchanged for Shares of Charter. In connection with the Consolidation, the assets and liabilities of the Participating Partnerships will be combined into the Company.


     Unlike most consolidation transactions in which investors are not independently represented in structuring or determining the terms and conditions of the transaction, the Consolidation is the result of extensive negotiations, under the auspices of the Court, between Related and Class Counsel, on behalf of the BUC$holders, in connection with the settlement of the Litigation. Class Counsel has negotiated a settlement that it considers fair and reasonable to, and in the best interests of, the BUC$holders.


     Class Counsel has also retained Oppenheimer & Co., Inc. ("Oppenheimer") to opine as to the fairness of the Consolidation, including the allocation of Shares among the Partnerships, from a financial point of view, to the BUC$holders of each Partnership (the "Fairness Opinion"). The allocation of Shares among the Partnerships was made by the Related General Partners based on the relative adjusted net asset value (the "Adjusted Net Asset Value") of each Partnership. For the purpose of determining Adjusted Net Asset Values, the Related General Partners utilized, in part, the limited appraisals (the "Appraisals") prepared by Cushman & Wakefield of Florida, Inc. or other affiliates thereof ("C&W") as of October 15, 1995, to independently appraise the individual "as is" market values of the fee simple interest of the properties which secure the FMBs held by the Partnerships (the "Appraised Values") and adjusted such Appraised Values based on certain qualitative factors.


     In addition, the Court has scheduled the Fairness Hearing at which time (i) BUC$holders and other Class Members may appear before the Court and object to any aspect of the Related Settlement, including the Consolidation (notwithstanding a BUC$holder's failure to deliver an Objection Notice by the Objection Deadline), (ii) the Related General Partners will provide the Court with a tabulation of the number of Units held by BUC$holders in each Partnership that have objected to the Consolidation and (iii) the Court will either (x) approve the Related Settlement or (y) notwithstanding satisfaction of the Minimum Participation requirement and all other conditions to consummation of the Consolidation, not approve the Related Settlement.


     Assuming that all of the Partnerships participate in the Consolidation ("100% Participation"), upon consummation of the Consolidation (the "Effective Date"), (i) the BUC$holders of the Partnerships will receive an aggregate of 98.5% of the 20,586,383 Shares allocated to the Partnerships in the Consolidation, and the applicable Related General Partner and the Manager will receive an aggregate of 1.5% of the Shares allocated to the Partnerships in the Consolidation.

     Conditions to the Consolidation. The Company will not proceed to consummate the Consolidation unless, among other things, (i) the Minimum Participation requirement is met; (ii) the P-B General Partner withdraws as general partner of each Partnership and relinquishes its right to obtain an equity or other interest in the Company in respect of the P-B Interests; (iii) the Shares are approved for listing on the American Stock Exchange (or other national exchange or market) subject to notice of issuance; and (iv) the Court has issued its final order approving the Related Settlement, including the Consolidation (the "Final Order"). "Minimum Participation" means, collectively, (a) the participation in the Consolidation by any two of the three Partnerships and (b) the waiver by the Related General Partners of their right under the Settlement Stipulation to not proceed unless there is 100% Participation.

     Allocation of Shares. Assuming 100% Participation in the Consolidation, the Shares to be issued in the Consolidation will be allocated among the Partnerships as follows:

                                    Percentage of      Number of
                     Adjusted         Aggregate         Shares
                    Net Asset       Adjusted Net      Allocated to
Partnership           Value         Asset Value       Partnership
----------------   --------------   ---------------   -------------
Tax Exempt I         $115,096,936        37.27%          7,673,129
Tax Exempt II         150,666,979        48.79%         10,044,465
Tax Exempt III         43,031,833        13.94%          2,868,789
                    -------------      -------         -----------
TOTAL                $308,795,748       100.00%         20,586,383
                    =============      =======         ===========

     See "ALLOCATION OF SHARES" for more detailed information regarding the allocation of Shares. Shares will be allocated to each BUC$holder, the Related General Partners and the Manager in accordance with the respective Partnership Agreements and based upon their respective interests in distributions of cash flow from operations of the Partnership.


     Purchase of P-B General Partner's Interest. As part of the Consolidation, the Manager will acquire the P-B Interests and the P-B General Partner will withdraw as a general partner of the Partnerships, in accordance with the terms and conditions of a purchase agreement, dated as of December 19, 1996 (the "P-B Purchase Agreement"), among the P-B General Partner, Related and other affiliates of Prudential. The Manager will contribute one-half of the P-B Interests it acquires to the Participating Partnerships, resulting in the BUC$holders of such Partnerships ultimately owning a greater percentage of the Shares than would otherwise be the case if the Manager did not make such a contribution. Pursuant to the P-B Purchase Agreement, the Manager may, subject to the approval of the Court, acquire the P-B Interests whether or not the Consolidation is consummated. See "THE CONSOLIDATION AND RELATED TRANSACTIONS-- Related Transactions--Purchase Agreement between Related and the P-B General Partner--Overview."

     Restrictions on Transfers and other Activities Prior to Final Approval of Consolidation. Pending final approval of the Related Settlement, the Court's Order prohibits Class Members from (i) transferring their Units unless the transferee agrees to be bound by the Related Settlement; (ii) granting a proxy to object to the Consolidation or (iii) commencing a tender offer for the Units. In addition, the General Partners are enjoined from (i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any Partnership to any person conducting a tender offer.


     In addition, pursuant to the P-B Purchase Agreement, the P-B General Partner is not required to consummate the sale of the P-B Interests to Related if Related makes a tender offer for any Units (except in response to a third party tender offer) and Related has agreed not to tender, without the P-B General Partners' prior consent, for any Units or Shares for a period of one year from the Effective Date (except in response to a third party tender offer). Furthermore, if prior to the Effective Date Related acquires Units in connection with a defensive tender offer, Related is obligated to offer such Units to the Company at a price equal to the tender price, including any borrowing or other costs incurred by Related to acquire the Units.


Risk Factors

     BUC$holders should carefully consider the matters disclosed under "RISK FACTORS" before deciding whether or not to object to the Consolidation. The following is a summary of the material risks and other adverse features of the Consolidation.

     Lowest Estimated Market Value of Shares is Less Than Estimated Going Concern and Liquidation Values. The comparative analysis prepared by the Related General Partners to assist BUC$holders in analyzing the Consolidation indicates that, based on such estimates which include a number of assumptions, the estimated going concern and liquidation values exceed the lowest estimated value of the Shares. See "FAIRNESS--Comparison of Alternatives to the Consolidation."

     Market Price May Decrease after Consolidation. There is substantial uncertainty as to the prices at which the Shares will trade and the possibility exists that the trading price of the Shares may be lower than the proportionate Adjusted Net Asset Value assigned to the Partnerships in the Consolidation.


     Fundamental Change in Nature of Investment. The nature of each Participating BUC$holder's investment will change from (i) an interest in a finite-life entity holding a specified portfolio of tax-exempt participating first mortgage bonds ("FMBs") and second mortgage loans ("SMLs") (the income from which is not tax-exempt) that will be liquidated over time to (ii) an equity interest (i.e., beneficial interests), in an ongoing, infinite life company, that will reinvest the proceeds of asset sales, if any, and mortgage repayments and whose portfolio of tax-exempt debt instruments secured by multifamily residential apartment projects, assisted living, continuing care and retirement community projects or nursing homes (the "Underlying Properties") developed by third party developers or affiliates of the Related General Partners will initially be expanded and more diversified than that of any single Partnership, and may be changed from time to time by the Company's Board of Trustees without approval of Shareholders. If the Consolidation is consummated, a Shareholder's investment will be recovered not from proceeds of sales of Partnership assets, but from a sale of his or its Shares, either on the American Stock

Exchange or in private transactions. The Company also expects to invest in a wider range of tax-exempt investments which may have risks not present in the portfolio of FMBs and SMLs currently held by each individual Partnership, including non-participating FMBs and, in selected circumstances, small amounts of taxable bonds.


     Conflicts of Interest of Related General Partners. The Related General Partners initiated and participated in the structuring of the Consolidation and have certain conflicts of interest with respect to its completion. The Related General Partners have a financial interest in the consummation of the Consolidation, which creates an inherent conflict of interest in their recommending that BUC$holders not object to the Consolidation. The Related General Partners and their affiliates will realize certain economic benefits if the Consolidation is consummated, including the Manager entering into the Management Agreement which is not cancelable for four years, other than for Cause. See "CONFLICTS OF INTEREST--Conflicts of Interest of the Related General Partners."

     Less Than Majority in Interest Will Bind All BUC$holders in a Partnership. Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. If a Partnership participates in the Consolidation, all BUC$holders of such Partnership, including BUC$holders who objected to the Consolidation (either by delivering an Objection Notice by the Objection Deadline or by objecting at the Fairness Hearing), will participate in the Consolidation. Under the applicable Partnership Agreements, if the Consolidation were not subject to a judicial determination and Court order following a Fairness Hearing, it could only be consummated by obtaining the approval of holders of a majority of the outstanding Units of each Participating Partnership. See "OBJECTION PROCEDURES."

     No Cash Paid to Objecting BUC$holders. BUC$holders who object to the Consolidation do not have a right to receive cash based on an appraisal of their Units in the Participating Partnerships or otherwise.

     Risk of Increased Leverage. Only Tax Exempt I currently has outstanding debt. Pursuant to the Trust Agreement, the Company is permitted to incur leverage or other financing of up to 50% of the Company's Total Market Value (measured at the time such leverage is incurred). Assuming 100% Participation, upon consummation of the Consolidation, the Company's leverage is anticipated to represent approximately 6.87% of the Company's Total Market Value. An increase in debt and other leverage may increase the risk of default on the Company's obligations and, along with fluctuations in interest rates that may be applicable to the leverage of the Company, may reduce the cash flow available for distribution.

     Possible Dilutive Effect Arising from Shares Available for Future Sale. The Board of Trustees of the Company will have the ability, without Shareholder approval, to offer additional Shares or other equity or debt securities in exchange for money, property or otherwise. In particular, the Company may issue Shares to Class Counsel (as part of the Related Settlement) and to the Manager (upon the exercise of certain options which may be granted to the Manager). No prediction can be made as to the effect, if any, that future sales of Shares or the availability of such Shares for future sale will have on the market price of the Shares. Future sales of substantial amounts of Shares (including Shares issued to Class Counsel) or the perception that such sales would occur, may adversely affect prevailing market prices for the Shares. Shareholders will have no preemptive right to purchase Shares issued in any such offerings, and any such offerings might cause a dilution of a Shareholder's investment in the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Certain Beneficial Owners" and "RISK FACTORS--Risk and Other Adverse Factors Relating to the Consolidation--Possible Dilutive Effect Arising from Shares Available for Future Sale."

     Risk of Lower Distributions. There is no guarantee with respect to the level of future cash distributions, and regardless of the initial level of such distributions, they could decline in the future to a level at which some Shareholders would receive lower distributions than they received prior to the Consolidation and lower than they would have received had the Consolidation not occurred. The Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of original investment ("Original Investment"), less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt III had the Consolidation occurred on January 1, 1996, with 100% Participation).


     Consolidation Expenses will Reduce Cash of the Company. Expenses of the Consolidation (the "Consolidation Expenses") are estimated to be approximately $1,984,125 or approximately 0.64% of the total Adjusted Net Asset Value of the Company (based on the aggregate Adjusted Net Asset Values of the Partnerships and assuming 100% Participation). The Company will borrow to pay the Consolidation Expenses which will reduce the Company's cash balances to the extent of payments on such debt. Funds used to pay Consolidation Expenses (including with respect to any debt incurred to finance such expenses) would otherwise be available for distribution to Shareholders. See "RISK FACTORS--Consolidation Expenses."


     State Tax Consequences of Treatment as an Association. Although the Company will be created as a Delaware business trust, it is anticipated that it will be treated as a partnership for federal income tax purposes. Although new "check the box" federal regulations permit an entity to choose whether to be taxed as a partnership or another type of entity for federal income tax purposes, it is not clear whether all states will adopt regulations similar to these new federal regulations. If the Company does not satisfy the requirements to be treated as a partnership for state tax purposes, it would most likely be treated as an association taxable as a corporation and be subject to "double taxation" on its income for state tax purposes, which could reduce the anticipated distributions to Participating BUC$holders. See "FEDERAL INCOME TAX CONSIDERATIONS--Partnership Status."

     Risk of Improper Allocation of Shares. The allocation of Shares among Participating Partnerships is based upon the Adjusted Net Asset Values assigned to each such Partnership, which are based upon and subject to significant assumptions and limitations, and which are based, in part, on the Appraisals which necessarily include their own significant assumptions and limitations. Accordingly, there can be no assurance that the number of Shares allocated to each Participating Partnership reflects the relative values at which the assets of each such Partnership could be sold, the relative values at which the Units of each such Partnership could be sold, or that such Shares could be sold at a price equal to the Adjusted Net Asset Value assigned to such Shares. The risk of improper allocation of Shares passes through to Shareholders, each of whom, upon consummation of the Consolidation, will receive a pro rata percentage of the Shares allocated to the Participating Partnership in which such Shareholder held Units prior to the Consolidation.

     Negative Impact of Not Being a Self-Managed Entity. The Company will be an externally managed entity, rather than a self-managed entity, which may have a negative impact on the value of the Shares. The Company believes that many investment bankers, brokerage firms, financial consultants, institutional investors and others believe that self-managed entities are more favorably received in the equity markets.

     The Related General Partners, together with Class Counsel, explored the possibility of structuring the Company as a self-administered trust. Such a structure would require the Company to purchase those operating divisions of Related necessary to support the activities of the Manager. The purchase price for such a transaction is generally determined by applying a multiple to recurring and transaction income generated by the entity to be purchased. Because the Manager is newly formed and has no operating history, and due to the potentially dilutive effect of issuing Shares to accomplish such structure, Related and Class Counsel were unable to establish a mutually agreeable price for the Manager. The Company could determine in the future to acquire the Manager or otherwise become self-administered although management does not have any present intention to do so.

The Company


     General. Charter Municipal Mortgage Acceptance Company is a newly created Delaware business trust organized under the Delaware Business Trust Act (the "Delaware Act") on August 12, 1996 to facilitate the Consolidation. The Company's principal executive offices are located at 625 Madison Avenue, New York, NY 10022; Telephone (800) 600-6422.


     Management. The Company's Board of Trustees will initially be comprised of five managing trustees (the "Managing Trustees"); three of whom have been selected by the Related General Partners and two of whom were recommended by the Related General Partners and approved by Class Counsel. See "MANAGEMENT--Trustees and Executive Officers of the Company." The Company's assets will be managed by the Manager pursuant to the Management Agreement between the Company and the Manager. See "MANAGEMENT--The Manager" and "Summary of the Management Agreement." The Manager will also serve as the general partner of the Company for tax purposes.

     Pursuant to the Trust Agreement, the Board of Trustees must be comprised of one-third Independent Trustees. The Company will have annual Shareholder meetings to elect those Managing Trustees whose terms have expired. Managing Trustees will generally serve staggered three-year terms. See "CERTAIN PROVISIONS OF DELAWARE LAW AND THE TRUST AGREEMENT--Number of Managing Trustees; Removal; Filling Vacancies."


     A trustee of the Company (the "Registered Trustee") is also Wilmington Trust Company, a Delaware banking corporation. The Registered Trustee has been appointed as a trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to the Company and the Shareholders are very limited. See "MANAGEMENT--Registered Trustee."


     Organization. The following diagram illustrates the structure and the ownership of the Company, assuming 100% Participation, and the relationships among the Company, the Partnerships, the Related General Partners and the Manager upon consummation of the Consolidation, including the percentage ownership of such persons of Shares outstanding immediately after consummation of the Consolidation.

-----------------------------             --------------------------

         Manager/                               Shareholders
Related General Partners                      (ex-BUC$holders)

-----------------------------             --------------------------
                   |                               |
                   | 1.5%                          |98.5%
                   | Shares                        |Shares
                   |                               |
                ------------------------------------------
               |                                          |
               |                The Company               |
               |                                          |
               |             Assets: 31 FMBs              |
               |                  7 SMLs                  |
               |                                          |
                ------------------------------------------

     Business and Objectives. The Company's primary objective will be to generate distributable tax-exempt income through the acquisition and ownership (either directly or indirectly) of tax-exempt participating and non-participating FMBs and other tax-exempt instruments issued by various state or local governments or other agencies or authorities and secured by participating and non-participating Mortgage Loans on the Underlying Properties developed by third party developers or affiliates of the Related General Partners generally consistent with the present objectives of the Participating Partnerships. If all of the Partnerships participate in the Consolidation, the Company and its affiliates initially will own a portfolio of assets (the "Existing Portfolio") consisting of: (i) 31 FMBs with an aggregate outstanding principal balance as of December 31, 1996 of $348,602,428 secured by first mortgage loans ("Mortgage Loans") on 31 Underlying Properties and (ii) 7 SMLs with an aggregate outstanding principal amount of $11,381,537 most of which are secured by second mortgages on Underlying Properties. Based upon current market conditions, the Manager anticipates that the Company's acquisition strategy will initially focus on existing FMBs which may be restructured so as to provide Base Interest and Contingent Interest. The Company may also acquire newly issued FMBs, which, because of newly adopted regulations restricting the receipt of participating interest, are unlikely to have Contingent Interest. The proceeds of these newly issued FMBs will have been used to, or will, finance the construction and ownership of multifamily residential apartment projects, assisted living, continuing care and retirement community projects or nursing homes. It is in these areas that the Manager believes the greatest opportunities exist. Such focus may change based on future market conditions and other factors.


     The Board of Trustees, in its sole discretion, may change the Company's investment objectives as the Board of Trustees deems appropriate and in the best interests of the Shareholders, providing the Company with flexibility to adjust its investment objectives in a timely manner when faced with changing market conditions and growth opportunities. Prior to its changing any of the Company's investment objectives, the Board of Trustees will consider, among other factors, Shareholder expectations, changing market trends, the expertise and the ability of the Manager and the relative risks and rewards associated with any such change. See "THE COMPANY--Investment Policies and Business Plan." Also see "RISK FACTORS--Board of Trustees May Change Investment Policies."


     Reinvestment, Leverage. To finance its growth, the Company will be permitted to reinvest the proceeds of asset sales, if any, and mortgage repayments and to incur leverage or other financing up to 50% of the Company's Total Market Value (measured at the time such leverage is incurred). The Company may use several techniques to leverage its portfolio including traditional debt financing, granting participating equity interests in its Existing Portfolio of FMBs and so-called "off-balance sheet" financing where the Company and new investors each acquire an interest in an entity created by the Company to hold title to the FMBs. See "THE COMPANY--Investment Policies and Business Plan--Sources of Capital." The Company's intention is to initially finance its growth through the leveraging of its Existing Portfolio rather than by raising new equity capital.

     Shares. The Shares will be approved for listing on the American Stock Exchange (or other national exchange or market) upon official notice of issuance prior to consummation of the Consolidation, which should provide a Shareholder with an efficient means of liquidating his or its investment. There is currently no market for the Shares.


Background

     History of the Partnerships. All of the Partnerships were originally sponsored between 1986 and 1987 by the Related General Partners and the P-B General Partner.

     The Partnerships' original investment objectives and other aspects of their formation are discussed under "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--History of the Partnerships."

     All of the Partnerships have paid quarterly distributions since inception.


     History of Related. Affiliates of Related were founded in 1972 by Stephen
M. Ross to engage in the business of providing financial and real estate acquisition, development and management services. Its real estate related products include luxury apartments, commercial office properties, retail centers and affordable multifamily properties located in nearly every state and major market place in the U.S. and Puerto Rico.


     Through Related's Financial Services Division, Related and its affiliates have sponsored 22 public and 238 private real estate investment programs that have raised in excess of $3.1 billion from more than 106,000 investors. This positions Related as one of the nation's largest sponsors of real estate investment programs for retail and institutional investors. These programs have accounted for the acquisition of over 800 properties with a valuation, at cost, of approximately $7.3 billion. The Related portfolio, in the aggregate, consists of approximately 112,000 residential apartment units, 25 shopping centers and 5 regional malls. This division also provides asset monitoring services for the properties comprising the Related sponsored investment programs' real estate portfolio. This involves regular site visits, monitoring of financial and operating reports, regulatory compliance checks and independent periodic analysis of local marketplace conditions. These services are currently provided with respect to approximately 440 properties encompassing 59,000 residential units.


     Related's Development Division ranks as one of New York's largest developers of luxury rental housing and as one of Florida's largest developers of multifamily rental housing. To date, the Development Division has completed approximately 3.5 million square feet of commercial space, 6,300 units of market rate housing and 9,700 units of government-assisted affordable rental housing, together valued at approximately $2 billion. Among its commercial projects are the U.S. headquarters for Nestle Foods, Revlon and American Brands.

     Related's Property Management Division provides property management services. It directly manages approximately 11,400 residential units and 3.2 million square feet of first class commercial and mixed use space from its New York offices. From its Florida offices, Related manages approximately 16,400 residential units and 17 shopping centers.


Related General Partners' Reasons for Recommending the Consolidation

     The Consolidation is being proposed by the Related General Partners in connection with the Related Settlement and pursuant to the Settlement Stipulation, and the Related Settlement is being supported by Class Counsel. The P-B General Partner has not taken a position with respect to the Consolidation due to its conflict of interest in selling the P-B Interests to the Manager.

     Summarized below are the principal benefits of the Consolidation to BUC$holders. There can be no assurance that such benefits will be achieved by the Company.

  [bullet] Liquidity; Increased Size. The Consolidation offers BUC$holders of
           Tax Exempt II and Tax Exempt III liquidity through the public trading expected to result from listing the Shares on the American Stock Exchange. The Related General Partners believe that BUC$holders desire more control over the timing of liquidating their investments than they would have if the Partnerships were to continue in existence. While the Consolidation is not the only means by which BUC$holders could achieve liquidity for their investments in the Partnerships, the Related General Partners believe that the Consolidation is preferable to the potential principal alternatives, which are (i) sale of Units in the informal secondary markets for real estate limited partnership interests, in which trading values are generally steeply discounted from underlying asset value and, thus, in the Related General Partners' opinion, not an attractive option for most BUC$holders, and (ii) a sale of all of a Partnership's assets and distribution of the net proceeds to BUC$holders, which in the opinion of the Related General Partners is not in the BUC$holders' best interests (even if the Consolidation were not being offered), given that the current level of market value of the Partnerships' assets have not as yet increased to a level which would result in the return of the BUC$holders Original Investment and, in light of the attendant estimated costs of liquidation, would not provide the BUC$holders with their greatest return.

           By participating in the Consolidation and receiving Shares, BUC$holders can obtain the opportunity to liquidate their investment at a time most advantageous and convenient to them. However, the Related General Partners anticipate that the liquidity benefit inherent in the Consolidation may temporarily be adversely affected by a number of factors, including the likelihood that some Shareholders will sell their Shares as soon as possible after the Consolidation, putting downward pressure on the market value of the Shares; and market uncertainty about the Company's performance until a stable earnings and distribution record is established. Accordingly, Shareholders who must immediately generate cash from any available source, regardless of the loss of future opportunities, may be forced to accept a price for their Shares that is less than underlying asset value. For the near term, other Shareholders may wish to consider holding their Shares and focusing more on distributions and growth than on liquidity, in assessing the potential benefits of the Consolidation.

           BUC$holders of Tax Exempt I, which is currently listed on the American Stock Exchange, as well as the BUC$holders of Tax Exempt II and III, will all benefit from the increased size of the entity in which they are investing. The Related General Partners believe that the relatively small capitalization of Tax Exempt I (approximately $93.9 million based upon the price per share of Tax Exempt I as of December 31, 1996 multiplied by the total shares outstanding as of such date) has resulted in a lower trading volume (and, hence, less liquidity) than would be the case for an entity, such as the Company, with a significantly greater capitalization (approximately $310 million initially).

  [bullet] Increased Percentage of Distributions. As a result of the contribution by the Manager to the Participating Partnerships of one-half of the P-B Interests, BUC$holders will receive a greater percentage of the Shares allocated with respect to the Partnerships and, therefore, a greater percentage of distributions as Shareholders than they would have received as BUC$holders.

                           Percentage of      Percentage of        Increase in
                             Cash Flow          Cash Flow        Percentage of
                           Distributable      Distributable       Distributable
                          to BUC$holders     to Shareholders       Cash Flow
                          ----------------   -----------------   --------------
        Tax Exempt I          98.00%              98.50%             .50%
        Tax Exempt II         98.00%              98.50%             .50%
        Tax Exempt III        98.00%              98.50%             .50%

  [bullet] Reduced Fees and Expenses. The Consolidation will result in the
           Manager receiving aggregate annual fees which are 25% lower than the aggregate annual fees currently payable by the Partnerships to both of the General Partners (the Loan Servicing Fee payable solely to the Related General Partner remains unchanged). In addition, the Related General Partners believe that the Company will be able to achieve lower costs thereby increasing the cash available for distribution. Cost reductions are expected to result from the elimination of expenses associated with the operation and maintenance of the Partnerships as public partnerships and certain economies of scale resulting from the common beneficial ownership and management of the Participating Partnerships' portfolio. Furthermore, the Consolidation will simplify the preparation of financial statements, tax returns, investor information and reports and filings otherwise required. Certain cost savings will be enhanced to the extent that more than the minimum number of Partnerships participate in the Consolidation. See "FINANCIAL INFORMATION--Pro Forma Financial Information." Although the formulas used to calculate all post-Consolidation fees (except the Bond Selection and Loan Servicing Fees which remain unchanged) reflect reduced amounts from those currently payable to the General Partners, the gross amount of such fees could be higher post-Consolidation due to the increased size of the Company's portfolio as a result of new acquisitions expected to be made by the Company (although such fees will still be less than they would have been under the old formulas).


           Pursuant to the Partnership Agreements, the Trust Agreement and the Management Agreement, the General Partners and the Manager are entitled to reimbursement of certain administrative costs incurred by them on behalf of the Partnerships and the Company. Reimbursement of such costs is included in General Administrative Expenses ("G & A") in the pro forma and historical financial statements. Pursuant to the Management Agreement, the maximum amount of expenses which the Company may reimburse the Manager is $200,000 in any given year of operation, subject to the following adjustments: the overall limit on reimbursements for administrative expenses will be increased (i) after the Company's first year of operations and each year thereafter by a percentage equal to the Consumer Price Index for the year then ended, and (ii) proportionately as the Company increases its asset portfolio.


  [bullet] Increased Distributions. The Consolidation provides all BUC$holders with an opportunity to participate in a transaction that is anticipated to result in an increase in distributions as a result of
           (i) lower fees and costs and (ii) the contribution by the Manager to the Partnerships of one-half of the P-B Interests. The Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt III) had the Consolidation occurred on January 1, 1996, with 100% Participation. However, the Related General Partners believe that additional cost savings together with the benefits anticipated to be derived from the Company's new business plan, neither of which is reflected in the Company's 1996 pro forma financial statements, will be achieved, thereby progressively increasing distributions to BUC$holders including those in Tax Exempt II and Tax Exempt III (these savings and benefits cannot be reflected in the pro forma financial statements because regulations regarding preparation of pro forma financial information as promulgated by the Commission do not permit the inclusion of this type of prospective information). There can be no assurance that such additional cost savings or benefits expected to be derived from the Company's new business plan will be achieved.

     For additional information regarding aggregate compensation paid and distributions made by the Company and the Partnerships on a pro forma and historical basis, see "FAIRNESS--Compensation, Reimbursements and Distributions to the General Partners."

  [bullet] Increase in Trading Value of Shares. The Related General Partners expect the stabilized market price of the Company's Shares will increase relative to the current market/trading value of the Units. This belief is based on the expectation that the marketplace will place a greater value on an entity which has the ability to grow and has a significant enough capitalization to be able to access the financial markets and achieve greater liquidity, none of which qualities exist with the Partnerships. Notwithstanding the expected outlook for the stabilized value of the Company's Shares, the Related General Partners recognize that there is substantial uncertainty as to the prices at which the Shares will trade in the short-term following the consummation of the Consolidation. Trading pressure resulting from BUC$holders wishing to sell their Shares immediately after the Effective Date may result in the trading price of the Shares being artificially depressed until the market for the Shares is stabilized.

  [bullet] Ability to Raise Capital. The Company will have access to financing sources and the capital markets and the ability to fund future growth and capital requirements through the issuance of additional equity securities and the raising of funds from debt and leveraging, subject to a maximum leverage limit equal to 50% of the Company's Total Market Value (measured at the time such leverage is incurred).

  [bullet] Growth. The Partnerships were originally formed to acquire participating FMBs issued by various state or local governments or other agencies or authorities and secured by participating Mortgage Loans on Underlying Properties. The Manager believes that the current marketplace provides opportunities to acquire existing FMBs which may be restructured so as to provide Base Interest and Contingent Interest. Opportunities also exist for the Company to acquire newly issued FMBs, the proceeds of which will finance the construction and ownership of multifamily or retirement projects and other properties. Because of newly adopted regulations, newly issued FMBs are unlikely to have Contingent Interest features. Therefore, growth opportunities are available for those companies with available capital able to commit to acquire FMBs in a timely manner according to the Company's investment policies. The Consolidation will provide a capital structure and increased efficiency of portfolio management which will allow the Company to take advantage of such opportunities.

  [bullet] Diversification. The Company's initial investment portfolio will be substantially expanded and more diversified than the portfolio of any Partnership. This expansion and diversification reduces a BUC$holder's exposure to region-specific issues as well as the performance of any single asset.

  [bullet] Withdrawal of P-B General Partner as a General Partner/Equity Holder.
           As part of the Consolidation, the P-B General Partner will relinquish its general partner interests in the Partnerships and will not receive any equity interest in the Company. The Manager, an affiliate of Related, will serve as sole manager to the Company and will perform the investor services, accounting and administrative responsibilities and functions that currently are performed by the General Partners for the Partnerships.

  [bullet] Limited Liability. Similar to the limited liability of the BUC$holders of the Partnerships, Shareholders will not have any liability for obligations of the Company solely as a result of their status as beneficial owners of the Company under Delaware law.

     For a more complete description of these and other anticipated benefits, see "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Benefits of, and Reasons for, the Consolidation."

Fairness of the Consolidation

     Recommendation of the Related General Partners. The Related General Partners believe that the terms of the Consolidation are fair when considered as a whole, and to the BUC$holders in each of the Partnerships, regardless of which of the Partnerships are included in the Consolidation, assuming the requirements of any of the Minimum Participation scenarios are met. The material factors underlying the beliefs of the Related General Partners relating to the fairness of the Consolidation are discussed under "FAIRNESS--Material Factors Underlying Belief as to Fairness." The Related General Partners' judgment as to the fairness of the Consolidation may be affected by the fact that they will derive financial benefits from the Consolidation, and are thus subject to conflicts of interest. See "CONFLICTS OF INTEREST--Conflicts of Interest of the Related General Partners."

     The Related General Partners based their determination as to the fairness of the Consolidation on a variety of factors, including, but not limited to: (i) the process of arm's length negotiation of the structure, terms and conditions of the Consolidation with Class Counsel acting on behalf of the Class Members, and Class Counsel's responsibility to act in the best interests of the BUC$holders; (ii) the Related General Partners' knowledge that any settlement would necessarily entail obtaining preliminary and final approval by the Court of the Related Settlement, including the Consolidation; (iii) the opportunity for each BUC$holder to object to the Consolidation; (iv) with respect to the allocation of Shares among the Partnerships, the Adjusted Net Asset Values assigned to the Partnerships based in part upon the Appraisals of the Underlying Properties securing the Mortgage Loans held by the Partnerships on a partnership-by-partnership basis as set forth in the Appraisals prepared by C&W;
(v) the fact that C&W prepared all the Appraisals thereby maximizing consistency among the Appraisals; (vi) a comparison of the potential benefits and detriments of the Consolidation with those of the alternatives to the Consolidation; and
(vii) the Fairness Opinion rendered by Oppenheimer.

     The Related General Partners believe that an investment in the Company through the ownership of Shares will provide greater overall benefits to BUC$holders than the benefits derived from an investment in an individual Partnership or from any of the alternatives to the

Consolidation analyzed by the Related General Partners. Based upon the foregoing, the Related General Partners are recommending that BUC$holders not object to the Consolidation.

     Fairness Opinion. The preparation and delivery of the Fairness Opinion were requested by Class Counsel. Subject to the qualifications and limitations set forth under "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion," Oppenheimer concluded that the Consolidation, including the allocation of Shares among the Partnerships, is fair, from a financial point of view, to the BUC$holders of the Partnerships assuming 100% Participation and all other combinations of Participating Partnerships, including the Minimum Participation scenarios.

The Management Agreement


     Pursuant to the Management Agreement to be entered into between the Company and the Manager, the Manager will provide to the Company substantially the same services as are provided by the General Partners to the Partnerships. In consideration for such services the Company will pay the Manager (i) bond selection fees equal to 2.00% of the principal amount of each FMB or other tax exempt instrument acquired or originated by the Company (the "Bond Selection Fee"); (ii) Special Distributions from Adjusted Cash Flow equal to 0.375% per annum of Total Invested Assets (the "Special Distribution"); and (iii) loan servicing fees equal to 0.25% per annum based on the outstanding principal amount of FMBs or other mortgage investment (the "Loan Servicing Fee"). In addition, (a) the Related General Partners and the Manager will be entitled to receive distributions from the Company in respect of any Shares they hold; (b) the Company will reimburse the Manager for direct expenses incurred by the Manager in an amount not to exceed $200,000 per annum (subject to annual increases based upon increases in the Consumer Price Index and the increase in the Company's assets); (c) the Manager will be entitled to a bond placement fee equal to 2.00% of the principal amount of each FMB or other tax exempt instrument acquired or originated by the Company (payable by the borrower under such mortgage, and not the Company) (the "Bond Placement Fee"); (d) if the Company is dissolved, a liquidation fee equal to 1.50% of the gross sales price of the assets sold by the Company in connection with a liquidation of the Company's assets supervised by the Manager (the "Liquidation Fee"); and (e) the Manager may receive options to acquire additional Shares pursuant to the Company's Incentive Share Option Plan only if the Company's distributions in any year exceed $0.9517 per Share (i.e., the 1996 pro forma distributions set forth in this Solicitation Statement), and the Compensation Committee of the Board of Trustees determines to grant such options.


     The foregoing annual fees are less than the aggregate annual fees currently paid by the Partnerships to the General Partners. It is anticipated that the Manager will retain affiliates of Related to provide the services which it is required to provide to the Company under the Management Agreement.


     The Management Agreement cannot be terminated by the Company prior to the fourth anniversary of the Effective Date, other than for Cause, and the Company cannot dissolve and liquidate prior to such anniversary date except upon a recommendation of the Manager and the affirmative vote of holders of not less than a majority in interest of the outstanding Shares ("Majority Vote"). The four year limitation on dissolution was negotiated with Class Counsel in order to allow the Manager sufficient time to implement the Company's strategies for growth as described in this Solicitation Statement. The Manager may be removed after the fourth anniversary of the Effective Date upon the Majority Vote of Shareholders, with or without Cause. After the fourth anniversary of the Effective Date, the vote of the holders of 66-2/3% of the Company's then outstanding Shares is required to approve a dissolution and liquidation of the Company that is not recommended by the Manager and the Majority Vote of Shareholders is required to approve a dissolution and liquidation of the Company that is recommended by the Manager. If for any reason, whether prior to or after the fourth anniversary of the Effective Date, the Management Agreement is terminated in accordance with its terms, the Company may dissolve and liquidate upon the Majority Vote of Shareholders.


Objection Procedures

     Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. BUC$holders may object to the participation of their Partnership in the Consolidation by delivering an Objection Notice to the Related General Partners. BUC$holders may also object to any aspect of the Related Settlement, including the Consolidation, at the Fairness Hearing by following the procedures set forth in the Class Notice which accompanies this Solicitation Statement.

     Equitable Class Members may not individually opt out of the Equitable Settlement or the Consolidation. If, however, either (a) BUC$holders holding 1/3 or more of the Units of a particular Partnership object to that Partnership participating in the Consolidation, or (b) the Court does not approve of any particular Partnership participating in the Consolidation, then that Partnership will not participate in the Consolidation.

     BUC$holders that wish to object to the Consolidation should return the Objection Notice (the form of which is attached as Appendix D) to the Related General Partners at 625 Madison Avenue, New York, New York 10022, as soon as possible. The Objection Notice must contain the name and address of the BUC$holder, the Partnership in which such BUC$holder holds Units and the number of Units so held.

     BUC$holders holding Units as of December 24, 1996 (the date the Settlement Stipulation was entered into by the parties, which the Court Order preliminarily approved while certifying the class) (the "Record Date"), have until 5:00 p.m. Eastern Time, on August 18, 1997, unless extended (the "Objection Deadline"), to object to the Consolidation.


     All BUC$holders, including BUC$holders who object to the Consolidation, will receive Shares if their Partnership participates in the Consolidation. See "OBJECTION PROCEDURES."

     BUC$holders may withdraw or revoke their objection at any time prior to the Objection Deadline. See "OBJECTION PROCEDURES--Revocability of Objection."

     THE RELATED GENERAL PARTNERS RECOMMEND THAT BUC$HOLDERS NOT OBJECT TO THE CONSOLIDATION. CLASS COUNSEL SUPPORTS THE CONSOLIDATION AS PART OF THE RELATED SETTLEMENT. The Related General Partners are subject to conflicts of interest with respect to the Consolidation. See "CONFLICTS OF INTEREST--Conflicts of Interest of the Related General Partners."

Appraisal Rights

     BUC$holders of a Participating Partnership who object to the Consolidation will not be entitled to dissenters' or appraisal rights under the Partnership Agreements. Such rights, when they exist, give the holders of securities the right to surrender such securities for an appraised value in cash, if they oppose a merger or similar reorganization. No such rights will be provided by the Partnerships or the Company in connection with the Consolidation.

Alternatives to the Consolidation

     The following is a brief summary of the alternatives to the Consolidation considered by the Related General Partners and is qualified in its entirety by the more complete discussions set forth under the heading "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Alternatives to the Consolidation."

     Continuation of Partnerships. An alternative to the Consolidation would be to continue each of the Partnerships in accordance with its respective existing business plan and Partnership Agreement. Continuing the Partnerships without change would have the following benefits: (i) each Partnership would remain a separate entity with its own assets and liabilities, and would remain under an obligation to pursue its original investment objectives, consistent with the guidelines, restrictions and safeguards set forth in its Partnership Agreement;
(ii) the Partnership's performance would not be affected by the performance of the other Partnerships, including the investment objectives, interests and intentions of the BUC$holders of the other Partnerships; (iii) there would be no change in the nature of the BUC$holders' investment or relative voting rights;
(iv) there would be no change in the cash distribution policy; and (v) the Participating Partnerships would not incur the Consolidation Expenses, which are estimated to be approximately $1,984,125.

     However, maintaining the Partnerships as separate entities would have the following disadvantages, among others: (i) illiquidity of investment on a current basis due to the lack of an established secondary market (except in the case of Units of Tax Exempt I which are listed on the American Stock Exchange) and in the case of Tax Exempt I in particular, the inability to take advantage of the increased size resulting from the Consolidation which is expected to improve liquidity; (ii) the inability of the Partnerships to increase distributions over the long term; (iii) inability to realize the fee reductions and cost savings associated with the Consolidation; and (iv) difficulty in valuing the investment due to the limited secondary market for Units of Tax-Exempt II and III.

     Liquidation. Liquidation is not currently considered to be a viable option by the Related General Partners. However, for comparison purposes, the Related General Partners have analyzed this alternative and concluded that a liquidation would not be as beneficial to BUC$holders as the Consolidation because by comparison to conditions prevailing when most of the Partnerships' FMBs were acquired, subject to construction of the Underlying Property and with no operating history, market values have not increased to a level sufficient to allow BUC$holders to obtain a return of their Original Investment. The Related General Partners believe that current buyers of FMBs would (i) in no event pay more than the face amount of the FMBs; (ii) highly discount Contingent Interest payable from Cash Flow and from Net Sale or Repayment Proceeds in excess of the amount necessary to repay the face amount of the FMB; and (iii) purchase the FMBs based on a 5 year holding period. In the aggregate, these factors, which are reflected in the liquidation value estimates set forth in this Solicitation Statement, have the effect of significantly reducing the value of FMBs under a liquidation scenario.

     Because the Related General Partners believe conditions may improve over time and that BUC$holders may, in fact, realize payments of Contingent Interest from participations in Net Property Cash Flow or Net Sale or Repayment Proceeds resulting from appreciation in the value of the Underlying Properties, they believe that liquidation of assets at this time is premature and would not provide BUC$holders with their best alternative to realize the optimum return on their investments. In addition, there could be potentially significant administrative and overhead costs in the winding down of the Partnerships and such costs are largely independent of asset size and could, over an extended liquidation period, reach disproportionately high levels in relation to revenues, thereby reducing the portion of proceeds available for distribution to BUC$holders. Liquidation would, however, provide for the final liquidation of the BUC$holders' investments and a likely substantial distribution of cash equal to net liquidation proceeds, though not at a level that would allow BUC$holders to realize their Original Investment.

Comparison of Alternatives to the Consolidation

     To assist BUC$holders in evaluating the Consolidation, the Related General Partners have attempted to compare the estimated value of the Shares against:
(i) estimates of the value of the Units on a going-concern basis, (ii) estimates of the value of the Units on a liquidation basis, and (iii) recent prices at which the Units have been sold on the American Stock Exchange (Tax Exempt I) and in the illiquid secondary market (Tax Exempt II and III). Such valuation estimates are subject to significant uncertainties and, with respect to the value of the Shares, the Related General Partners have established a range of estimated values. Since the value of the Shares, as well as that of the possible alternatives to the Consolidation, is dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Related General Partners believe that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the estimated value of the Shares to the alternatives. The results of this comparative analysis are discussed in detail in the table under "FAIRNESS--Comparison of Alternatives to the Consolidation."

     The Related General Partners believe that the comparison of the values that might be realized by the BUC$holders from various alternatives when considered together with the anticipated effect of the Consolidation on distributions and with all the other differences between continued ownership of Units as compared with the receipt of Shares, supports the Related General Partners' conclusion that the Consolidation is fair to BUC$holders. BUC$holders should, however, bear in mind that the estimated values assigned to the Shares and the alternatives to the Consolidation are based on a variety of assumptions that have been made by the Related General Partners. These assumptions relate, among other things, to the assumptions used by C&W in preparing the Appraisals, projections as to the Partnerships' future income, expenses, cash flow and other significant financial matters and discounts attributable to sales of assets. In addition, these estimates are based upon certain information available to the Related General Partners at the time the estimates were computed, and no assurance can be given that the same conditions will exist at the time of the Consolidation. While the Related General Partners believe they have a reasonable basis for the assumptions selected, it is unlikely that the assumptions employed by the Related General Partners will prove to be accurate in all respects, and some assumptions used by the Related General Partners as to future events have been selected to simplify the analysis and may not approximate the actual experience of the Partnerships. The estimated values of the Shares and alternative forms of consideration would have been different had the Related General Partners made different assumptions.

     The following table summarizes the results of the comparative analysis described above.

                Summary of Comparative Valuation Alternatives*

                                                                               Estimated
                                                                             Market Value of
                       Estimated                                                Units per
                     Market Value                                              $1,000 of
                     of Shares Per                                              Original
                       $1,000 of       Estimated                               Investment
                       Original      Going Concern  Estimated Liquidation       Based on
                     Investment(1)     Value of       Value of Units Per         Market
                    ---------------     Units         $1,000 of Original       Trades(4)
                                     per $1,000 of   Investment if Assets   --------------
                     High    Low       Original        Sold at Adjusted      High    Low
Partnership         Value   Value    Investment(2)    Net Asset Value(3)     Value   Value
------------------- ------- ------- --------------- ----------------------  ------- ------
   Tax Exempt I      $758    $569        $606               $580              $587   $475
   Tax Exempt II     $857    $643        $742               $777              $647   $450
   Tax Exempt III    $727    $545        $660               $597              $525   $441

--------------

* The information shown on this table assumes 100% Participation; see "FAIRNESS--Comparison of Alternatives to the Consolidation" for additional comparisons based upon the Minimum Participation scenarios. An Original Investment of $1,000 equates to 50 Units in each of the Partnerships. BUC$holders should note that certain assumptions used by the Related General Partners to determine the valuations set forth in this table are different from those utilized by Oppenheimer in connection with the analysis used by Oppenheimer to support its Fairness Opinion. See "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion." Furthermore, there can be no assurance that the assumptions utilized by the Related General Partners will in fact occur and that the conclusions based upon such assumptions would not differ substantially from those set forth in this table.

(1) The High Value and Low Value figures were computed by capitalizing anticipated annual distributions after the Consolidation (assuming distributions are equal to those in the 1996 pro forma financial statements), by a range of yield rates for selected comparable companies which invest in similar type assets and operate in a similar fashion, ranging from 6.0% (High Value) to 8.0% (Low Value) as more fully discussed under "FAIRNESS--Comparison of Alternatives to the Consolidation."

(2) These values were derived from the amount which would be payable to the Partnerships pursuant to the terms of the FMBs based upon a discounted cash flow analysis, applied to the anticipated (i) cash flow from the operation and (ii) sale proceeds from the sale of each Underlying Property as per the Appraisals. For each FMB, it was assumed that the FMB would be held until the end of the eleventh calendar year following the date of acquisition of the last FMB acquired, followed by the immediate liquidation of all assets of the Partnership (including the SMLs, if any) for cash and the immediate distribution of the proceeds. The annual Partnership cash flow was adjusted for Partnership administration expenses, which were increased annually at the rate of 3%, and the adjusted cash flow was discounted back to present value at a rate equal to the average of the rates used in the Underlying Property's cash flow analysis as per the Appraisals.

(3) The figures in this column represent the amounts that would be distributed pursuant to the Partnership Agreements with respect to each $1,000 of Original Investment if the Partnerships sold their FMBs, in bulk sale, on June 30, 1996. It was assumed that the FMBs were sold at prices equal to the lesser of (i) the respective face amounts of the FMBs or (ii) an amount equal to (a) the present value of the interest income from the FMBs over a 5-year period assuming Base Interest is discounted at rates ranging from 7% to 10.5% and Contingent Interest is discounted at rates ranging from 17% to 22% plus (b) the present value of the sale proceeds from an assumed sale at the end of such 5-year period, discounted at rates ranging from 7% to 10.5%. The total proceeds were then decreased by 3.1% to 3.4% to account for liquidation costs, expenses and contingencies.


(4) Tax Exempt II and Tax Exempt III values are based on the high and low value of secondary market trades during the twelve months ending November 30, 1996, as compiled by Partnership Spectrum. Partnership Spectrum has advised that its methodology for compiling trade prices is as follows: trade price information reflects per Unit transaction prices for trades involving the purchase of Units by third-party investors during the applicable period. Firms supplying trade price data are instructed to provide information only on those transactions whereby third party investors acquired Units from or through such firms. If the firm acted as an agent, the per Unit price is to include any commissions charged the buyer (but not including commissions paid to retail brokers representing buyers). Due to commission and mark-ups, sellers of Units typically receive less than the amounts paid for Units by buyers as set forth in the table.

     Tax Exempt I values are based on the high and low value of AMEX trades during the twelve months ending December 31, 1996.


Conflicts of Interest

     Related General Partners. The Related General Partners initiated and participated in the structuring of the Consolidation and have conflicts of interest with respect to its completion, including the following:

  [bullet] The Related General Partners, each of which is an affiliate of Related, serve as general partners of each Partnership, which creates an inherent conflict of interest when they serve in such capacity for Participating Partnerships that have different interests.

  [bullet] The Consolidation affords a number of benefits to the Related General
           Partners, including the following: The Manager, an affiliate of Related, will enter in the Management Agreement, which cannot be terminated by the Company, except for Cause, until the fourth anniversary of the Effective Date. Pursuant to the Management Agreement (and as a result of the Manager's purchase of the P-B Interests), the Manager will be entitled to receive from the Company approximately 75% of the sum of the aggregate annual fees currently payable by the Partnerships to the General Partners. Therefore, although the total aggregate annual fees payable by the Company to both General Partners will be reduced by approximately 25%, the Manager's share of such fees will increase by approximately $436,000 per year.

     The Manager will also have the ability, subject to the terms and conditions of the Trust Agreement and Management Agreement, to cause the Company to incur debt and other leverage to finance asset purchases and reinvest proceeds from asset sales and mortgage repayments to grow the Company's assets and thereby increase the amount of compensation it can earn, including the Bond Selection Fee, Bond Placement Fee, Loan Servicing Fee and Special Distribution. If the Company were to utilize the maximum leverage permitted, the Manager would be entitled to Bond Placement Fees and Bond Selection Fees aggregating up to approximately $14,231,000 and increased annual Loan Servicing Fees and Special Distributions of approximately $880,000 and $1,321,000, respectively. Such additional fees will only be payable to the Manager if and when the Company is able to acquire additional assets.

     Finally, pursuant to the Incentive Share Option Plan, the Manager may receive additional Shares only if the Company's distributions in any year exceed $0.9517 per Share (i.e., the 1996 pro forma distributions set forth in this Solicitation Statement) and the Compensation Committee of the Board of Trustees determines to grant such options. Similar to the BUC$holders, the Related General Partners and the Manager will receive Shares and, therefore, will have enhanced their liquidity.

     In addition, if the Consolidation is consummated, the Related General Partners and Class Counsel would effect a settlement in connection with the Litigation, therefore, the Related General Partners are subject to a conflict of interest in recommending to the BUC$holders that they not object to the Consolidation.

     For a more complete discussion of the conflicts of interest of the Related General Partners and their affiliates with respect to the Consolidation, see "CONFLICTS OF INTEREST."

     Class Counsel. In assessing Class Counsel's recommendation that BUC$holders not object to the Consolidation, BUC$holders should consider that Class Counsel may be deemed to have a conflict of interest with respect to such recommendation. In particular, the fees and expenses of Class Counsel, if approved by the Court, will be paid from the cash settlement pool provided by Related and other defendants pursuant to the Related Settlement and settlements reached with other defendants in the Litigation. In addition, as part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be proposed to be 25% of the increase, if any, as of the first anniversary of the date the Shares are first publicly traded (the "Anniversary Date") in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date. The number of Counsel's Fees Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of the Company's outstanding Shares on the Anniversary Date. See "CONFLICTS OF INTEREST--Conflicts of Interest of Class Counsel."

Distribution Policy

     The Company intends to pay regular quarterly distributions to its Shareholders, commencing in its first fiscal quarter after the Effective Date. Prior to the Consolidation, the Partnerships will continue to make quarterly distributions to BUC$holders. While the Delaware Act does not specifically impose any restrictions on the Company's ability to make distributions, other laws may impose certain restrictions and in certain circumstances could impose an obligation on Shareholders to return distributions. See "THE COMPANY-- Distribution Policy."

Federal Income Tax Considerations

     The Consolidation and ownership of Shares involve numerous federal income tax consequences to Shareholders and the Company. In evaluating the Consolidation, BUC$holders should consider the matters set forth below, as well as those set forth in the more detailed discussion under "FEDERAL INCOME TAX CONSIDERATIONS."

     In general, no taxable gain or loss is expected to result from the Consolidation to Participating BUC$holders who acquired Units from the Partnerships in the initial offering. It is possible that certain Participating BUC$holders that acquired Units in the secondary market in any of the Participating Partnerships could recognize taxable gain with respect to their investment in Units, which will generally be recognized in the year of the Consolidation. Consequently, certain Participating BUC$holders may be required to pay tax on any gains recognized but will not receive a special cash distribution for the payment of such taxes. Any gain or loss recognized as a result of the Consolidation generally will be treated as capital gain or loss.

Accounting Treatment

     The Consolidation will be accounted for using the purchase method of accounting. Under this method, the Participating Partnership with the BUC$holder group receiving the largest ownership in the Company (in this case Tax Exempt II in all scenarios except where it is not a Participating Partnership in which event Tax Exempt I would be the largest) will be deemed to be the acquirer. As the surviving entity for accounting purposes, the acquirer's assets and liabilities will be recorded by the Company at their historical cost with the assets and liabilities of the other Participating Partnerships recorded at their estimated fair values, using the Adjusted Net Asset Values. See "FINANCIAL INFORMATION."

Selected Financial Data

     The following table sets forth selected financial data on a pro forma basis for the Company (assuming 100% Participation and the following Minimum Participation scenarios: (i) Tax Exempt II and I; (ii) Tax Exempt II and III; and (iii) Tax Exempt I and III), and on a historical basis for Tax Exempt II and Tax Exempt I. The table should be read in conjunction with the unaudited pro forma financial information, and with the financial statements and notes thereto of the Partnerships included under the heading "FINANCIAL INFORMATION".

     The following unaudited pro forma operating and other data have been prepared to reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1996. The unaudited pro forma balance sheet data has been prepared assuming that the Consolidation and related transactions had occurred on March 31, 1997. The Consolidation will be accounted for using the purchase method of accounting. See "Accounting Treatment" above.

                            SELECTED FINANCIAL DATA

                                                                     Tax Exempt II Historical
                                                           ---------------------------------------------
                                                                   1992                   1993
                                                           ---------------------- ----------------------
OPERATING DATA:
Total revenues                                                  $11,239,743            $11,653,788
Total expenses                                                    2,025,696              3,368,115
Net income                                                        9,214,047              8,285,673
Distributions to limited partners                                 9,536,926              9,517,685
BALANCE SHEET DATA:
Cash and cash equivalents                                           228,469                302,826
Total assets                                                    166,738,439            165,778,624
Loan payable                                                             --                     --
Total liabilities                                (C)                394,110                860,545
Partners' capital/Shareholders' equity           (D)            166,344,329            164,918,079
Net assets at Consolidation value                (B)                N/A                   N/A
OTHER DATA:
Net increase in cash and cash equivalents                           (11,226)                74,357
Net cash provided by operating activities                         9,728,706              9,583,717
Ratio of earnings to fixed charges                                 2,719.01                     --
Ratio of earnings to total assets                                      0.06                   0.05
Book value per $1,000 of Original Investment     (A)                 909.19                 901.55
Book value per share at Consolidation value      (G)                    N/A                    N/A
Earnings per $1,000 of Original Investment       (A)/(F)              49.33                  44.36
Earnings per share--pro forma                    (H)                    N/A                    N/A
Distribution per $1,000 of Original Investment   (A)/(E)              52.11                  52.00(J)


                                                                               Tax Exempt II Historical
                                                           ----------------------------------------------------------------
                                                                   1994                   1995                   1996
                                                           ---------------------- ---------------------- ------------------
OPERATING DATA:
Total revenues                                                  $11,870,490            $12,039,287            $11,812,316
Total expenses                                                    2,247,441              2,851,484              5,967,275
Net income                                                        9,623,049              9,187,803              5,845,041
Distributions to limited partners                                 9,517,685              9,517,685              9,517,685
BALANCE SHEET DATA:
Cash and cash equivalents                                           872,662                972,889                249,192
Total assets                                                    157,436,945            157,019,314            154,896,475
Loan payable                                                             --                     --                     --
Total liabilities                                (C)              1,088,738                652,350                573,874
Partners' capital/Shareholders' equity           (D)            156,348,207            156,366,964            154,322,601
Net assets at Consolidation value                (B)                 N/A                    N/A                   N/A
OTHER DATA:
Net increase in cash and cash equivalents                           569,836                100,227               (723,697)
Net cash provided by operating activities                        10,085,510             10,405,327             10,014,905
Ratio of earnings to fixed charges                                       --                     --                     --
Ratio of earnings to total assets                                      0.06                   0.06                   0.04
Book value per $1,000 of Original Investment     (A)                 855.66                 855.76                 844.82
Book value per share at Consolidation value      (G)                 N/A                    N/A                   N/A
Earnings per $1,000 of Original Investment       (A)/(F)              51.52                  49.19                  31.30
Earnings per share--pro forma                    (H)                 N/A                    N/A                   N/A
Distribution per $1,000 of Original Investment   (A)/(E)              52.00                  52.00                  52.00


                                                                             1996 Pro Forma of The Company
                                                           ----------------------------------------------------------------
                                                                   100%                Minimum               Minimum
                                                              Participation        Participation(1)     Participation(2)
                                                           --------------------- --------------------- --------------------
OPERATING DATA:
Total revenues                                                 $25,015,232           $21,724,089           $15,103,459
Total expenses                                                   7,949,447             7,571,766             5,569,464
Net income                                                      17,065,785            14,152,323             9,533,995
Distributions to limited partners                               19,297,975            16,514,825            12,514,405
BALANCE SHEET DATA:
Cash and cash equivalents                                           N/A                   N/A                  N/A
Total assets                                                        N/A                   N/A                  N/A
Loan payable                                                        N/A                   N/A                  N/A
Total liabilities                                (C)                N/A                   N/A                  N/A
Partners' capital/Shareholders' equity           (D)                N/A                   N/A                  N/A
Net assets at Consolidation value                (B)                N/A                   N/A                  N/A
OTHER DATA:
Net increase in cash and cash equivalents                       (1,393,725)           (1,105,649)           (1,011,773)
Net cash provided by operating activities                       20,796,885            18,012,739            13,574,542
Ratio of earnings to fixed charges                                   12.37                 10.59                 86.12
Ratio of earnings to total assets                                   N/A                   N/A                  N/A
Book value per $1,000 of Original Investment     (A)                N/A                   N/A                  N/A
Book value per share at Consolidation value      (G)                N/A                   N/A                  N/A
Earnings per $1,000 of Original Investment       (A)/(F)             38.53                 37.65                 35.14
Earnings per share--pro forma                    (H)                  0.77                  0.74                  0.68
Distribution per $1,000 of Original Investment   (A)/(E)             47.91                 48.41                 51.15

----------------
(1) Minimum Participation--Tax Exempt II and I
(2) Minimum Participation--Tax Exempt II and III
(3) Minimum Participation--Tax Exempt I and III

(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).

(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, $1,244,585 and $1,016,035 for 100%
    Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.
(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.
(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

                            SELECTED FINANCIAL DATA

                                                            As of and for the Three Months
                                                                    Ended March 31,
                                                           ---------------------------------
                                                               Tax Exempt II--Historical
                                                           ---------------------------------
                                                                1996             1997
                                                           ---------------- ----------------
OPERATING DATA:
Total revenues                                               $ 2,915,042      $ 2,757,147
Total expenses                                                   429,359          434,852
Net income (loss)                                              2,485,683        2,322,295
Distributions to limited partners                              2,379,421        2,379,421
BALANCE SHEET DATA:
Cash and cash equivalents                                        288,636        1,114,246
Total assets                                                 157,251,113      155,086,944
Loan payable                                                          --               --
Total liabilities                                (C)             826,447          870,029
Partners' capital/Shareholders' equity           (D)         156,424,666      154,216,915
Net assets at Consolidation value                (B)             N/A               N/A
OTHER DATA:
Net increase in cash and cash equivalents                       (684,253)         865,054
Net cash provided by operating activities                      2,735,495        2,959,852
Ratio of earnings to fixed charges                                    --               --
Ratio of earnings to total assets                                   0.02             0.01
Book value per $1,000 of Original Investment     (A)              856.07           844.25
Book value per share at Consolidation value      (G)             N/A               N/A
Earnings per $1,000 of Original Investment       (A)/(F)           13.31            12.43
Earnings per share--pro forma                    (H)             N/A               N/A
Distribution per $1,000 of Original Investment   (A)/(E)           13.00            13.00


                                                              As of and for the Three Months Ended March 31,
                                                           ----------------------------------------------------
                                                                      1997 Pro Forma of The Company
                                                           ----------------------------------------------------
                                                                100%            Minimum           Minimum
                                                           Participation   Participation(1)   Participation(2)
                                                           --------------- ------------------ -----------------
OPERATING DATA:
Total revenues                                              $ 5,826,820       $ 5,071,142        $ 3,512,825
Total expenses                                                  906,511           827,780            323,254
Net income (loss)                                             4,920,309         4,243,362          3,189,571
Distributions to limited partners                             4,806,985         4,125,265          3,111,042
BALANCE SHEET DATA:
Cash and cash equivalents                                     2,241,794         1,967,424            309,024
Total assets                                                333,137,880       287,862,172        200,365,652
Loan payable                                                 15,664,991        15,388,496          1,244,585
Total liabilities                                (C)         22,776,321        20,255,951          4,358,489
Partners' capital/Shareholders' equity           (D)        310,361,559       267,606,221        196,007,163
Net assets at Consolidation value                (B)        308,795,748       265,763,915        193,698,812
OTHER DATA:
Net increase in cash and cash equivalents                     1,688,331         1,473,793          1,079,592
Net cash provided by operating activities                     5,783,489         5,076,850          3,856,820
Ratio of earnings to fixed charges                                14.11             12.50             114.90
Ratio of earnings to total assets                                  0.01              0.01               0.02
Book value per $1,000 of Original Investment     (A)             758.97            772.64             789.10
Book value per share at Consolidation value      (G)              15.08             15.10              15.18
Earnings per $1,000 of Original Investment       (A)/(F)          11.23             11.45              12.03
Earnings per share--pro forma                    (H)               0.22              0.22               0.23
Distribution per $1,000 of Original Investment   (A)/(E)          11.93             12.09              12.72


----------------
(1) Minimum Participation--Tax Exempt II and I
(2) Minimum Participation--Tax Exempt II and III
(3) Minimum Participation--Tax Exempt I and III
(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).

(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, and $1,244,585 and $1,016,035 for
    100% Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.
(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the anager contributing back one-half of the P-B Interest.
(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and
    Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

                            SELECTED FINANCIAL DATA


                                                                        Tax Exempt I Historical
                                              ---------------------------------------------------------------------------
                                                  1992            1993            1994          1995           1996
                                              ------------- ----------------- ------------- ------------- ---------------
OPERATING DATA:
Total revenues                               $ 8,480,951     $10,304,404      $10,034,274   $ 9,898,082   $  9,799,440
Total expenses                                 2,018,379       6,168,630        4,348,384     3,928,867      3,271,877
Net income                                     6,462,572       4,135,774        5,685,890     5,969,215      6,527,563
Distributions to limited partners              6,641,238       6,641,238        6,641,238     6,641,238      6,641,237
BALANCE SHEET DATA:
Cash and cash equivalents                        151,621         200,227          173,689       626,391        244,439
Total assets                                 134,028,372     141,881,705      136,021,035   136,278,329    134,476,035
Loan payable                                      45,620      13,680,866       13,680,866    13,680,866     13,680,866
Total liabilities                       (C)    5,309,322      15,803,655       15,317,147    14,998,169     14,879,400
Partners' capital/Shareholders'
 equity                                 (D)  128,719,050     126,078,050      120,703,888   121,280,160    119,596,635
Net assets at Consolidation
 value                                  (B)          N/A             N/A              N/A           N/A            N/A
OTHER DATA:
Net increase in cash and cash
 equivalents                                     (19,008)         48,606          (26,538)      452,702       (381,952)
Net cash provided by operating
 activities                                    6,582,020       7,440,321        6,712,297     6,609,883      6,608,335
Ratio of earnings to fixed
 charges                                          706.06            5.28             5.91          5.29           5.94
Ratio of earnings to total assets                   0.05            0.03             0.04          0.04           0.05
Book value per $1,000 of
 Original Investment                    (A)       815.84          799.47           766.16        769.73         759.30
Book value per share at
 Consolidation value                    (G)          N/A             N/A              N/A           N/A            N/A
Earnings per $1,000 of Original
 Investment                         (A)/(F)        40.05           25.63            35.24         37.00          40.46
Earnings per share--pro forma       (H)              N/A             N/A              N/A           N/A            N/A
Distribution per $1,000 of
 Original Investment                (A)/(E)        42.00           42.00(J)         42.00         42.00          42.00

                            SELECTED FINANCIAL DATA


                                                                          As of and for the Three Months Ended March 31,
                                                                       ----------------------------------------------------
                                                       1996                                                   1997
                                                   Pro Forma of                                           Pro Forma of
                                                    the Company          Tax Exempt I  -  Historical       the Company
                                                  ------------------   -------------------------------   ------------------
                                                      Minimum                                                Minimum
                                                  Participation(3)         1996               1997       Participation( 3)
                                                  ----------------     ------------       -----------    -----------------
OPERATING DATA:
Total revenues                                      $13,090,583         $ 2,580,171       $ 2,289,990       $ 3,045,668
Total expenses                                        3,035,550             783,288           806,282           731,461
Net income                                           10,055,033           1,796,883         1,483,708         2,314,207
Distributions to limited partners                     9,566,721           1,660,309         1,660,309         2,377,662
BALANCE SHEET DATA:
Cash and cash equivalents                                   N/A             127,432           853,178         1,127,548
Total assets                                                N/A         136,535,313       134,406,713       179,682,421
Loan payable                                                N/A          13,680,866        13,680,866        14,696,901
Total liabilities                         (C)               N/A          15,152,463        15,020,563        18,280,473
Partners' capital/Shareholders'
 equity                                   (D)               N/A         121,382,850       119,386,150       161,401,948
Net assets at Consolidation
 value                                    (B)               N/A                 N/A               N/A       158,128,769
OTHER DATA:
Net increase in cash and cash
 equivalents                                           (670,028)           (498,959)          608,739           823,277
Net cash provided by operating
 activities                                          10,006,488           2,074,294         1,773,117         2,633,308
Ratio of earnings to fixed
 charges                                                   8.11                6.43              5.49              7.55
Ratio of earnings to total assets                           N/A                0.01              0.01              0.01
Book value per $1,000 of
 Original Investment                      (A)               N/A              770.37            758.00            723.44
Book value per share at
 Consolidation value                      (G)               N/A                 N/A               N/A             15.31
Earnings per $1,000 of Original
 Investment                           (A)/(F)             41.93               11.14              9.20              9.59
Earnings per share--pro forma             (H)              0.89                 N/A               N/A              0.20
Distribution per $1,000 of
 Original Investment                  (A)/(E)             43.53               10.50             10.50             10.82


--------------

(See footnotes on the next page)

(1) Minimum Participation--Tax Exempt II and I
(2) Minimum Participation--Tax Exempt II and III
(3) Minimum Participation--Tax Exempt I and III

(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).
(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, and $1,244,585 and $1,016,035 for
    100% Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.
(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.
(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and
    Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

              Comparison of Partnership Units and Company Shares

     The following is a summary of certain attributes of the ownership of Units and the ownership of Shares. The following descriptions are qualified in their entirety by reference to the Trust Agreement and to each Partnership's Partnership Agreement as well as the Delaware Act and the Delaware Partnership Law. The descriptions are summaries and do not purport to be complete discussions of these matters. BUC$holders are encouraged to review carefully the more detailed comparison regarding the Units and the Shares discussed under "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS" in this Solicitation Statement for additional comparisons. A Shareholder's investment in Shares and a BUC$holder's investment in Units are subject to the risks of the Company's business and each Partnership's business, respectively. Similar to the limited liability of a BUC$holder of the Partnerships, a Shareholder will not have any liability under Delaware law for obligations of the Company solely as a result of his status as a Shareholder.


Characteristic                Limited Partnership (Units)                             Company (Shares)
------------------   -------------------------------------------------   ----------------------------------------------
General Business     [bullet] Own tax-exempt participating FMBs          [bullet] Acquire and own tax-exempt
                              issued by various state or local                    participating and
                              governments or other agencies or                    non-participating FMBs issued by
                              authorities and secured by                          various state or local governments
                              participating Mortgage Loans on                     or other agencies or authorities
                              multi-family residential apartment                  and secured by participating and
                              projects and retirement community                   non-participating Mortgage Loans
                              projects developed by third party                   on multi-family residential
                              developers or affiliates of the                     apartment projects, retirement
                              Related General Partners.                           community projects and other types
                                                                                  of projects developed by third
                                                                                  party developers or affiliates of
                                                                                  the Related General Partners

                     [bullet] No reinvestment of proceeds from           [bullet] Reinvestment of proceeds from
                              asset sales or repayments of FMBs                   asset sales, if any, and
                                                                                  repayments of FMBs and incurrence
                                                                                  of debt to finance asset
                                                                                  purchases, for growth

                                                                         [bullet] Trust Agreement permits the Company
                                                                                  to engage in any lawful act or
                                                                                  activity for which trusts may be
                                                                                  created under the laws of the State
                                                                                  of Delaware including the issuance
                                                                                  of securities in exchange for FMBs
                                                                                  or other assets of the Company

                                                                         [bullet] Board of Trustees may change
                                                                                  investment policies

                     [bullet] Joint Ventures are permitted under         [bullet] Joint ventures and similar
                              the Partnership Agreements within                   business ventures are permitted
                              certain specified parameters                        under the Trust Agreement,
                                                                                  provided that the Company owns a
                                                                                  majority interest or otherwise has
                                                                                  veto rights over, or control of,
                                                                                  major decisions

                                                                         [bullet] The Company may acquire Minority
                                                                                  Positions in an amount not to
                                                                                  exceed 15% of Total Market Value
                                                                                  of the Company

        Characteristic                      Limited Partnership (Units                               Company (Shares)
-------------------------------- --------------------------------------------------  -----------------------------------------------
                                                                                     [bullet] In selected circumstances, and only in
                                                                                              connection with the acquisition of
                                                                                              tax-exempt FMBs, the Company may
                                                                                              acquire a small amount of taxable
                                                                                              bonds. Known as "Taxable Tails", the
                                                                                              primary purpose of these bonds is to
                                                                                              fund certain costs associated with the
                                                                                              issuance of FMBs that, under current
                                                                                              regulations, cannot be funded by FMBs

Liquidity and Transferability    [bullet] Except for Tax Exempt I, illiquid--no      [bullet] To be listed on the American Stock
                                          established market                                  Exchange (or other national exchange
                                                                                              or market)
                                 [bullet] Transfers are subject to certain
                                          limitation                                 [bullet] Transfers are subject to certain
                                                                                              limitation.

Portfolio                        [bullet] Static Portfolio                           [bullet] Investment flexibility

                                                                                     [bullet] More diversification and ability to
                                                                                              grow

                                                                                     [bullet] Larger portfolio

Duration of Entity               [bullet] 34 to 35 years from formation              [bullet] Perpetual; provided that if the
                                                                                              Management Agreement is still in
                                                                                              effect, the Company may be dissolved
                                                                                              (i) prior to the fourth anniversary of
                                                                                              the Effective Date, only with
                                                                                              recommendation of the Manager and
                                                                                              Majority Vote of Shareholders; (ii)
                                                                                              after the fourth anniversary of the
                                                                                              Effective Date, upon recommendation of
                                                                                              Manager and a Majority Vote of
                                                                                              Shareholders or upon a two-thirds vote
                                                                                              of Shareholders without recommendation
                                                                                              of Manager

Asset Holding Period             [bullet] 10 to 12 year anticipated holding          [bullet] No established holding period;
                                          period                                              investments expected to be held to
                                                                                              maturity, proceeds of asset sales, if
                                                                                              any, and mortgage repayments will be
                                                                                              reinvested

Federal Taxation                 [bullet] Partnerships not subject to federal tax    [bullet] Intended that Company be treated as a
                                                                                              partnership for federal income tax
                                                                                              purposes, thus not subject to federal
                                                                                              tax


Tax-exempt Distributions         [bullet] Distributions are tax-exempt to            [bullet] Distributions are tax-exempt to
                                          BUC$holders (other than distributions               Shareholders; (other than
                                          of interest from SMLs which are                     distributions of interest from SMLs
                                          taxable)                                            and Taxable Tails which are taxable)

Tax Characterization of Income   [bullet] Portfolio income                           [bullet] Portfolio income

Tax Reporting                    [bullet] Schedule K-1, generally mailed by          [bullet] Schedule K-1, generally mailed by
                                          March 15 of each year                               March 15 of each year

  Characteristic                 Limited Partnership (Units)                             Company (Shares)
----------------------   ----------------------------------------------------   ----------------------------------------------------
Leverage                 [bullet] Generally not permitted                       [bullet] Permitted, up to 50% of the Company's
                                                                                         Total Market Value (measured at the time
                                                                                         assets are leveraged)


Management               [bullet] Vested in General Partners                    [bullet] Vested in Board of Trustees elected by
                                                                                         Shareholders

                                                                                [bullet] Manager manages day-to-day affairs


Voting                   [bullet] Voting is based on a BUC$holder's             [bullet] One vote per Share; voting is generally
                                  ownership interest in a Partnership;                   permitted only for significant action as
                                  voting is generally permitted only for                 provided under the Trust Agreement. No
                                  significant actions, as provided under                 super-majority voting requirements
                                  Delaware Partnership Law and the                       (except a liquidation which has not been
                                  Partnership Agreements                                 recommended by the Manager)

                         [bullet] No annual meetings; General Partner may       [bullet] Annual meeting to elect Managing Trustees
                                  be removed by majority vote of Units                   whose terms are expiring; Managing
                                  with or without Cause                                  Trustees may be removed by the Majority
                                                                                         Vote of Shareholders only for Cause prior
                         [bullet] BUC$holders holding 10% or more of the                 to the fourth anniversary of the
                                  outstanding Units may call a meeting of                Effective Date, and with or without Cause
                                  BUC$holders                                            after such anniversary

                                                                                [bullet] Shareholders holding 10% or more of the
                                                                                         outstanding Shares may call a meeting of
                                                                                         Shareholders


Management Fees          [bullet] Bond Selection Fees of 2%                     [bullet] Bond Selection Fees of 2%

                         [bullet] Partnership Management Fee (Tax Exempt I      [bullet] Special Distribution from Adjusted Cash
                                  and II)/Special Distribution from                      Flow of 0.375% of Total Invested Assets
                                  Adjusted Cash Flow (Tax Exempt III) of
                                  0.50% of Total Invested Assets

                         [bullet] Bond Placement Fee of 4% (payable by          [bullet] Bond Placement Fees of 2% (payable by
                                  borrower, not the Partnership)                         borrower, not the Company)

                         [bullet] Loan Servicing Fees of 0.25%                  [bullet] Loan Servicing Fees of 0.25%

                         [bullet] Percentage of Sales and Refinancing           [bullet] None
                                  Proceeds, generally subordinated to prior
                                  return of BUC$holders capital

                         [bullet] None                                          [bullet] Liquidation Fees of 1.5%, payable in
                                                                                         connection with a liquidation of the
                                                                                         Company supervised by the Manager


Acquisition Expenses     [bullet] Amounts payable by the Partnerships for       [bullet] As an operating company, the Company will
                                  expenses related to the initial                        be directly responsible for all
                                  acquisition of FMBs were subject to                    acquisition expenses incurred in
                                  limitations based upon the overall                     connection with future asset acquisitions
                                  front-end fees which a Partnership was
                                  permitted to incur; generally capped at
                                  approximately 1% of the gross proceeds
                                  raised in the initial offering

     Characteristic                   Limited Partnership (Units)                            Company (Shares)
-----------------------  ---------------------------------------------------  ------------------------------------------------------
Anti-takeover            [bullet] While the limited partnership interests     [bullet] Certain provisions of the Trust Agreement
Provisions                        are transferable, subject to certain                 and the Management Agreement might have
                                  restrictions, the General Partners under             the effect of delaying, deferring or
                                  the Partnership Agreements may under                 preventing a transaction or a change in
                                  certain circumstances refuse to permit               control of the Company that might involve
                                  assignees of limited partnership                     a premium price for Shares or otherwise
                                  interests (who are not permitted to vote             be in the best interest of the
                                  on any Partnership matters) to become                Shareholders. Such provisions include:
                                  substituted limited partners
                                                                                       --The power of the Board of Trustees to issue
                                                                                       preferred or common beneficial interests
                                                                                       which could contain anti-takeover
                                                                                       provisions

                                                                                       --The Management Agreement may only be
                                                                                       terminated for Cause for the first four
                                                                                       years after the Effective Date

                                                                              [bullet] Company not permitted to dissolve and
                                                                                       liquidate for four years and, thereafter,
                                                                                       supermajority vote required to liquidate,
                                                                                       unless Manager recommends liquidation in
                                                                                       which case a Majority Vote is required

Distributions            [bullet] General Partners' distribution of cash      [bullet] Related General Partners and the Manager
                                  flow of 2%                                           will be entitled to receive an aggregate
                                                                                       1.5% of the Shares issuable in the
                                                                                       Consolidation

                                                                              [bullet] Incentive Share Options may be issued to
                                                                                       the Manager if the Company's
                                                                                       distributions in any year exceed $0.9517
                                                                                       per Share (i.e., the 1996 pro forma
                                                                                       distributions set forth in this
                                                                                       Solicitation Statement) if granted by the
                                                                                       Compensation Committee

Expenses                 [bullet] All Partnership expenses paid by            [bullet] Reimbursements to the Manager for
                                  Partnerships; General Partners reimbursed            administrative expenses will not exceed
                                  for certain services performed for the               $200,000 per annum subject to the
                                  Partnerships                                         following adjustments: the overall limit
                                                                                       on reimbursements for administrative
                                                                                       expenses will be increased (i) after the
                                                                                       Company's first year of operations and
                                                                                       each year thereafter by a percentage
                                                                                       equal to the Consumer Price Index for the
                                                                                       year then ended, and (ii) proportionately
                                                                                       as the Company increases its asset
                                                                                       portfolio



  Characteristic                   Limited Partnership (Units)                               Company (Shares)
----------------------   ---------------------------------------------------   ------------------------------------------------
Potential Dilution       [bullet] Partnerships are not authorized to issue     [bullet] Board of Trustees may, in its discretion,
                                  additional equity securities without the              cause the Company to issue additional
                                  consent of a majority in interest of the              beneficial interests (common or
                                  BUC$holders                                           preferred) and other debt and equity
                                                                                        securities without any Shareholder
                                                                                        approval, including certain Shares which
                                                                                        may be issued to the Manager upon
                                                                                        exercise of options granted to it and its
                                                                                        employees pursuant to the Incentive Share
                                                                                        Option Plan. The Company may be required
                                                                                        to issue Shares to Class Counsel pursuant
                                                                                        to the Related Settlement


Potential Redemption     [bullet] The Partnerships have no ability to          [bullet] The Board of Trustees may, at its sole
                                  purchase or redeem Units.                             discretion, determine to cause the
                                                                                        Company to repurchase Shares from time to
                                                                                        time out of surplus funds, if any, to
                                                                                        further the business objectives of the
                                                                                        Company


Non-Participating Partnerships

     A Partnership in which BUC$holders representing more than 33-1/3% of the Units object to the Consolidation (a "Non-Participating Partnership") will not participate in the Consolidation, and will continue to operate as a separate legal entity subject to its existing Partnership Agreement.

                                 RISK FACTORS

     The Consolidation involves certain risks and other adverse factors. BUC$holders are urged to read this Solicitation Statement carefully in its entirety, including all appendices and supplements hereto, and should consider carefully the following factors in evaluating the Consolidation, the Company and its business before determining whether to object to the Consolidation. Unless otherwise indicated, the risks described below are materially the same for the BUC$holders of each of the Partnerships.

     BUC$holders should note that due to the fact that each of the Partnerships and the Company have substantially similar investment objectives and policies, the risks of owning Units are substantially similar to the risks of owning Shares. Therefore, set forth below are the risks associated with the Consolidation and new risks associated with the Company's plan to grow and expand its Existing Portfolio through (i) the use of leverage and (ii) the acquisition of tax-exempt investments, including non-participating FMBs, that may differ from the FMBs that are included in the Existing Portfolio. This section does not review risks that exist only with respect to the Existing Portfolio.

Risks Relating to the Consolidation

     Lowest Estimated Market Value of Shares is Less Than Estimated Going Concern and Liquidation Values. The comparative analysis prepared by the Related General Partners to assist BUC$holders in analyzing the Consolidation indicates that, based on a variety of assumptions, the estimated going concern and liquidation values exceed the lowest estimated market value of the Shares. There can be no assurance that the actual market value of the Shares after the Effective Date will exceed the going concern or liquidation values. See "FAIRNESS--Comparison of Alternatives to the Consolidation."

     No Prior Market for Shares; Market Price May Decrease After
Consolidation. There has been no prior market for the Shares and it is possible that the Shares will trade at prices substantially below the estimated liquidation value of the assets of the Company and the value assigned to the Shares for purposes of the Consolidation. The Shares will be approved for listing on the American Stock Exchange (or other national exchange or market) upon official notice of issuance prior to consummation of the Consolidation. The market price of the Shares may be subject to significant volatility after the Consolidation and could substantially decrease as a result of substantial initial selling activity following issuance of the Shares, the interest level of investors in purchasing the Shares after the Consolidation, interest rate levels, the amount of distributions to be paid by the Company and the continuing acceptance by the securities markets of mortgage companies as an investment vehicle. The relatively small size of the Company, in terms of equity capitalization, could also tend to depress the market value of the Shares by comparison to real estate companies with larger equity capitalization. Thus, there is substantial uncertainty as to the prices at which the Shares will trade and the possibility that such prices will be less than the Adjusted Net Asset Values of the Partnerships.

     There is substantial uncertainty as to the prices at which the Shares will trade and the possibility that such prices will be less than the Adjusted Net Asset Value per Share. See "FAIRNESS--Comparison of Alternatives to the Consolidation."

     Risks Related to the Differences in the Business and Investment Objectives Between the Company and the Partnerships. As a result of the Consolidation, BUC$holders will own an interest in a Company with a portfolio of assets which is different from, and more varied than, the type of assets in which they originally invested. Furthermore, the Company, unlike the Partnerships, will seek to expand its portfolio of assets. As a result of the foregoing changes, the business and investment objectives of the Company will differ from those of the individual Partnerships in certain respects resulting in the following new risk to BUC$holders:

     Fundamental Change in Nature of Investment; Change in the Portfolio of Assets. BUC$holders who become Shareholders will have fundamentally changed the nature of their investment. Each Partnership was formed as a finite-life entity with certain characteristics, including: (i) investments in a portfolio of tax-exempt participating FMBs; (ii) BUC$holders who expected to receive tax-exempt regular cash distributions from the Partnership's cash flow and special distributions upon liquidation of the Partnership's assets; (iii) the Partnerships were expected to hold assets for between ten and twelve years after their acquisition, depending on market conditions; (iv) any net proceeds from the sale or other disposition of any Partnership assets would be distributed to BUC$holders to the extent such proceeds exceed the Partnership's other cash requirements, rather than reinvested; and (v) upon liquidation, the BUC$holders would realize the market value of the Partnerships' assets, less expenses of liquidation and disposition fees payable to the General Partners.

     By contrast, (i) the Company's portfolio of FMBs will initially be expanded and more diversified than that of any single Partnership, and the composition of such portfolio may be changed from time to time by the Company's Board of Trustees without Shareholder approval; and (ii) although Shareholders are expected to receive regular cash distributions which are exempt from federal income tax, the Company has no specific intention to liquidate or to sell a substantial amount of its assets, and it plans to continue operations indefinitely. If the Consolidation is completed, Shareholders will not receive liquidation proceeds through asset sales but may liquidate their investment at any time by selling their Shares on the American Stock Exchange or in private transactions. In this regard, the market value of the Shares may never reflect the full fair market value of the Company's assets and, consequently, Shareholders may not realize the full fair market value of such assets by selling their Shares at prices which will be determined by trading on the American Stock Exchange. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS."

     Risks Relating to the Diversification of Asset Portfolios, Change in Geographic Diversity and Overall Asset Quality. The assets and liabilities of the Participating Partnerships will be combined in the Consolidation. Changes in the value of the assets or in the operating cash flows will be shared by all Shareholders. In addition, certain risks are inherent in the combination of tax-exempt participating FMBs as contemplated by the Consolidation. As a result of the Consolidation, the type and geographic diversity of the assets in which the Shareholders will own an interest will change. In all cases, the change will increase geographic diversity. However, because the market for real estate may vary widely from one region of the country to another, the change in geographic diversity may expose Shareholders to different and greater risks than those to which they are presently exposed as BUC$holders. For geographic information regarding the Partnerships' assets, see "THE COMPANY--Assets of the Company." In addition, because the assets owned by the Partnerships are not of uniform type or quality, combining assets and liabilities of the Participating Partnerships in the Consolidation may diminish the overall asset quality underlying the investments of certain of the Shareholders by comparison with their existing Partnership investment. Furthermore, because the Consolidation may be completed without the participation of one of the Partnerships, no assurance can be given as to which of these Partnerships will participate in the Consolidation. If one of the Partnerships does not participate in the Consolidation, the Company's ability to provide diversification in its asset base will decrease, thereby reducing the benefits to be realized from the Company's greater size and limiting the investment flexibility that would be realized if all Partnerships participate.

     Conflicts of Interest of Related General Partners. The Related General Partners initiated and participated in the structuring of the Consolidation and have conflicts of interest with respect to its completion, including the following: (i) the Related General Partners, each of which is an affiliate of Related, serve as general partners of each Partnership, which creates an inherent conflict of interest when they serve in such capacity for Participating Partnerships that have different interests; and (ii) the Consolidation affords a number of benefits to the Related General Partners, including the following: (a) if the Consolidation is consummated, the Related General Partners and Class Counsel would effect a settlement in connection with the Litigation, therefore, the Related General Partners are subject to a conflict of interest in recommending to the BUC$holders that they not object to the Consolidation; and (b) the Management Agreement may not be terminated, except for Cause, until the fourth anniversary of the Effective Date. Pursuant to the Management Agreement (and as a result of the Manager's purchase of the P-B Interests), the Manager will be entitled to receive from the Company approximately 75% of the sum of the aggregate annual fees currently paid by the Partnerships to both the Related General Partners and the P-B General Partner. Therefore, although such aggregate annual fees payable by the Company will be reduced by approximately 25%, the Manager's share of such fees will increase by approximately $436,000 per year.

     The Manager will also have the ability, subject to the terms and conditions of the Management Agreement, to cause the Company to incur debt and other leverage to finance asset purchases and reinvest proceeds from asset sales and mortgage repayments to grow the Company's assets and thereby increase the amount of fees it can earn, including the Bond Selection Fee, Bond Placement Fee, Loan Servicing Fee and Special Distribution. If the Company were to utilize the maximum leverage permitted to purchase additional FMBs, the Manager would be entitled to Bond Placement Fees and Bond Selection Fees aggregating up to approximately $14,231,000 and increased annual Loan Servicing Fees and Special Distributions of approximately $880,000 and $1,321,000, respectively. Such additional fees will only be payable to the Manager if and when the Company is able to acquire additional FMBs.

     Finally, pursuant to the Incentive Stock Option Plan, the Manager may receive additional Shares only if the Company's distributions in any year exceed the pro forma distributions set forth in this Solicitation Statement. Similar to the BUC$holders, the Related General Partners and the Manager will receive Shares and, therefore, will have enhanced their liquidity.

     Potential Conflicts of Interest Due to Competition with Affiliates. It is anticipated that the Manager will retain affiliates of Related to provide the services which it is required to provide to the Company under the Management Agreement. Furthermore, the Manager and such affiliates may also act as manager to other clients or investment vehicles (affiliated or otherwise) which invest in tax-exempt debt instruments secured by Underlying Properties. To the extent that other publicly-offered programs with similar investment objectives have funds available for investment at the same time as the Company, and/or an investment is potentially suitable for more than one such entity, conflicts of interest will arise as to which entity should acquire the investment. In such situations the Manager and its affiliates will review the investment portfolio of each such entity and will make the decision as to which such entity will acquire the investment on the basis of such factors as the effect of the acquisition on each such entity's portfolio and objectives, the amount of funds available and the then length of time such funds have been available for investment, and the cash requirements of each such entity. If funds should be available to two or more publicly-offered programs to purchase a given investment and the other factors enumerated above have been evaluated and deemed equally applicable to each entity, then the affiliates will acquire such investment for the publicly-offered programs on a basis of rotation with the initial order of priority determined by the dates of formation of the entities.

     In addition, The Related Companies, L.P., which is affiliated with Related, each of the Related General Partners and the Manager, controls 50% of Centre Mortgage Capital, L.L.C. ("CMC"), a Delaware limited liability company which shares office space with Related. The remaining 50% of CMC is controlled by Centre Trading Holdings Limited, an affiliate of the Zurich Insurance Group which is not affiliated with Related. One of CMC's lines of business is the arrangement of credit enhancement for FMBs of the type that the Company might want to acquire without the benefit of credit enhancement. Thus, it is possible that the Company and CMC could each be engaged in discussions with a developer of an Underlying Property respecting the provision of financing or acquisition for such Underlying Property. The Company intends to pursue its investment objectives vigorously. There can be no assurance, however, that The Related Companies, L.P. will not determine that the Company forego an investment opportunity, if it is viewed as a more appropriate or profitable opportunity for CMC.

     Potential Conflict of Interest of Class Counsel. In assessing Class Counsel's recommendation that BUC$holders not object to the Consolidation, BUC$holders should consider that Class Counsel may be deemed to have a conflict of interest with respect to such recommendation. In particular, the fees and expenses of Class Counsel, if approved by the Court, will be paid from the cash settlement pool provided by Related and other defendants pursuant to the Related Settlement and settlements reached with other defendants in the Litigation. In addition, as part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be proposed to be 25% of the increase, if any, as of the Anniversary Date in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date.
The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of the Company's outstanding Shares on the Anniversary Date. See "CONFLICTS OF INTEREST--Conflicts of Interest of Class Counsel."

     Less than Majority in Interest Will Bind All BUC$holders in a Partnership. Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. If a Partnership participates in the Consolidation, all BUC$holders of such Partnership, including BUC$holders who objected to the Consolidation (by delivering the Objection Notice by the Objection Deadline) will participate in the Consolidation. Unlike the Monetary Settlement, BUC$holders may not separately "opt-out" from the Equitable Settlement if their Partnership participates in the Consolidation. See "--Relinquishment of Rights from Court Approval of Related Settlement" below. The Units held by each Participating BUC$holder, including objecting BUC$holders, will be exchanged for Shares. Conversely, if BUC$holders holding more than 33-1/3% of the outstanding Units in a Partnership object to the Consolidation, that Partnership will not participate in the Consolidation. If a Partnership does not participate in the Consolidation, none of its BUC$holders will be permitted to receive Shares in exchange for their Units. Under the applicable Partnership Agreements, if the Consolidation were not subject to a judicial determination and Court Order following a Fairness Hearing, it could be consummated only by obtaining the approval of holders of a majority of the outstanding Units. See "THE CONSOLIDATION AND RELATED TRANSACTIONS" and "OBJECTION PROCEDURES."

     No Cash Paid to Objecting BUC$holders. Objecting BUC$holders do not have the right to receive cash based on an appraisal of their interests in the Participating Partnerships or otherwise. See "OBJECTION PROCEDURES--No Right of Appraisal."

     Relinquishment of Rights from Court Approval of Related Settlement. If the Related Settlement is approved by the Court: (a) all Participating BUC$holders (including those who have objected to the Consolidation) will release and discharge all claims against the Related General Partners and their affiliates based on allegations similar to those made in the Consolidated Complaint or in any Constituent Action which seek equitable relief different from that provided by the Related Settlement; (b) all Participating BUC$holders will also release and discharge all claims against the Related General Partners, their affiliates, the P-B General Partner and its affiliates, relating to or arising out of the terms or implementation of the Related Settlement with the Equitable Class, the Consolidation, and the withdrawal of the P-B General Partners; and
(c) all non-participating BUC$holders will release and discharge all claims against the Related General Partners, their affiliates, the P-B General Partner and its affiliates arising out of or relating to the withdrawal of the P-B General Partner. In addition, if the Related Settlement is approved by the Court, all members of the Monetary Class who do not "opt-out" of the Monetary Settlement will release and discharge all claims against the Related General Partners and their affiliates in connection with or which arise out of the allegations set forth in the Consolidated Complaint or in any pleading in any Constituent Action or which relate to (i) the marketing, purchase, sale or holding of Units during the period January 1, 1980 through June 8, 1994 or (ii) the operation, oversight, monitoring or management of the Partnerships and other partnerships during such period (other than claims, rights, causes of action or liabilities described in this clause (ii) that are based on actual fraud committed by the Related General Partners, their officers, directors and employees). See "BACKGROUND, BENEFITS OF, AND REASONS FOR THE CONSOLIDATION--The Related Settlement."

     If the Related Settlement is not approved, members of the Monetary Class and BUC$holders could pursue the claims which are being released as part of the approval of the Related Settlement, subject to the right of the parties against whom claims were asserted to raise any defenses available to them.

     Risk of Increased Leverage. The Partnership Agreements of the Partnerships contain various restrictions on the amount and nature of Partnership borrowings and repayment terms. The Trust Agreement permits the Company to leverage its assets up to 50% of the Company's Total Market Value (measured at the time such leverage was incurred), but will not limit repayment terms, interest rate structures or payment priorities. The maximum amount the Company would be able to borrow or leverage is approximately $359,372,000. The foregoing amount assumes that FMBs acquired with leverage proceeds will, in turn, be leveraged up to 50% and that the Company will use the resulting additional proceeds to acquire additional FMBs and other assets.

     Only Tax Exempt I currently has outstanding debt. See "THE
COMPANY--Financing Policies."

    If the Company incurs substantial debt or other leverage, it will be subject to the following risks: (a) the Company could lose its interests in assets given as collateral for secured borrowings or leverage if the required repayments are not made when due; (b) the Company's cash flow from operations may not be sufficient to retire these obligations as they mature, making it necessary for the Company to either refinance these obligations prior to maturity or to raise additional debt and/or equity for the Company or dispose of some of the Company's assets to retire the obligations which could have an adverse effect on the amount of funds available for distribution to Shareholders; (c) the Company's ability to leverage or otherwise raise additional funds will be restricted by the 50% leverage to Total

Market Value limitation; and (d) no assurance can be given as to the availability, or the terms and conditions, of any financing needed by the Company to refinance borrowings.

     In addition, because the Company intends to leverage its assets at rates that adjust based on prevailing short term, tax exempt market interest rates, an increase in the prevailing market interest rates would adversely affect the Company's cash flow and would reduce the amount of funds available for distribution to Shareholders. A significant increase in prevailing short term tax exempt rates would result in a significant reduction in the Company's cash flow and in extreme circumstances could reduce such cash flow to zero and/or result in a partial liquidation of the Company's assets.

     Risk of Lower Distributions. There is no guarantee with respect to the level of the Company's future cash distributions. Regardless of the initial level of such distributions, they could decline in the future to a level at which some Participating BUC$holders would receive lower distributions than they received prior to the Consolidation. The Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt III) had the Consolidation occurred on January 1, 1996, with 100% Participation. While the Delaware Act does not specifically impose any restrictions on the Company's ability to make distributions, other laws may impose certain restrictions and in certain circumstances could impose an obligation on Shareholders to return distributions. See "THE COMPANY--Distribution Policy."

     Consolidation Expenses Will Reduce the Cash of the Company Available for Distribution to Shareholders. Consolidation Expenses are estimated to be approximately $1,984,125 or approximately 0.64% of the Company's total Adjusted Net Asset Value (based on the Adjusted Net Asset Values of the Partnerships and assuming 100% Participation). The Company will borrow to pay the Consolidation Expenses which will increase the expenses of the Company or reduce the Company's cash balances to the extent of payments on such leverage or financing. Funds used to pay Consolidation Expenses (including with respect to any debt incurred to finance such expenses) would otherwise be available for distributions to Shareholders. If the Consolidation is consummated with 100% Participation, all Consolidation Expenses will be paid by the Company. If the Consolidation is not consummated, the Related General Partners will bear the Consolidation Expenses. If the Consolidation is consummated at less than 100% Participation, the Related General Partners will be responsible for the Consolidation Expenses otherwise allocable to Non-Participating Partnerships.

     Risk of Improper Allocation of Shares. The allocation of Shares among Participating Partnerships is based upon the Adjusted Net Asset Values assigned to each such Partnership, which are based upon and subject to significant assumptions and limitations, and which are based, in part, on the Appraisals which necessarily include their own significant assumptions and limitations. Accordingly, there can be no assurance that the number of Shares allocated to each Participating Partnership reflects the relative values at which the underlying assets of each such Partnership could be sold, the relative values at which the Units of each such Partnership could be sold, or that such Shares could be sold at a price equal to the Adjusted Net Asset Value assigned to such Shares. The risk of improper allocation of Shares passes through to BUC$holders, each of whom, upon the Effective Date, will receive a pro rata percentage of the Shares allocated to the Participating Partnership in which such BUC$holders held Units prior to the Consolidation. If, based on future operations of the Company, it could be shown that the allocation method resulted in an inequitable allocation of Shares, some BUC$holders would have received more or less Shares than they otherwise should have been allocated.

     Contingent or Undisclosed Liabilities. The Company will agree, upon the consummation of the Consolidation, to succeed to all assets and liabilities of the Participating Partnerships including any contingent, conditional and unknown liabilities. Neither the General Partners nor the Partnerships will make any representations or warranties to the Company with respect to the assets or liabilities of the Partnerships. As a result, the Company will not be entitled to any indemnification if assets are encumbered or if undisclosed liabilities exist. If after the Consolidation the Company determines that the assets are materially encumbered or that undisclosed liabilities exist, there may be an adverse effect on the market value of the Shares.

     Loss of Relative Voting Power by BUC$holders. If the Consolidation is completed, Shareholders will have an investment in a larger entity and will thus lose relative voting power. BUC$holders may currently vote on certain Partnership matters in proportion to their interests in the Partnership relative to the interests of all BUC$holders in the same Partnership. After the Consolidation, Participating BUC$holders will be able to vote as Shareholders of the Company and will hold approximately 98.5% of the outstanding Shares. Shareholders will have one vote per Share. Pursuant to the Trust Agreement, Shareholders are generally entitled to vote on certain material transactions or actions relating to the Company, and such transactions or actions may not be consummated without the approval of the requisite number of Shares. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS."

     Negative Impact of Not Being a Self-Managed Entity. The Company will be an externally-managed entity, rather than a self-managed entity, which may have a negative impact on the value of the Shares. The Related General Partners believe that many investment bankers, brokerage firms, financial consultants, institutional investors and others believe that self-managed entities are more favorably received in the equity markets. The Related General Partners, together with Class Counsel, explored the possibility of structuring the Company as a self-managed entity. Such a structure would require the Company to purchase those operating divisions of Related necessary to support the activities of the Manager. The purchase price for such a transaction is generally determined by applying a multiple to recurring and transaction income generated by the entity to be purchased. Because the Manager is newly formed and has no operating history, and due to the potentially dilutive effect of issuing Shares to accomplish such structure, Related and Class Counsel were unable to establish a mutually agreeable price for the Manager. The Company could determine in the future to acquire the Manager or otherwise become self-managed although management does not have any present intention to do so.

     The Company does not own any equity interests in the Manager and, therefore, will not be able to influence the day-to-day decisions of the Manager. As a result, the Manager may implement business policies or decisions that would not have been implemented by persons controlled by the Company which are adverse to the Company or could lead to adverse financial results which could impact the Company's financial condition and ability to make distributions to Shareholders. See "MANAGEMENT--Description of Incentive Share Option Plan."

     The Consolidation Will Require Participating BUC$holders to Forego Alternatives to the Consolidation. The Related General Partners considered alternatives to the Consolidation, such as the continuation of the Partnerships as currently structured and the liquidation of the Partnerships through sales of entire Partnership portfolios or sales of individual Partnership assets. The benefits of these alternatives are avoiding certain expenses of the Consolidation and avoiding some of the risks associated with the Consolidation as set forth in this section. Retaining the finite-life feature of the Partnerships would allow BUC$holders eventually to receive liquidation proceeds from the sale of the Partnership assets. A BUC$holder's share of these sale proceeds from a liquidation in the future or currently could be higher than the amount realized from a sale of the Company's Shares received in exchange for the Units in the Consolidation. See "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Alternatives to the Consolidation."

     Risk of Interest Rate Increases. Historically, the market value of real estate and, in particular, mortgage securities has been sensitive to changes in market interest rates. Due to the fluctuating nature of interest rates in general, and the impact of such fluctuations on the prices of real estate securities in particular, and the impact of such fluctuations on the Company's leverage, most of which is expected to require payments or interest at variable rates, the Shares will be vulnerable to increases in interest rates, which may tend to reduce cash flow available for distributions and the market price of the Shares. See "Risk of Increased Leverage" above. In addition, because of the Company's investments in FMBs, the trading price of the Shares may be affected by prevailing market interest rates, including (i) in periods of high interest rates, the Shares may be less attractive than alternative investments of equal or lower risk, and (ii) high interest rates may have a negative effect on the value of the Company's FMBs.

     Board of Trustees May Change Investment Policies. The descriptions in this Solicitation Statement of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Trustees. The Company's Board of Trustees may change the investment policies of the Company without a vote of the Shareholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed. See "THE COMPANY-- Investment Policies."

     Lack of Operating History. The Company is newly created, with no operating history. In addition, the Company's business and investment objectives differ from those of the Partnerships. For example, the Company expects to acquire interests in existing FMBs which may require restructuring, whereas the Partnerships invested in newly issued FMBs which funded construction and ownership of the Underlying Properties. In addition, the Company will be able to issue additional equity securities, incur debt and reinvest the proceeds from the sale of assets and repayments of mortgages while none of the Partnerships are permitted to do so. There can be no assurance that the Company will achieve its stated objectives.

     Risks Related to Anti-takeover Provisions. Certain provisions of the Trust Agreement and the Management Agreement may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give Shareholders the opportunity to realize a premium over the then-prevailing market prices of the Shares. Such provisions include the following:

     Additional Classes and Series of Shares. The Trust Agreement permits the Board of Trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such issued. Thus, the Board of Trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Shares might receive a premium for their Shares over the then-prevailing market price of such Shares. See "DESCRIPTION OF SHARES."

     Staggered Board. The Board of Trustees has three classes of Managing Trustees. The terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Managing Trustees for each class will be chosen for a three-year term upon the expiration of the current class' term, beginning in 1998. Managing Trustees may be removed by the Majority Vote of Shareholders only for Cause prior to the fourth anniversary of the Effective Date, and with or without Cause after such anniversary. The use of a staggered board makes it more difficult for a third-party to acquire control over the Company.

     Manager's Rights Under the Management Agreement. The Management Agreement cannot be terminated by the Company prior to the fourth anniversary of the Effective Date, other than for Cause, and the Company cannot dissolve and liquidate prior to such anniversary date except upon a recommendation of the Manager. After the fourth anniversary of the Effective Date, the vote of the holders of 66-2/3% of the Company's then outstanding Shares is required to approve a dissolution and liquidation of the Company that is not recommended by the Manager and the Majority Vote of Shareholders is required to approve a dissolution and liquidation of the Company that is recommended by the Manager. The inability to terminate the Management Agreement prior to the fourth anniversary of the Effective Date could discourage third parties willing to acquire a controlling interest in the Company from doing so especially if they were seeking to replace the Manager in order to permit them to provide advisory services to the Company and receive the fees otherwise payable to the Manager.

     Possible Dilutive Effect Arising from Shares Available for Future Sale and Shares to Be Issued to Class Counsel Pursuant to the Settlement. The Board of Trustees of the Company will have the ability, without Shareholder approval, to cause the Company to offer additional Shares or other equity or debt securities in exchange for money, property or otherwise. No prediction can be made as to the effect, if any, that future sales of Shares or the availability of such Shares for future sale will have on the market price of the Shares. Future sales of substantial amounts of Shares (including Shares issued to Class Counsel as described below) or the perception that such sales would occur, may adversely affect prevailing market prices for the Shares. Shareholders will have no preemptive right to purchase shares issued in any such offerings, and any such offerings might cause a dilution of a Shareholder's investment in the Company.

     As part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be proposed to be 25% of the increase, if any, as of the Anniversary Date in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date. One-half of such fees, if any, will be paid in the form of restricted securities (restricted only with respect to sale, assignment, pledge or other transfer of such securities) (the "Restricted Securities") and the remaining one-half of such fees will be paid in the form of unrestricted securities (the "Unrestricted Securities" and, together with the Restricted Securities, "Counsel's Fee Shares"). The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of outstanding Shares of the Company on the Anniversary Date. Although the value of such Shares cannot be determined at this time, if Class Counsel were to receive the maximum number of Shares possible it would own approximately 801,000 Shares based upon the number of Shares outstanding as of the Effective Date. The Counsel's Fee Shares will be distributed to Class Counsel quarterly in eight equal distributions commencing thirty days after the Anniversary Date and restrictions on the Restricted Securities expire one year from the date of issuance. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Certain Beneficial Owners."


Risks Relating to the Existing Portfolio and New FMBs to be Acquired by the Company

     No Government Obligation. Even though the FMBs are issued by state or local governments or their agencies or authorities, the principal and interest of each FMB will be payable only from the revenue and appreciation generated by the properties securing the Mortgage Loans. None of the FMBs constitute a general obligation of any state or local government, agency or authority, and no state or local government, agency or authority is liable on them except to the extent revenues are received under the Mortgage Loans, nor is the taxing power of any state or local government pledged to the payment of the principal of or interest on the FMBs.

     Possible Failure to Obtain Contingent Interest and Other Payments. The Company will invest primarily in FMBs which provide for Base Interest and Contingent Interest. No assurance can be given that Contingent Interest will be paid or if paid the amount of such payments in any given year. Therefore, the rate of return on the FMBs may vary from year to year. Failure to pay the interest, including any Contingent Interest, if and when due and payable will constitute a default under the Mortgage Loans and therefore the FMBs. No assurance can be given that there will be sufficient Net Property Cash Flow and Net Sale or Repayment Proceeds to pay any Contingent Interest. The ability of the borrowers to make payments due under the Mortgage Loans, the amount of Contingent Interest to be realized by the Company and the amount the Company may realize after a default will be dependent on the level of operations and the increase or decline in value of the Underlying Properties as well as the other risks generally associated with mortgage loans and real estate investments described under "Risks Relating to Underlying Real Estate" below.

     Risks Relating to Mortgage Loans, FMBs and Underlying Real Estate. All mortgage loans and, accordingly, tax-exempt bonds, are subject to some degree of risk, including the risk of a default by the borrower and the possibility that the lender may have to foreclose in order to protect its investment. Accordingly, the Company's investments may become subject to general risks inherent in the ownership of real property, including reduction in rental income due to an inability to maintain occupancy levels, rent controls, adverse changes in general economic conditions, adverse local conditions (such as competitive over-building or decrease in employment, adverse changes in real estate zoning laws, particularly "down-zoning," which may reduce the desirability of real estate in the area, or acts of God, such as earthquakes and floods). Because the Underlying Properties will be rentals, the Underlying Properties must attract and retain tenants with the financial stability and ability (either personally or through other sources) to pay rent and the costs of those services. Reductions in rental income from expected levels may cause the borrower/property owner (the "Property Owners") to default on its obligations under a Mortgage Loan and result in a default under an FMB. In addition, the Mortgage Loan documents generally prohibit condominium conversion of an Underlying Property during the term specified in its Regulatory Agreement. See THE COMPANY--"Investment Objectives and Policies--The Regulatory Agreement." The Property Owners may provide the Company with limited guarantees against operating deficits of the partnership or other entities which own the Underlying Properties. See "THE COMPANY--Investment Policies and

Business Plan--Operating Deficit Guarantees." However, there are no assurances that the Manager can obtain operating deficit guarantees or, if obtained, that the Property Owners will have sufficient funds to discharge their obligations under such operating deficit guarantees.

     Risks Relating to Moderate and Low Income Set Asides. All FMBs issued to provide privately owned multifamily housing projects are required to set aside a certain number of units for moderate and low income tenants. FMBs issued prior to 1986, or otherwise subject to the provisions of the Internal Revenue Code of 1954, require that 20% of a project's units be set aside for persons whose income does not exceed eighty percent of the area average median income without adjustments for family size. FMBs issued pursuant to the Code require that either 20% of a project's units be rented to persons whose income does not exceed 50% of the area average median income or that 40% of a project's units be rented to persons whose income does not exceed 60% of the area average median income, in either case adjusted for family size. Although there is no legal limit on the amount of rent that moderate and low income tenants may be charged, the market and economic realities dictate that rent generally will not exceed 30% to 35% of a tenant's income. In the case of projects which avail themselves of the LIHTC, many are occupied 100% by qualifying moderate and low income tenants and the Code does limit rents to 30% of the qualifying moderate and low income amount. Also, low income multifamily projects owned by charities described in Section 501(c)(3) of the Code must set aside substantially all of their units for low income persons and charge rents affordable by them.

     This is especially likely to occur if expenses increase at a rate greater than area median income. In addition, failure to comply with the moderate and low income set asides could result in the interest on the FMBs being included in gross income for federal income tax purposes. See, "RISK FACTORS--Tax Risks" below.

     Acquisition of FMBs Prior to Issuer Approval. It is anticipated that some of the new FMBs acquired by the Company will have been in default prior to their acquisition by the Company. Because such previous defaults may indicate that the debt on the Underlying Properties was too great in relation to the value of the Underlying Properties at the time of default, the Company will in most cases acquire an outstanding FMB only if the Company has reached agreement with the Property Owner to restructure the FMB. Furthermore, the terms of any restructuring will be subject to the approval of the issuer. In most circumstances, the Manager expects that the issuer will approve the restructuring of FMBs before they are acquired by the Company. However, the Company may acquire FMBs before the issuer approves such restructuring, and there is no assurance that such approval will ultimately be obtained. When such outstanding FMBs are acquired without the prior approval of the issuer, and if the Company is unable to reach a subsequent agreement with the issuer, the Company, in order to attempt to avoid the receipt of taxable income, could be forced either to sell the unrestructured FMBs or to foreclose on the Underlying Property, if in default. However, if any such sale or other disposition produced a gain or if the Company acquired the Underlying Property as a result of a foreclosure and was in receipt of net rental income, the Shareholders would recognize taxable income. See "Tax Risks-Possible Failure to Obtain Tax-Exempt Income" above and "FEDERAL INCOME TAX CONSEQUENCES--
Company Income."

     Risks from Interest Rate Fluctuations. In the event that there is a significant increase or decrease in interest rates, the quality of FMBs and value of FMBs and tax-exempt securities may be affected. If interest rates significantly decrease, the number and quality of properties on which Property Owners may be willing to place a Mortgage Loan on the terms described herein may be reduced. If interest rates significantly increase above the interest being paid on FMBs, the value of any existing FMBs may decrease and, accordingly, the price the Company could receive if it sold or remarketed its FMBs or tax-exempt securities may decrease as well.

     Possible Difficulty of Repayment; Loan to Value Ratio. Full principal of a Mortgage Loan will generally be required to be repaid as a lump-sum "balloon" payment. Consequently, the ability of the Property Owners to repay the Mortgage Loans may be dependent upon their ability to sell the Underlying Properties or obtain refinancing. As is the case with the FMBs in the Existing Portfolio, the new Mortgage Loans are not expected to be personal obligations of the Property Owners, and the Company will be relying solely on the value of the Underlying Properties for its security. In no event will the principal of a Mortgage Loan at the time the loan is made or after the related bonds are acquired and the bonds and the loan are restructured, together with all other mortgage loans on the subject Underlying Property, exceed 85% of the appraised fair market value of the Underlying Property unless the Manager determines that substantial justification exists because of other aspects of the loan, such as the net worth of the Property Owner, the credit rating of the Property Owner based on historical financial performance, additional collateral (such as a pledge or assignment of other real estate or another real estate mortgage) or an assignment of rents under a lease or where the Company has purchased an FMB at a price that is no more than 85% of the value of the Underlying Property (notwithstanding that the face amount of the outstanding mortgage loans with respect to the Underlying Property exceed 85% of the appraised fair market value of the Underlying Property), provided that any loans relating to the Underlying Property which are advanced by third parties (and which cause the aggregate amount of all mortgage loans outstanding on the Underlying Property to exceed 85% of the appraised fair market value of the Underlying Property) are subordinated to the Company's investment and do not entitle such third party lender to any rights upon default without the Company's consent until after the Company's FMB and related Mortgage Loan with respect to such Underlying Property have been repaid. In addition, if the Company chooses to foreclose on a Mortgage Loan which is in default, it may result in the Company realizing taxable income. See "THE COMPANY--Investment Policies and Business Plan--Selection of FMBs."

     Certain Contingent Interest May Be Based on Appraisals. In the event an Underlying Property is not sold prior to the maturity or remarketing of the FMBs, any Contingent Interest payable by virtue of the Company's participation in the Net Sale or Repayment

Proceeds of the Underlying Property will be determined on the basis of the appraised value of the Underlying Property. See "THE COMPANY--Investment Policies and Business Plan--The Terms of the FMBs and Mortgage Loans." Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price. Accordingly, such appraisals may result in the Company realizing more or less Contingent Interest from the FMBs than would have been realized had such Underlying Property been sold, and the amount realized may, to a certain extent, be based on subjective decisions by the independent appraisers.

     FMBs and Mortgage Loans May Be Considered Usurious. State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on the making of usurious loans, including monetary penalties, forfeiture of interest and unenforceabilty of the debt. Although the Company does not intend to acquire FMBs secured by Mortgage Loans at usurious rates, there is a risk that FMBs and Mortgage Loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to Contingent Interest. Therefore, the amount of interest to be charged and the Company's return from the FMBs will be limited by the state usury laws. In order to minimize the risk of making a usurious loan, the Trust Agreement requires the Manager to obtain an opinion of local counsel to the effect that the interest rate of a proposed FMB is not usurious under applicable state law. The Company also intends to obtain an opinion of local counsel to the effect that the interest on the Mortgage Loan is not usurious. To obtain such opinions the Company may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case the Company may have to agree to forego the compounding feature of the FMB structure.

     Uninsured Losses. The Company intends to require comprehensive insurance, including liability, fire and extended coverage, which is customarily obtained for or by a mortgagee on Underlying Properties in which it acquires a mortgagee's interest (generally, such insurance will be obtained by the Property Owner). However, there are certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) which are either uninsurable or not economically insurable. Should such a disaster occur to, or cause the destruction of, any such Underlying Properties, it is possible that the Company could lose both its invested capital and anticipated profits from its investment in the FMB for such Underlying Property.

Risks Relating to the Company

     Construction Completion Risks. Although the Company's Existing Portfolio of FMBs is secured by Mortgage Loans on existing Underlying Properties, the Company may, in the future, invest in FMBs secured by loans on Underlying Properties which are to be constructed. Construction of such projects generally takes approximately two years. The principal risk associated with construction lending is the risk of noncompletion of construction which may arise as a result of (i) underestimated initial construction costs; (ii) cost overruns during construction; (iii) delays in construction; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If the Mortgage Loan is called due to construction not being completed as required in the Mortgage Loan documents, the Company will have suffered a loss of capital in order to preserve its investment. See "THE COMPANY--Investment Policies and Business Plan--Construction Period Guarantees."

     In order to minimize certain risks which may occur during the construction phase of a property, the Company will endeavor to obtain in most instances one or more types of security during such period, including a construction completion guarantee of principals of the Property Owner, personal recourse to the Property Owner and payment and performance bonding of the general contractor, if any, with respect to a property. In addition, the Company may require principals of the Property Owner to provide the Company with an operating deficit guarantee, covering operating deficits of the Underlying Property during an agreed upon period. The Company may not be able, however, to obtain such security with respect to certain properties; in other cases, the Company may decide to forego certain types of available security if the Company determines in its sole discretion that the security is not necessary or is too expensive to obtain in relation to the risks covered.


     Competition and Availability of FMBs. In acquiring FMBs from time to time, the Company may be in competition with private investors, mortgage banking companies, lending institutions, trust funds, mutual funds, domestic and foreign credit enhancers, bond insurers, investment partnerships and other entities, with objectives similar to those of the Company. Some of these entities can be expected to have substantially greater resources and experience in acquiring FMBs than the Company. Some of the entities which may compete with the Company may be affiliates. See "CONFLICTS OF INTEREST--Competition with Affiliates of the Company."


     Since 1986 the Code has provided that any FMB which is a "private activity bond" (other than certain refunding bonds and bonds issued for Section 501(c)(3) organizations) must receive an allocation of "volume cap" from the governmental issuer of the FMB. The amount of volume cap was established in 1986 and was not indexed for inflation. Thus, the amount of available volume cap in real dollars is decreasing each year, reducing the number of projects that may be financed with private activity bonds. Although the Company expects to acquire existing FMBs which may be restructured as well as bonds issued for
Section 501(c)(3) organizations (which do not require volume cap), it also will attempt to acquire FMBs that are newly issued for private developers of multifamily housing and other projects (which do require volume cap). Unless Congress amends the Code to provide for an increase in available volume cap, the number of such newly issued FMBs is likely to decrease.

     Ownership of Minority Positions. The Company may determine to acquire only a small portion of an FMB, which portion may be entitled to floating rates of interest based upon a designated index, and agree to subordinate such portion to the credit position of the holders of the remaining parties of such FMB (a "Minority Position"). Although the Company will limit the amount of such FMBs it acquires to 15% of the Total Market Value of the Company, Minority Positions entail greater risk of non-payment because the Minority Position is generally subordinated to payment of the remainder of the FMB. In addition, if an event of default occurs respecting an FMB, the Company, if it only owns a Minority Position, will not have control over the exercise of remedies, including any work-out with the owner of the Underlying Property. There can be no assurance that the majority owners of such an FMB will be experienced in real estate matters or will take appropriate actions to protect the interests of the Company as the owner of a Minority Position.


     Underlying Properties Owned by Charities. The Company may acquire FMBs that were issued to finance low income multifamily projects and facilities for the elderly (including retirement centers, assisted living projects and nursing homes) owned by charities described in Section 501(c)(3) of the Code. Because volume cap is not needed for such FMBs they may be more readily available than FMBs which require volume cap. However, because charities are not profit motivated, they may not operate projects as efficiently as for-profit owners. In addition, certain facilities owned by charities, such as nursing homes, rely heavily on governmental programs such as Medicaid as a revenue source. There can be no assurance that such programs will not be amended or terminated which could materially adversely affect the financial condition of such facilities. Also, charitable organizations are expected to subsidize indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on FMBs of such facilities. In the event a charity fails to provide such subsidies or otherwise fails to act in a manner consistent with its charitable purpose, its charitable status under Section 501(c)(3) may be revoked. Such revocation could result in the interest on FMBs being included in gross income for purposes of federal income taxation. See, "RISK FACTORS--Tax Risks" below.

     Possible Inability to Achieve Growth. The Company's growth objectives will be affected by a variety of factors (including factors over which the Company may have little or no control), including (i) conditions prevailing in the public securities markets generally, such as the level of interest rates, and the relative demand for public securities generally, and real estate related securities specifically, (ii) the performance and perception of the Company, which will be affected by general real estate conditions, as well as by the Company's specific assets and operations, and (iii) competition. Thus, there is no assurance that the Company will be able either to raise through debt or equity offerings the necessary funds for growth, or to persuade others to accept the securities of the Company in a direct exchange for assets.


     Status of the Company Under ERISA. The Company has received an opinion of Counsel to the effect that, based on certain assumptions concerning the public ownership and transferability of the Shares, the Shares should be "publicly offered securities" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that, consequently, the assets of the Company should not be deemed "plan assets" of an ERISA plan, individual retirement account or other non-ERISA plan that invests in the Beneficial Interests. If the Company's assets were deemed to be plan assets of any such plan, then, among other consequences, certain persons exercising discretion as to the Company's assets would be fiduciaries under ERISA, transactions involving the Company undertaken at their direction or pursuant to their advice might violate ERISA, and certain transactions that the Company might enter into in the ordinary course of its business might constitute "prohibited transactions" under ERISA and the Code.


     Possible Negative Effects of Requirements with respect to Permissible Income of Occupants of Properties. All of the Underlying Properties are subject to certain federal, state and/or local requirements with respect to the permissible income of occupants. Often, state or local law establishes an income ceiling for some or all tenants. In addition, pursuant to the Code, all of the Underlying Properties are required to have at least 20% (and in some instances, at least 40%) of the units held for occupancy by low- or moderate-income persons or families. Since no federal subsidies are available in connection with the Mortgage Loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low- or moderate-income persons or families, which rents may not be sufficient to cover all operating costs with respect to such units and debt service on the applicable Underlying Property. In such event, the rents on the remaining units may have to be higher than they would otherwise be in order to cover the operating costs including debt service on all units in the Underlying Property and may therefore exceed competitive rents, which may adversely affect the occupancy rate of an Underlying Property and the developer's ability to service its debt. In this regard, the Code provides that, as a general rule, for obligations issued on or after January 1, 1986, the income limitations for low- or moderate-income tenants will be adjusted for family size. See "FEDERAL INCOME TAX CONSIDERATIONS--Company Income."

     Possible Liability of Shareholders. The Company is governed by the laws of the State of Delaware. Under the Trust Agreement and the Delaware Act, Shareholders will be entitled to the same limitation of personal liability extended to stockholders of Delaware corporations. In general, stockholders of a Delaware corporation are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation.

     In jurisdictions which have not adopted legislative provisions regarding business trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such a jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdictions could hold that the Shareholders are not entitled to the limitation of liability set forth in the Delaware Act and, as a result, are personally liable for the debts and obligations of the Company. See "Certain Provisions of Delaware Law and the Trust Agreement--Liability of Shareholders."

     Shareholders Must Rely on Management. With the supervision of the Board of Trustees, all decisions with respect to the management or control of the Company will be made exclusively by the Manager including, without limitation, the determination as to investments in FMBs and tax-exempt securities. The success of the Company will, to a large extent, depend on the selection of such investments and the general quality of the management of the Manager. Although the Manager has limited experience in revenue bond and real estate transactions, individual officers, directors and employees of the Manager have had substantial prior experience in the organization and management of real estate programs, both public and private, and in the utilization of revenue bond financing for real estate projects. Except for certain limited voting rights, Shareholders have no right or power to take part in the management of the Company.


Tax Risks

     Possible Failure to Obtain Tax-Exempt Income. The Company will not acquire an FMB unless it receives, or there has been issued previously, an opinion of bond counsel to the effect that interest on such FMB will be exempt from regular federal income taxation. Such opinion may be reasoned or qualified on certain issues and will be based upon certain assumptions, including the assumption that the Underlying Property will be operated to meet the regulatory requirements that are designed to assure the use of the Underlying Property to provide housing for families of low and moderate income and restrictions on the use of the proceeds of tax-exempt financing issued to construct or acquire the project. The opinion of bond counsel may rely upon the opinions of other counsel or may be given by more than one counsel. The opinion of bond counsel will not be binding on the Internal Revenue Service ("IRS"). The Company will not restructure an FMB unless it receives such an opinion of bond counsel or a confirmation that the restructuring will not adversely affect the conclusions in such opinion.


     Interest on the FMBs would be considered to be taxable if:

     (a) The owner of the Underlying Property (who will not be subject to control by the Company) breaches certain of the regulatory requirements on the use of the Underlying Property and the use of proceeds of tax-exempt financing;


     (b) The Company is treated as a substantial user of the Underlying Property or a related person to such a substantial user, which risk would increase if the Company were to gain direct or indirect control over the Underlying Property upon a default of an FMB;

     (c) Certain of the fees paid in connection with a restructuring of an outstanding FMB were considered to exceed certain prescribed limits; and

     (d) In the case of an acquisition and restructuring of a previously outstanding FMB that constitutes a new issuance for tax purposes, within six months before or after the restructuring, there is a change of the ownership of the Underlying Property and the bonds do not then meet all of the requirements and current restrictions in the Code.


     In addition, interest on the FMBs would not be considered interest if all or a portion of the FMBs or the right to Contingent Interest is considered an equity interest in the Underlying Property rather than a debt obligation and interest thereon, with the result that such "interest" would be considered taxable rental income. Further, pursuant to recently issued regulations under the original issue discount rules of the Code ("OID"), Contingent Interest on an FMB may be treated as taxable capital gain to the extent the amount of Contingent Interest is in excess of a specific yield on such FMB. See "FEDERAL INCOME TAX CONSIDERATIONS--Treatment of Mortgage Loans Containing Contingent Interest."


     Although interest on the FMBs will be exempt from regular federal income taxes, such interest may be an item of tax preference subject to the alternative minimum tax for both individuals and corporations and could increase a corporation's environmental tax liability, an S corporation's excess net passive income tax liability or a foreign corporation's branch profits tax. The receipt of such interest also could cause certain otherwise tax-free social security or railroad retirement benefits to be subject to federal income taxation.

     In those cases in which the Company purchases FMBs prior to their being restructured, the Company expects such FMBs to have a face amount in excess of the acquisition price paid by the Company. In restructuring the FMBs, if the Company receives, or is deemed to receive, restructured FMBs or other obligations with an issue price in excess of the acquisition price paid by the Company, then the Company may be deemed to recognize a taxable gain either at the time of the restructuring or on repayment of the principal amount of the restructured FMBs.

     If the Company were to acquire the Underlying Property securing a Mortgage Loan as a result of foreclosure, income recognized as a result of such foreclosure, as well as income recognized from the Company's ownership and operation of the Underlying Property, would not be tax-exempt. In addition, the deduction of any losses resulting from such a foreclosure and/or the Company's subsequent ownership and operation of the Underlying Property may be restricted.

     In addition, if the Company acquires an FMB before obtaining the approval of the relevant government issuer to any restructuring, and in the event it does not ultimately obtain such governmental approval, the Company, in order to avoid the receipt of taxable income, may be forced to sell or otherwise dispose of the FMB, including through foreclosure on the Underlying Property if the Mortgage Loan is then in default. If any such sale or other disposition produced a gain or if the Company acquired the Underlying Property as a result of a foreclosure and was in receipt of net rental income, the Shareholders would recognize taxable income.

     Interest on an FMB may be includible in gross income of the Shareholders for state income tax purposes.

     Risk of Failure to Obtain State Partnership Tax Status. The Company will not apply for an IRS ruling that it will be classified as a partnership rather than an association taxable as a corporation for federal income tax purposes. The Company will instead rely on an opinion of counsel with respect to its status as a partnership for federal income tax purposes. In the event the Company is treated as an association taxable as a corporation by certain states where property securing an FMB is located, distributions made by the Company to the Shareholders could be treated as taxable dividends by such states to the extent of the Company's current and accumulated earnings and profits (which would include receipt of tax-exempt interest although no tax would be imposed on the association) and would be included in gross income of the Shareholders for income tax purposes by such particular states. See "FEDERAL INCOME TAX CONSIDERATIONS--Partnership Status."


     Adverse Effects of Potential Dealer Status. The Company expects to hold its FMBs for investment. However, if it were determined that the Company did not hold its FMBs for investment but for sale in the ordinary course of business, the Company would be characterized as a "dealer" for federal income tax purposes, which could cause the Company to be taxed as a corporation because of its inability to satisfy the 90% Test exception from corporate treatment as a publicly traded partnership (see "Federal Income Tax Considerations-- Partnership Status--Publicly Traded Partnerships"). If the Company was treated as a "dealer" but satisfied the requirements of the 90% Test, gain on the sale or other disposition of the FMBs would be taxable at rates ranging up to 39.6% for individuals, rather than at a maximum 28% rate. While Counsel has assumed that the Company will not be treated as a "dealer," because the determination of "dealer" status is dependent upon future Company activities, Counsel can render no opinion as to whether the Company will be charaterized as a "dealer."



     Other Income Tax Risks. There are numerous income tax aspects and certain income tax risks associated with the Consolidation, the ownership of Shares and the future operations of the Company. Such aspects and risks include, but are not limited to, whether and to what extent the Consolidation will be taxable to a Participating BUC$holder, whether the Shareholders will have taxable income or tax liability in excess of cash distributions in a particular taxable year or upon a sale of their Shares, and whether the Company will be audited by the IRS, which might result in an audit of a Shareholder's personal income tax return.

     The Company does not intend to request, and will not receive, any rulings from the IRS. A prospective Shareholder must consult with his professional tax advisors and review the entire section of this Solicitation Statement entitled "Federal Income Tax Considerations" in order to adequately evaluate the income tax consequences and considerations relating to participating in the Consolidation and owning Shares. Investors and their advisors must also consider, among other tax aspects, state and local tax consequences and estate and gift tax consequences of owning Shares.

     Limitations on Opinion of Counsel as to Tax Matters. As set forth under "FEDERAL INCOME TAX CONSIDERATIONS-- Opinion of Counsel," counsel to the Company has expressed no opinion as to certain tax matters relating to the Company because of the factual nature of such issues or the lack of clear authority in the law. Accordingly, there may be a risk that the IRS would not accept the Company's treatment of certain tax items and that the Shareholders could be adversely affected as a result. In any event the opinions of counsel are not binding on the IRS.

     Possible Changes in Tax Laws. Income tax treatment of publicly traded partnerships and/or obligations which presently generate tax-exempt interest may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to such matters. In addition to any direct effects such changes might have, such changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives. While any such legislation may contain transitional rules that would reduce its impact on the Company, it is impossible to predict whether or in what form such legislation may be enacted in the future. See generally "FEDERAL INCOME TAX CONSIDERATIONS."

          BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION

History of the Partnerships

     Formation. The Partnerships were formed between 1986 and 1987 to invest primarily in FMBs secured by Mortgage Loans on Underlying Properties. In general, the Partnerships' original investment objectives were to (i) preserve and protect the Partnership's invested capital; (ii) provide quarterly distributions that are exempt from federal income taxation (except as to certain separate and/or additional taxes); and (iii) provide additional distributions from Contingent Interest payments exempt from federal income taxation (subject to the same exception as noted in (ii) arising from (a) a participation in the Net Property Cash Flow of the Underlying Properties and
(b) a participation in the Net Sale or Repayment Proceeds of the Underlying Properties.

     The Related General Partners' Management of the Partnerships. The Related General Partners have managed the day-to-day operations of the Partnerships since inception. As general partners of the Partnerships, they have been responsible for management and administration of the Partnerships, including finance and accounting, asset management and administration, overall loan compliance and coordination of loan modification and restructuring, where applicable.

     Historical Information and Achievement of Objectives. All of the Partnerships have paid distributions since inception. As set forth in the table below, as of March 31, 1997, the Partnerships had made aggregate cash distributions to BUC$holders of approximately $227,944,805. Distributions for Tax Exempt I, Tax Exempt II, and Tax Exempt III have been at stable levels (adjusted for dispositions) for 21 quarters, 21 quarters, and 14 quarters, respectively.

     The Partnerships have suffered to varying degrees from the adverse conditions that prevailed in the real estate industry in the 1980s and early 1990s and that still persist in some areas of the country. These adverse conditions have resulted in varying levels of reduced cash flow or erosion of capital or both.

     The table set forth below provides a comparison of the capital raised, and distributions made, by the Partnerships as of March 31, 1997:

              Historical Information Concerning the Partnerships

                                       Distributions     Distributions
                                            to                to            Date of Last
                                       BUC$holders        BUC$holders       Admission
                        Total            through            in Most         of Original
   Partnership      Capital Raised       3/31/97         Recent Quarter     BUC$holders
-----------------   ----------------   ---------------   ----------------   -------------
 Tax Exempt I         $158,124,680       $ 90,535,247       $1,660,319        3/3/86
 Tax Exempt II        $183,032,400       $105,063,540       $2,379,421        5/7/87
 Tax Exempt III       $ 61,632,500       $ 32,346,018       $  677,958       8/13/88
                      -------------     -------------       -----------      --------
 TOTAL                $402,789,580       $227,944,805       $4,717,688
                      =============     =============       ===========

     To the best knowledge of the Related General Partners, 100% of the net proceeds of the original offerings of all of the Partnerships was invested in accordance with the Partnerships' original investment objectives.

     The following information sets forth, on a Partnership-by-Partnership basis, the original investment objectives of each Partnership and the extent to which the Related General Partners believe such objectives have been met.

     Tax Exempt I. Original investment objectives: (i) to preserve and protect the Partnership's invested capital; (ii) to provide quarterly distributions generated from income that is exempt from federal income taxation (except as to certain separate and/or additional taxes); and (iii) to provide additional distributions from Contingent Interest payments exempt from federal income taxation (subject to the same exception as noted in (ii)) arising from (a) a participation in the Net Property Cash Flow of the Underlying Properties and
(b) a participation in the Net Sale or Repayment Proceeds of the Underlying Properties. Based upon the original capital raised from BUC$holders of $158,124,680, distributions of $90,535,247, as of March 31, 1997, and an
Adjusted Net Asset Value of $115,096,936, the Related General Partners believe that objectives (i) and (ii) above were substantially met and objective (iii) above has not been met and will not be realized until there has been a general improvement in the real estate market.

     Tax Exempt II. Original investment objectives are the same as Tax Exempt
I. Based upon the original capital raised from BUC$holders of $183,032,400, distributions of $105,063,540 as of March 31, 1997, and an Adjusted Net Asset Value of $150,666,979, the Related General Partners believe that objectives (i) and (ii) above were substantially met and objective (iii) above has not been met and will not be realized until there has been a general improvement in the real estate market.

     Tax Exempt III. Original investment objectives are the same as Tax Exempt
I. Based upon the original capital raised from BUC$holders of $61,632,500, distributions of $32,346,018 as of March 31, 1997, and an Adjusted Net Asset Value of $43,031,833 the

Related General Partners believe that objectives (i) and (ii) above were substantially met and objective (iii) above has not been met and will not be realized until there has been a general improvement in the real estate market.


     Since the Units (other than the Units of Tax Exempt I) are not listed on any national or regional stock exchange, nor quoted on the Nasdaq National Market, there has been limited liquidity available to BUC$holders. Secondary market sales activity in the Units of Tax Exempt II and III has been limited and sporadic, with less than five percent of all outstanding Units traded (excluding intra-family transfers) during 1996. Daily trading volume for Units of Tax Exempt I averaged 6,688 Units per day in 1996. Based upon information provided by Partnership Spectrum compiled from approximately twelve secondary market firms for the twelve months from December 1, 1995 through November 30, 1996 (and, with respect to Tax Exempt I, the American Stock Exchange), during the twelve months ended December 31, 1996, secondary (and American Stock Exchange) market sales prices were generally below the Adjusted Net Asset Values of the Partnerships. See "THE PARTNERSHIPS--Secondary Market in Partnership Units." See "FAIRNESS--Comparison of Alternatives to the Consolidation--Secondary and Market Prices for Units."


     The offering materials for the Partnerships generally contemplated investment holding periods between ten years and twelve years following the date of the last Partnership investment, unless economic conditions indicated that a variation from those periods was in the best interests of the BUC$holders.

     The following table sets forth, with respect to each Partnership, the age of the Partnership relative to the anticipated holding period of the Partnership's investments as set forth in the applicable offering materials:

                          Original Anticipated Holding
                          Period of the Partnerships

                                                    Remaining
                                   Original         Anticipated
                   Last Date      Anticipated        Holding
                    Assets          Holding          Period
Partnership        Acquired      Period (years)      (years)
---------------   -----------   ----------------   -----------
Tax Exempt I         2/12/87         10-12             0-2
Tax Exempt II        7/31/87         10-12             0-2
Tax Exempt III        5/1/89         10-12             2-4


     Recent Purported Tender Offer for Tax Exempt II. On April 24, 1997, various entities for which MacKenzie Patterson, Inc. is a general partner or an agent (collectively, the "Offerors") notified the Related General Partner of Tax Exempt II that they were making a tender offer for up to 177,500 Units of Tax Exempt II at a price of $10.50 per Unit. At the request of the Related General Partner, the Court issued an order to show cause requiring the Offerors to show cause why they should not be held in contempt and required to cease and desist from pursuing their tender offer. The application for the order to show cause was based on the fact that, among other matters, (i) the Court's preliminary Order enjoined BUC$holders and persons acting in concert with them from making a tender offer for any Units of any of the Partnerships pending approval of the Consolidation and (ii) the tender offer will interfere with the Court's jurisdiction and the orderly consideration and administration of a settlement of the Class Action. See "SUMMARY--The Consolidation--
Restrictions on Transfers and Other Activities Prior to Final Approval of Consolidation." The Court held a hearing on the matter on May 19, 1997 at which time the Court enjoined the Offerors' tender offer until further order by the Court.

Description of the Litigation

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group Inc. et al. (CV-93-654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of BUC$holders in the Partnerships against the Partnerships, PSI, the P-B General Partner and a number of other defendants including certain other partnerships (the "Other Partnerships") sponsored by Prudential and affiliates of Related. Plaintiffs alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") statutes, breach of fiduciary duty, fraud, deceit and negligence, and demanded an accounting. Plaintiffs sought unspecified compensatory, punitive and treble damages, and rescission, including costs and attorneys' fees. PSI and the P-B General Partner have previously settled claims against them in the Litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, together with a number of other actions, was transferred to a single judge of the Court and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket No. 1005). On June 8, 1994, plaintiffs in the transferred cases filed a complaint (the "Consolidated Complaint") covering, for pretrial purposes, all of the transferred actions ("Constituent Actions") and their constituent complaints (the "Constituent Complaints"), and naming as defendants, among others, Prudential and the Related General Partners. The Partnerships are not named as defendants in the Consolidated Complaint (although they remain named-defendants in certain of the Constituent Complaints), but the names of the Partnerships are listed as being among the limited partnerships at issue in the case.


     The Consolidated Complaint alleges violations of the federal and New Jersey RICO statutes, fraud, negligent misrepresentation, breach of fiduciary duties, breach of third-party beneficiary contracts and breach of implied covenants in connection with the marketing and sales of the Units. In particular, the Consolidated Complaint alleges material misrepresentations and omissions respecting the level of safety, income and growth and complains about the illiquidity of the Units.

     Plaintiffs request relief in the nature of rescission of the purchase of the Units and recovery of all consideration and expenses in connection therewith, as well as compensation for lost use of money invested less cash distributions; compensatory damages; consequential damages; treble damages for defendants' RICO violations (both federal and New Jersey); general damages for all injuries resulting from negligence, fraud, breaches of contract, and breaches of duty in an amount to be determined at trial; disgorgement and restitution of all earnings, profits, benefits and compensation received by defendants as a result of their unlawful acts; costs and disbursements of the action; reasonable attorneys' fees; and such other and further relief as the Court deems just and proper.

     On November 28, 1994, the Court deemed certain of the Constituent Complaints (including Kinnes) amended to incorporate into the Constituent Complaints the new allegations and new parties (e.g., the Related General Partners) set forth in the Consolidated Complaint.

     The defendants have vigorously denied and continue to deny all liability to the Class Members and all allegations of wrongdoing directed at defendants in the Consolidated Complaint. Notwithstanding the foregoing, settlement discussions with the plaintiffs have resulted in proposed settlements with some, but not all, of the defendants. In particular, after a fairness hearing on November 17, 1995, the Court, among other matters, granted (i) final approval to the class certification and (ii) final approval of a partial settlement of the Class Action against PSI and the P-B General Partner pursuant to which they agreed to establish a settlement fund of $110 million. Settlement negotiations with respect to defendants other than Prudential and Related are continuing.

The Related Settlement

     History of Settlement Negotiations. Related first explored with Class Counsel the possibility of a settlement of the Litigation at a meeting on or about August 8, 1994. During that meeting, Related described the broad outlines of a settlement involving a monetary payment and the reorganization of the Partnerships and the Other Partnerships. As a result of that meeting, and at Class Counsel's request, on or about September 26, 1994, Related delivered to Class Counsel a written outline of a possible settlement. That outline assumed that the P-B General Partner would be negotiating a settlement with Class Counsel which would result in, among other things, the P-B General Partner's withdrawal as a general partner from each of the Partnerships and the Other Partnerships without compensation for doing so.

     For approximately one year thereafter, there was little communication with Class Counsel regarding a possible settlement. During that time Class Counsel negotiated and ultimately reached a settlement with PSI and the P-B General Partner in the amount of $110,000,000.

     On July 11, 1995, Related met with Class Counsel to review certain aspects of the proposal that had been made. On August 17, 1995, Related sent to Class Counsel a draft memorandum of understanding that contained more detail than the original August 1994 settlement outline. At about this time, Related and PSI determined that the P-B General Partner would be compensated by Related for withdrawing as a general partner of the Partnerships and the Other Partnerships. As a result, Related sought to reduce the cash component of the settlement inasmuch as it would now have to compensate the P-B General Partner for its interests. Class Counsel, however, refused.

     On September 14, 1995, Class Counsel delivered a term sheet to Related containing a draft of the settlement terms. A series of meetings then ensued between Related, its counsel, Class Counsel and their financial consultant, including meetings on September 19, 1995, October 19, 1995, December 1, 1995, December 7, 1995, December 15, 1995 and January 3, 1996. Various issues were negotiated at those meetings including the structure and terms of the Consolidation, the scope of releases to be given, the scope of the monetary class and the equitable class, the extent to which fees payable by the Partnerships would be reduced, the extent to which Related would be responsible for the costs attendant to the Consolidation and the extent to which Related would be reimbursed if the Consolidation were approved and became effective. In addition, during this period, at Class Counsel's request, Related delivered to Class Counsel detailed information, including a break-down of the fees the General Partners had been receiving from each Partnership and the reduction in each type of fee which would inure to the benefit of the Partnerships.

     On January 16, 1996, Related sent Class Counsel a term sheet outlining the proposed Consolidation. On March 12, 1996, Class Counsel sent an initial draft of the proposed Settlement Stipulation. On March 28, 1996, Class Counsel sent a revised draft of the term sheet. On or about March 29, 1996, Related communicated its comments regarding the term sheet and the proposed Settlement Stipulation. As a result, on May 16, 1996, Class Counsel sent a revised draft of the proposed Settlement Stipulation to Related. Subsequently, several revised drafts of the proposed Settlement Stipulation and term sheets were prepared and distributed in June 1996. In addition, Related met with Class Counsel several times in June 1996 to discuss, among other items, the addition of Pru-Bache Tax Credit to the equitable class and the equitable relief that members of that partnership would be receiving. After the details of the equitable relief had been determined, Related and representatives of Class Counsel discussed and agreed upon the methodology that the Court would be asked to approve pursuant to which Class Counsel would be compensated for their services to the Equitable Class. See "CONFLICTS OF INTEREST--
Conflicts of Interest of Class Counsel." The Settlement Stipulation and other documents respecting the Related Settlement were further negotiated, drafted and revised during the period from June to December 1996.

     On December 24, 1996, Class Counsel and Related entered into the Settlement Stipulation, which was preliminarily approved by order of the Court dated December 31, 1996.


     The Order, among other matters, (iii) certified two classes for settlement purposes: one pursuant to Rule 23(b)(3) of the Federal Rules of Civil Procedure for monetary relief (the "Monetary Class Members") and the other pursuant to Rule 23(b)(1) and (2) for equitable relief (the "Equitable Class Members" and, together with the Monetary Class Members, the "Class Members"); (iv) approved the form of class notices ("Class Notices") and directed that the Class Notices be sent, along with this Solicitation Statement, to the applicable Class Members after review and approval by the Court subsequent to the filing and clearance of the Solicitation Statement with the Commission; and (v) scheduled a date for the Fairness Hearing at which all BUC$holders and Class Members will have an opportunity to be heard. In addition, the Court enjoined: (i) the Class Members from (a) transferring their Units prior to the Fairness Hearing unless the transferee agrees to be bound by the Related Settlement, (b) conducting a tender offer for Units, or (c) transferring their right to vote or granting a proxy with respect to the Consolidation; and (ii) the General Partners from (a) recognizing or processing transfers of Units except in accordance with the Order, and (b) making the list of unitholders in each Partnership available to any person seeking to conduct a tender offer.


     The Monetary Class Members consist of, among others, all persons who between January 1, 1980 and June 8, 1994 purchased Units, regardless of whether they currently hold Units, excluding those BUC$holders who have previously settled or litigated to conclusion with PSI or the P-B General Partner in arbitrations or court proceedings other than MDL Docket No. 1005. The Equitable Class Members consist of, among others, all current holders of Units, regardless of whether they have settled with PSI or the P-B General Partner. There is substantial overlap between the two classes and they are not mutually exclusive. Accordingly, many people will be a member of both classes. However, some Monetary Class Members will not be members of the Equitable Class (e.g., persons who purchased their Units between January 1, 1980 through June 8, 1994 but who have sold their Units and are no longer BUC$holders). Conversely, some Equitable Class Members will not be members of the Monetary Class (e.g., persons who are current BUC$holders but who purchased their Units after June 8,
1994). If a person who is a member of both classes opts out of the Monetary Class, he will still be able to sue individually for money damages notwithstanding the fact that he remains a member of the Equitable Class. Conversely, a person who is an Equitable Class Member who is also a Monetary Class Member will be able to object to the Consolidation in response to the Solicitation Statement without opting out of the Monetary Class. However, Equitable Class Members whose Partnership is a Participating Partnership may not opt out of the Equitable Class even if they object to the Consolidation.

     Summary of Related Settlement; Effect on Rights of BUC$holders. The Related Settlement is comprised of two parts, the Monetary Settlement, in which only Monetary Class Members may participate, and the Equitable Settlement, in which only Equitable Class Members will participate.


     The Monetary Settlement requires Related to pay $2,058,333 (the "Settlement Amount") in settlement of its portion of the Monetary Class claims. The Settlement Amount, less Court-approved fees and expenses, will be distributed among Monetary Class Members in accordance with a plan of allocation that was formulated by Class Counsel and approved by the Court.


     Equitable relief provided to the Equitable Class Members as part of the Related Settlement consists of (a) the Consolidation and/or (b) the withdrawal of the P-B General Partner as a general partner of each of the Partnerships.

     The Related Settlement will result in the full and complete settlement, discharge and release of the claims by Monetary Class Members against the Related General Partners and their affiliates in connection with or which arise out of the allegations set forth in the Consolidated Complaint or in any pleading in any Constituent Action or which relate to (i) the marketing, purchase, sale or holding of Units during the period January 1, 1980 through June 8, 1994 or (ii) the operation, oversight, monitoring or management of the Partnerships and Other Partnerships during such period (other than claims, rights, causes of action or liabilities described in this clause (ii) that are based on actual fraud committed by the Related General Partners, their officers, directors and employees). Each BUC$holder who invested in a Partnership that is part of the Consolidation is restrained from commencing or prosecuting any settled claims.

     If the Related Settlement is approved by the Court, all Participating BUC$holders will release and discharge, and be enjoined from bringing, all claims against the Related General Partners and their affiliates based on allegations similar to those made in the Consolidated Complaint or in any Constituent Action and that seek equitable relief different from that provided by the Related Settlement. If the Related Settlement is approved by the Court, all Participating BUC$holders will also release and discharge, and be enjoined from bringing, all claims against the Related General Partners, their affiliates, the P-B General Partner and its affiliates relating to or arising out of the terms or implementation of the Related Settlement with the Equitable Class, the Consolidation, and the withdrawal of the P-B General Partners. If the Related Settlement is approved by the Court, all non-Participating BUC$holders will release and discharge, and be enjoined from bringing, all claims against the Related General Partners, their affiliates, the P-B General Partner and its affiliates arising out of or relating to the withdrawal of the P-B General Partner.

     The Related General Partners will advance payment for all costs of notice and administration of the Related Settlement. However, if the Monetary Settlement is approved, the Related General Partners will be reimbursed, subject to Court approval of such reimbursement, for all costs of notice and administration incurred by the Related General Partners in connection with the Monetary Settlement in excess of $100,000. Such reimbursement will be made from the settlement pool created by the Related General Partners cash settlement payment. The Related General Partners will initially pay all expenses incurred in connection with the Equitable Settlement. If approval of the Consolidation is obtained, the Company will reimburse the Related General Partners for the expenses incurred in connection with the Consolidation. If the Consolidation is not consummated for any reason then the Related General Partners shall bear all costs related to the Equitable Settlement and shall not be entitled to any reimbursement of such costs from the Partnerships.

     Right to Terminate. The Related General Partners may, at their discretion, terminate the Related Settlement for any of the following reasons: (1) requests for exclusion from the Monetary Class are validly filed by persons otherwise entitled to be Monetary Class Members who purchased Units in the Partnerships and other Partnerships having an aggregate original purchase price equal to or greater than a certain specified amount agreed upon by Class Counsel and the Related General Partners; (2) the Court fails or declines to enter the Order and final judgment within 180 days after the Fairness Hearing; (3) the Court enters an alternative judgment; (4) the action entitled Romano v. Prudential Insurance Company of America, No. 94 Civ. 3527 is not dismissed with respect to the Related General Partners and their affiliates named as defendants in such action; (5) the requirements of one of the two Minimum Participation scenarios are not satisfied or such Minimum Participation requirements are met but, as permitted by the Settlement Stipulation, Related refuses to proceed without 100% Participation; or (6) the Court has not approved the Related Settlement, including the Consolidation.


     Consolidation Approval Procedure. Approval of the Equitable Settlement and, therefore, the Consolidation is in the sole discretion of the Court. The Equitable Settlement provides that, assuming certain other conditions are met, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. BUC$holders have until August 18, 1997 to object to the Consolidation. Thus, a Partnership will participate in the Consolidation if (a) BUC$holders holding less than 33-1/3% of the outstanding Units of a given Partnership object to including that Partnership in the Consolidation, (b) the Court approves of the Partnership being included in the Consolidation, (c) the P-B General Partner withdraws as a general partner from each of the Partnerships, and (d) the other terms and conditions of the Settlement Stipulation are satisfied or waived. Under the applicable Partnership Agreements, if the Consolidation were not subject to a judicial determination and court order following a Fairness Hearing, it could only be consummated by obtaining the affirmative approval of holders of a majority of the outstanding Units.


     In addition to a BUC$holder's right to object to the Consolidation by delivery of an Objection Notice pursuant to this Solicitation Statement, BUC$holders may object to any aspect of the Related Settlement, including the Consolidation, by following the procedures set forth in the Class Notice which accompanies this Solicitation Statement. However, if the Court approves the Consolidation after the Fairness Hearing and an objecting BUC$holder is a BUC$holder in a Participating Partnership, such BUC$holder may not opt out of the Equitable Settlement.

     If more than 33-1/3% of the BUC$holders of a Partnership object to the participation of that Partnership in the Consolidation, that Partnership will not participate in the Consolidation and will continue to operate as a separate legal entity with its own existing properties and other assets and its own existing liabilities. Consummation of the Consolidation with respect to Participating Partnerships will not have any impact on the investment objectives, policies or restrictions applicable to a Non-Participating Partnership, or affect the fees and distributions payable by such Non-Participating Partnership to its general partners and their affiliates (although, at the Related General Partner's option (and subject to Court approval), the P-B General Partner will be required to withdraw from such Partnership).

Class Counsel

     Class Counsel consists of 25 law firms located throughout the United States, each of which is unaffiliated with the Related General Partners. Such firms were selected by the individual plaintiffs who commenced or intervened in the Litigation, all of whom are BUC$holders, to represent and act on behalf of BUC$holders in the Litigation, including settlement of the Litigation. Class Counsel represented all BUC$holders in the Litigation. Class Counsel are coordinated by an Executive Committee consisting of seven nationally recognized law firms with extensive experience in the prosecution and resolution of securities class actions. The Executive Committee is chaired by: Melvyn I. Weiss, Esq., Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119; and Lawrence A. Sucharow, Esq., Goodkind Labaton Rudoff & Sucharow LLP, 100 Park Avenue, New York, New York 10017.

     Each of the above law firms is experienced in representing investors in securities and limited partnership class action litigation, and each has represented investors in complex settlement negotiations resulting in a variety of transactions. Class Counsel have recovered billions of dollars on behalf of class members and have been involved in numerous actions the resolution of which required the issuer to take remedial actions.

     Class Counsel investigated the claims asserted against the Related General Partners in the Litigation, conducted discovery, including the review of numerous documents and the taking of depositions, and conducted extensive negotiations with the Related General Partners resulting in the Related Settlement. Prior to agreeing to the final terms of the Related Settlement, of which the Consolidation forms a part, and recommending it to the Equitable Class Members, Class Counsel retained the services of Oppenheimer & Co., a well known investment banking firm, and obtained the Fairness Opinion. See "FAIRNESS OPINION AND APPRAISALS."

     The fees of Class Counsel, as approved by the Court, will be paid from the cash settlement pool provided by the Related General Partners and other defendants pursuant to the terms of the Related Settlement and settlements reached with other defendants in the Litigation.

     Class Counsel may be deemed to have a conflict of interest in determining to recommend to Equitable Class Members that they not object to the Related Settlement, of which the Consolidation is a part, because Class Counsel intend to apply to the Court for an award of fees and reimbursement of expenses. Such fees would be payable in Counsel's Fee Shares which will be issued only in the event that the Consolidation results in an increase in the value of investor equity as determined one year following the commencement of trading of the securities to be issued to Equitable Class Members pursuant to the Consolidation. The maximum amount of Shares which may be issued to Class Counsel will be equal to 3.95% of the total number of Shares outstanding as of the Anniversary Date. See "CONFLICTS OF INTEREST--Conflicts of Interest of Class Counsel." The settlement and Class Counsel's fee application are subject to the approval of the Court. See "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Description of the Litigation."

Alternatives to the Consolidation

     Before deciding to recommend the Consolidation, the Related General Partners examined certain alternatives to the proposed Consolidation in an effort to achieve maximum benefits to each BUC$holder. These alternatives were
(a) continued management of the Partnerships as currently structured and (b) liquidation of the Partnerships through entire portfolio sales or sales of individual assets. For a detailed quantitative comparison of the alternatives to the Consolidation, see "FAIRNESS."

     Furthermore, inasmuch as the Consolidation is being proposed by the Related General Partners in connection with the Related Settlement, they did not actually consider other transactions as alternatives to the Consolidation. However, in comparing the alternatives examined, the Related General Partners considered the fact that the Partnerships' offering prospectuses contemplated a holding period for their respective assets of ten to twelve years from the date of a Partnership's last acquisition of assets (which dates of acquisition range from 1987 to 1989). However, such holding periods were only estimations made at the time of the offering of Units and, as more fully discussed below, due to current real estate market conditions, the Related General Partners do not believe that the sale of the assets at this time would be in the best interest of BUC$holders. Finally, the Related General Partners are not required to cause the Partnerships to sell their assets at any specific time.

Continuation of the Partnerships

     Benefits of Continuation. An alternative to the Consolidation would be to continue each of the Partnerships in accordance with its existing business plan. Each Partnership would remain a separate legal entity, with its own assets and liabilities, governed by its existing Partnership Agreement. BUC$holders in favor of this option should consider objecting to the Consolidation. Continuing the Partnerships without change has a number of benefits, including the following: (i) each Partnership would remain a separate entity, with its own assets and liabilities, and its original investment objectives, consistent with the guidelines, restrictions and safeguards in its Partnership Agreement; (ii) the Partnership's performance would not be affected by the performance of the other Partnerships, including the investment objectives, interests and intentions of the BUC$holders in the other Partnerships; (iii) there would be no change in the nature of the BUC$holders' investment or relative voting rights; (iv) there would be no change in the cash distribution policy (solely as a result of not participating in the Consolidation) and (v) the Participating Partnerships would not incur the expenses associated with the Consolidation, which are estimated to be approximately $1,984,125.

     In addition, continuing the Partnerships without change avoids the disadvantages inherent in the Consolidation. These disadvantages include, among others: (i) the uncertainties of allocating the Shares to be issued by the Company on a fair and equitable basis; (ii) the uncertain market value of the Shares to be issued by the Company; (iii) the fundamental change in the investment caused by the Consolidation; and (iv) the risks and other detriments set forth in this Solicitation Statement.


     Detriments of Continuation. Maintaining the Partnerships as separate entities may have the following potentially negative results when compared with the benefits that the Related General Partners perceive may be derived from the
Consolidation: (i) in the case of Tax Exempt II and III, illiquidity of investment on a current basis due to the lack of a large and established secondary market and in the case of Tax Exempt I in particular, the inability to take advantage of the increased size resulting from the Consolidation which is expected to improve liquidity and result in a larger portion of institutional ownership, both of which may favorably affect share prices; (ii) a less efficient and cost effective exit strategy for BUC$holders wishing to liquidate their investment at some future date; (iii) duplication among the Partnerships in reporting, filing and other costly administrative services;
(iv) in the case of Tax Exempt II and III, difficulty in valuing the investment due to the limited secondary market for Units; (v) inability to achieve cost savings; and (vi) less flexibility and control in actively managing the portfolio.


     Valuation Comparison. As discussed in the more detailed quantitative analysis of the alternatives to the Consolidation, the Related General Partners have estimated that the going-concern value of the Units per $1,000 of Original Investment for each Partnership would be less than the highest estimated value of the Shares (on the same per $1,000 of Original Investment basis) and more than the lowest estimated value of the Shares (on the same basis). See "FAIRNESS--Comparison of Alternatives to the Consolidation".

Liquidation of the Partnerships

     Benefits of Liquidation. Although not considered by the Related General Partners to be a viable option at this time, each of the Partnerships could immediately dissolve, sell its assets, pay off existing liabilities and distribute the net liquidation proceeds to the BUC$holders and General Partners in accordance with the distribution provisions of its Partnership Agreement. The primary benefit of this strategy is that it would allow for an immediate final liquidation of all of the BUC$holders's investment and a distribution of cash equal to the net liquidation proceeds.


     Detriments to Liquidation. Circumstances currently affecting the financial and real estate markets must be taken into consideration in analyzing the desirability of selling the Partnerships' assets, including timing of the sale of assets. Although in recent years the performance of certain types of real estate assets in many parts of the country have shown marked improvement, overall conditions including those relating to the Underlying Properties, have not fully recovered to the levels prevailing when most of the Partnerships' FMBs were originally underwritten and acquired, and the rent level and thus market values of many of the Underlying Properties have not increased to levels sufficient to allow BUC$holders (through the Partnerships' ownership of FMBs) to obtain a return of their Original Investment. The Related General Partners believe that current buyers of FMBs would in no event pay more than the face amount of the FMBs and further would highly discount projected Contingent Interest payable from ongoing cash flows on certain FMBs and from net sales proceeds in excess of the face bond amounts and would make their purchase valuations based on no more than a five year holding period. In the aggregate, these factors have the effect of greatly reducing the value of FMBs in a liquidation of the Partnerships' assets. It is not certain whether market conditions are likely to improve sufficiently in the near future to permit asset sales at more favorable market values, but, real estate and investments historically have been considered a stable long term investment despite periodic market fluctuations. The Related General Partners believe that conditions may improve over time and the BUC$holders may realize payments of Contingent Interest from participations in Net Property Cash Flow or Net Sale or Repayment Proceeds resulting from appreciation in the value of the Underlying Properties. The Related General Partners believe that holding, rather than liquidating, the Partnerships' assets, with the expectation that market values will continue to improve over the long term is in the best interest of the BUC$holders and could improve their overall investment return. Based on the factors described above, the Related General Partners concluded that a sale of the Partnerships' assets and a liquidation of the Partnerships' at this time would be premature.


     A liquidation would be expected to occur in one of two ways: (i) on an asset-by-asset basis, which would likely realize optimum prices for each asset, but which would be expensive, drawn-out, and result in the protracted life of a Partnership until all of its assets could be sold and the entity dissolved; or
(ii) on a portfolio basis to one or two buyers, which may result in a less drawn-out liquidation period and less protracted life of the Partnership, but would likely result in some potentially steep price reductions or other additional costs to compensate a buyer for purchasing assets which may not entirely fit its investment criteria. There could, in addition, be potentially significant partnership administrative and overhead costs incurred as the Partnerships windup, which costs are largely independent of asset size and nature, and which over an extended liquidation period, could reach disproportionately high levels in relation to revenues, thereby further reducing the portion of net sales proceeds ultimately available for distribution to BUC$holders from the liquidation.

  Potential Acquisition of Partnership Assets

     The Related General Partners believe there are, at this time, no ready buyers for the Partnerships' FMBs in bulk at optimum prices. One potential buyer, however, would be an institutional high yield entity interested in tax-exempt yields of 8% or more, but would purchase based on 75-80% loan to value ratios and minimum 1.25 x debt service coverage. Such criteria would require the Partnership to take steep discounts on the sale of FMBs (25-30%) to induce such a buyer to purchase FMBs, either piecemeal or in bulk. Another potential buyer would be "vulture fund" type entities interested in buying the portfolio at discounted prices in order (through foreclosure or deed-in-lieu transactions) to realize enhanced values derived from actual ownership of Underlying Properties. Again, such a buyer would require steep discounts in order to effect profits from such a scenario.

     Further, in a liquidation sale of FMBs, the Partnerships would forfeit not only the difference between liquidation sales proceeds and the current value of FMBs and potential future value increases due to appreciation of the Underlying Properties, but would also incur the costs of the liquidation including potentially significant overhead costs if the liquidation period became extended.

Benefits of, and Reasons for, the Consolidation

     In deciding whether to recommend the Consolidation to BUC$holders, and in negotiating the terms of the Consolidation, the Related General Partners and Class Counsel considered the benefits to be derived as a result of the Consolidation. The following is a brief discussion of the primary advantages the Consolidation is expected to generate for BUC$holders.

     Increase in Liquidity from Listing and Increased Size. Currently, the Partnerships' Units (other than Tax Exempt I) are traded only through an informal and inefficient secondary market. The Shares will be approved for listing on the American Stock Exchange (or other national exchange or market) upon official notice of issuance prior to consummation of the Consolidation. The Related General Partners believe that listing the Shares on the American Stock Exchange is likely to substantially enhance the liquidity of the investment. In particular and specifically as it relates to Tax Exempt I, the increased size of the Company's portfolio in relation to the portfolio of FMBs of any single Partnership, is expected to assist the Company in achieving increased liquidity through higher stock trading volumes and a larger portion of institutional ownership attendant with a market capitalization in excess of $100 million over that currently available to any of the Partnerships, including Tax Exempt I which is already listed. The Related General Partners believe the Consolidation offers Participating BUC$holders a faster and more efficient means of liquidating their investment than if the Partnerships were to attempt to liquidate their portfolios through conventional asset sales or if the BUC$holders were to sell their Units in the relatively illiquid secondary market for such Units.

     Increased Distributions. Lower costs resulting from the elimination of a portion of the fees payable to the P-B General Partner and the contribution to the Company of one-half of the P-B Interest acquired by the Manager as well as reduced costs associated with the operation and maintenance of the Partnerships as public partnerships and certain economies of scale resulting from the common beneficial ownership and management of the Participating Partnerships' portfolio is expected to generate an increase in the funds available for distribution from that which could be generated by the individual Partnerships. Furthermore, the Consolidation will simplify the preparation of financial statements, tax returns, investor information and reports and filings otherwise required. Certain cost savings will be enhanced to the extent that more than the minimum number of Partnerships participate in the Consolidation. The Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt III) had the Consolidation occurred on January 1, 1996, with 100% Participation. However, the Related General Partners believe that additional cost savings together with the benefits anticipated to be derived from the Company's new business plan, neither of which is reflected in the Company's 1996 pro forma financial statements, will be achieved, thereby resulting in a progressive increase in distributions to BUC$holders including those in Tax Exempt II and Tax Exempt III. There can be no assurance that such additional cost savings or benefits derived from the Company's new business plan will be achieved.

     Reduction in Aggregate Annual Fees. The Consolidation will result in lower aggregate annual fees being paid by the Company to the Manager than the aggregate annual fees currently paid by the Partnership to the General Partners. In addition, the Related General Partners believe that the Company will be able to achieve cost savings as a result of combining the services currently provided to the Partnerships, thereby increasing the aggregate cash flow which would be available for distribution. See "PRO FORMA FINANCIAL INFORMATION." Although the formulas used to calculate all post-Consolidation fees (except the Bond Selection and Loan Servicing Fees which remain unchanged) reflect reduced amounts from those currently payable to the General Partners, the gross amount of such fees could be higher post-Consolidation due to the increased size of the Company's portfolio as a result of new acquisitions to be made by the Company (although such fees will still be less than they would have been under the old formulas).

     The following is a comparison of (i) the aggregate fees paid by each of the Partnerships to the General Partners, to (ii) the fees that will be paid by the Company to the Manager.

                         Summary of Reduction in Fees

                                                                                  Percentage
                                                                   Post-          (Decrease)/
                                                    Current     Consolidation     Increase
                                                     Fees          Fees*           in Fees
                                                   --------    ---------------  ------------
Tax Exempt I
Bond Selection Fee(1)                               2.00%          2.000%              0%
Bond Placement Fee(2)                               4.00%          2.000%            (50%)
Partnership Management Fee/Special
 Distribution from Adjusted Cash Flow(3)            0.50%          0.375%            (25%)
Loan Servicing Fee(4)                               0.25%          0.250%              0%

Tax Exempt II
Bond Selection Fee(1)                               2.00%          2.000%              0%
Bond Placement Fee(2)                               4.00%          2.000%            (50%)
Partnership Management Fee/Special
 Distribution from Adjusted Cash Flow(3)            0.50%          0.375%            (25%)
Loan Servicing Fee(4)                               0.25%          0.250%              0%

Tax Exempt III
Bond Selection Fee(1)                               2.00%          2.000%              0%
Bond Placement Fee(2)                               4.00%          2.000%            (50%)
Special Distribution from Adjusted Cash Flow(3)     0.50%          0.375%            (25%)
Loan Servicing Fee(4)                               0.25%          0.250%              0%


--------------
* The Manager may also receive (a) incentive share options which will be issued only if the Company's distributions in any year exceed $0.9517 per Share (i.e., the 1996 pro forma distributions set forth in this Solicitation Statement) and if granted by the Compensation Committee and (b) a Liquidation Fee payable only if the Company is dissolved and such dissolution and liquidation of the assets of the Company is supervised by the Manager.
(1) Based on the principal amount of each FMB acquired or originated by the Company.
(2) This fee is and will continue to be paid by the borrower and not the Company.
(3) Per annum based on the Company's Total Invested Assets; payable by the Company quarterly, in arrears, at the end of each calendar quarter. Tax Exempt I and II pay a Partnership Management Fee; Tax Exempt III and the Company pay a Special Distribution.
(4) Per annum based on the outstanding principal amount of the Company's Mortgage Loans; payable by the Company quarterly, in arrears, at the end of each calendar quarter.

     Pursuant to the Partnership Agreements, the Trust Agreement and the Management Agreement, the General Partners and the Manager are entitled to reimbursement of certain administrative costs incurred by them on behalf of the Partnerships or the Company. Reimbursement of such costs is included in General Administrative Expenses ("G & A") in the pro forma and historical financial statements. The Related General Partners believe that as a result of the Consolidation the Company's G & A will be reduced as a result of combining services currently provided to the Partnerships. Pursuant to the Management Agreement, the maximum amount of expenses which the Company may reimburse the Manager is $200,000 in any given year of operations, subject to the following adjustments: the overall limit on reimbursements for administrative expenses will be increased (i) after the Company's first year of operations and each year thereafter by a percentage equal to the Consumer Price Index for the year then ended, and (ii) proportionately as the Company increases its asset portfolio.


     For more information regarding aggregate compensation paid and distributions made by the Company and the Partnerships on a pro forma and historical basis, see "FAIRNESS--Compensation, Reimbursements and Distributions to the General Partners."


     Increase in Trading Value of Shares. The Related General Partners expect the stabilized market price of the Company's Shares will increase relative to the current market/trading value of the Units. This belief is based on the expectation that the marketplace will place a greater value on an entity which has the ability to grow and has a significant enough capitalization to be able to access the financial markets and achieve greater liquidity, none of which qualities exist with the Partnerships. Notwithstanding the expected outlook for the stabilized value of the Company's Shares, the Related General Partners recognize that there is substantial uncertainty as to the prices at which the Shares will trade in the short-term following the consummation of the Consolidation. Trading pressure resulting from BUC$holders wishing to sell their Shares immediately after the Effective Date may result in the trading price of the Shares being artificially depressed until the market for the Shares is stabilized.


     Ability to Raise Capital. The Company will have access to financing and the capital markets with the ability to fund future growth and capital requirements through the issuance of additional publicly-traded and privately-placed securities and the raising of funds from debt and mortgage obligations, subject to a maximum leverage limit equal to 50% of the Company's Total Market Value (measured at the time such assets are leveraged).


     Growth. The Company expects to grow through the acquisition and ownership of additional FMBs. The Manager intends to retain affiliates of Related to provide the services to the Company required to be provided by the Manager. Related has substantial experience in raising capital and acquiring, holding and servicing FMBs.

     Diversification. The Company's initial FMB portfolio will be expanded and more diversified in terms of geographic location, number and type of assets than that of any of the Partnerships. Such expansion and diversification may be further enhanced through the acquisition of additional FMBs. An expanded and more diversified portfolio should result in greater protection against certain risks associated with the ownership of real estate assets.

     Withdrawal of P-B General Partner as a General Partner/Equity Holder. As part of the Consolidation, the P-B General Partner will relinquish its general partner interests in the Partnerships and will not receive an equity interest in the Company. See "THE CONSOLIDATION AND RELATED TRANSACTIONS--Related Transactions; Purchase Agreement between Related and the P-B General Partner--Overview." The Manager, an affiliate of Related, will serve as the sole manager to the Company and perform the investor services, accounting and administrative responsibilities and functions that currently are performed by the P-B General Partner.

     Limited Liability. Similar to the limited liability of the BUC$holders of the Partnerships, Shareholders will not have any liability solely as a result of their status as Shareholders under Delaware law for obligations of the Company. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS."

     Cash Flow. Currently, among other compensation, the General Partners are entitled to receive 2% of all distributions from the Partnerships. As a result of the contribution of one-half of the P-B Interests to the Partnerships, BUC$holders will receive a greater percentage of the Shares allocated to the Partnerships and, therefore, a greater percentage of distributions as Shareholders than they would have received as BUC$holders as follows:




                                                              Percentage
                       Percentage of      Percentage of       Increase in
                         Cash Flow          Cash Flow         Percentage of
                       Distributable      Distributable       Distributable
                       to BUC$holders     to Shareholders      Cash Flow
                       ----------------   -----------------   --------------
    Tax Exempt I          98.00%              98.50%             .50%
    Tax Exempt II         98.00%              98.50%             .50%
    Tax Exempt III        98.00%              98.50%             .50%

     Sales and Refinancing Proceeds. The General Partner's interest in distributions from capital transactions increases to between 10% and 11% after BUC$holders of the Partnerships have received a specified return on their original investment. In connection with the Consolidation, the Related General Partners have eliminated their right to receive such increased distributions. The Related General

Partners believe that it is unlikely that they would receive any increased distributions from capital transactions under the current Partnership Agreements.

     Market Attractiveness. The Related General Partners expect that the Company will be more attractive in the marketplace than the Partnerships, with attendant benefits for its Shareholders. In particular, the Related General Partners believe that the Company, with its capability for growth by making additional investments will be viewed by the market as an operating business and, therefore, the Shares may be expected to trade at a higher level than the Units of the Partnerships which are closed-end funds (i.e., a "going concern" should trade at a price which (i) is greater than the sum of its underlying assets or (ii) represents a smaller discount to the value of its assets than a closed-end fund; each of the Partnerships' Units currently trade sporadically in the informal secondary market at a price which reflects a substantial discount to the value of its underlying assets).

     Reduction in Administrative Costs; Simplified Administration. Each year, the Partnerships must prepare three separate annual audited financial statements, as well as tax returns and investor communications, and throughout the year provide other periodic reports to BUC$holders and the Commission. The preparation of this material requires substantial expense, time and effort. Furthermore, to the extent service providers, such as legal counsel, accountants, appraisers and other professionals, render services benefitting two or more of the Partnerships, costs and expenses associated with such services must be fairly and equitably allocated among the Partnerships relative to the benefits afforded the Partnerships. The Consolidation will reduce the number of entities for which administrative services are required and eliminate much of the duplication in reporting, filing and other administrative services, thus simplifying administration and reducing administrative costs of the consolidated entities. The Consolidation will eliminate the cumbersome process of allocating common costs and expenses, and simplify the preparation of financial statements, tax returns, investor information and reports and filings otherwise required. In light of the foregoing, the Related General Partners believe that the Consolidation will result in cost savings to Participating BUC$holders. For information relating to the pro forma operating expenses of the Company see "FINANCIAL STATEMENTS."

Consequences if Consolidation Not Completed

     If the Consolidation is not completed, the Partnerships will continue to operate as separate legal entities with their own assets and liabilities. There will be no change in their investment objectives, policies and restrictions.

Disadvantages of the Use of Trust Form

     The Company is a Delaware business trust subject to the Delaware Act. A comparison of the limited partnership structure of the Partnerships and the business trust structure of the Company is set forth under "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS." There are various potential disadvantages in converting to the business trust form of the Company, including the following: (a) the business trust structure of the Company permits a wide range of business activities, thereby increasing risks to Participating BUC$holders; (b) the business trust structure of the Company permits perpetual existence, thereby eliminating the right of Participating BUC$holders to receive cash proceeds from the sale or refinancing of properties or the repayment of mortgages; (c) the business trust structure of the Company permits the Board of Trustees to change the investment objectives of the Company without a vote of Shareholders, thereby increasing risk to Participating BUC$holders; and (d) in the business trust structure of the Company, the rights of Shareholders against management of the Company may be more restricted than in the limited partnership form of the Partnerships due to the fact that the Trust Agreement includes provisions, among others, that limit the liability of the Trustees to the Company and the Shareholders for money damages in most circumstances and require the Company to provide a broad indemnity to Trustees in contrast to the Partnership Agreements which contain limitations on the General Partners' rights to indemnification. See "CERTAIN PROVISIONS OF DELAWARE LAW AND THE TRUST AGREEMENT--Indemnification and Limitation of Liability."

                  THE CONSOLIDATION AND RELATED TRANSACTIONS

The Consolidation


     Exchange of Units. If the Consolidation is approved by the Court, the Participating Partnerships and the Company will enter into one or more contribution agreements (the "Contribution Agreements") described below. Consummation of the Consolidation is subject to certain conditions. See "--Conditions to the Consolidation" below.

     The Contribution Agreements will provide that (i) the Units will be converted into the right to receive Shares based on the proportion which each Unit represents of the total Units outstanding and the Units will be deemed transferred to the Company in exchange for Shares; (ii) the respective Assignor Limited Partners of the Partnerships will assign to the Company all of the limited partnership interests it holds in such Partnerships; and (iii) the Related General Partners and the Manager will assign their respective general partner interests in such Partnerships to the Company, in each case, in consideration for the issuance by the Company to the BUC$holders, the Related General Partners and the Manager of the aggregate number of Shares allocated to such Partnership in the Consolidation. The Company will issue to the BUC$holders (as well as the applicable Related General Partners and the Manager) Shares in proportion to the respective interests in distributions of cash flow from operations of such persons in such Partnerships.


     If the Consolidation is approved by the Court, the limited partners in the Participating Partnerships (other than the Assignor Limited Partner) will be deemed to have transferred to the Company their limited partnership interests in exchange for Shares. Such Shares will be distributed to the respective limited partners in proportion to the respective interests in distributions of cash flow from operations of such limited partners in the Partnerships.

     General Partner Interests. The Related General Partners and the Manager will receive, in the aggregate, 1.5% of the aggregate Shares allocated to the Participating Partnerships in the Consolidation, in respect of their general partner interests in such Partnerships.


     Amendments. The Court's final order will provide that the General Partners, Assignor Limited Partners of each Participating Partnership and the Company, as the sole BUC$holder of each Participating Partnership, may amend their respective Partnership Agreements (the "Amendments") to the extent necessary to implement and consummate the Related Settlement and the Consolidation. Such Amendments and actions may include, but are not limited to, authorizing (i) the P-B General Partner (A) to transfer its entire P-B Interest in each of the Participating Partnerships to the Manager (who will not be admitted to the Participating Partnerships as a general partner), and (B) to cease to be a general partner of the Participating Partnerships; (ii) the Manager to contribute to each Participating Partnership one-half of the P-B Interests transferred to it by the P-B General Partner which interest shall thereupon be deemed cancelled; (iii) each Related General Partner (A) to transfer its entire general partner interest in each Participating Partnership to the Company in exchange for Shares, and (B) to cease to be a general partner of the Participating Partnerships; (iv) the Manager to transfer its remaining general partner interest in the Participating Partnerships to the Company in exchange for Shares; (v) the Assignor Limited Partner to transfer to the Company its entire limited partnership interest in the Participating Partnerships; (vi) the dissolution of the Participating Partnerships and, after satisfaction of creditors of the Participating Partnerships, the distribution in kind to the Company, as the sole BUC$holder and sole holder of general partner interests of each Participating Partnership, of all of the assets of the Participating Partnerships; and (vii) the continued indemnification of a withdrawing general partner of each Participating Partnership for the period prior to such withdrawal. See "CERTAIN PROVISIONS OF DELAWARE LAW AND TRUST AGREEMENT-- Indemnification and Limitation of Liability--Withdrawing/Terminated General Partners."


     Recommendation of the Related General Partners and Class Counsel. The Related General Partners recommend the Consolidation. Class Counsel believes that the Consolidation is in the best interests of the BUC$holders. The P-B General Partner takes no position with respect to the Consolidation due to its conflict of interests in selling the P-B Interests to the Manager. The Related General Partners believe that an investment in the Company through the ownership of Shares will provide greater overall benefits to BUC$holders than the benefits derived from an investment in an individual Partnership or from any of the alternatives to the Consolidation analyzed by the Related General Partners. See "FAIRNESS" and "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Alternatives to the Consolidation." This belief is based on a comparison of the consideration to be received by BUC$holders with respect to alternatives analyzed. Consequently, the Related General Partners and Class Counsel recommend that the BUC$holders not object to the Consolidation. However, BUC$holders are urged to consider carefully the factors described under "RISK FACTORS" and the comparison of an investment in a limited partnership versus an investment in the Company set forth under "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS." BUC$holders are also urged to consult with their independent financial and tax advisors prior to determining whether or not to object to the Consolidation. The Related General Partners and Class Counsel are subject to conflicts of interest with respect to the Consolidation. See "CONFLICTS OF INTEREST--Conflicts of Interest of the Related General Partners," and "--Conflicts of Interest of Class Counsel."

     Objections Required to Prevent Consolidation. Pursuant to the Court's Order preliminarily approving the Settlement Stipulation and subject to final Court approval, a Partnership will participate in the Consolidation unless BUC$holders holding more than 33-1/3% of the outstanding Units in such Partnership object to the Consolidation. If a Partnership participates in the Consolidation, all BUC$holders of such Partnership, including BUC$holders who object to the Consolidation will participate in the Consolidation. Additionally, such BUC$holders will have no appraisal rights in connection with their Units.

     Minimum Participation Requirement. Participation by all Partnerships is not required in order for the Consolidation to be consummated. However, the Consolidation will not be consummated unless it is approved by two of the three Partnerships and, if there is less than 100% Participation, unless the Related General Partners waive their right not to proceed with the Consolidation with less than 100% Participation. See "Conditions to the Consolidation." The Fairness Opinion considers the fairness of the Consolidation based on both 100% Participation and the three Minimum Participation scenarios. See "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion."

     Conditions to the Consolidation. The Company will not proceed to consummate the Consolidation unless, among other things, (i) the Minimum Participation requirement is met; (ii) the P-B General Partner withdraws as a general partner of each Partnership and relinquishes its right to obtain an equity or other interest in the Company in respect of the P-B Interests; (iii) the Shares are approved for listing on the American Stock Exchange (or other national exchange or market) subject to notice of issuance; and (iv) the Court has approved the Related Settlement, including the Consolidation. The Minimum Participation requirement has been included by the Related General Partners as a condition to the Consolidation because the Related General Partners believe that many of the expected benefits of the Consolidation, including increased liquidity, reduced expenses and diversification can be achieved even if less than all of the Partnerships participate in the Consolidation.


     Prior to, and as a condition of, obtaining the Order and distributing this Solicitation Statement, the Related General Partners received a letter from the Commission in which it took a "no-action" position to the effect that, among other matters, (i) the distribution by the Company of the Shares to the BUC$holders, the Related General Partners and the Manager in the Consolidation may be made without registration under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) the public resale of the Shares by (a) persons that are not deemed to be affiliates of the Related General Partners or the Manager may be made without registration under the Securities Act and without compliance with Rule 144 promulgated under the Securities Act, and (b) persons that are deemed to be affiliates of the Related General Partners or the Manager may be made in compliance with certain other rules depending upon whether they were affiliates of the Related General Partner or the Manager either before or after the Consolidation.


     Allocation of Shares. The total Shares allocated to the Participating Partnerships (20,586,383 Shares, assuming 100% Participation) will be allocated among the Participating Partnerships based on relative Adjusted Net Asset Value assigned to each such Partnership. The Shares to be received in the Consolidation will be allocated to each Participating BUC$holder, the Related General Partners and the Manager in accordance with the respective Partnership Agreements and his or its proportionate interest in distributions of cash flow from operations of the Partnership. See "ALLOCATION OF SHARES."

     Appraisals and Fairness Opinion. The Partnerships engaged C&W to appraise the individual "as is" market value of the Underlying Properties securing the Mortgage Loans. The Appraisals were prepared in connection with a valuation of the real properties for purposes of complying with ERISA requirements and for use in connection with the Partnerships' 1995 audit of their financial statements. The Appraised Values were used, in part, to determine the value of the FMBs which, together with the value of certain other non-FMB assets, less debt outstanding, resulted in the Adjusted Net Asset Value of each of the Partnerships. In addition, Class Counsel retained Oppenheimer to render its opinion which concluded that, based on the assumptions and subject to the qualifications and limitations stated therein, that the Consolidation, including the allocation of Shares among the Partnerships is fair, from a financial point of view, to the BUC$holders of the Partnerships assuming 100% Participation and all other combinations of Participating Partnerships (including the Minimum Participation scenarios). See "FAIRNESS OPINION AND APPRAISALS," regarding C&W and Oppenheimer, any material relationships with, and compensation received or expected to be received by C&W and Oppenheimer, and summaries of the Appraisals and the Fairness Opinion.

     Accounting Treatment. The Consolidation will be accounted for, using the purchase method of accounting. Under this method, the Participating Partnership with the BUC$holder group receiving the largest ownership in the Company (in this case Tax Exempt II in all scenarios except where it is not a Participating Partnership in which event Tax Exempt I would be the largest) will be deemed to be the acquirer. As the surviving entity for accounting purposes, the acquirer's assets and liabilities will be recorded by the Company at their historical cost with the assets and liabilities of the other Participating Partnerships recorded at their estimated fair values, using the Adjusted Net Asset Values. For a discussion of the accounting adjustments necessary to give effect to the Consolidation, see "FINANCIAL INFORMATION."

     No Fractional Shares. No fractional Shares will be issued by the Company in the Consolidation. Each Participating BUC$holder who would otherwise be entitled to a fractional Share (which entitlement will be determined by combining such Participating BUC$holder's allocation of Shares from each Participating Partnership as to which such Participating BUC$holder is receiving Shares) will receive one Share for each fractional share of 0.5 or greater. No Shares will be issued for fractional shares of less than 0.5.

     Taxable Gain or Loss. No taxable gains or losses are expected to result from the Consolidation to Participating BUC$holders. See "FEDERAL INCOME TAX CONSIDERATIONS."

     Effect of Consolidation on Objecting BUC$holders. A BUC$holder of a Participating Partnership who objects to the Consolidation does not have a statutory right to elect to be paid the appraised value of his or her interest in the Partnership.

     Effect of Consolidation on Non-Participating Partnerships. Each Non-Participating Partnership that does not participate in the Consolidation will continue to operate as a separate legal entity with its own assets and liabilities. There will be no change in its investment objectives, policies or restrictions, or fees or distributions payable to its General Partners. Each Non-Participating Partnership will remain subject to the terms of its Partnership Agreement, and each will continue to be managed by substantially the same persons currently employed by the Related General Partners. See "FAIRNESS--Fairness to Non-Participating Partnerships."

     Title Insurance. The Company intends to obtain a title insurance endorsement under which the coverage of the existing lender's policies will be extended to the Company.

     Representations and Warranties. Neither the General Partners nor the Partnerships will make any representations or warranties to the Company (in the Contribution Agreements or otherwise) with respect to the assets or liabilities of the Partnerships. As a result, the Company will not be entitled to any indemnification if undisclosed liabilities exist.

     Legal Proceedings. The Related General Partners and one or more of the Partnerships may be involved in litigation incidental to their businesses, but no material litigation is currently pending or threatened against any of the Partnerships, the Partnership properties or the Related General Partners (other than the Litigation being settled pursuant to the Settlement Stipulation).

     Environmental Matters. The environmental laws of the federal government and of certain state and local governments impose liability on property owners and mortgagees for the cleanup of hazardous and toxic substances located on the property. This liability may be imposed without regard to the timing, cause or person responsible for the release of such substances onto the property. Property Owners are required to comply with such laws pursuant to the Mortgage Loans, but the Company could be subject to liability in the event that it acquires a Mortgage Loan for which an Underlying Property has such environmental problems, or if the owner defaults on its cleanup obligations. This potential liability could adversely affect the BUC$holders of Partnerships without such environmental liability, and no adjustment was made in the Appraisals for the possible effects of the presence of hazardous or toxic substances at any of the properties. In addition, similar liabilities could be imposed on persons holding mortgages secured by properties with environmental problems.

     The Partnerships did not obtain Phase I Reports with respect to the initial financing of the Existing Portfolio of FMBs. One of the Partnerships (Tax Exempt I) obtained Phase 1 reports on five of its Underlying Properties with respect to a loan agreement it entered into with an unaffiliated lender (See "THE COMPANY--Description of Existing Indebtedness") in January 1993 whereby five FMBs and collateral documents were pledged and assigned for a $15,000,000 credit facility.

     The Phase 1 reports undertaken for East Ridge, Martin's Creek, The Mansion, Thomas Lake and Sunset Terrace found no violations of applicable regulations and concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use. Other than these five Phase 1 reports, the Partnerships have had no further environmental analyses performed with respect to the underlying properties.

     No environmental audits were obtained by the Partnerships at the time the FMBs were initially financed. Other than the results of the Phase I Reports described above, each Partnership's awareness of environmental problems associated with the Underlying Properties securing its FMBs is derived, for the most part, from information obtained from owners, due diligence inquiries when the FMBs were financed, or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with the Underlying Properties not known to the Partnerships and not revealed by the Phase I Reports. In the event preexisting environmental conditions requiring remediation are discovered subsequent to the Effective Date, the cost of remediation with respect to the Underlying Properties may be required to be borne by the Company, except to the extent that the Company is able to obtain remediation from an owner. In any circumstance in which the Company bears the remediation cost, the Company will pursue all reasonable means of obtaining reimbursement from third parties who may have been liable to the Partnership.


     The Related General Partner is aware of one potential environmental liability with respect to the FMBs which relates to the Underlying Property securing the Newport Village FMB. While no regulatory authority has made an environmental liability claim against the Underlying Property or the Partnership (Tax Exempt II), the developer believes the Underlying Property and its owners may have a legitimate claim for environmental damages allegedly perpetrated by a company known as ASARCO. The claim relates to soil contamination of an area within a 2 mile radius of the Newport Village apartment complex and the developer and the owners are contemplating joining a class action with respect to such claim. Neither the Related General Partners nor any of the Partnerships are aware of any other environmental non-compliance or other environmental claim in connection with any of the other assets of the Partnerships.


Related Transactions

Purchase Agreement between Related and the P-B General Partner

     Overview. Pursuant to the P-B Purchase Agreement, among other things and subject to the conditions set forth therein, the P-B General Partner has agreed to withdraw as a general partner of the Partnerships and to sell, assign and transfer the P-B Interests to Related or an affiliate of Related (e.g., the Manager) for an aggregate purchase price of $2,863,000 (assuming the P-B Interests in each of the Partnerships is acquired). Related is also acquiring the interests of the P-B General Partner in five other partnerships (four of which were co-sponsored by Related) for $1,137,000. The P-B General Partner (and the Related General Partners) will also be entitled to receive payment from the Partnerships of any deferred fees, if any, which remain unpaid as of the closing of the P-B Agreement. See the Partnerships' financial statements under the heading "FINANCIAL INFORMATION." The total amount payable to the P-B General Partner pursuant to the P-B Purchase Agreement is, therefore, $4,000,000. The P-B General Partner paid a nominal amount for its interests in each of the Partnerships.


     The withdrawal of the P-B General Partner was requested by Class Counsel as part of the Related Settlement. The P-B General Partner has advised the Related General Partners that it acquiesced in such request based upon Related's agreement to pay fair consideration for the P-B Interests and its desire to terminate its involvement in the sponsorship and management of limited partnerships.

     The Manager has not yet determined whether it will utilize its own funds in the purchase of the P-B Interests or seek to finance the purchase. If it utilizes financing, the Manager expects that it will secure such financing by pledging (i) the P-B Interests (which, following the Consolidation, will be represented by Shares) and the distributions receivable in respect of such interests to the lender providing such financing; and (ii) the portion of the fees payable by the Company that relate to the P-B Interests.

     The Manager will contribute one-half of the P-B Interests it acquires to the Participating Partnerships, resulting in the BUC$holders of such Partnerships ultimately owning a greater percentage of the Shares than otherwise would be the case if the Manager did not make such a contribution. Such contribution was requested by Class Counsel in negotiating the Related Settlement and represents an added benefit to the Equitable Class.

     Covenants as to Voting of Units, Tender Offers. Pursuant to the P-B Purchase Agreement, the P-B General Partner has agreed that with respect to any Units held by it or its affiliates (less than 1% of the aggregate Units outstanding as of the date of this Solicitation Statement), it would not object to the Consolidation. Furthermore, if as of the Effective Date, the P-B General Partner and its affiliates own more than 1% of the Company, they have agreed (subject to certain exceptions) not to sell any Shares they receive as part of the Consolidation in respect of their Units until after the first anniversary of the Effective Date.

     In addition, pursuant to the P-B Purchase Agreement, the P-B General Partner is not required to consummate the sale of the P-B Interests to Related if Related makes a tender offer for any Units (except in response to a third party tender offer) and Related has agreed not to tender without the P-B General Partners' prior consent, for any Units or Shares for a period of one year from the Effective Date (except in response to a third party tender offer). Furthermore, if prior to the closing, Related acquires Units in connection with a defensive tender offer, Related is obligated to offer such Units to the Company at a price equal to the tender price, including any borrowing or other costs incurred by Related to acquire the Units; and such offer must remain open for a period of one year after the Effective Date.

     Conditions to Closing; Court Approval. Pursuant to the terms of the P-B Purchase Agreement, Related has no obligation to purchase the P-B Interests if Court approval of the Related Settlement, including the Consolidation, is not obtained. However, Related or its affiliates may, subject to the approval of the Court, acquire the P-B Interests whether or not the Consolidation is consummated.


Withdrawal of the P-B General Partner

     As noted above, Related at its option, may acquire the P-B interests even if the Consolidation is not consummated. The option is subject to the approval of the Court which may be granted by the Court whether or not it approves the Consolidation or a Partnership would otherwise have been a Participating Partnership. In the event Related exercises its option, the Related General Partners will be the sole general partner of their respective Partnerships. In such event, the Related General Partners are not obligated to contribute any portion of the P-B Interests they acquire to the Partnerships nor to reduce the fees payable to the General Partners.

Consolidation Expenses

     The Consolidation Expenses are estimated, in the aggregate, to be as follows:

     Printing and postage                  $  165,000
     Legal Fees                               950,000
     Fairness Opinion (including fees
      and expenses)                           403,500(1)
     Registration, Listing and Filing
      Fees                                    107,510(2)
     Accounting Fees                          190,000
     Contingency                              168,115
                                           -----------
      TOTAL                                $1,984,125
                                           ===========

--------------
(1) Oppenheimer was engaged by Class Counsel to render its opinion as to the fairness, from a financial point of view, of the Consolidation and in connection with a consolidation transaction involving four other limited partnerships sponsored by affiliates of Related and Prudential. The aggregate cost of such engagement (including fees and expenses) is expected to total $550,000. The cost of the Fairness Opinion allocated to the Company is in proportion to the aggregate Adjusted Net Asset Value of the Partnerships and the aggregate adjusted net asset value of the limited partnerships that are the subject of the other consolidation transaction. See "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion."
(2) Includes an estimate of initial entry fees to include the Company's Shares for listing on the American Stock Exchange of approximately $25,000, the Commission's required filing fees of approximately $61,760 and Blue Sky fees of $20,750.

     If the Consolidation is consummated, Consolidation Expenses will be paid by the Company. If the Consolidation is not consummated, the Related General Partners will bear the Consolidation Expenses. If the Consolidation is consummated with less than 100% Participation, the Related General Partners will be responsible for the Consolidation Expenses otherwise allocable to Non-Participating Partnerships. NonParticipating Partnerships will not bear any portion of the Consolidation Expenses. The Company intends to borrow the funds necessary to pay the Consolidation Expenses. For a description of the terms of such debt, see "THE COMPANY--Description of Existing Indebtedness--Consolidation Expenses Loan."

                                   FAIRNESS

General Partners' Belief as to Fairness

     Related General Partners. The Related General Partners believe that the terms of the Consolidation are fair when considered as a whole, and to the BUC$holders in each of the Partnerships, regardless of which of the Partnerships are included in the Consolidation, assuming the requirements of any of the Minimum Participation scenarios are met. The material factors underlying the beliefs of the Related General Partners relating to the fairness of the Consolidation are discussed below under "--Material Factors Underlying Belief as to Fairness." The Related General Partners' judgment as to the fairness of the Consolidation may be affected by the fact that they will derive financial benefits from the Consolidation, and are thus subject to conflicts of interest. See "CONFLICTS OF INTEREST-- Conflicts of Interest of the Related General Partners."

     The Related General Partners based their determination as to the fairness of the Consolidation on a variety of factors, including, but not limited to: (i) the process of arm's length negotiation of the structure, terms and conditions of the Consolidation with Class Counsel acting on behalf of the Class Members, and Class Counsel's responsibility to act in the best interests of the BUC$holders; (ii) the Related General Partners' knowledge that any settlement would necessarily entail obtaining preliminary and final approval by the Court of the Related Settlement, including the Consolidation; (iii) the opportunity for each BUC$holder to object to the Consolidation; (iv) with respect to the allocation of Shares among the Partnerships, the Adjusted Net Asset Values assigned to the Partnerships based in part upon the Appraisals of the properties securing the Mortgage Loan held by the Partnerships on a partnership-by-partnership basis as set forth in the Appraisals prepared by C&W;
(v) the fact that C&W prepared all the Appraisals thereby maximizing consistency among the Appraisals; (vi) a comparison of the potential benefits and detriments of the Consolidation with those of the alternatives to the Consolidation; and
(vi) the Fairness Opinion rendered by Oppenheimer. The Related General Partners did not give any specific weight to any one of the foregoing factors but viewed them in the aggregate in supporting their fairness determination.

     The Related General Partners believe that an investment in the Company through the ownership of Shares will provide greater overall benefits to BUC$holders than the benefits derived from an investment in an individual Partnership or from any of the alternatives to the Consolidation analyzed by the Related General Partners. Based upon the foregoing, the Related General Partners are recommending that BUC$holders not object to the Consolidation.

     In reaching the conclusion that the Consolidation is fair, the Related General Partners also considered, in particular, the fact that Participating BUC$holders will surrender their right to receive cash proceeds from the liquidation of the Partnerships at some time in the future. In this regard, the Related General Partners compared the amount of consideration to be received if the Partnerships were liquidated, to the anticipated market value of the Shares (computed by capitalizing annual distributions based upon the 1996 pro forma distributions and applying a yield of 6% and 8.0%). Notwithstanding the uncertainties in estimating the value of the Shares, the Related General Partners believe that the Shares constitute reasonable consideration for the Units. See "--Comparison of Alternatives to the Consolidation--Valuation of Shares" below. In proposing the Consolidation, the Related General Partners determined that achieving the Partnerships' objective of receiving net liquidation proceeds from finite-life entities was outweighed by the Company's
(i) potential to provide improved liquidity to BUC$holders through ownership of Shares, (ii) potential for growth, (iii) greater flexibility with respect to its investment portfolio as an infinite-life entity, and (iv) potential for increased distributions of cash flow from operations to Shareholders.

     P-B General Partner. The P-B General Partner takes no position with respect to the Consolidation due to the fact that it (i) has not been a party to the negotiations which led to the Related Settlement (PSI and the P-B General Partners have previously settled with the Class Members) and (ii) will have no involvement with the Company after the Consolidation. Furthermore, the P-B General Partner has an inherent conflict of interest in selling the P-B Interests to the Manager, due to the fact that consummation of the P-B Agreement is dependent upon approval of the Consolidation and/or the P-B General Partner's withdrawal from the Partnership.

Material Factors Underlying Belief as to Fairness

     The following is a discussion of the material factors underlying the Related General Partners' belief that the Consolidation is fair as a whole and to the BUC$holders in each of the Partnerships. No specific weight was given to any one of these factors; rather the Related General Partners viewed them in the aggregate in supporting their fairness determination.

     Negotiation of Related Settlement; Court Approval. Unlike most consolidation transactions in which investors are not independently represented in structuring or determining the terms and conditions of the transaction, the Consolidation is the result of extensive negotiations, under the auspices of the Court, between Related and Class Counsel, on behalf of the BUC$holders, in connection with the settlement of the Litigation. Class Counsel has negotiated a settlement that it considers to be in the best interests of the BUC$holders.

     To further protect the interests of BUC$holders, Class Counsel retained Oppenheimer to opine as to the fairness of the Consolidation, including the allocation of Shares among the Partnerships, from a financial point of view, to the BUC$holders of each Partnership. See "FAIRNESS OPINION AND APPRAISALS-- Fairness Opinion." The allocation of Shares among the Partnerships was made by the Related General Partners based on the relative Adjusted Net Asset Values of each Partnership. For the purpose of determining Adjusted Net Asset Values, the Related General Partners utilized, in part, the Appraisals prepared by C&W as of October 15, 1995. See "ALLOCATION OF SHARES."

     Finally, the Court has scheduled the Fairness Hearing at which time (i) BUC$holders and other Class Members may appear before the Court and object to any aspect of the Related Settlement, including the Consolidation, (ii) the Related General Partners will provide the Court with a tabulation of the number of Units held by BUC$holders in each Partnership that have objected to the Consolidation and (iii) the Court will either (x) approve the Related Settlement and the Consolidation or (y) notwithstanding satisfaction of the requirements of one of the three Minimum Participation scenarios and all other conditions to consummation of the Consolidation, not approve the Related Settlement and the Consolidation.


     Appraisals. The Related General Partners have relied upon the Appraisals prepared by C&W, an independent appraiser, to establish the "as is" market value as of October 15, 1995 (the "Appraised Value(s)") of the Underlying Properties and such Appraised Values were utilized by the Related General Partners, in part, in determining the Adjusted Net Asset Value of the Partnerships. In preparing the Appraisals in 1995, C&W was not engaged to represent the interests of the Related General Partners or any specific group of BUC$holders, but was engaged to determine the Appraised Value of the Underlying Properties without taking into account the specific financial interest of any person or group of investors. Therefore, C&W has expressed no opinion on the terms of the Consolidation.


     The Related General Partners believe that the use of a single independent appraiser, applying consistent methodology and criteria in estimating the Appraised Value of each of the Underlying Properties, increased the likelihood that the Appraised Value of each such real property would be determined on a fair, consistent and unbiased basis. See "FAIRNESS OPINION AND APPRAISALS--Appraisals" for a more comprehensive discussion of the factors considered and the methodology employed by C&W in making the Appraisals. The Related General Partners believe the Appraisals support the fairness of the terms of the Consolidation.

     Fairness of Allocations. The Related General Partners believe that based upon the method of allocation of Shares in the Consolidation, the consideration to be paid to BUC$holders is fair to BUC$holders regardless of the combination of Participating Partnerships, assuming the Minimum Participation requirement is satisfied.

     Allocation of Shares. The Related General Partners believe that the Adjusted Net Asset Values of each of the Partnerships represent fair estimates of the value of the assets of each such Partnership, net of liabilities as of March 31, 1996, and constitute a reasonable basis for allocating the Shares among the Partnerships. The Adjusted Net Asset Values were based in part upon the Appraised Values.

     Fairness Opinion. The Related General Partners have relied, in part, upon the Fairness Opinion to support their conclusion that the Shares have been fairly allocated among the Partnerships. The preparation and delivery of the Fairness Opinion were requested by Class Counsel, which retained Oppenheimer to render its opinion as to the fairness, from a financial point of view, of the Consolidation, including the allocation of Shares among the Partnerships, to the BUC$holders of the Partnerships, from a financial point of view, assuming 100% Participation and all other combinations of Participating Partnerships (including the Minimum Participation scenarios). Subject to the qualifications and limitations set forth under "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion", Oppenheimer concluded that the Consolidation, including the allocation of Shares among the Partnerships, is fair, from a financial point of view, to the BUC$holders of the Partnerships assuming 100% Participation and all other combinations of Participating Partnerships, including the Minimum Participation scenarios. The Related General Partners believe that the Fairness Opinion supports the Related General Partners' conclusions as to fairness of the allocations of Shares among the Partnerships.

     Court Approval of Fairness. Prior to consummating the Consolidation, the Court will be asked to approve the procedural and substantive fairness of the Related Settlement, including the Consolidation. Specifically, (i) the Court will hold the Fairness Hearing to determine whether the Related Settlement, including the Consolidation and the allocation of Shares among the Participating Partnerships and the BUC$holders, is fair, reasonable and adequate; (ii) the BUC$holders will receive notice of the Fairness Hearing and have the opportunity to object to the Consolidation, or appear before the Court in person or through Class Counsel at the hearing; (iii) the Court's final approval order will approve the method used to allocate the Shares among the Partnerships and among the partners of each Partnership; and (iv) if it approves of the Settlement, the Court will expressly find that the terms and conditions of the Related Settlement are fair, reasonable and adequate and in the best interests of the BUC$holders.

Comparison of Benefits and Detriments of Alternatives to the Consolidation

     Prior to concluding that the Consolidation should be proposed to BUC$holders and in order to evaluate the fairness of the transaction, the Related General Partners examined the estimated values which could be derived from alternatives to the Consolidation. The alternatives examined by the Related General Partners were: (i) continuation of the Partnerships and (ii) liquidation of the Partnerships. See "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Alternatives to the Consolidation." In order to determine whether the Consolidation or one of these alternatives would be more beneficial to BUC$holders, the Related General Partners compared the potential benefits and detriments of the Consolidation with the potential benefits and detriments of each of the alternatives. Each of the Consolidation and its alternatives have potential benefits and detriments not present in the other alternatives. For the reasons set forth below, the Related General Partners determined that the Consolidation is more beneficial to BUC$holders than either of the alternatives to the Consolidation. For further information regarding these alternatives, see "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION--Alternatives to the Consolidation."

     Continuation. The Related General Partners believe that when compared to the Consolidation, continuation of the Partnerships in their present form would provide: (i) a less efficient and less cost effective exit strategy for BUC$holders who wish to liquidate their

Partnership investment; (ii) illiquidity of the BUC$holders' investment (other than Tax Exempt I, which is listed on the AMEX); (iii) the inability, due to restrictions in the Partnership Agreements, to take advantage of future investment opportunities; (iv) duplication in reporting, filing and other administrative services; (v) inability to achieve cost savings; and (vi) less flexibility in managing their real estate portfolio. Continuation of the Partnerships would, however, allow the Partnerships to: (i) maintain their current legal form, with their own assets and liabilities and an investment strategy governed by the guidelines, restrictions and safeguards in the Partnership Agreements; (ii) avoid having their performance tied to that of the other Partnerships; (iii) maintain the legal nature of the BUC$holders' original investment; (iv) maintain the current Partnership cash distribution policy, which would result in the liquidation and distribution of proceeds to the BUC$holders in accordance with the original business plan of investing in tax-exempt participating FMBs and holding them for a finite period of time; and
(v) avoid the incurrence of their pro rata share of Consolidation Expenses. See "THE CONSOLIDATION AND RELATED TRANSACTIONS--Consolidation Expenses."

     Liquidation. Liquidation is not currently considered to be a viable option by the Related General Partners. However, for comparison purposes, the Related General Partners have analyzed this alternative and concluded that a liquidation would not be as beneficial to BUC$holders as the Consolidation because by comparison to conditions prevailing when the Partnerships' FMBs were acquired, market values have not increased to allow BUC$holders to obtain a return of their Original Investment. The Related General Partners believe that current buyers of FMBs would (i) not in any event pay more than the face amount of the FMBs; (ii) highly discount Contingent Interest payable from Cash Flow and from Net Sale or Repayment Proceeds which are in excess of the amount necessary to repay the face amount of the FMB; and (iii) purchase the FMBs based on a 5 year holding period. In the aggregate, these factors, which are reflected in the liquidation value estimates set forth in this Solicitation Statement, have the effect of significantly reducing the value of FMBs under a liquidation scenario.

     Because the Related General Partners believe conditions may improve over time and that BUC$holders may, in fact realize payments of Contingent Interest from participations in Net Property Cash Flow or Net Sale or Repayment Proceeds resulting from appreciation in the value of the Underlying Properties, they believe that liquidation of assets at this time is premature and would not provide BUC$holders with their best alternative to realize the optimum return on their investments. In addition, there could be potentially significant administrative and overhead costs in the winding down of the Partnerships and such costs are largely independent of asset size and could, over an extended liquidation period, reach disproportionately high levels in relation to revenues, thereby reducing the portion of proceeds available for distribution to BUC$holders. Liquidation would, however, provide for the final liquidation of the BUC$holders' investments and a likely substantial distribution of cash equal to net liquidation proceeds, though not at a level that would allow BUC$holders to realize their Original Investment.

     Based upon this comparison of the potential benefits and detriments of the Consolidation to the potential benefits and detriments of certain possible alternatives to the Consolidation, the Related General Partners have concluded that the Consolidation is the more attractive alternative for BUC$holders.

Fairness in View of Conflicts of Interest

     Related General Partners. In determining whether or not to object to the Consolidation, BUC$holders should consider that the Consolidation affords a number of benefits to the Related General Partners, including that under the Management Agreement, the Company may not terminate the Manager, an affiliate of Related, except for Cause, until the fourth anniversary of the Effective Date. Pursuant to the Management Agreement (and as a result of the Manager's purchase of the P-B Interests), the Manager will be entitled to receive from the Company approximately 75% of the sum of aggregate annual fees and distributions currently payable by the Partnerships to both of the General Partners. The Manager will be incentivized, in part, because it will have the ability, subject to the terms and conditions of the Management Agreement, to grow the Company's assets and thereby increase the amount of fees it can earn. Pursuant to the Company's Incentive Share Option Plan, the Manager may receive additional Shares if the Company's distributions in any year exceed $0.9517 per share (i.e., the 1996 pro forma distributions set forth in this Solicitation Statement). Similar to the BUC$holders, the Related General Partners and the Manager will receive Shares and, therefore, will have enhanced their liquidity.

     The Related General Partners have fiduciary duties to each of their Partnerships, in addition to the specific duties and obligations imposed upon them under the Partnership Agreements. Subject to the terms of the Partnership Agreements, the Related General Partners, in managing the affairs of the Partnership, are expected to exercise utmost good faith, to use care and prudence and to act with an undivided duty of loyalty to the BUC$holders. Under these fiduciary duties, the Related General Partners are obligated to ensure that each Partnership is treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in the interests of the Related General Partners being opposed to, or not aligned with, the interests of the BUC$holders. Accordingly, the Related General Partners are required to assess whether the Consolidation is fair and equitable, taking into account the unique characteristics of each Partnership (such as the Partnership's revenues and expenses and the prospects for increases or decreases in future cash flow) affecting the value of its assets, and comparing these factors against similar factors affecting the value of the assets held by the other Partnerships and the Related General Partners. The Related General Partners believe that they have fulfilled their fiduciary duties as described above in reaching their recommendation that BUC$holders not object to the Consolidation notwithstanding the inherent conflicts of interest present in this transaction.

     Class Counsel. In assessing Class Counsel's recommendation that
BUC$holders not object to the Consolidation, BUC$holders should consider that Class Counsel may be deemed to have a conflict of interest with respect to such recommendation. In particular, the fees and expenses of Class Counsel, if approved by the Court, will be paid from the cash settlement pool provided by Related and other defendants pursuant to the Related Settlement and settlements reached with other defendants in the Litigation. In addition, as part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be proposed to be 25% of the increase, if any, as of the Anniversary Date in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date. The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of the Company's outstanding Shares on the Anniversary Date. See "CONFLICTS OF INTEREST--Conflicts of Interest of Class Counsel."

Fairness of Allocations

     Impact of Consolidation on Expected Distributions to Shareholders. The Consolidation is expected to affect the level of distributions made to BUC$holders who become Shareholders. Distributions are expected to increase. The Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt
III) had the Consolidation occurred on January 1, 1996, with 100% Participation. However, the Related General Partners believe that additional cost savings together with the benefits anticipated to be derived from the Company's new business plan, neither of which is reflected in the Company's 1996 pro forma financial statements, will be achieved, thereby progressively increasing distributions to BUC$holders including those in Tax Exempt II and Tax Exempt
III. There can be no assurance that such additional cost savings or benefits expected to be derived from the Company's new business plan will be achieved. Distributions to any particular investor are not expected to vary materially depending upon how many Partnerships participate in the Consolidation. The Related General Partners believe that the principles being used to allocate the consideration among the Partnerships take into account fairly the relative value of the assets to be contributed to the Company and, therefore, any differences in the level of distributions made to a BUC$holder who becomes a Shareholder, before and after the Consolidation, are properly attributable to these differences in relative contribution among the Partnerships. BUC$holders should also bear in mind that the levels of prior distributions of cash flow from operations from the Partnerships were influenced by various factors not directly related to the net cash flow generated by the Partnerships' assets and the underlying value of the Partnership's assets. These factors included the Partnerships' quarterly cash distribution policies, capital expenditure levels (where applicable) and payments on outstanding debt, if any. These factors will not continue to affect distributions in precisely the same fashion, due to the consolidation of the Participating Partnerships' assets and liabilities.

     Distribution of Shares to BUC$holders, Related General Partners and the Manager in Proportion to Interests in the Partnerships. Shares will be allocated to each Participating BUC$holder, the Related General Partners and the Manager in accordance with his or its proportionate interest in distributions of cash flow from operations of the Partnership pursuant to the respective Partnership Agreements. Under the various Partnership Agreements, the Related General Partners and the Manager are entitled to receive 1.5% of the Partnership's distributions of cash flow from operations (after reflecting that one-half of the P-B Interests are being allocated to the BUC$holders as part of the Consolidation). Assuming 100% Participation, the Related General Partners and the Manager will receive an aggregate of 308,796 Shares for their general partner interests in the Partnerships. The Related General Partners believe that the distribution to partners and BUC$holders of Shares allocated to a Partnership in proportion to their interests in cash flow from operations of the applicable Partnership supports their conclusion that the Consolidation is fair to BUC$holders. See "ALLOCATION OF SHARES" for a discussion of the procedures followed in allocating the Shares to be issued by the Company.

Fairness to Non-Participating Partnerships

     The Related General Partners believe the Consolidation is fair to BUC$holders in Non-Participating Partnerships for the reasons discussed below.

     Allocation of Consolidation Expenses. If the Consolidation is consummated with 100% Participation, all Consolidation Expenses will be paid by the Company. If the Consolidation is not consummated, the Related General Partners will bear the Consolidation Expenses. If the Consolidation is consummated at less than 100% Participation, the Related General Partners will be responsible for the Consolidation Expenses otherwise allocable to Non-Participating Partnerships.

     Continuance of Non-Participating Partnerships. A Non-Participating Partnership will continue to operate as a separate legal entity subject to its existing Partnership Agreement. There will be no change in its investment objectives, policies or restrictions, or fees or distributions payable to its General Partners as a result of its non-participation in the Consolidation. Each Non-Participating Partnership will remain subject to the terms of its Partnership Agreement, and each will continue to be managed by substantially the same persons currently employed by the Related General Partners.

Comparison of Alternatives to the Consolidation

     General. To assist BUC$holders in evaluating the fairness of the consideration offered by the Company in the Consolidation, the Related General Partners have compared the estimated market value of the Shares with: (i) estimates of the value of the Units under a "liquidation" scenario, assuming that the Partnerships' assets were sold at an assumed value based on discounted cash flow analysis, together with the value of other collateral as may exist and be relevant to determining realizable value in a liquidation and followed by a distribution of net proceeds to the General Partners and BUC$holders in accordance with the respective Partnership Agreement; (ii) estimates of the value of the Units on a "going concern" basis, assuming that the assets would be operated until the end of the calendar year which is eleven years following the date of the acquisition of the last FMB acquired by each respective Partnership, followed by the immediate liquidation of all assets for cash and the immediate distribution of the proceeds in accordance with the Partnership Agreements; and (iii) prices at which Units (a) of Tax Exempt II and III have been trading on the illiquid secondary market over the recent twelve month period ended November 30, 1996, as compiled and reported by Partnership Spectrum; and (b) of Tax Exempt I have traded on the American Stock Exchange over the twelve month period ended December 31, 1996. The above valuation estimates are subject to significant uncertainties, since the value of the Shares, as well as the comparative estimated values, are based upon a number of estimates, variables, assumptions and varying market conditions. Therefore, no assurance can be given that the estimated values indicated could be realized and actual realized values may be higher or lower than the estimates of such values.

     The results of this comparative analysis are summarized in the table entitled "Summary of Comparative Valuation Alternatives" set forth below. BUC$holders should bear in mind that the estimated values assigned to the Shares and alternative forms of consideration are based on a variety of assumptions that have been made by the Related General Partners. These assumptions relate, among other things, to: (i) projections as to the Partnerships' future income, expenses, cash flow and other significant financial matters; (ii) the capitalization rates that would likely be used by prospective buyers if the Partnerships' assets were liquidated; (iii) appropriate discount rates applied to expected cash flows in computing the present value of the cash flows that may be received with respect to the Units; and (iv) selling costs and other expenses, costs, offsets and contingencies attributable to the sale of assets and liquidation of the Partnerships. In addition, these estimates are based upon certain information available to the Related General Partners at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by the Related General Partners in arriving at the estimates of value would exist at the time of the Consolidation. The assumptions used have been determined by the Related General Partners and, where appropriate, are based upon current historical information regarding the Partnerships and current real estate markets, and have been highlighted below to the extent critical to the Related General Partners' conclusions. While the Related General Partners believe they have a reasonable basis for the assumptions made, it is unlikely that all of the assumptions employed by the Related General Partners will prove to be accurate in all material respects and some assumptions used by the Related General Partners as to future events have been selected to simplify the analysis and may not approximate the actual experience of the Partnerships. The estimated values of the Shares and alternative forms of consideration, would have been different had the Related General Partners made different assumptions. No assurance can be given that such consideration would have been realized through any of the alternatives described.

                Summary of Comparative Valuation Alternatives*


                     Estimated Market Value of Shares per $1,000 of Original                          Estimated
                                          Investment(1)                                              Liquidation    Estimated Market
                ---------------------------------------------------------------                        Value of     Value of Units
                                    Minimum         Minimum        Minimum                            Units Per     per $1,000 of
                                 Participation   Participation   Participation                        $1,000 of        Original
                                   Including       Including       Including                           Original     Investment Based
                     100%         Tax Exempt       Tax Exempt     Tax Exempt      Estimated Going   Investment if     on Market
                 Participation       I/II            II/III         I/III        Concern Value of    Assets Sold      Trades(4)
                 -------------   -------------   -------------   --------------  Units Per $1,000    at Adjusted    ----------------
  Partnership    High    Low     High   Low       High    Low     High    Low       of Original        Net Asset     High    Low
                 Value   Value   Value  Value     Value   Value   Value   Value     Investment(2)      Value(3)      Value   Value
-------------------------------------------------------------------------------  ---------------------------------------------------
Tax Exempt I     $758    $569   $754    $565      $ --     $ --    $734    $550        $606              $580        $587     $475
Tax Exempt II    $857    $643   $853    $639      $886     $665    $ --    $ --        $742              $777        $647     $450
Tax Exempt III   $727    $545   $ --    $ --      $752     $564    $704    $528        $660              $597        $525     $441

--------------
* The information shown on this table assumes 100% Participation; see "FAIRNESS--Comparison of Alternatives to the Consolidation" for additional comparisons based upon the Minimum Participation scenarios. An Original Investment of $1,000 equates to 50 Units in each of the Partnerships. BUC$holders should note that certain assumptions used by the Related General Partners to determine the valuations set forth in this table are different from those utilized by Oppenheimer in connection with the analysis used by Oppenheimer to support its Fairness Opinion. See "FAIRNESS OPINION AND APPRAISALS--Fairness Opinion." Furthermore, there can be no assurance that the assumptions utilized by the Related General Partners will in fact occur and that the conclusions based upon such assumptions would not differ substantially from those set forth in this table.

(1) The High Value and Low Value figures were computed by capitalizing anticipated annual distributions after the Consolidation (assuming distributions are equal to those in the 1996 pro forma financial statements), by a range of yield rates for selected comparable companies which invest in similar type assets and operate in a similar fashion, ranging from 6.0% (High Value) to 8.0% (Low Value) as more fully discussed under "FAIRNESS--Comparison of Alternatives to the Consolidation."
(2) These values were derived from the amount which would be payable to the Partnerships pursuant to the terms of the FMBs based upon a discounted cash flow analysis, applied to the anticipated (i) cash flow from the operation and (ii) sale proceeds from the sale of each Underlying Property as per the Appraisals. For each FMB, it was assumed that the FMB would be held until the end of the eleventh calendar year following the date of acquisition of the last FMB acquired, followed by the immediate liquidation of all assets of the Partnership (including the SMLs) for cash and the immediate distribution of the proceeds. The annual Partnership cash flow was adjusted for Partnership administration expenses, which were increased annually at the rate of 3%, and the adjusted cash flow was discounted back to present value at a rate equal to the average of the rates used in the Underlying Property's cash flow analysis as per the Appraisals.
(3) The figures in this column represent the amounts that would be distributed pursuant to the Partnership Agreements with respect to each $1,000 of Original Investment if the Partnerships sold their FMBs, in bulk sale, on June 30, 1996. It was assumed that the FMBs were sold at prices equal to the lesser of (i) the respective face amounts of the FMBs or (ii) an amount equal to (a) the present value of the interest income from the FMBs over a 5-year period assuming Base Interest is discounted at rates ranging from 7% to 10.5% and Contingent Interest is discounted at rates ranging from 17% to 22% plus (b) the present value of the sale proceeds from an assumed sale at the end of such 5-year period, discounted at rates ranging from 7% to 10.5%. The total proceeds were then decreased by 3.1% to 3.4% to account for liquidation costs, expenses and contingencies.
(4) Tax Exempt II and Tax Exempt III values are based on the high and low value of secondary market trades during the twelve months ending November 30, 1996, as compiled by Partnership Spectrum. Partnership Spectrum has advised that its methodology for compiling trade prices is as follows: trade price information reflects per Unit transaction prices for trades involving the purchase of Units by third-party investors during the applicable period. Firms supplying trade price data are instructed to provide information only on those transactions whereby third party investors acquired Units from or through such firms. If the firm acted as an agent, the per Unit price is to include any commissions charged the buyer (but not including commissions paid to retail brokers representing buyers). Due to commission and mark-ups, sellers of Units typically receive less than the amounts paid for Units by buyers as set forth in the table.

     Tax Exempt I values are based on the high and low value of AMEX trades during the twelve months ending December 31, 1996.

     Conclusion. The Related General Partners reached the following conclusions when comparing the estimated potential values of the Shares with the estimated potential values of the consideration which may be offered in the alternatives to the Consolidation: (i) it is not possible to assign a specific value to the Shares or to predict accurately the prices at which the Shares will trade in the market following the Consolidation; (ii) given the uncertainty as to the value of the Shares, which is dependent in part upon the capital structure resulting from the Consolidation, it is appropriate to analyze the Shares as having a range of potential values; (iii) the Shares, when traded, may trade at prices higher or lower than the range of values estimated by the Company, depending upon a variety of market conditions not susceptible to precise determination;
(iv) there are similar difficulties in establishing the value of the consideration available to BUC$holders from alternatives to the Consolidation, with such values also dependent upon a number of market conditions not susceptible to precise determination; and (v) the assumptions used by the Related General Partners in establishing values for the alternatives to the Consolidation may not prove to be accurate, and such consideration may have a value higher or lower than the values estimated by the Related General Partners. Furthermore, even if based on present market conditions, there is an overlap between the indicated ranges of likely values of the Shares versus the consideration which may be offered in the alternatives to the Consolidation, so that the lower range of potential values of the Shares following the Consolidation may be less than potential values for one or more of the alternatives to the Consolidation, the Shares may still constitute fair consideration for a Partnership's assets because (i) the Consolidation entails other potential benefits to BUC$holders (e.g., liquidity and the potential impact on distributions) besides the market value of the Shares which, in the Related General Partners' opinion, could outweigh the possibility that the value of the Shares at the time of Consolidation might be less than the value of alternative consideration; (ii) as market conditions change over time, the range of possible values for the Shares may improve in relation to the potential values for the alternatives to the Consolidation; and (iii) the upper end of the range of estimated potential values for the Shares is equal to or higher than the estimated value for such alternatives. Notwithstanding the uncertainties in estimating the value of the Shares, the Related General Partners believe the available information suggests that the Shares constitute fair consideration for the assets of the Partnerships taking into account the ranges of estimated values for the Shares and the estimated values for alternatives to the Consolidation.

  Estimated Market Value of Shares

     It is not possible to determine with precision the value of the Company's Shares and there can be no assurance that the market will value the Company's Shares in relation to classes of securities selected by the Related General Partner for comparative purposes. It is possible, therefore, that the Company's Shares may trade at lower values than set forth below.

     In order to estimate the range of possible values of the Shares based on 100% Participation, the Related General Partners observed and analyzed data for selected companies which focus on the acquisition and ownership of multi-family participating tax-exempt mortgage bonds because the assets to be owned by the Company will, initially, consist of such bonds. None of these companies, however, conduct their business in an identical or substantially similar fashion as that proposed for the Company. The analysis included: (i) the determination of the trading value of the securities and annual distribution yields for such securities of comparable companies; (ii) the derivation of the distribution yield of each comparable company (equal to the annual distribution rate per share divided by the trading value per share); (iii) the identification of a range of possible distribution yields; (iv) the determination of the pro forma annual distribution per Share of the Company; and (v) the estimation of a possible range of trading values for the Shares by capitalizing the Company's pro forma annual distribution per Share by the high and low distribution yields of the determined range.

     In the Related General Partner's view, the most clearly comparable company to that of the Company is Tax Exempt I which has assets which will become those of the Company and are substantially similar to those of the Company. Further, Tax Exempt I is listed on the American Stock Exchange as proposed for the Company. Tax Exempt I, however, has a market capitalization of approximately $94 million (based on aggregate market value of outstanding publicly listed shares as of December 31, 1996) and is a finite-life master limited partnership. The Related General Partners believe that investors in real estate securities in the current market will tend to ascribe a higher value (and, therefore, lower distribution yield) to the Company than to Tax Exempt I for the following reasons: (i) higher relative prospects for growth; (ii) good relative current market position; (iii) quality of assets; and (iv) a higher market capitalization (in excess of $300 million) which promotes higher trading volumes and a larger percentage of institutional ownership of the Shares. The Related General Partners believe these elements may weigh in favor of a higher relative Share price (and, therefore, lower yield) than observed for Tax Exempt I. Tax Exempt I's average annual yield was 7.76% in 1996.

     Five companies that owned assets substantially similar to that of the Company have, since prior to year-end 1996, changed their business purpose from exclusively owning participating tax exempt mortgages and bonds to owning and acquiring underlying properties subject to tax-exempt financing. They were not considered in this analysis though they traded in 1996 at annual yields ranging from 7.85%-8.82%.

     One other company, Municipal Mortgage and Equity, LLC ("Muni-Mae") is a product of a merger of two master limited partnerships and has assets and a business purpose similar to the Company and trades on the American Stock Exchange. However, it has a very limited trading history, having only begun trading on August 30, 1996. Its market capitalization (based on aggregate market value of outstanding publicly listed shares as of December 31, 1996) is smaller than that of the Company at $164.32 million and it operates as a limited liability company. Muni-Mae is internally managed while the Company is externally managed. At 100% Participation, the Company's initial equity market capitalization is expected to be approximately $308,796,000.

     The following table sets forth data with regard to these comparables, including market capitalization, trading price, indicated yield against trading price, 52 week high-low stock price range, and 52 high-low yield range against trading price.

                         Selected Comparable Companies
                  Per Share Information at December 31, 1996
                  ------------------------------------------

                                                                       Current
                                     (In millions)                    Indicated
                                         Market                       Annualized     52 Week High-          52 Week
           Company                  Capitalization(1)       Price        Yield          Low Price         Yield Range
           -------                  -----------------       -----     ----------    ----------------     ------------
Summit Tax Exempt Bond Fund LP            $ 93.90           $11.875    7.070%        $12.00-9.9850       7.00%-8.51%
Municipal Mortgage & Equity LLC           $164.32           $16.000    8.375%        $16.00-13.875       8.37%-9.65%


--------------
(1) Based on aggregate market value of outstanding publicly listed shares as of 12/31/96.

     Based upon the foregoing, the Related General Partners observed that the distribution yields for these companies range from 7% to approximately 9.65% for the 12 month period ended December 31, 1996 (although Muni Mae had a limited operating history of only five months).

     The Related General Partners believe that the Company's Shares will trade in a range which reflects distribution yields of 6% to 8.0%, generally reflecting a range approximately 14% below the low yield of Tax Exempt I and slightly below the low yield of Muni Mae for the 52 week period ended December 31, 1996. The Related General Partners believe the market will ascribe a higher relative value to the Company than to Tax Exempt I due to its anticipated growth prospects and higher relative market capitalization (and thus liquidity) which would be expected to result in a lower distribution yield than for Tax Exempt I.

     Likewise, the Related General Partners believe that the positive factors which are associated with the Company are also not attributable to Muni Mae because its current market capitalization ($164 million based on aggregate market value of outstanding publicly listed shares as of December 31, 1996) is less by almost half than that anticipated initially for the Company (at 100% Participation). Also, Muni Mae's charter, operations and objectives differ markedly from that of both Tax Exempt I and the Company, as enumerated below.

  1. There is no cap on the amount Muni Mae can invest in subordinated investments. Approximately 20% of Muni Mae's acquisitions are related to subordinated mortgage bonds. The Company's primary objective is to invest in first mortgage bonds.

  2. Muni Mae's board of directors can change, at their discretion, the percentage of leverage to market capitalization. The Company's Board of Trustees does not have this power and any increase in maximum leverage limitation of the Company can only be made by Majority Vote of the Shareholders.

  3. Muni Mae's publicly listed shares (known as "Growth Shares") are subordinate to three other classes of shares which receive priority distributions over the publicly traded shares. The Company's traded Shares are not subordinate to any other classes of shares.

     Based on the above and assuming 100% Participation, the Related General Partners utilized a distribution yield range of 6% to 8.0% to estimate the possible range for the initial trading value of the Company's Shares. Based on the above range of yields (6-8%) the mid range of the distribution yields (7%) is slightly below the average of distribution yields for Tax Exempt I for the 52 week period ended December 31, 1996 and its current yield as of December 31, 1996. To calculate the range of estimated trading values for each $1,000 of Original Investment, the Related General Partners first capitalized the Company's annualized distribution based on the December 31, 1996 pro forma financials of $0.9517 per Share by the foregoing distribution yield rates, which resulted in a range of estimated trading values per Share of between $15.86 and $11.90. The higher value of the estimated trading value range per $1,000 of Original Investment for each Partnership was then determined by multiplying $15.86 by the number of Shares to be received by the BUC$holders for each $1,000 of Original Investment. Similarly, the low value of estimated trading value ranges per $1,000 of Original Investment for each Partnership was determined by multiplying $11.90 by the number of Shares to be received by BUC$holders for each $1,000 of Original Investment.

     The Related General Partners also compared the Company to the comparable companies listed above in terms of distribution yields. Based on an annualized distribution based on the December 31, 1996 pro forma financials of $0.9517 per Share and a hypothetical Share value of $15.00 per share, the Company's annual distribution yield is 6.34%. Based on a hypothetical Share value of $12.00, the Company's annual distribution yield is 7.93% and at a hypothetical Share value of $10.00, the Company's annual distribution yield is 9.52%. These yields are within the ranges established above for comparable companies.


     The prices at which the Shares initially trade will be affected by, among other things, (i) the potential pent-up selling pressures as a result of the historic illiquidity of investments in the Partnerships; (ii) the Company's lack of an operating history; (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with the Company and its prospects as an investment when compared with other equity securities; (iv) the historical financial performance of the Participating Partnerships which may be viewed by some analysts as disappointing; and (v) the fact that equity securities of new companies formed through consolidation of partnerships have traded below the shareholders' equity reflected in the consolidated entity's financial statements. It is impossible to predict how these factors will affect the price of the Shares. For this reason, neither the data, nor the Company's use of such materials, should be regarded as an opinion of the Related General Partners or the Company as to the prices at which the Shares may trade following the Consolidation. The range of estimated values shown for the Shares is designed to facilitate an analysis of the Consolidation's fairness, and not to predict the future trading prices of the Shares. Such prices may be either lower or higher than those in the range of estimated values.

     Going-Concern Value


     The Related General Partners have estimated the going-concern value of the Units by analyzing projected cash distributions generated by the assets, assuming that the assets would be held until the end of the calendar year which is eleven years following the date of the acquisition of the last FMB acquired for each Partnership, followed by the immediate liquidation of all assets for cash and the immediate distribution of the net proceeds and other cash available for distribution to the holder of each Unit.

     In order to determine the projected cash distributions in estimating the going concern value of the Units, the Related General Partners undertook a discounted cash flow analysis for each Partnership which takes into account (i) cash flows derived from each Partnership's ongoing operations; and (ii) net sales proceeds payable to the Partnership pursuant to the FMBs from the sale of each Underlying Property. As noted above, for each Partnership it was assumed that FMBs would be held until the end of the eleventh year following the date of the acquisition of the last FMB acquired. The interest income from FMBs payable to the Partnerships was determined using the same cash flow and sales scenario assumptions as provided in the Appraisals, with Contingent Interest and sales proceeds discounted at the same rates as utilized in the Appraisals and ranging from 11-12.5%. Each Partnership's annual cash flow during the holding period was adjusted with respect to its administrative expenses, which were increased at a rate of 3% annually. The resulting adjusted cash flows incorporating net sales proceeds payable to the Partnership pursuant to the FMBs from Underlying Properties, were then discounted to present value at rates equal to the average of the discount rates utilized in the Appraisals for the Underlying Properties for each Partnership: Tax Exempt I--11.66%; Tax Exempt II--11.72%; Tax Exempt III--11.70%. Other assets (i.e. cash and temporary investments) were then added and liabilities (i.e. notes and accounts payable) were subtracted to arrive at net proceeds to be distributed to BUC$holders and General Partners in accordance with the Partnership Agreements. The amount estimated to be distributed to BUC$holders is the indicated going concern value for the Units.

     Although the Related General Partners consider it unlikely that all the Underlying Properties or the Partnerships' assets could be sold in a single transaction, this assumption was utilized in the going-concern analysis. This approach does not take account of market conditions or other factors that may affect asset management strategies, and it is unlikely that operation of a Partnership as a going-concern would in fact follow such a format. Should the assets be sold over time, even at prices equal to those projected, distributions of cash flow from operations to the BUC$holders might be reduced because the Partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the sale of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

     The value of the Units on a going-concern basis is not intended to be indicative of the prices at which the Units could be sold by BUC$holders in the currently illiquid secondary market, nor are such estimates intended to reflect the distributions payable with respect to the Units if the Partnership's assets were to be sold at their current fair market values.


                 Going Concern Analysis (as of June 30, 1996)



                                                   Tax Exempt I     Tax Exempt II     Tax Exempt III
                                                   --------------   ---------------   ---------------
Net Present Value of Net Income(1)                 $109,556,032      $134,696,728      $41,262,677
Plus: Undistributed Cash & Accounts Receivable        2,369,953         4,314,926          544,703
Less: Notes Payable                                 (13,680,866)                0                0
Less: Accounts Payable                                 (427,514)         (496,371)        (269,111)
                                                   ------------      ------------      -----------
Going Concern Value                                $ 97,817,605      $138,515,283      $41,538,269
 General Partners (2%)                             $  1,956,352      $  2,770,306      $   830,765
 Limited Partners (98%)                            $ 95,861,253      $135,744,977      $40,707,504
Value per $1,000 Original Investment               $        606      $        742      $       660


--------------
(1) Based on discounted cash flow analysis assuming assets are held until the end of calendar year that is eleven years from the acquisition of the last asset in the Partnerships.



     Liquidation Values

     Although not considered to be a viable option at this time, an alternative available to the Related General Partners is to proceed with a liquidation of the Partnerships and with a corresponding distribution of the net liquidation proceeds to the Related General Partners and BUC$holders in accordance with the Partnership Agreements.


     In order to estimate the liquidation value of the Units with respect to each of the Partnerships, the Related General Partners assumed that each FMB was sold as of June 30, 1996 at values determined by discounting the stream of interest payments and repayment proceeds (including Contingent Interest) payable to the Partnerships for a five year period as follows: (i) Base Interest and repayment of the face amount of the FMBs were discounted at rates ranging from 7% to 10.5%; and (ii) Contingent Interest payable from Net Property Cash Flow or Net Sale and Repayment Proceeds was discounted at rates ranging from 17 to 22%. Net cash flows and sales proceeds from operations of the Underlying Properties were derived utilizing the same assumptions as presented in the Appraisals. Individual discount rates in the ranges outlined above were derived based on debt service coverage ratios of each Underlying Property's cash flow, reflecting the perceived risks and credit-worthiness attendant with each FMB. The Related General Partners believe the resulting values reasonably indicate the selling prices or values of the FMBs held by the Partnerships. From these values, brokerage commissions payable in connection with the sale of the FMBs was estimated at 3% of FMB sales proceeds and were subtracted from the proceeds from the sale of FMBs. All the Partnerships' (i) other assets as of June 30, 1996, including accounts receivable, undistributed cash and other assets were then added to the net proceeds from sale of FMBs and (ii) liabilities were then subtracted, including notes and accounts payable, contingency costs as well as partnership level costs incurred in winding down the Partnerships. The resulting net liquidation proceeds were then distributed among the General Partners and BUC$holders in accordance with the Partnership Agreements. The amount estimated to be distributed is the indicated liquidation value for the Units.

     Applying these procedures, the Related General Partners arrived at the liquidation values set forth in the table entitled "Summary of Comparative Valuation Alternatives," above. The Appraisals set forth, subject to the specified assumptions, limitations and qualifications of the Partnership's future income, expenses, cash flow and other significant financial matters, C&W's professional opinion as to the Appraised Value of the Underlying Property securing the Partnership's FMBs. While the Appraisals do not indicate the price at which the Underlying Properties would actually sell for, the valuation methodology utilized by C&W generally seeks to estimate the prices at which the Underlying Properties would sell, as of October 15, 1995, if disposed of in an arm's-length transaction between a buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of such properties. The Appraisals assume that the Underlying Properties are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their Appraised Values.

     The following chart sets forth a summary of the results of the Related General Partners' analysis with respect to the liquidation values of each Partnership.


                  Liquidation Analysis (as of June 30, 1996)


                                              Tax Exempt I     Tax Exempt II     Tax Exempt III
                                              --------------   ---------------   ---------------
Proceeds from sale of FMBs(1)(2)              $108,883,463      $146,100,514      $38,582,406
    Plus: Undistributed Cash and Accounts
    Receivable                                   2,369,953         4,314,926          544,703
    Less: Notes Payable                        (13,680,866)                0                0
    Less: Accounts Payable                        (427,514)         (496,371)        (269,111)
    Less: Brokerage Commissions                 (3,354,013)       (4,583,899)      (1,174,053)
    Less: Sales costs and contingencies           (227,873)         (211,395)        (160,594)
                                              ------------      ------------      -----------
    Liquidation Value                         $ 93,563,150      $145,123,775      $37,523,351
     General Partners (2%)                       1,871,263         2,902,476          750,467
     Limited Partners (98%)                     91,691,887       142,221,300       36,772,884
    Value per $1,000 Original Investment      $        580      $        777      $       597


--------------
(1) Proceeds from FMBs are the amounts assumed to be paid to the Partnerships at the present values of the mortgages/loans, based on discounting the stream of Base Interest payments, utilizing discount rates ranging from 7% to 10.5% (depending on credit quality) and the stream of Contingent Interest payments, utilizing discount rates ranging from 17% to 22%.

(2) Includes the SML from Clarendon Hills in Tax-Exempt I; all other SMLs were valued for this purpose at zero.

     Comparative Analysis of Values

     In reviewing the fairness of the Consolidation, the Related General Partners also reviewed and compared the estimated market value of the Shares with the estimated liquidation and going-concern values of the Partnerships (calculated as described above). The Related General Partners observed that anticipated liquidation and going-concern proceeds exceed the lowest estimated value of the Shares. Thus, it is possible that the value that would be derived by BUC$holders in one or more of the Partnerships from a liquidation or continuation of the Partnership may be greater than the value that would be derived from the Consolidation. The Related General Partners concluded that this potential detriment of the Consolidation does not affect the fairness of the Consolidation to BUC$holders. This conclusion takes into account (a) the inherent uncertainty in setting forth and comparing estimated market valuations of publicly traded securities and the liquidation and going-concern values for entities such as the Partnerships which have illiquid assets whose disposition would occur over time, (b) the fact that the top end of the range of potential values of Shares to be issued in the Consolidation is higher than the liquidation and going-concern values of the Partnerships (calculated as described above), (c) the absence of any assurance that the liquidation and going-concern values (calculated as described above) can actually be achieved, especially in light of administrative costs likely to be incurred over a measured liquidation or continued operation of the Partnerships, together with other transaction costs and (d) the Related General Partners' belief that the value of the Shares to be issued in the Consolidation includes a greater potential for liquidity and growth than the liquidation or going-concern value of the Partnerships (calculated as described above). In light of all of the foregoing factors, BUC$holders are urged to carefully review the information regarding valuation estimations in this Solicitation Statement, including the information set forth under "--Comparison of Alternatives to the Consolidation."

Secondary and Market Prices for Units


     Tax Exempt I


     The information in the table above under the heading "Market Trades" shows the highest and lowest closing Unit price (based upon $1,000 of Original Investment) on the American Stock Exchange for the twelve month period ending December 31, 1996. Set forth below are the high and low prices for each quarterly period of the last two years for which the Units were traded:


                    1997      1997    1996      1996       1995     1995
                    Low       High    Low       High       Low      High
                    ------   ------  ------    ------      -----   ------
   March 31         11-5/8   12-3/4   9-1/4    10-3/8      8-1/2    9-7/8
   June 30            --       --     9-7/8    10-5/8      9-3/8   10-1/4
   September 30       --       --     9-7/8    11          9-3/4   10-1/4
   December 31        --       --    10-3/8    11-7/8      9-1/2   10-3/8


     Tax Exempt II and III

     The information in the table above under the heading "Secondary Market Trades" shows the highest and lowest secondary market prices for the Units (based upon $1,000 of Original Investment) as reported to Partnership Spectrum by certain secondary market firms involved in sales of the Units over the twelve month period ended November 30, 1996. When gathering such data, Partnership Spectrum requests that the recorded prices per Unit include any mark-ups for Units sold by the firms acting as principals in the secondary market transactions and include any commissions charged by them for facilitating the transactions, unless the firms acted as retail brokers.


     No established market for the Units of Tax Exempt II or III was ever expected to develop and the secondary market transactions for the Units have been limited and sporadic. It is not known to what extent the transactions in the secondary market are between buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Partnerships, expected value of their assets, and their prospects for the future. Many transactions in the secondary market are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Secondary market prices generally do not reflect the current market of the Partnerships' assets, nor are they indicative of total return, since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Nonetheless, notwithstanding these qualifications, the secondary market prices, to the extent that the reported data are reliable, are indicative of the prices at which the Units trade in the illiquid secondary markets.

Recent Purported Tender Offer for Tax Exempt II

     On April 24, 1997, various entities for which MacKenzie Patterson, Inc. is a general partner or an agent (collectively, the "Offerors") notified the Related General Partner of Tax Exempt II that they were making a tender offer for up to 177,500 Units of Tax Exempt II at a price of $10.50 per Unit. At the request of the Related General Partner, the Court issued an order to show cause requiring the Offerors to show cause why they should not be held in contempt and required to cease and desist from pursuing their tender offer. The application for the order to show cause was based on the fact that, among other matters, (i) the Court's preliminary Order enjoined BUC$holders and persons acting in concert with them from making a tender offer for any Units of any of the Partnerships pending approval of the Consolidation and (ii) the tender offer will interfere with the Court's jurisdiction and the orderly consideration and administration of a settlement of the Class Action. See "SUMMARY--The Consolidation--Restrictions on Transfers and Other Activities Prior to Final Approval of Consolidation." The Court held a hearing on the matter on May 19, 1997 at which time the Court involved the Offerors' tender offer until further order by the Court.


Distribution Comparison

     The Related General Partners have considered the potential impact of the Consolidation upon distributions that would be made to BUC$holders that become Shareholders. The Related General Partners anticipate that BUC$holders will experience an increase in distributions. Lower costs resulting from the elimination of certain fees payable to the P-B General Partner and the contribution to the Company of one-half of the P-B Interest acquired by the Related General Partner as well as reduced costs associated with the operation and maintenance of the Partnerships as public partnerships and certain economies of scale resulting from the common beneficial ownership and management of the Participating Partnerships' portfolio is expected to increase funds higher than funds available for distribution by the individual Partnerships. Furthermore, the Consolidation will simplify the preparation of financial statements, tax returns, investor information and reports and filings otherwise required. Certain cost savings will be enhanced to the extent that more than the minimum number of Partnerships participate in the Consolidation.

     Notwithstanding the Related General Partners' belief that distributions to BUC$holders will increase after the Consolidation, the Company's 1996 pro forma financial statements indicate that BUC$holders of Tax Exempt II and Tax Exempt III would have received lower distributions (approximately 1% or $0.56 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt II and approximately 0.8% or $0.37 per $1,000 of Original Investment less than 1996 annual distributions for Tax Exempt III had the Consolidation occurred on January 1, 1996 with 100% Participation). However, the Related General Partners believe that additional cost savings together with the benefits anticipated to be derived from the Company's new business plan, neither of which is reflected in the

Company's 1996 pro forma financial statements, will be achieved, thereby resulting in a progressive increase in distributions to BUC$holders including those in Tax Exempt II and Tax Exempt III. There can be no assurance that such additional cost savings or benefits from the Company's new business plan will be achieved.

     The Related General Partners have prepared the following pro forma distribution comparison to show the distributions that would have been made to BUC$holders had they become Shareholders of the Company on January 1, 1996, assuming 100% Participation and all three Minimum Participation scenarios, as compared with the actual distributions made by the Partnerships in 1996.

                 Historical/Pro Forma Distribution Comparison



                                                 Pro Forma
                                              Distribution to
                                           Shareholders in 1996
                 Historical Distribution       (BUC$holders
  Partnership     to BUC$holders in 1996        Only)(1)(2)
---------------- ------------------------- ----------------------
Tax Exempt I            $ 6,641,237             $ 7,192,903
Tax Exempt II           $ 9,517,685             $ 9,415,828
Tax Exempt III          $ 2,711,830             $ 2,689,244
                        ------------            ------------
                        $18,870,751             $19,297,975


                                                                           Pro Forma
                                                       Distribution Per $1,000 of Original Investment(2)
                                           --------------------------------------------------------------------------
                                                                   Minimum
                                                                Participation         Minimum            Minimum
                 Historical Distribution                          Including        Participation      Participation
                  calculated per $1,000                           Tax Exempt         Including        Including Tax
  Partnership     of Original Investment   100% Participation       I & II      Tax Exempt II & III   Exempt I & III
---------------- ------------------------- -------------------- --------------- --------------------- ---------------
Tax Exempt I              $42.00                 $45.49             $45.23               N/A              $44.04
Tax Exempt II             $52.00                 $51.44             $51.15             $53.18             N/A
Tax Exempt III            $44.00                 $43.63             N/A                $45.11             $42.24


--------------
(1) Assumes 100% Participation.
(2) Assumes pro forma adjustments to the Company's distributable cash flow for the year ending December 31, 1996 as follows: (1) reduction in G & A expenses pursuant to the Management Agreement (the maximum amount of expenses which the Company may reimburse the Manager is $200,000 (pro rata for Minimum Participation scenarios)); (ii) additional interest expense expected to be incurred as a result of financing the Consolidation Expenses;
    (iii) decrease of approximately 25% of the sum of the aggregate annual fees paid to both General Partners (i.e. the Special Distribution/Partnership Management Fee); and (iv) an increase in allocable cash flow to the former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.

     When analyzing distribution data, BUC$holders should bear in mind that a number of factors affect the level of the Partnerships' quarterly distributions. These factors include the distributable income generated by Partnership operations and the Partnership policy with respect to quarterly cash distributions. In some cases, the Partnerships have, in order to maintain constant levels of distributions, made quarterly distributions in excess of distributable cash specifically generated by Partnership operations during the preceding quarter. The Partnership's ability to make such an excess distribution would also be affected by existing cash reserves, excess distributable cash generated in previous quarters and/or the ability to borrow funds necessary to make the distribution. Alternatively, the Partnerships have, on occasion, reduced distribution levels to a level consistent with current and/or projected cash flow from operations. In addition, the portion of total assets represented by income-generating assets versus cash and non-cash generating assets differs among the Partnerships. Such differences affect to some degree the amount of distributable cash generated relative to the Adjusted Net Asset Values of the Partnerships. For the foregoing reasons, the fact that pro forma distributions may be higher than actual distributions for a single period (such as the Company's pro forma distributions for 1996 for one of the three Partnerships) does not necessarily mean that distributions to BUC$holders of a given Partnership following the Consolidation will exceed distributions that would have been paid by that Partnership when analyzed over a number of years.

Compensation, Reimbursements and Distributions to the Related General Partners

     Under the Partnership Agreements, the Related General Partners and their affiliates are entitled to receive compensation in connection with managing the affairs of each Partnership. Such compensation includes distributions in respect of general partner equity interests, management and transaction fees, and reimbursement of expenses for partnership level services such as legal, accounting, data processing and duplicating services. For a comparison of the compensation structure of each of the Partnerships with that of the Company, see "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS--Fees and Expenses."

     Following the Consolidation, the Company will retain the Manager to manage the operations of the Company. The Manager will generally receive from the Company approximately 75% of the sum of the aggregate annual fees and distributions payable by the Partnerships to both of the General Partners. See "MANAGEMENT--Summary of the Management Agreement" for a description of the fees and other compensation payable to the Manager.

     The following table sets forth the historical compensation and distributions paid by the Partnerships on a combined basis to the General Partners and their affiliates for the Partnerships' last three fiscal years and for the three month period ended March 31, 1997 (Historical) and the compensation and distributions that would have been paid in the last three fiscal years and for the three month period ended March 31, 1997 if the Consolidation had been in effect, assuming 100% Participation (Pro Forma).

              COMPENSATION AND DISTRIBUTIONS TO GENERAL PARTNERS


                                              Three Months          Year Ended December 31,
                                                  Ended          -----------------------------
                                              March 31, 1997       1996      1995      1994
                                              ----------------   --------  -------    ------
                                                                 (Dollar amounts in thousands)
 Historical:
  Bond Selection Fees(1)                            $ --         $   --    $   --    $   --
  Bond Placement Fees(1)                              --             --        --        --
                                                    ----         ------    ------    ------
   Subtotal                                           --             --        --        --
                                                    ----         ------    ------    ------
  Asset Management and Transaction
   Fees(2)                                            --             33        49        39
  Loan Servicing Fees(11)                            215            872       872       872
  Partnership Administration Fees and
   Reimbursements(3)                                  68            278       330       318
                                                    ----         ------    ------    ------
    Subtotal                                         283          1,183     1,251     1,229
                                                    ----         ------    ------    ------
  Special Distributions/Partnership
  Management Fee(4)                                  435          1,745     1,745     1,745
  General Partner Distributions(5)                    96            385       385       385
                                                    ----         ------    ------    ------
    Subtotal                                         531          2,130     2,130     2,130
                                                    ----         ------    ------    ------
  Disposition Fee(6)                                  --             --        --        --
                                                    ----         ------    ------    ------
    Total Historical                                $814         $3,313    $3,381    $3,359
                                                    ====         ======    ======    ======
 Pro Forma (Assuming no leverage):
  Bond Selection Fees                               $ --         $   --    $   --    $   --
  Bond Placement Fees                                 --             --        --        --
                                                    ----         ------    ------    ------
    Subtotal                                          --             --        --        --
                                                    ----         ------    ------    ------
  Asset Management and Transaction
   Fees(2)                                            --             33        49        39
  Loan Servicing Fees(12)                            215            872       872       872
  G & A Reimbursements(7)                             54            211       205       200
                                                    ----         ------    ------    ------
    Subtotal                                         269          1,116     1,126     1,111
                                                    ----         ------    ------    ------
  Special Distributions                              327          1,309     1,309     1,309
  Distributions Attributable to Shares(8)             73            289       289       289
                                                    ----         ------    ------    ------
    Subtotal                                         400          1,598     1,598     1,598
  Liquidation Fee(9)                                  --             --        --        --
                                                    ----         ------    ------    ------
   Total Pro Forma (assuming no
    leverage)                                       $669         $2,714    $2,724    $2,709
                                                    ====         ======    ======    ======


                                                Three Months                       Year Ended December 31,
                                                   Ended          -------------------------------------------------
                                               March 31, 1997        1996            1995              1994
                                               ----------------   -------------   -------------   -----------------
                                                                            (Dollar amounts in thousands)
 Pro Forma (Assuming maximum leverage):
  Bond Selection Fees(10)                           $   --           $   --          $   --        $ 7,187(10)
  Bond Placement Fees                                   --               --              --          7,044(10)
                                                    ------           ------          ------        -------
    Subtotal                                            --               --              --         14,231
                                                    ------           ------          ------        -------
  Asset Management and Transaction
   Fees(2)                                              --               33              49             39
  Loan Servicing Fees(2)                               435            1,752           1,752          1,753
  G & A Reimbursements(7)                              107              423             412            402
                                                    ------           ------          ------        -------
    Subtotal                                           542            2,208           2,213          2,194
                                                    ------           ------          ------        -------
  Special Distributions                                657            2,629           2,629          2,629
  Distributions Attributable to Shares(11)            N/A              N/A             N/A             N/A
                                                    ------           ------          ------        -------
    Subtotal                                           657            2,629           2,629          2,629
                                                    ------           ------          ------        -------
  Liquidation Fee(9)                                    --               --              --           --
                                                    ------           ------          ------        -------
    Total Pro Forma (assuming
     maximum leverage)                              $1,199           $4,837          $4,842        $19,054
                                                    ======           ======          ======        =======


--------------
 (1) No Bond Selection or Bond Placement Fees have been paid by these Partnerships during this time.
 (2) Asset management and transaction fees include all fees paid by (i) the Partnerships to the General Partners and affiliates, pursuant to the applicable partnership agreement and (ii) the Company in each case for Asset monitoring services relating to periodic inspections and the monitoring of the performance of the underlying properties. The amount of increased fees assuming maximum leverage is not determinable at this time.
 (3) Partnership administration fees and reimbursements include all amounts paid by the Partnerships to the General Partners and their affiliates for partnership administration services, as a reimbursement for general and administrative and overhead costs payable by each Partnership, pursuant to the applicable partnership agreement.
 (4) Reflects a Partnership Management Fee for Tax Exempt I and II with Tax Exempt III being paid as a Special Distribution from adjusted cash flow.
 (5) Reflects the distributions paid by the Partnerships to the General Partners by virtue of their general partner interests in the Partnerships.
 (6) Represents a subordinated fee payable to the General Partners, generally based on the gross proceeds from the sale or repayment of FMBs. It is unlikely that the General Partners would receive such fee.
 (7) Reimbursements to the Manager for administrative expenses will not exceed $200,000 in any given year of operations, subject to the following adjustments: the overall limit on reimbursements for administrative expenses will be increased (i) after the Company's first year of operations and each year thereafter by a percentage equal to the Consumer Price Index for the year then ended, and (ii) proportionately as the Company increases its asset portfolio.
 (8) Reflects distributions paid to the Related General Partners and the Manager by virtue of their ownership of Shares.
 (9) The Liquidation Fee is only payable in the event of the Company's liquidation.
(10) In determining the pro forma compensation payable with respect to new acquisitions by the Company in the last three fiscal years, the table assumes that 100% of the proceeds of the maximum leverage was incurred and fully invested as of January 1, 1994.
(11) These distributions are based on future cash flow which is not determinable at this time.
(12) Loan servicing includes all fees paid by (i) the Partnership to General Partners and affiliates, pursuant to the applicable Partnership Agreement, and (ii) the Company to the Manager for servicing and managing the FMBs and other tax-exempt instruments.

                             ALLOCATION OF SHARES

Overview

     The number of Shares to be allocated in the Consolidation will be determined as the result of two separate allocations: (i) Shares allocated among the Participating Partnerships, and (ii) Shares allocated to each Participating Partnership which are then allocated among the BUC$holders, the Related General Partners and the Manager.

Explanation of Allocations

     Allocation among the Partnerships. The total Shares allocated to the Participating Partnerships (20,586,383 shares, assuming 100% Participation) will be allocated among the Participating Partnerships based on the relative Adjusted Net Asset Values assigned to each such Partnership.

     The following table assumes 100% Participation and sets forth for each of the Partnerships the Adjusted Net Asset Value, the percentage of aggregate Adjusted Net Asset Value, and the number of Shares allocable to such Partnership.

                              Allocation Summary

                                                                 Number of
                     Adjusted            Percentage of            Shares
                     Net Asset       Aggregate Adjusted Net     Allocated to
 Partnership          Value              Asset Value           Partnership
----------------   --------------   ------------------------   -------------
Tax Exempt I         $115,096,936             37.27%              7,673,129
Tax Exempt II         150,666,979             48.79%             10,044,465
Tax Exempt III         43,031,833             13.94%              2,868,789
                     ------------            ------              ----------
 TOTAL               $308,795,748            100.00%             20,586,383
                     ============            ======              ==========

     Allocation among the BUC$holders, the Related General Partners and the Manager. Each of the Partnership Agreements sets forth a procedure for allocating distributions (i) between the General Partners and the BUC$holders and (ii) among the BUC$holders as a group. These distribution rules were described in detail in the disclosure documents delivered to the BUC$holders when, through the sale of Units, capital was originally raised by the Partnerships. The allocation of Shares between the Related General Partners (including the Manager) and the BUC$holders will be made in accordance with the provisions applicable to distributions of cash flow from operations of the Partnership. With respect to the Shares allocated to the BUC$holders as a group, such Shares will be allocated among the BUC$holders in proportion to, and in accordance with, the number of Units held by each BUC$holder. The table below sets forth the number of Shares allocable to the Related General Partners, the Manager and the BUC$holders and the number of Shares per $1,000 of Original Investment in each Partnership.

            Allocation of Shares per $1,000 of Original Investment


                                       No. of Shares                          No. of Shares
                                       Allocated to                            Allocated to
                    No. of Shares     Related General      No. of Shares       BUC$holders
                    Allocated to      Partners and the     Allocated to      $1,000 of Original
 Partnership        Partnership           Manager          BUC$holders        Investment(1)
-----------------   ---------------   ------------------   ---------------   -------------------
 Tax Exempt I          7,673,129           115,097            7,558,032             48
 Tax Exempt II        10,044,465           150,667            9,893,798             54
 Tax Exempt III        2,868,789            43,032            2,825,757             46
                      ----------           -------           ----------
  Total               20,586,383           308,796           20,277,587
                      ==========           =======           ==========


--------------

(1) Rounded to the nearest whole Share.

Determination of Adjusted Net Asset Value

     Valuations. The adjusted net asset value (the "Adjusted Net Asset Value") of each Partnership was based, in part, on the Appraised Value determined by C&W of each of the Underlying Properties which secure Mortgage Loans held by a Partnership. The Summarization Letter from C&W states that there may have been changes in the market values of the Underlying Properties and that physical changes in the Underlying Properties may result in changes to the Appraised Value thereof. The Related General Partners determined not to obtain new appraisals or update the Appraisals, based on their belief that the Appraised Value of the Underlying Properties securing the Partnership's tax-exempt participating FMBs has not changed materially since October 15, 1995 and the cost of obtaining new appraisals or updating the Appraisals. Adjusted Net Asset Value for a Partnership is equal to an amount calculated as follows:


       (i) the aggregate Loan Values (defined and calculated as set forth below) of the FMBs held by the Partnership; plus

       (ii) the amount of any undistributed cash and other assets held by the Partnership as of March 31, 1996; less

       (iii) the amount of the Partnership's accounts payable (including, without limitation, Partnership indebtedness and deferred fees payable to the General Partners and affiliates) as of March 31, 1996.


     The "Loan Value" of each FMB held by a Partnership is equal to the amount which the Partnership would receive under the terms of the FMB (i.e., principal, accrued and unpaid Base Interest and Contingent Interest on the FMB and SML's) if (i) the Underlying Property which secures the FMB were sold for an amount equal to its Appraised Value and (ii) the net sale proceeds (i.e., after payment of third party expenses) were applied first to repay the Partnership's FMB.


     Set forth below is a table which shows the derivation of the Adjusted Net Asset Values for each Partnership based upon the formula described above.

                    DERIVATION OF ADJUSTED NET ASSET VALUES


                                                    Tax Exempt I     Tax Exempt II     Tax Exempt III
                                                    --------------   ---------------   ---------------
Net Proceeds from Sale of FMBs(1)                   $126,818,800      $146,980,713      $42,684,850
Add: Undistributed Cash and Accounts Receivable        2,377,432         4,088,636          633,602
Less: Notes Payable                                  (13,680,866)                0                0
Less: Accounts Payable                                  (418,430)         (402,370)        (286,619)
                                                    ------------      ------------      -----------
Adjusted Net Asset Value(2)(3)                      $115,096,936      $150,666,979      $43,031,833


--------------
(1) Net proceeds from sale of FMBs are the amounts assumed to be paid to the Partnerships according to the FMB and SML loan documents, assuming the Underlying Properties securing the FMBs were sold on 3/31/96 at the 10/15/95 Appraised Values less selling expenses (3-5% of sales proceeds as determined in the Appraisals).
(2) No Consolidation Expenses were attributed in this analysis.
(3) Assets and liabilities are as of 3/31/96.

     Possible Revisions to Valuations. The Company has used these Adjusted Net Asset Values to determine the allocation of Shares, even though such Adjusted Net Asset Values might be different if calculated as of the date of the Fairness Hearing. The Adjusted Net Asset Values will not be recalculated as of the date of the Fairness Hearing based upon the Related General Partner's belief that the Adjusted Net Asset Values of the Partnerships, as computed, will not differ materially from the Adjusted Net Asset Values of the Partnership as of the date of this Solicitation Statement. However, if the assets of any Partnership are actually different as of the date of the Fairness Hearing, the Related General Partners reserve the right to revise the Adjusted Net Asset Values, subject to the approval of the Court. BUC$holders will not have the opportunity to review and object to any revisions made to the Adjusted Net Asset Values. However, at the Fairness Hearing, the Court will have the opportunity to review any such revisions and, pursuant to the Settlement Stipulation, the Court must specifically find as part of its Final Order that the allocations were fair, just and equitable. Therefore, the Court, in its discretion, can reject any revisions to the Adjusted Net Asset Values set forth in this Solicitation Statement (as well as modify the allocation method set forth in this Solicitation Statement or any other aspect of the Related Settlement) subject to Related's option to terminate the Related Settlement if such revisions are not acceptable to it.

     Furthermore, in the event that due to unforeseen developments the Adjusted Net Asset Values as of the Effective Date (or such other time as the Consolidation is consummated) are materially different from the Adjusted Net Asset Values set forth in the Solicitation Statement, then Class Counsel and Related have the right to apply to the Court for an order altering the allocation of Shares to take into account such materially changed circumstances that result in material differences in the Adjusted Net Asset Values. The proposed Final Order that the parties will ask the Court to enter after the Fairness Hearing in connection with the Court's Approval of the Related Settlement provides that the Court will retain exclusive jurisdiction, among other things, over the parties and the Class Members for the purpose of the administration and implementation of the Related Settlement, including the resolution of any disputes relating to the allocation of Shares.

                        FAIRNESS OPINION AND APPRAISALS

Fairness Opinion

     General. Class Counsel retained Oppenheimer to render its opinion as to the fairness, from a financial point of view, of the Consolidation, including the allocation of Shares among the Partnerships, to the BUC$holders of the Partnerships assuming 100% Participation and all other combinations of Participating Partnerships (including the Minimum Participation scenarios). The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations imposed on the review and analysis, is set forth in Appendix A and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Fairness Opinion are described below. The summary set forth below does not purport to be a complete description of the analyses used by Oppenheimer in rendering the Fairness Opinion.

     In connection with its engagement, Oppenheimer was not requested to serve as financial advisor to Class Counsel or any other party in the negotiation of the terms of the Consolidation. Oppenheimer was not requested to and does not make any recommendation to the BUC$holders regarding the Consolidation. Also, Oppenheimer was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the BUC$holders arising out of the Consolidation contemplated herein.

     Oppenheimer, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Class Counsel's selection of Oppenheimer was based upon several factors, including experience, reputation and price.

     Class Counsel did not place any limitation on the scope of Oppenheimer's investigation or review.

     In connection with preparing the Fairness Opinion, Oppenheimer was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the opinion obtained.

     The Related General Partners and the Partnerships have agreed to indemnify Oppenheimer against certain liabilities arising out of Oppenheimer's engagement to prepare and deliver the Fairness Opinion. In addition, the Related General Partners and the Partnerships have agreed to cause the Company to become an additional indemnifying party upon consummation of the Consolidation. Upon consummation of the Consolidation, the Partnerships' indemnity obligations will become obligations of the Company.


     The preparation and receipt of the Fairness Opinion was requested by Class Counsel. In connection with such request, Class Counsel asked that the Related General Partners interview and provide them with a list of firms qualified to render fairness opinions. After interviewing several such entities, the Related General Partners provided Class Counsel with the names of four such entities based on each such entity's experience, expression of interest, timing and price. From the list provided by the Related General Partners, Class Counsel initially sought to retain Bear Stearns & Co., Inc. ("Bear Stearns") to render the Fairness Opinion. However, after initially agreeing to being engaged for this assignment, Bear Stearns withdrew from the assignment after Class Counsel insisted that Bear Stearns directly represent the interests of investors and that the opinion be rendered directly to it and the BUC$holders. Specifically, Bear Stearns declined to be retained by, and render a fairness opinion to, Class Counsel or to the BUC$holders although they were willing to be retained by and consider rendering a fairness opinion to the Related General Partners and the Partnerships. Bear Stearns advised Class Counsel that it is its general policy with respect to engagements relating to limited partnerships to render fairness opinions only to the general partner(s) and/or the partnerships themselves, and not to other parties such as Class Counsel or the investors.


     Information Reviewed. In rendering its Fairness Opinion which is dated November 11, 1996, and as the basis therefore, Oppenheimer, among other things, reviewed: this Solicitation Statement; the Prospectus dated February 19, 1986 for Tax Exempt I; the Prospectus dated July 7, 1986 for Tax Exempt II; the Prospectus dated June 10, 1987 for Tax Exempt III; audited financial statements for each Partnership for calendar years 1994 and 1995; the Form 10-K for each Partnership for the year ended December 31, 1995 and the Form 10-Q for each Partnership for the quarter ended June 30, 1996; documents describing each Partnership's FMBs, documents describing the details of any bond modifications and/or forbearance agreements (if applicable); the Appraisals dated October 15, 1995 prepared by C&W for each Underlying Property securing a mortgage loan made by a Partnership; audited financial statements for calendar years 1994 and 1995 and unaudited financial statements and other financial information for the six month periods ending June 30, 1996 for each of the Underlying Properties securing a mortgage loan made by a Partnership; pro forma financial statements of the Company for the year ended December 31, 1995 and for the quarterly period ended March 31, 1996, assuming in each case that the Consolidation occurred as of January 1, 1996; financial forecasts of future operations of the Partnerships covering each of the years in the five year period ended June 30, 2001; financial forecasts of future operations of the Company covering each of the years in the five year period ended June 30, 2001, assuming the Consolidation occurred as of June 30, 1996; a business plan of the Company; and certain other financial and other information that was publicly available or furnished to Oppenheimer by Class Counsel or the Related General Partners. The financial forecasts provided to Oppenheimer by the Related General Partners are attached as Appendix C.

     In addition, Oppenheimer held discussions with representatives of Class Counsel and the Related General Partners, inspected a representative number of the Underlying Properties which secure FMBs held by the Partnerships, interviewed property managers at the Under-lying Properties inspected, interviewed representatives of C&W and conducted such other investigations, financial analyses and studies, and reviewed such other information and factors as it deemed appropriate for the purposes of the Fairness Opinion.

     Oppenheimer also reviewed the procedures and methodology applied by C&W to value the Underlying Properties to determine if they had been applied on a consistent basis among the Partnerships, reviewed the components of each Partnerships' other assets and other liabilities and analyzed the method used to allocate the Shares among the Partnerships by the Related General Partners.

     Assumptions, Limitations and Qualifications. In rendering the Fairness Opinion, Oppenheimer, without assuming responsibility for independent verification, relied on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to Oppenheimer by or on behalf of the Related General Partners. With respect to the financial and operating forecasts furnished to Oppenheimer, Oppenheimer assumed, with Class Counsel's approval, that they reflected the best current judgement of the Related General Partners as to future financial performance, and that there was a reasonable probability that the projections would prove to be substantially correct. Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnerships.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, Oppenheimer believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Fairness Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of the FMBs, the Underlying Properties and/or the business of the Company do not purport to be appraisals or to reflect the prices at which the FMBs, the Underlying Properties or Company may actually be sold.

     Oppenheimer expressed no opinion as to the price or trading range at which the Company's Shares would trade following completion of the Consolidation and the listing of the Shares on the American Stock Exchange. It is likely that, at least during the immediate period following completion of the Consolidation, the Shares will trade below the estimated ranges of values.

     Oppenheimer's Fairness Opinion, dated November 11, 1996, was based solely upon information available to Oppenheimer and the economic market and other circumstances that existed as of the date of the Fairness Opinion. In general, Oppenheimer used historical financial information through June 30, 1996. Events occurring after such date could materially affect the assumptions and conclusions contained in the Fairness Opinion. Oppenheimer has not undertaken to reaffirm or revise the Fairness Opinion or otherwise comment upon any events occurring after the date thereof. The Related General Partners believe that as of the date of this Solicitation Statement there have not been any material changes in the financial or operating condition of the Partnerships which would materially affect the assumptions and conclusions contained in the Fairness Opinion.

     Summary of Analysis and Methodology. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Oppenheimer in arriving at the Fairness Opinion. Oppenheimer considered all such quantitative and qualitative analyses in connection with its final analysis, and no one method of analysis was given particular emphasis. All references to the conversion of Units into Shares are based upon the Related General Partners' allocation of Shares among the Partnerships.

     In determining appropriate capitalization and discount rates underlying its analysis Oppenheimer utilized as a base the same rates employed by C&W in its appraisals of each Underlying Property servicing the Partnerships' FMBs. These rates were then adjusted upward and downward by 50 basis points to develop a range of discount and capitalization rates for each property. Mortgage revenue bond yield rates were obtained from discussions with Oppenheimer traders active in the mortgage revenue bond market.

     In determining the adequacy of these rates, Oppenheimer conducted a phone interview with representatives from C&W, inspected a representative sample of the properties, interviewed property managers at the Underlying Properties inspected, examined recent surveys of institutional investors conducted by C&W, Real Estate Research Corporation, National Multi-housing Council and the Urban Land Institute, held discussions with institutional investors actively acquiring properties similar to those encumbered by the Partnerships' FMBs and reviewed such other information and factors as it deemed appropriate.

     Liquidation Analysis--Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis of the (i) present value of the forecasted Base and Contingent Interest payments to be received from the Underlying Properties from July 1, 1996 to June 30, 2001, and (ii) the present value of the forecasted principal to be received by the Partnerships upon repayment of the FMBs.


     For those FMBs which were not subject to bond modifications/forbearance agreements, Oppenheimer calculated, utilizing the financial forecasts provided by the Related General Partners, the Base Interest and Contingent Interest, if any, to be received by the Partnerships from July 1, 1996 through June 30, 2001 and the estimated principal to be received assuming the Underlying Properties were sold on June 30, 2001 based upon capitalizing forecasted net operating income after capital expenditures ("Forecasted Cash Flow") for the period July 1, 2001 to June 30, 2002 at capitalization rates ranging from 7.5% to 10.5 % and the FMBs were repaid. Oppenheimer then discounted the Base Interest payments projected to be received by the Partnerships to present value utilizing discount rates of 8.0% to 9.0%, which Oppenheimer estimated to be the current yield for comparable tax-exempt mortgages having similar maturities and investment characteristics, including debt coverage and loan to value ratios. Oppenheimer then discounted the Contingent Interest, if any, projected to be received by the Partnerships to present value utilizing discount rates of 15.0% to 20.0%, which Oppenheimer estimated to be the yield requirement for comparable mortgage investments having similar investment characteristics. Oppenheimer discounted the estimated principal to be received by the Partnerships to present value utilizing discount rates of 8.0% to 9.0%.

     For those FMBs subject to bond modifications/forbearance agreements, Oppenheimer calculated, utilizing the financial forecasts provided by the Related General Partners and the terms of the individual bond modifications/forbearance agreements, the Base Interest payments to be received by the Partnerships from July 1, 1996 to June 30, 2001 and the estimated principal to be received assuming the Underlying Properties were sold on June 30, 2001 based upon capitalizing Forecasted Cash Flow for the period July 1, 2001 to June 30, 2002 at capitalization rates ranging from 7.5% to 10.5% and the FMBs were repaid. Oppenheimer then discounted the Base Interest payments projected to be received by the Partnerships to present value utilizing discount rates of 8.0% to 9.0%, which Oppenheimer estimated to be the current yield for comparable tax-exempt mortgages having similar maturities and investment characteristics, including debt coverage and loan to value ratios. Oppenheimer then discounted the Contingent Interest, if any, projected to be received by the Partnerships to present value utilizing discount rates of 15.0% to 20.0% which Oppenheimer estimated to be the yield requirement for comparable mortgage investments having similar investment characteristics. Oppenheimer discounted the estimated principal to be received by the Partnerships to present value utilizing discount rates of 8.0% to 9.0%. In those instances where the bond modification/forbearance agreement did not extend until June 30, 2001, Oppenheimer assumed, with Class Counsel's approval, that the bond modification/ forbearance agreements would be extended through June 30, 2001.

     With respect to all FMBs, Oppenheimer then deducted the estimated expenses associated with liquidating the Partnerships, including general and administrative expenses. To the resulting range of values, Oppenheimer added the estimated value of each Partnership's other assets and subtracted the estimated value of each Partnership's other liabilities. Oppenheimer's analysis also gave effect to the tax free nature of the interest payments to be made under the FMBs through their maturity.

     Tax Exempt I. Oppenheimer's analysis indicated a range of values for Tax Exempt I of $98.9 million to $109.7 million (or $12.51 to $13.87 per Unit) compared to the estimated value of $113.7 million to $124.0 million (or $14.37 to $15.68 per Unit), assuming each Unit is converted into 0.97 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an estimated value of $136.2 million to $140.3 million (or $17.23 to $17.75 per Unit), assuming each Unit is converted into 0.97 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Tax Exempt II. Oppenheimer's analysis further indicated a range of values for Tax Exempt II of $125.5 million to $139.0 million (or $13.71 to $15.19 per
Unit) compared to the estimated value of $148.8 million to $162.3 million (or $16.26 to $17.73 per Unit), assuming each Unit is converted into 1.10 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an estimated value of $178.3 million to $183.7 million (or $19.49 to $20.07 per Unit), assuming each Unit is converted into 1.10 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Tax Exempt III. Oppenheimer's analysis further indicated a range of values for Tax Exempt III of $35.4 million to $39.3 million (or $11.47 to $12.74 per
Unit) compared to the estimated value of $42.5 million to $46.4 million (or $13.79 to $15.04 per Unit), assuming each Unit is converted into 0.93 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an estimated value of $50.9 million to $52.5 million (or $16.53 to $17.02 per Unit), assuming each Unit is converted into 0.93 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company-- Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Conclusion. Oppenheimer believes the discounted cash flow analysis supports its fairness determination because the implied ranges of values of the Units assuming they are converted into Shares in the Consolidation is within or greater than the implied range of equity value of Tax Exempt I, Tax Exempt II and Tax Exempt III under the discounted cash flow analysis.

     Continuation of the Partnerships--Valuation of the Partnerships on a Continuing Basis. Oppenheimer performed an analysis of the Partnerships assuming each of the Partnerships continued to operate on an on-going basis from July 1, 1996 through June 30, 2001. Oppenheimer estimated (i) the Base Interest payments and Contingent Interest payments, if any, to be received from the Underlying Properties and (ii) the principal repayment to be received by the Partnerships assuming the Underlying Properties were sold on June 30, 2001 and the estimated proceeds utilized to repay the outstanding balance of the Partnerships' Mortgage Loans. In connection with this analysis, Oppenheimer estimated such sales proceeds by capitalizing Forecasted Cash Flow for each Underlying Property for the period July 1, 2001 to June 30, 2002 at capitalization rates ranging from 7.50% to 10.50%.


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

     In connection with the Continuation of the Partnerships-Valuation of the Partnerships on a Continuing Basis analysis for each of the Partnerships, Oppenheimer then deducted the projected annual fees due the respective General Partners and the projected general and administrative expenses associated with operating each Partnership on an annual basis for the forecast period from the estimated annual cash available for distribution of the Partnerships, allocated the remainder between the BUC$holders and the General Partners based upon the terms of the respective Partnership Agreements and discounted the projected distributions to BUC$holders to present value utilizing discount rates of 10.0% to 12.0%. To the resulting range of values, Oppenheimer added the estimated present value, as of June 30, 1996, of each Partnership's other assets and subtracted the estimated present value, as of June 30, 1996, of each Partnership's other liabilities. Oppenheimer's analysis also gave effect to the tax free nature of the interest payments to be made under the Mortgage Loans through their maturity.

     Tax Exempt I. Oppenheimer's analysis indicated an implied range of present values for Tax Exempt I of $13.24 to $14.51 per Unit compared to the estimated value per Unit of $14.37 to $15.68, assuming each Unit is converted into 0.97 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an implied range of present values per Unit of $17.23 to $17.75, assuming each Unit is converted into 0.97 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Tax Exempt II. Oppenheimer's analysis indicated an implied range of present values for Tax Exempt II of $14.56 to $15.77 per Unit compared to the estimated value per Unit of $16.26 to $17.73, assuming each Unit is converted into 1.10 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an implied range of present values per Unit of $19.49 to $20.07, assuming each Unit is converted into 1.10 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Tax Exempt III. Oppenheimer's analysis also indicated an implied range of present values for Tax Exempt III of $13.00 to $14.12 per Unit compared to the estimated value per Unit of $13.79 to $15.04, assuming each Unit is converted into 0.93 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis and an implied range of present values per Unit of $16.53 to $17.02, assuming each Unit is converted into 0.93 Shares of the Company and each Share is valued as determined by utilizing the methodology described below at Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis.

     Conclusion. Oppenheimer believes this analysis supports its fairness determination because the implied range of values of the Units in each Partnership assuming they are converted into Shares in the Consolidation for each Partnership is within or greater than the implied range of equity values for such Units assuming the continuation of the Partnerships.

     Valuation of the Company--Consolidation of the Partnerships into the Company--Comparable Company Analysis. Oppenheimer assumed the Consolidation occurred as of July 1, 1996. As consummation of the Consolidation is conditioned upon, among other things, Minimum Participation in the Consolidation by two of the three Partnerships, Oppenheimer developed a matrix of the various combinations which could occur so as to achieve the Minimum Participation required to complete the Consolidation, in addition to considering the Consolidation assuming 100% Participation. Oppenheimer utilized the business plan and forecasts of future operations of the Company prepared by the Related General Partners to estimate the value of the Company. Oppenheimer's analysis also gave effect to the tax free nature of the interest payments to be made under the FMBs through their maturity. Oppenheimer reviewed the determination of net income and cash flow per Share developed by the Related General Partners and reflected in their financial forecasts and business plan. Such forecasts gave effect to the reduction in fees and the increased interest in the Company to be owned by the Shareholders due to the withdrawal of the P-B General Partner as a general partner of the Partnerships.


     Oppenheimer derived ranges of values for the Shares by applying estimated net income per share of the Company upon consummation of the Consolidation for the fiscal year ended June 30, 1998, the first stabilized fiscal year occurring after implementation of the Company's business plan to the corresponding range of net income multiples for certain publicly-traded companies that Oppenheimer considered comparable to the Company (the "Comparable Companies")(1). The Comparable Companies consisted of five companies which focused on ownership of participating tax-exempt mortgages because the assets to be owned by the Company upon consummation of the Consolidation will consist exclusively of tax-exempt participating FMBs. The per share net income and net income multiples for the Comparable Companies were based on the twelve month period ended June 30, 1996, the last period for which such figures were currently available. There are no First Call estimates for 1996 or beyond for these companies.(2) In calculating the net income multiples for the selected period, the October 31, 1996 closing stock prices of the Comparable Companies were used. Based on this analysis, Oppenheimer allocated to each Partnership the number of Shares of the Company each Partnership would receive based upon the allocation percentages utilized by the Related General Partners. Oppenheimer observed that the net income multiples for the Comparable Companies ranged from 11.4x to 17.6x, with a median of 11.8x.

--------------
(1) The Comparable Companies are as follows: America First Tax-Exempt Mortgage L.P., America First Apartment Investors L.P., C.R.I.T.E.F. I L.P., C.R.I.T.E.F. II L.P. and C.R.I.T.E.F. III L.P..

(2) First Call is a financial services company which provides estimates of per share net income for selected publicly traded companies. The First Call estimates are derived by polling equity research analysts for net income estimates of the companies they follow.

     Based on the foregoing, Oppenheimer estimated a range of values of the Shares, assuming the various combinations which could occur in the Consolidation so as to achieve the Minimum Participation, in addition to considering the Consolidation assuming 100% Participation, of $14.81 to $16.16. BUC$holders should be aware that estimates of values of the Shares are not intended and should not be construed as a prediction or estimate as to the trading price of the Shares following the Effective Date. It is likely that, at least during the immediate period following the completion of the Consolidation, that the Shares will trade below the estimated ranges of values.


     Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis. Oppenheimer analyzed the Company on a consolidated basis based upon a discounted cash flow analysis utilizing projections of net income and cash distributions prepared by the Related General Partners for the period July 1, 1996 through June 30, 2001. Oppenheimer derived a range of per Share values for the Company by calculating the present value of projected net income per share and a terminal equity value. Oppenheimer assumed a range of discount rates from 8.3% to 9.1% for the projected cash distributions of the Company which Oppenheimer believes reflect the risks inherent in the ownership of the Company's Shares. Terminal equity values were calculated using projected net income for the period July 1, 2001 to June 30, 2002 and terminal net income multiples of 11.0x to 12.0x, with the resulting range of values discounted to present value at discount rates ranging from 8.3% to 9.1%. Based on the foregoing, Oppenheimer estimated a range of value for the Shares, assuming the various combinations which could occur in the Consolidation so as to achieve the Minimum Participation, in addition to considering the Consolidation assuming 100% Participation, of $18.46 to $19.01.



     Allocation of Shares in the Consolidation. In assessing the fairness of the allocation of Shares of the Company among each of the Partnerships, Oppenheimer observed that, assuming 100% Participation, the Shares will be allocated as follows: Tax Exempt I 37.3%; Tax Exempt II 48.8%; and Tax Exempt III 13.9%. In the following analyses, Oppenheimer utilized the aggregate values of each Partnership determined above under Liquidation Analysis--Discounted Cash Flow Analysis as such valuation methodology was utilized by the Related General Partners to allocate Shares among each of the Partnerships.

     Tax Exempt I. Oppenheimer compared the percentage of Shares to be allocated to Tax Exempt I to the range of percentages determined by (i) comparing the low end of the range of values for Tax Exempt I to the total of the low end of the range of values for Tax Exempt I and the high end of the combined range of values for Tax Exempt II and Tax Exempt III (which amounts to 35.7%) and (ii) comparing the high end of the range of values for Tax Exempt I to the total of the high end of the range of values for Tax Exempt I and the low end of the combined range of values for Tax Exempt II and Tax Exempt III (which amounts to 40.6%). Oppenheimer believes that this analysis supports its opinion that the allocation of Shares to Tax Exempt I is fair to the BUC$holders of Tax Exempt I from a financial point of view because the percentage of Shares allocated to Tax Exempt I is within the range of the percentages determined by Oppenheimer in the above analysis.

     Tax Exempt II. Oppenheimer compared the percentage of Shares to be allocated to Tax Exempt II to the range of percentages determined by (i) comparing the low end of the range of values for Tax Exempt II to the total of the low end of the range of values for Tax Exempt II and the high end of the combined range of values for Tax Exempt I and Tax Exempt III (which amounts to 45.7%) and (ii) comparing the high end of the range of values for Tax Exempt II to the total of the high end of the range of values for Tax Exempt II and the low end of the combined range of values for Tax Exempt I and Tax Exempt III (which amounts to 50.9%). Oppenheimer believes that this analysis supports its opinion that the allocation of Shares to Tax Exempt II is fair to the BUC$holders of Tax Exempt II from a financial point of view because the percentage of Shares allocated to Tax Exempt II is within the range of the percentages determined by Oppenheimer in the above analysis.

     Tax Exempt III. Oppenheimer compared the percentage of Shares to be allocated to Tax Exempt III to the range of percentages determined by (i) comparing the low end of the range of values for Tax Exempt III to the total of the low end of the range of values for Tax Exempt III and the high end of the combined range of values for Tax Exempt I and Tax Exempt II (which amounts to 12.5%) and (ii) comparing the high end of the range of values for Tax Exempt III to the total of the high end of the range of values for Tax Exempt III and the low end of the combined range of values for Tax Exempt I and Tax Exempt II (which amounts to 14.9%). Oppenheimer believes that this analysis supports its opinion that the allocation of Shares to Tax Exempt III is fair to the BUC$holders of Tax Exempt III from a financial point of view because the percentage of Shares allocated to Tax Exempt III is within the range of the percentages determined by Oppenheimer in the above analysis.

     Oppenheimer has analyzed, but did not give significant weight to, the trading history of Tax Exempt I, whose shares trade on the American Stock Exchange; and Tax Exempt II and Tax Exempt III which trade in the informal secondary market for limited partnership interests.

     Conclusions. Based on the foregoing analysis, and subject to the assumptions, limitations and qualifications noted above and in their Fairness Opinion, Oppenheimer concluded that the Consolidation, including the allocation of Shares among the Partnerships, is fair from a financial point of view, to the BUC$holders of the Partnerships assuming 100% Participation and all other combinations of Participating Partnerships (including the Minimum Participation scenarios).

Appraisals


     General. C&W was engaged by Related Capital Company on September 14, 1995 to prepare 31 individual limited appraisals utilizing the summary report ("Summary Report") format (the "Appraisals") for each of the Underlying Properties as of October 15, 1995. The Appraisals were prepared in connection with a valuation of the Underlying Properties for purposes of complying with ERISA requirements and for use in connection with the Partnerships' 1995 audit of their financial statements. The Appraisals were certified by an MAI Appraiser. It is C&W's opinion that changes in market conditions since the October 15, 1995 date of the Appraisals may or may not have changed the estimated market value(s). In addition, it is C&W's opinion that physical changes to the 31 Underlying Properties since the October 15, 1995 date of the Appraisals, may or may not have changed the individual "as is" value(s). C&W has not updated the Appraisals from the date thereof and has not rendered any opinion as to any events or conditions arising subsequent thereto. Notwithstanding the foregoing, the Related General Partners determined not to obtain new appraisals or update the Appraisals, based on their belief that the Appraised Values of the Underlying Properties securing the Partnership's FMBs have not changed materially since October 15, 1995 and the cost of obtaining new appraisals or updating the Appraisals.

     The Partnerships selected C&W to provide the Appraisals because of its experience and reputation in connection with real estate assets. C&W has substantial experience and expertise in assessing the value of real estate and preparing real estate appraisals, having prepared real estate appraisals for over 25 years. In addition to valuation, C&W provides services to the investment community that include investment research and consulting, property management, leasing, investment sales and acquisitions as well as hospitality and leisure consulting services. The Related General Partners and the Partnerships have agreed to indemnify C&W against certain liabilities arising out of C&W's engagement to prepare and deliver the Appraisals. Upon the consummation of the Consolidation, Participating Partnerships' indemnity obligations will be obligations of the Company pursuant to an indemnification agreement between the Company and C&W. The Related General Partners have relied, in part, upon these Appraisals to determine the Adjusted Net Asset Values.

     The Appraisals, which contain a description of the assumptions and limiting conditions made, matters considered and limitations on the review and analysis, will be made available for inspection during normal business hours at the offices of the Related General Partners upon not less than two business days' prior written notice to the Related General Partners and should be read in their entirety.


     Methodology. C&W prepared a letter dated April 11, 1997 (the "Summarization Letter") which addresses certain common methods utilized in each Appraisal. This Summarization Letter is presented in its entirety in Appendix B. For purposes of its Appraisals, C&W has defined "market value" pursuant to USPAP guidelines, as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by any undue stimulus. Implicit in this definition is the consummation of a sale as of a date and the passing of title from seller to buyer under conditions whereby:


    (i)   buyer and seller are typically motivated;

    (ii) both parties are well informed or well advised and are acting in what they consider their best interest;

    (iii) a reasonable time is allowed for exposure in the open market;

    (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

    (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     Summary of Analysis. As noted in the Summarization Letter prepared by C & W which is attached in its entirety as Appendix B, in conducting the appraisals representatives of C & W performed site inspections for each Underlying Property during the period between September and October 1995. At that time, it also reviewed historical financial information provided by, and made other inquiries of, the Related General Partners (and their affiliates) as it deemed appropriate. C & W representatives analyzed each Underlying Property's rent roll, income and expense statements and its capital budget. C & W then estimated stabilized annual income for each Underlying Property by estimating appropriate rental rates by unit type and other income generated from sources other than apartment rentals. It then estimated appropriate vacancy and collection loss, based on the respective Underlying Property's history and surveys of other comparable competitive projects, in order to arrive at an estimate of effective gross income. A forecast of each property's stabilized annual operating expenses and reserves for replacements was then prepared after review of each Underlying Property's historical performance and operating statements and the experience of similar complexes, familiar to C & W. Each item of expense was analyzed and C & W compared each such expense item to its estimate of the amounts that a typical informed investor would consider reasonable. Net stabilized operating income was estimated by subtracting estimated stabilized expenses from estimated effective gross income.

     Pursuant to the terms of its engagement letters with the Partnerships, C & W estimated the value of the Underlying Properties based on the income approach using (i) the direct capitalization methodology applied against C & W's estimate of net stabilized operating income as of October 1, 1995 and (ii) the discounted cash flow methodology (as detailed below) and supported this methodology, where possible, by using direct sales comparisons.

     The discounted cash flow methodology utilized by C & W measures the present value of projected income flows and the reversion value of a property sale at the end of a 10-year holding period. The estimated income and expenses over the 10-year forecast period and the estimated property value at the time of reversion are discounted at an appropriate rate to estimate present market value of the Underlying Property. In general, as noted in the Summarization Letter, the steps taken to determine value based on this methodology were as follows:

    1. A 10-year income and expense pro-forma was prepared based on a 10-year holding period, beginning November 1, 1995;

    2. All revenue and expense items were estimated based on C & W's October 1995 estimates;

    3. Based on C & W's assessment of the particular rental markets, an estimate was made as to annual percentage growth rates for rents and other income over the 10-year holding period;

    4. General operating expenses were estimated to increase at appropriate inflationary levels;

    5. The reversion estimate was based on a resale in the tenth year of the analysis and was formulated by applying a terminal capitalization rate to the estimate of the net operating income for the eleventh year NOI and subtracting estimated selling costs appropriate for each property and each market;

    6. The net cash flows and reversion estimate were then discounted to net present value using an appropriate market-supported equity yield (discount rate) to arrive at the indicated "as is" value.


     The selected discount and capitalization rates reflect certain qualitative factors relating to each Underlying Property, as of October 1, 1995, including strength of the property and tenancy, October 1995 market conditions, historical operating performance and future potential of the property as well as other relevant economic and demographic considerations.

     Conclusions as to Value. Based on the valuation methodology described above, C&W assigned an individual market value to each of the 31 Underlying Properties, as of October 15, 1995.

     Set forth below for each Underlying Property are (i) the discount rate;
(ii) the direct capitalization rate; (iii) the terminal capitalization rate; and
(iv) the "as is" value estimated by C & W as of October 15, 1995.


                                                                                         "As Is"
                                    Direct            Terminal          10/15/95          Value
                    Discount     Capitalization     Capitalization      "As Is"        Per Apartment
   Property          Rate            Rate               Rate             Value            Unit
-----------------   ----------   ----------------   ----------------   -------------   --------------
Mansion               11.75%         8.75%               9.75%           $20,500,000      $37,273
Martin's Creek        11.50%         9.00%               9.75%           $ 6,300,000      $31,500
East Ridge            11.50%         9.57%               10.0%           $ 8,500,000      $42,500
Highpointe            11.50%         9.25%               9.50%           $ 9,000,000      $37,500
Cypress Run           11.50%         7.90%               9.50%           $12,600,000      $30,882
Thomas Lake           12.00%         8.93%               9.50%           $14,800,000      $68,519
North Glen            11.50%         9.10%               9.75%           $11,200,000      $39,437
Greenway              11.50%         9.26%               9.26%           $12,600,000      $40,385
Clarendon             11.50%         8.21%               8.50%           $25,000,000      $87,719
Cedar Creek           12.50%         9.90%              10.50%           $ 7,500,000      $30,000
Sunset Terrace        12.00%         9.36%               9.75%           $ 6,540,000      $35,543
Bay Club              11.50%         9.39%              10.00%           $ 6,250,000      $39,063
Loveridge             11.75%         8.60%               9.00%           $ 7,400,000      $50,000
The Lakes             12.00%         9.29%              10.00%           $12,000,000      $30,000
Orchard Hills         11.50%         9.49%              10.00%           $ 5,900,000      $33,523
Crowne Pointe         12.00%         9.61%              10.00%           $ 5,600,000      $35,000
Highland Ridge        12.00%         9.01%               9.50%           $12,400,000      $54,386
Newport Village       11.50%         9.26%               9.75%           $13,200,000      $32,836
Sunset Downs          12.00%         9.40%               9.75%           $ 9,780,000      $37,045
Pelican Cove          11.50%         9.28%              11.00%           $15,700,000      $38,765
Willow Creek          12.00%         9.17%              10.00%           $ 5,250,000      $38,043
Cedar Pointe          11.75%         9.26%               9.75%           $10,000,000      $47,619
Shannon Lake          11.50%         9.30%               9.75%           $10,500,000      $35,714
Bristol Village       12.00%         8.95%               9.50%           $18,800,000      $64,828
Suntree               11.50%         9.10%               9.50%           $ 8,400,000      $35,000
River Run             11.50%         9.22%               9.50%           $ 7,900,000      $48,171
Players Club          11.50%         9.10%               9.50%           $ 9,600,000      $33,333
Lakepointe            11.50%         9.20%               9.75%           $14,400,000      $40,000
Sunset Village        12.00%         9.40%               9.75%           $ 7,760,000      $38,039
Sunset Creek          12.00%         9.35%               9.75%           $ 5,620,000      $37,973
Orchard Mill          11.50%         9.10%               9.75%           $ 9,100,000      $38,235

     The aggregate values as of October 15, 1995 allocated to each Partnership based on the values determined by C&W for each Underlying Property are set forth in the following table:

Partnerships            Aggregate Underlying Property Value Conclusion
---------------------   -----------------------------------------------
Tax Exempt I                             $134,540,000
Tax Exempt II                            $151,555,000
Tax Exempt III                           $ 44,005,000

     Notwithstanding the aggregate values set forth above, it is C&W's opinion that the total of the individual market values of the Underlying Properties does not represent portfolio market value(s).


     Assumptions, Limitations and Qualifications of Appraisals. C&W utilized certain assumptions to determine the Appraised Values of the Underlying Properties. Specifically, C&W was not responsible for, unless otherwise stated in the Appraisals, verifying or confirming: (a) that title to the property was good and marketable; (b) that the property was free and clear of any and all liens or encumbrances, unless otherwise stated; (c) responsible ownership and competent property management of each such property; (d) the accuracy of information furnished by others in connection with preparing the Appraisals; (e) the accuracy of engineering studies relied upon in connection with the preparation of the Appraisals; (f) that there were no hidden or unapparent conditions of the property, subsoil or structures that would render it more or less valuable; (g) the property was in full compliance with all applicable federal, state, and local environmental regulations and laws, unless the lack of compliance was stated, described, and considered in the Appraisals; (h) that the property conformed to all applicable zoning and use regulations and restrictions, unless a nonconformity was identified, described and considered in the appraisal report; (i) that all required licenses, certificates of occupancy, consents, and other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in each such Appraisal was based; (j) that the use of the land and improvements is confined within the boundaries or property lines of the property described and that there was no encroachment or trespass, unless noted in each such Appraisal; and (k) the non-existence of hazardous materials, which may or may not be present on the property; provided, however, that C&W has no knowledge of the existence of such materials on or in the property (C&W is not qualified to detect such substances, however, the presence of substances such as asbestos, urea-formaldehyde foam insulation, and other potentially hazardous materials may affect the value of the property. The value estimated for each property was predicated on the assumption that there is no such material on or in the property that would cause a loss in value). In addition, C&W was not responsible for providing a compliance survey and analysis or otherwise determining whether or not each property complies with the various detailed requirements of the Americans with Disabilities Act ("ADA").


     The Appraisals reflect C&W's opinion as of October 15, 1995 of the value of the Underlying Properties which secure the FMBs held by the Partnerships in the context of the information available on such date. Events occurring after October 15, 1995 and before the Closing of the Consolidation could affect the real properties or assumptions used in preparing the Appraisals. C&W has no obligation to update the Appraisals on the basis of subsequent events. In connection with preparing the Appraisals, C&W has not been engaged to, and consequently did not, prepare any written report or compendium of its analysis other than the Summary Reports dated as of October 15, 1996. C&W will not deliver any additional written summary of the analysis other than the Summarization Letter which is attached in its entirety as Appendix B which was prepared specifically for inclusion in this Solicitation Statement in order to comply with disclosure requirements under certain governmental rules and regulations.

Compensation and Material Relationships

     The Related General Partners will pay Oppenheimer aggregate fees of $353,500 (including legal expenses subject to a maximum of $50,000) to prepare the Fairness Opinion and the Partnerships paid professional fees to C&W of $131,750 in 1995 for preparing the Appraisals in connection with the Partnership's year-end audits, portfolio valuation requirements under ERISA and for other internal purposes. In addition, Cushman & Wakefield of Florida, Inc. is to be paid $4,000 for preparation of the Summarization Letter and review and preparation of the portions of the Solicitation Statement related to the Appraisals. In addition, Oppenheimer is entitled to reimbursement for reasonable travel and out-of-pocket expenses incurred in making site visits and preparing the valuations. Both Oppenheimer and C&W are entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws from the Partnerships, the Company and the Related General Partners.

     Oppenheimer was retained by Class Counsel, but will be paid by the Related General Partners. The fees were negotiated between the Related General Partners and each of Oppenheimer and C&W and payment thereof is not dependent upon completion of the Consolidation or the conclusions reached in the Fairness Opinion or the Appraisals.

     Oppenheimer was also engaged by Class Counsel to provide a fairness opinion in connection with a consolidation transaction involving four other limited partnership sponsored by affiliates of Related and Prudential. The aggregate cost of these fairness opinions, including the Fairness Opinion to be provided in connection with the Consolidation (including fees and expenses), is expected to total $550,000. The cost of the Fairness Opinion allocated to the Company is in proportion to the aggregate Adjusted Net Asset Value of the Partnerships and the aggregate adjusted net asset value of the limited partnerships that are the subject of the other consolidation transaction. Oppenheimer has not provided any other services to the Related General Partners or the Partnerships during the past two years.

     C&W has been engaged from time to time by Related and its affiliates to perform appraisal services. C&W is part of a national network of affiliated companies providing real estate services. As such, from time to time, C&W and its affiliates have provided and in the future may provide real estate related services, including brokerage and leasing agent services, to Related, the Related General Partners, its affiliated companies or its principals, or may represent others doing business with Related, the Related General Partners, its affiliated companies or its principals.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE
                                 PARTNERSHIPS

     In the Consolidation, all Participating BUC$holders will be issued Shares in exchange for their Units. The effect of the Consolidation, therefore, for the Participating BUC$holders, is to convert their Units into Shares. Due to the inherent differences in form, the change in structure from a partnership to a business trust will result in certain differences in the scope and operation of the Participating Partnerships' current businesses and in the interests of the BUC$holders. In addition, the Participating Partnerships have certain features and characteristics which are different from those which will exist in the Company.

     The rights of BUC$holders are governed by the Delaware Partnership Law and by the respective Partnership Agreements of the Participating Partnerships. The rights of the Company's Shareholders will be governed by the Delaware Act and the Trust Agreement.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                              Form of Organization

Each of the Partnerships is a limited    The Company was created as a business
partnership formed under the Delaware    trust under the Delaware Act. The
Partnership Law. Each Partnership has    Company expects to be treated as a
been treated as a partnership for        partnership for federal income tax
federal income tax purposes.             purposes.


                                    Business

The Partnership Agreements generally     The Company will acquire and own a
limit the business of the Partnerships   diversified portfolio of tax-exempt
to investment in tax-exempt              participating and non- participating
participating FMBs issued by various     FMBs issued by various state or local
state or local governments or other      governments or other agencies or
agencies or authorities and secured by   authorities and secured by
participating Mortgage Loans on          participating and non-participating
multifamily residential apartment        first Mortgage Loans on multifamily
projects and retirement community        residential apartment projects,
projects developed by third party        assisted living, continuing care and
developers and affiliates of the         retirement community projects or
Related General Partners. In some        nursing homes developed by third party
cases the Partnership Agreements         developers or affiliates of the
prohibit investments in certain types    Manager, including properties
of assets. The Partnerships are          benefitting from the low income
organized to hold only a fixed pool of   housing tax credit.
assets for a limited time period. The
Partnership Agreements do not permit     The powers and limitations with
the Partnerships to raise new capital.   respect to the real estate operations
                                         conferred in the Partnership
                                         Agreements will not be applicable to
                                         the business activities of the
                                         Company.

                                         The Company may be able to take
                                         advantage of financing opportunities
                                         that may not be available to the
                                         Partnerships. Further, the Company may
                                         use forms of financing which the
                                         Partnerships did not use. Additional
                                         capital may be raised through all
                                         available sources, including
                                         additional equity financing, borrowing
                                         from banks, institutional investors,
                                         public and private debt markets or
                                         other financing vehicles which will be
                                         dependent upon the equity and debt
                                         market conditions, interest rates and
                                         other factors including the Company's
                                         policy on limiting leverage.

                                         Many of these additional forms of
                                         financing also expose the Company to
                                         additional risks which do not exist
                                         with respect to the Partnerships,
                                         including the risk of default and
                                         foreclosure on any assets securing
                                         leverage. Also, the Trust Agreement
                                         permits the Company to engage in any
                                         lawful act or activity required to
                                         permit the Company to acquire and own
                                         a diversified portfolio of FMBs.

Joint Ventures are permitted under the   Joint Ventures and similar business
Partnership Agreements within certain    ventures are permitted under the Trust
specified parameters.                    Agreement, provided that the Company
                                         owns a majority interest or otherwise
                                         has veto rights over, or control of,
                                         major decisions.

                                         The Company may acquire Minority
                                         Positions in an amount not to exceed
                                         15% of Total Market Value of the
                                         Company.


                                         In selected circumstances, and only in
                                         connection with the acquisition of
                                         tax-exempt FMBs, the Company may
                                         acquire a small amount of taxable
                                         bonds. Known as "Taxable Tails", the
                                         primary purpose of these bonds is to
                                         fund certain costs associated with the
                                         issuance of FMBs that, under current
                                         regulations, cannot be funded by FMBs.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------


The Partnership Agreements are silent    The Company will be specifically
as to partnerships' authority to         permitted to make forward loan
provide forward loan commitments to      commitments to take advantage of
prospective borrowers.                   additional fees that can be earned by
                                         the Company.


The Partnership Agreement of Tax         The Company will be specifically
Exempt I does not permit investment in   permitted to invest an amount of up to
FMBs which are secured by properties     15% of its Total Market Value
owned by affiliates of the Related       (measured at the time of investment)
General Partner of such partnership;     in new FMBs which are secured by
Tax Exempt II and III are permitted to   Underlying Properties which are owned
invest up to 15% of their gross          by affiliates of the Manager.
proceeds in FMBs served by properties
owned by affiliates.

The Company will have broader business opportunities than the Partnerships, as well as access to additional financing opportunities which are currently not available to the Partnerships. Inherent in such financing opportunities are certain risks which may not presently exist in the case of the Partnerships.


                             Duration of Existence

The Partnership Agreements provide       In accordance with the Delaware Act
that the Partnerships may exist for      and the Trust Agreement, the Company
original terms ranging from 34 to 35     will continue its existence
years and that the Partnerships have a   indefinitely. The Company has no
limited existence. In furtherance of     present intention to sell a
this objective the Partnership           substantial number of assets. The
Agreements generally provide that the    Company currently does not have any
proceeds from the sale, financing,       restrictions on reinvesting funds
refinancing or other disposition of      after the sale of an original
any property or the repayment of         investment. Therefore, the Company
mortgage loans owned by the respective   believes that it will be in a position
Partnerships will not be reinvested      to take advantage of economic
but will be distributed to the           opportunities as they are presented.
BUC$holders to the extent such           Because the Company currently does not
proceeds exceed the respective           have any restrictions on the
Partnership's other cash requirements.   reinvestment of funds (other than the
If market conditions permit, the         debt limit), Shareholders assume the
Partnerships intend to hold their        risk of such reinvestment and will not
respective investments for original      be entitled to an immediate
periods ranging from 10 to 12 years,     distribution from sale, financing,
although the assets could be sold        refinancing or mortgage repayment
earlier if economic conditions permit    proceeds.
or later at the discretion of the
respective General Partners based upon
their assessment of prevailing           If the Management Agreement: (a) is
economic factors.                        still in effect prior to the fourth
                                         anniversary of the Effective Date, the
                                         Company may be dissolved only with the
                                         recommendation of the Manager and a
                                         Majority Vote of Shareholders; (b) is
                                         still in effect after the fourth
                                         anniversary of the Effective Date, the
                                         Company may be dissolved (i) upon the
                                         recommendation of the Manager and a
                                         Majority Vote of Shareholders or (ii)
                                         upon a two-thirds vote of
                                         Shareholders; and (c) is not in effect
                                         at any time after the Effective Date,
                                         the Company may be dissolved upon a
                                         Majority Vote of Shareholders. See
                                         "CERTAIN PROVISIONS OF DELAWARE LAW
                                         AND THE TRUST AGREEMENT--Term and
                                         Dissolution" and "--Change of Control;
                                         Anti-Takeover Provisions."

     The Partnership Agreements provide for the dissolution of the Partnerships after a specified number of years, whereas the Trust Agreement provides for perpetual existence. Upon completion of the Consolidation, Participating BUC$holders will not be entitled to an immediate distribution of liquidation or disposition proceeds.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                       Investment Objectives and Policies


The principal investment objectives of   The investment objectives of the
the Partnerships are similar: to         Company are to preserve invested
preserve invested capital; provide       capital; provide quarterly
quarterly distributions that are         distributions that are generally
generally exempt from federal income     exempt from federal income taxation;
taxation; and provide additional         and provide additional distributions
distributions from Contingent Interest   from Contingent Interest payments that
payments that are generally exempt       are generally exempt from federal
from federal income taxation.            income taxation.

Under the Partnership Agreements, the    The Company intends to continue its
Partnerships are not permitted to        operations for an indefinite period of
reinvest cash from sales in new          time and is not precluded from raising
properties or other assets, except       new capital through the issuance of
during a prescribed period which has     equity securities, including senior
expired. The Partnerships will           securities with priority over the
automatically dissolve at varying        Shares as to cash flow, distributions
times during the years 2020 and 2021,    and liquidation proceeds, or from
unless dissolved earlier. The            reinvesting cash flow or sale,
Partnerships have no present intention   financing or repayment proceeds in new
to liquidate or to sell or finance       FMBs. Therefore, Shareholders have the
their properties.                        ability to liquidate their investment
                                         only by selling their Shares in the
                                         market, and the market value of the
                                         Shares may never equal or exceed the
                                         market value of the Company's assets
                                         or the net proceeds which may be
                                         available for distribution upon
                                         liquidation if the Company were to
                                         liquidate. The Company has the
                                         potential for acquiring new assets and
                                         increasing Shareholder value as such
                                         new investments are made.


Under the Partnership Agreements, the    The Board of Trustees may alter the
General Partner may alter the            Company's investment objectives and
investment objectives and policies of    policies without the vote of
each Partnership only after obtaining    Shareholders if, in their sole
a majority vote of BUC$holders to        discretion, they determine in the
amend the Partnership Agreement to       future that such a change is in the
reflect the alteration of the            best interests of the Company and its
Partnership's existing investment        Shareholders.
objectives and policies.

     BUC$holders who become Shareholders will be able to liquidate their investment by selling their Shares in the market. The interest of Shareholders in the Company can be diluted through the issuance of additional securities, including securities that have priority over the Shares as to cash flow, distributions and liquidation proceeds. The Company's Board of Trustees may change the investment policies of the Company without a vote of the Shareholders.


                              Borrowing Policies

The Partnerships are restricted in the   The Trust Agreement limits aggregate
amount and nature of borrowings. Only    leverage (whether secured or
Tax Exempt I has outstanding debt.       unsecured) to 50% of the Company's
                                         Total Market Value (measured at the
                                         time any additional assets are
                                         leveraged). The Trust Agreement does
                                         not limit the portion of the permitted
                                         debt that may bear interest at a fixed
                                         rate, or at a variable rate. An
                                         increase in debt may increase the risk
                                         of default on the Company's
                                         obligations and may reduce the cash
                                         flow available for distribution as a
                                         result of fluctuations in the interest
                                         rates applicable to indebtedness of
                                         the Company. Upon the Effective Date,
                                         the Company's leverage is anticipated
                                         to represent 6.87% of the Company's
                                         Total Market Value.

     BUC$holders who become Shareholders will have invested in an entity that may incur debt and other leverage in the ordinary course of business and that reinvests proceeds from borrowings. The incurrence of leverage increases the risk of investment.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                                   Management

The Partnerships are managed by the      The business and affairs of the
General Partners, which have exclusive   Company are managed under the
authority over the Partnerships'         direction of a Board of Trustees
operations, subject to certain           elected by the Shareholders. Under the
limitations provided in the              Trust Agreement, the trustees are
Partnership Agreements. Under Delaware   required to perform their duties in
law, subject to the terms of the         good faith, in a manner reasonably
Partnership Agreements, the General      believed to be in the best interests
Partners are accountable to the          of the Company and with such care as
Partnerships as fiduciaries and          an ordinarily prudent person in a like
consequently are required to exercise    position would use under similar
utmost good faith, fairness and          circumstances. The Trust Agreement
loyalty in all their dealings with       includes provisions that (i) limit the
respect to Partnership affairs. The      liability of its trustees and officers
limited partners may not participate     to the Company and the Shareholders
in management of the Partnerships,       for money damages in most
other than voting on the sale of all     circumstances, (ii) in certain
assets or other limited matters. The     circumstances obligate the Company, to
General Partners have general            the maximum extent permitted by
liability for all partnership            Delaware law, to indemnify and to pay
obligations, other than those that are   or reimburse reasonable expenses to a
non- recourse (which includes mortgage   director or officer of the Company in
debt, if any). The Partnership           advance of final disposition of a
Agreements provide generally that the    proceeding to which he is made a party
General Partners are indemnified from    by reason of his service in that
losses relating to acts performed or     capacity, and (iii) require the
omitted to be performed in good faith    Company to indemnify a director or
and in the best interests of the         officer who has been successful, on
Partnerships, provided the conduct did   the merits or otherwise, in the
not constitute negligence or             defense of any proceeding to which he
misconduct.                              is made a party by reason of his
                                         service in that capacity.
                                         Additionally, the Company intends to
                                         enter into agreements with the
                                         Company's directors and officers,
                                         indemnifying them.

The General Partners may be removed by   The Managing Trustees may be removed
a vote of a majority of the              by the Majority Vote of Shareholders
outstanding Units in the respective      only for Cause prior to the fourth
Partnerships, with or without Cause.     anniversary of the Effective Date, and
                                         with or without Cause after such
                                         anniversary. The Management Agreement
                                         cannot be terminated by the Company
                                         prior to the fourth anniversary of the
                                         Effective Date, except for Cause.

                                         The Company's assets and day-to-day
                                         operations will be managed by the
                                         Manager.

The rights of Shareholders against management of the Company in certain circumstances are more limited than the rights of BUC$holders against the General Partners.

                               Fees and Expenses

Bond Selection Fees of 2%                Bond Selection Fees of 2%

Bond Placement Fees of 4% (payable by    Bond Placement Fees of 2% (payable by
the borrower, not the Partnerships)      the borrower, not the Company)

Partnership Management Fee (Tax Exempt   Special Distributions from Adjusted
I and II)/Special Distributions from     Cash Flow of 0.375%
Adjusted Cash Flow (Tax Exempt III) of
0.50%

Loan Servicing Fees of 0.25%             Loan Servicing Fees of 0.25%

Percentage of Sales and Repayment        None
Proceeds ranging from 10% to 11% after
certain priority distributions have
been made. None

None Liquidation Fees of 1.5%, payable in connection with a liquidation of the Company supervised by the Manager


General Partners' distribution of cash   Related General Partners and the
flow equal to 2%                         Manager will be entitled to receive an
                                         aggregate 1.5% of the Shares issued in
                                         the Consolidation.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

     Amounts payable by the                   As an operating company, the
Partnerships for expenses related to     Company will be directly responsible
the initial acquisition of FMBs were     for all acquisition expenses incurred
subject to limitations based upon the    in connection with future asset
overall front-end fees which a           acquisitions.
Partnership was permitted to incur;
generally capped at approximately 1%
of the gross proceeds raised in the
initial offering.


     All Partnership expenses paid by         All expenses paid by Company;
Partnerships; General Partners           Manager reimbursed for certain
reimbursed for certain services          services performed for the Company, up
performed for the Partnership.           to a maximum of $200,000 in any given
                                         year of operations, subject to the
                                         following adjustments: the overall
                                         limit on reimbursements for
                                         administrative expenses will be
                                         increased (i) after the Company's
                                         first year of operations and each year
                                         thereafter by a percentage equal to
                                         the Consumer Price Index for the year
                                         then ended, and (ii) proportionately
                                         as the Company increases its asset
                                         portfolio.

                                              Incentive Share Options may be
                                         issued to Manager if the Company's
                                         distributions in any year exceed
                                         $0.9517 per Share (i.e., the 1996 pro
                                         forma distributions set forth in this
                                         Solicitation Statement) if granted by
                                         the Compensation Committee.

     Pursuant to the Management Agreement (and as a result of the Manager's purchase of the P-B Interests), the Manager will be entitled to receive from the Company approximately 75% of the sum of the aggregate annual fees currently payable by the Partnerships to both of the General Partners. The Manager will own Shares of the Company, but the interests of the Manager will not necessarily be aligned with the interests of the Shareholders. Implementation of the Incentive Share Option Plan is expected to more closely align the financial interests of the Manager with the interests of the Shareholders by providing the Manager with a substantial financial interest in the Company's success.

                              Potential Dilution

Partnerships are not authorized to       The Board of Trustees may, in its
issue additional equity securities       discretion, issue additional Shares
without the consent of a majority in     without any Shareholder approval. The
interest of the BUC$holders and          Company may issue (i) up to 3.95% of
limited partners.                        its outstanding Shares to Class
                                         Counsel ratably over eight quarters
                                         after the Anniversary Date, subject to
                                         acceleration under certain
                                         circumstances, as additional
                                         attorneys' fees based upon the
                                         increase in the Company's value, if
                                         any, in the year following the date on
                                         which the Shares are first publicly
                                         traded and (ii) up to approximately
                                         2,000,000 Shares (10% of the Shares
                                         outstanding on the Effective Date) to
                                         the Manager and other employees
                                         pursuant to the Incentive Share Option
                                         Plan. See "MANAGEMENT--Description of
                                         Incentive Share Option Plan" and
                                         "SECURITY OWNERSHIP OF CERTAIN
                                         BENEFICIAL OWNERS AND
                                         MANAGEMENT--Security Ownership of
                                         Certain Beneficial Owners."

                     Potential Dilution of Payment Rights


Since the Partnerships are not           The Board of Trustees may, in its
authorized to issue additional equity    discretion, issue additional
securities without the consent of a      beneficial interests (common or
majority in interest of the              preferred) with such powers,
BUC$holders and limited partners,        preferences and rights as the Board of
there can be no dilution of              Trustees may at the time designate.
distributions to BUC$holders.            The issuance of additional Shares
                                         beyond the Shares to be issued in the
                                         Consolidation may result in the
                                         dilution of the interests of the
                                         Shareholders.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                              Potential Redemption

The Partnerships have no ability to      The Board of Trustees may, at its sole
purchase or redeem Units.                discretion, determine to repurchase
                                         Shares from time to time out of
                                         surplus funds, if any, to further the
                                         business objectives of the Company.

The Shareholders will be subject to potential dilution if the Company issues additional equity securities. Furthermore, the Company may issue beneficial interests with priorities or preferences with respect to distributions and liquidation proceeds. Any secured debt obligations issued by the Company would have prior claims against the collateral given for security in the event the Company defaults in the payments of those secured obligations.

                           Anti-Takeover Provisions

While the limited partnership            The Trust Agreement contains the
interests are transferable, subject to   following provisions which could have
certain restrictions, the General        the effect of delaying, deferring or
Partners under the Partnership           preventing a transaction or a change
Agreements may under certain             of control of the Company that might
circumstances refuse to permit           involve a premium price for Shares or
assignees of limited partnership         otherwise be in the best interest of
interests (who are not permitted to      Shareholders: (i) the Board of
vote on any Partnership matters) to      Trustees' power to issue beneficial
become substituted limited partners.     interests (preferred and common) which
                                         could include anti-takeover
                                         provisions; and (ii) the
                                         classification of the Company's Board
                                         of Trustees (the Company's Board of
                                         Trustees will be divided into three
                                         classes, the Managing Trustees in each
                                         of such classes will be elected for
                                         three-year terms).

                                         In addition, the Management Agreement
                                         contains the following provisions
                                         which may also have an anti-takeover
                                         effect: (i) the Management Agreement
                                         may be terminated only for Cause for
                                         four years; and (ii) the Company may
                                         not dissolve or liquidate for four
                                         years and, thereafter, a supermajority
                                         vote is required to dissolve or
                                         liquidate, unless the Manager
                                         recommends liquidation.

     Certain provisions of the organizational documents of the Partnerships and the Company could have the effect of delaying, deferring or preventing attempts to obtain control of the Partnerships and the Company in transactions not approved by the General Partners and the Board of Trustees and Manager, respectively.

  The following compares certain of the investment attributes and legal rights associated with the ownership of Units and Shares.


                             Nature of Investment

The Units of each Partnership            The Shares constitute equity interests
constitute equity interests entitling    in the Company. Each Shareholder will
each BUC$holder to his or its pro rata   be entitled to his or its pro rata
share of cash distributions made to      share of distributions made with
the BUC$holders of the Partnership.      respect to the Shares. The
Each of the Partnership Agreements       distributions payable to the
specifies how the cash available for     Shareholders are not fixed in amount
distribution is to be shared among the   and are only paid when authorized by
General Partners and BUC$holders. The    the Company's Board of Trustees in
distributions payable to the             accordance with applicable law and the
BUC$holders are not fixed in amount      Trust Agreement.
and depend upon the Partnerships'
operating results and net sale,
refinancing or mortgage repayment
proceeds available from the
disposition of the Partnerships'
assets.

     Both the Units and Shares represent equity interests entitling the holders thereof to participate in the growth of the Partnerships and the Company, respectively. Distributions payable with respect to the Units and Shares depend upon the performance of the Partnerships and the Company, respectively.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                      Expected Distributions and Payments

The Partnerships make quarterly          The Company intends to pay quarterly
distributions. Amounts distributed to    distributions to its Shareholders. The
the BUC$holders are derived from their   amount of such distributions will be
share of distributions of cash flow      established by the Board of Trustees,
from operations or cash flow from        taking into account the cash needs of
sales or mortgage repayments or          the Company, yields available to
constitute a return of the               Shareholders and ranges in market
BUC$holders' equity contributions to     prices for the Shares. Unlike the
the Partnerships. The General Partners   Partnerships, the Company is not
may, under the Partnership Agreements,   required to distribute net proceeds
create reserves which may decrease       from the sale, refinancing or
cash distributions. See                  repayment of its FMBs.
"SUMMARY--Summary Financial and Other
Data" for a presentation of
distributions per $1,000 of Original
Investment to the BUC$holders over the
five most recent calendar years. Given
current market conditions, there is no
expectation that significant
distributions of net sale or mortgage
repayment proceeds will be made to the
BUC$holders within the next several
years.


     Distributions will be paid if, as and when declared by the Board of Trustees of the Company in its discretion out of funds legally available therefor. BUC$holders who become Shareholders will receive their pro rata share of the distributions made with respect to the Company's Shares. The amount of such distributions will depend upon the Company's earnings, operating expenses, debt service payments, capital expenditures, reserves and funds set aside for expansion.



                         Liquidity and Transferability


While the Units are transferable, the    The market for the Shares, which will
General Partners have discretion under   be approved for listing on the
the Partnership Agreements to refuse     American Stock Exchange (or other
to permit assignees to become            national exchange or market) upon
substituted limited partners and the     official notice of issuance prior to
Partnership Agreements contain various   consummation of the Consolidation, is
other restrictions on the                expected to be more active and broader
transferability of Units with respect    based than the market for the Units.
to Tax Exempt II and III, although       The Shares may trade at a discount to
limited secondary sales of Units have    their book value, and the market value
occurred (generally at prices that are   of the Shares may never equal or
low in relation to other measures of     exceed the net proceeds that might be
value), there is essentially no          available if the Company's assets were
established public trading market for    liquidated.
the Units and none is expected to
develop. Units in Tax Exempt I are
traded on the American Stock Exchange.
The Units (other than Tax Exempt I)
are not marginable.


     One of the primary objectives of the Consolidation is to provide increased liquidity to the BUC$holders. The Shares will be approved for listing on the American Stock Exchange (or other national exchange or market) upon official notice of issuance prior to consummation of the Consolidation, and there is expected to be a public market for the Shares following the Consolidation. The breadth of the market for the Shares cannot yet be determined. While there has been a limited secondary market for the Units of Tax Exempt II and III, trading on that market has been sporadic and limited, and prices at which Units have generally traded are low in relation to other measures of value.

                 UNITS                                   SHARES
-------------------------------------    ---------------------------------------

                          Taxation of Taxable Investors


The Partnerships, as partnerships for    Although created as a Delaware
federal income tax purposes, are not     business trust, it is anticipated that
subject to tax, but the BUC$holders      the Company will satisfy the
report their allocable share of          requirements to be treated as a
partnership income and loss on their     partnership for federal income tax
respective tax returns. Income from      purposes and therefore the treatment
the Partnerships generally constitutes   of Shareholders will be the same as
"portfolio" income to the BUC$holders,   treatment of the BUC$holders.
which cannot offset "passive" losses
from their other investments.
Generally, by March 15 of each year,
BUC$holders receive annual Schedule
K-1 forms with respect to information
for inclusion on their federal income
tax returns. BUC$holders must file
state income tax returns and incur
state income tax in most states in
which the Partnerships own property.
BUC$holders pay federal, state and
local income tax, if any, on
Partnership distributions.


     Each Partnership is a pass-through entity whose income and loss is not taxed at the entity level but instead allocated directly to the General Partners and BUC$holders. BUC$holders are taxed on income or loss allocated to them whether or not cash distributions are made to the BUC$holders. The Company expects to be treated as a partnership for federal income tax purposes.

                                 Voting Rights

The BUC$holders are entitled to vote     Each outstanding Share entitles the
only as provided under the Delaware      holder to one vote on all matters
Partnership Law and the respective       submitted to a vote of Shareholders.
Partnership Agreements. Generally, a     Pursuant to the Trust Agreement,
BUC$holder may vote on, in most cases    Shareholders are generally entitled to
without the consent of the General       vote on any material transactions or
Partner: (i) material amendments to      actions relating to the Company, and
the Partnership Agreement; (ii) the      such transactions or actions may not
approval of the disposition of           be consummated without the approval of
substantially all of the Partnership's   the requisite number of Shareholders.
assets; (iii) an election to dissolve    These instances include: (i) the right
the Partnership; (iv) the                to elect the Board of Trustees (annual
determination to remove a General        meetings will be held to elect
Partner; (v) the pledge or encumbrance   Managing Trustees whose terms have
of all or substantially all of the       expired); (ii) the right to amend the
Partnership's assets; approval of the    Company's Trust Agreement; (iii) the
Partnership incurring material           determination to dissolve the Company
additional amounts of indebtedness;      (subject to certain restrictions in
(vi) the determination to materially     the first 4 years after the Effective
modify a contract between the            Date); (iv) the determination to merge
Partnership and the General Partners     or consolidate the Company with or
or an affiliate thereof; (vii) the       into, or to convert the Company into,
approval of a successor General          another entity; (v) the determination
Partner; (viii) the extension of the     to approve or disapprove the sale of
Partnership's term; (ix) any material    substantially all of the Company's
change in the Partnership's investment   assets; and (vi) any other matters
objectives; and (x) the assignment of    which are properly brought before the
the General Partner's interest except    Shareholders.
in connection with a merger or
consolidation. Under the Delaware
Partnership Law and the Partnership
Agreements, decisions relating to the
operation and management of the
Partnerships are made by the General
Partners of each Partnership. There
are no provisions for annual meetings
of the BUC$holders in the Partnership
Agreements. If a limited partner were
granted additional voting rights, the
possibility exists under the Code that
the partnership structure and the
terms of the applicable Partnership
Agreement would be disregarded. In
such event, the Partnership may be
taxed as an association for tax
purposes and thus would be subject to
double taxation similar to a
corporation.


BUC$holders holding 10% or more of the   Shareholders holding 10% or more of
outstanding Units may call a meeting     the outstanding Shares may call a
of BUC$holders                           meeting of Shareholders



     Participating BUC$holders will be entitled to vote on generally the same matters as Shareholders of the Company as they did as Unitholders of a Partnership. On substantially all Partnership matters on which BUC$holders can vote, BUC$holders can cause the Partnerships to take action with respect to such matters without the consent of the General Partners.

                                  THE COMPANY

Overview

     The Company is a newly created Delaware business trust. The Company was created to facilitate the Consolidation and to carry on the business of acquiring and owning tax-exempt participating and non-participating FMBs issued by various state or local governments or other agencies or authorities and secured by participating and non-participating Mortgage Loans on multifamily residential apartment projects, retirement community projects and other types of projects developed by third party developers or affiliates of the Related General Partners. In order to facilitate the distribution of tax exempt income to the Shareholders, the Company will be formed as a Delaware business trust, which will be treated as a partnership for federal income tax purposes.

     If all of the Partnerships participate in the Consolidation, the Company and its affiliates initially will own the Existing Portfolio.

     As a result of the Consolidation, the Company anticipates that it will be able to take advantage of its size to obtain capital from numerous sources with which to carry on its business. The Company believes that the Consolidation will enable the Company to benefit from economies of scale, while also providing enhanced investment returns through the use of low-cost leverage to acquire additional FMBs.

     The Company's executive offices are located at 625 Madison Avenue, New York, New York 10022, and its telephone number is (212) 421-5333.

Management

     The Company will have an elected board of Managing Trustees which will govern the Company and oversee the activities of the Manager. See "MANAGEMENT--Trustees and Executive Officers of the Company". The Board of Trustees will initially be comprised of five Managing Trustees; three of whom have been selected by the Related General Partners and two of whom were recommended by the Related General Partners and approved by Class Counsel. Pursuant to the Trust Agreement, one-third of the members of the Board of Trustees must be Independent Trustees.

     The Company's assets will be managed by the Manager pursuant to the Management Agreement, which cannot be terminated by the Company prior to the fourth anniversary of the Effective Date. See "MANAGEMENT--The Manager" and "--Summary of the Management Agreement." The Manager will also serve as the general partner of the Company for tax purposes.

     The Registered Trustee has been appointed as a trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities are very limited. See "MANAGEMENT--Registered Trustee."

Ownership Structure

     The following diagram illustrates the structure and the ownership of the Company, assuming 100% Participation, and the relationships among the Company, the Partnerships, the Related General Partners and the Manager upon the Effective Date, including the percentage ownership of such persons of Shares outstanding immediately after the Effective Date.

            -------------------------   ------------------------
            |         Manager/       |  |     Shareholders     |
            |Related General Partners|  |   (ex-BUC$holders)   |
            -------------------------   ------------------------
                                 |              |
                                 |  1.5%        |  98.5%
                                 |  Shares      |  Shares
                                 |              |
                                 |              |
                            ------------------------
                            |      The Company     |
                            |                      |
                            |    Assets: 31 FMBs   |
                            |             7 SMLs   |
                            ------------------------

Company Objectives

     The Company's primary objectives, which are substantially the same as the Partnership's, will be to: (i) preserve and protect the Company's invested capital; (ii) provide quarterly distributions generated from Base Interest received by the Company that is excluded from gross income for purposes of federal income taxation; and (iii) provide additional distributions generated from Contingent Interest received by the Company that are excluded from gross income for purposes of federal income taxation arising from (a) a participation in the Net Property Cash Flow of the Underlying Properties and (b) a participation in the Net Sale or Repayment Proceeds of the Underlying Properties. There can be no assurance that such objectives will be achieved.

     The Company intends to achieve these objectives by capitalizing on the financial, development and management expertise of Related, and through the following:

  [bullet] The Company will limit debt and other financing to 50% of the Company's Total Market Value (measured as of the date such financing is incurred).

  [bullet] The Company will seek to fund future investments in FMBs either through issuance of new Shares, future equity offerings or the issuance of debt, subject to the financing limit described above.

  [bullet] The Company intends to take advantage of economies of scale which have the potential to increase profitability as the investment portfolio grows.

  [bullet] The Company will seek to enhance its market position and existing real estate industry relationships in order to improve its access to new investment opportunities.

     The financing of additional investment activity by the Company may be funded through public or private offerings of equity securities in the Company or its wholly controlled subsidiaries, by additional borrowings by the Company or its wholly controlled subsidiaries (subject to the financing limit) through various means, including public or private offerings of convertible or nonconvertible debt securities or loans, or by the use of cash flow from operations or proceeds from the sale and repayment of FMBs (including the FMBs in the Existing Portfolio). The Company may offer Shares in exchange for assets which conform to its investment standards and to repurchase or otherwise acquire its Shares or other securities. The Company may also invest in the securities of other real estate investment entities for the purpose of exercising control. The Company's intention is to initially finance its growth through the leveraging of its Existing Portfolio rather than by raising new equity capital.

Assets of the Company

     Overview; Existing Portfolio of FMBs


     If all the Partnerships participate in the Consolidation, the Existing Portfolio of the Company will include (i) 31 tax exempt participating FMBs with an outstanding principal balance as of December 31, 1996 of $348,602,428, together with (ii) 7 SMLs with an aggregate principal balance as of December 31, 1996 of $11,701,538. The SMLs were advanced by or assigned to the respective Partnerships in conjunction with sales, modification agreements and forbearance agreements with respect to the FMBs.


     The principal and interest payments of each FMB and SML in the Existing Portfolio are payable either from cash flow from operations of the Underlying Properties and/or from proceeds of a sale or refinancing. None of the FMBs or SMLs constitute a general obligation of any state or local government, agency or authority. Each FMB is secured by a Mortgage Loan on the Underlying Property which Mortgage Loan mirrors the structure of the corresponding FMB. Each SML is secured by a second mortgage on the Underlying Property.

     Unless otherwise modified, the FMBs in the Existing Portfolio call for interest-only payments during their respective terms (which are generally up to 24 years) with repayment due in a lump sum "balloon" payment (including accrued and unpaid interest) at the expiration of the respective terms or at such earlier times as may be required by the Company pursuant to the terms of the bond documents.

     Generally, unless otherwise modified, waived or extended, the Company has an option to require redemption of the FMBs beginning approximately twelve years from the date of their original issuance. In addition, the obligors generally have an option to prepay the FMBs without penalty commencing ten years from the date of their original issuance upon full payment of outstanding principal and accrued and unpaid interest (including Contingent Interest) to the extent required pursuant to the terms of the bond documents.

     As noted in the table set forth below under the heading "Existing Portfolio," the current stated Base Interest rates of the FMBs range from 4.8% to 9.0% and each provides for Contingent Interest in amounts ranging from 25% to 65% payable from Net Property Cash Flow or Net Sale or Repayment Proceeds until the obligor has paid interest at a simple annual rate of up to 16% over the term of the FMB. Both Base Interest and Contingent Interest are excluded from gross income for purposes of federal income taxation.

     Base Interest is paid monthly and Contingent Interest is generally paid on a quarterly basis, adjusted annually based on year-end audited financial statements. In 1995 and 1996, three FMBs paid Contingent Interest in the aggregate amount of $371,000 and $256,350, respectively.

     On a proforma basis, no single FMB provided interest income which exceed 15% of the Company's total revenue for any of the years ended December 31, 1996, 1995 or 1994.

     In order to protect the tax exempt status of the FMBs, the Partnerships have required the obligors to covenant to own, manage and operate the Underlying Properties in accordance with the terms of the Regulatory Agreements and the requirements of the Internal Revenue Code.

     As noted below under the heading "Bond Modification and Forbearance Agreements," many of the FMBs held by each of the Partnerships have been the subject of adverse developments. In such cases, the Partnerships elected to either seek their rights and remedies through foreclosure proceedings or deed-in-lieu of foreclosure settlements with the respective obligors or otherwise entered into modi-fication or forbearance agreements. With respect to those FMBs which have been modified, such modifications have been either pursuant to settlement agreements with the obligor or pursuant to a sale of the Underlying Property to a new obligor and generally provide for new stated Base Interest rates, modified Contingent Interest rate features, extensions of mandatory redemption options and, in some cases, further extensions of bond maturities.

     With respect to certain of the FMBs which are subject to modification or forbearance agreements, the difference between the stated Base Interest rate and the actual pay rate (the greater of the agreed upon minimum pay rate or net cash flow generated by the Underlying Property) is deferred and payable from future available Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds, and is not accrued for financial statement purposes. The determination by each Partnership as to whether to enter into modification or forbearance agreements respecting these FMBs or to otherwise pursue its rights and remedies under the loan documents (including foreclosure or deed-in-lieu thereof) was based on several factors including but not limited to perceived market conditions, property performance, owner cooperation and projected legal costs under each scenario.

     Existing Portfolio

     The following table lists the FMBs that the Company will initially own upon the Effective Date, together with certain information regarding the Underlying
Properties:

                                                                       Carrying                Project
                                                      FMB Face          Amount       Date    Completion
     Project              Location          Units      Amount          12/31/96     Closed      Date
-----------------  -----------------------  ------  --------------  -------------  --------  ----------
Tax Exempt I
------------
Mansions           Independence, MO            550    $ 19,450,000   $ 18,454,884   5/13/86     Dec-87
Martins Creek      Summerville, SC             200       7,300,000      6,642,891   5/20/86     May-86
East Ridge         Mt. Pleasant, SC            200       8,700,000      8,215,330   5/20/86     May-86
Highpointe         Harrisburg, PA              240       8,900,000      7,000,188   7/29/86     Apr-91
Cypress Run        Tampa, FL                   408      15,402,428     13,982,796   8/14/86     Jun-88
Thomas Lake        Eagan, MN                   216      12,975,000     13,488,852   9/2/86      Feb-88
North Glen         Atlanta, GA                 284      12,400,000     11,228,210   9/30/86     Dec-87
Greenway           St. Louis, MO               312      12,850,000     13,020,536   10/9/86     Dec-87
Clarendon          Hayward, CA                 285      17,600,000     14,683,645   12/8/86     Jul-89
Cedar Creek        McKinney, TX                250       8,100,000      8,551,563   12/29/86    Feb-88
Sunset Terrace     Lancaster, CA               184      10,350,000      8,095,850   2/12/87     Feb-87
                                             -----    ------------   ------------
                   Tax Exempt I Subtotal     3,129    $134,027,428   $123,364,743
                                             -----    ------------   ------------
Tax Exempt II
-------------
Bay Club           Mt. Pleasant, SC            160    $  6,400,000   $  6,134,588   9/11/86     Dec-87
Loveridge          Pittsburgh, CA              148       8,550,000      6,826,198   11/13/86    Mar-87
The Lakes          Kansas City, MO             400      13,650,000     10,101,816   12/30/86    Jan-89
Orchard Hills      Tacoma, WA                  174       5,650,000      5,842,439   12/31/86    Sep-87
Crowne Pointe      Olympia, WA                 160       5,075,000      5,322,225   12/31/86    Jun-87
Highland Ridge     St. Paul, MN                228      15,000,000     12,971,183   2/2/87      Jan-89
Newport Village    Tacoma, WA                  402      13,000,000     12,843,816   2/11/87     Feb-87
Sunset Downs       Lancaster, CA               264      15,000,000     11,306,665   2/11/87     Jul-87
Pelican Cove       St. Louis, MO               402      18,000,000     16,907,362   2/27/87     Nov-89
Willow Creek       Ames, IA                    138       6,100,000      6,019,067   2/27/87     Aug-88
Cedar Pointe       Nashville, TN               210       9,500,000      8,423,412   4/22/87     Sep-89
Shannon Lake       Atlanta, GA                 294      12,000,000     10,920,358   6/26/87     Aug-88
Bristol Village    Bloomington, MN             290      17,000,000     17,254,892   7/31/87     Sep-89
Suntree            Ft. Myers, FL               240       7,500,000      7,387,848   7/31/87     Dec-85
River Run          Miami, FL                   164       7,200,000      7,457,110   8/7/87      Jul-87
Players Club (h)   Ft. Myers, FL               288       2,500,000      2,404,447   8/14/87     Dec-85
                                             -----    ------------   ------------
                   Tax Exempt II Subtotal    3,966    $162,125,000   $148,123,426
                                             -----    ------------   ------------
                                                   Base                 Interest    1996 Total
                               Call      Occ%    Interest    Minimum      Rate       Interest    SML Balance(j)
     Project       Maturity    Date    2/16/97     Rate*    Pay Rate*     Paid*        Paid         12/31/96
------------------ ---------- -------- --------- ---------- ----------- ---------- ------------- ---------------
Tax Exempt I
Mansions            Apr-08    Apr-06      94.7%    5.23%     5.23%      6.78%(d)     $ 1,318,958
Martins Creek       May-10    Mar-00      96.5%    8.25%     7.50%(c)   6.91%(c)         504,259
East Ridge          May-10    Mar-00      96.4%    8.25%     7.50%(c)   7.83%(c)         680,889
Highpointe          Jun-06    Jun-98      97.9%    8.50%     6.07%(b)   6.74%            600,000   $ 3,180,000
Cypress Run         Aug-06    Aug-98      90.3%    8.50%     6.00%(b)   5.72%            881,000       995,063
Thomas Lake         Aug-06    Aug-98      99.5%    8.50%     8.50%(a)   8.83%(e)       1,145,363        79,795
North Glen          Aug-08    Aug-98      89.0%    8.50%     6.00%(a)   6.00%            746,038       110,175
Greenway            Sep-06    Oct-98      96.8%    8.50%     8.50%      9.17%(e)       1,177,800     6,600,000
Clarendon           Dec-03    Dec-03      98.9%    5.52%     5.52%      5.52%            976,843
Cedar Creek         Dec-06    Dec-98      86.1%    8.50%     8.00%(b)   7.88%            638,574
Sunset Terrace      May-07    Feb-99      91.3%    8.00%     5.00%(b)   4.93%            510,363
                                                                                     -----------   -----------
                                                                                     $ 9,180,087   $10,965,033
                                                                                     -----------   -----------
Tax Exempt II
Bay Club            Sep-06    Sep-00      99.4%    8.25%     7.50%(c)   8.43%(c)     $   539,664
Loveridge           Nov-06    Nov-98      93.9%    8.00%     5.00%(b)   4.83%            412,952
The Lakes           Dec-06    Dec-06      96.9%    4.87%     4.87%      5.61%(f)         766,856
Orchard Hills       Dec-06    Dec-98      98.3%    8.00%     8.00%      8.00%            453,238
Crowne Pointe       Dec-06    Dec-98      96.0%    8.00%     8.00%      8.00%            407,112
Highland Ridge      Feb-07    Feb-99      97.7%    8.00%     7.25%(a)   7.06%          1,059,135
Newport Village     Jan-07    Jan-99      90.2%    8.00%     8.00%(a)   7.98%(e)       1,039,877
Sunset Downs        May-07    May-99      90.2%    8.00%     5.00%(b)   4.35%            652,144
Pelican Cove        Feb-07    Feb-99      94.5%    8.00%     8.00%(b)   7.50%          1,350,000
Willow Creek        Oct-06    Oct-99     100.0%    8.00%     8.00%      8.00%            489,337
Cedar Pointe        Apr-07    Apr-99      84.8%    8.00%     7.00%(g)   7.88%(g)         748,652
Shannon Lake        Jun-07    Jun-99      88.1%    8.00%     6.00%(a)   6.00%            732,000   $   398,614
Bristol Village     Jun-05    Jun-99      94.6%    8.00%     7.75%(a)   9.87%(e)       1,680,975        17,890
Suntree             Jul-07    Jul-99      90.7%    8.00%     7.50%(a)   7.63%            571,879
River Run           Aug-07    Aug-99      95.0%    8.00%     8.00%      9.83%(d)         707,600
Players Club (h)    Aug-07    Aug-99      83.9%    8.00%     7.00%(a)   7.37%            184,271
                                                                                     -----------   -----------
                                                                                     $11,795,692   $   416,504
                                                                                     -----------   -----------

                                                                      Carrying                  Project
                                                       FMB Face        Amount        Date     Completion
     Project               Location          Units      Amount        12/31/96      Closed       Date
------------------ ------------------------- -----   ------------   ------------   --------   ----------
Tax Exempt III
--------------
Players Club (i)   Ft. Myers, FL               288   $  7,200,000   $  6,843,428    8/14/87     Dec-85
Lakepoint          Atlanta, GA                 360     15,100,000     14,159,707   11/18/87     Mar-89
Sunset Village     Lancaster, CA               204     11,375,000      9,085,396    3/25/88     Oct-89
Sunset Creek       Lancaster, CA               148      8,275,000      6,004,427    3/25/88     Oct-89
Orchard Mill       Atlanta, GA                 238     10,500,000      8,676,834    5/1/89      Sep-90
                                             -----   ------------   ------------
                   Tax Exempt III Subtotal   1,238   $ 52,450,000   $ 44,769,792
                                             -----   ------------   ------------
                   TOTAL                     8,333   $348,602,428   $316,257,961
                                             =====   ============   ============

                                                   Base                 Interest    1996 Total
                               Call      Occ%    Interest    Minimum      Rate       Interest    SML Balance(j)
     Project       Maturity    Date    2/16/97     Rate*    Pay Rate*     Paid*        Paid         12/31/96
------------------ ---------- -------- --------- ---------- ----------- ---------- ------------- ---------------
Tax Exempt III
--------------
Players Club (i)    Aug-07    Aug-99    83.9%      8.00%     7.00%(a)   7.37%        $   530,700
Lakepoint           Oct-07    Jan-00    91.4%      8.50%     6.00%(a)   6.00%            921,099
Sunset Village      Mar-08    Mar-00    91.4%      8.50%     5.00%(b)   4.50%            511,971
Sunset Creek        Mar-08    Mar-00    92.8%      8.50%     5.00%(b)   4.46%            369,186
Orchard Mill        Mar-08    Apr-01    99.2%      9.00%     5.00%      6.76%(e)         710,800
                                                                                     -----------   -----------
                                                                                     $ 3,043,756   $         0
                                                                                     -----------   -----------
                                                                                     $24,019,535   $11,381,537
                                                                                     ===========   ===========



----------------

* The Interest rate paid represents total interest recorded by the Partnerships while the Base Interest rate represents the coupon rate of the FMB. The Minimum Pay rate represents the minimum rate payable pursuant to the applicable loan modification agreements and forbearance agreements.

(a) The Minimum Pay rate on the FMB is scheduled to increase to the Base Interest rate for the remaining terms of the FMB.
(b) The Minimum Pay rate is the current net cash flow of the property less reserves.
(c) The Minimum Pay rate on the FMB increases in increments from 6% in 1990 to 8.25% in 1997. The actual pay rate is adjusted on an annual basis as of the developer's fiscal year end, based on unaudited financial statements to a rate no less than the Minimum Pay rate.
(d) Includes receipt of Contingent Interest.
(e) Includes receipt of deferred Base Interest relating to prior periods.
(f) Includes receipt of primary and supplemental Contingent Interest.
(g) Reflects payments received pursuant to a forbearance agreement entered as of 2/1/97, which lowered the Base Interest rate to 7% effective 9/16/96.
(h) The Player's Club FMB is jointly owned by Tax Exempt II and III.
(i) Carrying amount reflects a provision for loss on impairment of assets to record the estimated impairment of FMBs based upon an analysis of estimated cash flows from the individual properties securing the FMBs.
(j) Interest income on SMLs is taxable.

     Bond Modifications/Forbearance Agreements

     Set forth below is a discussion of the current status of certain events with respect to certain FMBs owned by Partnerships. For further details and descriptions, please refer to the financial statements included under the heading "FINANCIAL INFORMATION".


Tax Exempt I
------------

     Mansion

     In July 1988 pursuant to a settlement agreement with the original obligor under the Mansion FMB, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner due to the obligor's inability to continue to make full debt service payments as called for under the FMB. Effective as of that date, interest was paid under the FMB only to the extent of cash flow generated by the Underlying Property.

     On April 1, 1994 the Mansion was sold to an unrelated third party for $700,000 in cash and the assumption of obligations under the FMB and a $400,000 second mortgage taken by assignment from the seller and payable to a lender affiliated with the Related General Partner. Notwithstanding the assumption of obligations under the FMB, Tax Exempt I agreed to enter into a forbearance agreement with the new owner pursuant to which Tax Exempt I would be paid a 5% per annum minimum pay rate plus 100% of cash flow generated by the Underlying Property, as available. On October 18, 1994 the FMB was modified to provide for a Base Interest rate of 5.23%, an additional .386% in primary Contingent Interest payable from 100% of Net Property Cash Flow and additional Contingent Interest amounts payable from 35% of remaining Net Property Cash Flow until the obligor receives a 12.5% cumulative annual return on its cash investment and the return of its investment. Thereafter, Tax Exempt I is entitled to additional amounts of Contingent Interest up to a cumulative annual interest rate of 16% payable from 50% of remaining Net Property Cash Flow and Net Sale or Repayment Proceeds. Notwithstanding the obligation to pay amounts due as primary Contingent Interest (approximately $75,000 per annum), Tax Exempt I agreed, until April 1998, that the obligation to pay such amounts will be considered satisfied subject to those amounts being contributed by the obligor toward certain designated repairs to the Underlying Property. Amounts due from remaining cash flow above the primary contingent interest rate are, nevertheless, due from remaining Net Property Cash Flow or Net Sale or Repayment Proceeds if any.

     East Ridge/Martin's Creek

     The FMBs for East Ridge and Martin's Creek were modified in March 1990 when the Underlying Properties were sold to an unrelated third party. Previously, in 1988, the original obligor under the FMBs defaulted and the deeds were transferred to affiliates of the Related General Partner who made no equity investment in the Underlying Properties but assumed the day-to-day responsibilities of the operation and obligations under the FMBs. Interest payments due under the FMBs at that time were made only to the extent of cash flow generated by operations of the Underlying Properties.

     The modifications in 1990 provided for minimum fixed pay rates beginning at 6.0% per annum and increasing in annual increments through March 1997 to 8.25% per annum (new Base Interest rate). The difference between the Base Interest rate and amounts actually paid (the greater of the minimum pay rate or net cash flow generated by the Underlying Property, adjusted on an annual basis) is deferred and payable out of future available Net Property Cash Flow or ultimately from Net Sales or Repayment Proceeds. Also, as part of the modification, Tax Exempt I received $950,000 in 13% self-amortizing second mortgage notes maturing in January 1996. These notes were partially secured by letters of credit. The notes have been paid in full in accordance with their terms and the letters of credit released.

     Highpointe Club

     Due to the original obligor's inability to complete construction and various defaults related thereto under the Highpointe FMB, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner which proceeded to complete construction and lease up the Underlying Property. The Related affiliate made no equity investment in the Underlying Property but assumed day-to-day responsibilities of the operation and obligations under the FMB.


     Construction was completed on 216 units in April 1990 and the final 24 units were completed in June 1991. Due to cost overruns resulting from the defaults, additional "low floater" pari-passu first mortgage bonds in the amount of $3,250,000 ("Chemical Bonds") were issued by the local authority in June 1989, which were additionally secured by a letter of credit ("L/C") issued by Chemical Bank on behalf of affiliates of the Related General Partner. The proceeds from the sale of the bonds to third parties by Chemical were applied to the payment of construction completion costs. The L/C, renewable annually with a final maturity of five years (1994), was nevertheless extended through 1995. In June 1996, Tax Exempt I entered into a purchase agreement with Chemical Bank (now Chase) which is secured by a pledge and assignment of Tax Exempt I's $8,900,000 Highpointe FMB. The purpose of the transaction was to obtain a further 2-year extension (to January 1998) of the L/C securing the Chemical Bonds. The purchase agreement provides that, should the $3,250,000 Chemical Bonds not be otherwise refinanced or the L/C replaced as of January 1998 or the Highpointe obligor defaults on its obligations under the Chemical Bonds, Tax Exempt I will unconditionally purchase the Chemical Bonds from Chemical Bank.


     Previously, $3,180,000 was advanced under a credit facility, guaranteed by Tax Exempt I, which was utilized to pay construction completion costs. This note has been assigned to Tax Exempt I in conjunction with the 1993 credit facility more fully discussed below under the heading "Description of Existing Indebtedness."

     In April 1995, funds (including approximately $121,000 in accrued interest) relating to a $600,000 settlement in 1989 between the original developer and USF&G, a construction performance bonding company, and released to Highpointe in 1993, were paid to Tax Exempt I. These funds were applied by Tax Exempt I as partial payment toward accrued and unpaid interest due under the FMB.

     Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     Cypress Run

     In July 1994, as a result of the failure to pay 1992 and 1993 real estate taxes, Tax Exempt I initiated steps to enforce its rights and remedies under the Cypress Run FMB. These remedies included acceleration of the Mortgage Loan, institution of foreclosure proceedings and a draw on a $350,000 irrevocable letter of credit issued on behalf of the obligor of the FMB as security for its obligations under a rental performance guaranty agreement. Pursuant to the terms of the bond documents, approximately $348,000 of the proceeds received from the letter of credit was applied as a reduction of the FMB with the balance applied as interest. In response to the acceleration, on July 15, 1994, the obligor filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and continued to operate the property as debtor-in-possession. The bankruptcy filing operated as a stay against Tax Exempt I's enforcement of remedies including foreclosure; however, pursuant to court order, Tax Exempt I received monthly net cash flow generated by the Underlying Property which was applied to amounts due as interest under the FMB. On March 31, 1995 pursuant to the terms of a settlement stipulation entered into on November 10, 1994 and upheld by court order in March 1995, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner which made no equity investment in the Underlying Property, but assumed day-to-day responsibilities of operating the Underlying Property and obligations under the FMB.

     Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     In April 1995, December 1996 and February 1997, Tax Exempt I made loans to the owner of the Underlying Property of approximately $721,000, $274,000 and $111,000, respectively, which was utilized to pay delinquent real estate taxes and certain required capital repairs.

     Previously in June 1992, Tax Exempt I made a $320,000 secured mortgage loan to the original obligor under the FMB which was utilized to pay the Underlying Property's 1991 real estate taxes. This loan required monthly interest-only payments at 8.5% per annum with principal due in a balloon payment on July 1, 1994. The loan was guaranteed by an affiliate of the obligor of the Cypress Run FMB. Upon full settlement of bankruptcy proceedings pursuant to a court order issued in February 1997, obligations under the loan and guaranty have been released.

     Thomas Lake

     In December 1991, Tax Exempt I entered into a forbearance agreement with the obligor of the Thomas Lake FMB providing for interest to be paid at a minimum pay rate of 7% per annum increasing in annual increments to the stated Base Interest rate of 8.5% over the ensuing four years. The difference between the Base Interest rate and the actual pay rate (the greater of the minimum pay rate or net cash flow generated by the Underlying Property) is deferred and payable from future available Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds. As of December 1996, the stated Base Interest rate has been fully reinstated in accordance with terms of the forbearance agreement.

     In May 1992, Summit Tax Exempt Funding Corp., an affiliate of Tax Exempt I, made a second mortgage loan to the obligor in the amount of $220,000 which was utilized to pay the Underlying Property's real estate taxes. In January 1993, the note was assigned to Tax Exempt I. The note originally required interest-only payments at prime +2% per annum, payable monthly with principal due in a balloon payment in April 1995. In April 1995, the loan was extended and modified as a self-amortizing note at a fixed rate of 8.5% interest per annum, maturing in October 1997, payable monthly.

     North Glen

     In 1991, Tax Exempt I entered into a forbearance agreement with the obligor of the North Glen FMB providing for interest to be paid at a minimum pay rate of 7% per annum, increasing to 7.75% in 1992 and to the stated Base Interest rate of 8.5% as of 1993. The difference between the stated Base Interest rate and the actual pay rate (the greater of the minimum pay rate or cash flow generated by the Underlying Property) is deferred and payable from future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds.

     In 1992, payments were made at a 7.75% annual rate for 3 months as agreed, at which time, due to continuing soft market conditions and pursuant to a modification of the terms of the forbearance agreement, interest payments were made at a 7.0% annual rate through April 1993. In 1993 and in 1996 the forbearance agreement was extended and modified to provide for a minimum pay rate of 6% per annum through December 15, 1997.

     In April 1993 a second mortgage loan was made to the obligor in the amount of $126,000 which was utilized to pay the Underlying Property's real estate taxes. The note provided for interest-only payments at 8.5% per annum, payable monthly, with a balloon payment of principal due on April 30, 1996. In April 1996, this loan was extended and modified as a self-amortizing note at 8.5% per annum, maturing in April 2000.

     Greenway Manor

     Due to the failure of the obligor under the Greenway FMB to pay 1990 and 1991 property taxes as well as monthly interest due under the FMB from March to August 1992, Tax Exempt I instituted foreclosure proceedings. On July 20, 1992 the obligor filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing operated as a stay against Tax Exempt I's enforcement remedies including foreclosure; however, pursuant to a stipulation, Tax Exempt I received monthly net cash flow generated by the Underlying Property which was applied to payment of amounts due as interest under the FMB. On June 30, 1993, the court dismissed the bankruptcy proceedings, at which time the obligor agreed to transfer the deed to the Underlying Property to an affiliate of the Related General Partner which made no equity investment in the Underlying Property but assumed day-to-day responsibilities of operating the Underlying Property and the obligations under the FMB.

     Since that time, Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     Clarendon Hills

     In 1988, the original obligor of the Clarendon Hills FMB transferred the deed to the Underlying Property in-lieu-of foreclosure to an affiliate of the Related General Partner due to its inability to complete construction and various defaults related thereto. The Related affiliate proceeded to complete construction and to lease-up the Underlying Property.

     In May 1992, the Underlying Property was sold to an unrelated third party for $2,000,000 in cash, a $6,600,000 promissory note payable to the seller and the assumption of the $17,600,000 FMB. The promissory note provides for interest-only payments at an annual rate of 8%, payable monthly with principal due in a balloon payment in December 2003.

     In connection with the sale, the FMB was modified to provide for a Base Interest rate of 5.52%. After payment to the obligor of $220,000 as an annual return on its investment, Tax Exempt I is then entitled to an additional 2.73% per annum in Contingent Interest payable from 65% of Net Property Cash Flow and then up to 7.75% per annum payable from 35% of remaining Net Property Cash Flow, if available.

     Cedar Creek

     In 1988, pursuant to a settlement agreement with the original obligor under the Cedar Creek FMB, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner due to the obligor's inability to make interest payments as called for under the FMB. The affiliate of the Related General Partner made no equity investment in the Underlying Property, but has assumed day-to-day responsibilities of operating the Underlying Property and obligations under the FMB.

     Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     Sunset Terrace

     In May 1995, due to soft market conditions, the obligor under the Sunset Terrace FMB began to make interest payments based on monthly net cash flow generated by the Underlying Property's operations, pending finalization of a forbearance agreement with Tax Exempt I. In August 1995, the forbearance agreement was finalized providing for, among other things: (i) interest-only payable to the extent of cash flow generated by the Underlying Property's operations; (ii) the replacement of the property manager/leasing agent with an affiliate of the Related General Partner or other designee of Tax Exempt I;
(iii) agreement by the obligor to transfer ownership of the Underlying Property to a designee of Tax Exempt I no later than January 30, 1997 in the event that all amounts of interest due and payable under the FMB are not brought fully current as of that date; and (iv) a guarantee of obligations outlined in the forbearance agreement by an affiliate of the obligor.

     In accordance with the terms of the forbearance agreement and effective January 30, 1997, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner who has not made an equity investment in the Underlying Property but has assumed the day-to-day responsibilities of operations and the obligations under the FMB.

     Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

Tax Exempt II
-------------

     Bay Club

     In 1988, pursuant to a settlement agreement with the original obligor of the Bay Club FMB, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner which assumed day-to-day responsibilities of operating the Underlying Property and obligations under the FMB. Effective as of that date, interest due under the FMB was paid only to the extent of net cash flow from operations of the Underlying Property.

     In 1990, the Underlying Property was sold to an unaffiliated third party and the FMB was modified. The modification in 1990 provided for a minimum fixed pay rate beginning at 6% per annum, increasing in annual increments through March 1997 to 8.25% (new Base Interest rate). The difference between the new Base Interest rate and the rate actually paid (the greater of the minimum pay rate or cash flow generated by the Underlying Property adjusted on an annual basis) is deferred and payable from available future Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds. As part of this sale and modification, Tax Exempt II also received a $360,000 self-amortizing second mortgage note with an annual interest rate of 13% and maturity in January 1996. This note was also partially secured by a letter of credit. The note has been fully repaid in accordance with its terms and the letter of credit released.

     The Lakes

     In August 1988, due to an inability to complete construction and defaults related thereto and pursuant to a settlement agreement with the original obligor under The Lakes FMB, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner who made no equity investment in the Underlying Property but assumed the day-to-day responsibilities of operations for the Underlying Property and obligations under the FMB. In January 1994, the FMB was modified to provide for a reduction in the Base Interest rate to 4.87% per annum, a Contingent Interest rate of .37% payable from 100% of Net Property Cash Flow and additional amounts of Interest payable from 35% of remaining Net Property Cash Flow until the obligor receives a 14% return on its investment and a return of its investment. Thereafter, Tax Exempt II is entitled to additional amounts of Contingent Interest up to a cumulative annual interest rate of 16% from 50% of remaining Net Property Cash Flow and Net Sale or Repayment Proceeds. In August 1994 the Underlying Property was sold to an unaffiliated third party for $700,000 in cash and assumption of the obligations under the modified FMB.

     On May 13, 1993, Tax Exempt II, on behalf of the Related affiliated obligor, deposited a cash escrow of $500,000 in connection with the filing of an appeal of a mechanic's lien judgement rendered against the obligor and the former developer. On January 23, 1995, after an appeal and a re-hearing, a settlement was reached in which the plaintiff was paid approximately $422,000 of the current escrow balance (which included accrued interest). Pursuant to the settlement, the balance of funds (approximately $99,000) was returned to the obligor and thence to Tax Exempt II.

     Highland Ridge

     In April 1996, due to soft market conditions and delinquent real estate taxes, the obligor of Highland Ridge FMB entered into a forbearance agreement with Tax Exempt II, effective as of October 1995. Pursuant to the terms of the forbearance agreement, the obligor has made minimum monthly interest payments under the FMB beginning at 7% per annum, increasing in annual increments over the ensuing 5 years to the Base Interest rate of 8%. The difference between the Net Base Interest rate and the actual pay rate (the greater of the minimum pay rate or net cash flow generated by the Underlying Property) is deferred and payable from future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds. In addition, pursuant to the terms of the forbearance agreement, delinquent real estate taxes were to be paid in 3 installments by the obligor over no less than an 18-month period beginning in October 1995. The first two such installment payments have been made as required. The obligations under the forbearance agreement are secured by a personal guarantee of the general partner of the obligor.

     Newport Village

     In September 1992, due to soft market conditions and delinquent real estate taxes, the obligor under the Newport Village FMB entered into a forbearance agreement with Tax Exempt II. Pursuant to the terms of the agreement, the obligor made minimum monthly interest payments under the FMB initially at a 6% annual rate, increasing in annual increments over the ensuing 4 years to the stated Base Interest rate of 8% per annum. The difference between the Base Interest rate and the actual pay rate (in no event less than the minimum rate but in any event equal to net cash flow generated by the Underlying Property), is deferred to future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds. As of September 1996, the stated Base Interest has been fully reinstated in accordance with the terms of the forbearance agreement.

     Sunset Downs

     In May 1995, due to soft market conditions, the obligor under the Sunset Downs FMB began to make interest payments based on monthly net cash flow generated by the Underlying Property's operations, pending finalization of a forbearance agreement with Tax Exempt II. In August 1995, the forbearance agreement was finalized providing for, among other things: (i) interest-only payable to the extent of cash flow generated by the Underlying Property's operations; (ii) the replacement of the property manager/leasing agent with an affiliate of the Related General Partner or other designee of Tax Exempt II;
(iii) agreement by the obligor to transfer ownership of the Underlying Property to a designee of Tax Exempt II no later than January 30, 1997 in the event that all amounts of interest due and payable under the FMB are not brought fully current as of that date; and (iv) a guarantee of obligations outlined in the forbearance agreement by an affiliate of the obligor.

     In accordance with the terms of the forbearance agreement and effective January 30, 1997, the deed to the Underlying Property was transferred to an affiliate of the Related General Partner who has not made an equity investment in the Underlying Property but has assumed the day-to-day responsibilities of operations of the Underlying Property and the obligations under the FMB. Tax Exempt


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I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     Pelican Cove

     In October 1989, pursuant to a settlement agreement with Tax Exempt II, the obligor of the Pelican Cove FMB transferred the deed to the Underlying Property to an affiliate of the Related General Partner who has not made an equity investment but has assumed the day-to-day responsibilities of the operation of the Underlying Property and the obligations of the FMB. Tax Exempt I has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     Cedar Pointe

     In September 1996, due to its inability to remain current on required tax escrow payments, the obligor under the Cedar Point FMB began making partial payments of interest under the Cedar Pointe FMB equal to a rate of 7% per annum, pending finalization of a forbearance agreement. In February 1997 Tax Exempt II finalized a forbearance agreement with the obligor which provides for, among other things, a minimum pay rate of 7%. In addition, it is anticipated that the FMB will be permanently modified prior to June 1997, which modification will provide for a new Base Interest rate of 7% and a Contingent Interest rate of up to 5% payable from 25% of remaining Net Property Cash Flow or Net Sale or Repayment Proceeds, if any. In addition, it is expected that the maturity of the bonds will be extended to April 2017 and the "call date" provision will be extended to November 2006.

     Shannon Lake

     In 1991, the obligor under the Shannon Lake FMB entered into a forbearance agreement with Tax Exempt II providing for a minimum pay rate of 7% increasing to the stated Base Interest rate over 2 years. In April 1993, the forbearance agreement was modified and extended to provide for a minimum pay rate of 6% per annum through December 1995. The agreement was subsequently extended through December 1997. The difference between the Base Interest rate and the rate actually paid (the greater of the minimum rate or net cash flow generated by the Underlying Property) is deferred to future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds.

     In April 1993, Tax Exempt II made a second mortgage loan to the obligor which was utilized to pay real estate taxes. The note called for interest-only payments of 8.5% per annum, payable monthly, with principal due in a balloon payment in April 1996. In April 1996 the loan was extended and modified to a self- amortizing note at 8.5% interest per annum and maturing in April 2000, payable monthly.

     Bristol Village

     In October 1992, due to high real estate taxes and soft market conditions, the obligor under the Bristol Village FMB entered into a forbearance agreement with Tax Exempt II providing for a minimum pay rate of 6% per annum, increasing in annual increments to the stated Base Interest rate of 8% as of January 1997. The difference between the rate actually paid (the greater of the minimum pay rate or the cash flow generated by the Underlying Property) is deferred and payable from future Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds.

     As of January 1997, the Base Interest rate has been fully reinstated in accordance with the terms of the forbearance agreement. In addition, all previously deferred Base Interest has been paid to Tax Exempt II.


     In April 1993, Tax Exempt II made a second mortgage loan in the amount of $125,000 to the obligor, which was utilized to pay past due real estate taxes. The loan is self-amortizing over four years with an annual interest rate of 8% per annum, payable monthly and matures in May 1997.


     Suntree and Players Club

     In 1992, due to soft market conditions and costs of necessary capital repairs, the obligors of the Suntree and Players Club FMBs entered into forbearance agreements with Tax Exempt II providing for minimum payments to be paid under the FMB at 7% per annum for a two year period, at which time the stated Base Interest rate would be reinstated. In 1994, the forbearance agreements were extended and modified to provide for a minimum pay rate of 6% per annum through December 1994. In 1995, the agreements were again extended and modified, effective January 1995, to provide for minimum pay rates for Suntree of 7.5% per annum and for Players Club of 7.0% per annum. In 1996 and again in 1997 these agreements were further extended and modified, providing for a minimum pay rate of 6.5% per annum for Suntree from January 1997 through July 1997, and increasing to 7% per annum through December 1997. For Players Club the minimum pay rate will be 6.25% per annum through December 1997. The difference between the Base Interest rate and the rate actually paid (the greater of the minimum pay rate or net cash flow generated by the Underlying Property) is deferred and paid from future available Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds.

     In addition, on May 12, 1997, Tax Exempt II made a second mortgage loan of approximately $280,000 to the obligor of the Players Club FMB which was utilized to pay costs of certain deferred maintenance (estimated at approximately $120,000) and 1996 real estate taxes (approximately $156,000).


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

Tax Exempt III
--------------

     Players Club

     Tax Exempt II and III each hold a portion of the Players Club FMB. See discussion under Tax Exempt II under the heading "Suntree and Players Club" relating to the Players.

     Lakepoint

     In 1991, the obligor under the Lakepoint FMB entered into a forbearance agreement with Tax Exempt III. The agreement provided for a minimum pay rate of 7.5% per annum in 1991, increasing in annual increments over 2 years to the stated Base Interest rate of 8.5% per annum. The forbearance agreement was extended and modified in 1992 to provide for a minimum pay rate of 7.5% from January 1992 through March 1993. It was further modified and extended in April 1993 to provide for a minimum pay rate of 6% through December 1995 and again in 1996 through year end 1997 calling for a 6% minimum annual pay rate. The difference between the Base Interest rate and the rate actually paid (in no event less than the minimum pay rate and in any event equal to monthly net cash flow generated by the Underlying Property if greater than the minimum rate) is deferred and payable from future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds.

     Sunset Creek and Sunset Village


     In 1992, due to soft market conditions, the obligors under the Sunset Creek and Sunset Village FMBs entered into forbearance agreements with Tax Exempt III. The agreements provided for a minimum pay rate of 7% per annum as of April 1992 increasing in annual increments through May 1996 to the stated Base Interest rate of 8.5%. The difference between the rate actually paid (the greater of the minimum pay rate or net cash flow generated by the Underlying Property) is deferred to future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds. In May 1995 due to continuing soft market conditions and an inability to remain current on interest payments, the obligors began making interest payments to Tax Exempt III only to the extent of cash flow generated by the Underlying Property, pending finalization of a settlement agreement with Tax Exempt III. Effective August 1, 1995, the obligors transferred the deeds to the Underlying Properties to an affiliate of the Related General Partner who has not made an equity investment in the underlying properties but assumed day-to-day responsibilities and the obligations under the FMBs. Tax Exempt III has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the Underlying Property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.


     Orchard Mill

     In 1991 due to soft market conditions, the obligor under the Orchard Mill FMB entered into a forbearance agreement with Tax Exempt III which provided for, among other things, interest payments to be paid only to the extent of net cash flow generated by the Underlying Property and replacement of the property manager and leasing agent by a designee of Tax Exempt III. The difference between the stated Base Interest rate and the rate actually paid (based on net cash flow from the operations of the Underlying Property) is deferred and payable from future available Net Property Cash Flow or ultimately Net Sale or Repayment Proceeds.

     In October 1992, Tax Exempt III made a second mortgage loan to the obligor under the FMB in the amount of approximately $82,000 which was utilized to pay the 1992 real estate taxes. The loan was self- amortizing over a two year period with interest at 9% per annum beginning in December 1992. In 1994, the loan was fully repaid in accordance with its terms.

     Effective as of May 1995, the forbearance agreement was modified to provide for, among other things, a minimum pay rate of 5% per annum. The difference between the stated Base Interest rate and the rate actually paid (the greater of the minimum pay rate or net cash flow generated by the Underlying Property) is deferred and payable from future Net Property Cash Flow or ultimately from Net Sale or Repayment Proceeds.

General

     Where the original owners of the Underlying Properties and obligors of the FMBs were replaced by affiliates of the Related General Partners, buyers are being sought for the Underlying Properties who would make appropriate levels of equity investments in the Underlying Properties and assume the non-recourse obligations under the FMBs. Although the Underlying Properties are not producing sufficient cash flow to fully service all the obligations under the FMBs, the Partnerships have no present intention of declaring defaults or pursuing their rights and remedies under the FMBs.

Description of Existing Indebtedness

     Credit Facility
     ---------------

     On January 15, 1993, Tax Exempt I entered into a loan agreement with an unaffiliated lender for a $15,000,000 credit facility with the maturity date of January 14, 1998, and an option to extend for two years for an additional fee. The debt service requirements include monthly interest-only payments with a variable interest rate equal to the 30-day commercial paper interest rate (5.45% and 5.80% at December 31, 1996 and 1995, respectively), plus 4.05% with principal due at maturity. The facility is collateralized by a pledge and assignment of the FMBs and associated collateral of East Ridge, Martin's Creek, The Mansion, Thomas Lake and Sunset Terrace. The


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

initial proceeds from this facility were used to repay a $10,000,000 credit facility guaranteed by Tax Exempt I, to repay a $3,000,000 non-interest-bearing working capital loan made to Tax Exempt I from the Related General Partner and to pay associated closing costs. The $10,000,000 credit facility had been used to pay for costs incurred to complete construction of the properties securing the High Pointe Club and Clarendon Hills FMBs and to fund a loan toward the payment of property taxes on the Thomas Lake property. The $3,000,000 working capital loan was used to supplement distributions commencing with the fourth quarter 1988 distribution. Through December 31, 1996 $13,680,866 in loan proceeds have been drawn against the $15,000,000 credit facility. The unused portion of Tax Exempt I's $15,000,000 credit facility is to be used for future working capital requirements and other cash requirements, as necessary, subject to approval of the lender. The transfer of the Credit Facility requires the lender's consent with respect to the specific business of the borrower, the borrower's business structure, the transfer of the borrower's assets to another entity, as well as the transfer of interests in the General Partners, including the withdrawal of a general partner. The Related General Partners have had preliminary discussions with the lender with respect to its consent to such transfer, and it is their expectation that consent will be obtained subject to the final terms and ultimate consummation of the Consolidation. There is, however, no assurance that such consent will be obtained. Should the lender's consent not be obtained, the Company must refinance the Credit Facility or find other means to repay it which may include a sale of one or more of the FMBs or other assets of the Company.

     In conjunction with Tax Exempt I's credit facility and the repayment of the previously existing $10,000,000 credit facility, Tax Exempt I was assigned nonrecourse promissory notes in the amount of $6,600,000, $3,180,000 and $220,000 for the Clarendon Hills, High Pointe Club and Thomas Lake properties, respectively. The Clarendon Hills promissory note, secured by a second deed of trust, requires monthly interest only payments of 8.0% per annum with the principal due on December 31, 2003. The unsecured High Pointe Club note also requires monthly interest only payments of 8.0% per annum with the principal due on December 31, 2003. Since the High Pointe Club property is paying interest on the FMB on a cash flow basis, interest on the promissory note is only recorded when cash flow is received in excess of the stated Base Interest rate. No interest on the High Pointe Club promissory note has been received or recorded through December 31, 1996. The assigned High Pointe Club note is subordinate to the High Pointe Club FMB and has been fully reserved. The Thomas Lake promissory note in the principal amount of $220,000, which is secured by a second mortgage on the property, matured in April 1995 and was modified and extended. The modified loan is self-amortizing over thirty months at an 8.5% interest rate. Clarendon Hills and Thomas Lake promissory notes are current on their interest payments through December 31, 1996.

     Consolidation Expenses Loan
     ---------------------------

     The Company expects to borrow sufficient funds to pay the Consolidation Expenses of approximately $1,984,125 pursuant to a loan agreement, the terms and provisions of which are currently being negotiated by the Manager. The Related General Partners expect that the principal terms of such loan will be as follows:

Principal amount: $1,984,125
Origination date: Consummation of the Consolidation
Term / Maturity: Assumed 5 years
Interest Rate: Assumed 9.0%
Amortization: None.

     The pro forma financial statements were prepared based upon the foregoing assumptions.

Internal Growth


     The Partnerships originally acquired for investment participating FMBs secured by first mortgages on to-be-constructed multi-family properties. The Related General Partners believe that there are growth opportunities available for the Company to acquire additional FMBs secured by loans on multi-family or other types of properties (i) with expiring credit enhancement; (ii) which are to be constructed; (iii) benefitting from Federal low income housing tax credits; and (iv) owned or to be acquired by 501(c)(3) corporations. See "RISK FACTORS AND OTHER ADVERSE FACTORS." The Consolidation is expected to provide a capital structure and increased efficiency of portfolio management which will allow the Company to take advantage of such opportunities.


Distribution Policy

     The Company will pay distributions to Shareholders if, as and when authorized by its Board of Trustees out of funds legally available therefor. The Company intends to pay distributions on a quarterly basis, commencing in the first fiscal quarter after the Effective Date. Cash available for distribution does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund all of the Company's cash needs and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity. Initially, the Company intends to follow cash distribution policies similar to those followed by the Partnerships. However, in setting the level of Shareholder distributions, the Board of Trustees will take into account, among other things, the Company's financial performance, need of funds for working capital reserves, capital improvements and new investment opportunities. While the Delaware Act does not specifically impose any restrictions

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

on the Company's ability to make distributions, other laws may impose certain restrictions and in certain circumstances could impose an obligation on Shareholders to return distributions. Unlike the Partnerships, the Company is not required to distribute net proceeds from the sale or refinancing of assets or repayment of FMBs.

Financing Policies

     The Trust Agreement will limit the Company's ability to incur debt or other financing in excess of 50% of the Company's Total Market Value (measured as of the date such leverage is incurred).

Investment Policies and Business Plan

     Overview

     In addition to its Existing Portfolio, the Company intends to invest in FMBs issued by state or local governments or their instrumentalities and secured by Mortgage Loans on multifamily residential apartment projects, assisted living, continuing care and retirement community projects or nursing homes developed by third-party developers or affiliates of the Manager. To the extent permitted by applicable law as well as by market conditions, the Company will attempt to acquire FMBs which permit the holder thereof to participate in both the on-going cash flow and sale or refinancing proceeds of the Underlying Property. As with the Existing Portfolio, it is intended that all interest income on the FMBs will be excluded from gross income for purposes of federal income taxation. Interest income on some of the FMBs may be includible as an item of tax preference in calculating federal alternative minimum tax and may result in other collateral federal income tax consequences. See "Federal Income Tax Considerations." The Company intends to hold such FMBs on a long term basis for the benefit of the Shareholders. In addition, the Company may also invest funds on hand in either highly rated tax exempt securities or mutual funds which invest in those securities pending the acquisition of appropriate FMBs.

     Sources of Capital

     In order to carry out its business plan of acquiring additional FMBs the Company intends to raise additional capital. The Company may raise additional capital either through the incurrence of debt or other leverage or by attracting new equity or some combination of both strategies. If the Company decides to raise capital through the incurrence of debt or other leverage it will limit such indebtedness or leverage to 50% of the Company's Total Market Value (measured as of the date such indebtedness or leverage is incurred). The Company's intention is to initially finance its growth through the leveraging of its Existing Portfolio rather than by raising new equity capital.

     The Manager is currently exploring the option of raising capital for the Company by offering to a new class of equity investors credit enhanced interests in the Company that will pay monthly distributions to such investors of tax exempt interest at a seven day tax exempt rate. Although the new investors will be classified as equity owners in the Company for federal income tax purposes, from the point of view of the Shareholders the cost of this new capital generally will be equal to the cost of borrowing at a weekly tax exempt variable rate of interest. In order to arrange this type of low cost financing, it will be necessary for the Company to enter into an arrangement with a highly rated bank or other financial institution to provide credit enhancement and liquidity to this new class of investors. It is anticipated that in order to effect such an arrangement the Company will have to pledge all of its existing tax exempt cash flow to such credit enhancer as well as an interest in the FMBs owned by the Company from time to time, similar to pledges which the Company would be required to make to a lender.

     It is possible that in order to permit the Company to raise new capital at low cost approximating the weekly tax exempt borrowing rate that the Company will need to establish a new special purpose pass-through entity to hold all of its FMBs. If this structure is required by the credit enhancers or otherwise, it is anticipated that the new pass-through entity would have two classes of investors: One class would be new investors who would be paid a priority return out of the tax exempt interest received on the FMBs equal to the seven day tax exempt borrowing rate; the second class would be owned entirely by the Company and would represent all of the tax-exempt interest received on the FMBs that remains after paying the priority return to the new investors. The Company will only utilize this structure if it receives an opinion of counsel which concludes that the Company will not be deemed to be an "investment company" under the Investment Company Act of 1940 as a result of its ownership of an interest in such pass-through entity.

     There can be no assurance that the Company will be able to obtain the low cost of funds described above, nor can it be predicted exactly what form the transaction may take. Because this source of capital, though classified as equity, closely resembles debt, the Company will limit the amount of capital raised in this manner to 50% of the Company's Total Market Value. Accordingly, the Board of Trustees of the Company and the Manager reserve the right to take whatever steps they deem are necessary and prudent to raise the capital required for future operations at the lowest costs to the Company.

     Investment of Newly Raised Capital

     The goal of the Company is to use the newly acquired capital to invest in additional FMBs. The Company's preference will be to invest in FMBs with Contingent Interest. Because the Company anticipates being able to raise capital at very low tax exempt rates, the Company believes it can provide both growth and an increasing tax exempt return to the Shareholders through the acquisition of additional FMBs.

     The Company expects that it will acquire mostly FMBs the proceeds of which were used to acquire, construct or equip multifamily residential rental properties, assisted living, continuing care and other retirement communities and nursing homes. However, if attractive investment opportunities materialize in connection with FMBs that financed other types of facilities, such other bonds might be acquired as well. It is anticipated that the FMBs will be acquired without the benefit of any credit enhancement or any rating from a nationally recognized rating service. Some of the FMBs that are acquired may be in default and will be restructured after their acquisition by the Company. It is expected that the FMBs will generally bear fixed rates of interest with maturities ranging from 5 to 35 years. The Company will invest only in FMBs which have a principal amount not greater than 85% of the value of the Underlying Property unless the Manager determines that substantial justification exists for investing in such an FMB because of other criteria such as additional credit or collateral. However, the Company does not presently intend to set any parameters for debt service coverage respecting FMBs it will acquire.

     Each of the FMBs in the Existing Portfolio bears interest at a fixed rate plus a participating rate of interest based on a percentage of cash flow and sale or refinancing proceeds. One of the primary objectives of the Company is to acquire additional FMBs with such participating interest features. The ability of the Company to acquire such bonds, however, will be constrained in part by recently promulgated Treasury Regulations which limit the ability to obtain significant amounts of tax free interest on a participating basis other than in connection with the refinancing of certain existing tax exempt bonds. Accordingly, to the extent the Company acquires newly issued FMBs the proceeds of which were or will be used to finance the acquisition or construction of residential rental or other types of underlying projects, the FMBs will not bear interest based on a participation in the projects' cash flow or sale or refinancing proceeds. Therefore, in order to maximize the number of FMBs which do have a participating interest feature, the Company will focus its acquisition strategy on outstanding previously issued FMBs which may be restructured to contain a participating interest feature.


     Although the Company will focus on opportunities to acquire existing tax exempt bonds which may be restructured so as to provide Base Interest and Contingent Interest, the Company will also seek to acquire existing FMBs which present yield opportunities without restructuring as well as newly issued bonds, the proceeds of which will finance the construction of multifamily residential apartment projects, assisted living, continuing care and retirement community projects or nursing homes. Certain of these newly issued FMBs may be issued in connection with projects whose expected residents are all qualifying low income persons so that the project may also take advantage of the Low Income Housing Tax Credit (the "LIHTC") described in Section 42 of the Internal Revenue Code of 1986, as amended (the "Code"). Such FMBs may generally be less likely to go into default than FMBs respecting multifamily projects that do not qualify for or avail themselves of the LIHTC because (i) LIHTC projects often benefit from various state and local government grants and subsidiaries (including rent subsidies) and (ii) owners of and investors in LIHTC projects are likely to go to great lengths to avoid foreclosure of a mortgage on such a project because of the adverse consequences of a foreclosure on the LIHTC. While it is contemplated that the majority of the Underlying Properties will be owned by profit-motivated entities, a portion of the portfolio acquired by the Company may represent projects owned by charitable organizations described in Section 501(c)(3) of the Code. Generally, projects owned by such charitable organizations will be dedicated to low income persons or to elderly residents.

     The Company will acquire FMBs which finance the construction of new projects. The Company will also provide permanent financing once construction is completed. To achieve that end, the Company, in appropriate circumstances, will offer forward commitments to acquire a FMB at a future date upon the completion of construction of an Underlying Property. In offering such forward commitments the Company generally will agree to acquire a FMB at a future date at an interest rate to be determined at the time the FMB is acquired by the Company by reference to a spread above an appropriate interest index. This type of floating forward commitment does not expose the Company to any significant risk of interest rate fluctuation. In certain circumstances the Company may offer a forward commitment to acquire FMBs at a future date at a predetermined fixed rate. In such situations the Company is exposed to interest rate fluctuations and would engage in appropriate hedging techniques to minimize such interest rate risk. In selected circumstances, and only in connection with the acquisition of tax-exempt FMBs, the Company may acquire a small amount of taxable bonds. Known as "Taxable Tails", the primary purpose of these bonds is to fund certain costs associated with the issuance of FMBs that, under current law, cannot be funded by FMBs.

     Short Term Investments

     Pending the use of new capital to acquire FMBs, the Company may invest in Tax-exempt Securities. "Tax Exempt Securities" are short-term tax-exempt bonds or mutual funds which invest in such bonds, which are rated not lower than A1 by Moody's Investors Service, Inc., A+ by Standard & Poor's Ratings Group, or which the Manager determines are of comparable quality.


     Selection of FMBs

     FMBs will be selected on the basis of the Company's investment objectives and policies.

     In evaluating the FMBs, the Manager will consider such factors as: the ability of the Underlying Property to compete in the market; the overall quality of the Property Owner and the property manager; if the FMBs are in default or otherwise in need of restructuring, the terms on which such bonds could be restructured and the likelihood of obtaining the issuer's approval thereof; whether there are state or local limitations on Contingent Interest which could affect the FMBs; the ratio of the amount of the investment to the value of the Underlying Property by which it is to be secured; the potential of the Underlying Property for capital appreciation; the projected cash flow of the Underlying Property and the ability to increase cash flow through capable management; the location and design of the Underlying Property; prospects for liquidity through sale or refinancing; the potential for economic growth of the community; and diversification.

     In addition, the Company will apply the following policies to its investments in FMBs: (i) the Company may not invest in an FMB secured by a Mortgage Loan on any one Underlying Property if the principal of such FMB would exceed, in the aggregate, an amount equal to 20% of the Total Market Value of the Company; (ii) the Company may not invest in FMBs secured by Mortgage Loans to any one Property Owner if the principal of such FMBs would exceed, in the aggregate, an amount greater than 20% of the Total Market Value of the Company;
(iii) the Company may not invest in FMBs secured by Mortgage Loans on unimproved real property or tax-exempt securities relating to unimproved real property in an amount in excess of 10% of the Total Market Value of the Company; and (iv) the Company may not invest in an FMB secured by a Mortgage Loan on any one Underlying Property if the aggregate amount of all mortgage loans outstanding on the Underlying Property, plus the principal amount of the Mortgage Loan, would exceed an amount equal to 85% of the appraisal value of the Underlying Property as determined by an independent appraiser, unless (a) such excess mortgage loan amounts are payable only from available cash flow and no foreclosure rights exist with respect to such mortgage loans without the Company's consent; (b) the Manager determines that substantial justification exists because of other aspects of the loan, such as the net worth of the Property Owner, the credit rating of the Property Owner based on historical financial performance, additional collateral (such as a pledge or assignment of other real estate or another real estate mortgage) or an assignment of rents; or (c) the Company has purchased an FMB at a price that is no more than 85% of the value of the Underlying Property (notwithstanding that the face amount of the outstanding mortgage loans with respect to the Underlying Property exceeds 85% of the value of the Underlying Property), provided that any loans relating to the Underlying Property which are advanced by third parties (and which cause the aggregate amount of all mortgage loans outstanding on the Underlying Property to exceed 85% of the appraised value of the Underlying Property) are subordinated to the Company's investment and do not entitle such third party lender to any rights upon default without the Company's consent until after the Company's FMB and related Mortgage Loan with respect to such Underlying Property have been repaid.

     Independent appraisals obtained in connection with investments in FMBs will be maintained by the Manager at the Company's principal offices for a period of five years and will be available for inspection and duplication by Shareholders. Generally, the Company will acquire an entire issue of FMBs or, in any event, a large enough portion of an issue of FMBs to permit the Company to be in a position to make decisions respecting the FMBs in the event of a default or otherwise.

     The Company may acquire FMBs secured by mortgage loans on Underlying Properties owned by affiliates of the Manager. However, no more than 15% of the Total Market Value of the Company may be invested in FMBs in which affiliates of the Manager have an interest. See "Description of Certain FMBs and Affiliated Properties--Properties Owned by Affiliates," below.

     The Company may also determine to acquire Minority Positions in FMBs, either directly or through a wholly owned subsidiary. In such instances, the Company will generally not retain the right to make decisions respecting the FMBs, which control of decisions will instead be enjoyed by the holders of the majority of such FMBs. Accordingly, with respect to this portion of the Company's portfolio (which will not exceed 15% of the Total Market Value of the Company), persons outside of the Company will have control over certain matters including what course of action to pursue in the event of a default respecting such FMBs.

     The Terms of the FMBs and Mortgage Loans

     The terms of a Mortgage Loan will be substantially parallel to the terms of the related FMB insofar as the Mortgage Loans are expected to require Property Owners to make payments sufficient to meet debt service payments on the FMBs. The intended terms of the FMBs and Mortgage Loans are described below. NO ASSURANCE CAN BE GIVEN THAT THE MANAGER WILL BE ABLE TO OBTAIN TERMS COMPARABLE TO THOSE SET FORTH BELOW.

     Opinion of Bond Counsel. FMBs will only be acquired by the Company if an opinion from bond counsel (retained by the issuer of the FMBs or by the Company) or counsel for the Company has been rendered to the effect that interest on such FMB's will be excluded from gross income for federal income tax purposes and that the FMB's are valid obligations of the issuer. In some states or municipalities, there may not be sufficient legal authority to permit bond counsel to render an unqualified opinion as to the validity of the Contingent Interest. In such cases, the Company may acquire FMBs which provide that interest is payable only to the extent permitted by law, in which event, the Company would accept an unqualified opinion on the validity and enforceability of the obligation to pay principal and current interest and a qualified or reasoned opinion as to the obligation to pay Contingent Interest. In addition, in situations involving pending legislation, pending regulations or certain other matters, the Company may accept a reasoned or qualified opinion with respect to the exclusion of interest from gross income for purposes of federal income taxation. In certain circumstances the opinion of bond counsel may rely upon opinions of other counsel or may be given by one or more counsel.

     Nature of the Obligation. Each FMB will be a special obligation of a state or local issuer payable solely from revenues received under the Mortgage Loan to be made from the proceeds of such FMB. The issuers may pledge or assign the Mortgage Loans to the Company as owner of the FMBs, or to an escrow agent or bond trustee for the benefit of the owner of the FMB. The Mortgage Loans will bear interest at the same or slightly higher rates as the related FMBs in that the Mortgage Loans will require payments sufficient to pay debt service on the related FMB, and in some cases fees of the issuers of the FMB imposed upon the Property Owners. Thus, payment


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

of the Mortgage Loan in accordance with its terms will discharge both the Property Owner's obligation to the issuer of the FMB, if any, and the obligation of the issuer to the Company.

     Interest Rate. The FMBs will generally bear a fixed Base Interest rate. In addition, to the extent permitted by existing regulations, a majority of the FMBs are expected to provide for Contingent Interest until the Property Owner has paid interest at a simple annual rate of up to 16% over the term of the FMB.

     Depending upon the facts of a particular Mortgage Loan and the requirements of counsel, Net Sale or Repayment Proceeds may be computed to take into account any excess in value of an Underlying Property over the outstanding balance of the FMB at the time the bond was restructured by the Company or originated, if the Company acquires a new bond. This excess will reduce the Net Sale or Repayment Proceeds that would otherwise result from a sale or refinancing of the Underlying Property. Any such greater amount is expected to reflect additions to the project's cost and an excess of original cost or appraised value over the original principal amount of the FMB.

     Any cash flow from the Underlying Property which remains after the payment of all interest, including Contingent Interest, due and payable pursuant to the terms of the Mortgage Loan belongs to the Property Owner.

     Term. Each FMB is generally expected to be for a term of up to 5 to 35 years, although the Company anticipates holding the FMBs for approximately 5 to 17 years and having the right to cause repayment of the bonds at that time. The Company will consider shorter terms for FMBs which present yield opportunities. The Company expects to structure newly acquired FMBs to provide a call option to the Company at any time after 5 to 17 years on six months' notice. In many cases, the principal of an FMB may not amortize during the term of the FMB but may be required to be repaid in a lump-sum "balloon" payment at the expiration of the term of the FMB or at such earlier time as the Company may require. To the extent that the FMBs call for "balloon" payment of the principal instead of amortization, the Special Distribution and Loan Servicing Fee payable to the Manager and its affiliates will be proportionately greater.

     Prepayment. The FMBs are generally expected not to be subject to optional prepayment by the Property Owner during the first five to ten years of the Company's ownership of the bond. Optional prepayments, in whole but not in part, are expected to be permitted at any time thereafter subject to the payment of a redemption premium equal in the case of a five year lockout to at least 5% of the principal amount of the FMB to be redeemed, if prepaid during the sixth year, with such premium being reduced by 1% per year until there is no premium. Prepayment premiums for FMBs with longer initial lockouts will probably be somewhat lower.

     The Company may require redemption of the FMB, and, therefore, prepayment of a Mortgage Loan, upon the occurrence of a "Determination of Taxability." For this purpose, a "Determination of Taxability" generally includes the issuance of a written notice of deficiency by the Internal Revenue Service to the effect that interest on any FMB is subject to federal income taxation or the enactment of legislation, rendering of a judicial decision, publication of an official statement by the Internal Revenue Service or the occurrence or existence of any other act, event or circumstance which prevents bond counsel from opining that interest on the FMB will, either currently or retroactively, be exempt from federal income taxation. Failure of a property owner to honor its regulatory covenants (see Regulatory Requirements below) could result in a Determination of Taxability.


     In the event of prepayment, whether optional or mandatory, and in the event of the tender of an FMB for purchase, the redemption price or purchase price, as the case may be, will be equal to the principal amount of the FMB to be redeemed or purchased, together with interest thereon (including Contingent Interest) to the date of redemption or tender, as the case may be. Where applicable, the calculation of Contingent Interest payable is expected to be performed substantially as follows. If the Underlying Property is sold, the Net Sale or Repayment Proceeds portion of the calculation is expected to be based upon the sales price obtained. If the Underlying Property is not sold at the time of the redemption or tender of an FMB, the Contingent Interest due is expected to be based on the Net Sale or Repayment Proceeds from the related Underlying Property as determined by independent appraisal. The Company and the Property Owner will each choose a qualified independent appraiser. In the event such appraisers are unable to agree as to an appraisal value for the Underlying Property, those appraisers shall in turn choose a third qualified independent appraiser. The third appraiser shall be required to choose the appraisal value prepared by one of the original two appraisers which it determines is closest to the true fair market value, and such shall be used in determining the Net Sale or Repayment Proceeds for purposes of calculating the Contingent Interest payable on the FMB. Such appraisal value shall be binding upon the Company and the Property Owner.


     Due on Sale. The FMBs and, therefore, the Mortgage Loans are expected to be, in the discretion of the holder of the FMB, subject to redemption or purchase on the sale or refinancing of an Underlying Property, except where such clauses are unenforceable under applicable state law.

     Security. Each FMB will be secured by a first mortgage on all real property, an assignment of rents and a security interest in personal property at the Underlying Property. The Manager intends that the Mortgage Loans securing the FMBs will be with recourse to the Property Owners during any construction period and without recourse to the Property Owners thereafter; however, no assurance can be given that the Manager will be able to arrange Mortgage Loans with recourse during the construction of any Underlying Property. Because the Mortgage Loans are expected to be nonrecourse obligations (other than possibly during the construction period, if any, or in the case of existing Underlying Properties for which operating deficit guarantees have been obtained, for the first 12-36 months of operation), the Company will be able to look solely to the Underlying Property in the event of a default by the Property Owner on the payment of a Mortgage Loan. However, the Manager will attempt to obtain operating deficit guarantees as additional security for the Mortgage Loans from the principals of the Property Owners. During any construction period, some or all of the following additional security may be provided: a letter of credit from a financial institution acceptable to the Manager in an amount expected to be 10% or more of the loan; a payment and performance bond or letter of credit from the general contractor or from the major subcontractors; and a guarantee of payment and completion of the construction of the Underlying Property by the Property Owners. See "Construction Period Guarantees," below.

     Other Indebtedness on the Properties. The Manager generally intends to preclude Property Owners from obtaining second mortgages or comparable indebtedness which is secured by a lien on Underlying Properties; however, if such indebtedness is allowed for a specific Underlying Property, the Manager will require that any such indebtedness shall be subordinate to the Mortgage Loan on the Underlying Property and to other loans made to the Property Owner by the Company which are secured by a lien on the Underlying Property.

     Where the Company, consistent with its objectives and policies, acquires an FMB which is in default, the principal amount of such FMB may be greater than the fair market value of the Underlying Property securing such FMB. In such event, in order to avoid adverse tax consequences to the Company and to facilitate reaching agreement with the Property Owner regarding the restructuring of such bond, it may be desirable to divide the FMB and the related Mortgage Loan into two portions. Thereupon, the Company would hold the senior portion of the FMB and a third party or an affiliate of the Manager would hold the junior portion of the FMB. The junior portion would be subordinate to the senior portion in all respects, including in right of payment of Base Interest and Contingent Interest. In addition, the junior portion of the bond would have no right to declare an event of default under the FMB or, in the event of default, to foreclose on the Underlying Property.

     Defaults. The following, among other events, will ordinarily constitute "events of default" under a Mortgage Loan:

     (a) failure of the Property Owner to make, or cause to be made, any payment under the Mortgage Loan on or before the date such payment is due thereunder;

     (b) failure of the Property Owner to perform or observe any non-monetary covenants or agreements contained in the Mortgage Loan documents, and such failure continues for the period and after notice, if any, specified in the relevant Mortgage Loan document;

     (c) failure of the guarantor to perform its obligations under its operating deficit guarantee, if any, and such failure continues after notice thereof; and

     (d) the Property Owner is notified that it has failed to comply with certain covenants in the Mortgage Loan documents which relate to the maintenance of the tax-exempt character of the interest on the FMBs and 60 days have passed since delivery of such notice, unless (i) bond counsel advises that such failure will not adversely affect the tax-exemption of such FMB or that such failure can be remedied with the effect of permitting the interest on the FMB to continue to be exempt from federal income taxation and (ii) such failure does not cause a violation of the state law that authorized the issuance of an FMB.

     Whenever any event of default under a Mortgage Loan shall have occurred and is continuing, the Company may (either directly or indirectly, through a bond trustee) (i) declare all payments under the Mortgage Loan to be immediately due and payable and pursue all remedies permitted under the Mortgage Loan documents, which remedies may include foreclosure of the mortgage on the Underlying Property or the appointment of a receiver; or (ii) enter into a work-out or forbearance agreement with the Property Owner pursuant to which the Manager may waive or forbear certain rights under the Mortgage Loan documents in return for certain concessions by the Property Owner.

     Amendments and Waivers. It is anticipated that the Mortgage Loan documents will provide that they may not be amended or supplemented or the terms or conditions set forth in them waived except by the express written consent of the Company (as bondholder) or the trustee or other fiduciary for the bondholder.

     Title Insurance. The Company expects that mortgagee title insurance will be obtained in connection with each FMB it acquires in substantially the outstanding principal amount of such bond (subject to certain exceptions, including pending disbursement provisions).

     Regulatory Requirements


     The Property Owners of Underlying Properties which are multi-family rental housing will be required under the Mortgage Loan documents, including the Regulatory Agreements in particular, to own, manage and operate such Underlying Properties continuously as "residential rental property" meeting the requirements of Section 142(d) of the Code (or, in the case of FMBs subject to the provisions of the Internal Revenue Code of 1954, as amended (the "1954 Code") Section 103(b)(4) of the 1954 Code). To that end, each such Owner has or will covenant substantially as follows:


     (a) that the Underlying Property has been or will be acquired and constructed for the purpose of providing multi-family rental housing, and the Property Owner shall own, manage and operate the Underlying Property as multi-family rental housing, all in accordance

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

with Code Section 142(d) (or Section 103(b)(4)(A) of the 1954 Code) and Treasury Regulations Section 1.103-8(a) and (b), as the same be amended from time to time;

     (b) for the longer of the "qualified project period" (as defined below) or the term of the FMBs, the Underlying Property will be operated as a rental property and the Property Owner will not convert the Underlying Property to condominium ownership or other use. The "qualified project period" for Underlying Properties subject to the 1954 Code will begin on the later of the date of issuance of the FMBs or the first day on which at least 10% of the units in the Underlying Property are occupied and will end on the later of (i) the date which is 10 years after the date on which 50% of the rental units in the Underlying Property are first occupied, (ii) the date which is a "qualified number of days" after the date of initial occupancy of the Underlying Property or (iii) the date on which any assistance is provided with respect to the Underlying Property under Section 8 of the United States Housing Act of 1937, as amended, terminates. The "qualified number of days" mean 50% of the total number of days comprising the term of the FMB with the longest maturity. For FMBs subject to the Code, the "qualified project period" begins on the date when at least 10% of the units are first occupied and ends on the latest of (i) 15 years after the date on which at least 50% of the units are first occupied; (ii) the date on which none of the bonds issued to finance the project are outstanding or
(iii) the date on which any assistance provided to the project under Section 8 of the United States Housing Act of 1937 terminates.


     (c) for Underlying Properties subject to the Code, (i) either 40% of the units must be occupied or reserved for individuals or families earning 60% or less of the median gross income or 20% of the units must be occupied or reserved for individuals or families earning 50% or less of the median gross income in the relevant locality during the "qualified project period," with adjustments for smaller and larger families; and (ii) for an Underlying Property subject to the 1954 Code, at least 20% of the completed rental units in the Underlying Property must be occupied or held available for occupancy on a continuous basis during the "qualified project period" by individuals or families whose incomes are 80% or less of the median gross income for the area ("low- or moderate-income tenants") generally without adjustments for smaller and larger families.


     For the purpose of complying with this requirement under the 1954 Code, a unit occupied by an individual or family who at the commencement of the occupancy qualifies as a low- or moderate-income tenant is treated as occupied by such an individual or family during their tenancy in such unit, even though they subsequently cease to be of low or moderate income. For projects which are subject to the Code if the income of existing tenants increases to 140% of the permitted amount, the existing tenants may remain as tenants, but no longer qualify as meeting the income requirement and the first vacant market-rate units of comparable or smaller size to those occupied by tenants whose income had increased must be rented to new low-income tenants; and

     (d) for Underlying Properties subject to the Code, that at least 95% of the net proceeds of FMBs (or 90% of net proceeds of FMBs respecting Underlying Properties subject to the 1954 Code) will be or will have been used to finance land and the capital costs of construction or acquisition of buildings and equipment that qualify as multi-family residential housing, or facilities functionally related and subordinate thereto;

     If the Property Owner defaults in the performance of its obligations under the Regulatory Agreement or breaches any covenant, agreement or warranty of the Property Owner set forth in the Regulatory Agreement, and if such default remains uncured for the period specified in the Regulatory Agreement (60 days in most instances) after notice thereof shall have been given to the Property Owner by the state or local government or agency or authority that made the Mortgage Loan (or any other party authorized under the Regulatory Agreement), then the FMBs may be declared in default and the issuer (and the trustee for such FMBs or the Company in many cases) may take such action at law or in equity or such other remedy as may be deemed most effective to enforce the obligations of the Property Owner under the Regulatory Agreement with respect to the Underlying Property. If certain defaults remain uncured, interest on the FMB may be declared taxable from the date of issuance, and a Determination of Taxability may occur.

     The Regulatory Agreement will also contain any additional restrictions and rental requirements which may be required by the issuers of the FMBs or bond counsel. It is not uncommon for issuers to insist on more restrictive and longer term low income set asides than those required by the Internal Revenue Code described above. Bond counsel may approve variations in the requirements of the Regulatory Agreement.

     Underlying Properties which are owned by charitable organizations described in Section 501(c)(3) of the Code will be subject to different regulatory requirements. FMBs issued for the benefit of such organizations pursuant to
Section 145 of the Code will have their interest excluded from gross income only for so long as the Underlying Property is owned by a charitable organization. In order to maintain its charitable status, a charitable organization must on a continuous basis fulfill its charitable purpose. Moreover, Section 145 of the Code requires that at least 95% of the proceeds of any FMB issued for a charity be used in furtherance of its charitable mission and that no more than 5% of the proceeds be used in an unrelated trade or business.

     Thus, if a charity's mission is to provide housing for low income persons, the charity must, during the entire term of an FMB used to finance such a project, fulfill that charitable mission. With respect to low income housing projects, the Internal Revenue Service has published a safe harbor which provides that if (i) at least 75% of a project's units are rented to persons or families whose median income does not exceed 80% of the area median income (adjusted for family size); (ii) at least 20% of the units are rented to persons or families whose income does not exceed 50% of the area median income or, alternatively, 40% of the units are rented out to persons or families whose income does not exceed 60% of the area median income (in each case adjusted for family size);
(iii) the project is actually occupied by poor and distressed residents; and
(iv) the rentals are affordable to such persons, then such project will be considered charitable.

     Charities which promote housing may be organized to fulfill other charitable purposes such as combatting urban blight or the promotion of racial integration. In such circumstances, the low income requirements set forth above may become less important in the determination of whether the charity is fulfilling its charitable purpose.

     In addition, the Company may purchase FMBs for charities which provide housing for the elderly and handicapped persons or which own and operate assisted living projects or other retirement projects for the elderly, or nursing homes. With respect to these projects, also, the income of the residents generally is less important in the determination of whether a charity is fulfilling its charitable purpose. However, other factors may need to be considered, such as whether the facility provides meals, social and other services to its residents and whether accommodations are made for persons who may be unable fully to pay the customary charges of the facility.

     Description of Certain FMBs and Affiliated Properties


     General. The FMBs are expected to be secured by Mortgage Loans on multi-family residential apartment projects assisted living, continuing care and retirement community projects. Multi-family residential apartment projects will be primarily garden apartment projects. Retirement communities are apartment projects designed and developed for elderly retired persons. Such communities will generally provide additional services to residents beyond those provided by conventional garden apartment projects, such as meals provided in community dining facilities, housekeeping services, laundry services, scheduled transportation, 24-hour security services and organized social and recreational activities. In addition, retirement communities may offer a variety of special services, facilities and activities for tenants. FMBs issued to finance nursing home facilities providing intensive nursing care may also be acquired. In certain circumstances, retirement community projects financed with FMBs may not constitute multi-family residential rental property. In such case, the interest on FMBs financing such projects will be excluded from gross income for purposes of federal income taxation under another provision of the 1954 Code or the Code, and will be subject to the regulatory requirements under Section 145 of the Code pertaining to projects owned by charities described above. In selected circumstances, and only in connection with the acquisition of tax-exempt FMBs, the Company may acquire a small amount of taxable bonds. Known as "Taxable Tails", the usual purpose of these bonds is to fund certain costs associated with the issuance of FMBs that, under current law, cannot be funded by FMBs.


     Properties Owned by Affiliates. Up to 15% of the Total Market Value of the Company may be invested in FMBs in which affiliates of the Manager have a controlling interest, equity interest or security interest, including a controlling interest, equity interest or security interest in the related Mortgage Loans or Underlying Properties. For purposes of the 15% limit, the term "affiliate" has the same meaning as in the Partnership Agreements. The 15% limit will not be applicable to properties to which the Manager or its affiliates have taken title for the benefit of the Company, and shall apply only to newly acquired FMBs which are not held in the Existing Portfolio.

     The terms and conditions of such FMBs will be reviewed by an independent adviser and will not be acquired unless the independent adviser issues a letter of opinion to the effect that the terms of the Mortgage Loan securing such proposed FMBs are fair and at least as favorable to the Company as a loan to an unaffiliated Property Owner in similar circumstances. In addition, the Manager will be required to obtain a letter of opinion from an independent adviser in connection with any disposition, renegotiation or other material subsequent transaction involving loans made to the Manager or its affiliates.

     The independent adviser must be a nationally recognized investment banking firm, accounting firm, mortgage banking firm, bank, real estate financial consulting firm or advisory firm which has a staff of real estate professionals and which is compensated by the Manager or its affiliates and not by the Company (which compensation must be predetermined). In addition, the independent adviser, directly or indirectly, must have no interest in, nor any material business or professional relationship with, the Company, the Manager, the Property Owner or any affiliates thereof. Independence will be considered to be impaired if, for example, during the period of the adviser's engagement, or at the time of expressing his opinion, he or his firm: (a) had, or was committed to acquire, any direct or indirect ownership interest in the Company, the Manager, the borrower, or affiliates thereof, (b) had any joint closely held business investment with the Company, the Manager, or any affiliates thereof, which was material in relation to the adviser's net worth, (c) had any loan to or from the Company, the Manager, the Property Owner or affiliates thereof or (d) had performed or had agreed to perform a real estate property appraisal with respect to the Underlying Property.

     Construction Period Guarantees

     With respect to those Underlying Properties, if any, which are to be built, during the construction period the following additional security may be obtained which will reduce some of the risk inherent in the construction period. See "RISK FACTORS--General Risks of Ownership of FMBs--Construction Completion."

     Construction Completion and Payment Guarantees. The guarantees of construction completion, if obtained, are expected to be separate undertakings by principals of the Property Owners to complete the construction of a Property according to the loan agreement and substantially in accordance with the approved plans and specifications. A letter of credit may be obtained from a financial institution

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acceptable to the Manager as partial security for any construction guarantee in an amount expected to be 10% or more of the amount of the Mortgage Loan. No assurance can be given that the Manager will be able to obtain such construction completion guarantees or, if obtained, that the guarantors will have sufficient funds to discharge their obligations under the guarantees. In some cases, such principals will also guarantee the payment to the Company of all interest required to be paid on the Mortgage Loan until completion of construction.

     The General Contractor. The general contractor or major sub-contractors of the Underlying Properties, if any, are expected to be either affiliates of a Property Owner or independent third-party contractors. The general contractor and/or the major subcontractors may be required to provide a payment and performance bond or letter of credit regarding construction of the Underlying Properties. In addition, with respect to each Underlying Property, the general contractor may be required to undertake to pay all construction cost overruns for the Underlying Property. No assurance can be given that the general contractor will provide such bonds or commit to such construction contracts.

     Operating Deficit Guarantees

     It is the intent of the Manager that principals of the Property Owners provide the Company (or the trustee for bondholders) with operating deficit guarantees as additional security for the FMBs. Such guarantees will cover operating deficits of the Underlying Properties for an agreed upon amount and period after acquisition of the FMB's with respect to an existing facility or the completion of construction (usually the earlier of three years after completion of construction or the date by which the Underlying Property has met certain collected rental income targets). Operating deficit guarantees are not typically required by entities which will compete with the Company in the origination of FMBs; therefore, no assurance can be given that the Manager will be able to obtain such operating deficit guarantees. Furthermore, no assurance can be given that the Property Owners will have sufficient funds to discharge their obligations under such guarantees.

Administration of Mortgage Loans

     The Mortgage Loans are expected to be serviced by the Manager or its affiliates; provided, however, that if required by the issuer of an FMB, the trustee for the bond holders will service the Mortgage Loans or may appoint a mortgage servicer in lieu of any other entity chosen by the Manager. The Manager or its affiliate has serviced and may continue to service mortgage loans for other affiliated entities.

Joint Ventures and Participations

     In those cases where a publicly-registered affiliate of the Manager is acting as a participant with the Company in the acquisition of an investment, the Trust Agreement provides that all of the following conditions must be met:
(i) both parties are organized with substantially identical investment objectives and policies; (ii) there must be no duplicative fees; (iii) the Company must have a right of first refusal to buy if such affiliate wishes to sell the investment in which they participate; (iv) the investment of the Company in the FMBs or tax-exempt securities to be acquired with an affiliate must be made on substantially the same or better terms and conditions as those received by the affiliate, although the amounts invested do not have to be comparable; and (v) the Company must not pay affiliates of the Manager greater compensation than it would have paid the Company if it had invested in the FMBs or tax-exempt securities individually and not jointly. In connection with such an investment, the Company would be required to approve any decisions concerning the FMBs or tax-exempt securities. The exercise of a right of first refusal would be subject to the Company's having the financial resources to effectuate such a purchase, and there can be no assurance that it would have such resources.

     The investment by the Company jointly with a publicly-registered affiliate or with an unaffiliated third party may, under certain circumstances, involve risks not otherwise present, including, for example, risks associated with the possibility that the participant may at some time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company. In addition, it is possible that the Company and such affiliate may reach an impasse in making decisions regarding the management or sale of the investment or that such affiliate might be in a position to take actions contrary to the instructions and interests of the Company.

Disposition of FMBs


     It is not the intention of the Company to sell any particular FMB upon consummation of the Consolidation. The Company anticipates holding its investments until maturity. However, the Company may consider selling one or more of the FMB's in the event circumstances should arise which would make such sale advisable.


Policies with Respect to Other Activities

     The Company has the authority to offer its Shares or other equity or debt securities in exchange for assets and to repurchase or otherwise reacquire Shares or any other securities and may engage in such activities in the future although it has no present intention to do so. The Company also may enter into joint ventures and make loans to such joint ventures in which it may participate in the future. The Company will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. In addition, the Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940.

Change in Policies

     The Company's Board of Trustees will determine its investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. The Board of Trustees of the Company will review the policies of the Company at least annually to determine that the policies being followed by the Company at any time are in the best interests of the Company's Shareholders. Although the Board of Trustees has no present intention to revise or amend these strategies and policies, the Board of Trustees may do so at any time without a vote of the Company's Shareholders (except with respect to (i) the debt limitation of 50% of Total Market Value), (ii) the Minority Position limitation of 15% of Total Market Value and (iii) the limitation of 15% of Total Market Value on investments secured by Underlying Properties owned by affiliates of the Manager). The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.


Employees

     The Company will not have any employees. The Company will retain the Manager to manage the Company's day-to-day affairs, oversee the acquisition or disposition of investments, and manage the assets of the Company. The Manager has a fiduciary duty to the Company. See "MANAGEMENT--The Manager."

                             OBJECTION PROCEDURES

Time of Objecting and Record Date


     BUC$holders holding Units as of the Record Date (i.e., December 24, 1996) have until the Objection Deadline (i.e., August 18, 1997) to object to the Consolidation.


     As of the Record Date, the following number of Units were held of record by the number of BUC$holders indicated below:


                                                     Number of
                                                  Objecting Units
                                                  Required for a
                                   Number of      Partnership Not
                   Number of       Units Held     to Participate in
Partnership        BUC$holders     of Record       Consolidation
--------------     -----------     ----------     -----------------
Tax Exempt I           6,444       7,906,234          2,635,411
Tax Exempt II         11,086       9,151,620          3,050,540
Tax Exempt III         3,571       3,081,625          1,027,208

     The number of Units entitled to object to the Consolidation is equivalent to the number of Units held of record at the Record Date. The Partnership Agreements give the BUC$holders in each Partnership the power, by a majority vote, to approve the Consolidation and/or replace a General Partner. However, as structured by Class Counsel and the Related General Partners, approval of the Consolidation is in the sole discretion of the Court. In this regard, the Court's Order preliminarily approving the Settlement Stipulation provides that unless the BUC$holders of a Partnership holding more than 33-1/3% of the Units object to the participation of such Partnership in the Consolidation, such Partnership will participate in the Consolidation if the Consolidation is approved by the Court. See "THE CONSOLIDATION AND RELATED TRANSACTIONS--The Consolidation--Objections Required to Prevent Consolidation."

     Equitable Class Members may not individually opt out of the Equitable Settlement or the Consolidation. If, however, either (a) BUC$holders holding 1/3 or more of the Units of a particular Partnership object to that Partnership participating in the Consolidation, or (b) the Court does not approve of any particular Partnership participating in the Consolidation, then that Partnership will not participate in the Consolidation.

Objection Notice

     BUC$holders that wish to object to the Consolidation should send the Objection Notice attached as Appendix D to Related at 625 Madison Avenue, New York, New York 10022 as soon as possible but in no event later than the expiration of the Objection Deadline. Such notice must contain the name and address of the BUC$holder, the Partnership in which such BUC$holder holds Units and the number of Units so held. A BUC$holder who objects to his Partnership's participation in the Consolidation must deliver notice of such objection to the Related General Partners on or prior to the Objection Deadline. The Court will consider any objection or comment of the BUC$holders in determining whether to approve the Related Settlement, provided that any such objection or comment is received on or before the Objection Deadline. BUC$holders also have the right to object at the Fairness Hearing. Whether or not they have submitted an Objection Notice in connection with this Solicitation Statement. See "FAIRNESS--Material Factors Underlying Belief as to Fairness-- Negotiation of Related Settlement; Court Approval."

     The Related General Partners and Class Counsel recommend that BUC$holders not object to the Consolidation. Pursuant to the P-B Purchase Agreement, the P-B General Partner has agreed that with respect to any Units held by it or its affiliates (less than 1% of the aggregate Units outstanding as of the date of this Solicitation Statement), it would not object to the Consolidation. Messrs. Fried and Boesky hold Units in certain of the Partnerships as detailed under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Management" and have advised that they will not object to the Consolidation. Such Units represent less than 1% of the aggregate Units of each such Partnership outstanding as of the date of this Solicitation Statement.

Revocability of Objection

     BUC$holders may revoke their objection at any time prior to the Objection Deadline by mailing a revocation of the Objection Notice to the address above (which revocation must be received by Related on or prior to the Objection Deadline) or by appearing, in person, at the Fairness Hearing and revoking such objection before the Court.

No Right of Appraisal

     BUC$holders of a Participating Partnership who object to the Consolidation will not be entitled to dissenters' or appraisal rights under the Partnership Agreements. Such rights, when they exist, give the holders of securities the right to surrender such securities for an appraised value in cash, if they oppose a merger or similar reorganization. No such rights will be provided by the Partnerships or the Company in connection with the Consolidation.

Information Services

     The Related General Partners and their officers, directors and employees may assist in providing information to BUC$holders in connection with any questions they may have with respect to this Solicitation Statement and the objection procedures. Such persons and entities will be reimbursed by the Partnerships for out of pocket expenses in connection with such services in accordance with the pro-cedures described under "THE CONSOLIDATION-- Consolidation Expenses." Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Units held of record by such persons, and the Partnership will reimburse such persons for their reasonable expenses incurred in that connection.


                             DESCRIPTION OF SHARES


General

     The Trust Agreement will authorize the issuance of up to 50,000,000 of beneficial interests. There are presently 1,000 Shares issued and outstanding, all of which are held by Related, which purchased the Shares at a price of $1.00 per Share when the Company was created. Upon the Effective Date, all such outstanding Shares held by Related will be repurchased by the Company at a price of $1.00 per share. The number of Shares to be issued in connection with the Consolidation depends upon the number of Partnerships that approve and participate in the Consolidation. Assuming 100% Participation in the Consolidation, 20,586,383 Shares will be issued and outstanding after the Consolidation. Under Delaware law, similar to shareholders of a corporation, beneficial owners of a trust (such as the Shareholders) generally are not liable for the Company's obligations solely as a result of their status as Shareholders.

     Shareholders are entitled to one vote per Share on all matters voted on by Shareholders and, except as provided in the Trust Agreement in respect of any other class or series of beneficial interests, the holders of such Shares exclusively possess all voting power. Subject to any preferential rights of any outstanding shares or series of shares, holders of Shares are entitled to receive distributions, when and as authorized by the Board of Trustees, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Shares are entitled to receive pro rata all assets of the Company available for distribution to its Shareholders after payment of, or adequate provisions for, all debts and liabilities of the Company. All Shares now outstanding are, and the Shares offered in the Consolidation will be when issued in accordance with the terms and conditions of the Consolidation, fully paid and nonassessable undivided beneficial interests in the assets of the Company. The holders thereof will not have preemptive rights to subscribe to additional securities issued by the Company at a subsequent date.

     The Trust Agreement authorizes the Board of Trustees to classify or reclassify any unissued Shares, to provide for the issuance of beneficial interests of the Company in other classes or series, including preferred beneficial interests in one or more series, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. The Company has no present intention to issue beneficial interests of any class or series other than the Shares.

Listing, Price and Trading

     There is currently no established trading market for the Shares, and prior to the Consolidation, the Shares will not be listed on any national securities exchange or included for quotation on the Nasdaq National Market. Therefore, no sale or bid price information is available with respect to the Shares. The Company will meet the round lot distribution and market value standards established by the American Stock Exchange (or other national exchange or market on which the Shares are listed). The Company will appoint a transfer agent and registrar of the Shares prior to the Effective Date.

     Shares received by Participating BUC$holders in the Consolidation will be freely transferable, except for Shares received by Persons who may be deemed to be affiliates of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Consolidation generally include individuals or entities that control, are controlled by, or are under common control with the Company, and may include certain principal Shareholders of the Company. Persons who are affiliates will be permitted to sell their Shares only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Assuming 100% Participation upon the completion of the Consolidation, the Company will have outstanding 20,586,383 Shares. As part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be proposed to be 25% of the increase, if any, as of the Anniversary Date in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date. One-half of such fees, if any, will be paid in the form of Restricted Securities (restricted only with respect to sale, assignment, pledge or other transfer of such securities) and the remaining one-half of such fees will be paid in the form of Unrestricted Securities. The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of outstanding Shares of the Company on the Anniversary Date. The Counsel's Fee Shares will be distributed to Class Counsel quarterly in eight equal distributions commencing thirty days after the Anniversary Date. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Certain Beneficial Owners," "RISK FACTORS AND OTHER ADVERSE FACTORS--Risk and Other Adverse Factors Relating to the Consolidation--Possible Dilutive Effect Arising from Shares Available for Future Sale."

     In addition, pursuant to the Incentive Share Option Plan, in any calendar year the Compensation Committee will have the authority (subject to the Company meeting certain performance standards) to issue options to purchase, in the aggregate, that number of Shares which is equal to 3% of the Shares outstanding as of December 31 of the immediately preceding calendar year (or, in the initial year, as of the Effective Date), provided, that the Compensation Committee may only issue, in the aggregate, options to purchase a maximum number of Shares over the life of the Incentive Share Option Plan equal to 10% of the Shares outstanding on the Effective Date. See "MANAGEMENT--Description of Incentive Share Option Plan."


     The Related General Partners received a letter from the Commission in which it took a "no-action" position to the effect that the public resale of Shares by persons: (i) who are not deemed to be affiliates of the Partnerships prior to the consummation of the Consolidation or the Company after the consummation of the Consolidation without registration under the Securities Act and compliance with Rules 144 or 145(c) and (d) under the Securities Act; (ii) who are affiliates of the Partnership(s) prior to the consummation of the Consolidation but who are not affiliates of the Company following the consummation of the Consolidation in compliance with Rule 145(d)(1) (without regard to the holding period required by Rule 144(d) under the Securities Act); and (iii) who are affiliates of the Partnership(s) prior to the consummation of the Consolidation or affiliates of the Company following the consummation of the Consolidation in compliance with Rule 145(d)(1) but without regard to the holding period requirement of Rule 144(d). Therefore, all of the Shares, other than any Shares received by affiliates ("Restricted Shares"), will be tradable without restriction under the Securities Act, and affiliates of the Company may sell Restricted Shares without registration in accordance with the exceptions provided by Rule 144(d) or Rule 145(d)(1) under the Securities Act.


     Prior to the date of this Solicitation Statement, there has been no public market for the Shares. The Shares will be approved for listing on the American Stock Exchange (or other national exchange or market) upon official notice of issuance prior to consummation of the Consolidation. No prediction can be made as to the effect, if any, that future issuances of Shares, or the availability of Shares for the future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Shares (including Shares issued upon the exercise of options), or the perception that such sales may occur, could adversely affect prevailing market prices of the Shares. See "RISK FACTORS AND OTHER ADVERSE FACTORS--Risks and Other Adverse Factors Relating to the Consolidation--No Prior Market for Shares; Market Price May Decrease After Consolidation."

          CERTAIN PROVISIONS OF DELAWARE LAW AND THE TRUST AGREEMENT

General

     The following summary of certain provisions of Delaware law and the Trust Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and the Trust Agreement for its entire terms.

     Certain provisions of the Trust Agreement described in this section could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise be in their best interests.

Nature of the Company

     The Company is a business trust created under the Delaware Act. The Trust Agreement authorizes the issuance and sale of 50,000,000 Shares. The Company will issue an aggregate of 20,586,383 Shares in the Consolidation.

Additional Classes and Series of Shares

     The Trust Agreement authorizes the Board of Trustees to classify or reclassify any unissued beneficial interests to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. The Company believes that the ability of the Board of Trustees to issue one or more classes or series of beneficial interests will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. The additional classes or series, as well as the Shares, will be available for issuance without further action by the Company's Shareholders, unless such action is required by applicable law or the rules of the American Stock Exchange (or other national exchange or market). Although the Board of Trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise be in their best interest.

The Responsibilities of the Registered Trustee

     The Registered Trustee's duties and responsibilities are limited to (i) the execution, delivery and filing of any certificates of trust and amendments thereto required to be filed pursuant to applicable law, (ii) the execution of Company Certificates if reasonably requested by the Manager, (iii) the execution of any duly adopted amendments to the Trust Agreement and (iv) the execution, delivery and filing of any certificate of cancellation required to be filed pursuant to applicable law. The Registered Trustee has no responsibility for monitoring the conduct of the Board of Trustees or the Manager or causing the Board of Trustees or the Manager to discharge their respective duties under the Trust Agreement and the Management Agreement, and the Trust Agreement provides that the Registered Trustee shall have no liability for the acts and omissions of the Company, the Board of Trustees or the Manager.

Advance Notice of Managing Trustee Nominations and New Business

     The Trust Agreement provides that (i) with respect to an annual meeting of Shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by Shareholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Trustees, or (c) by a Shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Trust Agreement, and (ii) with respect to special meetings of Shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of Shareholders, and nominations of persons for election to the Board of Trustees may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Trustees, or (c) provided that the Board of Trustees has determined that Managing Trustees shall be elected at such meeting, by a Shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Trust Agreement.

     The advance notice provisions of the Trust Agreement could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise.

Number of Managing Trustees; Removal; Filling Vacancies


     The Trust Agreement will provide for not less than three nor more than nine Managing Trustees, one-third of whom must be independent Trustees (each, an "Independent Trustee" and, collectively, "Independent Trustees").


     Initially, the Company will have five Managing Trustees, two of whom will be Independent Trustees whose appointment was approved by Class Counsel. The Board of Trustees will establish written policies on investments and borrowings and will monitor the administrative procedures, investment operations and performance of the Company and the Manager to assure that such policies are carried out. Until modified by the Managing Trustees, the Company will follow the policies on investments and borrowings set forth in this Solicitation Statement. See "THE COMPANY--Investment Policies and Business Plan." The Independent Trustees will be responsible for reviewing the investment policies of the Company not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of the Shareholders.

     A vacancy in the Board of Trustees created by the death, resignation, or incapacity of a Managing Trustee or by an increase in the number of Managing Trustees (within the limits referred to above) may be filled by the vote of a majority of the remaining Managing Trustees (with respect to a vacancy created by the death, resignation, or incapacity of an Independent Trustee, the remaining Independent Trustees shall nominate a replacement). Any Managing Trustee may resign at any time and may be removed by the Majority Vote of Shareholders only for Cause prior to the fourth anniversary of the Effective Date, and with or without Cause after such anniversary. The Company will have annual Shareholder meetings to reelect the Board of Trustees, who will generally serve staggered three-year terms.

     Independent Trustees will be entitled to receive compensation for serving as Managing Trustees at the rate of $5,000 per year in cash and Shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to the expense reimbursement for attending meetings. At the discretion of the Board of Trustees, Independent Trustees may be granted additional cash compensation for serving on a committee of the Board of Trustees.

     Pursuant to the terms of the Incentive Share Option Plan, the Compensation Committee may, subject to certain restrictions, grant options to members of the Board of Trustees to purchase Shares of the Company. See "MANAGEMENT--Description of Incentive Share Option Plan." To date, no member of the Board of Trustees has received any options pursuant to the Incentive Share Option Plan.

     Pursuant to the Trust Agreement, the Board of Trustees will be divided into three classes. All five members of the Board of Trustees will initially be designated by the Related General Partners (Class Counsel has approved the two initial Independent Trustees chosen by the Related General Partners). After consummation of the Consolidation, the Board of Trustees will be elected by the Shareholders of the Company. The Class I and Class II Managing Trustees will each consist of two Managing Trustees, one of whom in each class will be an Independent Managing Trustee. The Class III Trustees will consist of one Managing Trustee.

     The term of the initial Class I Managing Trustees will terminate on the date of the 1998 annual meeting of Shareholders; the term of the initial Class II Managing Trustees will terminate on the date of the 1999 annual meeting of Shareholders and the term of the initial Class III Managing Trustees will terminate on the date of the 2000 annual meeting of Shareholders. At each annual meeting of Shareholders, Managing Trustees of the class to be elected shall be elected for a three-year term. Managing Trustees will hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The terms of the initial Managing Trustees will commence on the Effective Date.

     The Trust Agreement provides that, subject to the right of the holders of any class of stock to elect additional Managing Trustees under specified circumstances, Managing Trustees may be removed by the Majority Vote of Shareholders only for Cause prior to the fourth anniversary of the Effective Date, and with or without Cause after such anniversary.

Term and Dissolution

     The Company will have perpetual existence, but may be dissolved at an earlier date if certain contingencies occur. The contingencies whereby the Company may be dissolved are as follows:

     (a) a Majority Vote of Shareholders (two-thirds, if not recommended by the Manager) in favor of dissolution and termination of the Company provided that such a vote or a dissolution and termination of the Company cannot occur prior to the fourth anniversary of the Expiration Date; or

     (b) the disposition of all assets held by the Company and the receipt of final payment with respect to all investments.

     Upon dissolution of the Company, the Company's assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of the Company to third parties and second to the Manager or its affiliates who are creditors of the Company. Any remaining proceeds will then be distributed to the Shareholders.

Change of Control; Anti-Takeover Provisions

     The Trust Agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for the Shares or otherwise be in the best interest of the Shareholders. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS--Anti-Takeover
Provisions."


     In addition, the Management Agreement cannot be terminated by the Company prior to the fourth anniversary of the Effective Date, other than for Cause, and the Company cannot liquidate prior to such anniversary date except upon a recommendation of the Manager and the Majority Vote of Shareholders. After the fourth anniversary of the Effective Date, the vote of the holders of 662/3% of the Company's then outstanding Shares is required to approve a dissolution and liquidation of the Company that is not recommended by the Manager and a Majority Vote of Shareholders is required to approve a dissolution and liquidation of the Company recommended by the Manager.

Voting Rights of Shareholders

     Shareholders have no right to participate in the control of the Company's business. However, Shareholders have been granted certain voting rights which are set forth in the Trust Agreement. The Shareholders, as a class, have the right to vote upon:

     a. the election of the Board of Trustees;


     b. merger, consolidation or termination and dissolution of the Company;

     c. sale of all or substantially all of the Trust's assets; and

     d. amendment of the Trust Agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively. See "RESPONSIBILITY OF OFFICERS AND TRUSTEES."


Meetings

     The Company will hold annual meetings to elect Managing Trustees whose terms have expired. The Board of Trustees may at any time call a meeting of Shareholders or call for a vote, without a meeting, of the Shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of Shareholders holding 10% or more of the outstanding Shares.

Indemnification and Limitation of Liability

     Trustees. The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the business trust or a beneficial owner for any act, omission or obligation of the business trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, an officer, employee, manager or other person acting on behalf of the business trust, when acting in such capacity, shall not be personally liable to any person other than the business trust or the beneficial owner for any act, omission or obligation of the business or any trustee thereof.

     The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a business trust, a business trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

     The Trust Agreement requires the Company to indemnify its present and former trustees, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful. In addition, the Trust Agreement requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the trustee of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by the Company as authorized by the Trust Agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Trust Agreement also requires the Company to provide indemnification and advance of expenses to a present or former trustee who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

     By comparison, the Partnership Agreements generally provide for indemnification of the Related General Partners for losses arising out of any act or omission, provided that it was determined in good faith that such conduct was in the best interest of the Partnership and that such conduct did not constitute negligence or misconduct.

     The rights of Shareholders against management of the Company in certain circumstances are more limited than the rights of BUC$holders against the Related General Partners.

     The Company will obtain a liability insurance policy for trustees of the Company (as well as the Manager). In particular, the Company will assume all indemnification obligations of the Participating Partnerships under the respective Partnership Agreements with respect to the General Partners and their affiliates.

     The Registered Trustee. The Trust Agreement provides that the Company shall indemnify and hold harmless the Registered Trustee and its affiliates, and their respective officers, directors, employees, agents and representatives, from and against any and all claims or liabilities (including any environmental liabilities) for which any such person may become liable by reason of the Registered Trustee's acting as trustee under the Trust Agreement or arising out of (i) the Trust Agreement, (ii) any breach of duty owed to the Company or the Shareholders by a third party or (iii) any violation or alleged violation of federal or state securities laws. However, the Company is not liable to indemnify such persons for liabilities resulting from such persons' own fraud, gross negligence or willful misconduct.


     The Withdrawing/Terminated General Partners. Pursuant to the P-B Purchase Agreement and as a condition to its withdrawal as a general partner of the Partnerships, the Company is required to assume the indemnification obligations of the Partnerships to the P-B General Partner. In this regard, the Company will enter into an indemnification agreement on the Effective Date to provide the P-B General Partner with the same indemnity as that provided by the Partnerships with respect to claims against the P-B General Partner during the period in which it acted as a general partner (the "Tail Indemnity"). If the Consolidation is not consummated (or there is less than 100% Participation) and the P-B General Partner withdraws as a general partner of a Participating Partnership, the Partnership Agreement of such Partnership will be amended to confirm that the P-B General Partner is entitled to the Tail Indemnity.


     The Tail Indemnity does not permit the P-B General Partner to seek indemnification from the Company or the Partnerships for any liability, loss or damage incurred by the P-B General Partner arising out of, based upon, or otherwise related to the Litigation.

     The Company will also enter into agreements with the Related General Partners to provide the Related General Partners with similar tail indemnities.

Borrowing Policies

     The Trust Agreement provides that the Company will be allowed to incur debt or other financing of up to 50% of its Total Market Value (measured as of the date such leverage is incurred).

Liability of Shareholders

     The Company is governed by the laws of the State of Delaware. The Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

     In general, stockholders of a Delaware corporation are not personally liable for the payment of the corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in the Trust Agreement that may be exercised by the Shareholders nor the exercise of such powers will cause such Shareholders to be deemed to be a trustee of the Company or to be held personally liable for the acts, omissions and obligations of the Company.

     The principles of law governing the limitation of liability of beneficial owners of a business trust have not been authoritatively established as to business trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of Shareholders to the Company provided by the Act should be respected.


     In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the Shareholders are not entitled to the limitation of liability set forth in the Trust Agreement and, as a result, are personally liable for the debts and obligations of the Company.

                             CONFLICTS OF INTEREST



General

     Related Tax Exempt Bond Associates I, Inc., Related Tax Exempt Associates II, Inc. and Related Tax Exempt Associates III, Inc. are the co-general partners of Tax Exempt I, Tax Exempt II and Tax Exempt III, respectively. Each of the Related General Partners is an affiliate of Related. The Related General Partners are subject to various conflicts of interest arising out of their relationship with the Company. The Related General Partners are subject to a conflict of interest in recommending to the BUC$holders that they not object to the Consolidation. The Related General Partners have interests and affiliations different from those of BUC$holders.

     The Related General Partners of each of the Partnerships have fiduciary duties to the Partnerships, in addition to the specific duties and obligations imposed upon them under the Partnership Agreements. Subject to the terms of the Partnership Agreements, the Related General Partners, in managing the affairs of the Partnership, are expected to exercise good faith, to use care and prudence and to act with an undivided duty of loyalty to the BUC$holders. Under these fiduciary duties, the Related General Partners are obligated to ensure that each Partnership is treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in the interests of the Related General Partners being opposed to, or not aligned with, the interests of the BUC$holders. Accordingly, the Related General Partners are required to assess whether the Consolidation is fair and equitable, taking into account the unique characteristics of each Partnership (such as the Partnership's revenues and expenses and the prospects for increases or decreases in future cash flow) affecting the value of its assets, and comparing these factors against similar factors affecting the value of the assets held by the other Partnerships and the Related General Partners. As discussed in "BACKGROUND, BENEFITS OF, AND REASONS FOR, THE CONSOLIDATION and FAIRNESS," after consideration of the terms and conditions of the Consolidation, the Related General Partners recommend that BUC$holders not object to their Partnership's participation in the Consolidation.

Conflicts of Interest of the Related General Partners

     Substantial Benefits to Related General Partners. The Related General Partners initiated and participated in the structuring of the Consolidation and have conflicts of interest with respect to its completion, including the following: (i) the Related General Partners, each of which is an affiliate of Related, serve as general partners of each Partnership, which creates an inherent conflict of interest when they serve in such capacity for Participating Partnerships that have different interests; and (ii) the Consolidation affords a number of benefits to the Related General Partners, including the following: (a) if the Consolidation is consummated, the Related General Partners and Class Counsel would effect a settlement in connection with the Litigation, therefore, the Related General Partners are subject to a conflict of interest in recommending to the BUC$holders that they not object to the Consolidation; and
(b) the Management Agreement cannot be terminated by the Company, except for Cause, until the fourth anniversary of the Effective Date. Pursuant to the Management Agreement (and as a result of the Manager's purchase of the P-B Interests), the Manager will be entitled to receive from the Company approximately 75% of the sum of the aggregate annual fees currently paid by the Partnerships to both the Related General Partners and the P-B General Partner. Therefore, although such aggregate annual fees payable by the Company (as compared to the Partnerships) will be reduced by approximately 25%, the Manager's share of such fees will increase by approximately $436,000 per year.

     The Manager will also have the ability, subject to the terms and conditions of the Management Agreement, to grow the Company's assets and thereby increase the amount of fees it can earn, including Bond Selection Fees, Bond Placement Fees, Loan Servicing Fees and Special Distributions. If the Company were to utilize the maximum leverage permitted, the Manager would be entitled to Bond Selection Fees and Bond Placement Fees aggregating up to approximately $14,231,000 and increased annual Special Distributions and Loan Servicing Fees of approximately $1,321,000 and $880,000, respectively. Such additional fees will only be payable to the Manager if and when the Company is able to acquire additional assets.

     Finally, pursuant to the Incentive Share Option Plan, the Manager may receive additional Shares if the Company's distributions in any year exceed the pro forma distributions set forth in this Solicitation Statement. Similar to the BUC$holders, the Related General Partners and the Manager will receive Shares and, therefore, will have enhanced their liquidity.

Conflicts of Interest of the Company

     Future Dealings With Related General Partners and Affiliates. The Related General Partners have a financial interest in the consummation of the Consolidation, which creates an inherent conflict of interest in their recommending that BUC$holders not object to the Consolidation. The Related General Partners and their affiliates will realize certain economic benefits if the Consolidation is consummated, including that pursuant to the Management Agreement the Manager may not be removed for four years, other than for Cause. As is currently the case with the Partnership, the Company will experience a conflict of interest if it makes loans to affiliates of Related. Any such investments will only be made after receipt of a fairness opinion from an independent advisor.

     Initial Company Trustees and Officers. The Company's initial Board of Trustees following the Consolidation will be comprised principally of persons associated with Related and officers of the Company are presently directors and officers of the Related General Partners. Owing to these relationships, such persons may not exercise the same degree of independence in conducting the Company's business with respect to the NonParticipating Partnerships as might be expected of persons having no prior business, professional or personal dealings with any of the Related General Partners or Related. These persons have, however, no agreement or understanding, written or oral, with any of the Related General Partners or their affiliates as to the manner in which they would exercise their duties and responsibilities as directors or officers of the Company and are expected to discharge such duties in the manner required by the Delaware Act and without regard to whether Related General Partners or their affiliates have an interest in a proposed transaction with the Company. In addition, it is anticipated that the Manager will retain affiliates of Related to provide the services which it is required to provide to the Company under the Management Agreement. See "MANAGEMENT."

Competition with Affiliates of the Company

     The Manager and its affiliates (including officers, directors and/or partners for their own account or that of others) have formed and may in the future form other entities, some of which may have the same or similar investment objectives as the Company. Further, officers, directors, employees and affiliates of the Manager may for their own account acquire properties and other tax-exempt debt instruments secured by Underlying Properties similar to those acquired by the Company, provided, however, that the Manager shall be obligated to present to the Company any suitable investment opportunity before acquiring it for its own account.

     Various other entities may in the future be formed by the Related General Partner or its affiliates to engage in business which may be competitive with the Company and which may have the same management as the Company. To the extent that other publicly-offered programs with similar investment objectives have funds available for investment at the same time as the Company, and/or an investment is potentially suitable for more than one such entity, conflicts of interest will arise as to which entity should acquire the investment. In such situations the Manager and its affiliates will review the investment portfolio of each such entity and will make the decision as to which such entity will acquire the investment on the basis of such factors as the effect of the acquisition on each such entity's portfolio and objectives, the amount of funds available and the then length of time such funds have been available for investment, and the cash requirements of each such entity. If funds should be available to two or more publicly-offered programs to purchase a given investment and the other factors enumerated above have been evaluated and deemed equally applicable to each entity, then the affiliates will acquire such investment for the publicly-offered programs on a basis of rotation with the initial order of priority determined by the dates of formation of the entities.


     As of the date hereof, an affiliate of Related acts as the manager to American Tax Exempt Bond Trust ("ATEBT"), which was formed to invest in FMBs and has substantially the same investment objectives and policies as the Company, has fully committed the proceeds raised in its public offering which terminated in November 1996, although such commitments have not yet closed.


     In addition, The Related Companies, L.P., which is affiliated with Related, each of the Related General Partners and the Manager, controls 50% of CMC which shares office space with Related. The remaining 50% of CMC is controlled by Centre Trading Holdings Limited, an affiliate of the Zurich Insurance Group which is not affiliated with Related. One of the CMC's lines of business is the arrangement of credit enhancement for FMBs of the type that the Company might want to acquire without the benefit of credit enhancement. Thus, it is possible that the Company and CMC could each be engaged in discussions with a developer of an Underlying Property respecting the provision of financing or acquisition for such Underlying Property. The Company intends to pursue its investment objectives vigorously. There can be no assurance, however, that The Related Companies, L.P. will not determine that the Company forego an investment opportunity, if it is viewed as a more appropriate or profitable opportunity for CMC.

Conflicts of Interest of Class Counsel

     As part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will be based upon 25% of the increase in value of the Company, if any, as of the Anniversary Date in the capitalization of the Company, based upon the difference between (i) the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and the asset values of the Partnerships prior to the Effective Date. One-half of such fees, if any, will be paid in the form of Restricted Securities (restricted only with respect to the sale, assignment, pledge or other transfer of such securities) and the remaining one-half of such fees will be paid in the form of Unrestricted Securities. The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of outstanding Shares of the Company on the Anniversary Date. The Counsel's Fee Shares will be distributed to Class Counsel quarterly in eight equal distributions commencing thirty days after the Anniversary Date and restrictions on the Restricted Securities expire one year from the date of issuance. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Certain Beneficial Owners."


                          RESPONSIBILITY OF TRUSTEES


     As general partners of a limited partnership, the General Partners owe the BUC$holders, under Delaware law and subject to the terms of the Partnership Agreements, the fiduciary duty of utmost good faith, fairness and loyalty in handling the affairs of the Partnerships. This fiduciary duty, to the extent not modified by the Partnership Agreements, may include a duty to refrain from self-dealing to the advantage of the General Partners at the expense of the Partnerships.

     Under the Delaware Act, subject to the terms of the Trust Agreement, the Managing Trustees of the Company owe fiduciary duties to the Company and the Shareholders. As a general matter (and except as modified by agreement), under Delaware law, a trustee's fiduciary duties to beneficial owners of a business trust are substantially similar to the fiduciary duties of a general partner of a Delaware limited partnership to its limited partners. Delaware law applicable to both limited partnerships and business trusts provides that the duties (including fiduciary duties) and liabilities relating thereto of a general partner to a limited partnership or its partners or of a trustee to a business trust or its beneficial owners may be expanded or restricted by provisions in the applicable partnership agreement or trust agreement. Further, the Partnership Agreements provide broad indemnification rights in favor of the General Partners so long as their conduct was in good faith, in the best interests of the Partnerships and did not constitute negligence or misconduct by the General Partners. With respect to the Company, the Trustees are broadly indemnified and held harmless so long as the liability otherwise to be indemnified for does not result from any act or omission as described under the heading "CERTAIN PROVISIONS OF DELAWARE LAW AND THE TRUST AGREEMENT, Indemnification and Limitation of Liability."


     The nature of fiduciary duties is an evolving area of the law and it is unclear whether or to what extent there are differences in such fiduciary duties. It is, however, possible that the fiduciary duties of the Managing Trustees to the Shareholders could be less than those of the General Partners to the BUC$holders. Shareholders who have questions concerning the duties of the Managing Trustees with respect to the Company or the duties of the General Partners with respect to the Partnerships should consult their counsel.

                              FINANCIAL INFORMATION

                         INDEX TO FINANCIAL INFORMATION



                                                                                           Page
                                                                                           -----
Selected Financial Data...................................................................   115

Management's Discussion and Analysis of Historical Combined                     See Tax Exempt I
Results of Operations and Liquidity and Capital Resources................... and Tax Exempt II below

Pro Forma Financial Information

Introduction to Pro Forma Consolidated Financial Statements for the Three Months Ended
March 31, 1997 and the
Year Ended December 31, 1996..............................................................   119

100% Participation

  Pro Forma Consolidated Balance Sheet as of March 31, 1997 (100% Participation)..........   120

  Pro Forma Consolidated Income Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (100% Participation)...................................   121

  Pro Forma Statements of Cash Flows for the Three Months Ended March 31, 1997 and the
  Year Ended December 31, 1996 (100% Participation).......................................   123

  Supplemental Pro Forma Per Share/Unit Data for the Three Months Ended March 31, 1997
  and the Year Ended December 31, 1996 (100% Participation)...............................   127

  Notes to Pro Forma Financial Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (100% Participation)...................................   128

Minimum Participation (including Tax Exempt II and Tax Exempt I)

  Pro Forma Consolidated Balance Sheet as of March 31, 1997 (Minimum Participation
  including Tax Exempt II/I)..............................................................   130

  Pro Forma Consolidated Income Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including
  Tax Exempt II/I)........................................................................   131

  Pro Forma Statements of Cash Flows for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including Tax Exempt II/I)......   133

  Supplemental Pro Forma Per Share/Unit Data for the Three Months Ended March 31, 1997
  and the Year Ended December 31, 1996 (Minimum Participation including Tax II/I).........   137

  Notes to Pro Forma Financial Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including Tax Exempt II/I).......  138

Minimum Participation (including Tax Exempt II and Tax Exempt III)

  Pro Forma Consolidated Balance Sheet as of March 31, 1997 (Minimum Participation
  including Tax Exempt II/III)............................................................   140

  Pro Forma Consolidated Income Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including Tax Exempt II/III)....   141

  Pro Forma Statements of Cash Flows for the Three Months Ended March 31, 1997 and the
  Year Ended December 31, 1996 (Minimum Participation including Tax Exempt II/III)........   143

  Supplemental Pro Forma Per Share/Unit Data for the Three Months Ended March 31, 1997
  and the Year Ended December 31, 1996 (Minimum Participation including Tax II/III).......   147

  Notes to Pro Forma Financial Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including Tax Exempt II/III)....   148

Minimum Participation (including Tax Exempt I and Tax Exempt III)
  Pro Forma Consolidated Balance Sheet as of March 31, 1997 (Minimum Participation
  including Tax Exempt I/III).............................................................   150

  Pro Forma Consolidated Income Statements for the Three Months Ended March 31, 1997 and
  the Year Ended December 31, 1996 (Minimum Participation including Tax Exempt I/III).....   151

  Pro Forma Statements of Cash Flows for the Three Months Ended March 31, 1997 and the
  Year Ended December 31, 1996 (Minimum Participation including Tax Exempt I/III).........   153

                                                                                           Page
                                                                                           -----
  Supplemental Pro Forma Per Share/Unit Data for the Three Months Ended March 31, 1997
  and the Year Ended December 31, 1996 (Minimum Participation including Tax I/III)........ 157

  Notes to Pro Forma Financial Statements for the Three Months Ended March 31, 1997
  and the Year Ended December 31, 1996 (Minimum Participation including Tax
  Exempt I/III............................................................................ 158

The Company

  Independent Auditors' Report............................................................ 160

  Balance Sheet of the Company as of May 29, 1997......................................... 161

  Notes to Balance Sheet.................................................................. 162

The Manager

  Independent Auditors' Report............................................................ 163

  Balance Sheet of the Manager (a limited partnership) as of May 29, 1997................. 164

  Notes to Balance Sheet.................................................................. 165

The General Partner of the Manager

  Independent Auditors' Report............................................................ 166

  Balance Sheet of the general partner (a limited liability company) of the Manager as of  167
  May 29, 1997
  Notes to Balance Sheet.................................................................. 168

Tax Exempt I

December 31, 1996

  Independent Auditors' Report............................................................ 169

  Statements of Financial Condition as of December 31, 1996 and 1995...................... 170

  Statements of Income--Years ended December 31, 1996, 1995 and 1994...................... 171

  Statements of Changes in Partners' Capital (Deficit)--Years ended December 31, 1996,     172

  1995 and 1994 Statements of Cash Flows--Years ended December 31, 1996, 1995 and 1994.... 173

  Notes to Financial Statements........................................................... 174
  Management's Discussion and Analysis of Operations and Liquidity and Capital Resources.. 184

March 31, 1997

  Statements of Financial Condition (Unaudited) as of March 31, 1997 and
  December 31, 1996....................................................................... 187

  Statements of Income (Unaudited)--Three months ended March 31, 1997 and 1996............ 188

  Statements of Changes in Partners' Capital (Deficit) (Unaudited)--Three months ended
  March 31, 1997.......................................................................... 189

  Statements of Cash Flows (Unaudited)--Three months ended March 31, 1997 and 1996........ 190

  Notes to Financial Statements........................................................... 191

  Management's Discussion and Analysis of Operations and Liquidity and Capital Resources.. 195

Tax Exempt II

December 31, 1996

  Independent Auditors' Report............................................................ 197

  Statements of Financial Condition as of December 31, 1996 and 1995...................... 198

  Statements of Income--Years ended December 31, 1996, 1995 and 1994...................... 199

  Statements of Changes in Partners' Capital (Deficit)--Years ended
  December 31, 1996, 1995 and 1994........................................................ 200

  Statements of Cash Flows--Years ended December 31, 1996, 1995 and 1994.................. 201

  Notes to Financial Statements........................................................... 202

  Management's Discussion and Analysis of Operations and Liquidity and Capital Resources.. 210

                                                                                           Page
                                                                                           -----
March 31, 1997

  Statements of Financial Condition (Unaudited) as of March 31, 1997
  and December 31, 1996................................................................... 214

  Statements of Income (Unaudited)--Three months ended March 31, 1997 and 1996............ 215

  Statements of Changes in Partners' Capital (Deficit) (Unaudited)--Three months ended
  March 31, 1997.......................................................................... 216

  Statements of Cash Flows (Unaudited)--Three months ended March 31, 1997 and 1996........ 217

  Notes to Financial Statements........................................................... 218

  Management's Discussion and Analysis of Operations and Liquidity and Capital Resources   222

Tax Exempt III

December 31, 1996

  Independent Auditors' Report............................................................ 224

  Statements of Financial Condition as of December 31, 1996 and 1995...................... 225

  Statements of Income--Years ended December 31, 1996, 1995 and 1994...................... 226

  Statements of Changes in Partners' Capital (Deficit)--Years ended December 31, 1996,
  1995 and 1994........................................................................... 227

  Statements of Cash Flows--Years ended December 31, 1996, 1995 and 1994.................. 228

  Notes to Financial Statements........................................................... 229

  Management's Discussion and Analysis of Operations and Liquidity and Capital Resources   235

March 31, 1997

  Statements of Financial Condition (Unaudited as of March 31, 1997 and December 31, 1996  238

  Statements of Income (Unaudited)--Three months ended March 31, 1997 and 1996............ 239

  Statements of Changes in Partners' Capital (Deficit) (Unaudited)--Three months ended
  March 31, 1997.......................................................................... 240

  Statements of Cash Flows (Unaudited)--Three months ended March 31, 1997 and 1996........ 241

  Notes to Financial Statements........................................................... 242

  Managements Discussion and Analysis of Operations and Liquidity and Capital Resources    246

Selected Financial Data

     The following table sets forth selected financial data on a pro forma basis for the Company (assuming 100% Participation, and the following Minimum Participation scenarios: (i) Tax Exempt II and I; Tax Exempt II and III; and Tax Exempt I and III), and on a historical basis for Tax Exempt II and Tax Exempt I. The table should be read in conjunction with the unaudited pro forma financial information, and with the financial statements and notes thereto of the Partnerships included in this section of the Solicitation Statement.

     The following unaudited pro forma operating and other data have been prepared to reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1996. The unaudited pro forma balance sheet data has been prepared assuming that the Consolidation and related transactions had occurred on March 31, 1997. The Consolidation will be accounted for using the purchase method of accounting. Under this method, the Participating Partnership with the BUC$holder group receiving the largest ownership in the Company (in this case Tax Exempt II in all scenarios except where it is not a Participating Partnership in which event Tax Exempt I would be the largest) will be deemed to be the acquirer. As the surviving entity for accounting purposes, such partnership's assets and liabilities will be recorded by the Company at their historical cost, with the assets and liabilities of the other Participating Partnerships recorded at their estimated fair values, using the Adjusted Net Asset Values.

                            SELECTED FINANCIAL DATA

                                                                     Tax Exempt II Historical
                                                           ---------------------------------------------
                                                                   1992                   1993
                                                           ---------------------- ----------------------
OPERATING DATA:
Total revenues                                                  $11,239,743            $11,653,788
Total expenses                                                    2,025,696              3,368,115
Net income                                                        9,214,047              8,285,673
Distributions to limited partners                                 9,536,926              9,517,685
BALANCE SHEET DATA:
Cash and cash equivalents                                           228,469                302,826
Total assets                                                    166,738,439            165,778,624
Loan payable                                                             --                     --
Total liabilities                                    (C)            394,110                860,545
Partners' capital/Shareholders' equity               (D)        166,344,329            164,918,079
Net assets at Consolidation value                    (B)            N/A                   N/A
OTHER DATA:
Net increase in cash and cash equivalents                           (11,226)                74,357
Net cash provided by operating activities                         9,728,706              9,583,717
Ratio of earnings to fixed charges                                 2,719.01                     --
Ratio of earnings to total assets                                      0.06                   0.05
Book value per $1,000 of Original Investment         (A)             909.19                 901.55
Book value per share at Consolidation value          (G)                N/A                    N/A
Earnings per $1,000 of Original Investment       (A)/(F)              49.33                  44.36
Earnings per share--pro forma                    (H)                    N/A                    N/A
Distribution per $1,000 of Original Investment   (A)/(E)              52.11                  52.00(J)



                                                                    1994                   1995                   1996
                                                            ---------------------- ---------------------- ----------------------
OPERATING DATA:
Total revenues                                                   $11,870,490            $12,039,287            $11,812,316
Total expenses                                                     2,247,441              2,851,484              5,967,275
Net income                                                         9,623,049              9,187,803              5,845,041
Distributions to limited partners                                  9,517,685              9,517,685              9,517,685
BALANCE SHEET DATA:
Cash and cash equivalents                                            872,662                972,889                249,192
Total assets                                                     157,436,945            157,019,314            154,896,475
Loan payable                                                              --                     --                     --
Total liabilities                                     (C)          1,088,738                652,350                573,874
Partners' capital/Shareholders' equity                (D)        156,348,207            156,366,964            154,322,601
Net assets at Consolidation value                     (B)             N/A                    N/A                   N/A
OTHER DATA:
Net increase in cash and cash equivalents                            569,836                100,227               (723,697)
Net cash provided by operating activities                         10,085,510             10,405,327             10,014,905
Ratio of earnings to fixed charges                                        --                     --                     --
Ratio of earnings to total assets                                       0.06                   0.06                   0.04
Book value per $1,000 of Original Investment          (A)             855.66                 855.76                 844.82
Book value per share at Consolidation value           (G)                N/A                    N/A                    N/A
Earnings per $1,000 of Original Investment        (A)/(F)              51.52                  49.19                  31.30
Earnings per share--pro forma                     (H)                    N/A                    N/A                    N/A
Distribution per $1,000 of Original Investment    (A)/(E)              52.00                  52.00                  52.00



                                                                             1996 Pro Forma of The Company
                                                            ----------------------------------------------------------------
                                                                    100%                Minimum               Minimum
                                                               Participation        Participation(1)     Participation(2)
                                                            --------------------- --------------------- --------------------
OPERATING DATA:
Total revenues                                                  $25,015,232           $21,724,089           $15,103,459
Total expenses                                                    7,949,447             7,571,766             5,569,464
Net income                                                       17,065,785            14,152,323             9,533,995
Distributions to limited partners                                19,297,975            16,514,825            12,514,405
BALANCE SHEET DATA:
Cash and cash equivalents                                               N/A                   N/A                   N/A
Total assets                                                            N/A                   N/A                   N/A
Loan payable                                                            N/A                   N/A                   N/A
Total liabilities                                     (C)               N/A                   N/A                   N/A
Partners' capital/Shareholders' equity                (D)               N/A                   N/A                   N/A
Net assets at Consolidation value                     (B)               N/A                   N/A                   N/A
OTHER DATA:
Net increase in cash and cash equivalents                        (1,393,725)           (1,105,649)           (1,011,773)
Net cash provided by operating activities                        20,796,885            18,012,739            13,574,542
Ratio of earnings to fixed charges                                    12.37                 10.59                 86.12
Ratio of earnings to total assets                                       N/A                   N/A                   N/A
Book value per $1,000 of Original Investment          (A)               N/A                   N/A                   N/A
Book value per share at Consolidation value           (G)               N/A                   N/A                   N/A
Earnings per $1,000 of Original Investment        (A)/(F)             38.53                 37.65                 35.14
Earnings per share--pro forma                     (H)                  0.77                  0.74                  0.68
Distribution per $1,000 of Original Investment    (A)/(E)             47.91                 48.41                 51.15

--------------
(1) Minimum Participation--Tax Exempt II and I
(2) Minimum Participation--Tax Exempt II and III
(3) Minimum Participation--Tax Exempt I and III

(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).

(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, $1,244,585 and $1,016,035 for 100%
    Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.
(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.
(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

                            SELECTED FINANCIAL DATA

                                                             As of and for the Three
                                                               Months Ended March 31,
                                                           -----------------------------
                                                             Tax Exempt II--Historical
                                                           -----------------------------
                                                               1996           1997
                                                           -------------- --------------
OPERATING DATA:
Total revenues                                              $ 2,915,042     $ 2,757,147
Total expenses                                                  429,359         434,852
Net income (loss)                                             2,485,683       2,322,295
Distributions to limited partners                             2,379,421       2,379,421
BALANCE SHEET DATA:
Cash and cash equivalents                                       288,636       1,114,246
Total assets                                                157,251,113     155,086,944
Loan payable                                                         --              --
Total liabilities                                    (C)        826,447         870,029
Partners' capital/Shareholders' equity               (D)    156,424,666     154,216,915
Net assets at Consolidation value                    (B)        N/A             N/A
OTHER DATA:
Net increase in cash and cash equivalents                      (684,253)        865,054
Net cash provided by operating activities                     2,735,495       2,959,852
Ratio of earnings to fixed charges                                   --              --
Ratio of earnings to total assets                                  0.02            0.01
Book value per $1,000 of Original Investment     (A)             856.07          844.25
Book value per share at Consolidation value      (G)            N/A             N/A
Earnings per $1,000 of Original Investment       (A)/(F)          13.31           12.43
Earnings per share--pro forma                    (H)            N/A             N/A
Distribution per $1,000 of Original Investment   (A)/(E)          13.00           13.00



                                                                As of and for the Three Months Ended March 31
                                                            ----------------------------------------------------
                                                                       1997 Pro Forma of The Company
                                                            ----------------------------------------------------
                                                                 100%            Minimum           Minimum
                                                            Participation   Participation(1)   Participation(2)
                                                            --------------- ------------------ -----------------
OPERATING DATA:
Total revenues                                                $ 5,826,820      $ 5,071,142        $ 3,512,825
Total expenses                                                    906,511          827,780            323,254
Net income (loss)                                               4,920,309        4,243,362          3,189,571
Distributions to limited partners                               4,806,985        4,125,265          3,111,042
BALANCE SHEET DATA:
Cash and cash equivalents                                       2,241,794        1,967,424            309,024
Total assets                                                  333,137,880      287,862,172        200,365,652
Loan payable                                                   15,664,991       15,388,496          1,244,585
Total liabilities                                     (C)      22,776,321       20,255,951          4,358,489
Partners' capital/Shareholders' equity                (D)     310,361,559      267,606,221        196,007,163
Net assets at Consolidation value                     (B)     308,795,748      265,763,915        193,698,812
OTHER DATA:
Net increase in cash and cash equivalents                       1,688,331        1,473,793          1,079,592
Net cash provided by operating activities                       5,783,489        5,076,850          3,856,820
Ratio of earnings to fixed charges                                  14.11            12.50             114.90
Ratio of earnings to total assets                                    0.01             0.01               0.02
Book value per $1,000 of Original Investment      (A)              758.97           772.64             789.10
Book value per share at Consolidation value       (G)               15.08            15.10              15.18
Earnings per $1,000 of Original Investment        (A)/(F)           11.23            11.45              12.03
Earnings per share--pro forma                     (H)                0.22             0.22               0.23
Distribution per $1,000 of Original Investment    (A)/(E)           11.93            12.09              12.72

--------------
(1)  Minimum Participation--Tax Exempt II and I
(2)  Minimum Participation--Tax Exempt II and III
(3)  Minimum Participation--Tax Exempt I and III

(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).

(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, and $1,244,585 and $1,016,035 for
    100% Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.

(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.

(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and
    Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

                            SELECTED FINANCIAL DATA

                                                                          Tax Exempt I Historical
                                                   --------------------------------------------------------------------------
                                                      1992          1993             1994                1995           1996
                                                      ----          ----             ----                ----           ----
OPERATING DATA:
Total revenues                                    $  8,480,951    $ 10,304,404     $ 10,034,274      $  9,898,082      9,799,440
Total expenses                                       2,018,379       6,168,630        4,348,384         3,928,867      3,271,877
Net income                                           6,462,572       4,135,774        5,685,890         5,969,215      6,527,563
Distributions to limited partners                    6,641,238       6,641,238        6,641,238         6,641,238      6,641,237
BALANCE SHEET DATA:
Cash and cash equivalents                              151,621         200,227          173,689           626,391        244,439
Total assets                                       134,028,372     141,881,705      136,021,035       136,278,329    134,476,035
Loan payable                                            45,620      13,680,866       13,680,866        13,680,866     13,680,866
Total liabilities                            (C)     5,309,322      15,803,655       15,317,147        14,998,169     14,879,400
Partners' capital/Shareholders' equity       (D)   128,719,050     126,078,050      120,703,888       121,280,160    119,596,635
Net assets at Consolidation value            (B)           N/A             N/A              N/A               N/A            N/A
OTHER DATA:
Net increase in cash and cash
  equivalents                                          (19,008)         48,606          (26,538)          452,702       (381,952)
Net cash provided by operating
  activities                                         6,582,020       7,440,321        6,712,297         6,609,883      6,608,335
Ratio of earnings to fixed charges                      706.06            5.28             5.91              5.29           5.94
Ratio of earnings to total assets                         0.05            0.03             0.04              0.04           0.05
Book value per $1,000 of Original
  Investment                                 (A)        815.84          799.47           766.16            769.73         759.30
Book value per share at Consolidation
  value                                      (G)           N/A             N/A              N/A               N/A            N/A
Earnings per $1,000 of Original
  Investment                             (A)/(F)         40.05           25.63            35.24             37.00          40.46
Earnings per share--pro forma            (H)               N/A             N/A              N/A               N/A            N/A
Distribution per $1,000 of Original
  Investment                             (A)/(E)         42.00           42.00(J)         42.00             42.00          42.00


                                                                    As of and for the Three Months Ended March 31,
                                                                    --------------------------------------------
                                                       1996                                            1997
                                                   Pro Forma of                                      Pro Forma
                                                    the Company      Tax Exempt I  -  Historical    the Company
                                                  ----------------  -----------------------------  -------------
                                                      Minimum                                         Minimum
                                                  Participation(3)       1996           1997       Participation
                                                  ----------------       ----           ----       -------------
OPERATING DATA:
Total revenues                                    $13,090,583        $  2,580,171    $  2,289,990  $  3,045,668
Total expenses                                      3,035,550             783,288         806,282       731,461
Net income                                         10,055,033           1,796,883       1,483,708     2,314,207
Distributions to limited partners                   9,566,721           1,660,309       1,660,309     2,377,662
BALANCE SHEET DATA:
Cash and cash equivalents                                 N/A             127,432         853,178     1,127,548
Total assets                                              N/A         136,535,313     134,406,713   179,682,421
Loan payable                                              N/A          13,680,866      13,680,866    14,696,901
Total liabilities                            (C)          N/A          15,152,463      15,020,563    18,280,473
Partners' capital/Shareholders' equity       (D)          N/A         121,382,850     119,386,150   161,401,948
Net assets at Consolidation value            (B)          N/A                 N/A             N/A   158,128,769
OTHER DATA:
Net increase in cash and cash
  equivalents                                        (670,028)           (498,959)        608,739       823,277
Net cash provided by operating
  activities                                       10,006,488           2,074,294       1,773,117     2,633,308
Ratio of earnings to fixed charges                       8.11                6.43            5.49          7.55
Ratio of earnings to total assets                         N/A                0.01            0.01          0.01
Book value per $1,000 of Original
  Investment                                 (A)          N/A              770.37          758.00        723.44
Book value per share at Consolidation
  value                                      (G)          N/A                 N/A             N/A         15.31
Earnings per $1,000 of Original
  Investment                             (A)/(F)        41.93               11.14            9.20          9.59
Earnings per share--pro forma            (H)             0.89                 N/A             N/A          0.20
Distribution per $1,000 of Original
  Investment                             (A)/(E)        43.53               10.50           10.50         10.82

--------------

(1) Minimum Participation--Tax Exempt II and I
(2) Minimum Participation--Tax Exempt II and III
(3) Minimum Participation--Tax Exempt I and III
(A) The respective calculations have been presented using the base of $1,000 of Original Investment. For comparison of historical to pro forma distribution by Partnership see Distribution Comparison table (page 60).
(B) Net assets at Consolidation value reflect adjustment of the book value of assets and liabilities to the value assigned for purposes of the Consolidation. This disclosure is informational only; assets and liabilities of the Company will be recorded at carrying values for Tax Exempt II and fair values for Tax Exempt I and III in the 100% Participation, Minimum Participation (1) and (2) scenario. Minimum Participation (3) assets and liabilities will be recorded at the carrying values for Tax Exempt I and fair value for Tax Exempt III.
(C) Pro Forma Total liabilities reflect the accrual of the Consolidation Expenses loan of $1,984,125, $1,707,630, and $1,244,585 and $1,016,035 for
    100% Participation and Minimum Participation (1), (2) and (3), respectively.
(D) Pro Forma Shareholders' equity reflects the change in the respective percentage ownership interest of BUC$holders and the General Partners.
(E) Pro Forma Distributions reflect the reduction in fees payable to the General Partners, decrease in G&A expenses, increase in additional interest expense expected to be incurred as a result of financing and an increase in allocable cash flow to former BUC$holders as a result of the Manager contributing back one-half of the P-B Interest.
(F) Earnings per $1,000 of Original Investment has been calculated over a per $1,000 of Original Investment basis.
(G) Book value per share at Consolidation value using pro forma March 31, 1997 total shareholders' equity over the number of shares of beneficial interest assumed to be outstanding upon Consolidation (20,586,383, 17,717,594, 12,913,254 and 10,541,918 shares at 100% Participation and
    Minimum Participation (1), (2) and (3) respectively).
(H) Pro forma earnings per share has been calculated using the number of shares of beneficial interest assumed to be outstanding upon Consolidation, as in Note (G) above.

                        PRO FORMA FINANCIAL INFORMATION

Introduction

     Given the structure of the proposed Consolidation, the composition of the Company after the Consolidation will differ depending on the number of Partnerships that elect to participate in the Consolidation.

     To assist BUC$holders in analyzing the Consolidation, four sets of pro forma financial statements have been prepared to show the impact of the Consolidation based upon four assumptions regarding the Partnerships' participation in the Consolidation. The first set of pro forma financial statements assumes 100% Participation by all Partnerships while the three Minimum Participation scenarios assume only certain of the Partnerships participate.

     The pro forma balance sheet of the Company has been prepared as if the Consolidation was consummated on March 31, 1997. The pro forma statements of operations and cash flows of the Company for the year ended December 31, 1996 and the three months ended March 31, 1997 assume that the Consolidation was consummated on January 1, 1996. The Consolidation will be accounted for using the purchase method of accounting. Under this method, the Participating Partnership with the BUC$holder group receiving the largest ownership in the Company (in this case Tax Exempt II in all scenarios except where it is not a Participating Partnership in which event Tax Exempt I would be the largest) will be deemed to be the acquirer. As the surviving entity for accounting purposes, such partnership's assets and liabilities will be recorded by the Company at their historical cost, with the assets and liabilities of the other Participating Partnerships recorded at their estimated fair values, using the Adjusted Net Asset Values.

     The pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to pro forma financial statements, that management of the Company believes are reasonable in the circumstances.


     These statements do not purport to represent what the Company's financial position or results of operations or cash flows would actually have been if the Consolidation in fact had occurred on such dates or at the beginning of such periods or the Company's financial position, results of operations or cash flows for any future date or period.

       Charter Municipal Mortgage Acceptance Company--Full Participation

                      Pro Forma Consolidated Balance Sheet
                              As of March 31, 1997
                                   Unaudited
                             (Dollars in thousands)


                                                 Tax I-At         Tax II-At         Tax III-At        Historical
                                             Historical Cost   Historical Cost   Historical Cost   Combined Totals
                                             ----------------- ----------------- ----------------- -----------------
ASSETS
Participating first mortgage bonds,
  at fair value                                  $123,397          $148,130          $44,770           $316,297
Temporary investments                               1,150             3,300              100              4,550
Cash and cash equivalents                             853             1,114              274              2,241
Promissory notes receivable, net                    6,650               242               --              6,892
Deferred bond selection fees, net                   1,521             1,759              652              3,932

Interest receivable, net                              725               531              128              1,384
Other assets                                          111                11                4                126
                                                 --------          --------          -------           --------
Total assets                                     $134,407          $155,087          $45,928           $335,422
                                                 ========          ========          =======           ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                     $ 13,681          $     --          $    --           $ 13,681
Deferred income                                       921               384               --              1,305
Accounts payable and accrued expenses                  88                81              119                288
Due to affiliates                                     331               405              214                950
Excess of acquired net assets over cost                --                --               --                 --
                                                 --------          --------          -------           --------
Total liabilities                                  15,021               870              333             16,224
                                                 --------          --------          -------           --------
Partners' capital (deficit):
BUC$holders                                       124,105           160,519           48,950            333,574
General Partners                                     (385)             (186)            (175)              (746)

Net unrealized loss on participating first
  mortgage bonds                                   (4,334)           (6,116)          (3,180)           (13,630)
                                                 --------          --------          -------           --------
Total partners' capital                           119,386           154,217           45,595            319,198
                                                 --------          --------          -------           --------
Total liabilities and partners' capital          $134,407          $155,087          $45,928           $335,422
                                                 ========          ========          =======           ========
Beneficial owners' equity; 50,000,000 shares
  authorized; 20,586,383 shares issued and outstanding
Beneficial owners' equity-manager
Beneficial owners' equity-shareholders
Net unrealized loss on participating first mortgage bonds
Total liabilities and equity



                                                  Purchase            Tax II At           Consolidation
                                               Accounting Pro      Historical Cost,      Transaction Pro
                                                   Forma         Tax I & III At Fair          Forma          The Company
                                                Adjustments             Value              Adjustments        Pro Forma
                                             ------------------- --------------------- --------------------- ------------
ASSETS
Participating first mortgage bonds,
  at fair value                                                        $316,297                               $316,297
Temporary investments                                                     4,550                                  4,550
Cash and cash equivalents                                                 2,241                                  2,241
Promissory notes receivable, net                                          6,892                                  6,892
Deferred bond selection fees, net            $   (1,521) (a)              1,759                                  1,759
                                                   (652) (b)
Interest receivable, net                                                  1,384                                  1,384
Other assets                                       (111) (a)                 15                                     15
                                             -----------               --------                               --------
Total assets                                                           $333,138                               $333,138
                                                                       ========                               ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                                           $ 13,681         $     1,984 (d)       $ 15,665
Deferred income                                    (921) (a)                384                                    384
Accounts payable and accrued expenses                                       288                                    288
Due to affiliates                                                           950                                    950
Excess of acquired net assets over cost           3,579  (a)              5,490                                  5,490
                                             -----------               --------                               --------
                                                  1,911  (b)
Total liabilities                                                        20,793                                 22,777
                                                                       --------                               --------
Partners' capital (deficit):
BUC$holders                                      (8,451) (a)            319,495            (319,495) (c)            --
                                                 (5,628) (b)
General Partners                                   (173) (a)             (1,034)              1,034  (c)            --
                                                   (115) (b)
Net unrealized loss on participating first
  mortgage bonds                                  4,334  (a)             (6,116)              6,116  (c)            --
                                                  3,180  (b)
                                             -----------               --------                               --------
Total partners' capital                                                 312,345                                     --
                                                                       --------                               --------
Total liabilities and partners' capital                                $333,138                               $     --
                                                                       ========                               ========
Beneficial owners' equity; 50,000,000 shares
  authorized; 20,586,383 shares issued and outstanding
Beneficial owners' equity-manager
                                                                                             4,777   (c)      $  4,747
                                                                                               (30)  (d)

                                                                                            (1,954)  (d)
Beneficial owners' equity-shareholders                                                     313,684   (c)       311,730
Net unrealized loss on participating first mortgage bonds                                   (6,116)  (c)        (6,116)
                                                                                                              --------
                                                                                                               310,361
                                                                                                              --------
Total liabilities and equity                                                                                  $333,138
                                                                                                              ========

     See accompanying notes to pro forma consolidated financial statements.

       Charter Municipal Mortgage Acceptance Company--Full Participation
                    Pro Forma Consolidated Income Statement
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                                       Tax Exempt I and
                                      Tax Exempt II-   Tax Exempt III-   Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ---------------   ----------------  ----------------   ---------------   ---------------
REVENUES
Interest income from participating
 first mortgage bonds                     $2,717            $2,848             $5,565        $   137  (e)          $5,637
                                                                                                 (65) (e)
Interest income from promissory
 notes                                        32               136                168                                 168
Interest income from temporary
 investments                                   8                14                 22                                  22
                                          ------            ------             ------                              ------
  Total revenues                           2,757             2,998              5,755                               5,827
                                          ------            ------             ------                              ------
EXPENSES
Interest expense                              --               331                331             45  (f)             376
Management fees                              203               168                371           (371) (g)              --
General and administrative                    86               202                288            (18) (h)             270
Loan servicing fees                          100               115                215                                 215
Amortization of deferred bond
 selection fees                               46                53                 99            (53) (e)              46
Amortization of deferred
 financing fees                               --                32                 32            (32) (e)              --
                                          ------            ------             ------                              ------
 Total expenses                              435               901              1,336                                 907
                                          ------            ------             ------                              ------
Net income                                $2,322            $2,097             $4,419                               4,920
                                          ======            ======             ======                              ------
Special distribution to manager                                                                                       327
                                                                                                                   ------
Net income available to shareholders                                                                               $4,593
                                                                                                                   ======
Net income per share, 20,586,383 shares outstanding during the period                                              $ 0.22
                                                                                                                   ======


     See accompanying notes to pro forma consolidated financial statements.

       Charter Municipal Mortgage Acceptance Company--Full Participation
                    Pro Forma Consolidated Income Statement
                      For the Year Ended December 31, 1996
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                                       Tax Exempt I and
                                      Tax Exempt II-   Tax Exempt III-   Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ---------------   ----------------  ----------------   ---------------   ---------------
REVENUES
Interest income from participating
 first mortgage bonds                    $11,647           $12,230            $23,877       $     578  (e)        $24,193
                                                                                                 (262) (e)
Interest income from promissory
 notes                                        27               571                598                                 598
Interest income from temporary
 investments                                 138                86                224                                 224
                                         -------           -------            -------                             -------
  Total revenues                          11,812            12,887             24,699                              25,015
                                         -------           -------            -------                             -------
EXPENSES
Interest expense                              --             1,322              1,322             179  (f)          1,501
Management fees                              811               672              1,483          (1,483) (g)             --
General and administrative                   566               904              1,470             (78) (h)          1,392
Loan servicing fees                          405               466                871                                 871
Amortization of deferred bond
 selection fees                              185               212                397            (212) (e)            185
Amortization of deferred
 financing fees                               --               128                128            (128) (e)             --
Loss on impairment of assets               4,000                --              4,000                               4,000
                                         -------           -------            -------                             -------
 Total expenses                            5,967             3,704              9,671                               7,949
                                         -------           -------            -------                             -------
Net income                               $ 5,845           $ 9,183            $15,028                              17,066
                                         =======           =======            =======                             -------
Special distribution to manager                                                                                     1,309
                                                                                                                  -------
Net income available to shareholders                                                                              $15,757
                                                                                                                  =======
Net income per share, 20,586,383 shares outstanding during the period                                             $  0.77
                                                                                                                  =======


     See accompanying notes to pro forma consolidated financial statements.

       Charter Municipal Mortgage Acceptance Company--Full Participation
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited

                             (Dollars in thousands)





                                                                              Tax II At
                                                       Tax Exempt I and    Historical Cost,
                                     Tax Exempt II-   Tax Exempt III, At   Tax I & III At       Pro Forma      The Company
                                    Historical Cost     Fair Value (j)        Fair Value       Adjustments      Pro Forma
                                    ---------------   ------------------   ----------------  ---------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                       $ 2,946             $ 3,181            $ 6,127                           $ 6,127
Loan made to property affiliates             --                (111)              (111)                             (111)
Amount received (paid) which was
 due from/to affiliate                       84                 (84)                --                                --
Fees and expenses paid                      (70)               (176)              (246)      $     389  (i)          143
Interest paid                                --                (331)              (331)            (45) (i)         (376)
                                        -------             -------            -------                           -------
Net cash provided by operating
 activities                               2,960               2,479              5,439                             5,783
                                        -------             -------            -------                           -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net sale of temporary investments           300                 700              1,000                             1,000
Principal payments received from
 loans made to properties                    33                  30                 63                                63
                                        -------             -------            -------                           -------
Net cash provided by investment
 activities                                 333                 730              1,063                             1,063
                                        -------             -------            -------                           -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase in Loan Payable related
 to additional financing                     --                  --                 --           1,984  (i)        1,984
Payment of transaction costs                 --                  --                 --          (1,984) (i)       (1,984)
Distributions paid                       (2,428)             (2,386)            (4,814)             45  (i)       (5,158)
                                                                                                  (371) (i)
                                                                                                   (18) (i)
                                        -------             -------            -------                           -------
Net cash used in financing
 activities                              (2,428)             (2,386)            (4,814)                           (5,158)
                                        -------             -------            -------                           -------
Net increase in cash and cash
 equivalents                                865                 823              1,688                             1,688
Cash and cash equivalents at
 beginning of period                        249                 304                553                               553
                                        -------             -------            -------                           -------
Cash and cash equivalents at end
 of period                              $ 1,114             $ 1,127            $ 2,241                           $ 2,241
                                        =======             =======            =======                           =======

                                  (continued)

       Charter Municipal Mortgage Acceptance Company--Full Participation

                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                                         Tax II At
                                                                  Tax Exempt I and    Historical Cost,
                                                Tax Exempt II-   Tax Exempt III, At   Tax I & III At      Pro Forma    The Company
                                               Historical Cost     Fair Value (j)        Fair Value      Adjustments    Pro Forma
                                               ---------------   ------------------   ----------------   -----------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                          $2,322             $2,254              $4,576        $   (45) (i)     $4,920
                                                    ------             ------              ------                         ------
Adjustments to reconcile net                                                                                  371 (i)
 income to net cash provided by                                                                                18 (i)
  operating activities:
 Accretion of deferred income                          (17)                --                 (17)                           (17)
 Amortization of deferred bond
  selection fees                                        46                 --                  46                             46
 Amortization of excess of
  acquired net assets over cost                         --               (137)               (137)                          (137)
 Changes in operating assets and liabilities:
  Decrease in interest receivable                      205                137                 342                            342
  Decrease in other assets                              13                  7                  20                             20
  Decrease in accounts payable
   and accrued expenses                                (26)               (19)                (45)                           (45)
  Decrease in due from affiliates                       84                 --                  84                             84
  Increase in due to affiliates                        333                237                 570                            570
                                                    ------             ------              ------                         ------
 Total adjustments                                     638                225                 863                            863
                                                    ------             ------              ------                         ------
Net cash provided by operating
 activities                                         $2,960             $2,479              $5,439                         $5,783
                                                    ======             ======              ======                         ======




     See accompanying notes to proforma consolidated financial statements.

       Charter Municipal Mortgage Acceptance Company--Full Participation

                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                              Tax II At
                                                       Tax Exempt I and    Historical Cost,
                                     Tax Exempt II-   Tax Exempt III, At   Tax I & III At       Pro Forma      The Company
                                    Historical Cost     Fair Value (j)        Fair Value       Adjustments      Pro Forma
                                    ---------------   ------------------   ----------------  ---------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                       $11,910             $12,870            $ 24,780                         $ 24,780
Loan made to property affiliates             --                (274)               (274)                            (274)
Fees and expenses paid                   (1,895)             (1,874)             (3,769)     $   1,561  (i)       (2,208)
Interest paid                                --              (1,322)             (1,322)          (179) (i)       (1,501)
                                        -------             -------            --------                         --------
Net cash provided by operating
 activities                              10,015               9,400              19,415                           20,797
                                        -------             -------            --------                         --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of temporary investments          (800)               (350)             (1,150)                          (1,150)
Loan made to properties                    (300)                 --                (300)                            (300)
Principal payments received from
 loans made to properties                    73                  --                  73                               73
                                        -------             -------            --------                         --------
Net cash used in investment
 activities                              (1,027)               (350)             (1,377)                          (1,377)
                                        -------             -------            --------                         --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Principal repayments on
 promissory note                             --                  86                  86                               86
Increase in Loan Payable related
 to additional financing                     --                  --                  --          1,984  (i)        1,984
Payment of transaction costs                 --                  --                  --         (1,984) (i)       (1,984)
Distributions paid                       (9,712)             (9,806)            (19,518)           179  (i)      (20,900)
                                                                                                (1,483) (i)
                                                                                                   (78) (i)
                                        -------             -------            --------                         --------

Net cash used in financing
 activities                              (9,712)             (9,720)            (19,432)                         (20,814)
                                        -------             -------            --------                         --------
Net increase in cash and cash
 equivalents                               (724)               (670)             (1,394)                          (1,394)
Cash and cash equivalents at
 beginning of year                          973                 974               1,947                            1,947
                                        -------             -------            --------                         --------
Cash and cash equivalents at end
 of year                                $   249             $   304            $    553                         $    553
                                        =======             =======            ========                         ========

                                  (continued)

       Charter Municipal Mortgage Acceptance Company--Full Participation
                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                                       Tax II At
                                                                Tax Exempt I and    Historical Cost,
                                              Tax Exempt II-   Tax Exempt III, At   Tax I & III At       Pro Forma      The Company
                                             Historical Cost     Fair Value (j)        Fair Value       Adjustments      Pro Forma
                                             ---------------   ------------------   ----------------  ---------------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                       $ 5,845            $9,839             $15,684         $   (179) (i)      $17,066
                                                 -------            -------            --------                           --------
Adjustments to reconcile net                                                                              1,483  (i)
 income to net cash provided by                                                                              78  (i)
 operating activities:
 Accretion of deferred income                        (66)               --                 (66)                               (66)
 Amortization of deferred bond
  selection fees                                     185                --                 185                                185
 Amortization of excess of
  acquired net assets over cost                       --              (578)               (578)                              (578)
 Loss on impairment of assets                      4,000                --               4,000                              4,000
 Changes in operating assets and
  liabilities:
  Decrease in promissory notes
   receivable, net                                    22                57                  79                                 79
  (Increase) decrease in interest receivable         164               (28)                136                                136
  Increase in other assets                           (11)               (6)                (17)                               (17)
  Decrease in deferred income                        (23)              (57)                (80)                               (80)
  Increase (decrease) in
   accounts payable and
   accrued expenses                                  (25)               23                  (2)                                (2)
  Decrease in due from
   affiliates                                        (84)               --                 (84)                               (84)
  Increase in due to affiliates                        8               150                 158                                158
                                                 -------            -------            --------                           --------
 Total adjustments                                 4,170              (439)              3,731                              3,731
                                                 -------            -------            --------                           --------
Net cash provided by operating
 activities                                      $10,015            $9,400             $19,415                            $20,797
                                                 =======            =======            ========                           ========



     See accompanying notes to pro forma consolidated financial statements.

           Charter Municipal Acceptance Company--Full Participation
                 Supplemental Pro Forma Per Share/Unit Data (k)
As Of And For The Three Months Ended March 31, 1997 And The Year Ended December
                                    31, 1996



                                               Book Value        Distributions       Net Income
                                                  As of           Year Ended         Year Ended
                                              March 31, 1997     March 31, 1997     March 31, 1997
                                              --------------     --------------     --------------
  Pro forma-the Company (Per Share)                $15.08            $0.2371             $0.22
  Historical-Tax I (Per Unit)                       15.16             0.2100              0.18
  Equivalent pro forma-Tax I (Per Unit)             14.42             0.2267              0.21
  Historical-Tax II (Per Unit)                      16.89             0.2600              0.25
  Equivalent pro forma-Tax II (Per Unit)            16.30             0.2563              0.24
  Historical-Tax III (Per Unit)                     14.87             0.2200              0.17
  Equivalent pro forma-Tax III (Per Unit)           13.83             0.2174              0.20


                                                 Book Value          Distributions          Net Income
                                                   As of               Year Ended           Year Ended
                                              December 31, 1996     December 31, 1996     December 31, 1996
                                              -------------------   -------------------   ------------------
  Pro forma-the Company (Per Share)                 N/A                   $0.9517               $0.77
  Historical-Tax I (Per Unit)                       N/A                    0.8400                0.81
  Equivalent pro forma-Tax I (Per Unit)             N/A                    0.9098                0.74
  Historical-Tax II (Per Unit)                      N/A                    1.0400                0.63
  Equivalent pro forma-Tax II (Per Unit)            N/A                    1.0289                0.83
  Historical-Tax III (Per Unit)                     N/A                    0.8800                0.76
  Equivalent pro forma-Tax III (Per Unit)           N/A                    0.8727                0.71

     See accompanying notes to pro forma consolidated financial statements.

           Charter Municipal Acceptance Company--Full Participation
              Notes To Pro Forma Consolidated Financial Statements
As Of And For The Three Months Ended March 31, 1997 And The Year Ended December
                                    31, 1996
                             (Dollars in thousands)

(a) The historical balance sheet of Summit Tax Exempt Bond Fund L.P. has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of this partnership are being adjusted to their estimated fair value of $115,096. The estimated fair value was determined by the Related General Partner and the Manager based on the adjusted net asset value. The adjusted net asset value is equal to the (i) amount the partnership would receive under the terms of the participating first mortgage bonds if the underlying properties collateralizing the partnership's participating first mortgage bonds were sold for an amount equal to the appraised value net of third party expenses plus, (ii) any undistributed cash and other assets less, (iii) any outstanding liabilities owned by the partnership.

     The effect of purchase accounting on the balance sheet results in the following adjustments: (i) intangible items included in other assets as well as deferred bond selection fee, net, and deferred income have been eliminated resulting from those items being assigned no value, (ii) the net unrealized loss on participating first mortgage bonds has been eliminated, because the bonds' fair value becomes their cost basis, (iii) a deferred credit resulting from an excess of acquired net assets over cost (negative goodwill) has been recorded, and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

(b) The historical balance sheet of Summit Tax Exempt L.P. III has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of this partnership are being adjusted to their estimated fair value of $43,032. The estimated fair value was determined by the Related General Partner and the Manager based on the adjusted net asset value. The adjusted net asset value is equal to the (i) amount the partnership would receive under the terms of the first mortgage bonds if the underlying properties collateralizing the partnership's mortgage bonds were sold for an amount equal to the appraised value net of third party expenses plus, (ii) any undistributed cash and other assets less, (iii) any outstanding liabilities owned by the partnership.

     The effect of purchase accounting on the balance sheet results in the following adjustments: (i) deferred bond selection fee, net, has been eliminated resulting from this intangible item being assigned no value,
     (ii) the net unrealized loss on participating first mortgage bonds has been eliminated, because the bonds' fair value becomes their cost, (iii) a deferred credit resulting from an excess of acquired net assets over cost has been added, and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

(c) Represents reclassification of the existing partners' capital to beneficial owners' equity and in accordance with the terms of the consolidation, the contribution to the Company by Related Charter L.P. of a portion of Prudential - Bache Properties, Inc.'s former general partner interest which results in a 1.5% ownership of shares by Related Charter L.P.s.

(d) Represents the additional financing obtained as a result of the transactional costs expected to be incurred. These transactional costs are expected to equal $1,984 and will be recorded as a reduction to beneficial owners' equity.

(e) Represents the following adjustments to Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III due to their being recorded at their fair values in applying the purchase method of accounting: (i) the elimination of the historical amortization of deferred financing fees, deferred bond selection fees and deferred income because these intangible items were assigned no value under purchase accounting and, (ii) the amortization of the deferred credit, the excess of acquired net assets over costs, (included in interest income from participating first mortgage bonds) using the straight line method over 10 years, which approximates the average remaining term to maturity of the participating first mortgage bonds.

(f) Represents interest expense at an assumed annual rate of 9% on the financing of the transactional costs expected to be incurred.

(g) Historically, the partnership agreements have provided for the general partners of Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II to receive a partnership management fee of .5% of total invested assets and the general partners of Summit Tax Exempt L.P. III to receive a special distribution of .5% of total invested assets. In accordance with the terms of the consolidation, the historical partnership management fees for Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II have been reclassified to a special distribution. Also under the terms of consolidation, the special distributions are reduced to .375% per annum of total invested assets.

(h) Pursuant to the terms of the consolidation as outlined in the Management Agreement, reimbursement of overhead costs is limited to a maximum of $200 annually for all three partnerships, subject to certain adjustments. Thus, for the periods ending March 31, 1997 and December 31, 1996, overhead costs are limited to $50 and $200, respectively. The historical overhead costs for these respective periods of $68 and $278 have therefore been reduced by $18 to equal $50 for the three months and $78 to equal $200 for the full year.

           Charter Municipal Acceptance Company--Full Participation
              Notes To Pro Forma Consolidated Financial Statements
As Of And For The Three Months Ended March 31, 1997 And The Year Ended December
                                    31, 1996
                             (Dollars in thousands)

(i) Represents the cash flow statement effect for the periods ending March 31, 1997 and December 31, 1996, for the following pro forma adjustments described above: reduction of G & A expenses, $18 and $78 (note h), additional interest expense related to the transactional costs of $45 and $179 (note f), a reclassification of the management fee for Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II to special distribution of $371 and $1,483 (note g), increase in loan payable related to additional financing, $1,984, and payment of transactional costs, $1,984 (note d). The net change in cash flow resulting from the consolidation transaction has been applied to distributions paid.

(j) Historical statements of cash flows of Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III combined have been adjusted to reflect the changes caused by applying the purchase method of accounting. For the periods ending March 31, 1997 and December 31, 1996, net historical income increased $157 and $656, amortization of deferred bond selection fees and financing fees decreased $85 and $340, amortization of deferred income decreased $65 and $262, and an increase in amortization of the deferred credit, the excess of acquired net assets over costs $137 and $578.

(k) Equivalent pro forma data has been calculated by multiplying the Company pro forma amounts by the exchange ratio (below) for each participating partnership, so that the Company per share pro forma amounts are equated to the respective values for one unit of the respective partnership.




Exchange Ratio:
(1 unit=X shares)
    Tax I          0.9560
    Tax II         1.0811
    Tax III        0.9170

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                      Pro Forma Consolidated Balance Sheet
                              As of March 31, 1997
                                   Unaudited
                             (Dollars in thousands)

                                          Tax Exempt II-   Tax Exempt I-
                                           At Historical   At Historical      Historical
                                               Cost             Cost       Combined Totals
                                          ---------------- --------------- -----------------
ASSETS
Participating first mortgage bonds, at
  fair value                                 $148,130         $123,397         $271,527
Temporary investments                           3,300            1,150            4,450
Cash and cash equivalents                       1,114              853            1,967
Promissory notes receivable, net                  242            6,650            6,892
Deferred bond selection fees, net               1,759            1,521            3,280
Interest receivable, net                          531              725            1,256
Other assets                                       11              111              122
                                             --------         --------         --------
Total assets                                 $155,087         $134,407         $289,494
                                             ========         ========         ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                 $     --         $ 13,681         $ 13,681
Deferred income                                   384              921            1,305
Accounts payable and accrued
  expenses                                         81               88              169
Due to affiliates                                 405              331              736
Excess of acquired net assets
over cost                                          --               --               --
                                             --------         --------         --------
Total liabilities                                 870           15,021           15,891
                                             --------         --------         --------
Partners' capital (deficit):
BUC$holders                                   160,519          124,105          284,624
General Partners                                 (186)            (385)            (571)
Net unrealized loss on participating
  first mortgage bonds                         (6,116)          (4,334)         (10,450)
                                             --------         --------         --------
Total partners' capital                       154,217          119,386          273,603
                                             --------         --------         --------
Total liabilities and partner's capital      $155,087         $134,407         $289,494
                                             ========         ========         ========



                                               Purchase           Tax II At          Consolidation
                                            Accounting Pro    Historical Cost &     Transaction Pro
                                                Forma           Tax I At Fair            Forma          The Company
                                             Adjustments            Value             Adjustments        Pro Forma
                                          ----------------    -----------------     ---------------     -----------
ASSETS
Participating first mortgage bonds, at
  fair value                                                    $271,527                                  $271,527
Temporary investments                                              4,450                                     4,450
Cash and cash equivalents                                          1,967                                     1,967
Promissory notes receivable, net                                   6,892                                     6,892
Deferred bond selection fees, net         $  (1,521) (a)           1,759                                     1,759
Interest receivable, net                                           1,256                                     1,256
Other assets                                   (111) (a)              11                                        11
                                                                --------                                  --------
Total assets                                                    $287,862                                  $287,862
                                                                ========                                  ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                                    $ 13,681             $ 1,708  (c)         $ 15,389
Deferred income                                (921) (a)             384                                       384
Accounts payable and accrued
  expenses                                                           169                                       169
Due to affiliates                                                    736                                       736
Excess of acquired net assets
  over cost                                   3,579  (a)           3,579                                     3,579
                                          ---------             --------                                  --------
Total liabilities                                                 18,549                                    20,257
                                                                --------                                  --------
Partners' capital (deficit):
BUC$holders                                  (8,451) (a)         276,173            (276,173) (b)               --
General Partners                               (173) (a)            (744)                744  (b)               --
Net unrealized loss on participating
  first mortgage bonds                        4,334  (a)          (6,116)              6,116  (b)               --
                                          ---------              --------                                 --------
Total partners' capital                                           269,313                                       --
                                                                 --------                                 --------
Total liabilities and partner's capital                          $287,862                                 $     --
                                                                 ========                                 ========
Beneficial owners' equity; 50,000,000 shares
  authorized; 17,717,594 shares issued and outstanding
Beneficial owners' equity-manager                                                      4,131  (b)         $  4,105
                                                                                         (26) (c)
                                                                                      (1,682) (c)
Beneficial owners' equity-shareholders                                               271,298  (b)          269,616
Net unrealized loss on participating first mortgage bonds                             (6,116) (b)           (6,116)
                                                                                                          --------
                                                                                                           267,605
                                                                                                          --------
Total liabilities and equity
                                                                                                          $287,862
                                                                                                          ========

     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                    Pro Forma Consolidated Income Statement
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt II-    Tax Exempt I-    Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ----------------- ----------------- ------------------ ----------------- ----------------
REVENUES
Interest income from participating
 first mortgage bonds                     $2,717            $2,143             $4,860        $    24  (d)          $4,884
Interest income from promissory
 notes                                        32               136                168                                 168
Interest income from temporary
 investments                                   8                11                 19                                  19
                                          ------            ------             ------                              ------
  Total revenues                           2,757             2,290              5,047                               5,071
                                          ------            ------             ------                              ------
EXPENSES
Interest expense                              --               331                331             38  (e)             369
Management fees                              203               168                371           (371) (f)              --
General and administrative                    86               156                242            (12) (g)             230
Loan servicing fees                          100                83                183                                 183
Amortization of deferred bond
 selection fees                               46                38                 84            (38) (d)              46
Amortization of deferred
 financing fees                               --                32                 32            (32) (d)              --
                                          ------            ------             ------                              ------
 Total expenses                              435               808              1,243                                 828
                                          ------            ------             ------                              ------
Net income                                $2,322            $1,482             $3,804                               4,243
                                          ======            ======             ======                              ------
Special distribution to manager                                                                                       278
                                                                                                                   ------
Net income available to shareholders                                                                               $3,965
                                                                                                                   ======
Net income per share, 17,717,594 shares outstanding during the period                                              $ 0.22
                                                                                                                   ======

     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                    Pro Forma Consolidated Income Statement
                      For the Year Ended December 31, 1996
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt II-    Tax Exempt I-    Total Historical       Pro Forma       The Company Pro
                                     Historical Cost   Historical Cost     Partnerships        Adjustments           Forma
                                     ---------------   ---------------   ----------------   ----------------    ---------------
REVENUES
Interest income from participating
 first mortgage bonds                    $11,647           $9,155            $20,802            $  112  (d)         $20,914
Interest income from promissory
 notes                                        27              571                598                                    598
Interest income from temporary
 investments                                 138               73                211                                    211
                                         -------           ------            -------                                -------
  Total revenues                          11,812            9,799             21,611                                 21,723
                                         -------           ------            -------                                -------
EXPENSES
Interest expense                              --            1,322              1,322               154  (e)           1,476
Management fees                              811              672              1,483            (1,483) (f)              --
General and administrative                   566              665              1,231               (61) (g)           1,170
Loan servicing fees                          405              335                740                                    740
Amortization of deferred bond
 selection fees                              185              150                335              (150) (d)             185
Amortization of deferred
 financing fees                               --              128                128              (128) (d)              --
Loss on impairment of assets               4,000               --              4,000                                  4,000
                                         -------           ------            -------                                -------
 Total expenses                            5,967            3,272              9,239                                  7,571
                                         -------           ------            -------                                -------
Net income                               $ 5,845           $6,527            $12,372                                 14,152
                                         =======           ======            =======                                -------
Special distribution to manager                                                                                       1,112
                                                                                                                    -------
Net income available to shareholders                                                                                $13,040
                                                                                                                    =======
Net income per share, 17,717,594 shares outstanding during the period                                               $  0.74
                                                                                                                    =======


     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                            Tax II At
                                                                         Historical Cost
                                     Tax Exempt II-   Tax Exempt I, At   & Tax I At Fair      Pro Forma      The Company
                                    Historical Cost    Fair Value (i)         Value          Adjustments      Pro Forma
                                    ---------------   ----------------   ----------------  ---------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                       $ 2,946            $ 2,436           $ 5,382                           $ 5,382
Loan made to property affiliates             --               (111)             (111)                             (111)
Amount received (paid) which was
 due from/to affiliate                       84                (84)               --                                --
Fees and expenses paid                      (70)              (137)             (207)      $     383  (h)          176
Interest paid                                --               (331)             (331)            (38) (h)         (369)
                                        -------            -------           -------       ----------          -------
Net cash provided by operating
 activities                               2,960              1,773             4,733                             5,078
                                        -------            -------           -------                           -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net sale of temporary investments           300                500               800                               800
Principal payments received from
 loans made to properties                    33                 30                63                                63
                                        -------            -------           -------                           -------
Net cash provided by investment
 activities                                 333                530               863                               863
                                        -------            -------           -------                           -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase in Loan Payable related
 to additional financing                     --                 --                --           1,708  (h)        1,708
Payment of transaction costs                 --                 --                --          (1,708) (h)       (1,708)
Distributions paid                       (2,428)            (1,694)           (4,122)             38  (h)       (4,467)
                                                                                                (371) (h)
                                                                                                 (12) (h)
                                        -------            -------           -------                           -------
Net cash used in financing
 activities                              (2,428)            (1,694)           (4,122)                           (4,467)
Net increase in cash and cash
 equivalents                                865                609             1,474                             1,474
Cash and cash equivalents at
 beginning of period                        249                244               493                               493
                                        -------            -------           -------                           -------
Cash and cash equivalents at end
 of period                              $ 1,114            $   853           $ 1,967                           $ 1,967
                                        =======            =======           =======                           =======



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                                       Tax II At
                                                                                    Historical Cost
                                                Tax Exempt II-   Tax Exempt I, At   & Tax I At Fair     Pro Forma     The Company
                                               Historical Cost    Fair Value (i)         Value         Adjustments     Pro Forma
                                               ---------------   ----------------   ---------------   -------------   --------------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                          $2,322            $1,576             $3,898        $    (38) (h)    $4,243
                                                    ------            ------             ------                         ------
Adjustments to reconcile net                                                                                371  (h)
 income to net cash provided by                                                                              12  (h)
  operating activities:
 Accretion of deferred income                          (17)               --                (17)                           (17)
 Amortization of deferred bond
  selection fees                                        46                --                 46                             46
 Amortization of excess of
  acquired net assets over cost                         --               (89)               (89)                           (89)
 Changes in operating assets and liabilities:
  Decrease in interest receivable                      205               100                305                            305
  Decrease in other assets                              13                11                 24                             24
  Decrease in accounts payable
   and accrued expenses                                (26)              (13)               (39)                           (39)
  Decrease in due from affiliates                       84                --                 84                             84
  Increase in due to affiliates                        333               188                521                            521
                                                    ------            ------             ------                         ------
 Total adjustments                                     638               197                835                            835
                                                    ------            ------             ------                         ------
Net cash provided by operating
 activities                                         $2,960            $1,773             $4,733                         $5,078
                                                    ======            ======             ======                         ======



     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                           Tax II At
                                                                        Historical Cost
                                    Tax Exempt II-   Tax Exempt I, At   & Tax I At Fair      Pro Forma     The Company
                                   Historical Cost    Fair Value (i)         Value          Adjustments     Pro Forma
                                   ---------------   ----------------   ----------------   -------------    ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                      $11,910            $ 9,816           $ 21,726                         $ 21,726
Loan made to property affiliates            --               (274)              (274)                            (274)
Fees and expenses paid                  (1,895)            (1,611)            (3,506)      $   1,544  (h)      (1,962)
Interest paid                               --             (1,322)            (1,322)           (154) (h)      (1,476)
                                       -------            -------           --------       ---------         --------
Net cash provided by operating
 activities                             10,015              6,609             16,624                           18,014
                                       -------            -------           --------                         --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net purchase of temporary
 investments                              (800)              (300)            (1,100)                          (1,100)
Loan made to properties                   (300)                --               (300)                            (300)
Principal payments received from
 loans made to properties                   73                 --                 73                               73
                                       -------            -------           --------                         --------
Net cash used in investment
 activities                             (1,027)              (300)            (1,327)                          (1,327)
                                       -------            -------           --------                         --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Principal repayments on
 promissory note                            --                 87                 87                               87
Increase in Loan Payable related
 to additional financing                    --                 --                 --             1,708  (h)     1,708
Payment of transaction costs                --                 --                 --            (1,708) (h)    (1,708)
Distributions paid                      (9,712)            (6,777)           (16,489)              154  (h)   (17,879)
                                                                                                (1,483) (h)
                                                                                                   (61) (h)
                                       -------            -------           --------                         --------
Net cash used in financing
 activities                             (9,712)            (6,690)           (16,402)                         (17,792)
                                       -------            -------           --------                         --------
Net decrease in cash and cash
 equivalents                              (724)              (381)            (1,105)                          (1,105)
Cash and cash equivalents at
 beginning of year                         973                626              1,599                            1,599
                                       -------            -------           --------                         --------
Cash and cash equivalents at end
 of year                               $   249            $   245           $    494                         $    494
                                       =======            =======           ========                         ========



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond Fund, L.P.)
                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                           Tax II At
                                                                        Historical Cost
                                    Tax Exempt II-   Tax Exempt I, At   & Tax I At Fair     Pro Forma     The Company
                                   Historical Cost    Fair Value (i)         Value         Adjustments     Pro Forma
                                   ---------------   ----------------   ---------------   -------------   ------------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                             $ 5,845            $6,917            $12,762       $    (154) (h)    $14,152
                                       -------            ------            -------                         -------
Adjustments to reconcile net                                                                  1,483  (h)
 income to net cash provided by                                                                  61  (h)
  operating activities:
 Accretion of deferred income              (66)               --                (66)                            (66)
 Amortization of deferred bond
   selection fees                          185                --                185                             185
 Amortization of excess of
  acquired net assets over cost             --              (374)              (374)                           (374)
 Loss on impairment of assets            4,000                --              4,000                           4,000
 Changes in operating assets and
   liabilities:
  Decrease in promissory notes
   receivable, net                          22                57                 79                              79
  Decrease in interest
   receivable                              164                 4                168                             168
  Increase in other assets                 (11)              (10)               (21)                            (21)
  Decrease in deferred income              (23)              (57)               (80)                            (80)
  Decrease in accounts payable
   and accrued expenses                    (25)              (23)               (48)                            (48)
  Decrease in due from
   affiliates                              (84)               --                (84)                            (84)
  Increase in due to affiliates              8                95                103                             103
                                       -------            ------            -------                         -------
 Total adjustments                       4,170              (308)             3,862                           3,862
                                       -------            ------            -------                         -------
Net cash provided by operating
 activities                            $10,015            $6,609            $16,624                         $18,014
                                       =======            ======            =======                         =======




     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation
          (Summit Tax Exempt L.P. II and Summit Tax Exempt Bond, L.P.)
                 Supplemental Pro Forma Per Share/Unit Data (j)
As Of And For The Three Months Ended March 31, 1997 And The Year Ended December
                                    31, 1996



                                              Book Value        Distributions       Net Income
                                                 As of           Year Ended         Year Ended
                                             March 31, 1997     March 31, 1997     March 31, 1997
                                             --------------     --------------     --------------
  Pro forma-the Company (Per Share)               $15.10            $0.2364             $0.22
  Historical-Tax I (Per Unit)                      15.16             0.2100              0.18
  Equivalent pro forma-Tax I (Per Unit)            14.44             0.2260              0.21
  Historical-Tax II (Per Unit)                     16.89             0.2600              0.25
  Equivalent pro forma-Tax II (Per Unit)           16.33             0.2556              0.24


                                                Book Value          Distributions          Net Income
                                                  As of               Year Ended           Year Ended
                                             December 31, 1996     December 31, 1996     Decmeber 31, 1996
                                             -----------------     -----------------     -----------------
  Pro forma-the Company (Per Share)                N/A                   $0.9463               $0.74
  Historical-Tax I (Per Unit)                      N/A                    0.8400                0.81
  Equivalent pro forma-Tax I (Per Unit)            N/A                    0.9046                0.71
  Historical-Tax II (Per Unit)                     N/A                    1.0400                0.63
  Equivalent pro forma-Tax II (Per Unit)           N/A                    1.0231                0.80

     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation (Summit Tax Exempt L.P. II and Summit Tax Exempt Fund, L.P.)
              Notes To Pro Forma Consolidated Financial Statements
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)

(a) The historical balance sheet of Summit Tax Exempt Bond Fund L.P. has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of this partnership are being adjusted to their estimated fair value of $115,096. The estimated fair value was determined by the Related General Partner and the Manager based on the adjusted net asset value. The adjusted net asset value is equal to the (i) amount the partnership would receive under the terms of the participating first mortgage bonds if the underlying properties collateralizing the partnership's participating first mortgage bonds were sold for an amount equal to the appraised value net of third party expenses plus, (ii) any undistributed cash and other assets less, (iii) any outstanding liabilities owed by the partnership.

     The effect of purchase accounting on the balance sheet results in the following adjustments: (i) intangible items included in other assets as well as deferred bond selection fee, net, and deferred income have been eliminated resulting from those items being assigned no value, (ii) the net unrealized loss on participating first mortgage bonds has been eliminated, because the bonds' fair value becomes their cost basis, (iii) a deferred credit resulting from an excess of acquired net assets over cost (negative goodwill) has been recorded, and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

(b) Represents reclassification of the existing partners' capital to beneficial owners' equity and in accordance with the terms of the consolidation, the contribution to the Company by Related Charter L.P. of a portion of Prudential - Bache Properties, Inc.'s former general partner interest which results in a 1.5% ownership of shares by Related Charter L.P.s.

(c) Represents the additional financing obtained as a result of the transactional costs expected to be incurred. These transactional costs are expected to equal $1,708 and will be recorded as a reduction to beneficial owners' equity.

(d) Represents the following adjustments to Summit Tax Exempt Bond Fund L.P. due it being recorded at its fair values in applying the purchase method of accounting: (i) the elimination of the historical amortization of deferred financing fees, deferred bond selection fees and deferred income because these intangible items were assigned no value under purchase accounting and, (ii) the amortization of the deferred credit, the excess of acquired net assets over costs, (included in interest income from participating first mortgage bonds) using the straight line method over 10 years, which approximates the average remaining term to maturity of the participating first mortgage bonds.

(e) Represents interest expense at an assumed annual rate of 9% on the financing of the transactional costs expected to be incurred.

(f) Historically, the partnership agreements have provided for the general partners of Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II to receive a partnership management fee of .5% of total invested assets. In accordance with the terms of the consolidation, the historical partnership management fees have been reclassified to a special distribution. Also under the terms of consolidation, the special distributions are reduced to .375% per annum of total invested assets.

(g) Pursuant to the terms of the consolidation as outlined in the Management Agreement, reimbursement of overhead costs is limited to a maximum of $200 annually for all three partnerships, pro rata for the minimum scenario, subject to certain adjustments. Thus, for the periods ending March 31, 1997 and December 31, 1996, overhead costs are limited to $39 and $129, respectively. The historical overhead costs for these periods of $51 and $190 have therefore been reduced by $12 to equal $39 for the three months and by $61 to equal $129 for a full year.


(h) Represents the cash flow statement effect for the periods ending March 31, 1997 and December 31, 1996, for the following pro forma adjustments described above: reduction of G&A expenses, $12 and $61 (note g), additional interest expense related to the transactional costs of $38 and $154 (note e), a reclassification of the management fee to special distribution of $371 and $1,483 (note f), increase in loan payable related to additional financing, $1,708, and payment of transactional costs, $1,708 (note c). The net change in cash flow resulting from consolidation transaction has been applied to distributions paid.

          Charter Municipal Acceptance Company--Minimum Participation (Summit Tax Exempt L.P. II and Summit Tax Exempt Fund, L.P.)
              Notes To Pro Forma Consolidated Financial Statements
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)

(i) Historical statement of cash flow of Summit Tax Exempt Bond Fund L.P. has been adjusted to reflect the changes caused by applying the purchase method of accounting. For the periods ending March 31, 1997 and December 31, 1996 respectively, net historical income increased $94 and $390, amortization of deferred bond selection fees and financing fees decreased $70 and $278, amortization of deferred income decreased $65 and $262, and an increase in amortization of the deferred credit, the excess of acquired net assets over costs $89 and $374.

(j) Equivalent pro forma data has been calculated by multiplying the Company pro forma amounts by the exchange ratio (below) for each participating partnership, so that the Company per share pro forma amounts are equated to the respective values for one unit of the respective partnership.




Exchange Ratio:
(1 unit=X shares)
    Tax I            0.9560
    Tax II           1.0811

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
                      Pro Forma Consolidated Balance Sheet
                              As of March 31, 1997
                                   Unaudited
                             (Dollars in thousands)

                                             Tax II-At         Tax III-At        Historical
                                          Historical Cost   Historical Cost   Combined Totals
                                          ----------------- ----------------- -----------------
ASSETS
Participating first mortgage bonds,
  at fair value                               $148,130          $44,770           $192,900
Temporary investments                            3,300              100              3,400
Cash and cash equivalents                        1,114              274              1,388
Promissory notes receivable, net                   242               --                242
Deferred bond selection fees, net                1,759              652              2,411
Interest receivable, net                           531              128                659
Other assets                                        11                4                 15
                                              --------          -------           --------
Total assets                                  $155,087          $45,928           $201,015
                                              ========          =======           ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                  $     --          $    --           $     --
Deferred income                                    384               --                384
Accounts payable and accrued
  expenses                                          81              119                200
Due to affiliates                                  405              214                619
Excess of acquired net assets
  over cost                                         --               --                 --
                                              --------          -------           --------
Total liabilities                                  870              333              1,203
                                              --------          -------           --------
Partners' capital (deficit):
BUC$holders                                    160,519           48,950            209,469
General Partners                                  (186)            (175)              (361)
Net unrealized loss on participating
  first mortgage bonds                          (6,116)          (3,180)            (9,296)
                                              --------          -------           --------
Total partners' capital                        154,217           45,595            199,812
                                              --------          -------           --------
Total liabilities and partners' capital       $155,087          $45,928           $201,015
                                              ========          =======           ========

                                               Purchase           Tax II At          Consolidation
                                            Accounting Pro    Historical Cost &     Transaction Pro
                                                Forma          Tax III At Fair           Forma          The Company
                                             Adjustments            Value             Adjustments        Pro Forma
                                          ----------------    -----------------     ---------------     ------------
ASSETS
Participating first mortgage bonds,
  at fair value                                                    $192,900                              $192,900
Temporary investments                                                 3,400                                 3,400
Cash and cash equivalents                                             1,388                                 1,388
Promissory notes receivable, net                                        242                                   242
Deferred bond selection fees, net          $  (652)  (a)              1,759                                 1,759
Interest receivable, net                                                659                                   659
Other assets                                                             15                                    15
                                                                   --------                              --------
Total assets                                                       $200,363                               200,363
                                                                   ========                              ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                                       $     --         $   1,245  (c)       $  1,245
Deferred income                                                         384                                   384
Accounts payable and accrued
  expenses                                                              200                                   200
Due to affiliates                                                       619                                   619
Excess of acquired net assets
  over cost                                   1,911  (a)              1,911                                 1,911
                                           --------                --------                              --------
Total liabilities                                                     3,114                                 4,359
                                                                   --------                              --------
Partners' capital (deficit):
BUC$holders                                  (5,628) (a)            203,841          (203,841) (b)             --
General Partners                               (115) (a)               (476)              476  (b)             --
Net unrealized loss on participating
  first mortgage bonds                        3,180  (a)             (6,116)            6,116  (b)             --
                                           --------                --------          --------            --------
Total partners' capital                                             197,249                                    --
                                                                   --------                              --------
Total liabilities and partners' capital                            $200,363                              $     --
                                                                   ========                              ========
Beneficial owners' equity; 50,000,000 shares
  authorized; 12,913,254 shares issued and outstanding
Beneficial owners' equity-manager                                                       3,050  (b)       $  3,031
                                                                                          (19) (c)
                                                                                       (1,226) (c)
Beneficial owners' equity-shareholders                                                200,315  (b)        199,089
Net unrealized loss on participating first mortgage bonds                              (6,116) (b)         (6,116)
                                                                                                         --------
Total liabilities and equity                                                                              196,004
                                                                                                         --------
                                                                                                         $200,363
                                                                                                         ========

     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
                    Pro Forma Consolidated Income Statement
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt II-   Tax Exempt III-   Total Historical     Pro Forma     The Company Pro
                                     Historical Cost   Historical Cost     Partnerships      Adjustments         Forma
                                     ---------------   ---------------   ----------------   -------------    ----------------
REVENUES
Interest income from participating
 first mortgage bonds                     $2,717             $706              $3,423        $  48  (d)           $3,471
Interest income from promissory
 notes                                        32               --                  32                                 32
Interest income from temporary
 investments                                   8                2                  10                                 10
                                          ------             ----              ------                             ------
  Total revenues                           2,757              708               3,465                              3,513
                                          ------             ----              ------                             ------
EXPENSES
Interest expense                              --               --                  --           28  (e)               28
Management fees                              203               --                 203         (203) (f)               --
General and administrative                    86               47                 133          (16) (g)              117
Loan servicing fees                          100               32                 132                                132
Amortization of deferred bond
 selection fees                               46               15                  61          (15) (d)               46
                                          ------             ----              ------        ------               ------
 Total expenses                              435               94                 529                                323
                                          ------             ----              ------                             ------
Net income                                $2,322             $614              $2,936                              3,190
                                          ======             ====              ======                             ======
Special distribution to manager                                                                                      201
                                                                                                                  ------
Net income available to shareholders                                                                              $2,989
                                                                                                                  ======
Net income per share, 12,913,254 shares outstanding during the period                                             $ 0.23
                                                                                                                  ======

     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
                    Pro Forma Consolidated Income Statement
                      For the Year Ended December 31, 1996
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt II-   Tax Exempt III-   Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ---------------   ---------------   ----------------   ---------------   ---------------
REVENUES
Interest income from participating
 first mortgage bonds                    $11,647            $3,074            $14,721        $  204  (d)          $14,925
Interest income from promissory
 notes                                        27                --                 27                                  27
Interest income from temporary
 investments                                 138                12                150                                 150
                                         -------            ------            -------                             -------
  Total revenues                          11,812             3,086             14,898                              15,102
                                         -------            ------            -------                             -------
EXPENSES
Interest expense                              --                --                 --           112  (e)              112
Management fees                              811                --                811          (811) (f)               --
General and administrative                   566               239                805           (70) (g)              735
Loan servicing fees                          405               131                536                                 536
Amortization of deferred bond
 selection fees                              185                62                247           (62) (d)              185
Loss on impairment of assets               4,000                --              4,000                               4,000
                                         -------            ------            -------                             -------
 Total expenses                            5,967               432              6,399                               5,568
                                         -------            ------            -------                             -------
Net income                               $ 5,845            $2,654            $ 8,499                               9,534
                                         =======            ======            =======                             =======
Special distribution to manager                                                                                       805
                                                                                                                  -------
Net income available to shareholders                                                                              $ 8,729
                                                                                                                  =======
Net income per share, 12,913,254 shares outstanding during the period                                             $  0.68
                                                                                                                  =======


     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                              Tax II At
                                                                           Historical Cost
                                     Tax Exempt II-   Tax Exempt III, At   & Tax III At         Pro Forma       The Company
                                    Historical Cost     Fair Value (i)       Fair Value        Adjustments       Pro Forma
                                    ---------------   ------------------   ---------------   ---------------    -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                       $ 2,946              $ 745             $ 3,691                            $ 3,691
Amount received which was due
 from affiliate                              84                 --                  84                                 84
Fees and expenses paid                      (70)               (39)               (109)          $  219  (h)          110
Interest paid                                --                 --                  --              (28) (h)          (28)
                                        -------              -----             -------           ------           -------
Net cash provided by operating
 activities                               2,960                706               3,666                              3,857
                                        -------              -----             -------                            -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net sale of temporary investments           300                200                 500                                500
Principal payments received from
 loans made to properties                    33                 --                  33                                 33
                                        -------              -----             -------                            -------
Net cash provided by investment
 activities                                 333                200                 533                                533
                                        -------              -----             -------                            -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase in Loan Payable related
 to additional financing                     --                 --                  --             1,245  (h)       1,245
Payment of transaction costs                 --                 --                  --            (1,245) (h)      (1,245)
Distributions paid                       (2,428)              (692)             (3,120)               28  (h)      (3,311)
                                                                                                    (203) (h)
                                                                                                     (16) (h)
                                                                                                  ------
Net cash used in financing
 activities                              (2,428)              (692)             (3,120)                            (3,311)
                                        -------              -----             -------                            -------
Net increase in cash and cash
 equivalents                                865                214               1,079                              1,079
Cash and cash equivalents at
 beginning of period                        249                 60                 309                                309
                                        -------              -----             -------                            -------
Cash and cash equivalents at end
 of period                              $ 1,114              $ 274             $ 1,388                            $ 1,388
                                        =======              =====             =======                            =======



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III
                       Pro Forma Consolidated Cash Flows

                   For the Three Months Ended March 31, 1997

                                   Unaudited
                             (Dollars in thousands)



                                                                              Tax II At
                                                                           Historical Cost
                                     Tax Exempt II-   Tax Exempt III, At   & Tax III At        Pro Forma      The Company
                                    Historical Cost     Fair Value (i)       Fair Value       Adjustments      Pro Forma
                                    ---------------   ------------------   ---------------  ---------------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                               $2,322             $677               $2,999        $  (28) (h)        $3,190
                                         ------             -----              ------        --------           ------
Adjustments to reconcile net                                                                     203 (h)
 income to net cash provided by                                                                   16 (h)
 operating activities:
 Accretion of deferred income               (17)              --                  (17)                             (17)
 Amortization of deferred bond
  selection fees                             46               --                   46                               46
 Amortization of excess of
  acquired net assets over cost              --              (48)                 (48)                             (48)
 Changes in operating assets and
  liabilities:
  Decrease in interest receivable           205               37                  242                              242
  (Increase) decrease in other
   assets                                    13               (4)                   9                                9
  Decrease in accounts payable
   and accrued expenses                     (26)              (5)                 (31)                             (31)
  Decrease in due from affiliates            84               --                   84                               84
  Increase in due to affiliates             333               49                  382                              382
                                         ------             -----              ------                           ------
 Total adjustments                          638               29                  667                              667
                                         ------             -----              ------                           ------
Net cash provided by operating
 activities                              $2,960             $706               $3,666                           $3,857
                                         ======             =====              ======                           ======


     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III
                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                             Tax II At
                                                                          Historical Cost
                                    Tax Exempt II-   Tax Exempt III, At   & Tax III At        Pro Forma      The Company
                                   Historical Cost     Fair Value (i)       Fair Value       Adjustments      Pro Forma
                                   ---------------   ------------------   ---------------  ---------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                      $11,910             $ 3,054           $ 14,964                         $ 14,964
Fees and expenses paid                  (1,895)               (263)            (2,158)     $  881  (h)          (1,277)
Interest paid                               --                  --                 --        (112) (h)            (112)
                                       -------             -------           --------      ------             --------
Net cash provided by operating
 activities                             10,015               2,791             12,806                           13,575
                                       -------             -------           --------                         --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net purchase of temporary
 investments                              (800)                (50)              (850)                            (850)
Loan made to properties                   (300)                 --               (300)                            (300)
Principal payments received from
 loans made to properties                   73                  --                 73                               73
                                       -------             -------           --------                         --------
Net cash used in investment
 activities                             (1,027)                (50)            (1,077)                          (1,077)
                                       -------             -------           --------                         --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase in Loan Payable related
 to additional financing                    --                  --                 --         1,245  (h)         1,245
Payment of transaction costs                --                  --                 --        (1,245) (h)        (1,245)
Distributions paid                      (9,712)             (3,029)           (12,741)          112  (h)       (13,510)
                                                                                               (811) (h)
                                                                                                (70) (h)
                                                                                           --------
Net cash used in financing
 activities                             (9,712)             (3,029)           (12,741)                         (13,510)
                                       -------             -------           --------                         --------
Net decrease in cash and cash
 equivalents                              (724)               (288)            (1,012)                          (1,012)
Cash and cash equivalents at
 beginning of period                       973                 348              1,321                            1,321
                                       -------             -------           --------                         --------
Cash and cash equivalents at end
 of year                               $   249             $    60           $    309                         $    309
                                       =======             =======           ========                         ========



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III
                       Pro Forma Consolidated Cash Flows
                      For the Year Ended December 31, 1996
                                   Unaudited
                             (Dollars in thousands)



                                                                                         Tax II At
                                                                                      Historical Cost
                                                Tax Exempt II-   Tax Exempt III, At   & Tax III At      Pro Forma    The Company
                                               Historical Cost     Fair Value (i)       Fair Value     Adjustments    Pro Forma
                                               ---------------   ------------------   ---------------  -----------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                         $ 5,845             $2,920            $ 8,765       $ (112) (h)    $ 9,534
                                                   -------             ------            -------       ------         --------
Adjustments to reconcile net                                                                              811  (h)
 income to net cash provided by                                                                            70  (h)
 operating activities:
 Accretion of deferred income                          (66)                --                (66)                         (66)
 Amortization of deferred bond
  selection fees                                       185                 --                185                          185
 Amortization of excess of
  acquired net assets over cost                         --               (204)              (204)                        (204)
 Loss on impairment of assets                        4,000                 --              4,000                        4,000
 Changes in operating assets and liabilities:
  Decrease in promissory notes
   receivable, net                                      22                 --                 22                           22
  (Increase) decrease in interest
   receivable                                          164                (32)               132                          132
  (Increase) decrease in other
   assets                                              (11)                 4                 (7)                          (7)
  Decrease in deferred income                          (23)                --                (23)                         (23)
  (Increase) decrease in
   accounts payable and
   accrued expenses                                    (25)                46                 21                           21
  Decrease in due from
   affiliates                                          (84)                --                (84)                         (84)
  Increase in due to affiliates                          8                 57                 65                           65
                                                   -------             ------            -------                      -------
 Total adjustments                                   4,170               (129)             4,041                        4,041
                                                   -------             ------            -------                      -------
Net cash provided by operating
 activities                                        $10,015             $2,791            $12,806                      $13,575
                                                   =======             ======            =======                      =======



     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
                 Supplemental Pro Forma Per Share/Unit Data (j)
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996



                                               Book Value        Distributions       Net Income
                                                  As of           Year Ended         Year Ended
                                              March 31, 1997     March 31, 1997     March 31, 1997
                                              --------------     --------------     --------------
  Pro forma-the Company (Per Share)                $15.18            $0.2446             $0.23

  Historical-Tax II (Per Unit)                      16.89             0.2600              0.25
  Equivalent pro forma-Tax II (Per Unit)            16.41             0.2644              0.25

  Historical-Tax III (Per Unit)                     14.87             0.2200              0.17
  Equivalent pro forma-Tax III (Per Unit)           13.92             0.2243              0.21


                                                 Book Value          Distributions          Net Income
                                                   As of               Year Ended           Year Ended
                                              December 31, 1996     December 31, 1996     December 31, 1996
                                              -----------------     -----------------     -----------------
  Pro forma-the Company (Per Share)                 N/A                   $0.9839               $0.68

  Historical-Tax II (Per Unit)                      N/A                    1.0400                0.63
  Equivalent pro forma-Tax II (Per Unit)            N/A                    1.0637                0.74

  Historical-Tax III (Per Unit)                     N/A                    0.8800                0.76
  Equivalent pro forma-Tax III (Per Unit)           N/A                    0.9022                0.62

     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
              Notes To Pro Forma Consolidated Financial Statements
As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)

(a) The historical balance sheet of Summit Tax Exempt L.P. III has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of this partnership are being adjusted to their estimated fair value of $43,032. The estimated fair value was determined by the Related General Partner and the Manager based on the adjusted net asset value. The adjusted net asset value is equal to the (i) amount the partnership would receive under the terms of the first mortgage bonds if the underlying properties collateralizing the partnership's mortgage bonds were sold for an amount equal to the appraised value net of third party expenses plus, (ii) any undistributed cash and other assets less, (iii) any outstanding liabilities owned by the partnership.

     The effect of purchase accounting on the balance sheet results in the following adjustments: (i) deferred bond selection fee, net, has been eliminated resulting from this intangible item being assigned no value,
     (ii) the net unrealized loss on participating first mortgage bonds has been eliminated, because the bonds' fair value becomes their cost basis, (iii) a deferred credit resulting from an excess of acquired net assets over cost has been added, and (iv), the net effect of those changes to the assets and liabilities has been applied to the partner's capital account.

(b) Represents reclassification of the existing partners' capital to beneficial owners' equity and in accordance with the terms of the consolidation, the contribution to the Company by Related Charter L.P. of a portion of Prudential - Bache Properties, Inc.'s former general partner interest which results in a 1.5% ownership of shares by Related Charter L.P.s.

(c) Represents the additional financing obtained as a result of the transactional costs expected to be incurred. These transactional costs are expected to equal $1,245 and will be recorded as a reduction to beneficial owners' equity.

(d) Represents the following adjustments to Summmit Tax Exempt L.P. III due to it being recorded at its fair values in applying the purchase method of accounting: (i) the elimination of the historical amortization of deferred bond selection fees because this intangible item was assigned no value under purchase accounting and, (ii) the amortization of the deferred credit, the excess of acquired net assets over costs, (included in interest income from participating first mortgage bonds) using the straight line method over 10 years, which approximates the average remaining term to maturity of the participating first mortgage bonds.

(e) Represents interest expense at an assumed annual rate of 9% on the financing of the transactional costs expected to be incurred.

(f) Historically, the partnership agreements have provided for the general partners of Summit Tax Exempt L.P. II to receive a partnership management fee of .5% of total invested assets and the general partners of Summit Tax Exempt L.P. III to receive a special distribution of .5% of total invested assets. In accordance with the terms of the consolidation, the historical partnership management fee for Summit Tax Exempt L.P. II has been reclassified to a special distribution. Also under the terms of consolidation, the special distributions are reduced to .375% per annum of total invested assets.

(g) Pursuant to the terms of the consolidation as outlined in the Management Agreement, reimbursement of overhead costs is limited to a maximum of $200 annually for all three partnerships, pro rata for the minimum scenario, subject to certain adjustments. Thus, for the periods ending March 31, 1997 and December 31, 1996, overhead costs are limited to $31 and $120, respectively. The historical overhead costs for these periods of $47 and $190 have therefore been reduced by $16 to equal $31 for the three months and by $70 to equal $120 for a full year.

(h) Represents the cash flow statement effect for the periods ending March 31, 1997 and December 31, 1996, for the following pro forma adjustments described above: reduction of G&A expenses, $16 and $70 (note g), additional interest expense related to the transactional costs of $28 and $112 (note e), a reclassification of the management fee for Summit Tax Exempt L.P. II to special distribution of $203 and $811 (note f), increase in loan payable related to additional financing, $1,245, and payment of transactional costs, $1,245 (note c). The net change in cash flow resulting from the consolidation transaction has been applied to distributions paid.

(i) Historical statement of cash flow of Summit Tax Exempt L.P. III has been adjusted to reflect the changes caused by applying the purchase method of accounting. For the periods ending March 31, 1997 and December 31, 1996 respectively, net historical income increased $63 and $266, amortization of deferred bond selection fees and financing fees decreased $15 and $62, and an increase in amortization of the deferred credit, the excess of acquired net assets over costs $48 and $204.

          Charter Municipal Acceptance Company--Minimum Participation
           (Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III)
              Notes To Pro Forma Consolidated Financial Statements
As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)

(j) Equivalent pro forma data has been calculated by multiplying the Company pro forma amounts by the exchange ratio (below) for each participating partnership, so that the Company per share pro forma amounts are equated to the respective values for one unit of the respective partnership.



Exchange Ratio:
(1 unit=X shares)
    Tax II           1.0811
    Tax III          0.9170

     Charter Municipal Mortgage Acceptance Company--Minimum Participation See accompanying notes to pro forma consolidated financial statements.

       (Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III)
                      Pro Forma Consolidated Balance Sheet
                              As of March 31, 1997
                                   Unaudited
                             (Dollars in thousands)



                                          Tax Exempt I-At      Tax III-At        Historical
                                          Historical Cost   Historical Cost   Combined Totals
                                          ----------------- ----------------- -----------------
ASSETS
Participating first mortgage bonds,
at fair value                                 $123,397          $44,770           $168,167
Temporary investments                            1,150              100              1,250
Cash and cash equivalents                          853              274              1,127
Promissory notes receivable, net                 6,650               --              6,650
Deferred bond selection fees, net                1,521              652              2,173
Interest receivable, net                           725              128                853
Other assets                                       111                4                115
                                              --------          -------           --------
Total assets                                  $134,407          $45,928           $180,335
                                              ========          =======           ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                  $ 13,681          $    --           $ 13,681
Deferred income                                    921               --                921
Accounts payable and accrued
expenses                                            88              119                207
Due to affiliates                                  331              214                545
Excess of acquired net assets
over cost                                           --               --                 --
                                              --------          -------           --------
Total liabilities                               15,021              333             15,354
                                              --------          -------           --------
Partners' capital (deficit):
BUC$holders                                    124,105           48,950            173,055
General Partners                                  (385)            (175)              (560)
Net unrealized loss on participating
first mortgage bonds                            (4,334)          (3,180)            (7,514)
                                              --------          -------           --------
Total partners' capital                        119,386           45,595            164,981
                                              --------          -------           --------
Total liabilities and partner's capital       $134,407          $45,928           $180,335
                                              ========          =======           ========

                                               Purchase            Tax I At          Consolidation
                                            Accounting Pro    Historical Cost &     Transaction Pro
                                                Forma          Tax III At Fair           Forma          The Company
                                             Adjustments            Value             Adjustments        Pro Forma
                                           ---------------     ---------------      ---------------     -----------
ASSETS
Participating first mortgage bonds,
at fair value                                                       $168,167                             $168,167
Temporary investments                                                  1,250                                1,250
Cash and cash equivalents                                              1,127                                1,127
Promissory notes receivable, net                                       6,650                                6,650
Deferred bond selection fees, net          $ (652) (a)                 1,521                                1,521
Interest receivable, net                                                 853                                  853
Other assets                                                             115                                  115
                                                                    --------                             --------
Total assets                                                        $179,683                              179,683
                                                                    ========                             ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Loan payable                                                        $ 13,681          $   1,016  (c)     $ 14,697
Deferred income                                                          921                                  921
Accounts payable and accrued
expenses                                                                 207                                  207
Due to affiliates                                                        545                                  545
Excess of acquired net assets
over cost                                   1,911  (a)                 1,911                                1,911
                                           ----------               --------                             --------
Total liabilities                                                     17,265                               18,281
                                                                    --------                             --------
Partners' capital (deficit):
BUC$holders                                 (5,628) (a)              167,427           (167,427) (b)           --
General Partners                              (115) (a)                 (675)               675  (b)           --
Net unrealized loss on participating
first mortgage bonds                          3,180 (a)               (4,334)             4,334  (b)           --
                                           --------                 --------          ---------          --------
Total partners' capital                                              162,418                                   --
                                                                    --------                             --------
Total liabilities and partner's capital                             $179,683                             $     --
                                                                    ========                             ========
Beneficial owners' equity; 50,000,000 shares
  authorized; 10,541,918 shares issued and outstanding
Beneficial owners' equity-manager                                                         2,501  (b)     $  2,486
                                                                                            (15) (c)
                                                                                         (1,001) (c)
Beneficial owners' equity-shareholders                                                  164,251  (b)      163,250
Net unrealized loss on participating first mortgage bonds                                (4,334) (b)       (4,334)
                                                                                                         --------
Total liabilities and equity                                                                              161,402
                                                                                                         --------
                                                                                                         $179,683
                                                                                                         ========

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                    Pro Forma Consolidated Income Statement
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt I-    Tax Exempt III-   Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ---------------   ---------------   ----------------   -------------     ----------------
REVENUES
Interest income from participating
 first mortgage bonds                     $2,143             $706              $2,849       $    48  (d)           $2,897
Interest income from promissory
 notes                                       136               --                 136                                 136
Interest income from temporary
 investments                                  12                2                  14                                  14
                                          -------            -----             -------                             -------
  Total revenues                           2,291              708               2,999                               3,047
                                          -------            -----             -------                             -------
EXPENSES
Interest expense                             331               --                 331            23  (e)              354
Management fees                              168               --                 168          (168) (f)               --
General and administrative                   156               47                 203                (9) (g)          194
Loan servicing fees                           83               32                 115                                 115
Amortization of deferred bond
 selection fees                               38               15                  53               (15) (d)           38
Amortization of deferred financing
 fees                                         32               --                  32                                  32
                                          -------            -----             -------                             -------
 Total expenses                              808               94                 902                                 733
                                          -------            -----             -------                             -------
Net income                                $1,483             $614              $2,097                               2,314
                                          =======            =====             =======                             =======
Special distribution to manager                                                                                       175
                                                                                                                   -------
Net income available to shareholders                                                                               $2,139
                                                                                                                   =======
Net income per share, 10,541,918 shares outstanding during the period                                              $ 0.20
                                                                                                                   =======

     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                    Pro Forma Consolidated Income Statement

                      For the Year Ended December 31, 1996

                                   Unaudited
                (Dollars in thousands except per share amounts)



                                      Tax Exempt I-    Tax Exempt III-   Total Historical      Pro Forma      The Company Pro
                                     Historical Cost   Historical Cost     Partnerships       Adjustments          Forma
                                     ---------------   ---------------   ----------------    -------------    ---------------
REVENUES
Interest income from participating
 first mortgage bonds                     $9,155            $3,075            $12,230        $ 204(d)             $12,434
Interest income from promissory
 notes                                       571                --                571                                 571
Interest income from temporary
 investments                                  73                12                 85                                  85
                                          ------            ------            -------                             -------
  Total revenues                           9,799             3,087             12,886                              13,090
                                          ------            ------            -------                             -------
EXPENSES
Interest expense                           1,322                --              1,322           91  (e)             1,413
Management fees                              672                --                672         (672) (f)                --
General and administrative                   665               239                904          (26) (g)               878
Loan servicing fees                          335               131                466                                 466
Amortization of deferred bond
 selection fees                              150                62                212          (62) (d)               150
Amortization of deferred financing
 fees                                        128                --                128                                 128
                                          ------            ------            -------                             -------
 Total expenses                            3,272               432              3,704                               3,035
                                          ------            ------            -------                             -------
Net income                                $6,527            $2,655            $ 9,182                              10,055
                                          ======            ======            =======                             =======
Special distribution to manager                                                                                       701
                                                                                                                  -------
Net income available to shareholders                                                                              $ 9,354
                                                                                                                  =======
Net income per share, 10,541,918 shares outstanding during the period                                             $  0.89
                                                                                                                  ========


     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                            Tax I At
                                                                         Historical Cost
                                    Tax Exempt I-   Tax Exempt III, At   & Tax III At         Pro Forma       The Company
                                      Historical      Fair Value (i)       Fair Value        Adjustments       Pro Forma
                                    -------------   ------------------   ---------------    -------------     -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                      $ 2,436             $ 745             $ 3,181                            $ 3,181
Loan made to property affiliates          (111)               --                (111)                              (111)
Amount paid which was due to
 affiliate                                 (84)               --                 (84)                               (84)
Fees and expenses paid                    (137)              (39)               (176)         $  177  (h)             1
Interest paid                             (331)               --                (331)            (23) (h)          (354)
                                       -------             -----             -------         --------           -------
Net cash provided by operating
 activities                              1,773               706               2,479                              2,633
                                       -------             -----             -------                            -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net sale of temporary investments          500               200                 700                                700
Principal payments received from
 loans made to properties                   30                --                  30                                 30
                                       -------             -----             -------                            -------
Net cash provided by investment
 activities                                530               200                 730                                730
                                       -------             -----             -------                            -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Increase in Loan Payable related
 to additional financing                    --                --                  --           1,016  (h)         1,016
Payment of transaction costs                --                --                  --          (1,016) (h)        (1,016)
Distributions paid                      (1,694)             (692)             (2,386)             23  (h)        (2,540)
                                                                                                (168) (h)
                                                                                                  (9) (h)
                                                                                             -------
Net cash used in financing
 activities                             (1,694)             (692)             (2,386)                            (2,540)
                                       -------             -----             -------                            -------
Net increase in cash and cash
 equivalents                               609               214                 823                                823
Cash and cash equivalents at
 beginning of period                       244                60                 304                                304
                                       -------             -----             -------                            -------
Cash and cash equivalents at end
 of period                             $   853             $ 274             $ 1,127                            $ 1,127
                                       =======             =====             =======                            =======



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                       Pro Forma Consolidated Cash Flows
                   For the Three Months Ended March 31, 1997
                                   Unaudited
                             (Dollars in thousands)




                                                                                         Tax I At
                                                                                      Historical Cost
                                               Tax Exempt I-   Tax Exempt III, At     & Tax III At        Pro Forma      The Company
                                                 Historical      Fair Value (i)         Fair Value       Adjustments      Pro Forma
                                               -------------   ------------------     ---------------  ---------------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                         $1,483            $677                 $2,160        $   (23) (h)       $2,314
                                                   ------            -----                ------        -------            ------
Adjustments to reconcile net                                                                                 168 (h)
 income to net cash provided by                                                                                9 (h)
  operating activities:
 Amortization of deferred
  income                                              (65)             --                    (65)                             (65)
 Amortization of deferred bond
  selection fees                                       38              --                     38                               38
 Amortization of deferred
  financing fees                                       32              --                     32                               32
 Amortization of excess of
  acquired net assets over cost                        --             (48)                   (48)                             (48)
 Changes in operating assets and liabilities:
  Decrease in interest
   receivable                                         100              37                    137                              137
  (Increase) decrease in other
   assets                                              10              (4)                     6                                6
  Decrease in accounts payable
   and accrued expenses                               (14)             (5)                   (19)                             (19)
  Increase in due to affiliates                       189              49                    238                              238
                                                   ------            -----                ------                           ------
 Total adjustments                                    290              29                    319                              319
                                                   ------            -----                ------                           ------
Net cash provided by operating
 activities                                        $1,773            $706                 $2,479                           $2,633
                                                   ======            =====                ======                           ======



     See accompanying notes to pro forma consolidated financial statements.

     Charter Municipal Mortgage Acceptance Company--Minimum Participation

       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                       Pro Forma Consolidated Cash Flows

                      For the Year Ended December 31, 1996

                                   Unaudited
                             (Dollars in thousands)




                                                                           Tax I At
                                                                        Historical Cost
                                   Tax Exempt I-   Tax Exempt III, At   & Tax III At        Pro Forma      The Company
                                     Historical      Fair Value (i)       Fair Value       Adjustments      Pro Forma
                                   -------------   ------------------   ---------------  ---------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Interest received                     $ 9,816            $ 3,054            $12,870                         $ 12,870
Loan made to property affiliates         (274)                --               (274)                            (274)
Fees and expenses paid                 (1,611)              (263)            (1,874)      $     698  (h)      (1,176)
Interest paid                          (1,322)                --             (1,322)            (91) (h)      (1,413)
                                      -------            -------            -------       ----------        --------
Net cash provided by operating
 activities                             6,609              2,791              9,400                           10,007
                                      -------            -------            -------                         --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net purchase of temporary
 investments                             (300)               (50)              (350)                            (350)
                                      -------            -------            -------                         --------
Net cash used in investment
 activities                              (300)               (50)              (350)                            (350)
                                      -------            -------            -------                         --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Principal repayments on
 promissory note                           86                 --                 86                               86
Increase in Loan Payable related
 to additional financing                   --                 --                 --           1,016  (h)       1,016
Payment of transaction costs               --                 --                 --          (1,016) (h)      (1,016)
Distributions paid                     (6,777)            (3,029)            (9,806)             91  (h)     (10,413)
                                                                                               (672) (h)
                                                                                                (26) (h)
                                                                                          ---------
Net cash used in financing
 activities                            (6,691)            (3,029)            (9,720)                         (10,327)
                                      -------            -------            -------                         --------
Net decrease in cash and cash
 equivalents                             (382)              (288)              (670)                            (670)
Cash and cash equivalents at
 beginning of year                        626                348                974                              974
                                      -------            -------            -------                         --------
Cash and cash equivalents at end
 of year                              $   244            $    60            $   304                         $    304
                                      =======            =======            =======                         ========



                                  (continued)

     Charter Municipal Mortgage Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
                       Pro Forma Consolidated Cash Flows

                      For the Year Ended December 31, 1996

                                   Unaudited
                             (Dollars in thousands)




                                                                                        Tax I At
                                                                                     Historical Cost
                                               Tax Exempt I-   Tax Exempt III, At    & Tax III At        Pro Forma      The Company
                                                 Historical      Fair Value (i)        Fair Value       Adjustments      Pro Forma
                                               -------------   ------------------    ---------------  ---------------   -----------
SCHEDULE RECONCILING NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
Net income                                         $6,527            $2,921             $9,448         $   (91) (h)      $10,055
                                                   ------            ------             ------                           -------
Adjustments to reconcile net                                                                               672  (h)
 income to net cash provided by                                                                             26  (h)
  operating activities:
 Amortization of deferred
  income                                             (262)               --               (262)                             (262)
 Amortization of deferred bond
  selection fees                                      150                --                150                               150
 Amortization of deferred
  financing fees                                      128                --                128                               128
 Amortization of excess of
  acquired net assets over cost                        --              (204)              (204)                             (204)
 Changes in operating assets and liabilities:
  Decrease in promissory notes
   receivable, net                                     57                --                 57                                57
  (Increase) decrease in interest
   receivable                                           4               (33)               (29)                              (29)
  (Increase) decrease in other
   assets                                             (10)                4                   (6)                               (6)
  Decrease in deferred income                         (57)               --                (57)                              (57)
  (Increase) decrease in
   accounts payable and
    accrued expenses                                  (23)               46                 23                                23
  Increase in due to affiliates                        95                57                152                               152
                                                   ------            ------             ------                           -------
 Total adjustments                                     82              (130)               (48)                              (48)
                                                   ------            ------             ------                           -------
Net cash provided by operating
 activities                                        $6,609            $2,791             $9,400                           $10,007
                                                   ======            ======             ======                           =======



     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III)
                 Supplemental Pro Forma Per Share/Unit Data (j)
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996



                                               Book Value        Distributions       Net Income
                                                  As of           Year Ended         Year Ended
                                              March 31, 1997     March 31, 1997     March 31, 1997
                                              --------------     --------------     --------------
  Pro forma-the Company (Per Share)                $15.31            $0.2290             $0.20

  Historical-Tax I (Per Unit)                       15.16             0.2100              0.18
  Equivalent pro forma-Tax I (Per Unit)             14.64             0.2189              0.19

  Historical-Tax III (Per Unit)                     14.87             0.2200              0.17
  Equivalent pro forma-Tax III (Per Unit)           14.04             0.2100              0.18


                                                 Book Value          Distributions          Net Income
                                                   As of               Year Ended           Year Ended
                                              December 31, 1996     December 31, 1996     December 31, 1996
                                              -----------------     -----------------     -----------------
  Pro forma-the Company (Per Share)                 N/A                   $0.9213               $0.89

  Historical-Tax I (Per Unit)                       N/A                    0.8400                0.81
  Equivalent pro forma-Tax I (Per Unit)             N/A                    0.8807                0.85

  Historical-Tax III (Per Unit)                     N/A                    0.8800                0.76
  Equivalent pro forma-Tax III (Per Unit)           N/A                    0.8448                0.82

     See accompanying notes to pro forma consolidated financial statements.

          Charter Municipal Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
              Notes To Pro Forma Consolidated Financial Statements
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)

(a) The historical balance sheet of Summit Tax Exempt L.P. III has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of this partnership are being adjusted to their estimated fair value of $43,032. The estimated fair value was determined by the Related General Partner and the Manager based on the adjusted net asset value. The adjusted net asset value is equal to the (i) amount the partnership would receive under the terms of the first mortgage bonds if the underlying properties collateralizing the partnership's mortgage bonds were sold for an amount equal to the appraised vale net of third party expenses plus, (ii) any undistributed cash and other assets less, (iii) any outstanding liabilities owned by the partnership.

    The effect of purchase accounting on the balance sheet results in the following adjustments: (i) deferred bond selection fee, net, has been eliminated resulting from this intangible item being assigned no value, (ii) the net unrealized loss on participating first mortgage bonds has been eliminated, because the bonds' fair value becomes their cost basis, (iii) a deferred credit resulting from an excess of acquired net assets over cost has been added, and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

(b) Represents reclassification of the existing partner's capital to beneficial owners' equity and in accordance with the terms of the consolidation, the contribution to the Company by Related Charter L.P. of a portion of Prudential - Bache Properties, Inc.'s former general partner interest which results in a 1.5% ownership of shares by Related Charter L.P.s.

(c) Represents the additional financing obtained as a result of the transactional costs expected to be incurred. These transactional costs are expected to equal $1,016 and will be recorded as a reduction to beneficial owners' equity.

(d) Represents the following adjustments to Summit Tax Exempt L.P. III due to their being recorded at their fair values in applying the purchase method of accounting: (i) the elimination of the historical amortization of deferred bond selection fees because this intangible item was assigned no value under purchase accounting and, (ii) the amortization of the deferred credit, the excess of acquired net assets over costs, (included in interest income from participating first mortgage bonds) using the straight line method over 10 years, which approximates the average remaining term to maturity of the participating first mortgage bonds.

(e) Represents interest expense at an assumed annual rate of 9% on the financing of the transactional costs expected to be incurred.

(f) Historically, the partnership agreements have provided for the general partners of Summit Tax Exempt Bond Fund L.P. to receive a partnership management fee of .5% of total invested assets and the general partners of Summit Tax Exempt L.P. III to receive a special distribution of .5% of total invested assets. In accordance with the terms of the consolidation, the historical partnership management fee for Summit Tax Exempt Bond Fund L.P. has been reclassified to a special distribution. Also under the terms of consolidation, the special distributions are reduced to .375% per annum of total invested assets.

(g) Pursuant to the terms of the consolidation as outlined in the Management Agreement, reimbursement of overhead costs is limited to a maximum of $200 annually all three partnership, pro rata for the minimum scenario, subject to certain adjustments. Thus, for the periods ending March 31, 1997 and December 31, 1996, overhead costs are limited to $30 and $150, respectively. The historical overhead costs for these periods of $39 and $176 have therefore been reduced by $9 to equal $30 for the three months ended and by $26 to equal $150 for a full year.

(h) Represents the cash flow statement effect for the periods ending March 31, 1997 and December 31, 1996, for the following pro forma adjustments described above: reduction of G&A expenses, $9 and $26 (note g), additional interest expense related to the transactional costs of $23 and $91 (note e), a reclassification of the management fee for Summit Tax Exempt L.P. II to special distribution of $168 and $672 (note f), increase in loan payable related to additional financing, $1,016, and payment of transactional costs, $1,016 (note c). The net change in cash flow resulting from the consolidation transaction has been applied to distributions paid.

(i) Historical statement of cash flows of Summit Tax Exempt L.P. III has been adjusted to reflect the changes caused by applying the purchase method of accounting. For the periods ending March 31, 1997 and December 31, 1996 respectively, net historical income increased $63 and $266, amortization of deferred bond selection fees decreased $15 and $62, and an increase in amortization of the deferred credit, the excess of acquired net assets over costs $48 and $204.

          Charter Municipal Acceptance Company--Minimum Participation
       (Summit Tax Exempt Bond Fund, L.P. and Summit Tax Exempt L.P. III)
              Notes To Pro Forma Consolidated Financial Statements
              As Of And For The Three Months Ended March 31, 1997
                      And The Year Ended December 31, 1996
                             (Dollars in thousands)



(j) Equivalent pro forma data has been calculated by multiplying the Company pro forma amounts by the exchange ratio (below) for each participating partnership, so that the Company per share pro forma amounts are equated to the respective values for one unit of the respective partnership.




Exchange Ratio:
(1 unit=X shares)
    Tax I          0.9560
    Tax III        0.9170

                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees
Charter Municipal Mortgage Acceptance Company
New York, New York

     We have audited the accompanying balance sheet of Charter Municipal Mortgage Acceptance Company as of May 29, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Charter Municipal Mortgage Acceptance Company as of May 29, 1997 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


May 29, 1997

                 Charter Municipal Mortage Acceptance Company
                                 Balance Sheet
                                  May 29, 1997


                                     ASSET

Cash                                                   $1,000
                                                       ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies
Beneficial owner's equity--shareholder
 (1,000 shares authorized, issued and outstanding)     $1,000
                                                       ======

                    See accompanying notes to balance sheet.

                 Charter Municipal Mortgage Acceptance Company
                             Notes To Balance Sheet
                                  May 29, 1997
NOTE 1--General

     Charter Municipal Mortgage Acceptance Company, formerly Summit Tax Exempt Trust, (the "Company") was formed on August 12, 1996 as a Delaware business trust for the primary purpose of generating distributable tax-exempt income through a consolidation of limited partnerships (the "Partnerships") owning a portfolio of (i) thirty-one tax-exempt participating first mortgage revenue bonds ("FMBs") issued by various state or local governments or their agencies or authorities secured by first mortgage loans on thirty-one underlying properties and (ii) seven taxable second mortgage loans advanced to the obligors of certain FMBs in conjunction with sale, modification and forbearance agreements with respect to the FMBs secured by second mortgages on the underlying properties.

     On May 5, 1997 the Company issued 1,000 shares of beneficial interest at $1.00 per share in exchange for $1,000 cash from Related Capital Company, an affiliate of the Company.

     Upon consummation of the consolidation, assuming 100% participation by the Partnerships, 20,277,587 shares will be issued to the former limited partners of the Partnerships, 205,864 shares will be issued to the former affiliated general partners of the Partnership and 102,932 shares will be issued to Related Charter LP, the manager of the Company (the "Manager").

     The Company's Trust Agreement authorizes the Board of Trustees to classify or reclassify any unissued shares, to provide for the issuance of beneficial interests of the Company in other classes or series, including preferred beneficial interests in one or more series, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. The Company has no present intention to issue beneficial interests of any class or series other than the shares of beneficial interest issuable in connection with the consolidation.

     As of May 29, 1997, the Company has not commenced operations.

NOTE 2--Related Party Transactions

     Upon consummation of the consolidation, the Company shall enter into an agreement with Related Charter LP, an affiliate of Related Capital Company, to act as manager of the Company (the "Management Agreement"). The Manager will receive (i) bond selection fees based on the principal amount of each FMB or other tax exempt instrument acquired or originated by the Company; (ii) special distributions calculated as a percentage of total invested assets by the Company; (iii) loan servicing fees based on the outstanding principal amount of FMBs; (iv) a liquidation fee based on the gross sales price of assets sold by the Company in connection with a liquidation of the Company's assets; and (v) reimbursement of certain administrative costs incurred by the Manager on behalf of the Company.

     The original term of the Management Agreement will terminate on the fourth anniversary of the date of the consummation of the consolidation (the "Effective Date"). Thereafter, the Management Agreement may be renewed annually by the Company, subject to an evaluation of the performance of the Manager by the Board of Trustees. The Management Agreement cannot be terminated by the Company prior to the fourth anniversary of the Effective Date, other than for gross negligence or willful misconduct of the Manager and by a majority vote of the Company's independent trustees. The Management Agreement may be terminated without cause by the Manager.

     The Company cannot dissolve and liquidate prior to the fourth anniversary of the Effective Date except upon a recommendation of the Manager and the majority vote of shareholders. After the fourth anniversary of the Effective Date, the vote of the holders of 662/3% of the Company's then outstanding shares of beneficial interest is required to approve a dissolution and liquidation of the Company that is not recommended by the Manager and the majority vote of shareholders is required to approve a liquidation of the Company recommended by the Manager. If for any reason, whether prior to or after the fourth anniversary of the Effective Date, the Management Agreement is terminated in accordance with its terms, the Company may dissolve and liquidate upon the majority vote of its shareholders.

NOTE 3--Income Taxes

     The Company is not required to provide for, or pay, any federal income taxes. Income tax attributes that arise from its operation are passed directly to the individual shareholders. The Company may be subject to state and local taxes in jurisdictions in which it operates.

NOTE 4--Commitments and Contingencies

     The Company will be liable for expenses of the consolidation. Assuming all of the limited partnerships participate in the consolidation, such expenses are presently estimated to be approximately $1,984,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners of
Related Charter LP
New York, New York

     We have audited the accompanying balance sheet of Related Charter LP as of May 29, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Related Charter LP as of May 29, 1997 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


May 29, 1997

                              Related Charter LP
                                 Balance Sheet
                                  May 29, 1997


                                     ASSET

Cash                                                                      $1,000
                                                                          ======
LIABILITIES AND PARTNERS' CAPITAL
Commitments and Contingencies
Partners' Capital
 General Partner                                                          $   10
 Limited Partners                                                            990
                                                                          ------
Total Partners' Capital                                                   $1,000
                                                                          ======

                    See accompanying notes to balance sheet.

                              Related Charter LP
                             Notes To Balance Sheet
                                  May 29, 1997

NOTE 1--General

     Related Charter LP (the "Company") was formed pursuant to the laws of the state of Delaware on May 5, 1997 to act as the manager of Charter Municipal Mortgage Acceptance Company ("Charter"), an affiliated entity. Charter was formed on August 12, 1996 as a Delaware business trust for the primary purpose of generating distributable tax-exempt income through a consolidation of limited partnerships (the "Partnerships") owning a portfolio of (i) thirty-one tax-exempt participating first mortgage revenue bonds ("FMBs") issued by various state or local governments or their agencies or authorities secured by first mortgage loans on thirty-one underlying properties and (ii) seven taxable second mortgage loans advanced to the obligors of certain FMBs in conjunction with sale, modification and forbearance agreements with respect to the FMBs secured by second mortgages on the underlying properties.

     The Company intends to purchase the non-affiliated general partner interests in the Partnerships for an aggregate purchase price of $2,863,000 (assuming the non-affiliated general partner interests in each of the Partnerships is acquired) and intends to finance the purchases by pledging such interests. Upon consummation of the consolidation, assuming 100% participation by the Partnerships, 20,277,587 shares of beneficial interest will be issued to the former limited partners of the Partnerships, 205,864 shares will be issued to the former affiliated general partners of the Partnerships and, in exchange for the non-affiliated general partner interests of the Partnerships, 102,932 shares will be issued to the Company.

     Neither the Company nor Charter has commenced operations as of May 29, 1997.

NOTE 2--Income Taxes

     The Company is not required to provide for, or pay, any federal income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Company may be subject to state and local taxes in jurisdictions in which it operates.

NOTE 3--Related Party Transactions

     Upon consummation of the consolidation, the Company shall enter into an agreement with Charter (the "Management Agreement"). The Company will receive
(i) bond selection fees based on the principal amount of each FMB or other tax exempt instrument acquired or originated by Charter; (ii) special distributions calculated as a percentage of total invested assets by Charter; (iii) loan servicing fees based on the outstanding principal amount of FMBs; (iv) a liquidation fee based on the gross sales price of assets sold by Charter in connection with a liquidation of Charter's assets; and (v) reimbursement of certain administrative costs incurred by the Company on behalf of Charter.

     The original term of the Management Agreement will terminate on the fourth anniversary of the date of the consummation of the consolidation (the "Effective Date"). Thereafter, the Management Agreement may be renewed annually by Charter, subject to an evaluation of the performance of the Company by Charter's Board of Trustees. The Management Agreement cannot be terminated by Charter prior to the fourth anniversary of the Effective Date, other than for gross negligence or willful misconduct of the Company and by a majority vote of Charter's independent trustees. The Management Agreement may be terminated without cause by the Company.

     Charter cannot dissolve and liquidate prior to the fourth anniversary of the Effective Date except upon a recommendation of the Company and the majority vote of Charter's shareholders. After the fourth anniversary of the Effective Date, the vote of the holders of 662/3% of Charter's then outstanding shares of beneficial interest is required to approve a dissolution and liquidation of Charter that is not recommended by the Company and the majority vote of shareholders is required to approve a liquidation of Charter recommended by the Company. If for any reason, whether prior to or after the fourth anniversary of the Effective Date, the Management Agreement is terminated in accordance with its terms, Charter may dissolve and liquidate upon the majority vote of its shareholders.

                         INDEPENDENT AUDITORS' REPORT

The Members of
Related Charter LLC
New York, New York

     We have audited the accompanying balance sheet of Related Charter LLC as of May 29, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Related Charter LLC as of May 29, 1997 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


May 29, 1997

                              Related Charter LLC
                                 Balance Sheet
                                  May 29, 1997


                                     ASSETS

Cash                                                                      $1,000
Investment in Limited Partnership                                             10
                                                                          ------
 Total Assets                                                             $1,010
                                                                          ======
                        LIABILITIES AND MEMBERS' EQUITY
Members' Equity                                                           $1,010
                                                                          ======

                    See accompanying notes to balance sheet.

                              Related Charter LLC
                            Notes To Balance Sheet
                                  May 29, 1997

NOTE 1--General

     Related Charter LLC (the "Company") is a limited liability company formed pursuant to the laws of the state of Delaware on April 30, 1997 as sole general partner of Related Charter LP which is the manager of Charter Municipal Mortgage Acceptance Company, both of which are affiliated entities.

     As of May 29, 1997, the Company has not commenced operations.

NOTE 2--Investment in Limited Partnership

     The Company has an investment of $10 in Related Charter LP consisting of a $10 cash payment.

     The Company accounts for its investment using the equity method. As of May 29, 1997, Related Charter LP has not commenced operations.

NOTE 3--Income Taxes

     The Company is not required to provide for, or pay, any federal income taxes. Income tax attributes that arise from its operations are passed directly to the individual members. The Company may be subject to state and local taxes in jurisdictions in which it operates.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Summit Tax Exempt Bond Fund L.P.
New York, New York

     We have audited the accompanying statements of financial condition of Summit Tax Exempt Bond Fund L.P. (a Delaware Limited Partnership) as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Summit Tax Exempt Bond Fund L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


March 20, 1997

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                       Statements of Financial Condition


                                     ASSETS

                                                                        December 31,
                                                              ------------------------------
                                                                 1996              1995
                                                              --------------   -------------
Participating first mortgage bonds--at fair value             $123,364,743      $124,669,059
Temporary investments                                            1,650,000         1,350,000
Cash and cash equivalents                                          244,439           626,391
Promissory notes receivable, net                                 6,679,795         6,823,335
Deferred bond selection fees, net                                1,558,161         1,708,218
Interest receivable, net                                           825,237           829,565
Deferred financing fees, net                                       133,156           260,985
Other assets                                                        20,504            10,776
                                                              ------------      ------------
Total assets                                                  $134,476,035      $136,278,329
                                                              ============      ============

                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
 Loan payable                                                 $ 13,680,866      $ 13,680,866
 Deferred income                                                   954,256         1,143,191
 Accounts payable and accrued expenses                             101,255           124,850
 Due to affiliates                                                 143,023            49,262
                                                              ------------      ------------
Total liabilities                                              14,879,400         14,998,169
                                                              ------------      ------------
Contingencies
Partner's capital (deficit):
BUC$holders (7,906,234 BUC$ issued and outstanding)           124,311,220        124,555,445
General partners                                                 (380,822)          (375,838)
Net unrealized loss on participating first mortgage bonds      (4,333,763)        (2,899,447)
                                                             ------------       ------------
Total partners' capital                                       119,596,635        121,280,160
                                                             ------------       ------------
Total liabilities and partners' capital                      $134,476,035       $136,278,329
                                                             ============       ============



                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                              Statements of Income



                                                          Years Ended December 31,
                                                  -----------------------------------------
                                                    1996           1995           1994
                                                  ------------   ------------   -----------
Revenues:
 Interest income:
  Participating first mortgage bonds               $9,155,001     $9,246,436     $9,376,790
  Promissory notes                                    571,208        577,562        612,090
  Temporary investments                                73,231         74,084         45,394
                                                   ----------     ----------     ----------
  Total revenues                                    9,799,440      9,898,082     10,034,274
                                                   ----------     ----------     ----------
Expenses:
 Interest expense                                   1,322,370      1,391,496      1,156,858
 Management fees                                      671,876        671,875        671,875
 General and administrative                           341,382        405,528        339,975
 Loan servicing fees                                  335,068        335,068        335,938
 Legal expense                                        323,295        347,014        215,854
 Amortization of deferred bond selection fees         150,057        150,055        150,056
 Amortization of deferred financing fees              127,829        127,831        127,828
 Loss on impairment of assets                               0        500,000      1,350,000
                                                   ----------     ----------     ----------
 Total expenses                                     3,271,877      3,928,867      4,348,384
                                                   ----------     ----------     ----------
 Net income                                        $6,527,563     $5,969,215     $5,685,890
                                                   ==========     ==========     ==========
Allocation of Net Income:
 BUC$holders                                       $6,397,012     $5,849,831     $5,572,171
                                                   ==========     ==========     ==========
 General partners                                  $  130,551     $  119,384     $  113,719
                                                   ==========     ==========     ==========
Net income per BUC                                 $     0.81     $     0.74     $     0.71
                                                   ==========     ==========     ==========


                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


              Statements of Changes in Partners' Capital (Deficit)




                                                                                                             Net Unrealized
                                                                                                             Gain (Loss) on
                                                                                                             Participating
                                                                                                                 First
                                                       Total          BUC$holders       General Partners     Mortgage Bonds
                                                    -------------     ------------      ----------------     --------------
Partners' capital (deficit)-December 31, 1993        $126,078,050     $126,415,919        $ (337,869)
Cumulative effect through January 1, 1994 of
 accounting change (Note 2)                            (7,693,373)               0                 0          $ (7,693,373)
Net income                                              5,685,890        5,572,171           113,719                     0
Distributions                                          (6,776,774)      (6,641,238)         (135,536)                    0
Net change in fair value of participating first
 mortgage bonds                                         3,410,095                0                 0             3,410,095
                                                     ------------     ------------        ----------          ------------
Partners' capital (deficit)-December 31, 1994         120,703,888      125,346,852          (359,686)           (4,283,278)
Net income                                              5,969,215        5,849,831           119,384                     0
Distributions                                          (6,776,774)      (6,641,238)         (135,536)                    0
Net change in fair value of participating first
 mortgage bonds                                         1,383,831                0                 0             1,383,831
                                                     ------------     ------------        ----------          ------------
Partners' capital (deficit)-December 31, 1995         121,280,160      124,555,445          (375,838)           (2,899,447)
Net income                                              6,527,563        6,397,012           130,551                     0
Distributions                                          (6,776,772)      (6,641,237)         (135,535)                    0
Net change in fair value of participating first
 mortgage bonds                                        (1,434,316)               0                 0            (1,434,316)
                                                     ------------     ------------        ----------          ------------
Partners' capital (deficit)-December 31, 1996        $119,596,635     $124,311,220        $ (380,822)         $ (4,333,763)
                                                     ============     ============        ==========          ============




                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                            Statements of Cash Flows

                                                                                   Years Ended December 31,
                                                                       -------------------------------------------------
                                                                           1996             1995             1994
                                                                       ---------------   -------------   ---------------
Cash flows from operating activities:
 Interest received                                                      $ 9,815,686      $10,472,273      $ 9,720,452
 Loan made to property affiliate                                           (273,798)       (721,266)                0
 Fees and expenses paid                                                  (1,611,183)     (1,749,628)       (1,766,476)
 Interest paid                                                           (1,322,370)     (1,391,496)       (1,241,679)
                                                                        -----------      -----------      -----------
Net cash provided by operating activities                                 6,608,335       6,609,883         6,712,297
                                                                        -----------      -----------      -----------
Cash flows from investing activities:
 Net (purchase) sale of temporary investments                              (300,000)        565,874          (415,114)
 Income deferred upon assumption of bond obligations by new debtor                0               0           105,477
                                                                        -----------      -----------      -----------
 Net cash (used in) provided by investment activities                      (300,000)        565,874          (309,637)
                                                                        -----------      -----------      -----------
Cash flows from financing activities:
 Principal repayments on promissory note                                     86,485          53,719                 0
 Principal payment received on bond                                               0               0           347,576
 Distributions paid                                                      (6,776,772)     (6,776,774)       (6,776,774)
                                                                        -----------      -----------      -----------
 Net cash used in financing activities                                   (6,690,287)     (6,723,055)       (6,429,198)
                                                                        -----------      -----------      -----------
 Net (decrease) increase in cash and cash equivalents                      (381,952)        452,702           (26,538)
 Cash and cash equivalents at beginning of year                             626,391         173,689           200,227
                                                                        -----------      -----------      -----------
 Cash and cash equivalents at end of year                               $   244,439      $   626,391      $   173,689
                                                                        ===========      ===========      ===========
Schedule reconciling net income to net cash provided by
 operating activities:
 Net income                                                             $ 6,527,563      $ 5,969,215      $ 5,685,890
                                                                        -----------      -----------      -----------
 Adjustments to reconcile net income to net cash provided
  by operating activities:
 Amortization of deferred income                                           (261,880)       (261,877)         (260,253)
 Amortization of deferred bond selection fees                               150,057         150,055           150,056
 Amortization of deferred financing fees                                    127,829         127,831           127,828
 Loss on impairment of assets                                                     0         500,000         1,350,000
 Changes in:
  Promissory notes receivable, net                                           57,055         247,821           172,411
  Interest receivable                                                         4,328         114,802           (53,569)
  Other assets                                                               (9,728)          2,852             1,678
  Deferred income                                                           (57,055)       (247,821)         (172,411)
  Accounts payable and accrued expenses                                     (23,595)          4,165          (179,984)
  Accrued interest expense                                                        0               0           (84,821)
  Due to affiliates                                                          93,761           2,840           (24,528)
                                                                        -----------      -----------      -----------
 Total adjustments                                                           80,772         640,668         1,026,407
                                                                        -----------      -----------      -----------
Net cash provided by operating activities                               $ 6,608,335      $ 6,609,883      $ 6,712,297
                                                                        ===========      ===========      ===========
Supplemental disclosure of cash flow information:
Cash paid during the year for interest                                  $ 1,322,370      $ 1,391,496      $ 1,156,858
                                                                        ===========      ===========      ===========

                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 1--General


     Summit Tax Exempt Bond Fund, L.P. (the "Partnership"), a Delaware limited partnership, was formed on December 18, 1985 and will terminate on December 31, 2020 unless terminated sooner under the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The Partnership was formed to invest in tax-exempt participating first mortgage revenue bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment projects (the "Properties"). The general partners of the Partnership (the "General Partners") are Prudential-Bache Properties, Inc. ("PBP") (a wholly-owned subsidiary of Prudential Securities Group, Inc.) and Related Tax Exempt Bond Associates, Inc. (the "Related General Partner"). Related
BUC$ Associates, Inc. (the "Assignor Limited Partner"), which acquired and holds limited partnership interests on behalf of those persons who purchase Beneficial Unit Certificates ("BUC$"), has assigned to those persons substantially all of its rights and interest in and under such limited partnership interests. The Related General Partner and the Assignor Limited Partner are under common ownership. As of December 31, 1996, the Partnership had invested in a total of eleven FMBs.



NOTE 2--Summary of Significant Accounting Policies


     a) Basis of Accounting

     The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b) Participating first mortgage bonds and promissory notes receivable

     Effective January 1, 1994, the Partnership accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity. As such, SFAS 115 requires the Partnership to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. The cumulative effect of adopting such accounting was a decrease in partners' capital at January 1, 1994 of approximately $7,693,000 due to unrealized holding losses. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Partnership periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms of the bonds. If the decline is judged to be other than temporary, the cost basis of the bond is written down to its then estimated fair value, with the amount of the write-down accounted for as realized loss.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

     From time to time, the Partnership has advanced funds to the owners of certain properties in the form of promissory notes collateralized by second mortgages on these properties. These promissory notes are carried at cost less a valuation allowance where appropriate. The Partnership periodically evaluates the collectibility of both interest and principal of these investments to determine whether a reserve is necessary. As of December 31, 1996 and 1995 reserves on these investments totaled approximately $4,605,000 and $4,347,000, respectively. For the years ended December 31, 1996 and 1995, $274,000 and $721,000 was added to reserves, respectively.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 2--Summary of Significant Accounting Policies (continued)


     For both FMBs and promissory notes, interest income is recognized at the stated rate when collectibility of future amounts is reasonably assured. Interest income from FMBs with modified terms where the collectibility of future amounts is uncertain is recognized based upon expected cash receipts.

     c) Temporary investments

     Temporary investments at December 31, 1996 represent tax-exempt municipal preferred stock and tax-exempt floating rate municipal bonds which are carried at cost plus accrued interest which approximates market value. Temporary investments at December 31, 1995 represent tax-exempt municipal preferred stock which is also carried at cost which approximates market value.

     d) Cash and cash equivalents

     Cash and cash equivalents include cash in banks, and investments in short-term instruments with an original maturity of three months or less, for which cost approximates market value.

     e) Income taxes

     The Partnership is not required to provide for, or pay, any Federal income taxes. Income tax attributes that arise from its operations are passed directly to the BUC$holders. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

     f) Profit and loss allocations and distributions

     Net profits or losses and distributions are allocated 98% to the BUC$holders and 2% to the General Partners in accordance with the Partnership Agreement.

     g) Deferred bond selection fees

     The General Partners were paid bond selection fees (equal to 2% of the gross proceeds from the initial offering) for evaluating and selecting FMBs, negotiating the terms of mortgage loans and coordinating the development effort with property developers and government agencies. These fees have been capitalized and are being amortized over the terms of the FMBs. The accumulated amortization as of December 31, 1996 and 1995 was approximately $1,533,000 and $1,383,000, respectively.

     h) Deferred financing fees

     Financing fees incurred in connection with the Partnership's credit facility were capitalized and are being amortized over five years (the life of the credit facility). The accumulated amortization at December 31, 1996 and 1995 was approximately $506,000 and $378,000, respectively.

     i) Fair value of financial instruments

     As described in Note 2.b. above, the Partnership's investments in FMBs are carried at estimated fair values. The Partnership has determined that the fair value of its remaining financial instruments, including its temporary investments, cash and cash equivalents, promissory notes receivable and loan payable approximate their carrying values.

     j) Reclassifications

     Certain reclassifications have been made to prior year amounts to conform to the current year's presentation.

NOTE 3--Participating First Mortgage Bonds

 Overview

     The principal and interest payments on each FMB are payable only from the cash flows, including proceeds in the event of a sale, from the Properties underlying the FMBs or refinance of the mortgage loan. None of these FMBs constitute a general obligation of any state or local government, agency or authority. The FMBs are secured by the mortgage loans on the underlying Properties and the structure of each mortgage loan mirrors the structure of the corresponding FMB.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)


     Unless otherwise modified, the principal of the FMBs will not be amortized during their respective terms (which range from 17 to 24 years) and will be required to be repaid in lump sum "balloon" payments at the expiration of the respective terms or at such earlier times as the Partnership may require pursuant to the bond documents, The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold them until maturity.

     In addition to the stated base interest rates ranging from 5.23% to 8.50% per annum, each of the FMBs which have not been modified provides for "contingent interest" consisting of (a) an amount equal to 50% to 100% of net property cash flow and 50% to 100% of net sale of refinancing proceeds until the borrower has paid, during the post-construction period, annually compounded interest at a rate ranging from 8.875% to 9.34% on a cumulative basis, and thereafter (b) an amount equal to 25% to 50% of the remaining net property cash flow and 25% to 50% of remaining net sale or refinancing proceeds until the borrower has paid interest at a simple annual rate of 16% over the term of the FMB. Both the stated and contingent interest are exempt from Federal income taxation.

     In order to protect the tax-exempt status of the FMBs, the owners of the Properties are required to enter into certain agreements to own, manage and operate such Properties in accordance with the requirements of the Internal Revenue Code.

 Sunset Terrace

     During 1992, a forbearance agreement was finalized with the owner of the Sunset Terrace Property. Terms of the agreement call for a reduced pay rate of 7.0% per annum through May 1993 with scheduled annual increments to the original stated rate of 8.0% in May 1996. However, effective with the May 1, 1995 payment date, the Sunset Terrace FMB has made payments based on the monthly net cash flow generated by the operations of the underlying Property in accordance with the agreement outlined below. Effective as of August 1, 1995, the obligor of the Sunset Terrace FMB entered into a new forbearance agreement. In accordance with the terms of that agreement, the obligor of the FMB is paying debt service on the FMB to the extent of cash flow generated by the underlying Property. The difference between the pay rate and the stated rate of this FMB is deferred and payable out of available future cash flow. In addition, pursuant to the agreement, the obligor replaced the property manager and leasing agent with a new property manager who is an affiliate of the Related General Partner. Effective as of January 30, 1997, the obligor transferred the deed to the underlying Property to an affiliate of the Related General Partner, who made no equity investment in the Property but assumed day to day responsibilities of operations and obligations under the FMB.

 Highpointe

     In November 1989, a $600,000 settlement was reached between the previous developer of Highpointe Club Apartments and USF&G, the construction performance bonding company for the Highpointe property. Prior to this settlement, the previous developer agreed to place the settlement proceeds in escrow later to be shared with the subsequent developer ("Greenhill Project Investors, Inc.") or its successors and assigns pursuant to an arbitration proceeding. On April 23, 1993, the previous developer agreed to release the escrowed funds to RHA Inv., Inc. ("RHA"), the successor to Greenhill Project Investors, Inc. In April 1995, RHA paid to the Partnership approximately $721,000 consisting of the settlement proceeds plus accrued interest. These funds were applied as partial payment toward accrued and unpaid interest due under the Highpointe Club FMB.

     With respect to the Highpointe FMB, effective as of July 12, 1996, the Partnership has entered into a purchase agreement with Chemical Bank (now Chase
Bank) which is secured by a pledge and assignment of the Partnership's Highpointe FMB (face amount of $8,900,000). The purpose of this transaction was to obtain an extension to January 1998, of a Letter of Credit ("L/C") issued by Chemical Bank on behalf of Highpointe (RHA Inv., Inc.) to credit enhance $3,250,000 in pari-passu first mortgage "low floater" bonds ("Chemical Bonds"), which proceeds were used to complete construction of the project in 1989. Pursuant to the terms of the purchase agreement, the Partnership has agreed that, should the Chemical Bonds not otherwise be refinanced or the L/C replaced as of January 1998 or the Highpointe obligor defaults on its obligations under the Chemical Bonds, the Partnership will unconditionally purchase the bonds from Chemical Bank.

 The Mansion


     On April 1, 1994, Mansion Apartment Project Investors, Inc. ("MAPI"), an affiliate of the Related General Partner who replaced the original developer of The Mansion property, sold the ownership interest in the property to an unrelated third party for $700,000 in cash and the assumption of the obligation under the Partnership's $19,450,000 FMB as well as a $400,000 second mortgage note payable to a lender affiliated with the Related General Partner taken by assignment from the seller. Notwithstanding the assumption of the FMB, the General Partners agreed to forbear on the Partnership's rights and remedies in declaring an interest payment default under the FMB loan documents provided the new borrower made minimum monthly interest payments to the Partnership equal to approximately $81,000 per month (5% per annum) together with payments to a replacement reserve escrow account of approximately $4,500 per month and complied with all other covenants and obligations.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)

     Effective October 18, 1994, The Mansion FMB was modified. The modification provides for a base pay rate of 5.23%. In addition, the contingent interest feature has been changed. Under the modified FMB, an additional .386% per year (primary contingent interest) is due and payable from 100% of cash flow above the base pay rate. If not paid, the difference between the minimum pay rate and the primary contingent interest rate is deferred and is payable from future cash flow and sale or refinancing proceeds. Remaining cash flow and sale or refinancing proceeds, if any, are paid to the Partnership in an amount equal to 35% of net cash flow until the borrower receives a 12.5% cumulative return on its investment together with the return of the initial investment. Then, the Partnership is entitled to 50% of remaining cash flow and net sale or refinancing proceeds until the owner has paid interest at a cumulative annual rate of 16%. Notwithstanding The Mansion owner's obligations to pay amounts due as primary contingent interest, the Partnership has agreed, until 1998, that the obligation to pay such amounts will be considered satisfied subject to those amounts being contributed by The Mansion's owner toward certain designated repairs to the property. The Mansion's owner will nevertheless be obligated to pay amounts due from remaining cash flow if available above the primary contingent interest rate.


     The net cash proceeds from the sale of the ownership interest in The Mansion by MAPI of approximately $105,000 (net of a $400,000 escrow for certain repairs, a $50,000 second mortgage note principal payment, and closing costs), paid to the Partnership to reduce accrued and unpaid interest, was recorded by the Partnership as deferred income and is being amortized as interest income over the remaining life of The Mansion FMB. The balance of the deferred income relating to The Mansion FMB was approximately $87,000 and $94,000 at December 31, 1996 and 1995. All other accrued and unpaid interest on The Mansion FMB which previously had been reserved for financial statement purposes was forgiven.

     In 1992, the Partnership loaned approximately $134,000, to the owner of The Mansion property to pay property taxes. The loan was self-amortizing over two years with interest at 8.5% per annum beginning June 1992.
  This loan was fully repaid in the second quarter of 1994.

 Cedar Creek

     In 1988, pursuant to a settlement agreement with the original obligor under the Cedar Creek FMB, the deed to the underlying property was transferred to an affiliate of the Related General Partner due to the obligor's inability to make interest payments as called for under the FMB. The affiliate of the Related General Partner made no equity investment in the underlying property, but has assumed day-to-day responsibilities of operating the underlying property and obligations under the FMB.

     The Partnership has permitted the obligor to pay interest under the FMB only to the extent of cash flow generated by the underlying property, although no forbearance agreement has been entered into with the obligor with respect to such arrangement.

     In 1992, the Partnership loaned approximately $86,000 to the owner of Cedar Creek property to pay property taxes. The loan was self-amortizing over two years with interest at 8.5% per annum beginning June 1992.
  This loan was fully repaid in the second quarter of 1994.


 Cypress Run

     In June 1992, the partnership made a $320,000 second mortgage loan to the owner of the property underlying the Cypress Run FMB for the payment of 1991 property taxes. This loan required monthly interest only payments at a rate of 8.5% per annum with the principal due on July 1, 1994. Interest payments on the loan as well as the FMB were current through June 1994; however, due to bankruptcy, the loan remains outstanding and the borrower has been notified of the default (see below for discussion of borrower's bankruptcy filing). An allowance for possible loss was established for this loan in 1993.

     As a result of the failure to pay 1992 and 1993 real estate taxes, the Partnership initiated steps to enforce its rights and remedies against the Cypress Run property in July 1994. These remedies include acceleration of the loan and a $350,000 draw on an irrevocable letter of credit issued of behalf of the owner of Cypress Run as security relating to obligations under the Rental Performance Agreement. Pursuant to the terms of the bond documents, approximately $348,000 of the proceeds received from the draw on the letter of credit has been recorded as a reduction of the FMB with the balance applied as interest. In response, on July 15, 1994, the owner of the property filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and continued to operate the property as a debtor-in-possession. At the initial hearing, the court consented, among other things, to allow the Partnership to receive monthly net cash flow generated by the property as its debt service payments.

     On November 10, 1994, an Order Modifying Stay together with a Settlement Stipulation was entered by the Court which granted the Partnership relief from the Automatic Stay. This order became effective on March 31, 1995 unless a sale of the property, subject to the Partnership's approval, was closed beforehand. On March 31, 1995, pursuant to a court order, ownership of the Cypress Run property was transferred to an affiliate of the Related General Partner. The affiliate has not made an equity investment in the underlying property;

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)

however, it will assume the day-to-day responsibilities and obligations of operating the property. The Partnership continues to receive the monthly net cash flow generated by the property as payment toward debt service. Upon Settlement of Bankruptcy proceedings prusuant to a Court Order issued in February 1997, obligations under the loan and guaranty has been released. The Partnership made advances in April 1995 of $721,000, in December 1996 of $274,000, and again, in February 1997 of $111,000, aggregating approximately $1,106,000 to the obligor of the Cypress Run FMB (an Affiliate of the Related General Partner) toward payment of delinquent real estate taxes and certain capital improvements. The advances are made pursuant to a demand note from the obligor for a loan amount up to $1,500,000 providing for interest only at 8.5% per annum, payable monthly. Principal is due on demand.


 Greenway Manor

     Due to the failure to pay 1990 and 1991 property taxes and interest from March to August 1992, the Partnership instituted foreclosure proceedings against Greenway Manor. On July 20, 1992, the partnership which owned this property filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Pursuant to a 1992 court order, the receiver paid the Partnership the cash flow remaining after paying past due taxes, paying operating costs and escrowing for 1992 taxes. On June 30, 1993, the court dismissed the bankruptcy proceeding at which time the owner of the property and obligor under the FMB agreed to transfer the deed-in-lieu of foreclosure to an affiliate of the Related General Partner.

 Clarendon Hills

     On May 31, 1992, Clarendon Hills Investor, Inc. ("CHI"), an affiliate of the Related General Partner who had replaced the developer of the Clarendon Hills property, sold its ownership interest in the property to an unrelated third party (the "Purchaser") for $26,200,000. The Purchaser paid $2,000,000 in cash, assumed the $17,600,000 obligation of the Partnership's FMB and issued a $6,600,000 promissory note to CHI which in turn was assigned to the Partnership. The $6,600,0000 promissory note bears interest at the rate of 8.0% per annum payable in equal monthly installments until December 2003 at which time the entire unpaid principal and interest will be due and payable. The $1,441,209 in net cash proceeds of the sale (net of certain closing costs), paid by CHI to the Partnership to reduce accrued and unpaid interest, was recorded by the Partnership as deferred income and is being amortized as interest income from FMBs over the remaining life of the Clarendon Hills FMB. The balance of the deferred income relating to the Clarendon Hills FMB was approximately $867,000 and $992,000 at December 31, 1996 and 1995, respectively.

     In connection with the sale of the Clarendon Hills property by CHI, the FMB collateralized by the property was modified to provide for, among other things; the discharge of all accrued and unpaid interest relating to a previous owner (which for financial statement purposes had been fully reserved) and a reduction of the base interest rate to 5.52% per annum on the $17,600,000 FMB. In addition, the contingent interest feature was modified to assign annual cash flow as follows: (1) to pay the Partnership its 5.52% base rate of the FMB and to pay the 8.0% interest owed on the promissory note; (2) to assign the Purchaser the next $220,000 representing return on its investment; and then (3) to pay the Partnership 65% of cash flow until the Partnership receives an interest rate equal to 8.25% per annum on $24,200,000 ($17,600,000 FMB and $6,600,000 promissory note) for each respective year on a non-cumulative basis. Any remaining cash flow is then shared 65% by the Purchaser and 35% by the Partnership.

 East Ridge/Martins Creek

     The FMBs for the East Ridge and Martin's Creek properties were modified in 1990 when the equity interest in the properties and the related obligations of the FMBs were sold by an affiliate of the Related General Partner to an unrelated third party. The modifications provide for the minimum pay rate increases from 6.0% per annum in 1990 to 7.5% per annum in March 1996. Beginning in March 1997, the pay rate has increased to 8.25% per annum. The difference between the minimum interest rate and the original stated rate is deferred and is payable out of available future cash flow or ultimately from sale or refinancing proceeds. As part of this modification, the Partnership received $950,000 in 13% second mortgage notes with monthly interest and principal payments through December 1995. These notes were also partially secured by letters of credit. In January 1996, the second mortgage notes for East Ridge and Martin's Creek were paid in full and the letters of credit were released.

 North Glen


     During 1991, a forbearance agreement was finalized with the owners of the North Glen property. The General Partners further modified the North Glen forbearance agreement on April 1993 to allow the owner to make debt payments at a pay rate of 6.0% per annum through December 1995 at which time the rate was scheduled to increase to the stated rate of 8.5% per annum, however, the General Partners extended the forbearance agreement through December 15, 1997.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)

     The original North Glen second mortgage in the principal amount of $126,000 which is secured by a second mortgage on the property matured as of May 1996 and was modified and extended. The modified loan is self amortizing over 48 months at an interest rate of 8.5% per annum. North Glen is current on its interest payments through December 31, 1996.


 Thomas Lake

     Pursuant to the terms of the forbearance agreement entered into as of December 1991, the pay rate for the Thomas Lake property returned to the original stated rate of 8.5% in December 1996.

     In May 1992, Summit Tax Exempt Funding Corp., an affiliate of the Partnership, made a loan in the amount of $220,000 secured by a second mortgage on the Thomas Lake Property toward the payment of past due property taxes. In January 1993, this loan was assigned to the Partnership as part of the transaction in which the Partnership obtained a new credit facility. The loan requires interest only payments at the Citibank, N.A. prime rate (8.5% at December 31, 1994) plus 2.0% per annum, payable monthly. Principal was due in full on April 15, 1995 but the loan was modified and extended. The modified loan is self-amortizing over thirty months at an 8.5% interest rate. Thomas Lake is current on its interest payments through December 31, 1996.

 General

     For several properties collateralizing FMBs (Highpointe Club securing an $8,900,000 FMB; Cypress Run securing an $15,402,428 FMB; Greenway Manor, securing a $12,850,000 FMB; Cedar Creek, securing an $8,100,000 FMB and Sunset Terrace securing a $10,350,000 FMB) the original owners of the underlying properties and obligors of the FMBs were replaced by affiliates of the Related General Partner who have not made equity investments in the underlying properties. These entities have assumed the day-to-day responsibilities and obligations of operating the underlying properties. Buyers are being sought who would make equity investments in the underlying properties and assume the nonrecourse obligations for the FMB's. Although certain of these properties are not producing sufficient cash flow to fully service the debt, the Partnership has no present intention to declare a default on these FMBs.

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs or, alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors. These factors include, but are not limited to, property performance, owner cooperation and projected legal costs. Payments under each of the existing forbearance agreements aree current as of December 31, 1996.

     The difference between the stated interest rates and the rates paid on certain FMBs is not accrued for financial statement purposes, although it is deferred and payable from available future cash flow and sale or refinancing proceeds. Interest income relating to these FMBs of approximately $1,411,000, $1,571,000, and $1,707,000 was not recorded for the years ended December 31, 1996, 1995 and 1994, respectively.

     The following FMB's interest income exceeded 15% of the Partnership's total revenue for one or more of the three years in the period ended December 31, 1996:

                      1996         1995         1994
                      ----         ----         ----
Cypress Run            *            *           17%
  The Mansion          *            *           16%

     *FMB's interest income was less than 15% of the Partnership's total revenue for the year.



     The cost basis of the FMBs at December 31, 1996 and 1995 was $127,698,506 and $127,568,506, respectively. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $2,842,285 and $7,176,048, respectively, at December 31, 1996 and $3,150,835 and $6,050,282, respectively, at December 31, 1995.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)


     Descriptions of the various FMBs owned by the Partnership at December 31, 1996 are as follows:


                                                        Minimum
                                         Average        Pay Rate
                                      Interest Rate   at December
    Property          Location       Paid for 1996*    31, 1996*
----------------- ------------------ ---------------- -------------
The Mansion       Independence, MO         6.78%(B)        5.23%
Martin's Creek    Summerville, SC          6.91(D)         7.50(D)
East Ridge        Mt. Pleasant, SC         7.83(D)         7.50(D)
Highpointe Club   Harrisburg, PA           6.74                (A)
Cypress Run       Tampa, FL                5.72                (A)
Thomas Lake       Eagan, MN                8.83(C)         8.50
North Glen        Atlanta, GA              6.00            6.00
Greenway Manor    St. Louis, MO            9.17(C)         8.50
Clarendon Hills   Hayward, CA              5.52            5.52
Cedar Creek       McKinney, TX             7.88                (A)
Sunset Terrace    Lancaster, CA            4.93                (A)



                                                                        Carrying
                   Stated                                                Amount
                  Interest                 Maturity        Face       at December
    Property        Rate*     Call Date      Date         Amount      31, 1996 (E)
----------------- ---------- ------------ ------------ -------------- -------------
The Mansion         5.23%    April 2006   April 2008     $ 19,450,000   $ 18,454,884
Martin's Creek      8.25     Mar. 2000    May 2010          7,300,000      6,642,891
East Ridge          8.25     Mar. 2000    May 2010          8,700,000      8,215,330
Highpointe Club     8.50     June 1998    June 2006         8,900,000      7,000,186
Cypress Run         8.50     Aug. 1998    Aug. 2006        15,402,428     13,982,796
Thomas Lake         8.50     Aug. 1998    Aug. 2006        12,975,000     13,488,852
North Glen          8.50     Aug. 1998    Aug. 2008        12,400,000     11,228,210
Greenway Manor      8.50     Oct. 1998    Sept. 2006       12,850,000     13,020,536
Clarendon Hills     5.52     Dec. 2003    Dec. 2003        17,600,000     14,683,645
Cedar Creek         8.50     Dec. 1998    Dec. 2006         8,100,000      8,551,563
Sunset Terrace      8.00     Feb. 1999    May 2007         10,350,000      8,095,850
                                                         ------------   ------------
                                                         $134,027,428   $123,364,743
                                                         ============   ============


     * The average interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.



    (A) Pay rate is based on the net cash flow generated by the property.


    (B) Includes contingent interest paid during the year ended December 31, 1996.
    (C) Includes receipt of deferred base interest related to prior periods.
    (D) The actual pay rate is adjusted as of the property's fiscal year-end based on audited financials to no less than the minimum pay rate.
    (E) The FMBs are carried at their estimated fair values at December 31, 1996.


NOTE 4--Loan Payable

     On January 15, 1993, the Partnership entered into a loan agreement with an unaffiliated lender for a $15,000,000 credit facility with a maturity date of January 14, 1998 and an option to extend for two years for an additional fee. The debt service requirements include monthly interest only payments with a variable interest rate equal to the 30-day commercial paper interest rate (5.45% and 5.85% at December 31, 1996 and 1995, respectively) plus 4.05% with principal due at maturity. The facility is collateralized by a pledge of the FMBs and associated collateral of East Ridge, Martin's Creek, The Mansion, Thomas Lake and Sunset Terrace. The initial proceeds from this facility were used to repay a $10,000,000 credit facility guaranteed by the Partnership, to repay a $3,000,000 noninterest-bearing working capital loan made to the Partnership from the Related General Partner and to pay associated closing costs. The $10,000,000 credit facility had been used to pay for costs incurred to complete construction of the properties securing the Highpointe Club and Clarendon Hills FMBs and to fund a loan toward the payment of property taxes on the Thomas Lake property. The $3,000,000 working capital loan was used to supplement distributions commencing with the fourth quarter 1988 distribution. The unused portion of the Partnership's $15,000,000 credit facility is to be used for future working capital requirements and other cash requirements, as necessary, subject to the approval of the lender.

     In conjunction with the Partnership's credit facility and the repayment of the previously existing $10,000,000 credit facility, the Partnership was assigned nonrecourse notes in the amount of $6,600,000, $3,180,000 and $220,000 from the Clarendon Hills, Highpointe Club and Thomas Lake properties, respectively. The Clarendon Hills promissory note, secured by a deed of trust, requires monthly interest only payments of 8.0% per annum with the principal due on December 1, 2003. The unsecured Highpointe Club note also requires monthly interest only payments of 8.0% per annum with the principal due on December 31, 2003. Since the Highpointe Club property is paying interest on a cash flow basis, interest on the promissory note is only recorded when cash flow is received in excess of the stated rate. No interest on the Highpointe Club promissory note has been received or recorded through December 31, 1996. The assigned Highpointe Club note is subordinate to the Highpointe Club FMB and has been fully reserved. The Thomas Lake promissory note in the principal amount of $220,000, which is secured by a second mortgage on the property, matured in April 1995 and was modified and extended. The modified loan is self-amortizing over thirty months at an 8.5% interest rate. Clarendon Hills and Thomas Lake promissory notes are current on the interest payments through December 31, 1996.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)

                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994

NOTE 5--Income Taxes

     Following is a reconciliation of net income for financial statement purposes with net income for Federal income tax reporting purposes:

                                                1996           1995             1994
                                              ----------     ----------      -----------
Net income per financial statements           $6,527,563     $5,969,215      $ 5,685,890
 Loss on impairment of assets                          0        500,000        1,350,000
 Uncollected interest on FMBs                  1,410,705      1,570,781        1,707,305
 Nondeductible interest expense                  355,850        374,452          311,255
 Uncollected interest on promissory notes        254,400        254,400          254,400
 Amortization of bond selection fees             150,057        150,055          150,056
 Loss from debt restructure                            0              0       (3,632,747)
 Other, net                                      (56,987)      (214,698)        (326,925)
                                              ----------     ----------      -----------
Net income for tax purposes                   $8,641,588     $8,604,205      $ 5,499,234
                                              ==========     ==========      ===========

     Net income for tax purposes is generally exempt from Federal income tax. The differences between the tax and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments, the recording of distributions and the Partnership's accounting for the FMBs at fair value for book purposes and cost for tax purposes.

NOTE 6--Related Parties

     The General Partners and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses were:

                                                                1996          1995           1994
                                                             ----------    -----------     ----------
Prudential-Bache Properties, Inc. and affiliates
 General and administrative                                  $   33,507     $   93,392     $   93,000
 Management fee                                                 335,938        335,937        335,937
                                                             ----------     ----------     ----------
                                                                369,445        429,329        428,937
                                                             ----------     ----------     ----------
Related Tax Exempt Bond Associates, Inc. and affiliates
 General and administrative                                      71,149         39,723         28,246
 Management fee                                                 335,938        335,938        335,938
 Loan servicing fees                                            335,068        335,068        335,938
                                                             ----------     ----------     ----------
                                                                742,155        710,729        700,122
                                                             ----------     ----------     ----------
                                                             $1,111,600     $1,140,058     $1,129,059
                                                             ==========     ==========     ==========

     Effective October 1, 1995 the Related General Partner has assumed from PBP, the responsibilities and duties of the Tax Matters Partner as defined in the Partnership Agreement.

     The General Partners are paid, in aggregate, an annual management fee equal to .5% of the total invested assets (which equals the total original face amount of the FMBs).

     An affiliate of the Related General Partner receives loan servicing fees in the amount of .25% per annum of the principal amount outstanding on mortgage loans serviced by the affiliate.

     During 1995 and January 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 7,600 BUC$ at December 31, 1996.

     Several executive officers and directors of the Related General Partner own less than 1% of the outstanding BUC$.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 6--Related Parties (continued)

     As of December 31, 1996 the original owner of the underlying property and obligor of the Cedar Creek, Cypress Run, Highpointe and Greenway Manor FMBs have been replaced with an affiliate of the Related General Partner who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the underlying property. Buyers are being sought who would make an equity investment in the underlying property and assume the nonrecourse obligations for the FMB.


NOTE 7--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713) , was filed in the United States District Court for the District of Arizona , purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently the Related General Partner was dismissed from the Levine litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.

     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III, will receive shares in a newly formed business trust. It is anticipated that shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, the acquisition by affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of fees currently payable to the General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.

     In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 7--Contingencies (continued)

     Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters,
(i) granting a proxy to object to the Reorganization; or (ii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from
(i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.


     There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied nor that a closing may occur in the projected time frame. In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.


NOTE 8--Selected Quarterly Financial Data (unaudited)




                                                                                1996 Quarter ended
                                                             -----------------------------------------------------------
                                                              March 31        June 30       September 30     December 31
                                                             ----------     -----------    -------------    ------------
Interest income from participating first mortgage bonds       $2,405,750     $2,293,601     $  2,348,277     $ 2,107,373
                                                             ===========    ===========    =============    ============
Net income                                                    $1,796,883     $1,653,437     $  1,659,467     $ 1,417,776
                                                             ===========    ===========    =============    ============
Net income per BUC                                            $     0.22     $     0.21     $       0.20     $      0.18
                                                             ===========    ===========    =============    ============

                                                                                1995 Quarter ended
                                                             -----------------------------------------------------------
                                                               March 31       June 30       September 30     December 31
                                                             -----------    -----------    -------------    ------------
Interest income from participating first mortgage bonds       $2,359,498     $2,320,794     $  2,274,988     $ 2,291,156
                                                             ===========    ===========    =============    ============
Loss on impairment of assets                                  $        0     $        0     $          0     $   500,000
                                                             ===========    ===========    =============    ============
Net income                                                    $1,689,483     $1,562,255     $  1,590,145     $ 1,127,332
                                                             ===========    ===========    =============    ============
Net income per BUC                                            $     0.21     $     0.19     $       0.20     $      0.14
                                                             ===========    ===========    =============    ============


NOTE 9--Subsequent Events


     In February 1997, distributions of approximately $1,660,000 and $34,000 were paid to the BUC$holders and General Partners, respectively, for the quarter ended December 31, 1996.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


Management's Discussion and Analysis of Financial Condition and Results of
  Operations


 Liquidity and Capital Resources

     The Registrant has invested in eleven tax-exempt FMBs issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment projects.

     At the beginning of the year, the Registrant had cash and temporary investments of approximately $1,976,000. After payment of distributions of approximately $6,777,000 and receipt of the net cash flow from operations of approximately $6,608,000. The Registrant ended the year with approximately $1,894,000 in cash and temporary investments. The fourth quarter distribution of approximately $1,660,000 ($.21 per BUC) was paid to BUC$holders in February 1997 from current and previously undistributed cash flow from operations. The Registrant anticipates funding future cash distributions from current and previously undistributed cash flow from operations. The restructurings of the FMBs in 1996 and any future restructurings may result in the General Partners reducing the distributions to BUC$holders in future periods.

     The Registrant has entered into forbearance agreements on several FMBs and may be required to extend these agreements or enter into new agreements in the future. Such agreements may adversely impact liquidity; however interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years the Registrant's operating expenditures, debt service and distributions.

     The Registrant's loan payable has a variable interest rate; therefore, future levels of interest expense will fluctuate in correlation to movements in the 30-day commercial paper interest rate.

     With respect to the Highpointe FMB, effective as of July 12, 1996, the Registrant has entered into a purchase agreement with Chemical Bank (now Chase
Bank) which is secured by a pledge and assignment of the Registrant's Highpointe FMBs (face amount of $8,900,000). The purpose of this transaction was to obtain an extension, to January 1998, of a Letter of Credit ("L/C") issued by Chemical Bank on behalf of Highpointe (RHA Inv., Inc.) to credit enhance $3,250,000 in pari-passu first mortgage "low floater" bonds ("Chemical Bonds"), which proceeds were used to complete construction of the project in 1989. Pursuant to the terms of the purchase agreement, the Registrant has agreed that, should the Chemical Bonds not otherwise be refinanced or the L/C replaced as of January 1998 or the Highpointe obligor defaults on its obligations under the Chemical Bonds, the Registrant will unconditionally purchase the bonds from Chemical Bank.

     For a discussion of the proposed Settlement of the Class Action relating to the Registrant see Other Events in Item 1. Business above.

     Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Registrant's investments in FMBs are secured by Registrant's interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversifications of the portfolio may not protect against a general downturn in the economy.

 Results of Operations

     The Registrant accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Registrant has a right to require redemption of the FMBs approximately twelve years after their issuance. The Registrant anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold them until maturity. As such, SFAS 115 requires the Registrant to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Registrant periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Registrant will be unable to collect all amounts due according to the existing contractual terms of the FMBs. If the decline is judged to be other than temporary, the cost basis of the FMB is written down to its then estimated fair value, with the amount of the write-down accounted for as realized loss.

     Because the FMBs are not readily marketable, the Registrant estimates fair value for each FMB as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the FMBs, such as property occupancy rates, rental rates, operating cost inflation and market

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Registrant's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.


 1996 vs 1995


     Net income increased approximately $558,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to the $500,000 loss on impairment of assets recorded in 1995 and for the reasons discussed below:

     Interest income from FMBs decreased approximately $91,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to a tax loan to Cypress Run in December 1996 which was fully reserved for and accounted for as a reduction of interest from the FMB, reduced debt service payments received from the Sunset Terrace FMB and the repayment of the East Ridge and Martin's Creek second mortgage loans in January 1996. These decreases were partially offset by increased debt service payments received from the Cedar Creek FMB and an increase in contingent interest from the Mansions FMB.

     General and administrative expenses decreased approximately $64,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to the nonrecurring costs incurred in obtaining appraisals of the properties in 1995.


 1995 vs. 1994


     Net income increased approximately $283,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to the $1,350,000 loss on impairment of assets recorded in 1994 and for the reasons discussed below:

     Interest income from FMBs decreased by approximately $130,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to reduced debt service payments received from the Sunset Terrace and Cedar Creek FMBs.

     Interest income from promissory notes decreased by approximately $35,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994. This decrease resulted primarily from the repayment of the Cypress Run tax loan in 1994 resulting in no interest income in 1995.

     Interest income from temporary investments increased approximately $29,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to higher interest rates and invested balances.

     Interest expense increased approximately $235,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 due to interest rate increases during 1995 on the Registrant's loan payable.

     General and administrative expenses increased approximately $66,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to the timing of certain accruals recorded in the respective years and increased costs associated with the administration of the Registrant.

     Losses on impairment of assets of $500,000 and $1,350,000 were recorded during the years ended December 31, 1995 and 1994, respectively, to write down the cost basis of certain FMBs to recognize other-than-temporary impairment.

     Legal expenses increased approximately $131,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to the legal costs incurred with respect to the Cypress Run bankruptcy proceedings, debt modifications and the Kinnes litigation discussed in Note 7 to the financial statements in Item 8.


 Property Information

     The following table lists the FMBs that the Registrant owns with occupancy rates of the underlying properties as of February 11, 1997:






                                                     Carrying                                             Minimum Pay
                                                      Amount                      Average       Stated      Rate at
                                     Face Amount    at December                Interest Rate   Interest   December 31,
    Property          Location         of Bond     31, 1996 (F)   Occupancy   Paid for 1996*     Rate*       1996*
----------------- ------------------ ------------- -------------- ----------- ---------------- ---------- -------------
The Mansion       Independence, MO   $19,450,000    $18,454,884     94.7%        6.78%(D)        5.23%         5.23%
Martin's Creek    Summerville, SC      7,300,000      6,642,891     96.5      6.91 (C)           8.25          7.50(C)
East Ridge        Mt. Pleasant, SC     8,700,000      8,215,330     96.4      7.83 (C)           8.25          7.50(C)
Highpointe Club   Harrisburg, PA       8,900,000      7,000,186     97.9         6.74            8.50         (B)
Cypress Run       Tampa, FL           15,402,428     13,982,796     90.3         5.72            8.50         (B)
Thomas Lake       Eagan, MN           12,975,000     13,488,852     99.5      8.83 (E)           8.50          8.50

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                                                   Carrying                                             Minimum Pay
                                                 Amount                         Average       Stated      Rate at
                                   Face Amount    at December                Interest Rate   Interest   December 31,
    Property         Location        of Bond     31, 1996 (F)   Occupancy   Paid for 1996*     Rate*       1996*
----------------- --------------- -------------- -------------- ----------- ---------------- ---------- -------------
North Glen        Atlanta, GA         12,400,000     11,228,210    89.0        6.00            8.50          6.00(A)
Greenway Manor    St. Louis, MO     $ 12,850,000     13,020,536    96.8     9.17 (E)           8.50          8.50
Clarendon Hills   Hayward, CA         17,600,000     14,683,645    98.9        5.52            5.52          5.52
Cedar Creek       McKinney, TX         8,100,000      8,551,563    86.1        7.88            8.50              (B)
Sunset Terrace    Lancaster, CA       10,350,000      8,095,850    91.3        4.93            8.00              (B)
                                   -------------  -------------
                                    $134,027,428   $123,364,743
                                   =============  =============

     * The average interest rate paid represents the interest recorded by the Registrant while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.

  (A) The minimum pay rate on the FMB is scheduled to increase to the stated interest rate over the remaining term of the FMB.

  (B)  The minimum pay rate is the current cash flow of the property.

  (C) The minimum pay rate on the FMB increases in increments from 6% in 1990 to 8.25% in March 1997. The actual pay rate is adjusted as of the property's fiscal year end based on audited financial statements to no less than the minimum pay rate.

  (D)  Includes contingent interest paid during 1996.

  (E) Includes receipt of deferred base interest relating to prior periods.

  (F)  The FMBs are carried at their estimated fair values at December
       31, 1996.

 General

     The determination as to whether it is in the best interest of the Registrant to enter into forbearance agreements on the FMBs, or alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors. These factors include, but are not limited to, property performance, owner cooperation and projected legal costs.

     The difference between the stated interest rates and the rates paid on certain FMBs is not accrued for financial statement purposes, although it is deferred and payable from available future cash flow and sale or refinancing proceeds. Interest income relating to these FMBs of approximately $1,411,000, $1,571,000, and $1,707,000 was not recorded for the years ended December 31, 1996, 1995 and 1994, respectively.

     From time to time, certain property owners have elected to supplement the cash flow generated by the properties to meet the required FMB interest payments. There can be no assurance that in the future any property owner will continue to elect to supplement property cash flow to satisfy FMB interest requirements if necessary. The owner of the Sunset Terrace property supplemented the cash flow generated by the property to meet the required interest payments in 1994. No property owner made supplementary payments in 1996 or 1995.

                       Summit Tax Exempt Bond Fund, L.P.

                            (a limited partnership)


                       Statements of Financial Condition
                                  (unaudited)


                                     ASSETS

                                                               March 31,     December 31,
                                                                 1997            1996
                                                             ------------    ------------
Participating first mortgage bonds-at fair value             $123,397,243    $123,364,743
Temporary investments                                           1,150,000       1,650,000
Cash and cash equivalents                                         853,178         244,439
Promissory notes receivable, net                                6,649,980       6,679,795
Deferred bond selection fees, net                               1,520,646       1,558,161
Interest receivable, net                                          724,827         825,237
Deferred financing fees, net                                      101,199         133,156
Other assets                                                        9,640          20,504
                                                             ------------    ------------
Total assets                                                 $134,406,713    $134,476,035
                                                             ============    ============

                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
 Loan payable                                                $ 13,680,866    $ 13,680,866
 Deferred income                                                 921,286          954,256
 Due to affiliates                                               330,925          143,023
 Accounts payable and accrued expenses                            87,486          101,255
                                                             ------------    ------------
Total liabilities                                             15,020,563       14,879,400
                                                             ------------    ------------
Contingencies
Partners' capital (deficit):
 BUC$holders (7,906,234 BUC$ issued and outstanding)         124,104,945      124,311,220
 General Partners                                               (385,032)        (380,822)
 Net unrealized loss on participating first mortgage bonds    (4,333,763)      (4,333,763)
                                                             ------------    ------------
Total partners' capital                                      119,386,150      119,596,635
                                                             ------------    ------------
Total liabilities and partners' capital                      $134,406,713    $134,476,035
                                                             ============    ============

                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                              Statements of Income
                                  (unaudited)



                                                      Three Months Ended
                                                          March 31,
                                                  --------------------------
                                                    1997           1996
                                                  ------------   -----------
Revenues:
 Interest income:
  Participating first mortgage bonds, net         $2,142,851     $2,405,750
  Promissory notes                                   135,615        158,734
  Temporary investments                               11,524         15,687
                                                  ----------     ----------
  Total revenues                                   2,289,990      2,580,171
                                                  ----------     ----------
Expenses:
 Interest                                            330,575        330,807
 Management fees                                     167,969        167,969
 General and administrative                           89,183         80,254
 Loan servicing fees                                  82,620         83,309
 Legal                                                66,463         51,478
 Amortization of deferred bond selection fees         37,515         37,514
 Amortization of deferred financing fees              31,957         31,957
                                                  ----------     ----------
 Total expenses                                      806,282        783,288
                                                  ----------     ----------
 Net Income                                       $1,483,708     $1,796,883
                                                  ==========     ==========
Allocation of Net Income:
 BUC$holders                                      $1,454,034     $1,760,945
                                                  ==========     ==========
 General Partners                                 $   29,674     $   35,938
                                                  ==========     ==========
Net Income per BUC                                $      .18     $      .22
                                                  ==========     ==========


                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


              Statements of Changes in Partners' Capital (Deficit)

                                  (unaudited)




                                                                                                       Net Unrealized
                                                                                                          Loss on
                                                                                                       Participating
                                                                                                           First
                                                   Total         BUC$holders      General Partners     Mortgage Bonds
                                                --------------   --------------   ------------------   ----------------
Partners' capital (deficit)-January 1, 1997     $119,596,635     $124,311,220        $ (380,822)        $ (4,333,763)
Net income                                         1,483,708        1,454,034            29,674                    0
Distributions                                     (1,694,193)      (1,660,309)          (33,884)                   0
                                                ------------     ------------        ----------         ------------
Partners' capital (deficit)-March 31, 1997      $119,386,150     $124,104,945          (385,032)        $ (4,333,763)
                                                ============     ============        ==========         ============


                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                            Statements of Cash Flows
                                  (unaudited)

                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                     ------------------------------
                                                                                         1997             1996
                                                                                     ---------------   ------------
Cash flows from Operating Activities:
 Interest received, net                                                               $ 2,435,828       $ 2,533,017
 Loan made to property                                                                   (110,898)                0
 Amount paid which was due to affiliate                                                   (84,225)                0
 Fees and expenses paid                                                                  (137,013)         (127,916)
 Interest paid                                                                           (330,575)         (330,807)
                                                                                      -----------       -----------
Net cash provided by operating activities                                               1,773,117         2,074,294
                                                                                      -----------       -----------
Cash Flows from Investing Activities:
 Net sale (purchase) of temporary investments                                             500,000          (900,000)
 Principal payments on promissory note                                                     29,815            20,940
                                                                                      -----------       -----------
Net cash provided by (used in) investing activities                                       529,815          (879,060)
                                                                                      -----------       -----------
Cash Flow from Financing Activities:
 Distributions paid                                                                    (1,694,193)       (1,694,193)
                                                                                      -----------       -----------
Net increase (decrease) in cash and cash equivalents                                      608,739          (498,959)
Cash and cash equivalents at beginning of period                                          244,439           626,391
                                                                                      -----------       -----------
Cash and cash equivalents at end of period                                            $   853,178       $   127,432
                                                                                      ===========       ===========
Schedule Reconciling Net Income to Net Cash
 Provided by Operating Activities:
Net income                                                                            $ 1,483,708       $ 1,796,883
                                                                                      -----------       -----------
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred income                                                           (65,470)          (65,471)
Amortization of deferred bond selection fees                                               37,515            37,514
Amortization of deferred financing fees                                                    31,957            31,957
Changes in:
 Promissory notes receivable, net                                                               0            57,053
 Interest receivable, net                                                                 100,410            18,317
 Other assets                                                                              10,864            10,776
 Deferred income                                                                                0           (57,053)
 Accounts payable and accrued expenses                                                    (13,769)           (4,934)
 Due to affiliates                                                                        187,902           249,252
                                                                                      -----------       -----------
Total adjustments                                                                         289,409           277,411
                                                                                      -----------       -----------
Net cash provided by operating activities                                             $ 1,773,117       $ 2,074,294
                                                                                      ===========       ===========



                See accompanying notes to financial statements.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)

NOTE 1--General


     These financial statements have been prepared without audit. In the opinion of management, the financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Summit Tax Exempt Bond Fund, L.P. (the "Partnership") as of March 31, 1997 and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1996. However, the operating results for the interim periods may not be indicative of the results expected for the full year.

     Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996.

     Certain reclassifications have been made to prior year amounts to conform to the current year's presentation.

NOTE 2--Participating First Mortgage Bonds ("FMBs")

     The Partnership accounts for its investments in the FMBs as "available for sale" debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Accordingly, investments in FMBs are carried at their estimated fair values with unrealized gains and losses reported in a separate component of partners' capital.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

     Effective as of January 30, 1997, pursuant to the terms of a forbearance agreement executed in August 1995, the obligor of the Sunset Terrace FMB transferred the deed to the underlying Property to an affiliate of the Related General Partner, who made no equity investment in the Property but assumed day to day responsibilities of operations and obligations under the FMB.

     With respect to the Sunset Terrace FMB, the Partnership paid certain insurance premiums on January 31, 1997 in the amount of approximately $64,000 as a result of the forbearance agreement and transfer of the deed to the underlying property to an affiliate of the Related General Partner. This loan was recorded in operating income as a reduction of interest income from participating first mortgage bonds because the Sunset Terrace FMB is paying interest on a cash flow basis.

     In February 1997, the Partnership made an additional advance of approximately $111,000 to the obligor of the Cypress Run FMB (an affiliate of the Related General Partner) toward payment of certain capital improvements to cure deferred maintenance. This advance as well as previous advances in April 1995 and December 1996 in the amount of $721,000 and $274,000, respectively, toward payment of delinquent real estate taxes, all of which are fully reserved for (and accounted for as a reduction of interest income from Participating First Mortgage Bonds), are made pursuant to a demand note from the obligor for a loan amount up to $1,500,000 providing for interest only at 8.5% per annum, payable monthly. Principal is due on demand.

     With respect to the FMBs which are subject to forbearance agreements with the respective obligors, the difference between the stated interest rates and the rates paid (whether deferred and payable out of available future cash flow or, ultimately, from sale or refinancing proceeds) on FMBs is not accrued for financial statement purposes. The accrual of interest at the stated interest rate will resume once a property's ability to pay the stated rate has been adequately demonstrated. Unrecorded contractual interest income was approximately $515,000 and $326,000 for the three months ended March 31, 1997 and 1996, respectively.

     The cost basis of the FMBs at March 31, 1997 and December 31, 1996 was $127,731,006 and $127,698,506, respectively. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $2,842,285 and $7,176,048, respectively, at both March 31, 1997 and December 31, 1996.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)


NOTE 2--Participating First Mortgage Bonds ("FMBs") (continued)


     Descriptions of the various FMBs owned by the Partnership at March 31, 1997 are as follows:



                                          Annualized
                                      Interest Rate Paid       Minimum
                                     for the Three Months     Pay Rate
                                             Ended          at March 31,
    Property          Location          March 31, 1997*         1997*
----------------- ------------------ ---------------------- --------------
The Mansion       Independence, MO            6.75%(B)          5.23%
Martin's Creek    Summerville, SC             7.37 (C)          8.25
East Ridge        Mt. Pleasant, SC            8.25 (C)          8.25
Highpointe Club   Harrisburg, PA              6.84                  (A)
Cypress Run       Tampa, FL                   5.92                  (A)
Thomas Lake       Eagan, MN                   9.94 (D)          8.50
North Glen        Atlanta, GA                 6.00              6.00
Greenway Manor    St. Louis, MO               9.00 (D)          8.50
Clarendon Hills   Hayward, CA                 5.52              5.52
Cedar Creek       McKinney, TX                7.88                  (A)
Sunset Terrace    Lancaster, CA               4.93                  (A)



                                                                       Carrying
                   Stated                                               Amount
                  Interest                Maturity        Face       at March 31,
    Property        Rate*    Call Date      Date         Amount        1997 (E)
----------------- ---------- ----------- ------------ -------------- --------------
The Mansion         5.23%    Apr. 2006   Apr.  2008     $ 19,450,000   $ 18,454,884
Martin's Creek      8.25     Mar. 2000   May   2010        7,300,000      6,657,721
East Ridge          8.25     Mar. 2000   May   2010        8,700,000      8,233,000
Highpointe Club     8.50     Jun. 1998   Jun.  2006        8,900,000      7,000,186
Cypress Run         8.50     Aug. 1998   Aug.  2006       15,402,428     13,982,796
Thomas Lake         8.50     Aug. 1998   Aug.  2006       12,975,000     13,488,852
North Glen          8.50     Aug. 1998   Aug.  2008       12,400,000     11,228,210
Greenway Manor      8.50     Oct. 1998   Sept. 2006       12,850,000     13,020,536
Clarendon Hills     5.52     Dec. 2003   Dec.  2003       17,600,000     14,683,645
Cedar Creek         8.50     Dec. 1998   Dec.  2006        8,100,000      8,551,563
Sunset Terrace      8.00     Feb. 1999   May   2007       10,350,000      8,095,850
                                                        ------------   ------------
                                                        $134,027,428   $123,397,243
                                                        ============   ============


  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.

  (A)  Pay rate is based on the net cash flow generated by the property.
  (B) Includes contingent interest paid during the three months ended March 31, 1997.
  (C) Any deficit in the actual annual pay rate is restored as of the property's fiscal year end based on audited financial statements to no less than the minimum pay rate.
  (D) Includes receipt of deferred base interest related to prior periods.
  (E) The FMBs are carried at their estimated fair values at March 31, 1997.

NOTE 3--Related Parties

     Prudential-Bache Properties, Inc. ("PBP") and the Related General Partner (collectively, the "General Partners") and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The costs and expenses were:


                                                  Three Months Ended
                                                       March 31,
                                                 -------------------
                                                   1997       1996
                                                 --------   --------
PBP and affiliates:
 General and administrative                      $  9,731   $ 21,730
 Management fee                                    83,984     83,984
                                                 --------   --------
                                                   93,715    105,714
                                                 --------   --------
The Related General Partner and affiliates:
 General and administrative                        11,692     15,000
 Loan servicing fees                               82,620     83,309
 Management fee                                    83,985     83,985
                                                 --------   --------
                                                  178,297    182,294
                                                 --------   --------
                                                 $272,012   $288,008
                                                 ========   ========

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)


NOTE 3--Related Parties (continued)


     An affiliate of the Related General Partner receives loan servicing fees (see above) in an amount of .25% per annum of the principal amount outstanding on FMBs serviced by the affiliate.

     The General Partners are paid, in the aggregate, an annual management fee (see above) equal to .5% of the original amount invested in FMBs.

     During January 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 7,600 BUC$ at March 31, 1997.

     Several executive officers and directors of the Related General Partner own less than 1% of the outstanding BUC$.

     As of March 31, 1997, the original owners of the underlying properties and obligors of the Cedar Creek, Cypress Run, Highpointe, Greenway Manor and Sunset Terrace FMBs have been replaced with affiliates of the Related General Partner who have not made equity investments. These entities have assumed the day-to-day responsibilities and obligations of the underlying properties. Buyers are being sought who would make equity investments in the underlying properties and assume the nonrecourse obligations for each of the FMBs.


NOTE 4--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently, the Related General Partner was dismissed from the Levine litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, were transferred to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket
1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.


     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

                       Summit Tax Exempt Bond Fund, L.P.
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)


NOTE 4--Contingencies (continued)


     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III, will receive shares in a newly formed business trust. It is anticipated that shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, the acquisition by affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of the sum of the aggregate annual fees currently payable to both General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.

     In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.

     Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters,
(i) granting a proxy to object to the Reorganization; or (ii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from
(i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.

     There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied nor as to the time frame in which a closing may occur. In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.


NOTE 5--Subsequent Event


     In May 1997, distributions of approximately $1,660,000 and $34,000 were paid to the BUC$holders and General Partners, respectively, for the quarter ended March 31, 1997.

                       Summit Tax Exempt Band Fund, L.P.
                            (a limited partnership)


Management's Discussion and Analysis of Financial Condition and Results of
  Operations.


 Liquidity and Capital Resources

     Summit Tax Exempt Bond Fund, L.P. (the "Partnership") has invested in eleven tax-exempt participating first mortgage bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment projects.

     At the beginning of the year, the Partnership had cash and temporary investments of approximately $1,894,000. After payment of distributions of approximately $1,694,000 and receipt of the net cash flow from operations of approximately $1,773,000, the Partnership ended the three months with approximately $2,003,000 in cash and temporary investments. The first quarter distribution of $1,660,000 ($.21 per BUC) was paid to BUC$holders in May 1997 from cash flow from operations. The Partnership anticipates funding future cash distributions from current and previously undistributed cash flow from operations. The restructuring of the FMBs in prior years and any future restructuring may result in the General Partners reducing the distributions to BUC$holders in future periods.

     Effective as of January 30, 1997, pursuant tothe terms of a forbearance agreement executed in August 1995, the obligor of the Sunset Terrace FMB transferred the deed to the underlying Property to an affiliate of the Related General Partner, who made no equity investment in the Property but assumed day to day responsibilities of operations and obligations under the FMB.

     With respect to the Sunset Terrace FMB, the Partnership paid certain insurance premiums on January 31, 1997 in the amount of approximately $64,000 as a result of the forbearance agreement and transfer of the deed to the underlying property to an affiliate of the Related General Partner. This loan was recorded in operating income as a reduction of interest income from participating first mortgage bonds because the Sunset Terrace FMB is paying interest on a cash flow basis.

     In February 1997, the Partnership made an additional advance of approximately $111,000 to the obligor of the Cypress Run FMB (an affiliate of the Related General Partner) toward payment of certain capital improvements to cure deferred maintenance. This advance as well as previous advances in April 1995 and December 1996 in the amounts of $721,000 and $274,000, respectively, toward payment of delinquent real estate taxes, all of which are fully reserved for (and accounted for as a reduction of interest income from Participating First Mortgage Bonds), are made pursuant to a demand note from the obligor for a loan amount up to $1,500,000 providing for interest only at 8.5% per annum, payable monthly. Principal is due on demand.

     The Partnership has entered into forbearance agreements on several FMBs and may be required to extend or modify those agreements or enter into new agreements in the future. Such agreements may adversely impact liquidity; however interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years the Partnership's operating expenditures, debt service and distributions.

     The Partnership's loan payable has a variable interest rate; therefore, future levels of interest expense will fluctuate in correlation to movements in the 30-day commercial paper interest rate.

     For a discussion of the proposed settlement of the Class Action relating to the Partnership, see Note 4 to the financial statements.

     Management is not aware of any trends or events, commitments or uncertainties which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Partnership's investments in FMBs are secured by a Partnership interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversifications of the portfolio may not protect against a general downturn in the economy.

 Results of Operations

     Net income decreased approximately $313,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 for the reasons discussed below.

     Interest income from FMBs decreased approximately $263,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to a loan to Cypress Run in February 1997, which was fully reserved for and accounted for as a reduction of interest from the FMB, a decrease in the amount of contingent interest received from the Mansions FMB as compared to the corresponding period in 1996 (which includes an adjustment in prior periods) and a decrease due to the payment of insurance premiums related to the underlying property of the Sunset Terrace FMB which was recorded as a reduction of income.

     Interest income from promissory notes decreased approximately $23,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996, primarily due to the repayment of the East Ridge and Martin's Creek second mortgage loans in January 1996.

                       Summit Tax Exempt Band Fund, L.P.
                            (a limited partnership)

     Interest income from temporary investments decreased approximately $4,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to lower cash and temporary investment balances in 1997.

     General and administrative expenses increased approximately $9,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to an overaccrual of audit fees at December 31, 1995.

     Legal expenses increased approximately $15,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to legal costs incurred with respect to finalization of the Cypress Run bankruptcy proceedings and related issues.

 General

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs or, alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors including, but not limited to, property performance, owner cooperation and projected legal costs.

     Certain property owners have, at times, supplemented the cash flow generated by the properties to meet the required FMB interest payments. There can be no assurance that in the future any property owner will elect to supplement property cash flow to satisfy bond interest requirements, if necessary. No property owner made supplementary payments during the three months ended March 31, 1997 and 1996.

 Property Information

     The following table lists the FMBs the Partnership owns together with occupancy rates of the underlying properties as of March 31, 1997:


                                                                                     Annualized
                                                                                      Interest
                                                                                     Rate Paid
                                                                                    for the Three      Minimum
                                                                       Stated       Months Ended      Pay Rate at
                                                                       Interest      March 31,        March 31,
   Property            Location          Face Amount     Occupancy      Rate*          1997*            1997*
-----------------   ------------------   -------------   -----------   ----------   ---------------   ------------
The Mansion         Independence, MO     $ 19,450,000     96.0%         5.23%             6.75%        (B)5.23%
Martin's Creek      Summerville, SC         7,300,000      97.0         8.25              7.37(C)         8.25
East Ridge          Mt. Pleasant, SC        8,700,000      95.9         8.25              8.25(C)         8.25
Highpointe Club     Harrisburg, PA          8,900,000      98.7         8.50              6.84                (A)
Cypress Run         Tampa, FL              15,402,428      92.3         8.50              5.92                (A)
Thomas Lake         Eagan, MN              12,975,000      99.5         8.50              9.94(D)         8.50
North Glen          Atlanta, GA            12,400,000      92.6         8.50              6.00            6.00
Greenway Manor      St. Louis, MO          12,850,000      97.1         8.50              9.00(D)         8.50
Clarendon Hills     Hayward, CA            17,600,000      99.6         5.52              5.52            5.52
Cedar Creek         McKinney, TX            8,100,000      87.3         8.50              7.88                (A)
Sunset Terrace      Lancaster, CA          10,350,000      89.1         8.00              4.93                (A)
                                         -------------
                                         $134,027,428
                                         =============


  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.

  (A)        Pay rate is based on net cash flow generated by the property.
  (B) Includes contingent interest paid during the three months ended March 31, 1997.
  (C) The actual annual pay rate is adjusted as of the property's fiscal year end based on audited financial statements to no less than the minimum pay rate.
  (D) Includes receipt of deferred base interest related to prior periods.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Summit Tax Exempt L.P. II
New York, New York

     We have audited the accompanying statements of financial condition of Summit Tax Exempt L.P. II (a Delaware Limited Partnership) as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Summit Tax Exempt L.P. II as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


March 20, 1997

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                       Statements of Financial Condition


                                     ASSETS

                                                                      December 31,
                                                             ----------------------------
                                                                 1996            1995
                                                             ------------    ------------
Participating first mortgage bonds-at fair value             $148,123,426    $150,274,452
Temporary investments                                           3,600,000       2,800,000
Cash and cash equivalents                                         249,192         972,889
Interest receivable, net                                          735,343         899,299
Promissory notes receivable, net                                  275,572          70,513
Deferred bond selection fees, net                               1,804,942       1,989,663
Due from affiliates                                                84,225               0
Other assets                                                       23,775          12,498
                                                             ------------    ------------
Total assets                                                 $154,896,475    $157,019,314
                                                             ============    ============

                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
 Deferred income                                             $    394,259    $    455,636
 Accrued expenses                                                 107,421         132,653
 Due to affiliates                                                 72,194          64,061
                                                             ------------    ------------
Total liabilities                                                 573,874         652,350
                                                             ------------    ------------
Contingencies
Partners' capital (deficit):
 BUC$holders (9,151,620 BUC$ issued and outstanding)          160,622,463     164,412,008
 General partners                                                (184,260)       (106,923)
 Net unrealized loss on participating first mortgage bonds     (6,115,602)     (7,938,121)
                                                             ------------    ------------
Total partners' capital                                       154,322,601     156,366,964
                                                             ------------    ------------
Total liabilities and partners' capital                      $154,896,475    $157,019,314
                                                             ============    ============

                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                              Statements of Income



                                                            Years Ended December 31,
                                                  -------------------------------------------
                                                      1996              1995          1994
                                                  -------------     -----------   -----------
Revenues:
 Interest income:
  Participating first mortgage loans              $11,647,431       $11,895,439   $11,765,112
  Temporary investments                               138,088           120,370        68,017
  Promissory notes                                     26,797            23,478        37,361
                                                  -----------       -----------   -----------
  Total revenues                                   11,812,316        12,039,287    11,870,490
                                                  -----------       -----------   -----------
Expenses:
 Management fees                                      810,625           810,625       810,625
 Loan servicing fees                                  405,313           405,313       405,313
 General and administrative                           566,616           450,823       324,496
 Amortization of deferred bond selection fees         184,721           184,723       184,720
 Provision for disputed claim                               0                 0        22,287
 Loss on impairment of assets                       4,000,000         1,000,000       500,000
                                                  -----------       -----------   -----------
 Total expenses                                     5,967,275         2,851,484     2,247,441
                                                  -----------       -----------   -----------
 Net income                                       $ 5,845,041       $ 9,187,803   $ 9,623,049
                                                  ===========       ===========   ===========
Allocation of Net Income:
 BUC$holders                                      $ 5,728,140       $ 9,004,047   $ 9,430,588
                                                  ===========       ===========   ===========
 General Partners                                 $   116,901       $   183,756   $   192,461
                                                  ===========       ===========   ===========
Net income per BUC                                $      0.63       $      0.98   $      1.03
                                                  ===========       ===========   ===========

                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


              Statements of Changes in Partners' Capital (Deficit)



                                                                                                             Net Unrealized
                                                                                                             Gain (Loss) on
                                                                                                             Participating
                                                                                                                 First
                                                       Total          BUC$holders       General Partners     Mortgage Bonds
                                                    ---------------   ---------------   ------------------   ----------------
Partners' capital (deficit)-December 31, 1993        $164,918,079      $165,012,743        $  (94,664)
Cumulative effect through January 1, 1994 of
 accounting change (Note 2)                            (9,337,668)                0                 0         $ (9,337,668)
Net income                                              9,623,049         9,430,588           192,461                    0
Distributions                                          (9,711,923)       (9,517,685)         (194,238)                   0
Net change in fair value of participating first
 mortgage bonds                                           856,670                 0                 0              856,670
                                                     ------------      ------------        ----------         ------------
Partners' capital (deficit)-December 31, 1994         156,348,207       164,925,646           (96,441)          (8,480,998)
Net income                                              9,187,803         9,004,047           183,756                    0
Distributions                                          (9,711,923)       (9,517,685)         (194,238)                   0
Net change in fair value of participating first
 mortgage bonds                                           542,877                 0                 0              542,877
                                                     ------------      ------------        ----------         ------------
Partners' capital (deficit)-December 31, 1995         156,366,964       164,412,008          (106,923)          (7,938,121)
Net income                                              5,845,041         5,728,140           116,901                    0
Distributions                                          (9,711,923)       (9,517,685)         (194,238)                   0
Realization of loss on impairment of assets             4,000,000                 0                 0            4,000,000
Net change in fair value of participating first
 mortgage bonds                                        (2,177,481)                0                 0           (2,177,481)
                                                     ------------      ------------        ----------         ------------
Partners' capital (deficit)-December 31, 1996        $154,322,601      $160,622,463        $ (184,260)        $ (6,115,602)
                                                     ============      ============        ==========         ============



                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                            Statements of Cash Flows

                                                                           Year Ended December 31,
                                                               -----------------------------------------------
                                                                  1996            1995             1994
                                                               -------------   -------------   ---------------
Cash flows from operating activities:
 Interest received                                              $11,910,060     $11,871,177       $11,839,187
 Fees and expenses paid                                          (1,895,155)     (1,564,240)       (1,741,023)
 Cash held in escrow                                                      0          98,390           (12,654)
                                                                -----------     -----------       -----------
Net cash provided by operating activities                        10,014,905      10,405,327        10,085,510
                                                                -----------     -----------       -----------
Cash flows from investing activities:
 Net purchase of temporary investments                             (800,000)       (624,510)         (319,710)
 Loans made to properties                                          (300,000)              0                 0
 Principal payments received from loans made to properties           73,321          31,333            28,934
 Income deferred upon assumption of bond by new debtor                    0               0           487,025
                                                                -----------     -----------       -----------
 Net cash (used in) provided by investing activities             (1,026,679)       (593,177)          196,249
                                                                -----------     -----------       -----------
Cash flows from financing activities:
 Distributions paid                                              (9,711,923)     (9,711,923)       (9,711,923)
                                                                -----------     -----------       -----------
Net (decrease) increase in cash and cash equivalents               (723,697)        100,227           569,836
Cash and cash equivalents at the beginning of year                  972,889         872,662           302,826
                                                                -----------     -----------       -----------
Cash and cash equivalents at the end of the year                $   249,192     $   972,889       $   872,662
                                                                ===========     ===========       ===========
Schedule reconciling net income to net cash
 provided by operating activities:
 Net income                                                     $ 5,845,041     $ 9,187,803       $ 9,623,049
                                                                -----------     -----------       -----------
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Loss on impairment of assets                                    4,000,000       1,000,000           500,000
  Provision for disputed claim                                            0               0            22,287
  Amortization of deferred bond selection fees                      184,721         184,723           184,720
  Accretion of deferred income                                      (66,212)        (66,212)          (39,707)
  Changes in:
   Cash held in escrow                                                    0         520,677           (12,654)
   Interest receivable, net                                         163,956        (101,898)            8,404
   Promissory notes receivable, net                                  21,620          73,560            65,334
   Other assets                                                     (11,277)          3,305             1,944
   Reserve for disputed claim                                             0        (422,287)                0
   Accrued expenses                                                 (25,232)         65,636           (74,852)
   Deferred income                                                  (21,620)        (73,560)          (65,334)
   Due from affiliates                                              (84,225)              0                 0
   Due to affiliates                                                  8,133          33,580          (127,681)
                                                                -----------     -----------       -----------
  Total adjustments                                               4,169,864       1,217,524           462,461
                                                                -----------     -----------       -----------
Net cash provided by operating activities                       $10,014,905     $10,405,327       $10,085,510
                                                                ===========     ===========       ===========

                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 1--General


     Summit Tax Exempt L.P. II, a Delaware limited partnership (the "Partnership"), was formed on April 11, 1986 and will terminate on December 31, 2020 unless terminated sooner under the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The Partnership was formed to invest in tax-exempt participating first mortgage revenue bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment projects (the "Properties"). The General Partners of the Partnership (the "General Partners") are Prudential-Bache Properties, Inc. ("PBP") (a wholly-owned subsidiary of Prudential Securities Group Inc.) and Related Tax Exempt Associates II, Inc. (the "Related General Partner"). Related
BUC$ Associates II, Inc. (the "Assignor Limited Partner"), which acquired and holds limited partnership interests on behalf of those persons who purchased Beneficial Unit Certificates ("BUC$"), has assigned to those persons substantially all of its rights and interest in and under such limited partnership interests. The Related General Partner and the Assignor Limited Partner are under common ownership. As of December 31, 1996, the Partnership had invested in a total of sixteen FMBs.


NOTE 2--Summary of Significant Accounting Policies

     a) Basis of Accounting

     The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b) Participating first mortgage bonds and promissory notes receivable

     Effective January 1, 1994, the Partnership accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity. As such, SFAS 115 requires the Partnership to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. The cumulative effect of adopting this accounting was a decrease in partners capital at January 1, 1994 of approximately $9,338,000 due to unrealized holding losses. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Partnership periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms of the bonds. If the decline is judged to be other than temporary, the cost basis of the bond is written down to its then estimated fair value, with the amount of the write-down accounted for as a realized loss.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.


     From time to time, the Partnership has advanced funds to the owners of certain properties in the form of promissory notes collateralized by second mortgages on these properties. These promissory notes are carried at cost less a valuation allowance where appropriate. The Partnership periodically evaluates the collectibility of both interest and principal of these investments to determine whether a reserve is necessary. As of both December 31, 1996 and 1995 reserves on these investments totaled approximately $138,000.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994

NOTE 2--Summary of Significant Accounting Policies (continued)
     For both FMBs and promissory notes, interest income is recognized at the stated rate when collectibility of future amounts is reasonably assured. Interest income from FMBs with modified terms where the collectibility of future amounts is uncertain is recognized based upon expected cash receipts.

     c) Temporary Investments

     Temporary investments at December 31, 1996 represent tax-exempt municipal preferred stock and tax-exempt floating rate municipal bonds which are carried at cost plus accrued interest which approximates market value. Temporary investments at December 31, 1995 represent tax-exempt municipal preferred stock which is also carried at cost which approximates market value.

     d) Cash and Cash Equivalents

     Cash and cash equivalents include cash in banks, and investments in short-term instruments with an original maturity of three months or less, for which cost approximates market value.

     e) Income Taxes

     The Partnership is not required to provide for, or pay, any Federal income taxes. Income tax attributes that arise from its operations are passed directly to the BUC$holders. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

     f) Profit and Loss Allocations and Distributions

     Net profits or losses and distributions are allocated 98% to the BUC$holders and 2% to the General Partners in accordance with the Partnership Agreement.

     g) Deferred Bond Selection Fees

     The General Partners were paid bond selection fees (equal to 2% of the gross proceeds from the initial offering) for evaluating and selecting FMBs, negotiating the terms of mortgage loans and coordinating the development effort with property developers and government agencies. These fees have been capitalized and are being amortized over the terms of the FMBs. The accumulated amortization as of December 31, 1996 and 1995 was approximately $1,822,000 and $1,637,000, respectively.

     h) Fair Value of Financial Investments

     As described in Note 2.b. above, the Partnership's investment in FMBs are carried at estimated fair values. The Partnership has determined that the fair value of its remaining financial instruments, including its temporary investments, cash and cash equivalents and promissory notes receivable approximates their carrying values.

     i) Reclassifications

     Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

NOTE 3--Participating First Mortgage Bonds

 Overview

     The principal and interest payments on each FMB are payable only from the cash flows, including proceeds in the event of a sale, from the Properties. None of these FMBs constitute a general obligation of any state or local government, agency or authority. The FMBs are secured by the mortgage loans on the underlying Properties and the structure of each mortgage loan mirrors the structure of the corresponding FMB.

     Unless otherwise modified, the principal of the FMBs will not be amortized during their respective terms (which are generally up to 24 years) and will be required to be repaid in lump sum "balloon" payments at the expiration of the respective terms or at such earlier times as the Partnership may require. The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold to maturity.

     In addition to the stated base rates of interest ranging from 4.87% to 8.25% per annum, each of the FMBs (which have not been modified) provides for "contingent interest" which is equal to: (a) an amount equal to 50% to 100% of net property cash flow and 75% to 100% of net sale or refinancing proceeds until the borrower has paid, during the post-construction period, annually compounded interest at a rate ranging from 9.0% to 9.25% on a cumulative basis, and thereafter (b) an amount equal to 25% to 50% of the remaining net

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued) property cash flow and 25% to 50% of the remaining net sale of refinancing proceeds until the borrower has paid interest at a simple annual rate of 16% over the term of the FMB. Both stated and contingent interest are exempt from federal income taxation. During the year ended December 31, 1996, two FMBs, the Lakes and River Run, paid contingent interest amounting to approximately $98,000 and $122,000, respectively. During the year ended December 31, 1995, one FMB, The Lakes, paid contingent interest amounting to approximately $68,000.


In order to protect the tax-exempt status of the FMBs, the owners of the Properties are required to enter into certain agreements to own, manage and operate such Properties in accordance with requirements of the Internal Revenue Code.

 Highland Ridge

     Due to increases in its real estate taxes, in April, 1996, the obligor of the Highland Ridge FMB entered into a forbearance agreement with the Partnership effective retroactive to October, 1995. In accordance with the terms and conditions of this agreement, the obligor will make minimum monthly debt service payments beginning at a 7% annual rate and increasing in annual increments over a period of four years back to the original stated rate. The difference between the actual pay rate and the stated rate of the FMB is deferred and payable from future available cash flow or sale or refinancing proceeds. In addition, delinquent taxes will be paid in three installments by the developer over an 18 month period. The developer has paid the first and second such installments of the delinquent taxes due as of May 7, 1996 and February 5, 1997. The obligations under the forbearance agreement are further secured by a guarantee from the general partner of the obligor.

 Sunset Downs

     In June 1992, under a forbearance agreement, the Sunset Downs property began paying debt service at 7.0% and was scheduled to increase in annual increments to the original stated rate of 8.0% in June 1996. Effective with the May 1, 1995 payment date, the Sunset Downs FMB has made payments based on the monthly net cash flow generated by the operations of its underlying property in accordance with the terms of the agreement outlined below. Effective as of August 1, 1995, the obligor of the Sunset Downs FMB entered into a forbearance agreement. In accordance with the terms of this agreement, the obligor of the FMB is paying debt service of the FMB to the extent of cash flow generated by the underlying property. In addition, pursuant to the agreement, the obligor has replaced the present property manager and leasing agent with a new property manager who is an affiliate of the Related General Partner. Effective as of January 30, 1997, the obligor transferred the deed to the underlying property to an affiliate of the Related General Partner, who made no equity investment in the property but assumed the day-to-day responsibilities of operations and obligations under the FMB.

 Loveridge

     Effective with the May 1, 1995 payment date, the Loveridge FMB has made payments based on the monthly net cash flow generated by the operations of the underlying properties. Subsequently, on August 1, 1995, the original owner and obligor of the Loveridge FMB transferred the deed to the underlying property to an affiliate of the Related General Partner for limited consideration. The Related General Partner's affiliate, who has not made an equity investment in the underlying property, assumed the day-to-day responsibilities and obligations of operating the property. Although this property is not producing sufficient cash flow to fully service the debt, the Registrant has no present intention to declare a default on the FMB.

 Lakes

     On May 13, 1993, the Partnership, on behalf of Lakes Project Investors, Inc. ("LPI"), affiliate of the Related General Partner who replaced the original developer, deposited a cash escrow of $500,000 in connection with the filing of an appeal of a mechanics lien judgment rendered against LPI. In July, 1994, the appeal was rejected and the judgment affirmed. However, at that time LPI petitioned the court for a rehearing. On January 23, 1995, in settlement of this case, LPI and the plaintiff agreed that approximately $422,000 of the current escrow balance be paid to the plaintiff. The balance of funds (approximately $99,000) remaining in escrow was returned to LPI and thence to the Partnership as payment toward previously accrued and unpaid interest. Previously, the Partnership had reserved fully for the appeal.

     On January 27, 1994, LPI sold an option to purchase the ownership interest in the Lakes, subject to the assumption of the obligation under the Partnership's $13,650,000 FMB, to an unrelated third party for $200,000. Pursuant to the terms of the option and assumption of the FMB, the option was exercised on August 31, 1994. In conjunction with the sale, the Lakes FMB was modified to allow debt service payments at 4.87% per annum with 100% of the excess property cash flow paid to the Partnership up to a rate of 5.24% and participation in the net cash flow thereafter. The net cash proceeds of approximately $487,000 (net of an escrow for certain repairs and closing costs), paid to the Partnership to reduce previously accrued and unpaid interest, was recorded as deferred income and is being

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued) accreted as interest income from participating first mortgage bonds over the remaining life of The Lakes FMB. The balance of the deferred income relating to The Lakes FMB was approximately $394,000 at December 31, 1996 and $434,000 at December 31, 1995.


 Newport Village, Bristol Village, Suntree and Players Club

     In 1992, forbearance agreements were finalized with the owners of the Newport Village, Bristol Village, Suntree and Players Club properties. In October 1992, the Newport Village property began paying debt service at 6.0% per annum and was scheduled to increase in annual increments to the original stated rate of 8.0% in September 1996. As of September 16, 1996, the pay rate of the Newport Village returned to the original stated base interest rate of 8% per annum. In October 1992, the Bristol Village property began paying debt service at 6.0% per annum and was scheduled to increase in annual increments to the stated rate of 8.0% in January 1997. As of January 1, 1997 the pay rate for the Bristol Village property returned to the stated rate of 8% per annum. During 1992, the Suntree and Players Club properties began paying debt service at 7.0% per annum. In 1994, the Suntree and Players Club forbearance agreements were further modified to allow debt service payments to be made at 6.0% per annum through the end of 1994. Effective January 1, 1995, and again extended effective January 1, 1996 the Suntree and Players Club forbearance agreements were again modified to allow minimum debt service payments to be made at 7.5% and 7.0% per annum, respectively, through the end of 1996. Effective January 1, 1997 the Suntree and Players Club forbearance agreements were modified to allow minimum debt service payments at 6.50% and 6.25% per annum, respectively, through August 1, 1997 and December 31, 1997, respectively.

     The Partnership also made a $125,000 loan in April 1993 to the owner of the property underlying the Bristol Village FMB for payment of past due property taxes. This loan is self-amortizing over four years with interest at 8.0% per annum payable monthly. The current balance outstanding as of December 31, 1996 is approximately $15,000. Payments on this loan are current at December 31, 1996.

 Shannon Lake

     A forbearance agreement with the owner of the Shannon Lake property originally made in 1991, further modified as of June 1, 1993 was extended as of May 1, 1996 to allow the property to make minimum monthly interest payments at annual rate of 6%. The Partnership agreed to extend other provisions and terms of the 1993 agreement effective for the period March 16, 1993 through December 15, 1997. In addition, as of June 1, 1996 an Extension and Modification Agreement was executed regarding the extension and modification of the $138,000 note due on April 30, 1996. The note was increased by $300,000 for certain capital improvements to $438,000. The modified loan is self amortizing beginning August 1, 1996 at the annual rate of 8%, payable in 48 equal monthly installments of $10,692.86, with a final maturity of July 1, 2000. An allowance for possible loss was established for $138,000 during 1993.


 Bay Club

     In 1990, the terms of the Bay Club FMB were modified when the equity interest in the property and the related obligation of the FMB were sold by an affiliate of the Related General Partner to an unrelated third party. As part of this transaction, the minimum annual pay rate increases in annual increments from 6.0% in 1990 to 8.25% in 1997. The difference between the rate paid and the original stated rate is deferred and is payable from available future cash flow or ultimately from sale or refinancing proceeds. The Partnership received $360,000 in a 13% second mortgage note with interest and principal payments due monthly through December 1995. This note is also partially secured by a letter of credit. In January 1996 the second mortgage note to Bay Club was paid in full and the letter of credit released.


 Pelican Cove

     The original owner of the underlying property and obligor of the Pelican Cove FMB has been replaced with an affiliate of the Related General Partner who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the underlying property. Buyers are being sought who would make an equity investment in the underlying property and assume the nonrecourse obligations for the FMB. Although this property is not producing sufficient cash flow to fully service the debt, the Partnership has no present intention to declare a default on the FMB.

 Cedar Pointe

     A forbearance agreement with the owner of the Cedar Pointe property was executed on February 1, 1997, which provided for a minimum pay rate of 7% per annum effective September 16, 1996. Pursuant to the terms of the forbearance agreement, it is envisioned that the FMB will be formally and permanently modified to provide for a new base interest rate of 7% and a contingent interest rate of up to 5% payable from 25% of cash flow or sale or refinancing proceeds. In addition, the FMB modification will call for the discharge of accrued and unpaid primary contingent interest, primary deferred interest, supplemental contingent interest, supplemental deferred interest and construction period deferred and contingent interest through September 15, 1996, whether payable before, on, or after September 15, 1996. It is further expected that maturity of the FMB will be extended to 2017 and the call date extended to 2006.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)



 General

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs, or alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors. These factors include, but are not limited to, property performance, owner cooperation and projected legal costs. Payments under each of the existing forbearance agreements are current as of December 31, 1996.


     With respect to the FMBs which are subject to forbearance agreements with the respective obligors, the difference between the stated interest rates and the rates paid (whether deferred and payable out of available future cash flow or, ultimately, from sale or refinancing proceeds) on FMBs is not accrued for financial statement purposes. The accrual of interest at the stated interest rate will resume once a property's ability to pay the stated rate has been adequately demonstrated. Unrecorded contractual interest income was approximately $1,407,000, $704,000 and $931,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The cost basis of the FMBs at December 31, 1996 and 1995 was $154,239,028 and $158,212,573, respectively. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $951,666 and $7,067,268, respectively, at December 31, 1996 and $2,113,430 and $10,051,551, respectively, at December 31, 1995.


     Descriptions of the various FMBs owned by the Partnership at December 31, 1996 are as follows:



                                                         Minimum
                                          Average        Pay Rate
                                       Interest Rate   at December
    Property           Location       Paid for 1996*    31, 1996*
------------------ ------------------ ---------------- -----------
Bay Club           Mt. Pleasant, SC         8.43%(E)       7.50%(E)
Loveridge          Contra Costa, CA         4.83                (B)
The Lakes          Kansas City, MO          5.61 (D)       4.87
Crowne Pointe      Olympia, WA              8.00           8.00
Orchard Hills      Tacoma, WA               8.00           8.00
Highland Ridge     St. Paul, MN             7.06           7.25 (F)
Newport Village    Tacoma, WA               7.98 (C)       8.00
Sunset Downs       Lancaster, CA            4.35                (B)
Pelican Cove       St Louis, MO             7.50                (B)
Willow Creek       Ames, IA                 8.00           8.00
Cedar Pointe       Nashville, TN            7.88 (H)       7.00
Shannon Lake       Atlanta, GA              6.00           6.00 (F)
Bristol Village    Bloomington, MN          9.87 (C)       7.75 (F)
Suntree            Ft. Myers, FL            7.63           7.50 (F)
River Run          Miami, FL                9.83 (I)       8.00
Players Club (A)   Ft. Myers, FL            7.37           7.00 (F)



                                                                       Carrying
                    Stated                                              Amount
                   Interest                Maturity       Face       at December
    Property         Rate*    Call Date      Date        Amount      31, 1996 (G)
------------------ ---------- ----------- ----------- -------------- -------------
Bay Club              8.25%   Sep. 2000   Sep. 2006     $  6,400,000   $  6,134,588
Loveridge             8.00    Nov. 1998   Nov. 2006        8,550,000      6,826,198
The Lakes             4.87    Dec. 2006   Dec. 2006       13,650,000     10,101,816
Crowne Pointe         8.00    Dec. 1998   Dec. 2006        5,075,000      5,322,225
Orchard Hills         8.00    Dec. 1998   Dec. 2006        5,650,000      5,842,439
Highland Ridge        8.00    Feb. 1999   Feb. 2007       15,000,000     12,971,183
Newport Village       8.00    Jan. 1999   Jan. 2007       13,000,000     12,843,816
Sunset Downs          8.00    May 1999    May 2007        15,000,000     11,306,665
Pelican Cove          8.00    Feb. 1999   Feb. 2007       18,000,000     16,907,362
Willow Creek          8.00    Oct. 1999   Oct. 2006        6,100,000      6,019,067
Cedar Pointe          8.00    Apr. 1999   Apr. 2007        9,500,000      8,423,412
Shannon Lake          8.00    Jun. 1999   Jun. 2007       12,000,000     10,920,358
Bristol Village       8.00    Jun. 1999   Jun. 2005       17,000,000     17,254,892
Suntree               8.00    Jul. 1999   Jul. 2007        7,500,000      7,387,848
River Run             8.00    Aug. 1999   Aug. 2007        7,200,000      7,457,110
Players Club (A)      8.00    Aug. 1999   Aug. 2007        2,500,000      2,404,447
                                                       -------------  -------------
                                                        $162,125,000   $148,123,426
                                                       =============  =============



  *The average interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.

  (A) Summit Tax Exempt L.P. III, of which the general partners are either the same of affiliates of the General Partners of the Partnership, acquired the other $7,200,000 of the Players Club FMB.
  (B) Pay rate is based on the net cash flow generated by operations of the underlying property.
  (C) Includes receipt of deferred base interest relating to prior periods.
  (D)  Includes receipt of primary and supplemental contingent interest.
  (E) The minimum pay rate on the FMB increases in increments from 6.0% in 1990 to 8.25% in 1997. The actual pay rate is adjusted as of the property's fiscal year-end based on audited financial statements to no less than the minimum pay rate.
  (F) The minimum pay rate on the FMB is scheduled to increase to the stated interest rate over the remaining term of the FMB.
  (G)  The FMBs are carried at their estimated fair values at December
       31, 1996.
  (H) Reflects payments accrued at December 31, 1996 that were received pursuant to a forbearance agreement entered as of February 1, 1997, which lowered the base interest rate to 7% effective September 16, 1996.
  (I)  Includes receipt of primary contingent interest.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994

NOTE 4--Income Taxes

     The following is a reconciliation of net income for financial reporting purposes with net income for tax reporting for the years ended December 31, 1996, 1995 and 1994, respectively:

                                                                     1996           1995             1994
                                                                  -----------   -----------       -----------
Net income per financial statements                               $ 5,845,041   $ 9,187,803       $ 9,623,049
Uncollected interest on FMBs and receivables                        1,157,499       704,152           931,251
Loss on impairment of assets                                        4,000,000     1,000,000           500,000
Property tax loans deferred for tax reporting purposes, net           260,614             0          (116,199)
Amortization of bond selection fees                                   184,721       184,723           184,720
Write-off of accrued and unpaid interest                                    0             0        (2,229,178)
Loss from debt restructure                                                  0             0        (1,331,857)
Reversal of reserve for disputed claim                                      0      (422,287)                0
Other                                                                  53,887       (26,455)         (104,944)
                                                                  -----------   -----------       -----------
Tax basis net income                                              $11,501,762   $10,627,936       $ 7,456,842
                                                                  ===========   ===========       ===========

     Net income for tax purposes is generally exempt from Federal income tax. The differences between the tax and book bases of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments, the recording of distributions and the Partnership's accounting for the FMBs at fair value for book purposes and cost for tax purposes.

NOTE 5--Related Parties

     The General Partners and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses were:

                                              1996            1995           1994
                                            ----------     ----------     ----------
PBP and affiliates
 General and administrative                 $   67,483     $  103,839     $  102,633
 Management fee                                405,312        405,312        405,312
                                            ----------     ----------     ----------
                                               472,795        509,151        507,945
                                            ----------     ----------     ----------
Related General Partner and affiliates
 General and administrative                     46,725         49,073         15,124
 Management fee                                405,313        405,313        405,313
 Loan servicing fee                            405,313        405,313        405,313
                                            ----------     ----------     ----------
                                               857,351        859,699        825,750
                                            ----------     ----------     ----------
                                            $1,330,146     $1,368,850     $1,333,695
                                            ==========     ==========     ==========

     Effective October 1, 1995, the Related General Partner has assumed from PBP the responsibilities and duties of the Tax Matters Partner as defined in the Partnership Agreement.

     The General Partners are paid, in aggregate, an annual management fee equal to .5% of the total invested assets (which equals the total original face amount of the FMBs).

     An affiliate of the Related General Partner receives loan servicing fees in an amount of .25% per annum of the principal amount outstanding on mortgage loans serviced by the affiliate.

     During 1995 and January and February of 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 62,015 BUC$ at December 31, 1996.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 5--Related Parties (continued)

The Players Club property (securing a $2,500,000 FMB in this Partnership) also secures an FMB for $7,200,000 owned by Summit Tax Exempt L.P. III, of which the general partners are either the same or affiliates of the General Partners of this Partnership.


The original obligors of the Suntree, Players Club and River Run FMBs are affiliates of the Related General Partner.

As of December 31, 1996, the original owners of the underlying properties and obligors of the Pelican Cove and Loveridge have been replaced with affiliates of the Related General Partner who have not made equity investments. These entities have assumed the day-to-day responsibilities and obligations of the underlying properties. Buyers are being sought who would make equity investments in the underlying properties and assume the nonrecourse obligations for the FMB.


NOTE 6--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713) , was filed in the United States District Court for the District of Arizona , purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently the Related General Partner was dismissed from the Levine litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to the settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.

     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III, will receive shares in a newly formed business trust. It is anticipated that the shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, the acquisition by affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of fees currently payable

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 6--Contingencies (continued)

to the General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.



In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.


Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters, (i) transferring their BUC$ unless the transferee agrees to be bound by the Related Settlement; (ii) granting a proxy to object to the Reorganization; or (iii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from (i) recording any transfers made in violation of the Order and
(ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.


There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied nor that a closing may occur in the projected time frame. In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.


NOTE 7--Subsequent Events

     In February 1997, distributions of approximately $2,379,000 and $49,000 were paid to the BUC$holders and General Partners, respectively, for the quarter ended December 31, 1996.

     A forbearance agreement with the owner of the Cedar Pointe property was executed on February 1, 1997, which provided for a minimum pay rate of 7% per annum effective September 16, 1996 (see Note 3).


     Effective as of January 30, 1997, the obligor of the Sunset Downs FMB transferred the deed to the underlying property to an affiliate of the Related General Partner, who made no equity investment in the property but assumed the day-to-day responsibilities of operations and obligations under the FMB (see
Note 3).

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


Management's Discussion and Analysis of Financial Condition and Results of
  Operations.



 Liquidity and Capital Resources

     Summit Tax Exempt L.P. II ("the Registrant") has invested in sixteen tax-exempt participating first mortgage bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment properties.

     At the beginning of the year, the Registrant had cash and temporary investments of approximately $3,773,000. After payment of distributions of approximately $9,712,000, net loans made to properties of approximately $277,000 and receipt of the net cash flow from operations of approximately $10,015,000, the Registrant ended the year with approximately $3,849,000 in cash and temporary investments. The fourth quarter distribution of approximately $2,379,000 ($.26 per BUC) was paid to BUC$holders in February 1997 from current and previously undistributed cash flow from operations. The Registrant anticipates funding future cash distributions from current and previously undistributed cash flow from operations.

     Due to increases in its real estate taxes, in April, 1996, the obligor of the Highland Ridge FMB entered into a forbearance agreement with the Registrant effective retroactive to October, 1995. In accordance with the terms and conditions of this agreement, the obligor will make minimum monthly debt service payments beginning at a 7% annual rate and increasing in annual increments over a period of four years back to the original stated rate. The difference between the actual pay rate and the stated rate of the FMB is deferred and payable from future available cash flow or sale or refinancing proceeds. In addition, delinquent taxes will be paid in three installments by the developer over an 18 month period. The developer has paid the first and second such installments of the delinquent taxes due as of May 7, 1996 and February 5, 1997. The obligations under the forbearance agreement are further secured by a guarantee from the general partner of the obligor. Payments under the forbearance agreement are current as of December 31, 1996.

     A forbearance agreement with the owner of the Shannon Lake property originally made in 1991, further modified as of June 1, 1993 was extended as of May 1, 1996 to allow the property to make minimum monthly interest payments at annual rate of 6%. The Registrant agreed to extend other provisions and terms of the 1993 agreement effective for the period March 16, 1993 through December 15, 1997. In addition, as of June 1, 1996 an Extension and Modification Agreement was executed regarding the extension and modification of the $138,000 note due on April 30, 1996. The note was increased by $300,000 for certain capital improvements to $438,000. The modified loan is self-amortizing beginning August 1, 1996 at the annual rate of 8%, payable in 48 equal monthly installments of $10,692.86, with a final maturity of July 1, 2000. Allowance for possible loss was established for $138,000 during 1993. Payments due under the forbearance agreement and the note are current as of December 31, 1996.


     A forbearance agreement with the owner of the Cedar Pointe property was executed on February 1, 1997, which provided for a minimum pay rate of 7% per annum effective September 16, 1996. Pursuant to the terms of the forbearance agreement, it is envisioned that the FMB will be formally and permanently modified to provide for a new base interest rate of 7% and a contingent interest rate of up to 5% payable from 25% of cash flow or sale or refinancing proceeds. In addition, the FMB modification will call for the discharge of accrued and unpaid primary contingent interest, primary deferred interest, supplemental contingent interest, supplemental deferred interest and construction period deferred and contingent interest through September 15, 1996, whether payable before, on, or after September 15, 1996. It is further expected that maturity of the FMB will be extended to 2017 and the call date extended to 2006.


     The Registrant has entered into forbearance agreements on several FMBs and may be required to extend these agreements or enter into new agreements in the future. Such agreements may adversely impact liquidity; however interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years the Registrant's operating expenditures and distributions.


     For a discussion of the proposed settlement of the Class Action relating to the Registrant see Other Events in Item 1. Business above.


     Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Partnership's investments in FMBs are secured by a Partnership interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversifications of the portfolio may not protect against a general downturn in the national economy.


 Results of Operations

     The Registrant accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

     The Registrant has a right to require redemption of the FMBs approximately twelve years after their issuance. The Registrant anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity. As such, SFAS 115 requires the Partnership to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Registrant periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Registrant will be unable to collect all amounts due according to the existing contractual terms of the bonds. If the decline is judged to be other than temporary, the cost basis of the bond is written down to its then estimated fair value, with the amount of the write-down accounted for as a realized loss.

     Because the FMBs are not readily marketable, the Registrant estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Registrant's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

 1996 vs. 1995

     Net income decreased approximately $3,343,000 for the year ended December 31, 1996 as compared to the corresponding period in1995 primarily due to the loss on impairment of assets of $4,000,000 and $1,000,000 recorded in 1996 and 1995, respectively, and for the reasons discussed below.

     Interest income from participating FMBs decreased by approximately $248,000 as compared to the corresponding period in 1995 primarily due to reduced interest payments received from the Loveridge and Sunset Downs FMBs as a result of payments being based on the monthly cash flow generated by the operations of the underlying properties effective with the May 1, 1995 payment date and a reduction in the minimum monthly debt service payments from the Highland Ridge FMB as a result of a forbearance agreement retroactive to October 1995. These decreases were partially offset by the receipt of contingent interest from the River Run FMB and an increase in deferred base interest received from the Bristol Village FMB in 1996.

     Interest income from temporary investments increased approximately $18,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to higher invested cash balances in 1996.

     Interest income from promissory notes increased approximately $3,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to a $300,000 increase in the Shannon Lake loan in July 1996 which was partially offset by a decrease due to the maturity of the Bay Club loan in January 1996.

     General and administrative expenses increased approximately $116,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to increases in legal costs, most of which relate to the Kinnes litigation described in Note 6 to the financial statements as well as an increase in non-recurring legal expenses, partially offset by the cost of obtaining appraisals in 1995.

     A $4,000,000 loss on impairment of assets was recorded during the year ended December 31, 1996 to recognize other-than-temporary impairment of three FMBs based upon continuing operating difficulties being experienced at the properties securing the FMBs.

 1995 vs. 1994

     Net income decreased approximately $435,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to the loss on impairment of assets of $1,000,000 and $500,000 recorded in 1995 and 1994, respectively, and for the reasons discussed below.

     Interest income from FMBs increased by approximately $130,000 as compared to the corresponding period in 1994 primarily due to additional interest received from the Newport Village, Shannon Lake, Bristol Village, Players Club, Bay Club and Suntree FMBs as required by the terms of their respective forbearance agreements together with increased cash flow generated by the Pelican Cove property resulting in an increase of its interest payments to the Registrant and contingent interest received from The Lakes. The increase is partially

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

offset by reduced debt service payments received from the Loveridge, Sunset Downs and Highland Ridge FMBs and nonrecurring contingent interest received in 1994 from Crowne Pointe and Willow Creek.

     Interest income from temporary investments increased approximately $52,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 due to higher interest rates and invested balances in 1995.

     Interest income from promissory notes decreased approximately $14,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 due to the repayment of the Pelican Cove and The Lakes property tax loans in May 1994.

     A $1,000,000 loss on impairment of assets was recorded during the year ended December 31, 1995 to write down the cost basis of certain FMBs to recognize other-than-temporary impairment.

     General and administrative expenses increased approximately $126,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to an increase in administrative expense as well as the cost of obtaining appraisals in 1995.


 Property Information

     The following table lists the Registrant's FMBs together with occupancy rates of the underlying properties as of February 11, 1997:

                                                       Carrying                                             Minimum Pay
                                                        Amount                      Average       Stated      Rate at
                                       Face Amount    at December                Interest Rate   Interest   December 31,
    Property           Location          of Bond     31, 1996 (G)   Occupancy   Paid for 1996*     Rate*       1996*
------------------ ------------------ -------------- -------------- ----------- ---------------- ---------- -------------
Bay Club           Mt. Pleasant, SC     $  6,400,000   $  6,134,588    99.4%       8.43%(A)        8.25%         7.50%(A)
Loveridge          Contra Costa, CA        8,550,000      6,826,198    93.9        4.83            8.00               (C)
The Lakes          Kansas City, MO        13,650,000     10,101,816    96.9        5.61 (E)        4.87          4.87
Crowne Pointe      Olympia, WA             5,075,000      5,322,225    96.0        8.00            8.00          8.00
Orchard Hills      Tacoma, WA              5,650,000      5,842,439    98.3        8.00            8.00          8.00
Highland Ridge     St. Paul, MN           15,000,000     12,971,183    97.7        7.06            8.00          7.25 (F)
Newport Village    Tacoma, WA             13,000,000     12,843,816    90.2        7.98 (D)        8.00          8.00
Sunset Downs       Lancaster, CA        $ 15,000,000   $ 11,306,665    90.2        4.35            8.00               (C)
Pelican Cove       St. Louis, MO          18,000,000     16,907,362    94.5        7.50            8.00               (C)
Willow Creek       Ames, IA                6,100,000      6,019,067   100.0        8.00            8.00          8.00
Cedar Pointe       Nashville, TN           9,500,000      8,423,412    84.8        7.88 (H)        8.00          7.00
Shannon Lake       Atlanta, GA            12,000,000     10,920,358    88.1        6.00            8.00          6.00 (F)
Bristol Village    Bloomington, MN        17,000,000     17,254,892    94.6        9.87 (D)        8.00          7.75 (F)
Suntree            Ft. Myers, FL           7,500,000      7,387,848    90.7        7.63            8.00          7.50 (F)
River Run          Miami, FL               7,200,000      7,457,110    95.0        9.83 (I)        8.00          8.00
Players Club (B)   Ft. Myers, FL           2,500,000      2,404,447    83.9        7.37            8.00          7.00 (F)
                                       -------------  -------------
                                        $162,125,000   $148,123,426
                                       =============  =============

  *The average rate paid represents the interest recorded by the Registrant while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreement, if any.
  (A) The minimum pay rate on the FMB increases in increments from 6.0% in 1990 to 8.25% in 1997. The actual pay rate is adjusted as of the property's fiscal year-end based on audited financials to no less than the minimum pay rate.
  (B) Summit Tax Exempt L.P. III, of which the general partners are either the same or affiliates of the General Partners of the Registrant, acquired the other $7,200,000 of the Players Club bond issue.
  (C) The pay rate is based on the net cash flow generated by the underlying property. See Note 3 to the financial statements.
  (D) Includes receipt of deferred base interest relating to prior periods.
  (E)  Includes receipt of primary and supplemental contingent interest.
  (F) The minimum pay rate on the FMB is scheduled to increase to the stated interest rate over the remaining term of the FMB.
  (G)  The FMBs are carried at their estimated fair values at December
       31, 1996.
  (H) Reflects payments accrued at December 31, 1996 that were received pursuant to a forbearance agreement entered as of February 1, 1997, which lowered the base interest rate to 7% effective
       September 16, 1996.
  (I)  Includes receipt of primary contingent interest.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

 General

     The determination as to whether it is in the best interest of the Registrant to enter into forbearance agreements on the FMBs or, alternatively, to pursue its remedies under the loan documents, including foreclosures, is based upon several factors. These factors include, but are not limited to, property performance, owner cooperation and projected legal costs.

     The difference between the stated interest rates and the rates paid by FMBs is not accrued as interest income for financial reporting purposes. The accrual of interest at the stated interest rate will resume once a property's ability to pay the stated rate has been adequately demonstrated. Interest income of approximately $1,407,000, $704,000 and $931,000 was not recognized for the years ended December 31, 1996, 1995 and 1994, respectively.

     From time to time, certain property owners have elected to supplement the cash flow generated by the properties to meet the required FMB interest payments. There can be no assurance that in the future any property owner will continue to elect to supplement property cash flow to satisfy bond interest requirements if necessary. The owners of the Sunset Downs, Highland Ridge and Loveridge properties supplemented the cash flow generated by the respective properties to meet the required interest payments in 1994. No property owner made supplementary payments in 1995 or 1996.

                           Summit Tax Exempt L.P. II

                            (a limited partnership)


                       Statements of Financial Condition
                                  (unaudited)


                                     ASSETS

                                                               March 31,     December 31,
                                                                 1997            1996
                                                            -------------- ----------------
Participating first mortgage bonds-at fair value            $148,130,039     $148,123,426
Temporary investments                                          3,300,000        3,600,000
Cash and cash equivalents                                      1,114,246          249,192
Interest receivable, net                                         530,330          735,343
Promissory notes receivable, net                                 242,389          275,572
Deferred bond selection fees, net                              1,758,762        1,804,942
Due from affiliates                                                    0           84,225
Other assets                                                      11,178           23,775
                                                            ------------     ------------
Total assets                                                $155,086,944     $154,896,475
                                                            ============     ============
                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
 Deferred income                                            $    384,319     $    394,259
 Accrued expenses                                                 80,766          107,421
 Due to affiliates                                               404,944           72,194
                                                            ------------     ------------
Total liabilities                                                870,029          573,874
                                                            ------------     ------------
Contingencies
Partners' capital (deficit):
BUC$holders (9,151,620 BUC$ issued and outstanding)          160,518,891      160,622,463
General Partners                                                (186,374)        (184,260)
Net unrealized loss on participating first mortgage bonds     (6,115,602)      (6,115,602)
                                                            ------------     ------------
Total partners' capital                                      154,216,915      154,322,601
                                                            ------------     ------------
Total liabilities and partners' capital                     $155,086,944     $154,896,475
                                                            ============     ============


                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                              Statements of Income
                                  (unaudited)



                                                      Three Months Ended
                                                          March 31,
                                                  --------------------------
                                                    1997           1996
                                                  ------------   -----------
Revenues:
 Interest income:
  Participating first mortgage bonds                $2,717,025     $2,880,553
  Temporary investments                                 32,292         30,165
  Promissory notes                                       7,830          4,324
                                                   -----------    -----------
  Total revenues                                     2,757,147      2,915,042
                                                   -----------    -----------
Expenses:
 Management fees                                       202,656        202,656
 Loan servicing fees                                    99,940        100,774
 General and administrative                             86,076         79,749
 Amortization of deferred bond selection fees           46,180         46,180
                                                   -----------    -----------
 Total expenses                                        434,852        429,359
                                                   -----------    -----------
 Net Income                                         $2,322,295     $2,485,683
                                                   ===========    ===========
Allocation of Net Income:
 BUC$holders                                        $2,275,849     $2,435,969
                                                   ===========    ===========
 General Partners                                   $   46,446     $   49,714
                                                   ===========    ===========
Net Income per BUC                                  $     0.25     $     0.27
                                                   ===========    ===========



                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


              Statement of Changes in Partners' Capital (Deficit)
                                  (unaudited)



                                                                                                       Net Unrealized
                                                                                                          Loss on
                                                                                                       Participating
                                                                                                           First
                                                   Total         BUC$holders      General Partners     Mortgage Bonds
                                                ------------     ------------     ----------------     --------------
Partners' capital (deficit)-January 1, 1997     $154,322,601     $160,622,463        $ (184,260)        $ (6,115,602)
Net Income                                        2,322,295        2,275,849             46,446                    0
Distributions                                    (2,427,981)      (2,379,421)           (48,560)                   0
                                                ------------     ------------        ----------         ------------
Partners' capital (deficit)-March 31, 1997      $154,216,915     $160,518,891        $ (186,374)        $ (6,115,602)
                                                ============     ============        ==========         ============


                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                            Statements of Cash Flows
                                  (unaudited)

                                                                      Three Months Ended
                                                                          March 31,
                                                               ------------------------------
                                                                   1997             1996
                                                               ---------------   ------------
Cash Flows from Operating Activities:
 Interest received, net                                         $ 2,945,608       $ 2,900,520
 Amount received which was due from affiliate                        84,225                 0
 Fees and expenses paid                                             (69,981)         (165,025)
                                                                -----------       -----------
Net cash provided by operating activities                         2,959,852         2,735,495
                                                                -----------       -----------
Cash Flows from Investing Activities:
 Net sale (purchase) of temporary investments                       300,000        (1,000,000)
 Principal payments received from loans made to properties           33,183             8,233
                                                                -----------       -----------
Net cash provided by (used in) investing activities                 333,183          (991,767)
                                                                -----------       -----------
Cash Flows from Financing Activities:
 Distributions paid                                              (2,427,981)       (2,427,981)
                                                                -----------       -----------
Net increase (decrease) in cash and cash equivalents                865,054          (684,253)
Cash and cash equivalents at beginning of period                    249,192           972,889
                                                                -----------       -----------
Cash and cash equivalents at end of period                      $ 1,114,246       $   288,636
                                                                ===========       ===========
Schedule Reconciling Net Income to Net Cash
 Provided by Operating Activities:
Net income                                                      $ 2,322,295       $ 2,485,683
                                                                -----------       -----------
Adjustments to reconcile net income to net cash
 provided by operating activities:
Amortization of deferred bond selection fees                         46,180            46,180
Accretion of deferred income                                        (16,553)          (16,553)
Changes in:
 Interest receivable, net                                           205,013             2,031
 Promissory notes receivable, net                                         0            21,620
 Other assets                                                        12,597            12,498
 Accrued expenses                                                   (26,655)          (42,239)
 Deferred income                                                          0           (21,620)
 Due from affiliates                                                 84,225                 0
 Due to affiliates                                                  332,750           247,895
                                                                -----------       -----------
Total adjustments                                                   637,557           249,812
                                                                -----------       -----------
Net cash provided by operating activities                       $ 2,959,852       $ 2,735,495
                                                                ===========       ===========



                See accompanying notes to financial statements.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)


NOTE 1--General


     These financial statements have been prepared without audit. In the opinion of management, the financial statements contain all adjustments, (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Summit Tax Exempt L.P. II (the "Partnership") as of March 31, 1997, and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1996. However, the operating results for the interim periods may not be indicative of the results expected for the full year.

     Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996.


NOTE 2--Participating First Mortgage Bonds ("FMBs")


     The Partnership accounts for its investments in the FMBs as "available for sale" debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount interest rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

     Effective January 1, 1997, forbearance agreements with respect to the Suntree and Players Club FMBs were modified and extended due to a continuous weak rental market and to ensure real estate tax payments and capital improvements are made. Pursuant to the modification, the minimum pay rate for Suntree was reduced to 6.5% and 7.5% for the periods January 1, 1997 through June 30, 1997, July 1, 1997 through December 31, 1997, respectively. Thereafter, the stated rate is to be reinstated. The minimum pay rate for Players Club was reduced to 6.5% and 6.25% for the periods January 1, 1997 through January 31, 1997 and February 1, 1997 through December 31, 1997, respectively. Thereafter, it is expected that the stated rate of 8% will be reinstated.

     With respect to the Highland Ridge FMB, and pursuant to terms of the forbearance agreement, the developer has paid the first and second of three annual installments towards the payment of delinquent taxes.

     Effective as of January 30, 1997, pursuant to the terms of a forbearance agreement entered into in August 1995, the obligor of the Sunset Downs FMB transferred the deed to the underlying property to an affiliate of the Related General Partner, who made no equity investment in the property but assumed the day-to-day responsibilities of operations and obligations under the FMB.

     With respect to the Sunset Downs FMB, the Partnership paid certain insurance premiums on January 31, 1997 in the amount of approximately $92,000 as a result of the forbearance agreement and transfer of the deed to the underlying property to an affiliate of the Related General Partner. This loan was recorded in operating income as a reduction of interest income from participating first mortgage bonds because the Sunset Downs FMB is paying interest on a cash flow basis.

     A forbearance agreement with the owner of the Cedar Pointe property was executed on February 1, 1997, which provided for a minimum pay rate of 7% per annum effective September 16, 1996. Pursuant to the terms of the forbearance agreement, it is envisioned that the FMB will be formally and permanently modified to provide for a new base interest rate of 7% and a contingent interest rate of up to 5% payable from 25% of cash flow or sale or refinancing proceeds. In addition, the FMB modification will call for the discharge of accrued and unpaid primary contingent interest, primary deferred interest, supplemental contingent interest, supplemental deferred interest and construction period deferred and contingent interest through September 15, 1996, whether payable before, on, or after September 15, 1996. It is further expected that maturity of the FMB will be extended to 2017 and the call date extended to 2006.

     With respect to the FMBs which are subject to forbearance agreements with the respective obligors, the difference between the stated interest rates and the rates paid (whether deferred and payable out of available future cash flow or, ultimately, from sale or refinancing proceeds) on FMBs is not accrued for financial statement purposes. The accrual of interest at the stated interest rate will resume once a property's ability to pay the stated rate has been adequately demonstrated. Unrecorded contractual interest income was approximately $449,000 and $325,000 for the three months ended March 31, 1997 and 1996, respectively.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)


NOTE 2--Participating First Mortgage Bonds ("FMBs") (continued)


     The cost basis of the FMBs at March 31, 1997 and December 31, 1996 was $154,245,641 and $154,239,028, respectively. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $951,666 and $7,067,268, respectively, at both March 31, 1997 and December 31, 1996.

     Descriptions of the FMBs owned by the Partnership at March 31, 1997 are as follows:


                                          Annualized
                                         Interest Rate
                                      Paid for the            Minimum
                                         Three Months        Pay Rate
                                             Ended         at March 31,
    Property           Location         March 31, 1997*        1997*
------------------ ------------------ -------------------- --------------
Bay Club           Mt. Pleasant, SC           7.57%(D)          8.25%(D)
Loveridge          Contra Costa, CA           5.17                   (B)
The Lakes          Kansas City, MO            4.87              4.87
Crowne Pointe      Olympia, WA                8.00              8.00
Orchard Hills      Tacoma, WA                 8.00              8.00
Highland Ridge     St. Paul, MN               7.25              7.25 (F)
Newport Village    Tacoma, WA                 8.22 (C)          8.00
Sunset Downs       Lancaster, CA              4.33                   (B)
Willow Creek       Ames, IA                   8.00              8.00
Cedar Pointe       Nashville, TN              7.00              7.00
Shannon Lake       Atlanta, GA                6.00              6.00 (F)
Bristol Village    Bloomington, MN            8.38 (C)(E)       8.00
Suntree            Ft. Myers, FL              6.84              6.50 (F)
River Run          Miami, FL                  8.00              8.00
Pelican Cove       St. Louis, MO              7.50                   (B)
Players Club (A)   Ft. Myers, FL              6.42              6.25 (F)



                                                                         Carrying
                    Stated                                                Amount
                   Interest                 Maturity        Face       at March 31,
    Property         Rate*     Call Date      Date         Amount        1997 (G)
------------------ ---------- ------------ ------------ -------------- -------------
Bay Club              8.25%   Sept. 2000    Sept. 2006    $  6,400,000   $  6,141,201
Loveridge             8.00    Nov.  1998    Nov.  2006       8,550,000      6,826,198
The Lakes             4.87    Dec.  2006    Dec.  2006      13,650,000     10,101,816
Crowne Pointe         8.00    Dec.  1998    Dec.  2006       5,075,000      5,322,225
Orchard Hills         8.00    Dec.  1998    Dec.  2006       5,650,000      5,842,439
Highland Ridge        8.00    Feb.  1999    Feb.  2007      15,000,000     12,971,183
Newport Village       8.00    Jan.  1999    Jan.  2007      13,000,000     12,843,816
Sunset Downs          8.00    May   1999    May   2007      15,000,000     11,306,665
Willow Creek          8.00    Oct.  1999    Oct.  2006       6,100,000      6,019,067
Cedar Pointe          7.00    Apr.  1999    Apr.  2007       9,500,000      8,423,412
Shannon Lake          8.00    Jun.  1999    Jun.  2007      12,000,000     10,920,358
Bristol Village       8.00    Jun.  1999    Jun.  2005      17,000,000     17,254,892
Suntree               8.00    Jul.  1999    Jul.  2007       7,500,000      7,387,848
River Run             8.00    Aug.  1999    Aug.  2007       7,200,000      7,457,110
Pelican Cove          8.00    Feb.  1999    Feb.  2007      18,000,000     16,907,362
Players Club (A)      8.00    Aug.  1999    Aug.  2007       2,500,000      2,404,447
                                                         -------------  -------------
                                                          $162,125,000   $148,130,039
                                                         =============  =============

  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreements, if any.
  (A) Summit Tax Exempt L.P. III, of which the general partners are either the same or affiliates of the General Partners of the Partnership, acquired the other $7,200,000 of the Players Club
       FMB.
  (B) Pay rate is based on net cash flow generated by operations of the underlying property.
  (C) Includes receipt of deferred base interest related to prior periods.
  (D) The minimum pay rate on the FMB increased in increments from 6.0% in 1990 to 8.25% in 1997. The actual pay rate is adjusted as of the property's fiscal year-end based on audited financial statements to no less than the minimum pay rate.
  (E) Includes receipt of primary contingent interest related to prior periods.
  (F) The minimum pay rate on the FMB is scheduled to increase to the stated interest rate over the remaining term of the FMB.
  (G) The FMBs are carried at their estimated fair value at March 31, 1997.


NOTE 3--Related Parties


     Prudential-Bache Properties, Inc. ("PBP") and the Related General Partner (collectively, the "General Partners") and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The costs and expenses were:

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

                         Notes to Financial Statements
                           March 31, 1997 (unaudited)

NOTE 3--Related Parties (continued)

                                             Three Months Ended
                                                  March 31,
                                            --------------------
                                               1997         1996
                                            ---------   --------
PBP and affiliates:
 Management fee                              $101,328   $101,328
 General and administrative                    17,446     11,172
                                             --------   --------
                                              118,774    112,500
                                             --------   --------
Related General Partner and affiliates:
 Management fee                               101,328    101,328
 Loan servicing fees                           99,940    100,774
 General and administrative                    12,309     24,000
                                             --------   --------
                                              213,577    226,102
                                             --------   --------
                                             $332,351   $338,602
                                             ========   ========

     An affiliate of the Related General Partner receives loan servicing fees (see above) in an amount of .25% per annum of the principal amount outstanding on FMBs serviced by the affiliate.

     The General Partners are paid, in the aggregate, an annual management fee (see above) equal to .5% of the original amount invested invested in FMBs.

     During January and February of 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 62,015 BUC$ at March 31, 1997.

     The Players Club property (securing a $2,500,000 FMB in this Partnership) also secures an FMB for $7,200,000 owned by Summit Tax Exempt L.P. III, of which the general partners are either the same or affiliates of the General Partners of this Partnership.

     The original obligors of the Suntree, Players Club and River Run FMBs are affiliates of the Related General Partner.

     As of March 31, 1997, the original owners of the underlying properties and obligors of the Pelican Cove, Loveridge and Sunset Downs FMBs have been replaced with affiliates of the Related General Partner who have not made equity investments. These entities have assumed the day-to-day responsibilities and obligations of the underlying properties. Buyers are being sought who would make equity investments in the underlying properties and assume the nonrecourse obligations for each of the FMBs.

NOTE 4--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713) , was filed in the United States District Court for the District of Arizona , purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently, the Related General Partner was dismissed from the Levine litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, were transferred to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket
1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


                         Notes to Financial Statements
                           March 31, 1997 (unaudited)

NOTE 4--Contingencies (continued)


     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.

     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. III, will receive shares in a newly formed business trust. It is anticipated that the shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, the acquisition by affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of the sum of the aggregate annual fees currently payable to both General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.

     In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.

     Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters,
(i) transferring their BUC$unless the transferee agrees to be bound by the Related Settlement; (ii) granting a proxy to object to the Reorganization; or
(iii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from (i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.

     There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied nor as to the time frame in which a closing may occur . In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.

NOTE 5--Subsequent Events

     In May 1997, distributions of approximately $2,379,000 and $49,000 were paid to the BUC$holders and General Partners, respectively, for the quarter ended ended March 31, 1997.

     On May 12, 1997, the Partnership loaned the obligor of the Players Club FMB $280,000 to cover its shortfall on its 1996 real estate tax payment and to fund a capital improvement account. The note will be self-amortizing at an annual interest rate of 8% for a term of 48 months.

                           Summit Tax Exempt L.P. II
                            (a limited partnership)


Management's Discussion and Analysis of Financial Condition and Results of
  Operations.


 Liquidity and Capital Resources

     Summit Tax Exempt L.P. II (the "Partnership") has invested in sixteen tax-exempt participating first mortgage bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on multi-family residential apartment projects.

     At the beginning of the year, the Partnership had cash and temporary investments of $3,849,000. After payment of distributions of $2,428,000, principal payments received from loans made to properties of approximately $33,000 and receipt of the net cash flow from operations of approximately $2,960,000, the Partnership had approximately $4,414,000 in cash and temporary investments at March 31, 1997. The first quarter distribution of $2,379,000 ($.26 per BUC) was paid to BUC$holders in May 1997 from cash flow from operations.

     Effective January 1, 1997, forbearance agreements with respect to the Suntree and Players Club FMBs were modified and extended due to a continuous weak rental market and to ensure real estate tax payments and capital improvements are made. Pursuant to the modification, the minimum pay rate for Suntree was reduced to 6.5% and 7.5% for the periods January 1, 1997 through June 30, 1997, July 1, 1997 through December 31, 1997, respectively. Thereafter, the stated rate is to be reinstated. The minimum pay rate for Players Club was reduced to 6.5% and 6.25% for the periods January 1, 1997 through January 31, 1997 and February 1, 1997 through December 31, 1997, respectively. Thereafter, it is expected that the stated rate of 8% will be reinstated.

     With respect to the Highland Ridge FMB and pursuant to terms of the forbearance agreement, the developer has paid the first and second of three annual installments towards the payment of delinquent taxes.

     Effective as of January 30, 1997, pursuant to the terms of a forbearance agreement entered into in August 1995, the obligor of the Sunset Downs FMB transferred the deed to the underlying property to an affiliate of the Related General Partner, who made no equity investment in the property but assumed the day-to-day responsibilities of operations and obligations under the FMB.

     With respect to the Sunset Downs FMB, the Partnership paid certain insurance premiums on January 31, 1997 in the amount of approximately $92,000 as a result of the forbearance agreement and transfer of the deed to the underlying property to an affiliate of the Related General Partner. This loan was recorded in operating income as a reduction of interest income from participating first mortgage bonds because the Sunset Downs FMB is paying interest on a cash flow basis.

     A forbearance agreement with the owner of the Cedar Pointe property was executed on February 1, 1997, which provided for a minimum pay rate of 7% per annum effective September 16, 1996. Pursuant to the terms of the forbearance agreement, it is envisioned that the FMB will be formally and permanently modified to provide for a new base interest rate of 7% and a contingent interest rate of up to 5% payable from 25% of cash flow or sale or refinancing proceeds. In addition, the FMB modification will call for the discharge of accrued and unpaid primary contingent interest, primary deferred interest, supplemental contingent interest, supplemental deferred interest and construction period deferred and contingent interest through September 15, 1996, whether payable before, on, or after September 15, 1996. It is further expected that maturity of the FMB will be extended to 2017 and the call date extended to 2006.

     The Partnership has entered into forbearance agreements on several FMBs and may be required to extend these agreements or enter into new agreements in the future. Such agreements may adversely impact liquidity; however interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years the Partnership's operating expenditures and distributions.

     For a discussion of the proposed settlement of the Class Action relating to the Partnership, see Note 4 to the financial statements.

     Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Partnership's investments in FMBs are secured by a Partnership interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversification of the portfolio may not protect against a general downturn in the national economy.

 Results of Operations

     Net income decreased approximately $163,000 for the three months ended March 31, 1997 as compared to 1996 primarily due to the reasons discussed below.

     Interest income from FMBs decreased by approximately $164,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to a reduction in the income recorded from the Highland Ridge FMB as a result of a forbearance

                           Summit Tax Exempt L.P. II
                            (a limited partnership)

agreement for which a retroactive adjustment to October 1995 was made in the fourth quarter of 1996 and a decrease due to an insurance loan made to the owner of the underlying property of the Sunset Downs FMB which was recorded as a reduction of income.

     Interest income from promissory notes increased by approximately $4,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 primarily due to the $300,000 increase in the Shannon Lake loan in July 1996.

 General

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs or, alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors including, but not limited to, property performance, owner cooperation and projected legal costs.


     Certain property owners have, at times, supplemented the cash flow generated by the properties to meet the required FMB interest payments. There can be no assurance that in the future any property owner will elect to supplement property cash flow to satisfy bond interest requirements, if necessary. No property owner made supplementary payments during the three months ended March 31, 1997 and 1996.


 Property Information

     The following table lists the FMBs the Partnership owns together with occupancy rates of the underlying properties as of March 31, 1997:

                                                                                       Annualized
                                                                                        Interest
                                                                                    Rate Paid                Minimum
                                                                                      for the Three           Annual
                                                                       Stated         Months Ended         Pay Rate at
                                         Face Amount                   Interest         March 31,           March 31,
   Property            Location            of FMB        Occupancy      Rate*             1997*               1997*
-----------------   ------------------   -------------   -----------   ----------   --------------------   ---------------
Bay Club            Mt. Pleasant, SC     $  6,400,000       100.0%       8.25%              7.57%(D)            8.25%(D)
Loveridge           Contra Costa, CA        8,550,000        93.2        8.00               5.17                     (B)
The Lakes           Kansas City, MO        13,650,000        98.0        4.87               4.87                4.87
Crowne Pointe       Olympia, WA             5,075,000        96.2        8.00               8.00                8.00
Orchard Hills       Tacoma, WA              5,650,000        92.0        8.00               8.00                8.00
Highland Ridge      St. Paul, MN           15,000,000        92.5        8.00               7.25                7.25 (F)
Newport Village     Tacoma, WA             13,000,000        89.2        8.00               8.22 (C)            8.00
Sunset Downs        Lancaster, CA          15,000,000        90.0        8.00               4.33                (B)
Willow Creek        Ames, IA                6,100,000       100.0        8.00               8.00                8.00
Cedar Pointe        Nashville, TN           9,500,000        90.4        7.00               7.00                7.00
Shannon Lake        Atlanta, GA            12,000,000        96.2        8.00               6.00                6.00 (F)
Bristol Village     Bloomington, MN        17,000,000        94.7        8.00               8.38 (C)(E)         8.00
Suntree             Ft. Myers, FL           7,500,000        93.6        8.00               6.84                6.50 (F)
River Run           Miami, FL               7,200,000        92.5        8.00               8.00                8.00
Pelican Cove        St. Louis, MO          18,000,000        94.9        8.00               7.50                     (B)
Players Club(A)     Ft. Myers, FL           2,500,000        78.4        8.00               6.42                6.25 (F)
                                         ------------
                                         $162,125,000
                                         ============

  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate payable pursuant to the applicable forbearance agreements, if any.
  (A) Summit Tax Exempt L.P. III, of which the general partners are either the same or affiliates of the General Partners of the Partnership, acquired the other $7,200,000 of the Players Club
       FMB.
  (B) Pay rate is based on the net cash flow generated by operations of the underlying property.
  (C) Includes receipt of deferred base interest related to prior periods.
  (D) The minimum pay rate on the FMB increased in increments from 6.0% in 1990 to 8.25% in 1997. The actual pay rate is adjusted as of the property's fiscal year-end based on audited financial statements to no less than the minimum pay rate.
  (E) Includes receipt of primary contingent interest related to prior periods.
  (F) The minimum pay rate on the FMB is scheduled to increase to the stated interest rate over the remaining term of the FMB.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Summit Tax Exempt L.P. III
New York, New York

     We have audited the accompanying statements of financial condition of Summit Tax Exempt L.P. III (a Delaware Limited Partnership) as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Summit Tax Exempt L.P. III as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

New York, New York


March 20, 1997

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                       Statements of Financial Condition


                                     ASSETS

                                                                        December 31,
                                                               ----------------------------
                                                                  1996             1995
                                                               -------------   ------------
Participating first mortgage bonds-at fair value               $44,769,792      $46,686,585
Temporary investments                                              300,000          250,000
Cash and cash equivalents                                           59,832          347,908
Interest receivable, net                                           164,883          132,128
Deferred bond selection fees, net                                  667,755          729,686
Other assets                                                             0            4,209
                                                               -----------      -----------
Total assets                                                   $45,962,262      $48,150,516
                                                               ===========      ===========
                        LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
 Accounts payable and accrued expenses                         $   124,106      $    77,880
 Due to affiliates                                                 100,261           43,427
                                                               -----------      -----------
Total liabilities                                                  224,367          121,307
                                                               -----------      -----------
Contingencies
Partners' capital (deficit):
 BUC$holders (3,081,625 BUC$ issued and outstanding)            49,089,896       49,456,927
 General Partners                                                 (171,793)        (164,303)
 Net unrealized loss on participating first mortgage bonds      (3,180,208)      (1,263,415)
                                                               -----------      -----------
Total partners' capital                                         45,737,895       48,029,209
                                                               -----------      -----------
Total liabilities and partners' capital                        $45,962,262      $48,150,516
                                                               ===========      ===========



                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                              Statements of Income



                                                          Years Ended December 31,
                                                  -----------------------------------------
                                                    1996           1995           1994
                                                  ------------   ------------   -----------
Revenues:
 Interest income:
  Participating first mortgage bonds                $3,074,857     $3,185,563     $3,444,722
  Temporary investments                                 12,455         20,752         13,908
                                                   -----------    -----------    -----------
  Total revenues                                     3,087,312      3,206,315      3,458,630
                                                   -----------    -----------    -----------
Expenses:
 General and administrative                            239,354        201,739        148,351
 Loan servicing fees                                   131,125        131,125        131,125
 Amortization of deferred bond selection fees           61,931         61,332         61,633
 Provision for uncollectible interest                        0              0         69,405
                                                   -----------    -----------    -----------
 Total expenses                                        432,410        394,196        410,514
                                                   -----------    -----------    -----------
 Net income                                         $2,654,902     $2,812,119     $3,048,116
                                                   ===========    ===========    ===========
Allocation of Net Income:
 BUC$holders                                        $2,344,799     $2,498,872     $2,730,149
                                                   ===========    ===========    ===========
 General Partners:
  Special distribution                              $  262,250     $  262,250     $  262,250
  Other                                                 47,853         50,997         55,717
                                                   -----------    -----------    -----------
                                                    $  310,103     $  313,247     $  317,967
                                                   ===========    ===========    ===========
Net income per BUC                                  $      .76     $      .81     $      .89
                                                   ===========    ===========    ===========


                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


              Statements of Changes in Partners' Capital (Deficit)



                                                                                                         Net Unrealized
                                                                                                         Gain (Loss) on
                                                                                                         Participating
                                                                                                             First
                                                       Total        BUC$holders      General Partners    Mortgage Bonds
                                                    -------------   -------------   ------------------   ----------------
Partners' capital (deficit)-December 31, 1993       $49,491,235     $49,651,566         $ (160,331)
Cumulative effect through January 1, 1994 of
 accounting change (Note 2)                            (475,556)              0                  0         $   (475,556)
Net income                                            3,048,116       2,730,149            317,967                    0
Distributions                                        (3,029,423)     (2,711,830)          (317,593)                   0
Net change in fair value of participating first
 mortgage bonds                                        (961,930)              0                  0             (961,930)
                                                    -----------     -----------         ----------         ------------
Partners' capital (deficit)-December 31, 1994        48,072,442      49,669,885           (159,957)          (1,437,486)
Net income                                            2,812,119       2,498,872            313,247                    0
Distributions                                        (3,029,423)     (2,711,830)          (317,593)                   0
Net change in fair value of participating first
 mortgage bonds                                         174,071               0                  0              174,071
                                                    -----------     -----------         ----------         ------------
Partners' capital (deficit)-December 31, 1995        48,029,209      49,456,927           (164,303)          (1,263,415)
Net income                                            2,654,902       2,344,799            310,103                    0
Distributions                                        (3,029,423)     (2,711,830)          (317,593)                   0
Net change in fair value of participating first
 mortgage bonds                                      (1,916,793)              0                  0           (1,916,793)
                                                    -----------     -----------         ----------         ------------
Partners' capital (deficit)-December 31, 1996       $45,737,895     $49,089,896         $ (171,793)        $ (3,180,208)
                                                    ===========     ===========         ==========         ============


                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                            Statements of Cash Flows

                                                                      Year Ended December 31,
                                                         --------------------------------------------------
                                                             1996              1995             1994
                                                         ---------------   ---------------   --------------
Cash flows from operating activities:
 Interest received                                        $ 3,054,557       $ 3,301,923       $ 3,448,922
 Fees and expenses paid                                      (263,210)         (316,869)         (280,770)
                                                          -----------       -----------       -----------
Net cash provided by operating activities                   2,791,347         2,985,054         3,168,152
                                                          -----------       -----------       -----------
Cash flows from investing activities:
 Net (purchase) sale of temporary investments                 (50,000)          316,327          (166,287)
                                                          -----------       -----------       -----------
Cash flows from financing activities:
 Distributions paid                                        (3,029,423)       (3,029,423)       (3,029,423)
                                                          -----------       -----------       -----------
Net (decrease) increase in cash and cash equivalents         (288,076)          271,958           (27,558)
Cash and cash equivalents at beginning of year                347,908            75,950           103,508
                                                          -----------       -----------       -----------
Cash and cash equivalents at end of year                  $    59,832       $   347,908       $    75,950
                                                          ===========       ===========       ===========
Schedule reconciling net income to net cash flow
 provided by operating activities:
Net income                                                $ 2,654,902       $ 2,812,119       $ 3,048,116
                                                          -----------       -----------       -----------
Adjustments to reconcile net income to net cash
 provided by operating activities:
Provision for uncollectible interest                                0                 0            69,405
Amortization of deferred bond selection fees                   61,931            61,332            61,633
Changes in:
 Interest receivable                                          (32,755)           95,608            (9,708)
 Other assets                                                   4,209             1,114            76,154
 Accounts payable and accrued expenses                         46,226            (4,185)          (57,304)
 Due to affiliates                                             56,834            19,066           (20,144)
                                                          -----------       -----------       -----------
Total adjustments                                             136,445           172,935           120,036
                                                          -----------       -----------       -----------
Net cash provided by operating activities                 $ 2,791,347       $ 2,985,054       $ 3,168,152
                                                          ===========       ===========       ===========



                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 1--General


     Summit Tax Exempt L.P. III (the "Partnership"), a Delaware limited partnership, was formed February 25, 1987 and will terminate on December 31, 2021 unless terminated sooner under the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The Partnership was formed to invest in tax-exempt participating first mortgage revenue bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans ("Mortgage Loans") on multi-family residential apartment projects (the "Properties"). The general partners of the Partnership (the "General Partners") are Prudential-Bache Properties, Inc. ("PBP") (a wholly-owned subsidiary of Prudential Securities Group Inc.) and Related Tax Exempt Associates III, Inc. ( the "Related General Partner"). Related BUC$ Associates III, Inc. (the "Assignor Limited Partner"), which acquired and holds limited partnership interests on behalf of those persons who purchase Beneficial Unit Certificates ("BUC$"), has assigned to those persons substantially all of its rights and interest in and under such limited partnership interests. The Related General Partner and the Assignor Limited Partner are under common ownership. As of December 31, 1996, the Partnership has invested in a total of five FMBs.


NOTE 2--Summary of Significant Accounting Policies

     a) Basis of Accounting

     The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b) Participating first mortgage bonds

     Effective January 1, 1994, the Partnership accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity. As such, SFAS 115 requires the Partnership to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. The cumulative effect of adopting this accounting was a decrease in partners' capital at January 1, 1994 of approximately $476,000 due to unrealized holding losses. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Partnership periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms of the bonds. If the decline is judged to be other than temporary, the cost basis of the bond is written down to its then estimated fair value, with the amount of the write-down accounted for as realized loss.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

     Interest income from FMBs is recognized at the stated rate when collectibility of future amounts is reasonably assured. Interest income from FMBs with modified terms where the collectibility of future amounts is uncertain is recognized based upon expected cash receipts.

     c) Temporary Investments


     Temporary investments at December 31, 1996 and 1995 represent tax-exempt municipal preferred stock which is carried at cost which approximates market value.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)

                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994

NOTE 2--Summary of Significant Accounting Policies (continued)

     d) Cash and cash equivalents

     Cash and cash equivalents include cash on hand, cash in banks, and investments in short-term instruments with an original maturity of three months or less, for which cost approximates market value.

     e) Income taxes

     The Partnership is not required to provide, or pay, any Federal income taxes. Income tax attributes that arise from its operations are passed directly to the BUC$holders. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

     f) Profit and loss allocations and distributions

     As more fully described in the Partnership Agreement, the General Partners receive a special distribution equal to a .5% per annum of the total invested assets (which equals the face amount of the FMBs), payable quarterly, for managing the affairs of the Partnership.

     Income is allocated first to the General Partners in an amount equal to the special distribution. The net remaining profits or losses and distributions are then allocated 98% to the BUC$holders and 2% to the General Partners, in accordance with the Partnership Agreement.

     g) Bond selection fees

     The General Partners were paid bond selection fees (equal to 2% of the gross proceeds from the initial offering) for evaluating and selecting FMBs, negotiating the terms of mortgage loans and coordinating the development effort with property developers and government agencies. These fees have been capitalized and are being amortized over the terms of the FMBs. The accumulated amortization as of December 31, 1996 and 1995, was approximately $565,000 and $503,000, respectively.

     h) Fair value of financial instruments

     As described in Note 2.b. above, the Partnership's investment in FMBs are carried at estimated fair values. The Partnership has determined that the fair value of its remaining financial instruments, including its temporary investments and cash and cash equivalents approximates their carrying values.

NOTE 3--Participating First Mortgage Bonds

     Overview

     The principal and interest payments on each FMB are payable only from the cash flows, including proceeds in the event of sale, from the Properties underlying the FMBs. None of these FMBs constitute a general obligation of any state or local government, agency or authority. The FMBs are secured by the mortgage loans on the underlying Properties and the structure of each mortgage loan mirrors the structure of the corresponding FMB.

     Unless otherwise modified, the principal of the FMBs will not be amortized during their respective terms (which are generally up to 24 years) and will be required to be repaid in lump sum "balloon" payments at the expiration of the respective terms or at such earlier times as the Partnership may require pursuant to the terms of the bond documents. The Partnership has a right to require redemption of the FMBs approximately twelve years after their issuance. The Partnership anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity.

     In addition to the stated rates of interest ranging from 8.0% to 9.0% per annum, each of the FMBs provides for "contingent interest" which is equal to:
(a) an amount equal to 50% to 100% of net property cash flow and 75% to 100% of net sale or refinancing proceeds until the borrower has paid, during the post-construction period, annually compounded interest at 9% on a cumulative basis, and thereafter (b) an amount equal to 25% of remaining net property cash flow and 25% of remaining net sale or refinancing proceeds until the borrower has paid interest at a simple annual rate of 16% over the term of the FMB. Both the stated and contingent interest are exempt from Federal income taxation. The Partnership has not received any contingent interest to date.

     In order to protect the tax-exempt status of the FMBs, the owners of the Properties are required to enter into certain agreements to own, manage and operate such Properties in accordance with requirements of the Internal Revenue Code.

     Forbearance agreements have been executed with the owners of all five of the properties.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)


 Lakepoint

     During 1991, the Partnership entered into a forbearance agreement with the owner of the Lakepoint property allowing interest payments at a pay rate of 7.5% per annum in 1991, 8.0% in 1992 and 8.5% in 1993. Due to weakness in the market in June 1993, the forbearance agreement was further modified to allow for a pay rate of 7.5% from January 1992 through March 1993 and 6.0% from April 1993 through December 1995. In May 1996, the General Partners granted an extension of the forbearance agreement providing for a minimum rate of 6.0% per annum to be paid through December 15, 1997.

 Orchard Mill

     The 1991 forbearance agreement relating to the Orchard Mill FMB permits interest to be paid only to the extent of the net cash flow from the property. Pursuant to the terms of a forbearance agreement with Orchard Mill effective as of May 1, 1995, the minimum monthly interest pay rate was established at a 5% annual rate with all remaining cash flow generated by the property payable to the Partnership and applied to accrued and unpaid base interest and contingent interest as set forth in the forbearance agreement and loan agreements. For the year ended December 31, 1996, Orchard Mill has paid interest monthly at an annual rate equal to 6.76%, consistent with the terms of the forbearance agreement.

 Players Club

     In 1992, the Partnership entered into a forbearance agreement with the owner of the Players Club property. This agreement was substantially modified on January 1, 1994 , January 1, 1995, January 1, 1996 and again on January 1, 1997 to require minimum debt service payments of 6.0% per annum through the end of 1994, 7.0% for 1995 and 1996 and 6.25% through the end of 1997.

 Sunset Village/Sunset Creek

     Forbearance agreements were also entered into with the owner of the Sunset Village and Sunset Creek properties in 1992 allowing debt service payments at a rate of 7.0% per annum through April 1993 at which time the pay rate increased to 7.25% and was scheduled to increase in annual increments to the stated rate of 8.5% in May 1996. Effective with the May 1, 1995 payment date, the Sunset Village and Sunset Creek FMBs have made payments based on the monthly net cash flow generated by the operations of the underlying properties in accordance with the terms of the agreement outlined below. Effective as of August 1, 1995, the original owner and obligor of the Sunset Creek and Sunset Village FMBs transferred the deeds to the underlying properties to an affiliate of the Related General Partner for limited consideration. Pursuant to the agreement, the Related General Partner's affiliate, who has not made an equity investment in the underlying property, assumed the day-to-day responsibilities and obligations of operating the properties. The Partnership receives the monthly net cash generated by these properties as payment toward debt service.

 General

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs, or alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors. These factors include, but are not limited to, property performance, owner cooperation and projected legal costs.

     The difference between the stated interest rates and the rates paid by FMBs is not accrued as interest income for financial reporting purposes. The accrual of interest at the stated rate will resume once a property's ability to pay the stated interest rate has been adequately demonstrated. Interest income of approximately $1,400,000, $969,000, and $963,000 was not recognized for the years ended December 31, 1996, 1995, and 1994, respectively.

     The following FMBs' interest income exceeded 15% of the Registrant's total revenue for each of the three years in the period ended December 31, 1996:

                      1996      1995      1994
                      ----      ----      ----
Lakepoint              30%       29%       29%
  Sunset Village       17%       21%       22%
  Orchard Mill         24%       19%       21%
  Sunset Creek           *       15%       16%
  Players Club         17%       16%        *

     * FMB interest income was less than 15% of the Registrant's total revenue for the year.

     The cost basis of the FMBs was $47,950,000 at December 31, 1996 and 1995. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $0 and $3,180,208, respectively, at December 31, 1996 and $488,045 and $1,751,460, respectively, at December 31, 1995.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 3--Participating First Mortgage Bonds (continued)


     Descriptions of the various FMBs owned by the Partnership at December 31, 1996 are as follows:

                                                        Minimum                                                        Carrying
                                         Average        Pay Rate     Stated                                             Amount
                                      Interest Rate   at December   Interest                Maturity       Face      at December
    Property           Location      Paid for 1996*    31, 1996*      Rate*    Call Date      Date        Amount     31, 1996 (C)
------------------ ----------------- ---------------- ------------- ---------- ----------- ----------- ------------- -------------
Players Club (A)   Ft. Myers, FL           7.37%          7.00%        8.00%   Aug. 1999   Aug. 2007     $ 7,200,000   $ 6,843,428
Lakepoint          Dekalb City, GA         6.10           6.00         8.50    Jan. 2000   Oct. 2007      15,100,000    14,159,707
Sunset Village     Lancaster, CA           4.50                (B)     8.50    Mar. 2000   Mar. 2008      11,375,000     9,085,396
Sunset Creek       Lancaster, CA           4.46                (B)     8.50    Mar. 2000   Mar. 2008       8,275,000     6,004,427
Orchard Mill       Atlanta, GA             6.76 (D)       5.00         9.00    Apr. 2001   Mar. 2008      10,500,000     8,676,834
                                                                                                         -----------   -----------
                                                                                                         $52,450,000   $44,769,792
                                                                                                         ===========   ===========



  *The average interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate required to be paid under the respective forbearance agreements.
  (A) Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of the Partnership, acquired the other $2,500,000 of the Players Club bond issue.
  (B) Interest on this FMB is paid to the extent of the property's net cash flow.
  (C)  The FMBs are carried at their estimated fair values at December
       31, 1996.
  (D) Includes receipt of deferred base interest related to prior periods.


NOTE 4--Income Taxes


     Following is a reconciliation of net income for financial statement purposes with net income for Federal income tax reporting purposes:


                                                                1996          1995             1994
                                                              ----------   ----------       ----------
Net income per financial statements                           $2,654,902   $2,812,119       $3,048,116
 Uncollected interest from FMBs                                1,399,894      969,000        1,031,827
 Provision for uncollectible interest                                  0            0           69,405
 Property tax loan deferred for tax reporting purposes,
 net                                                                   0      (82,204)               0
 Amortization of deferred bond selection fees                     61,931       61,332           61,633
                                                              ----------   ----------       ----------
Net income for tax purposes                                   $4,116,727   $3,760,247       $4,210,981
                                                              ==========   ==========       ==========

     Net income for tax purposes is generally exempt from Federal income tax. The differences between the tax and book bases of partner's capital are primarily attributable to the cumulative effect of the book to tax income adjustments, the recording of distributions and the Partnership's accounting for the FMBs at fair value for book purposes and cost for tax purposes.


NOTE 5--Related Parties

     The General Partners and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the Partnership Agreement. The costs and expenses were as follows:


                                                          Year Ended December 31,
                                                          -----------------------
                                                             1996         1995        1994
                                                          ----------   ----------   ---------
Prudential-Bache Properties, Inc. and affiliates
 General and administrative                                 $ 39,778     $ 71,153   $ 61,866
Related Tax Exempt Associates III, Inc. and affiliates
 General and administrative                                   48,805       21,853      8,521
 Loan servicing fee                                          131,125      131,125    131,125
                                                           ---------    ---------   ---------
                                                             179,930      152,978    139,646
                                                           ---------    ---------   ---------
                                                            $219,708     $224,131   $201,512
                                                           =========    =========   =========

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994


NOTE 5--Related Parties (continued)


     Effective October 1, 1995 the Related General Partner has assumed from PBP, the responsibilities and duties of the Tax Matters Partner as defined in the Partnership Agreement.

     An affiliate of the Related General Partner receives the loan servicing fee in the amount of .25% per annum of the principal amount outstanding of mortgage loans serviced by the affiliate.

     During 1995 and January 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 17,700 BUC$ at December 31, 1996.

     The Players Club property (securing a $7,200,000 bond in this Partnership) also secures an FMB for $2,500,000 held by Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of this Partnership. The original owner of the FMB is an affiliate of the Related General Partner.

     Effective as of August 1, 1995, the original owner and obligor of the Sunset Creek and Sunset Village FMBs transferred the deeds to the underlying properties to an affiliate of the Related General Partner for limited consideration. Pursuant to the agreement, the Related General Partner's affiliate, who has not made an equity investment in the underlying property, assumed the day-to-day responsibilities and obligations of operating the properties.


NOTE 6--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713) , was filed in the United States District Court for the District of Arizona , purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently the Related General Partner was dismissed from the Levine litigation.

     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)

                         Notes to Financial Statements
                        December 31, 1996, 1995 and 1994

NOTE 6--Contingencies (continued)

     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II, will receive shares in a newly formed business trust. It is anticipated that the shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of fees currently payable to the General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.

     In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.

     Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters,
(i) transferring their BUC$unless the transferee agrees to be bound by the Related Settlement; (ii) granting a proxy to object to the Reorganization; or
(iii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from (i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.

     There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied that a closing may occur in the projected time frame. In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.

NOTE 7--Subsequent Event

     In February 1997, distributions of approximately $678,000 and $14,000 were paid to the BUC$holders and General Partners, respectively, for the quarter ended December 31, 1996.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)

Management's Discussion and Analysis of Financial Condition and Results of
  Operations.

 Liquidity and Capital Resources

     Summit Tax Exempt L.P. III ("the Registrant") has invested in five tax-exempt participating First Mortgage Bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on the properties.

     At the beginning of the year, the Registrant had cash and temporary investments of approximately $598,000. After the payment of distributions of approximately $3,029,000 and receipt of the net cash flow from operations of approximately $2,791,000, the Registrant ended the year with approximately $360,000 in cash and temporary investments. The fourth quarter distribution of approximately $678,000 ($.22 per BUC) was paid to BUC$holders in February 1997 from cash flow from operations. Interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years Registrant's operating expenditures, debt service and distributions. The restructuring of the FMBs in 1995 and any future restructurings may result in the General Partners reducing the distributions to BUC$holders in future periods.

     Pursuant to the terms of a forbearance agreement with Orchard Mill effective as of May 1, 1995, the minimum monthly interest pay rate was established at a 5% annual rate with all remaining cash flow generated by the property payable to the Registrant and applied to accrued and unpaid base interest and contingent interest pursuant to the forbearance agreement and loan agreements. For the year ended December 31, 1996, Orchard Mill has paid interest monthly at an annual rate equal to 6.76%, consistent with the terms of the forbearance agreement.

     For a discussion of the settlement of the proposed Class Action relating to the Registrant see Other Events in Item 1. Business above.

     Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Registrant's investments in FMBs are secured by Registrant's interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversification of the portfolio may not protect against a general downturn in the national economy.

 Results of Operations

     The Registrant accounts for its investments in the FMBs as debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Registrant has a right to require redemption of the FMBs approximately twelve years after their issuance. The Registrant anticipates holding the FMBs for approximately 12 to 15 years from the date of issuance; however, it can and may elect to hold until maturity. As such, SFAS 115 requires the Registrant to classify these investments as "available for sale." Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital. Unrealized holding gains or losses do not affect the cash flow generated from property operations, distributions to BUC$holders, the characterization of the tax-exempt income stream or the financial obligations under the FMBs.

     The Registrant periodically evaluates each FMB to determine whether a decline in fair value below the FMB's cost basis is other than temporary. Such a decline is considered to be other than temporary if, based on current information and events, it is probable that the Registrant will be unable to collect all amounts due according to the existing contractual terms of the bonds. If the decline is judged to be other than temporary, the cost basis of the bond is written down to its then estimated fair value, with the amount of the write-down accounted for as realized loss.

     Because the FMBs are not readily marketable, the Registrant estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Registrant's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

 1996 vs. 1995

     Net income decreased by approximately $157,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 for the following reasons:

                          Summit Tax Exempt L.P. III
                            (a limited partnership)

     Interest income from Participating FMBs decreased by approximately $111,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to reduced debt service payments received for the Sunset Village and Sunset Creek FMBs, which were restructured in the third quarter 1995, partially offset by an increase in base and deferred base interest received from Orchard Mill.

     Interest income from temporary investments decreased approximately $8,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to higher interest rates and invested balances in 1995.

     General and administrative expenses increased approximately $38,000 for the year ended December 31, 1996 as compared to the corresponding period in 1995 primarily due to an increase in legal costs relating to the Kinnes litigation described in Note 6 to the Financial Statements.

 1995 vs. 1994

     Net income decreased by approximately $236,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 for the following reasons:

     Interest income from FMBs decreased by approximately $259,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to reduced interest received from the Sunset Village and Sunset Creek FMBs. This decrease was partially offset by an increase in interest paid on the Player's Club FMB as required by the terms of its forbearance agreement.

     Interest income from temporary investments increased approximately $7,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to higher interest rates and invested balances.

     General and administrative expenses increased approximately $53,000 for the year ended December 31, 1995 as compared to the corresponding period in 1994 primarily due to increased legal fees in 1995 and increased costs associated with the administration of the Registrant.

 General

     The determination as to whether it is in the best interest of the Registrant to enter into forbearance agreements on the FMBs, or alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors including, but not limited to, property performance, owner cooperation and projected legal costs.

     The difference between the stated interest rates and the rates paid by FMBs is not accrued as interest income for financial reporting purposes. The accrual of interest at the stated rate will resume once a property's ability to pay the stated interest rate has been adequately demonstrated. Interest income of approximately $1,400,000, $969,000, and $963,000 was not recognized for the years ended December 31, 1996, 1995, and 1994, respectively.

     From time to time, certain property owners have elected to supplement the cash flow generated by the properties to meet the required FMB interest payments. No such payments were made in 1994, 1995 or 1996. There can be no assurance that in the future any property owner will elect to supplement property cash flow to satisfy bond interest requirements, if necessary.

 Property Information

     The following table lists the FMBs that the Registrant owns together with occupancy rates of the underlying properties: es of the underlying properties as of February 11, 1997:


                                                       Carrying                                                Minimum Pay
                                                        Amount      February 11,       Average       Stated      Rate at
                                       Face Amount    at December       1997        Interest Rate   Interest   December 31,
    Property            Location          of FMB     31, 1996 (C)     Occupancy    Paid for 1996*     Rate*       1996*
------------------ ------------------- ------------- -------------- -------------- ---------------- ---------- -------------
Players Club (A)   Fort Myers, FL        $ 7,200,000   $ 6,843,428      83.9%         7.37%           8.00%       7.00%
Lakepoint          Dekalb County, GA      15,100,000    14,159,707      91.4          6.10            8.50        6.00
Sunset Village     Lancaster, CA          11,375,000     9,085,396      91.4          4.50            8.50             (B)
Sunset Creek       Lancaster, CA           8,275,000     6,004,427      92.8          4.46            8.50             (B)
Orchard Mill       Atlanta, GA            10,500,000     8,676,834      99.2          6.76 (D)        9.00        5.00
                                         -----------   -----------
                                         $52,450,000   $44,769,792
                                         ===========   ===========

                          Summit Tax Exempt L.P. III
                            (a limited partnership)

  *The average interest rate paid represents the interest recorded by the Registrant while the stated interest rate represents the coupon rate of the FMB and the minimum pay rate represents the minimum rate required to be paid under the respective forbearance agreements.
  (A) Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of the Registrant, acquired the other $2,500,000 of the Players Club bond issue.
  (B) Interest on this FMB is paid to the extent of the property's net cash flow.
  (C)  The FMBs are carried at their estimated fair values at December
       31, 1996.
  (D) Includes receipt of deferred base interest related to prior periods.

                          Summit Tax Exempt L.P. III

                            (a limited partnership)


                       Statements of Financial Condition
                                  (unaudited)


                                     ASSETS


                                                                 March 31,      December 31,
                                                                   1997             1996
                                                               -------------   -------------
Participating first mortgage bonds-at fair value               $44,769,792     $44,769,792
Temporary investments                                              100,000         300,000
Cash and cash equivalents                                          274,370          59,832
Interest receivable, net                                           127,677         164,883
Deferred bond selection fees, net                                  652,347         667,755
Other assets                                                         3,869               0
                                                               -----------     -----------
Total assets                                                   $45,928,055     $45,962,262
                                                               ===========     ===========
                       LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
 Accounts payable and accrued expenses                         $   118,813     $   124,106
 Due to affiliates                                                 214,341         100,261
                                                               -----------     -----------
Total liabilities                                                  333,154         224,367
                                                               -----------     -----------
Contingencies
 Partners' capital (deficit):
 BUC$holders (3,081,625 BUC$issued and outstanding)             48,949,762      49,089,896
 General Partners                                                 (174,653)       (171,793)
 Net unrealized loss on participating first mortgage bonds      (3,180,208)     (3,180,208)
                                                               -----------     -----------
Total partners' capital                                         45,594,901      45,737,895
                                                               -----------     -----------
Total liabilities and partners' capital                        $45,928,055     $45,962,262
                                                               ===========     ===========




                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                              Statements of Income
                                  (unaudited)



                                                     Three Months Ended
                                                          March 31,
                                                    --------------------
                                                      1997       1996
                                                    --------   ---------
Revenues:
 Interest income:
  Participating first mortgage bonds                $705,517   $699,417
  Temporary investments                                2,393      3,314
                                                    --------   --------
  Total revenues                                     707,910    702,731
                                                    --------   --------
Expenses:
 General and administrative                           46,706     46,690
 Loan servicing fees                                  32,332     32,691
 Amortization of deferred bond selection fees         15,408     15,407
                                                    --------   --------
 Total expenses                                       94,446     94,788
                                                    --------   --------
 Net Income                                         $613,464   $607,943
                                                    ========   ========
Allocation of Net Income:
 BUC$holders                                        $537,824   $531,709
                                                    ========   ========
 General Partners:
  Special distribution                              $ 64,664   $ 65,383
  Other                                               10,976     10,851
                                                    --------   --------
                                                    $ 75,640   $ 76,234
                                                    ========   ========
Net Income per BUC                                  $    .17   $    .17
                                                    ========   ========



                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


              Statements of Changes in Partners' Capital (Deficit)
                                  (unaudited)



                                                                                                     Net Unrealized
                                                                                                        Loss on
                                                                                                     Participating
                                                                                                         First
                                                  Total         BUC$holders     General Partners     Mortgage Bonds
                                                -------------   -------------   ------------------   ----------------
Partners' capital (deficit)-January 1, 1997     $45,737,895     $49,089,896        $ (171,793)        $ (3,180,208)
Net income                                          613,464         537,824            75,640                    0
Distributions                                      (756,458)       (677,958)          (78,500)                   0
                                                -----------     -----------        ----------         ------------
Partners' capital (deficit)-March 31, 1997      $45,594,901     $48,949,762        $ (174,653)        $ (3,180,208)
                                                ===========     ===========        ==========         ============



                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                            Statements of Cash Flows
                                  (unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                     ----------------------------
                                                        1997           1996
                                                     -------------   ------------
Cash Fows from Operating Activities:
 Interest received, net                               $  745,116     $  702,731
 Amount received which is due to affiliate                     0        39,517
 Fees and expenses paid                                  (38,784)      (14,760)
                                                      ----------     ----------
Net cash provided by operating activities                706,332       727,488
                                                      ----------     ----------
Cash Flows from Investing Activities:
 Net sale of temporary investments                       200,000        25,000
Cash Flows from Financing Activities:
 Distributions paid                                     (691,794)     (691,794)
                                                      ----------     ----------
Net increase in cash and cash equivalents                214,538        60,694
Cash and cash equivalents at beginning of period          59,832       347,908
                                                      ----------     ----------
Cash and cash equivalents at end of period            $  274,370     $  408,602
                                                      ==========     ==========
Schedule Reconciling Net Income to Net Cash Flow
 Provided by Operating Activities:
Net income                                            $  613,464     $  607,943
                                                      ----------     ----------
Adjustments to reconcile net income to net cash
 provided by operating activities:
Amortization of deferred bond selection fees              15,408        15,407
Changes in:
 Interest receivable, net                                 37,206             0
 Other assets                                             (3,869)        4,209
 Accounts payable and accrued expenses                    (5,293)       15,961
 Due to affiliates                                        49,416        83,968
                                                      ----------     ----------
Total adjustments                                         92,868       119,545
                                                      ----------     ----------
Net cash provided by operating activities             $  706,332     $  727,488
                                                      ==========     ==========
Supplemental Schedule of Financing Activities:
 Distributions to partners                            $ (756,458)    $ (757,177)
 Increase in distributions payable                        64,664        65,383
                                                      ----------     ----------
 Distributions paid to partners                       $ (691,794)    $ (691,794)
                                                      ==========     ==========



                See accompanying notes to financial statements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                          March 31, 1997 (unaudited)


NOTE 1--General


     These financial statements have been prepared without audit. In the opinion of management, the financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Summit Tax Exempt L.P. III (the "Partnership") as of March 31, 1997 and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1996. However, the operating results for the interim periods may not be indicative of the results expected for the full year.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996.


NOTE 2--Participating First Mortgage Bonds ("FMBs")

     The Partnership accounts for its investments in the FMBs as "available for sale" debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Accordingly, investments in FMBs are carried at their estimated fair values, with unrealized gains and losses reported in a separate component of partners' capital.

     Because the FMBs are not readily marketable, the Partnership estimates fair value for each bond as the present value of its expected cash flows using a discount rate for comparable tax-exempt investments. This process is based upon projections of future economic events affecting the real estate collateralizing the bonds, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, and upon determination of an appropriate market rate of interest, all of which are based on good faith estimates and assumptions developed by the Partnership's management. Changes in market conditions and circumstances may occur which would cause these estimates and assumptions to change, therefore, actual results may vary from the estimates and the variance may be material.

     Effective January 1, 1997, a forbearance agreement with respect to the Players Club FMB was modified and extended due to a continuous weak rental market and to ensure that real estate tax payments and capital improvements are made. The minimum pay rate for Players Club was reduced to 6.5% and 6.25% for the periods January 1, 1997 through January 31, 1997 and February 1, 1997 through December 31, 1997, respectively. Thereafter, it is expected that the stated rate of 8% will be reinstated.

     With respect to all FMBs, the difference between the stated interest rates and the actual rates paid (whether deferred and payable out of future cash flow or, ultimately, from sale or refinancing proceeds) on FMBs is not accrued for financial statement purposes. Unrecorded contractual interest income was approximately $407,000 and $417,000 for the three months ended March 31, 1997 and 1996, respectively.-

     The cost basis of the FMBs was $47,950,000 at March 31, 1997 and December 31, 1996. The net unrealized loss on FMBs consists of gross unrealized gains and losses of $0 and $3,180,208, respectively, at both March 31, 1997 and December 31, 1996.

     Descriptions of the various FMBs owned by the Partnership at March 31, 1997 are as follows:

                                            Annualized
                                          Interest Rate       Minimum
                                           Paid for the       Annual
                                           Three Months      Pay Rate
                                              Ended        at March 31,
     Property            Location        March 31, 1997*       1997*
------------------- -------------------- ----------------- --------------
Player's Club (A)   Fort Myers, FL              6.42%           6.25%
Lakepointe          Stone Mountain, GA          6.00            6.00
Sunset Village      Lancaster, CA               4.01                 (B)
Sunset Creek        Lancaster, CA               4.40                 (B)
Orchard Mill        Atlanta, GA                 7.53 (D)        5.00



                                                                       Carrying
                     Stated                                             Amount
                    Interest                Maturity       Face      at March 31,
     Property         Rate*    Call Date      Date        Amount       1997 (C)
------------------- ---------- ----------- ----------- ------------- -------------
Player's Club (A)      8.00%   Aug. 1999   Aug. 2007     $ 7,200,000   $ 6,843,428
Lakepointe             8.50    Jan. 2000   Oct. 2007      15,100,000    14,159,707
Sunset Village         8.50    Mar. 2000   Mar. 2008      11,375,000     9,085,396
Sunset Creek           8.50    Mar. 2000   Mar. 2008       8,275,000     6,004,427
Orchard Mill           9.00    Apr. 2001   Mar. 2008      10,500,000     8,676,834
                                                        ------------  ------------
                                                         $52,450,000   $44,769,792
                                                        ============  ============

  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum annual pay rate represents the minimum rate required to be paid under the respective forbearance agreements.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                          March 31, 1997 (unaudited)


NOTE 2--Participating First Mortgage Bonds ("FMBs") (continued)

  (A) Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of the Partnership, acquired the other $2,500,000 of the Player's Club Bond issue.
  (B) Interest on this FMB is paid to the extent of the property's net cash flow.
  (C) FMBs are carried at their estimated fair values at March 31, 1997.
  (D) Includes receipt of deferred base interest related to prior periods.


NOTE 3--Related Parties

     Prudential-Bache Properties, Inc. ("PBP") and the Related General Partner (collectively, the "General Partners") and their affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The General Partners and their affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Agreement of Limited Partnership (the "Partnership Agreement"). The costs and expenses were:

                                              Three Months Ended
                                                   March 31,
                                              ------------------
                                               1997        1996
                                              -------     -------
PBP and affiliates:
 General and administrative                   $10,683     $15,112
                                              -------     -------
Related General Partner and affiliates:
 Loan servicing fees                           32,332      32,691
 General and administrative                     6,345      15,000
                                              -------     -------
                                               38,677      47,691
                                              -------     -------
                                              $49,360     $62,803
                                              =======     =======

     An affiliate of the Related General Partner receives loan servicing fees (see above) in an amount of .25% per annum of the principal amount outstanding of mortgage loans serviced by the affiliate.

     During January 1996, a division of Prudential Securities Incorporated ("PSI"), an affiliate of PBP, was responsible for the purchase, sale and safekeeping of the Partnership's temporary investments. This account was maintained in accordance with the Partnership Agreement.

     PSI owns 17,700 BUC$ at March 31, 1997.

     The Player's Club property (securing a $7,200,000 FMB in this Partnership) also secures an FMB for $2,500,000 held by Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of this Partnership. The original owner of the FMB is an affiliate of the Related General Partner.

     Effective as of August 1, 1995, the original owner and obligor of the Sunset Creek and Sunset Village FMBs transferred the deeds to the underlying properties to an affiliate of the Related General Partner for limited consideration. Purusant to the agreement, the Related General Partner's affiliate, who has not made an equity investment in the underlying property, assumed the day-to-day responsibilities and obligations of operating the properties.


NOTE 4--Contingencies

     On or about October 18, 1993, a putative class action, captioned Kinnes et al. v. Prudential Securities Group, Inc. et al. (CV 654), was filed in the United States District Court for the District of Arizona, purportedly on behalf of investors in the Partnership, against the Partnership, PBP, PSI and a number of other defendants. On November 16, 1993, a putative class action captioned Connelly et al. v. Prudential-Bache Securities Inc. et al. (93 Civ. 713) , was filed in the United States District Court for the District of Arizona , purportedly on behalf of investors in the Partnership against the Partnership, PBP, PSI and a number of other defendants. On January 3, 1992, a putative class action, captioned Levine v. Prudential-Bache Properties Inc. et al. (92 Civ.
52), was filed in the United States District Court for the Northern District of Illinois purportedly on behalf of investors in the Partnership against the General Partners, PSI and a number of other defendants. Subsequently, the Related General Partner was dismissed from the Levine litigation.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                          March 31, 1997 (unaudited)


NOTE 4--Contingencies (continued)


     By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, the Kinnes case, by order dated May 4, 1994, the Connelly case and by order dated July 13, 1994, the Levine case, were transferred to a single judge of the United States District Court for the Southern District of New York (the "Court") and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket
1005) (the "Class Action"). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and the General Partners. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

     On August 9, 1995 PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The Court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI. The Levine and Connelly cases were dismissed with prejudice as to the Prudential defendants by court order dated October 25, 1996. The consolidated action remains pending against the Related General Partner and certain of its affiliates.

     On December 31, 1996, the Court issued a preliminary approval order (the "Order") with respect to settlement (the "Related Settlement") of the Class Action against the Related General Partner and certain of its affiliates. Pursuant to the stipulation of settlement entered into with counsel for the class on December 24, 1996, the proposed Related Settlement contemplates, among other matters, the reorganization (the "Reorganization") of the Partnership and two other partnerships co-sponsored by affiliates of the Related General Partner and PBP.

     The proposed Related Settlement and Reorganization are subject to objections by the BUC$holders and limited partners of the Partnership as well as each of the other concerned partnerships and final approval of the Court after review of the proposals at a fairness hearing.

     Under the proposed Reorganization plan, the BUC$holders of the Partnership, and Summit Tax Exempt Bond Fund L.P. and Summit Tax Exempt L.P. II, will receive shares in a newly formed business trust. It is anticipated that the shares will be allocated proportionately among the partnerships and their respective investors based upon appraisals and other factors as supported by a third-party fairness opinion. Detailed information about the proposed Related Settlement and Reorganization will be sent to BUC$holders in the near future. The terms of the Reorganization include, among other matters, the acquisition by affiliates of the Related Capital Company ("RCC") of PBP's general partner interest (the "PBP Interest"), transfer to the BUC$holders of one-half of the PBP Interest, reduction of the sum of the aggregate annual fees currently payable to both General Partners by 25%, filing an application to list the new company's shares on an exchange and the creation of an infinite, as opposed to finite, life-operating business.

     In connection with the proposed Related Settlement and Reorganization, on December 19, 1996, PBP and RCC entered into an agreement for the purchase by RCC or its affiliates of the PBP Interest. The agreement is subject to numerous conditions, including the effectiveness of the Related Settlement of the Class Action and the approval of the sale and withdrawal of PBP as a general partner of the Partnership by the Court.

     Pending final approval of the Related Settlement, the Court's Order prohibits class members (including the BUC$holders) from, among other matters,
(i) transferring their BUC$unless the transferee agrees to be bound by the Related Settlement; (ii) granting a proxy to object to the Reorganization; or
(iii) commencing a tender offer for the BUC$. In addition, the General Partners are enjoined from (i) recording any transfers made in violation of the Order and (ii) providing the list of investors in any of the partnerships which are the subject of the Reorganization to any person conducting a tender offer.

     There can be no assurance that the conditions to the closing of the proposed Related Settlement and Reorganization will be satisfied nor as to the time frame in which a closing may occur. In the event a settlement cannot be reached, the Related General Partner believes it has meritorious defenses to the consolidated complaint and intends to vigorously defend this action.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                         Notes to Financial Statements
                          March 31, 1997 (unaudited)

NOTE 5--Subsequent Events

     On May 12, 1997, Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of this Partnership, loaned the obligor of the Players Club $280,000 to cover the shortfall on its 1996 real estate tax payment and to fund a capital improvement account. The note will be self-amortizing at an annual interest rate of 8% for a term of 48 months.


     In May 1997, a distribution of approximately $678,000 and $14,000 was paid to the BUC$holders and General Partners, respectively, for the quarter ended March 31, 1997.

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


Management's Discussion and Analysis of Financial Condition and Results of Operations.


 Liquidity and Capital Resources

     Summit Tax Exempt L.P. III (the "Partnership") has invested in five tax-exempt participating first mortgage bonds ("FMBs") issued by various state or local governments or their agencies or authorities. The FMBs are secured by participating first mortgage loans on the properties.

     At the beginning of the year, the Partnership had cash and temporary investments of approximately $360,000. After receipt of the net cash flow from operations of approximately $706,000 and the payment of distributions of approximately $693,000, the Partnership had approximately $374,000 in cash and temporary investments at March 31, 1997. The first quarter distribution of $678,000 ($.22 per BUC) was paid to BUC$holders in May 1997 from cash flow from operations. Interest payments from FMBs are anticipated to provide sufficient liquidity to fund in future years the Partnership's operating expenditures, debt service and distributions. The restructuring of the FMBs in prior years and any future restructurings may result in the General Partners reducing the distributions to BUC$holders in future periods.

     Effective January 1, 1997, a forbearance agreement with respect to the Players Club FMB was modified and extended due to a continuous weak rental market and to ensure that real estate tax payments and capital improvements are made. The minimum pay rate for Players Club was reduced to 6.5% and 6.25% for the periods January 1, 1997 through January 31, 1997 and February 1, 1997 through December 31, 1997, respectively. Thereafter, it is expected that the stated rate of 8% will be reinstated.

     For a discussion of the proposed settlement of the Class Action relating to the Partnership, see Note 4 to the financial statements.

     Management is not aware of any trends or events, commitments or uncertainties, which have not otherwise been disclosed that will or are likely to impact liquidity in a material way. The Partnership's investments in FMBs are secured by a Partnership interest in properties which are diversified by location so that if one area of the country is experiencing downturns in the economy, the remaining properties may be experiencing upswings. However, the geographic diversification of the portfolio may not protect against a general downturn in the national economy.

 Results of Operations

     Net income increased approximately $6,000 for the three months ended March 31, 1997 as compared to the corresponding period in 1996 for the reason discussed below.

     Interest income from FMBs increased approximately $6,000 for the three months ended March 31, 1997, as compared to the corresponding period in 1996 primarily due to increased debt service payments received from the Orchard Mill (including the receipt of deferred base interest relating to prior periods) and Sunset Creek FMBs, partially offest by a decrease in debt service payments received from the Player's Club FMB.

 General

     The determination as to whether it is in the best interest of the Partnership to enter into forbearance agreements on the FMBs or, alternatively, to pursue its remedies under the loan documents, including foreclosure, is based upon several factors including, but not limited to, property performance, owner cooperation and projected legal costs.

     From time to time, certain property owners have elected to supplement the cash flow generated by the properties to meet the required FMB interest payments. There can be no assurance that in the future any property owner will elect to supplement property cash flow to satisfy bond interest requirements, if necessary. No property owner made supplementary payments during the three months ended March 31, 1997 and 1996.

 Property Information


     The following table lists the FMBs the Partnership owns together with occupancy rates of the underlying properties as of March 31, 1997:

                          Summit Tax Exempt L.P. III
                            (a limited partnership)


                                                                                  Annualized
                                                                                   Interest
                                                                                   Rate Paid        Minimum
                                                                                 for the Three       Annual
                                                                    Stated       Months Ended      Pay Rate at
                                                                    Interest      March 31,         March 31,
            Property                  Face Amount     Occupancy      Rate*          1997*             1997*
---------------------------------     -------------   ---------     --------     -------------     -----------
Player's Club, Fort Myers, FL (A)       $ 7,200,000      82.0%         8.00%           6.42%           6.25%
Lakepointe, Stone Mountain, GA           15,100,000      89.7          8.50            6.00            6.00
Sunset Village, Lancaster, CA            11,375,000      95.0          8.50            4.01             (B)
Sunset Creek, Lancaster, CA               8,275,000      93.0          8.50            4.40             (B)
Orchard Mill, Atlanta, GA                10,500,000      96.0          9.00            7.53(C)         5.00
                                        -----------
                                        $52,450,000
                                        ===========

  *The annualized interest rate paid represents the interest recorded by the Partnership while the stated interest rate represents the coupon rate of the FMB and the minimum annual pay rate represents the minimum rate required to be paid under the respective forbearance agreements.
  (A) Summit Tax Exempt L.P. II, of which the general partners are either the same or affiliates of the General Partners of the Partnership, acquired the other $2,500,000 of the Player's Club Bond issue.
  (B) Interest on this FMB is paid to the extent of the property's net cash flow.
  (C) Includes receipt of deferred base interest related to prior periods.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion summarizes the material federal income tax issues associated with the Consolidation, and with operations of the Company and the transactions related thereto which are expected to be undertaken as a result of the Consolidation and therefore were not described in the prospectuses issued in connection with the initial public offerings of Units of the Participating Partnerships and which may affect BUC$holders who are individuals and citizens or residents of the United States. There is no discussion of the federal tax issues associated with the Consolidation for tax-exempt investors because such investors were not permitted to purchase BUC$ at the initial public offering. This summary was prepared by Battle Fowler LLP, for the Company , and is based upon the Code, Treasury regulations promulgated or proposed thereunder and published rulings and court decisions, all of which are subject to changes which could adversely affect the Investors. Each BUC$holder should consult his or her own tax advisor as to the specific consequences of the proposed Consolidation, the receipt and ownership of Shares by Participating BUC$holders, the taxation of the Company as a partnership and the application and effect of federal, state and local income and other tax laws and of any potential changes in the applicable law after the date hereof.

     The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. No ruling from the IRS, or from any other taxing authority, will be sought or obtained as to any of the following tax issues, and neither the IRS nor the courts are bound by the discussion or the opinions of Counsel set forth below.

     Income tax laws may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws. In addition to any direct effects such changes might have, such changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives. While any such legislation may contain transitional rules that would reduce their impact on the Company, its is impossible to predict whether or in what form such legislation may be enacted in the future.

Opinions of Counsel

     Counsel has rendered its opinion to the Company and the Partnerships concerning the material federal income tax issues regarding the Consolidation and related transactions. In rendering its opinion, Counsel has relied upon representations of the Company with respect to certain factual matters and upon representations from the General Partners that the assets of the Partnerships are held for investment and not for resale. Counsel has not undertaken an independent inquiry into or verification of these facts. Based upon the foregoing representations, and subject to the limitations and qualifications described above and herein, Counsel has opined that:

  (a) the exchange of Units in the Participating Partnerships for Shares in the Company pursuant to the Consolidation by Participating BUC$holders will not be a taxable event and such BUC$holders will not recognize gain or loss for federal income tax purposes unless the amount of cash held by a Participating Partnership, on a pro rata basis, is in excess of a Participating BUC$holder's basis in his Units, in which case such Participating BUC$holder will recognize gain in an amount equal to such excess;

  (b) the Company will satisfy the requirements to be treated as a partnership for federal income tax purposes;

  (c) to the extent the summary of federal income tax consequences set forth in this Solicitation Statement involves matters of law, such statements of law are correct; and

  (d) the following discussion fairly summarizes the material federal income tax considerations associated with the Consolidation and the operations of the Company.

     The Company intends to continue to invest in FMBs and tax-exempt securities. Although the Company anticipates that substantially all of its income will be excluded from gross income for federal income tax purposes, the Company could have taxable income under certain circumstances. For example, the Company will have taxable income as a result of its investment in SMLs and Taxable Tails and would have taxable income or gain if interest on the FMBs or tax-exempt securities were determined to be taxable, if the Company acquired a Property through foreclosure, if the Company sold FMBs or if the amount of Contingent Interest is in excess of a certain amount so that it is treated as a taxable capital gain. Furthermore, interest on FMBs or tax-exempt securities may cause certain other tax consequences, including an alternative minimum tax, depending upon the investor's tax situation. Because the Company does not believe that these events are likely, no substantial discussion of the tax consequences of these events is provided. If, however, these events were to occur and the Company were to have taxable income, the tax consequences of an investment in the Company would differ possibly significantly, from those described below.

     The opinions of Counsel are based upon the facts described in this Solicitation Statement and upon the facts as they have been represented by the Manager to Counsel. Any alteration of the facts may adversely affect the opinions rendered. Furthermore, the opinions of Counsel are based upon existing laws, applicable current and proposed Treasury Regulations, current published administrative positions of the IRS contained in Revenue Rulings and Revenue Procedures, and judicial decisions, which are subject to change either prospectively or retroactively.

     Each prospective investor should note that the opinions described herein represent only Counsel's best legal judgment and have no binding effect or official status of any kind. Thus, in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions.

     Because of certain facts which can be ascertained only in the future and in certain cases the lack of clear legal authority, Counsel has concluded that it is not possible to reach a judgment as to the outcome on the merits (either favorable or unfavorable) of the following federal income tax issues and, accordingly, expresses no opinion with respect to them: (1) whether the Company will be treated as a partnership for state income tax purposes; (2) whether the interest received with respect to FMBs and tax-exempt securities will be exempt from federal income taxation (an opinion to this effect is expected to be obtained from bond counsel (retained by the issuer of the FMBs or by the Company) or counsel for the Company); (3) whether the Company will be deemed to be a "dealer" in mortgage bonds at the time of the sale or disposition of all or a portion of the Company's bond portfolio, thereby resulting in the entire gain, if any, from such sale or other disposition of FMBs being treated as ordinary income; and (4) whether the Company's inclusion of the Bond Selection Fee in the basis of the FMBs will be respected. Furthermore, no opinion is expressed as to the tax consequences for foreign investors, who should consult with their own tax advisers as to the income, estate and gift tax consequences of investing in Shares. See "Special Classes of Investors--Foreign Investors."

Certain Similarities Between the Ownership of the Units and Beneficial Shares

     The Partnerships of which the BUC$holders are partners are not subject to federal income taxation and instead each BUC$holder is required to take into account his or her share of the income or loss of such Partnership, regardless of whether any cash is distributed. On the Effective Date, BUC$holders of a respective Participating Partnership will receive Shares in the Company. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND BUC$HOLDERS OF THE PARTNERSHIPS."

     A Delaware business trust will be treated as a partnership for federal income tax purposes if such an entity satisfies the requirements for taxation as a partnership under applicable IRS rules and regulations. As discussed below, it is expected that the Company will satisfy the requirements for taxation as a partnership. See "Partnership Status--Determination of Partnership Status."


     On the other hand, it is expected that the Company will be a "publicly traded partnership," which could result in the Company being taxed as an association taxable as a corporation. However, based on certain representations by the Company as to its intended method of operation and future method of raising capital, the Company expects that at least 90 percent of its gross income will be derived from interest on obligations secured by mortgages on real property, and gain from the sale of such investments, and therefore the Company should satisfy the requirements for an exception to treatment as a corporation. See "Partnership Status--Publicly Traded Partnerships."


Tax Consequences of the Consolidation

     Consequences to Participating BUC$holders.

     In connection with the Consolidation, the Participating BUC$holders' interests in the Participating Partnerships will be transferred to the Company in exchange for shares of Shares of the Company. The Participating Partnerships will then be liquidated and will distribute their property (i.e., Mortgage Loans) to the Company. It is anticipated that Participating BUC$holders will not recognize income or loss as a result of the transfer of Units to the Company. However, in the unlikely event that a Participating Partnership distributes cash to the Company which is in excess of a Participating BUC$holder's basis in its interest in the respective Participating Partnership, such Participating BUC$holder would recognize taxable gain equal to the amount of such excess.

     The basis which each Participating BUC$holder will take in shares of Shares received as a result of the Consolidation will equal the Participating BUC$holder's basis in his or its Units adjusted to reflect any gain recognized by the Participating BUC$holder on the receipt of shares. A Shareholder's holding period for the Shares for purposes of determining capital gain or loss will include the period during which such shareholder held the Units.

     On the Effective Date, the Participating Partnerships will be liquidated and will distribute their assets to the Company. The taxable year of the Participating Partnerships will end at such time and each Participating BUC$holder must report, in his or its taxable year that includes the Consolidation, his or its share of all income, gain, loss, deduction, and credit for the Participating Partnerships through the date of the Consolidation (including any gain resulting from the Consolidation described above). It is possible that a Participating BUC$holder whose taxable year is not a calendar year could be required to take into account in a single taxable year his or its share of income of the Participating BUC$holderships attributable to more than one of its taxable years.

     Consequences to Company. The Company will not recognize gain or loss as a result of the Consolidation. The Company will have a holding period in the Units which will include the period during which each Participating BUC$holder held the Units. The basis of the assets received by the Company from the liquidated Participating Partnerships will be equal to the adjusted basis of the Company in the Units, reduced by the amount of any money distributed in the same transaction.

     The Company may have market discount or premium with respect to its acquisition in the Consolidation of loans held by the Participating Partnerships. The market discount rules provide, in part, for the treatment of gain attributable to accrued market discount as ordinary income upon the receipt of principal payments or on the sale or other disposition of the loan (to the extent such payment, sale or other disposition proceeds do not exceed the accrued market discount on such obligations) and for the deferral of interest deductions with respect to debt incurred to acquire or carry the market discount loan. If a loan is treated as being acquired by the Company at a premium, such premium will be amortized as an offset to interest income (with a corresponding reduction in the Company's basis) under a constant-yield method over the term of the loan if an election under Section 171 of the Code is made.


Partnership Status

     The federal income tax treatment of an investment in the Company will depend upon, among other things, the classification of the Company as a partnership for federal income tax purposes rather than as an "association" taxable as a corporation or as a trust. The Company will not request a ruling from the IRS that it will be treated as a partnership but will instead rely upon an opinion of Counsel that it will be treated as a partnership for federal income tax purposes.


     The opinion of Counsel is not binding on the IRS or the courts and there can be no assurance that the IRS will not assert that the Company should be taxed as an association taxable as a corporation, in which event the Shareholders would be treated as corporate shareholders and would not be entitled to the favorable tax treatment outlined below. This determination would also have a substantial adverse effect on the withholding obligations with respect to, and the United States tax liability of, any foreign Shareholders. The opinion of Counsel as to partnership status assumes compliance from the date of formation of the Company throughout the term of its existence with the following conditions: (1) that the Company's activities will be conducted in accordance with the provisions of the Trust Agreement; and (2) that the Company and the Shareholders will have the objective of carrying on business for profit and dividing the gains therefrom.


     Classification as a Trust. Although the Company is formed as a business trust under the Act, it is not treated as a trust for federal income tax purposes merely because it is cast in the form of a trust. Treas. Reg. Sec. 301.7701-4. Rather, it will be treated as a trust only if its purpose were to vest in the trustees the responsibility for the protection and conservation of property for beneficiaries who cannot share in the discharge of this responsibility and, therefore, are not associates in a joint enterprise for the conduct of business for profit. Under the Trust Agreement, the purpose of the Company and the responsibility of the Manager is not the protection and conservation of property. The Trust Agreement provides that the purpose of the Company is to invest in, hold, sell, dispose of and otherwise act with respect to FMBs secured by Mortgage Loans on Underlying Properties, and, to a lesser extent, tax-exempt securities, and the Company and the Manager are granted all of the powers necessary to carry out that purpose. Consequently, the Shareholders should be treated as "associates in a joint enterprise for the conduct of business for profit" and the Company should not be treated as a trust for federal income tax purposes.

     Determination of Partnership Status. Under recently issued regulations ("check the box regulations"), an organization with two or more members will be classified as a partnership on or after January 1, 1997 unless it elects to be treated as an association (and therefore taxable as a corporation) or falls within one of several specific provisions which define a corporation. Based on the provisions of the check the box regulations, the provisions of the Trust Agreement, certain factual assumptions and certain factual representations of the Manager, Counsel is of the opinion that the Company will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. However, many states have not yet confirmed that they will follow the check the box regulations in classifying entities for state income tax purposes. If the Company were to do business in a state that treated the Company as an association taxable as a corporation for state income tax purposes, the Company could be required to pay tax to such states, which could substantially reduce the effective yield on an investment in Beneficial Interests. The Manager would cause the Company to contest any adverse determination as to the Company's tax status. However, investors should be aware that any such contest would result in additional expenses. To the extent Company funds were then insufficient to meet such expenses, they might have to be furnished by the Shareholders, although the Shareholders would have no obligation to do so.


     Publicly Traded Partnerships. A "publicly traded partnership" will be treated as an association taxable as a corporation unless the partnership derives certain "qualifying" income equal to at least 90% of its gross income for each of its taxable years beginning after December 31, 1987 (the "90% Test"). "Qualifying" income generally includes interest (as long as such interest is not derived in the conduct of a financial or insurance business), dividends, rents from real property and gain from the sale of property producing such income. A "publicly traded partnership" is any partnership whose interests are either (i) traded on an established securities market, or (ii) readily tradeable on a secondary market (or the substantial equivalent thereof).

     The Manager has represented that interests in the Company will be listed for quotation on the American Stock Exchange. Consequently, the Company is expected to be a publicly traded partnership. However, based on certain representations by the Company, the assumption that the Company will act in accordance with such representations and on the assumption that the Company will not be treated as a dealer in FMBs, Counsel is of the opinion that the Company should satisfy the 90% Test. The representations from the Company on which Counsel is basing its opinion relate to certain limitations on the Company's activities so that it will not be considered to be engaged in the conduct of a financial or insurance business. If, notwithstanding Counsel's opinion, the Company did not satisfy the


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requirements of the 90% Test, the Company would be taxed as a corporation, which would cause distributions to Shareholders to be taxable as ordinary income to the extent of the Company's earnings and profits and, to the extent such distributions were in excess of a Shareholder's basis, taxable as capital gain.


Company Income

     It is expected that most of the FMBs will be multifamily "private activity bonds" as defined in the Code. The Code excludes interest on certain private activity bonds from gross income for federal income tax purposes if certain requirements are met. In general, these requirements include certain limitations on the use of the Properties (e.g., percentage of units that must be occupied by persons of low or moderate income, see below), limitation on the investment of proceeds of the FMBs and other amounts and requirements that certain earnings be rebated to the federal government. Noncompliance with such requirements may cause interest on such obligations to become subject to federal income taxation retroactive to the FMB's date of issue, irrespective of the date of occurrence of such noncompliance.

     With respect to FMBs issued after December 31, 1985, other than bonds financing certain properties owned by non-profit corporations, either 40% of the units in a tax-exempt financed multi-family housing project must be reserved for families earning 60% or less of the median gross income in the relevant locality, or 20% of the units must be reserved for families earning 50% or less of such median gross income. While under prior law, a tenant is a low- or moderate-income person or family if such tenant was low- or moderate-income at the time of initial occupancy, the Code now provides that if a project ceases to comply with the set-aside because of existing tenant income increases, the existing tenants who no longer meet the income requirements may remain tenants but the first vacant market-rate units of comparable or smaller size to those occupied by tenants whose income had increased must be rented to new low-income tenants. In addition, the "qualified project period" for multi-family housing projects, during which the foregoing low- or moderate-income requirements must be satisfied, begins on the later of the date of issuance of the FMBs or the date when at least 10% of the units are first occupied and ends on the latest of (i) 15 years (as opposed to 10 years under prior law) after the date on which at least 50% of the units are first occupied, (ii) the date on which none of the bonds issued with respect to the project are outstanding (as opposed to a "qualified number of days" as under prior law), or (iii) the date of termination of any assistance provided to the project under Section 8 of the United States Housing Act of 1937. This change in the definition of "qualified project period" generally increases the period of time during which low- or moderate-income requirements must be satisfied, thereby possibly delaying the sale of the project to a purchaser desiring higher income tenants. Due to the application of the transition rules of the 1986 Act, certain FMBs acquired by the Company may still be subject to the provisions of prior law (as discussed more fully in "THE COMPANY--Investment Policies and Business Plan--Regulatory Requirements") and may not be subject to the more stringent provisions of current law.

     Current law requires that 95% (rather than 90% as under prior law) of the proceeds of tax-exempt multi-family housing bonds (other than proceeds invested in a reasonably required reserve or replacement fund) be expended for qualifying costs (i.e., expended for the exempt purpose of the borrowing) in order for the interest on such bonds to be exempt from tax. The costs of bond issuance (including attorneys' fees and underwriter's spread) do not count toward the satisfaction of the 95% requirement. In addition, the aggregate costs of issuance provided by the bonds may not exceed 2% of the proceeds of the bonds. As a general rule, these restrictions apply to FMBs issued after August 15, 1986.

     In order to comply with the above-described requirements, each borrower (except in certain limited cases with respect to non-profit owners of Properties) has entered into a Regulatory Agreement providing, among other things, that its Property will be maintained and available for the period and in the manner required by the Regulations.

     Except in the case of FMBs issued to finance certain properties for a non-profit corporation, interest on an FMB will not be excluded from the gross income of the Company for any period during which the Company is a "substantial user" of the corresponding Property or a "related person" to a substantial user. In addition, any Shareholder's allocable share of interest income from such an FMB will not be excluded from gross income for any period during which such Shareholder is a "substantial user" of the corresponding Property or a "related person" to a "substantial user." Applicable regulations provide that a "substantial user" of a Property would include the corresponding borrower, and any partner of the corresponding borrower would be considered a "related person" to a substantial user. Therefore, if such a partner of a borrower becomes a Shareholder, such partner will receive taxable income to the extent of its allocable share of interest received by the Company with regard to the FMBs that financed the Properties owned by the borrower in which such Shareholder is a partner. Moreover, it is possible that if such partner of a borrower becomes a Shareholder, distributions related to this borrower's FMB may be taxable for all Shareholders.


     The "original issue discount" ("OID") rules of the Code do not generally apply to tax-exempt obligations. However, in the event that, notwithstanding the opinion of bond counsel, interest received by the Company on the FMBs is includible in its gross income for federal income tax purposes, then with respect to the Contingent Interest, the Company (and Shareholders) may be required to include a portion of the Contingent Interest in gross income annually pursuant to a compounding method, even though the Company may not receive any payments on the FMBs in that year. However, the OID rules provide that the portion of contingent interest payments which is considered interest (rather than principal) under such regulations is not subject to the OID rules and is includible in the payee's income and deductible from the payor's income in their respective taxable years in which the amount of the payment becomes fixed.


     If any sale or other disposition of an FMB produced a gain or if the Company acquired the underlying Property as a result of a foreclosure and was in receipt of net rental income, the Shareholders would recognize taxable income.


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

     The Code imposes a tax, at the highest income tax rate applicable to corporations, on the "excess passive net income" of an S corporation for any taxable year in which the S corporation has (i) Subchapter C earnings and profits as of the close of such taxable year and (ii) passive investment income in excess of 25% of its gross receipts for such taxable year. Interest on the FMBs will be considered passive investment income for purposes of determining whether an S corporation is subject to this tax.


     The Code also provides that 100% of any otherwise allowable interest expense of financial institutions allocable to the purchase or carrying of FMBs acquired after August 7, 1986 will be disallowed. As under prior law, interest on indebtedness incurred or continued by an individual to purchase or carry FMBs will not be deductible. The Code further provides that interest on the FMBs is includible in the calculation of modified gross income in determining whether a portion of social security or railroad retirement benefits are to be included in taxable income of individuals.


Treatment of Mortgage Loans Containing Contingent Interest

     As described above in "THE COMPANY--Assets of the Company and--Investment Policies and Business Plan," payment of a portion of the interest accruing on the FMBs will be dependent upon the net property cash flow and the appreciation of the Properties. In view of this, an issue may arise as to whether the relationship between the Company and the mortgagor is that of debtor and creditor or whether the Company is engaged in a partnership or joint venture with the mortgagor. As a creditor of the mortgagor, income derived from the mortgagor would be treated in full as interest and exempt from federal income taxation (based on the opinion of bond counsel that interest on the FMBs is exempt). As a partner or a joint venturer with the mortgagor, the income from such contingent interest payments and/or the base rate of interest would be treated as a distribution of partnership profits. A determination that the Company is a partner or a joint venturer with a mortgagor could cause the Company to be treated as a "substantial user" of the Properties and, therefore, cause interest on the FMBs to be included in the Company's gross income for federal income tax purposes. In addition, treatment of the FMBs as involving an equity investment might also result in the reallocation of taxable income and loss from the mortgagors to the Company.


     In analyzing whether a partner's unsecured loan to a partnership should be treated as a loan or a capital contribution (see Joseph W. Hambuechen, 43 T.C. 90 (1964)) and whether an unsecured loan creates a joint venture relationship (see Hyman Podell, 55 T.C. 429 (1970)), courts have considered all the facts and circumstances surrounding the transactions and at times both lines of authority consider the same factors. Counsel believes that in determining whether the relationship between the Company and a mortgagor is that of a debtor paying interest or a joint venturer distributing net profits, a court would consider the following factors: (1) the names given to the certificates evidencing the indebtedness; (2) the presence or absence of a maturity date;
(3) the source of the payments; (4) the right to enforce the payment of principal and interest; (5) participation in management; (6) a status equal to or inferior to that of regular creditors; (7) the intent of the parties; (8) the existence of "thin" or adequate capitalization; (9) identity of or interest between creditor and borrower; (10) payment of interest only out of net profits; and (11) the ability of the entity to obtain loans from outside lending institutions.

     Amendments made to the Code in 1989 authorized the Treasury to prescribe regulations to determine whether an interest in a corporation should be treated as part stock and part debt. Although applicable by its terms to interests in corporations, the principles leading to this amendment of the Code could also be expanded to apply to mortgage loans which possess both debt and equity features. For example, such treatment may be appropriate in circumstances where a debt instrument provides for payments that are dependent to a significant extent (whether in whole or in part) on corporate performance, whether through equity kickers, contingent interest, significant deferral or payment, subordination or an interest rate sufficiently high to suggest a significant risk of default. Any regulations issued pursuant to the Treasury's authority will apply on a prospective basis only; i.e., with respect to instruments issued after the date on which the Treasury Department provides public guidance as to the characterization of such instruments. In addition, under recently issued regulations under the OID rules, Contingent Interest in excess of a certain yield ("Excess Contingent Interest") is treated as taxable capital gain.

     The Company has represented that it will not invest in any FMBs unless it receives an opinion of bond counsel (retained by the issuer of the FMBs or by the Company) or special counsel for the Company that interest on the FMBs, including Contingent Interest (other than Excess Contingent Interest) will be deemed to be interest and therefore not includible in the gross income of the Company.

Company Expenses

     The Company will incur certain expenses in connection with the operation of the Company. The Manager anticipates that all of the Company's ordinary expenses will be attributable to the production of tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code
Section 212 which is allocable to tax-exempt interest income. Code Section 212 permits individuals to claim a deduction for ordinary and necessary expenses paid or incurred for the production or collection of income or for the management, conservation or maintenance of property held for production of income. Accordingly, the Manager anticipates that most Shareholders who are individuals will not be permitted to claim their share of Company expenses in calculating their federal income tax.

     To the extent that Company expenses are not attributable to tax-exempt interest income, current law, subject to regulations to be issued, prohibits a Shareholder's deduction of his allocable portion of such Company expenses except to the extent that such expenses, when added to the Shareholder's other miscellaneous itemized deductions, exceed 2% of the Shareholder's adjusted gross income.

     However, a Shareholder which acquires Beneficial Interests in the ordinary course of its trade or business may claim its share of Company expenses in calculating its federal income tax. Such a deduction might be available, for example, to Shareholders such as financial institutions or securities dealers if they acquire Beneficial Interests in the ordinary course of their trade or business. Any such deduction will be permitted only to the extent that Company expenses are reasonable and properly allocable to the period in which they are deducted.



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

Although the Manager believes that expenses incurred by the Company will be reasonable and will be allocated to the proper periods, the IRS may challenge and disallow all or a portion of any deduction allocable to the expense. In any event, Shareholders should consult with their personal tax advisers prior to attempting to deduct any portion of their share of Company expenses.

Marginal Tax Rates; Capital Gains Taxation


     The Code provides a maximum marginal tax rate of 39.6% for individuals and 35% for corporations. The maximum capital gains rate for non-corporate taxpayers is 28%. Net capital losses of non-corporate taxpayers are deductible only up to a maximum of $3,000 per year.


Potential Dealer Status


     If the Company is deemed to be a "dealer" for federal income tax purposes, such determination would have an adverse effect on investors in the Company. The Company could be taxed as a corporation because of its inability to satisfy the requirements of the 90% Test exception from corporate treatment as a publicly traded partnership. See "--Partnership Status--Publicly Traded Partnerships." Even if the Company were treated as a "dealer" but satisfied the requirements of the 90% Test, gain, if any, resulting from the disposition of FMBs or tax-exempt securities would be treated as ordinary income to investors because the FMBs or tax-exempt securities would not be capital assets. See "Marginal Tax Rates; Capital Gains Taxation," above.

     A "dealer" is one who holds property primarily for sale to customers in the ordinary course of his trade or business. The Company has been organized to acquire FMBs and, to a lesser extent, tax-exempt securities for investment and not to engage in the business of buying and selling FMBs and tax-exempt securities. Accordingly, the Manager does not believe that the Company will be treated as a "dealer and Counsel has assumed that the Company will not be treated as a "dealer." See "--Partnership Status--Publicly Traded Partnerships." Since the determination of this issue depends, however, on the facts and circumstances of the Company's operations existing from time to time, Counsel has not opined on the status of the Company as a "dealer" and no assurance can be given that the Company will not be deemed to be a "dealer" in FMBs and tax-exempt securities.

Sale of Shares; Disposition of FMBs; Treatment of Market Discount

     Any gain recognized by a Shareholder on the sale or exchange of Shares will generally be treated as a capital gain, unless the FMBs or tax-exempt securities held by the Company are not capital assets or such FMBs or tax-exempt securities would not be capital assets if held by the Shareholder (because the FMBs or tax-exempt securities are dealer property) and such FMBs or tax-exempt securities have a fair market value of more than 120% of their basis to the Company. Such gain also may not be treated as capital gain if the participation feature of an FMB is deemed to be a partnership or joint venture interest. Apart from the foregoing, although a Shareholder may otherwise be a dealer in Shares, gain or loss on the sale of a Share will be characterized as a capital gain or loss. See H. Clinton Pollack, Jr. v. Comm'r, 69 T.C. 142
(1977). See "Allocation of Profits and Losses" above for a discussion of the effect of a sale on allocations of profits and losses.


     Code Section 6031(c)(1) requires that any person who holds an interest in the Company as a nominee for any other person (such as a broker holding Shares in street-name) must furnish the Company with the name, address and taxpayer identification number of both the nominee and each beneficial owner for whom the nominee held Shares at any time during the year, setting forth the number of Shares owned for each beneficial owner and the number of Shares which are transferred by the nominee during the year to the beneficial owner or to any other person. The nominee must furnish this information to the Company on or before the January 31st following the close of each Company taxable year. Failure to properly notify the Company will subject the nominee to IRS penalties.

     Any gain recognized by the Company on the sale or exchange of an FMB or tax-exempt securities will be treated as a capital gain unless the Company is deemed to be a "dealer" in FMBs or tax-exempt securities for federal income tax purposes. In such events, the entire gain, if any, would constitute ordinary income. See "Potential Dealer Status." In addition, gain to the extent of "accrued market discount" (discussed below) may be taxable as ordinary income.

     Gain attributable to accrued market discount on tax-exempt obligations, such as the FMBs, issued after July 18, 1984, and acquired after April 30, 1993, will be taxed as ordinary income, and any gain realized in excess of such accrued market discount will be taxed as capital gain as long as the obligor on the FMB is not an individual and the FMB is held as a capital asset.

     In almost all cases the restructured FMBs will be deemed to have been issued after July 18, 1984 so that the market discount rules of the Code would apply. "Market discount" is the excess of a bond's stated redemption price at maturity over the adjusted basis of such bond immediately after its acquisition by the taxpayer; "accrued market discount" is the sum of the equal daily portions of the market discount during the period the taxpayer holds the bond. In the case of a disposition of an acquired FMB which was issued after July 18, 1984, the Company will recognize a portion of the gain on such disposition as ordinary income, equal to the amount of accrued market discount. Under the Code, market discount on obligations issued after July 18, 1984 is deemed to accrue on a straight-line basis unless the holder elects to accrue such discount on a constant interest basis. If the Company were to make such an election, the amount of market discount includible in income would be lower in earlier years and greater in later years than amounts computed on a straight-line basis.

Tax Elections

     Code Section 754 permits an entity taxed as a partnership to elect to adjust the basis of its property upon (i) the transfer of an interest in the entity by sale or exchange or on the death of an investor in the entity, and
(ii) the distribution of property by the entity to an investor. The general effect of such an election is that transferees of such interests are treated, for purposes of computing gain, as though they had acquired a direct interest in the entity's assets and the entity is treated for such purposes, upon certain distributions to investors, as though it had newly acquired an interest in such transferee's allocable portion of such assets and therefore acquired a new cost basis for such assets. Any such election may not be revoked unless the consent of the IRS is obtained. As a result of the complexities and added expense of the tax accounting required to implement such an election, the Manager does not presently intend to make such an election, although it is empowered to do so by the Management Agreement. Accordingly, upon the sale of an FMB or Tax-Exempt Security by the Company subsequent to the transfer of a Share, taxable gain or loss to the transferee of the Share will be measured by the difference between its pro rata share of the amount realized by the Company on such sale and its share of the Trust's tax basis in such FMB or a Tax-Exempt Security (which, in the absence of a Section 754 election, will be unchanged by the transfer of the Shares), rather than by the difference between its share of the amount realized and the portion of the purchase price that was allocable to such FMB or Tax- Exempt Security. As a consequence, if the FMBs or tax-exempt securities have appreciated in value, such transferee may be subject to tax upon a portion of the proceeds which, as to him, may constitute a return of capital if the purchase price of his Beneficial Interests exceeded his share of the Company's adjusted basis in all its FMBs or tax-exempt securities. Therefore, any benefits which might have been available to Shareholders by reason of such an election will not be available.

     The Company may make various elections for federal income tax reporting purposes which could result in items of income, gain, loss or deduction being treated differently for tax purposes than for accounting purposes. The determination of whether to elect a different treatment for tax purposes than for accounting purposes with respect to a particular item will be made by the Manager.

Alternative Minimum Tax

     Individuals and corporations are subject to an alternative minimum tax at rates up to 25% and 20% of alternative minimum taxable income, respectively, which is payable generally to the extent that it exceeds their regular tax liability. Alternative minimum taxable income is based on regular tax adjusted gross income, increased by certain tax preferences and reduced by the alternative tax itemized deductions. The exemption amount ($45,000 for married filing jointly; $33,750 for single; $40,000 for corporations) is reduced by 25% of the amount by which alternative minimum taxable income exceeds $150,000 ($112,500 for single taxpayers).

     Among the tax preference items for both corporate and individual corporate alternative minimum tax purposes is the interest on private activity bonds such as tax-exempt bonds used to finance multifamily residential rental projects. This provision applies to interest on FMBs issued after August 7, 1986, but does not apply to FMBs issued after such date to refund a bond that was issued before August 8, 1986. For corporate investors, a portion of the interest on the FMBs will also be taken into account in computing the "adjusted current earnings" adjustment item and may thereby be included in a corporation's alternative minimum taxable income. The effect of the alternative minimum tax upon an investor in the Company will depend upon the investor's own tax situation.

Interest Incurred by Company and/or Shareholder

     The Code prohibits a deduction by a taxpayer for any interest on indebtedness incurred or continued to purchase or carry FMBs or tax-exempt securities. Consequently, most Shareholders may not deduct interest paid or accrued on Company indebtedness incurred or continued to purchase or carry FMBs or tax-exempt securities or indebtedness, if any, incurred by a Shareholder to purchase or carry an interest in the Company. Although a deduction for interest on indebtedness may be disallowed even if the purchase of an interest in the Company is not directly traceable to the indebtedness, the IRS generally will not disallow a deduction for interest on indebtedness incurred for personal purposes (e.g., a mortgage on a personal residence) or in connection with the active conduct of a trade or business (unless it is determined that the borrowing was in excess of business needs or that the taxpayer could reasonably have foreseen when purchasing the tax-exempt securities that debt would have to be incurred to meet ordinary and recurring business needs). However, if a Shareholder acquires an interest in the Company and has outstanding debts which are not directly connected either with personal expenditures or with the active conduct of a trade or business, a deduction for interest on such debt may be disallowed.

     Code Section 265(b) provides that financial institutions cannot deduct interest expense allocable to the purchase or carrying of FMBs acquired after August 7, 1986. Interest incurred by these financial institutions to purchase or carry an interest in the Company will be subject to these limitations.

     Each Shareholder should consult his tax adviser to determine the application of these provisions, including certain rules governing the allocation of indebtedness to tax-exempt obligations, to his particular facts and circumstances.

State and Local Taxes

     Although substantially all of the Company's net income is expected to be exempt from federal income taxation, the Company may operate in states and localities which impose a tax on the Company's assets or income, or on each Shareholder based upon his share of any income (generally in excess of specified amounts) derived from the Company's activities in such jurisdiction. This summary will make no attempt to summarize the state tax consequences of owning Shares in the various states in which investors may reside, and an investor is advised to consult his own tax counsel as to the state tax consequences in his particular state of residence. However, an investor should be aware that many states which impose a state income tax will tax bonds which are exempt from federal income taxation unless the bond is issued to finance a facility in such state.

     The Company has been created under the laws of the State of Delaware. Under the Delaware Act, for the purpose of any tax imposed by the State of Delaware or any instrumentality, agency or political division of the State of Delaware, the Company shall be classified as a corporation, an association, a partnership, a trust or otherwise as shall be determined for federal income tax purposes.

     If the Company is classified as a partnership for federal income tax purposes and, assuming that the Company derives no income from or connected with sources within Delaware, no Shareholders, other than those who reside or are domiciled in Delaware will have liability for income taxes imposed by the State of Delaware solely as a result of their participation in the Company, and the Company will not be liable for any income tax imposed by the State of Delaware.

     If the Company derives income from or connected with sources within Delaware, the Shareholders, other than those who reside or are domiciled in Delaware, may be subject to Delaware income tax in the following manner. Each Shareholder's distributive share of items of Company income, gain, loss, and deduction entering into his federal taxable income (with certain modifications) derived from or connected with sources within Delaware will be included in the Shareholder's taxable income for determining the Shareholder's tax liability under Delaware income tax laws.

     Those Shareholders who are considered under Delaware tax law to reside or to be domiciled in Delaware will be subject to Delaware income tax on their entire taxable income. For such purposes, entire taxable income means the Shareholder's federal adjusted gross income with certain modifications and less certain deductions and personal exemptions provided by Delaware law.

     If the Company derives income from or in connection with sources within Delaware, or if the Company has a Shareholder who is a resident individual in Delaware as that term is defined in the Delaware Code, then the Company will be required to file a tax return in Delaware for such tax year.

     THIS ANALYSIS IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. IN ADDITION, THE ANALYSIS DOES NOT DISCUSS THE POSSIBLE COMPLEX ESTATE OR GIFT TAX CONSEQUENCES RELATED TO THIS INVESTMENT. ACCORDINGLY, PROSPECTIVE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR OWN TAX SITUATION AND THE EFFECTS OF THIS INVESTMENT THEREON.


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        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     Based on information available to the Company as of the date of this Solicitation Statement, there are no persons (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than five percent of the Company's Shares.

Class Counsel

     As part of the Equitable Settlement, Class Counsel will have the right to petition the Court for additional attorneys' fees in an amount to be determined in the Court's sole discretion but which will equal 25% of the increase in the value of the Company, if any, as of the Anniversary Date in the capitalization of the Company, based upon (i) the difference between the trading prices of the Company's Shares on the Anniversary Date and (ii) the trading prices of the Units and asset values of the Partnerships prior to the Effective Date. One-half of such fees, if any, will be paid in the form of Restricted Securities (restricted only with respect to transfer of such securities) and the remaining one-half of such fees will be paid in the form of unrestricted securities. The number of Counsel's Fee Shares issued shall be subject to a maximum amount not to exceed 3.95% of the total number of shares of the Company's outstanding Shares on the Anniversary Date. The Counsel's Fee Shares will be distributed to Class Counsel quarterly in eight equal installments, commencing thirty days after the Anniversary Date, subject to acceleration under certain circumstances, including in the event of a change of control, fundamental change in the nature of the business, sale or liquidation of the Manager. Restrictions on the Restricted Securities expire one year from the date of issuance.

Security Ownership of Management

     The following table sets forth information concerning the Shares that are expected to be beneficially owned, assuming 100% Participation in the Consolidation, by each of the Managing Trustees and each of the executive officers of the general partner of the Manager and by all Managing Trustees and such executive officers as a group. The Share ownership amounts set forth below are based on the number of Units beneficially owned by such persons as of the Record Date. No such executive officer of the general partner of the Manager or Managing Trustee beneficially owns any Units in any of the Partnerships other than Messrs. Fried and Boesky.

                                              Amount and Nature of       Percent
            Name of Beneficial Owner         Beneficial Ownership(1)    of Class
            ------------------------         -----------------------    --------
  J. Michael Fried                                 355,283(2)(3)          1.73%
  Peter T. Allen                                        --(4)               --
  Arthur P. Fisch                                       --(4)               --
  Arthur G. Hatzopoulos                                 --                  --
  Stuart J. Boesky                                 328,404(2)(5)          1.60%
  Alan P. Hirmes                                   308,796(2)             1.50%
  Bruce H. Brown                                        --                  --
  Mark J. Schlacter                                     --                  --
  Denise L. Kiley                                       --                  --
  Marc D. Schnitzer                                     --                  --
  Richard A. Palermo                                    --                  --
  Lynn A. McMahon                                       --                  --
                                                   -------                ----
  All Managing Trustees and executive
  officers of the general partner of the
  Manager as a group (12 persons)                  359,107(2)(3)(5)       1.74%
                                                   =======                ====

----------
(1) All amounts are directly owned unless stated otherwise.

(2) 308,796 of such Shares represents Shares owned directly by the Manager and the Related General Partners for which each such party serves as a director or executive officer. Each such party disclaims beneficial ownership of the Shares owned by the Manager and the Related General Partners.

(3) 15,784 of such Shares represent 14,600 Units of Tax Exempt II owned directly by BF Security Partners, a general partnership in which Messrs. Fried and Boesky are 50% general partners. 30,703 of such Shares represent 25,000 Units of Tax Exempt I, 2,900 Units of Tax Exempt II and 4,000 Units of Tax Exempt III which are owned directly by Mr. Fried.

(4) Independent Trustees will receive annually Shares valued at $10,000 as partial consideration for services as a Managing Trustee, payable in arrears.

(5) 15,784 of such Shares represent 14,600 Units of Tax Exempt II owned directly by BF Security Partners, a general partnership in which Messrs. Fried and Boesky are 50% general partners. 3,824 of such Shares represent 4,000 Units of Tax Exempt I which are owned directly by Mr. Boesky.

                                   MANAGEMENT

Overview

     The Board of Trustees will direct the management of the business and affairs of the Company but pursuant to the Management Agreement the Manager will manage the Company's day-to-day affairs including, among other things, overseeing the portfolio of assets of the Company and the acquisition or disposition of investments. The Company will not have any officers or employees. The Registered Trustee is Wilmington Trust Company, a Delaware banking corporation.


Registered Trustee

     The Registered Trustee has been appointed as a trustee solely in order to satisfy the requirements of Section 3807 of the Delaware Act, and its duties and responsibilities are limited to (i) the execution, delivery and filing of any certificates of trust and amendments thereto required to be filed pursuant to applicable law, (ii) the execution of Trust Certificates if reasonably requested by the Manager, (iii) the execution of any duly adopted amendments to the Trust Agreement and (iv) the execution, delivery and filing of any certificates of cancellation required to be filed pursuant to applicable law. The Registered Trustee has no responsibility for monitoring the conduct of the Board of Trustees or the Manager or causing the Board of Trustees or the Manager to discharge their respective duties under the Trust Agreement and the Management Agreement, and the Trust Agreement provides that the Registered Trustee shall have no liability for the acts and omissions of the Board of Trustees or the Manager.


The Board of Trustees

     The Trust Agreement will provide for not less than three nor more than nine Managing Trustees, at least one-third of whom must be Independent Trustees.

     Initially, the Board of Trustees will be comprised of five Trustees, two of whom will be Independent Managing Trustees. All of the Initial Managing Trustees will be designated by the Related General Partners (with the two Independent Trustees having been approved by Class Counsel). The terms of the Initial Managing Trustees will commence on the Effective Date.

     The Company will have annual Shareholder meetings to elect the Managing Trustees whose terms have expired.

     A vacancy in the Board of Trustees created by the death, resignation, or incapacity of a Trustee or by an increase in the number of Trustees (within the limits referred to above) may be filled by the vote of a majority of the remaining Trustees (with respect to a vacancy created by the death, resignation, or incapacity of an Independent Trustee, the remaining Independent Trustees shall nominate a replacement). Any Trustee may resign at any time and may be removed by the Majority Vote of Shareholders only for Cause prior to the fourth anniversary of the Effective Date, and with or without Cause after such anniversary.

     The Board of Trustees will establish written policies on investments and borrowings and will monitor the administrative procedures, investment operations and performance of the Company and the Manager to assure that such policies are carried out. Until modified by the Trustees, the Company will follow the policies on investments and borrowings set forth in this Solicitation Statement. The Independent Trustees will be responsible for reviewing the investment policies of the Company not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of the Shareholders.

     Members of the Board of Trustees who are not Independent Trustees will not receive any cash compensation for serving as a member of the Board of Trustees and likewise will not receive any compensation for attending meetings or for serving on any committees of the Board of Trustees; however, members of the Board of Trustees will receive reimbursement of travel and other expenses and other out-of-pocket disbursements incurred in connection with attending any meetings.

     Independent Trustees will be entitled to receive compensation for serving as Managing Trustees at the rate of $5,000 per year in cash and Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to the expense reimbursement for attending meetings described above. At the discretion of the Board of Trustees, Independent Trustees may be granted additional cash compensation for serving on a committee of the Board of Trustees.

     Pursuant to the terms of the Incentive Share Option Plan, the Compensation Committee may, subject to certain restrictions, grant options to members of the Board of Trustees to purchase Shares of the Company. See "MANAGEMENT-- Description of Incentive Share Option Plan." To date, no such member of the Board of Trustees has received any options pursuant to the Incentive Share Option Plan.

     Pursuant to the Trust Agreement, the Board of Trustees will be divided into three classes. All five members of the Board of Trustees will initially be designated by the Related General Partners (Class Counsel has approved the two initial Independent Trustees chosen by the Related General Partners). After consummation of the Consolidation, the Board of Trustees will be elected by the Shareholders of the Company. The Class I and Class II Managing Trustees will each consist of two Managing Trustees, one of whom in each class will be an Independent Managing Trustee. The Class III Trustees will consist of one Managing Trustee.

     The term of the initial Class I Managing Trustees will terminate on the date of the 1998 annual meeting of Shareholders; the term of the initial Class II Managing Trustees will terminate on the date of the 1999 annual meeting of Shareholders and the term of the initial Class III Managing Trustees will terminate on the date of the 2000 annual meeting of Shareholders. At each annual meeting of Share-holders, Managing Trustees of the class to be elected shall be elected for a three-year term. Managing Trustees will hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The terms of the initial Managing Trustees will commence on the Effective Date.

     The Trust Agreement provides that, subject to the right of the holders of any class of stock to elect additional Managing Trustees under specified circumstances, Managing Trustees may be removed by the Majority Vote of Shareholders only for Cause prior to the fourth anniversary of the Effective Date, and with or without Cause after such anniversary.

Managing Trustees

     As of the Effective Date, the Managing Trustees of the Company will be as follows:

Name                      Age                 Offices Held
----                      ---     ----------------------------------------
J. Michael Fried          51      Managing Trustee, Chairman of the Board
Peter T. Allen            51      Managing Trustee
Arthur P. Fisch           54      Managing Trustee
Stuart J. Boesky          40      Managing Trustee
Alan P. Hirmes            41      Managing Trustee

     J. Michael Fried is President, Chief Executive Officer and a member of the general partner of the Manager. Mr. Fried is also the sole stockholder of one of the general partners of Related, the real estate finance affiliate of The Related Companies, L.P. In that capacity, he is generally responsible for all of the syndication, finance, acquisition and investor reporting activities of Related and its affiliates. Mr. Fried is also the President and a member of the general partner of the Manager. Mr. Fried practiced corporate law in New York City with the law firm of Proskauer Rose Goetz & Mendelsohn from 1974 until he joined Related in 1979. Mr. Fried graduated from Brooklyn Law School with a Juris Doctor Degree, magna cum laude; from Long Island University Graduate School with a Master of Science degree in Psychology; and from Michigan State University with a Bachelor of Arts degree in History.

     Peter T. Allen is President of Peter Allen & Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen is an Independent Trustee.

     Arthur P. Fisch has been an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975-1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of millions of dollars in residential real estate. Mr. Fisch was the Corporate General Partner in four public real estate funds and responsible for the acquisition of several thousand apartment units. He was also in charge of the Subsidized Housing and Cable TV groups at E.F. Hutton's Direct Investment Department. Mr. Fisch received a B.B.A. from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania. Mr. Fisch is an Independent Trustee.

     Stuart J. Boesky is Executive Vice President, Chief Operating Officer and a member of the general partner of the Manager. Mr. Boesky practiced real estate and tax law in New York City with the law firm of Shipley & Rothstein from 1984 until February 1986 when he joined Related. From 1983 to 1984 Mr. Boesky practiced law with the Boston law firm of Kaye, Fialkow, Richmond & Rothstein (which subsequently merged with Strook & Strook & Lavan) and from 1978 to 1980 was a consultant specializing in real estate at the accounting firm of Laventhol & Horwath. Mr. Boesky is the sole stockholder of one of the general partners of Related. Mr. Boesky graduated from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law.

     Alan P. Hirmes is a Senior Vice President, the Chief Financial Officer and a member of the general partner of the Manager. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related in October 1983, Mr. Hirmes was employed by Wiener & Co., certified public accountants. Mr. Hirmes is also the sole stockholder of one of the general partners of Related. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree.

Committees of the Board of Trustees

     Audit Committee. The Company will have an Audit Committee comprised of Messrs. Peter T. Allen, Arthur P. Fisch and Stuart J. Boesky. The Audit Committee's duties include the review and oversight of all transactions between the Company and its Trustees, officers, holders of 5% or more of its Shares or any affiliates, periodic review of the Company's financial statements and meetings with the Company's independent auditors. At the discretion of the Board of Trustees, Members of the Audit Committee may receive additional compensation for serving on such committee, but there is presently no intention that it will do so.

     Compensation Committee. The Company will have a Compensation Committee (the "Compensation Committee") comprised of Peter T. Allen and Arthur P. Fisch. The duties of the Compensation Committee include determining the compensation of the Company's executive officers and the administration of the Company's Incentive Share Option Plan. The Compensation Committee must have at least two members and only Independent Trustees may be members of the Compensation Committee. At the discretion of the Board of Trustees, Members of the Compensation Committee may receive additional compensation for serving on such committee, but there is presently no intention that it will do so.



The Manager


     The Manager is a Delaware limited partnership, formed in May 1997. The general partner of the Manager is Related Charter LLC, a Delaware limited liability company, and the limited partners are Related and Messrs. Ross, Fried, Hirmes and Boesky (the limited partners are also the members of the general partner). The services of the Manager include managing the Company's day-to-day affairs and overseeing the acquisition or disposition of investments, and managing the assets of the Company. Subject to the terms of the Management Agreement, the Manager has a fiduciary duty to the Shareholders and the Company.


     The members and officers of the general partner of the Manager are set forth below. The officers of the general partner of the Manager may also provide services to the Company on behalf of the Manager.


Name                           Age                       Offices Held
----                           ---                       ------------
J. Michael Fried               51      Member, President and Chief Executive Officer
Stuart J. Boesky               40      Member, Executive Vice President and Chief Operating Officer
Alan P. Hirmes                 41      Member, Senior Vice President and Chief Financial Officer
Stephen M. Ross                56      Member
Arthur G. Hatzopoulos          42      Senior Vice President
Bruce H. Brown                 43      Senior Vice President
Mark J. Schlacter              45      Vice President
Denise L. Kiley                37      Vice President
Marc D. Schnitzer              36      Vice President
Richard A. Palermo             36      Treasurer
Lynn A. McMahon                40      Secretary


     Biographical information with respect to Messrs. Fried, Boesky and Hirmes is set forth above.

     Stephen M. Ross is a member of the general partner of the Manager. Mr. Ross is also president, director and shareholder of The Related Realty Group, Inc., the general partner of The Related Companies, L.P. He graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State University School of Law with a Juris Doctor degree. Mr. Ross then received a Master of Laws degree in taxation from New York University School of Law. He joined the accounting firm of Coopers & Lybrand in Detroit as a tax specialist and later moved to New York, where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments. Mr. Ross formed the predecessor of The Related Companies, L.P. in 1972 to develop, manage, finance and acquire subsidized and conventional apartment developments.


     Arthur G. Hatzopoulos is a Senior Vice President of the general partner of the Manager. He is also a Vice President of Related AMI Associates, Inc., an affiliate of Related, and he is a Senior Vice President of Related where he directs the mortgage acquisition group. Mr. Hatzopoulos has been with Related since August 1992. Prior to joining Related, Mr. Hatzopoulos was a First Vice President and Portfolio Manager for First Nationwide Bank, where he was responsible for debt restructuring, special lending relationships and asset sales. He has also been associated with an investment banking firm where he was responsible for monitoring a national portfolio of multifamily revenue bond projects. From 1981 to 1985 he served as Deputy Director of the Jersey City Department of Housing and Economic Development. Mr. Hatzopoulos graduated from Columbia University with a Bachelor of Arts degree. He also holds a Masters in City and Regional Planning from Harvard University, Kennedy School of Government.


     Bruce H. Brown is a Senior Vice President of the general partner of the Manager. He is also a Senior Vice President of Related and director of the Portfolio Management Group. He is responsible for overseeing the administration of the firm's public debt and equity partnerships encompassing the monitoring of the performance of each partnership and each investment. He is also responsible for Related's loan servicing activities with respect to the firm's $600 million portfolio of FMBs and FNMA/GNMA insured and co-insured loan portfolio. Prior to joining Related in 1987, Mr. Brown was a real estate lending officer at U.S. Trust Company of New York and previously held management positions in the hotel and resort industry with Helmsley-Spear and Westin Hotels. Mr. Brown graduated from Colgate University with a Bachelor of Arts degree.

     Mark J. Schlacter is a Vice President of the general partner of the Manager. Mr. Schlacter is also a Vice President of Mortgage Acquisitions of Related, and has been with Related since June 1989. Mr. Schlacter is responsible for the origination of Related's taxable participating debt programs and low-income housing tax credit debt programs. Prior to joining Related, Mr. Schlacter garnered 16 years of direct real estate experience covering commercial and residential construction, single and multifamily mortgage origination and ser-vicing, commercial mortgage origination and servicing, multifamily property acquisition and financing, and multifamily mortgage lending program underwriting and development. He was a Vice President with Bankers Trust Company from 1986 to June 1989, and held prior positions with Citibank, Anchor Savings Bank and the Pyramid Companies covering the 1972-1986 period. Mr. Schlacter holds a Bachelor of Arts degree in Political Science from Pennsylvania State University and periodically teaches multifamily underwriting at the New York University School of Continuing Education, Real Estate Institute.

     Marc D. Schnitzer is a Vice President of the general partner of the Manager. Mr. Schnitzer is an Executive Vice President of Related and Director of the firm's Tax Credit Acquisitions Group. Mr. Schnitzer received a Master of Business Administration degree from The Wharton School of The University of Pennsylvania in December 1987, and joined Related in January, 1988. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst in the Fixed Income Research department of The First Boston Corporation in New York. Mr. Schnitzer received a Bachelor of Science degree, summa cum laude, in Business Administration from the School of Management at Boston University.

     Denise L. Kiley is a Vice President of the general partner of the Manager and is also an Executive Vice President and Chief Underwriter for Related, responsible for overseeing the investment underwriting and approval of all multifamily residential properties invested in Related sponsored corporate, public and private equity and debt funds. Ms. Kiley is also responsible for the strategic planning and implementation of the firm's mortgage financing programs. Prior to joining Related in 1990, Ms. Kiley had experience acquiring, financing, and managing the assets of multifamily residential properties. From 1981 through 1985 she was an auditor with a national accounting firm. Ms. Kiley holds a Bachelor of Science in Accounting from Boston College and is a Member of the Affordable Housing Roundtable.

     Richard A. Palermo is the Treasurer of the general partner of the Manager. Mr. Palermo has been a Certified Public Accountant in New York since 1985. Prior to joining Related in September 1993, Mr. Palermo was employed by Sterling Grace Capital Management from October 1990 to September 1993, Integrated Resources, Inc. from October 1988 to October 1990 and E.F. Hutton & Company, Inc. from June 1986 to October 1988. From October 1982 to June 1986, Mr. Palermo was employed by Marks Shron & Company and Mann Judd Landau, certified public accountants. Mr. Palermo graduated from Adelphi University with a Bachelor of Business Administration degree.

     Lynn A. McMahon is the Secretary of the general partner of the Manager. She has served since 1983 as assistant to J. Michael Fried. From 1978 to 1983, she was employed at Sony Corporation of America in the Government Relations Department.

Summary of the Management Agreement

     The Company and the Manager will enter into the Management Agreement pursuant to which the Manager is obligated to use its best efforts to seek out and present to the Company, whether through its own efforts or those of third parties retained by it, suitable and a sufficient number of investment opportunities which are consistent with the investment policies and objectives of the Company and consistent with such investment programs as the Board of Trustees may adopt from time to time in conformity with the Trust Agreement. It is anticipated that the Manager will retain affiliates of Related to provide the services which it is required to provide to the Company under the Management Agreement.

     Although the Board of Trustees has continuing exclusive authority over the management of the Company, the conduct of its affairs and the management and disposition of the Company's assets, the Board of Trustees has initially delegated to the Manager, subject to the supervision and review of the Board of Trustees and consistent with the provisions of the Trust Agreement, the power and duty to: (i) manage the day-to-day operations of the Company; (ii) acquire, retain or sell Company Assets; (iii) seek out, present and recommend investment opportunities consistent with the Company's investment policies and objectives, and negotiate on behalf of the Company with respect to potential investments or the disposition thereof; (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of the Company and in that capacity hold escrows on behalf of mortgagors in connection with the servicing of mortgages; (v) obtain for the Company such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vi) obtain for the Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of the Company; (vii) evaluate, structure and negotiate prepayments or sales of the Company's mortgage investments and mortgage securities; (viii) monitor operations and expenses of the Company; and
(ix) from time to time, or as requested by the Board of Trustees, make reports to the Company as to its performance of the foregoing services.

     The original term of the Management Agreement will terminate on the fourth anniversary of the Effective Date (i.e., the date of the consummation of the Consolidation). Thereafter, the Management Agreement may be renewed annually by the Company, subject to an evaluation of the performance of the Manager by the Board of Trustees. The Management Agreement may be terminated (i) without Cause by the Manager or (ii) for Cause by a majority of the Independent Trustees, each without penalty, and each upon 60 days' prior written notice to the non-terminating party.


     The Management Agreement cannot be terminated by the Company prior to the fourth anniversary of the Effective Date, other than for Cause. "Cause" is defined as gross negligence or wilful misconduct of the Manager. The Company cannot dissolve and liquidate prior to such anniversary date except upon a recommendation of the Manager and the Majority Vote of the Shareholders. After the fourth anniversary of the Effective Date, the vote of the holders of 66-2/3% of the Company's then outstanding Shares is required to approve a dissolution and liquidation of the Company that is not recommended by the Manager and the Majority Vote of Shareholders is required to approve a liquidation of the Company recommended by the Manager. If for any reason, whether prior to or after the fourth anniversary of the Effective Date, the Management Agreement is terminated in accordance with its terms, the Company may dissolve and liquidate upon the Majority Vote of Shareholders.


     Pursuant to the terms of the Management Agreement, the Manager will be entitled to receive the fees and other compensation set forth below:



Fee/Compensation(1)           Amount
-------------------           ------
Bond Selection Fee            2.00 % of the principal amount of each FMB or other tax exempt instrument originated or acquired by the Company

Bond Placement Fee            2.00 % of the principal amount of each FMB or other tax exempt instrument originated or acquired by the Company (payable by the borrower, and not the Company)

Special Distribution          0.375% per annum of Total Invested Assets

Loan Servicing Fee            0.25 % per annum based on the outstanding principal amount of FMBs

Shareholder Distributions     Manager will be entitled to receive distributions from the Company in respect of any Shares it holds

Operating Expense             For direct expenses incurred by the Manager in an amount not to exceed $200,000 per annum (subject to
Reimbursement                 increases based on increases in the Company's assets and to annual increases based upon increases in the Consumer Price Index).


Incentive Share Options       Manager may receive options to acquire additional Shares pursuant to the Company's Incentive Share
                              Option Plan only if the Company's distributions in any year exceed $0.9517 per Share (i.e., the 1996 pro forma distributions set forth in this Solicitation Statement), and the Compensation Committee of
                              the Board of Trustees determines to grant such options

Liquidation Fee               1.50 % of the gross sales price of the assets sold by the Company in connection with a liquidation of the Company's assets supervised by the Manager


----------
(1) The Partnership Agreements currently permit the General Partners to receive miscellaneous compensation from the Partnerships and third parties. The Manager will also be permitted to earn such miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is subject to restrictions similar to those set forth in the Partnership Agreements with any amounts payable to the Manager by the Company generally being limited to the competitive rate for the services being performed.

     Affiliates of the Manager may provide certain financial guarantees to facilitate leveraging by the Company, for which they could be paid market rate fees. In addition, affiliates of the Manager may provide certain financial guarantees to the owners (or partners of the owners) of the Underlying Properties securing the Company's FMBs, for which they could be paid market rate fees.

     The Manager may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by the Company or act as manager to any other person or entity having investment policies whether similar or dissimilar to those of the Company. However, except for the allocation of investments between the Company and other affiliated Programs as described under the caption "CONFLICTS OF INTEREST--Conflicts of Interest of the Company--Future Dealings with Related General Partners and Affiliates," before the Manager, the officers and directors of the Manager and all persons controlled by the Manager and its officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present an investment opportunity to the Company if (i) such opportunity is of a character which could be taken by the Company, (ii) such opportunity is compatible with the Company's investment objectives and policies and (iii) the Company has the financial resources to take advantage of such opportunity.

     The Trust Agreement and Management Agreement provides that the Company shall indemnify the Manager and its affiliates for any loss arising out of any of their acts or omissions in connection with the business of the Company; provided that (i) the Board of Trustees must have determined, in good faith, that such course of conduct was in the best interests of the Company and did not constitute negligence or misconduct by the Manager or its affiliates; (ii) such conduct was within the scope of authority of the Manager; and (iii) any such indemnification shall be recoverable only from the assets of the Company and not from the assets of the Shareholders. Notwithstanding the foregoing, the Manager or its affiliates shall not be indemnified for any liability, loss or damage incurred by the Manager or its affiliates in connection with any claim or settlement involving allegations that federal or state securities laws were violated by the Manager or its affiliates unless: (a) the Manager or its affiliates seeking indemnification are successful in defending such action on the merits of each count involving securities law violations; or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (c) a court of competent jurisdiction approves a settlement of the claims against the Manager or its affiliates seeking indemnification involving securities law violations and finds that indemnification of the settlement and related costs should be made; or (d) indemnification is specifically approved by a court of competent jurisdiction in each such case.


     The Manager has been designated the "Tax Matters Partner" to manage administrative tax proceedings conducted at the Company level by the IRS with respect to Company matters. The Manager will also serve as the general partner of the Company for tax purposes.


Description of Incentive Share Option Plan

     The following description of the Incentive Share Option Plan does not purport to be complete and is qualified in its entirety by reference to the Incentive Share Option Plan.


     On the Effective Date, the Board of Trustees will adopt the Incentive Share Option Plan, the purpose of which is to (i) attract and retain qualified persons as directors, officers and employees and (ii) incentivize and more closely align the financial interests of the Manager with the interests of the Shareholders by providing the Manager with substantial financial interest in the Company's success (each, a "Potential Optionee", and collectively, "Potential Optionees"). The Compensation Committee (which is comprised of only two or more Independent Trustees) shall be authorized and directed to administer the Incentive Share Option Plan. Pursuant to the Incentive Share Option Plan, if the Company's distributions per Share in the immediately preceding calendar year exceed $0.9517 per Share (i.e., the 1996 pro forma per share distribution set forth in this Solicitation Statement) in any calendar year, the Compensation Committee will have the authority to issue options to purchase, in the aggregate, that number of Shares which is equal to three percent (3%) of the Shares outstanding as of December 31 of the immediately preceding calendar year (or, in the initial year, as of the Effective Date), provided, that the Compensation Committee may only issue, in the aggregate, options to purchase a maximum number of Shares over the life of the Incentive Share Option Plan equal to 10% of the Shares outstanding on the Effective Date.



     Subject to the limitations described in the preceding paragraph, if the Compensation Committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant to Potential Optionees by the Compensation Committee in such succeeding year.

     Pursuant to the Incentive Share Option Plan, the Compensation Committee will not be authorized to grant any options until six months after the Shares have been listed on the American Stock Exchange. All options granted by the Compensation Committee will have an exercise price equal to or greater than the fair market value of the Shares on the date of the grant. The maximum option term to be established by the Compensation Committee will be ten (10) years from the date of grant. All share options granted pursuant to the Incentive Share Option Plan will vest immediately upon issuance.

     If the holder of an option ceases to serve as a trustee, officer or employee of, or Manager to, the Company for any reason (other than removal for Cause) options that have been previously granted to such holder and that are vested as of the date such holder ceases to serve as a director, officer, employee or Manager may be exercised by such holder or such holder's legal representative in accordance with and subject to the Incentive Share Option Plan. If the holder of an option is removed as a director, officer or employee or Manager of the Company for Cause, options that have been previously granted to such holder and that have not been vested will be forfeited and options that are vested as of the date of such cessation may be exercised by such holder in accordance with and subject to the Incentive Share Option Plan.

     The Company intends to file with the Securities and Exchange Commission, on or before 180 days after the Effective Date, a Registration Statement on Form S-8 with respect to the Shares to be issued pursuant to the Incentive Share Option Plan. Shares, if any, issued pursuant to the Incentive Share Option Plan prior to the date on which the Company's Registration Statement on Form S-8 becomes effective will be restricted securities in the hands of the holders thereof. Shares to be issued pursuant to the Incentive Share Option Plan after the date on which the Company's Registration Statement on Form S-8 becomes effective, will be registered under the Securities Act pursuant to such Form S-8.

                            EXECUTIVE COMPENSATION

Executive Officers of the Manager

     The Company has no executive officers. However, pursuant to the terms of the Incentive Share Option Plan, the Compensation Committee may, subject to certain restrictions, grant options to the executive officers of the general partner of the Manager to purchase Shares of the Company. See "MANAGEMENT-- Description of Incentive Share Option Plan." To date, no executive officer of the Manager has received any options pursuant to the Incentive Share Option Plan.

Managing Trustees

     Members of the Board of Trustees who are not Independent Trustees will not receive any cash compensation for serving as a member of the Board of Trustees and likewise will not receive any compensation for attending meetings or for serving on any committees of the Board of Trustees; however, members of the Board of Trustees will receive reimbursement of travel and other expenses and other out-of-pocket disbursements incurred in connection with attending any meetings.

     Independent Trustees will be entitled to receive compensation for serving as trustees at the rate of $5,000 per year in cash and Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to the expense reimbursement for attending meetings described above. At the discretion of the Board of Trustees, Independent Trustees may be granted additional cash compensation for serving on a committee of the Board of Trustees.

     Pursuant to the terms of the Incentive Share Option Plan, the Compensation Committee may, subject to certain restrictions, grant options to members of the Board of Trustees to purchase Shares. See "MANAGEMENT-- Description of Incentive Share Option Plan." To date, no such member of the Board of Trustees has received any options pursuant to the Incentive Share Option Plan.


                             INDEPENDENT AUDITORS

     The financial statements of Tax Exempt I, Tax Exempt II, and Tax Exempt III as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996; and the balance sheet of the Company, the Manager and of the general partner of the Manager, each as of May 29, 1997, included herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included therein.


                                 LEGAL MATTERS


     The law firm of Battle Fowler LLP ("Counsel") will deliver an opinion to the effect that the Shares offered pursuant to this Solicitation Statement will be validly issued, fully paid and nonassessable undivided beneficial interests in the assets of the Company. Counsel has relied on the law firm of Richards, Layton & Finger, special Delaware counsel to the Company, Related and Wilmington Trust Company, which will deliver an opinion as to matters of Delaware law regarding the validity of the Shares and the creation of the Company. Counsel will deliver an opinion as to the status of the Company as a partnership and to the effect that the discussion under "FEDERAL INCOME TAX CONSIDERATIONS" fairly summarizes all of the material federal income tax considerations for a BUC$holder who participates in the Consolidation. Counsel has previously performed certain legal services on behalf of the Partnerships, the Related General Partners and their affiliates. The statements relating to the FMBs set forth in "RISK FACTORS" and "THE COMPANY" have been reviewed by the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.


     The opinions of Counsel are not attached as an appendix to this Solicitation Statement; however, upon receipt of a written request by a BUC$holder or representative so designated in writing, a copy of such opinion will be sent by the Related General Partners. All such requests should be directed to Related Capital Company, 625 Madison Avenue, New York, N.Y. 10022;
Attention: Investor Services Department.

                                   GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Solicitation
Statement:

     "1954 Code" or "prior law" means the Internal Revenue Code of 1954, as amended prior to amendments by the Tax Reform Act of 1986.

     "ACMs" means asbestos-containing materials.

     "ADA" means the Americans With Disabilities Act.

     "Adjusted Net Asset Value" means, (a) with respect to each Partnership, the value utilized by the Related General Partners to determine the allocation of Shares among the Partnerships calculated as described under the heading "ALLOCATION OF SHARES-- Determination of Adjusted Net Asset Value-- Valuations" and (b) with respect to the Company, the aggregate Adjusted Net Asset Values of all of the Participating Partnerships.

     "Amendments" means the proposed amendments to the Partnership Agreements.

     "Anniversary Date" means the first anniversary of the date the Shares are first publicly traded.

     "Appraisals" means the 31 limited appraisals, as reported in Summary Report formats, of the Underlying Properties securing the Partnership's FMBs which were prepared by C&W. The 31 individual Summary Reports were prepared in accordance with the Departure Provision of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     "Appraised Value" means the "as is" market value of the fee simple interest as of October 15, 1995 for each of the Underlying Properties which secure the FMBs held by the Partnership as established by C&W. Each Underlying Property was appraised individually and not as a portfolio.

     "Assignor Limited Partner" means, (i) Related BUC$ Associates, Inc., or its successor, with respect to Tax Exempt I, (ii) Related BUC$ Associates II, Inc., or its successor, with respect to Tax Exempt II, and (iii) Related BUC$ Associates III, Inc., or its successor, with respect to Tax Exempt III.

     "ATEBT" means American Tax Exempt Bond Trust.

     "Base Interest" means the stated fixed base amount of interest payable under the FMBs, generally payable monthly.

     "Bear Stearns" means Bear Stearns & Co., Inc.

     "Board of Trustees" means the board of trustees of the Company.

     "Bond Placement Fee" means the bond placement fee payable to the Manager equal to 2.00% of the principal amount of each FMB or other tax exempt instrument made, acquired or originated by the Company (other than temporary investments), which is held by the Company or other entities to whom the Company has transferred such FMBs to facilitate financing.

     "Bond Selection Fee" means the bond selection fee payable to the Manager equal to 2.00% of the principal amount of each FMB or other investment tax exempt instrument made, acquired or originated by the Company, which is held by the Company or other entities to whom the Company has transferred such FMBs to facilitate financing.

     "BUC$holder" or "BUC$holders" means any person who holds Units and who is reflected as an assignee of record of limited partnership interests on the books and records of each Partnership.

     "Cause" means gross negligence or willful misconduct.

     "C&W" means Cushman & Wakefield of Florida, Inc. or other affiliates of Cushman & Wakefield of Florida, Inc., which prepared the Appraisals.

     "Class Counsel" means counsel representing the BUC$holders in the Litigation.

     "Class Members" means the Equitable Class Members and the Monetary Class Members.

     "Class Notices" means the notices distributed to the Class Members pursuant to the Court's Order.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

     "Company" means Charter Municipal Mortgage Acceptance Company, a Delaware business trust.

     "Company Assets" means the portfolio of assets of the Company.

     "Compensation Committee" means a committee of the Board of Trustees of the Company which will determine the compensation of the Company's Trustees and which will administer the Company's Incentive Share Option Plan.

     "Consolidated Complaint" means the complaint filed by the Executive Committee of Plaintiffs' Counsel cases under MDL Docket No. 1005.

     "Consolidation" means a transaction whereby the Units held by all BUC$holders of a Participating Partnership will be exchanged for Shares.

     "Consolidation Expenses" means the expenses related to the Consolidation.

     "Constituent Action" means all of the transferred actions included in the Constituent Complaints.

     "Constituent Complaints" means the transferred actions and the constituent complaints under MDL Docket No. 1005.


     "Contingent Interest" means an amount of additional interest paid above the stated Base Interest payable from Net Property Cash Flow and Net Sale or Repayment Proceeds until the borrower has paid interest at a simple annual rate of up to 16% over the term of the FMB.


     "Contribution Agreements" means one or more agreements which the Participating Partnerships will enter into if the Consolidation is approved by the Court.

     "Counsel" means Battle Fowler LLP.

     "Counsel's Fee Shares" means the Restricted Securities and the Unrestricted Securities.

     "Court" means the United States District Court for the Southern District of New York.

     "Delaware Act" means the Delaware Business Trust Act, as amended.


     "Delaware Partnership Law" means the Delaware Revised Uniform Limited Partnership Act, as amended.


     "Effective Date" means the date the Consolidation is consummated.

     "Equitable Class" or "Equitable Class Members" refers to the class certified pursuant to Rule 23(b)(1) and (2) of the Federal Rules of Civil Procedure for equitable relief in connection with the Litigation.

     "Equitable Settlement" means the part of the Related Settlement in which only the Equitable Class Members may participate.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Contingent Interest" means Contingent Interest in excess of a certain yield which is treated as taxable capital gain.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Portfolio" means the (i) 31 tax-exempt participating FMBs with an aggregate outstanding principal balance as of December 31, 1996 of $348,602,428 secured by Mortgage Loans on 31 Underlying Properties, and (ii) 7 SMLs with an aggregate outstanding principal balance as of December 31, 1996 of $11,381,537 secured by second mortgages on 7 Underlying Properties.

     "Fairness Hearing" means the fairness hearing at which all class members will have an opportunity to be heard.

     "Fairness Opinion" means the opinion of Oppenheimer as to the fairness of the Consolidation from a financial point of view to BUC$holders.

     "Final Order" means the Court's final order approving the Related Settlement, including the Consolidation.

     "FMBs" means the tax-exempt participating or non-participating first mortgage bonds issued by various state or local governments or other agencies or authorities.

     "Forecasted Cash Flow" means the estimated net operating income after capital expenditures from future operations of the properties as forecast by the Related General Partners and utilized by Oppenheimer in connection with its Fairness Opinion.

     "G & A" means General and Administrative Expenses.

     "GAAP" means generally accepted accounting principles.

     "GCM" means General Counsel Memoranda.

     "General Partners" means, collectively, the Related General Partners and P-B General Partner.

     "Incentive Share Option Plan" means the Company's Incentive Share Plan to be adopted by the Board of Trustees as of the Effective Date.

     "Incentive Share Options" means the options issued by the Company pursuant to the Company's Incentive Share Option Plan.

     "Independent Trustees" means those members of the Board of Trustees of the Company who are not salaried employees of the Company, Related or their respective affiliates.

     "IRS" means Internal Revenue Service.


     "Liquidation Fee" means, if the Company is dissolved, a fee payable to the Manager equal to 1.50% of the gross sales price of the assets sold in connection with the liquidation of the Company's directly or indirectly owned assets.

     "Litigation" means the litigation captioned In re Prudential Securities Incorporated Limited Partnerships Litigation.


     "Loan Servicing Fee" shall mean the loan servicing fees payable to the Manager equal to 0.25% per annum based on the outstanding principal amount of FMBs or other mortgage investments which are held by the Company or other entities to whom the Company has transferred such FMBs to facilitate financing.


     "Loan Value" means, for each loan held by a Partnership, the amount which the Partnership would receive under the terms of the loan (i.e., principal, accrued and unpaid interest and participating interest) if (i) the Underlying Property which secures the loan were sold for an amount equal to its Appraised Value and (ii) the net sale proceeds (i.e., after payment of third party expenses) were applied first to repay the Partnership's Mortgage Loans.

     "LPI" means Lakes Project Investors, Inc.

     "Majority Vote" means the affirmative vote of holders of not less than a majority of the then outstanding Shares of beneficial interest of the Company.

     "Management Agreement" means the agreement between the Company and the Manager.

     "Manager" means Related Charter LP, or any successor thereto.

     "Managing Trustees" means the managing trustees which comprise the Board of Trustees of the Company.

     "MAPI" means Mansion Apartment Project Investors, Inc.

     "Minimum Participation" means participation in the Consolidation by two of the three Partnerships, together with the Related General Partners' agreement to proceed with the Consolidation notwithstanding the fact that there is less than 100% Participation.

     "Monetary Class" means the class certified pursuant to Rule 23(b)(3) of the Federal Rules of Civil Procedure for monetary relief in connection with the Related Settlement.

     "Monetary Class Members" means members of the Monetary Class.

     "Minority Position" means a minority portion of an FMB, which portion (i) may be entitled to floating rates of interest based upon a designated index, and
(ii) is subordinated to the credit position of the holders of the remaining portions of such FMB.

     "Monetary Settlement" means the part of the Related Settlement in which only the Monetary Class Members may participate.

     "Mortgage Loans" means the first mortgage loans on multifamily residential apartment projects and retirement community projects.

     "Mortgages" means interests in first mortgage and equity loans.

     "Net Property Cash Flow" means with respect to any period, all cash receipts derived from operation of an Underlying Property (exclusive of Net Sale or Repayment Proceeds), less operating expenses including interest (other than Contingent Interest). With respect to Net Property Cash Flow as it relates only to terms of FMBs, the Manager shall have the discretion to vary the components of Net Property Cash Flow.

     "Net Sale or Repayment Proceeds" means (a) the cash and any other consideration received by the Property Owner from the sale, refinancing or disposition of an Underlying Property), after retirement of all amounts of outstanding principal on the Mortgage Loan for the Underlying Property and less all expenses related to the sale, refinancing or disposition and other amounts specified by counsel or (b) the appraisal value of the Underlying Property less the outstanding principal on the Mortgage Loan for the Underlying Property, less customary costs of sale, and other amounts specified by counsel; provided, however, that Net Sale or Repayment Proceeds shall be calculated exclusive of Contingent Interest. With respect to Net Sale or Repayment Proceeds as they relate only to the terms of FMBs, the Manager shall have the discretion to vary the components of Net Sale or Repayment Proceeds.

     "Non-Participating Partnership" means a Partnership that does not participate in the Consolidation.


     "Objection Deadline" means August 18, 1997, unless extended.


     "Objection Notice" means the notice sent by a BUC$holder pursuant to this Solicitation Statement.

     "OID" means the original issue discount rules promulgated under the Code.

     "100% Participation" means the participation of each of the Partnerships in the Consolidation; to participate in the Consolidation, (i) BUC$holders holding more than 331/3% of the Units of a Partnership must not object to the participation of such Partnership in the Consolidation and (ii) the Consolidation must be approved by the Court.

     "Oppenheimer" means Oppenheimer & Co., Inc.

     "Order" means the Court's order preliminarily approving the Settlement Stipulation.

     "Original Investment" means a BUC$holder's gross original cash investment in each of Tax Exempt I, Tax Exempt II, or Tax Exempt III, as the case may be.

     "Other Partnerships" means all other partnerships named as defendants in the litigation that are sponsored by affiliates of Prudential and affiliates of Related.

     "Ownership Limit" means the restriction in the Trust Agreement providing that no individual may own more than 9.9% of the value of the outstanding Shares of the Company.

     "Participating BUC$holders" means BUC$holders that participate in the Consolidation.

     "Participating Partnership(s)" means the partnership(s) which participate in the Consolidation.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of each Partnership.

     "Partnership Base Value" means the average of (i) the liquidation value (as described in this Solicitation Statement) multiplied by the number of outstanding Units on the Effective Date; and (ii) the average of the high and low secondary market price for each of the four most-recent complete quarterly periods prior to the Effective Date multiplied by the number of outstanding Units on the Effective Date.

     "Partnership(s)" means, collectively, Tax Exempt I, Tax Exempt II and Tax Exempt III.

     "P-B General Partner" means Prudential-Bache Properties, Inc., a Delaware corporation.

     "P-B Group" means, collectively, the P-B General Partner, P.B. Tax Credit S.L.P., a Delaware limited partnership and Prudential- Bache Services II, Inc., a Delaware corporation.

     "P-B Interests" means the general partner interests of the P-B General Partner in the Partnerships which will be acquired by the Manager.


     "P-B Purchase Agreement" means the Purchase Agreement dated as of December 19, 1996, among the P-B Group and Related, pursuant to which, among other things, the P-B General Partner agrees to withdraw as a general partner of the Partnership and sell, assign or otherwise transfer its interests in the Partnership to Related or an affiliate of Related.


     "Phase I Reports" means the Phase I Environmental Assessments performed on certain of the properties held by the Partnerships.

     "Potential Optionee(s)" means each of the persons who qualify to receive options under the Incentive Share Option Plan.

     "Property Owners" means the owners of the Underlying Property, who are also the borrowers under the FMBs.

     "Prudential" means, collectively, PSI and the P-B General Partner, collectively.

     "PSI" means Prudential Securities Incorporated.

     "Purchaser" means an unrelated third party purchaser.

     "Record Date" means December 24, 1996.

     "Registered Trustee" means Wilmington Trust Company.

     "Related" means Related Capital Company, a New York general partnership.

     "Related General Partners" means, collectively, Related Tax Exempt Bond Associates, Inc., Related Tax Exempt Associates, II, Inc., and Related Tax Exempt Associates, III, Inc.

     "Related Settlement" refers to the settlement of the Litigation with respect to the Related General Partners and its affiliates.

     "Restricted Securities" means one-half of the Shares which may be issued by the Company to Class Counsel at the sole discretion of the Court as additional attorneys' fees based on the increase in value of the Company, if any, as of the Anniversary Date, which Shares shall be restricted as to transferability.

     "Restricted Shares" means Shares with respect to which there are transfer restrictions under the securities laws.

     "RICO" means the Racketeer Influenced and Corrupt Organizations Act.


     "SMLs" means taxable second mortgage loans which were from time to time advanced by a Partnership to, or assigned to a Partnership by, the obligors of certain FMBs in conjunction with sale, modification and forbearance agreements with respect to the FMBs.

     "Securities Act" means the Securities Act of 1933, as amended.


     "Settlement Amount" means the $2,058,333.00 which Related has agreed to pay in settlement of the claims of the Monetary Class in the Consolidated Action.

     "Settlement Stipulation" means the stipulation of settlement dated December 24, 1996 entered into by the parties to the Litigation.

     "Shareholders" means all persons that own or will receive Shares on the Effective Date.

     "Shares" means the beneficial interests of the Company issuable in connection with the Consolidation.

     "Solicitation Statement" means this information statement, which is to be distributed to the Partnerships' BUC$holders.

     "Special Distribution" or "Special Distribution from Adjusted Cash Flow" means the distribution payable to the Manager equal to 0.375% per annum of Total Invested Assets.

     "Summary Report" means the summary report format used for preparation of the Appraisals.


     "Tail Indemnity" means the indemnity to be provided by the Company to the P-B General Partner and the Related General Partners on the Effective Date to provide them with the same indemnity as that provided by the Partnerships with respect to claims during the period in which they acted as general partners.


     "Taxable Tails" means taxable bonds acquired by the Company to fund certain costs associated with the issuance of FMBs that, under current regulations, cannot be funded by FMBs.

     "Tax Exempt I" means Summit Tax Exempt Bond Fund L.P.

     "Tax Exempt II" means Summit Tax Exempt L.P. II.

     "Tax Exempt III" means Summit Tax Exempt L.P. III.


     "Total Invested Assets" means the aggregate original amount invested from time to time in mortgage investments and tax exempt securities (regardless of whether such mortgage investments or tax exempt securities are held by the Company or other entities to whom the Company has transferred such mortgage investments to facilitate financing) reduced, upon the receipt of sale proceeds, or insurance or guarantee proceeds or, by the original amount invested in the mortgage investment or tax exempt securities which is not reinvested, except that in the case of a partial prepayment, Total Invested Assets shall be reduced on a pro rata basis to the extent not reinvested.


     "Total Market Value" means the greater of (i) the sum of (a) the aggregate market value of the Company's outstanding Shares, and (b) the total leverage of the Company and (ii) the aggregate value of the Company's assets as determined by the Manager based upon third-party or management appraisals and other criteria as the Board of Trustees shall determine in its sole discretion.

     "Trust Agreement" means the Company's amended and restated trust agreement providing for, among other things, the Manager to provide services to the Company consistent with those provided to the Partnership by the General Partners.

     "UBTI" means unrelated business taxable income.

     "Underlying Properties" means the multifamily residential apartment projects and retirement community projects (and, with respect to the Company, assisted living, continuing care projects and nursing homes following the Effective Date) developed by third party developers or affiliates of the Related General Partners. With respect to the Appraisals, "Underlying Properties" refers to the 31 multifamily residential apartment projects securing the FMBs currently owned by the Partnerships.


     "Units" means the outstanding beneficial unit certificates representing assignments of limited partnership interests.


     "Unrestricted Securities" means one-half of the Shares which may be issued by the Company to Class Counsel at the sole discretion of the Court as additional attorneys' fees based on the increase in value of the Company, if any, as of the Anniversary Date, which are not subject to transfer restrictions.

     "USPAP" means Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

                                   APPENDIX A

                                FAIRNESS OPINION

                                                     Oppenheimer Tower
                                                     World Financial Center
                                                     Oppenheimer  Co., Inc.
Oppenheimer & Co., Inc.

Investment Banking Group

                                                               November 11, 1996

Goodkind Labaton Rudoff & Sucharow LLP
100 Park Avenue
New York, New York 10017-5563

Gentlemen:

     You have requested our opinion as to whether the proposed transaction involving the business consolidation of Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt Bond Fund, L.P. II, and Summit Tax Exempt Bond Fund, L.P. III (the "Partnerships") into Charter Municipal Mortgage Acceptance Company (the "Company"), a newly formed business trust, including the allocation of beneficial interests in the Company among the Partnerships, are fair to the beneficial unit certificate holders (the "Unitholders") in such Partnerships, from a financial point of view.

     Oppenheimer & Co., Inc. ("Oppenheimer"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. We have been retained by Goodkind Labaton Rudoff& Sucharow LLP ("Counsel") for the purpose of, and will receive a fee for, rendering this Fairness Opinion.

     In connection with our Fairness Opinion, we have reviewed: the draft Information Statement to be provided Limited Partners; the Prospectus dated February 19, 1986 for Tax Exempt I; the Prospectus dated July 7, 1986 for Tax Exempt II; the Prospectus dated June 10, 1987 for Tax Exempt III; audited financial statements for each Partnership for calendar years 1994 and 1995; the Form 10-K for each Partnership for the year ended December 31, 1995 and the Form 10-Q for each Partnership for the quarter ended June 30, 1996; documents describing each Partnership's mortgage revenue bonds; documents describing bond modification and/or forbearance agreements; limited appraisals in a summary format dated October 15, 1995 prepared by Cushman & Wakefield, Inc. for each property securing a mortgage loan made by a Partnership; audited financial statements for calendar years 1994 and 1995 and unaudited financial statements and other financial information for the period ending June 30, 1996 for each of the properties securing a mortgage loan made by a Partnership; pro forma financial statements of the Company for the year ended December 31, 1996 and as of and for the quarterly period ended March 31, 1996, assuming in each case that the Consolidation occurred as of January 1, 1996; financial forecasts of future operations of the Partnerships prepared by the Related General Partner covering each of the years in the five year period ended June 30, 2001; financial forecasts of future operations of the Company prepared by the

Related General Partner covering each of the years in the five year period ended June 30, 2001, assuming the Consolidation occurred as of June 30, 1996; a business plan of the Company; and certain other financial and other information that was publicly available or furnished to Oppenheimer by Counsel or the Related General Partners.

     In addition, Oppenheimer held discussions with representatives of Counsel and the Related General Partners, inspected a representative number of the properties which secured a mortgage loan made by a Partnership, interviewed property managers at the properties inspected, interviewed representatives of Cushman & Wakefield, Inc. and conducted such other investigations, financial analyses and studies, and reviewed such other information and factors as it deemed appropriate for the purposes of the Fairness Opinion. Oppenheimer's Fairness Opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist on the date hereof. Events occurring after such date could materially affect the assumptions and conclusions contained in the Fairness Opinion. We have not been requested or engaged and did not undertake to reaffirm or revise our fairness Opinion or otherwise comment upon any events occurring after the date thereof.

     In rendering the Fairness Opinion, Oppenheimer relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to Oppenheimer by or on behalf of the Related General Partners or Counsel. With respect to the financial and operating forecasts prepared by the Related General Partners and furnished to Oppenheimer, Oppenheimer assumed, with Counsel's approval, that they reflected the best current judgement of the Related General Partners as to future financial performance, and that there was a reasonable probability that the projections would prove to be substantially correct. Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnerships.

     Furthermore, Oppenheimer expressed no opinion as to the price or trading range at which the Company's Shares would trade following the completion of the Consolidation and the listing of the Shares on the American Stock Exchange.

     Oppenheimer was not requested to serve as financial advisor to Counsel, the Related General Partners or the Partnerships or to assist in the structuring of the proposed transaction. Additionally, Oppenheimer did not analyze the impact of any federal, state or local income taxes to the Unitholders arising out of the proposed transaction.

     It is understood that this Fairness Opinion is not to be quoted, referred to, excerpted or summarized in whole or in part, or used for any purpose, without our written consent. The Fairness Opinion may be distributed to the Unitholders in connection with the distribution by the Related General Partners of an Information Statement describing the proposed Transaction. We have been engaged by Counsel for the purpose of rendering this Fairness Opinion, in connection with which we will receive a fee payable in installments (i) upon engagement and (ii) upon the rendering of the Fairness Opinion.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the proposed transaction involving the business consolidation of the Partnerships with the Company, including the allocation of shares of common stock in the Company among the Partnerships are fair, from a financial point of view, to the Unitholders in such Partnerships.

                                           Very truly yours,

                                           /s/ Oppenheimer & Co., Inc.

                                           Oppenheimer & Co., Inc.

                                   APPENDIX B

                      SUMMARIZATION LETTER PREPARED BY C&W

                        [CUSHMAN & WAKEFIELD LETTERHEAD]


Cushman & Wakefield of Florida, Inc.
Licensed Real Estate Brokers
800 Corporate Drive, Suite 502
Ft. Lauderdale, FL 33334
Tel: (954) 771-0800
Fax: (954) 771-3608

April 11, 1997

Mr. Bruce Brown
RELATED CAPITAL COMPANY
625 Madison Avenue
New York, New York 10022-1801

RE: Summarization Letter
    Summit Tax Exempt I, II, III
    C&W File No. 97-9048

Dear Mr. Brown

    In fulfillment of our agreement as outlined in the letter of engagement, Cushman & Wakefield of Florida, Inc. is pleased to submit this Summarization Letter pertaining to the October 15, 1995 limited appraisals of the 31 multi-family residential apartment properties in which Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and 111 hold first mortgage revenue bonds. The results of the individual limited appraisals were conveyed in individual Summary Reports. The properties were individually appraised by Cushman & Wakefield of Florida, Inc. or other affiliates of Cushman & Wakefield of Florida, Inc. proximate to the various properties, as outlined within this Summarization Letter. The terms "our" or "we" as used herein refers to the Cushman & Wakefield company which prepared the reports and estimated the values. October 15, 1995 was the date of valuation for all the properties.

    This Summarization Letter is not an appraisal. It merely summarizes the 31 Summary Reports prepared by identified Cushman & Wakefield appraisers. For each individual property/limited appraisal, this Summarization Letter will:

    1. Identify the property by its name, location and number of apartment units.

    2. Identify the office of the Cushman & Wakefield affiliate that performed the limited appraisal.

    3. Identify the appraiser(s) that signed the limited appraisal, summary format.

    4.  Identify the interest appraised.

    5.  Indicate procedures undertaken and the methodology of the appraisal.

    6.  Indicate the Date of Value.

    7. Indicate the estimated Market Value that was reported within the Summary Report by the identified signatory appraiser(s).

    8. Include a brief description of common valuation methodology employed within all of the Limited Appraisals, Summary Reports.

    9. Identify the standard Assumptions and Limiting Conditions utilized in each report, as detailed on Exhibit A.

Mr. Bruce Brown
RELATED CAPITAL COMPANY
April 11, 1997
Page 2


    It is our understanding that this Summarization Letter will be an exhibit attached to the Solicitation Statement, on the condition that the entire Summarization Letter be provided. Once again, this document is not an appraisal and it does not conform to the reporting requirements of the Uniform Standards of Professional Appraisal Practice. However, the individual Summary Reports were prepared in accordance with the Departure Provision of the Uniform Standards of Professional Appraisal Practice. Changes in market conditions since the October 15, 1995 date of value(s) may or may not have changed the estimated market value(s). Since this Summarization Letter is not an appraisal there may have been changes in market values since the original date of value(s), October 15, 1995. Furthermore, physical changes to the 31 subject properties since the October 15, 1995 date(s) of value(s) (approximately 18 months ago), may have changed the estimated market value(s).

    The October 15, 1995 limited appraisals estimated the fee simple market value of each property individually. Cushman & Wakefield did not estimate the portfolio market values for the properties encumbered by first mortgage revenue bonds held by Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and lilt The aggregate or total fee simple market values should not be relied upon as being the equivalent to the price that would necessarily be received in the event of a sale or other disposition of each portfolio.

    Our individual market value(s), as presented in the 31 individual summary reports, were based in part upon information supplied to us by Related Capital Company and/or its affiliated management companies including but not limited to: rent rolls, building reports, financial schedules of current lease rates, income, expenses, cash flow and related financial information, property descriptive information, and other supporting documentation. We relied upon such information and assumed that the information provided is accurate and complete. We did not attempt to independently verify such information.

    History of Assignment: On September 14, 1995, Cushman & Wakefield of Florida, Inc. was engaged by Mr. Bruce Brown, Senior Vice President, Related Capital Company to prepare individual limited appraisals of 31 multi-family residential apartment properties in which Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and 111 held first mortgage revenue bonds. All of the properties were inspected by Cushman & Wakefield appraiser(s) during the period between September and October 1995. The appraisals were delivered during October and November 1995.

    All of the appraisals were limited appraisals prepared in accordance with the Departure Provision of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The results of the limited appraisals were conveyed in summary reports in accordance with our September 14, 1995 agreement. The limited appraisal contains something less than the work required by the specific guidelines of the Uniform Standards of Professional Appraisal Practice. In this case, only the Income Approach was utilized. The Cost and Sales Comparison Approaches, which might have been appropriate to the appraisals, were not developed. This constitutes a departure from Standards Rule 1-4(a), 1-4(b) i, ii, and iii of USPAP. The Income Approach was deemed to be the valuation method of primary relevance to the appraisals.


                                                      [Cushman & Wakefield Logo]

Mr. Bruce Brown
RELATED CAPITAL COMPANY
April 11, 1997
Page 3

    Appraisal Process: The 31 individual limited appraisals generally followed the following outline:

    o   Cover or Title Page

    o   Letter of Transmittal

    o   Summary of Salient Facts and Conclusions

    o   Table of Contents

    o   Photographs of the Subject Property

    o   Introduction Section, including:

        --  Identification of Property
        --  Property Ownership and Recent History
        --  Purpose and Intended Use of the Appraisal
        --  Extent of the Appraisal Process
        --  Date of Value and Property Inspection
        --  Property Rights Appraised
        -- Definitions of Value, Interest Appraise, and Other Pertinent Terms -- Legal Description

    o   Neighborhood and Market Analysis

    o   Property Description Section
        --  Description of the Site
        --  Description of the Improvements

    o   Real Property Taxes and Assessments

    o   Zoning

    o   Highest and Best Use
        --  As Though Vacant
        --  As Improved

    o   Valuation Process Section

    o   Income Approach

    o   Reconciliation and Final Value Estimate

    o   Assumptions and Limiting Conditions

    o   Certification of Appraisal

    o   Addenda


                                                      [Cushman & Wakefield Logo]

Mr. Bruce Brown
RELATED CAPITAL COMPANY
April 11, 1997
Page 4


    As indicated, the individual limited appraisals only utilized the Income Approach. In developing the Income Approach we:

    o Estimated appropriate rental rates by unit type by examining recent leases in the complex appraised and by surveying similar competing complexes.

    o Estimated income from sources other than apartment rentals (e.g., washer and dryer rental, forfeited deposits, late charges, parking space rentals, garage rentals, and various other fees).

    o Estimated an appropriate vacancy and collection loss based upon the subject's rental history and the experience of similar complexes.

    o Forecasted the property's stabilized annual operating expenses and reserves for replacement after reviewing its historical performance and the operating statements of similar complexes with which we are familiar. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable. We also examined industry norms as reported by The Institute of Real Estate Management in its apartment survey.

    o Estimated net operating income by subtracting stabilized expenses from effective gross income.

    o Capitalized stabilized net operating income into an indication of capital value. In the direct capitalization method, we estimated market value by dividing stabilized net operating income by an overall rate derived from our analyses of market sales and/or market surveys and computed by dividing the net operating income from a sold property by its sale price. Most overall capitalization rates were derived from comparable improved properties located within or near the subject market.

    o Prepared a discounted cash flow analysis in which the estimated income and expenses over a 10 year forecast, and the estimated property value at the time of reversion, are discounted at an appropriate rate to estimate present market value. In general, the steps were as follows:

        1. The pro forma was based on a ten-year holding period, beginning November 1, 1995.

        2. All revenue and expense items were entered based on our October 1995 estimates.

        3. Based upon our assessment of the rental market, we estimated an annual percentage growth rate in effective rents.

        4. General operating expenses were estimated to increase at appropriate inflationary levels.

        5. The reversion estimate was based on a resale in the tenth year of the analysis period. It was formulated by applying a terminal overall rate to the eleventh year NOI and subtracting appropriate estimated selling costs.

        6. The net cash flows and net reversion were discounted to net present value using an appropriate market supported equity yield (discount) rate.

                                                      [Cushman & Wakefield Logo]

Mr. Bruce Brown
RELATED CAPITAL COMPANY
April 11, 1997
Page 5


    On the attached Exhibit B, I present the summary of the 31 individual limited appraisals. The total of the individual property values does not represent a portfolio market value(s). Al1 the values are as of October 15. 1995 (approximately 18 months from the date of this Summarization Letter) and no opinion is rendered after that date.

    I trust that this Summarization Letter will meet your requirements at this time. Once again, it is always a pleasure to be of service.

Sincerely,

CUSHMAN & WAKEFIELD OF FLORIDA, INC.

/s/ Thomas J. Landon
    Thomas J. Landon, MAI

Director and Manager, Florida Valuation Advisory Services
State-Certified General Real Estate Appraiser No. RZ0000430

TJL/pf
Enclosures
                                                      [Cushman & Wakefield Logo]

--------------------------------------------------------------------------------

                                    EXHIBIT A

--------------------------------------------------------------------------------
















                                                      [Cushman & Wakefield Logo]

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed or such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.


                                                      [Cushman & Wakefield Logo]

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------


7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.


















                                                      [Cushman & Wakefield Logo]

--------------------------------------------------------------------------------

                                   EXHIBIT B

--------------------------------------------------------------------------------











                                                      [Cushman & Wakefield Logo]

EXHIBIT B
---------

SUMMARIZATION LETTER--RELATED CAPITAL
DATE OF VALUATION FOR ALL 31 LIMITED APPRAISALS: OCTOBER 15, 1995


                                                             1st Mortgage
                                                             Revenue Bond    C&W VAS
Number       Property            City            State          Holder        Office
------   -----------------  --------------  ---------------  -------------  ------------
                      Note: Miami office has moved to Ft. Lauderdale
    1    Players Club       Ft. Myers       Florida               2&3       Miami
    2    Suntree            Ft. Myers       Florida               2         Miami
    3    River Run          Miami           Florida               2         Miami
    4    Bay Club           Mt. Pleasant    South Carolina        2         Miami
    5    East Ridge         Mt. Pleasant    South Carolina        1         Miami
    6    Martin's Creek     Summerville     South Carolina        1         Miami
    7    Cypress Run        Tampa           Florida               1         Tampa
    8    Cedar Pointe       Nashville       Tennessee             2         Atlanta
    9    Lakepoint          Dekalb County   Georgia               3         Atlanta
   10    Orchard Mill       Atlanta         Georgia               3         Atlanta
   11    Shannon Lake       Atlanta         Georgia               2         Atlanta
   12    North Glen         Atlanta         Georgia               1         Atlanta
   13    Willow Creek       Ames            Iowa                  2         Chicago
   14    The Lakes          Kansas City     Missouri              2         Chicago
   15    The Mansion        Independence    Missouri              1         Chicago
   16    Greenway Manor     St. Louis       Missouri              1         Miami
   17    Pelican Grove      St. Louis       Missouri              2         Miami
   18    Highland Ridge     St. Paul        Minnesota             2         Chicago
   19    Bristol Village    Bloomington     Minnesota             2         Chicago
   20    Thomas Lake        Eagan           Minnesota             1         Chicago
   21    Cedar Creek        McKinney        Texas                 1         Dallas
   22    Loveridge          Contra Costa    California            2         San Jose
   23    Clarendon Hills    Hayward         California            1         San Jose
   24    Sunset Village     Lancaster       California            3         Los Angeles
   25    Sunset Creek       Lancaster       California            3         Los Angeles
   26    Sunset Downs       Lancaster       California            2         Los Angeles
   27    Sunset Terrace     Lancaster       California            1         Los Angeles
   28    Crowne Pointe      Olympia         Washington            2         Seattle
   29    Orchard Hills      Tacoma          Washington            2         Seattle
   30    Newport Village    Tacoma          Washington            2         Seattle
   31    High Pointe Club   Harrisburg      Pennsylvania          1         Philadelphia

                  C&W
                SIGNING                           Average   Average   Appraisal     10/15/95                   Overall
               MAI/STAFF        No. of    Square    Unit    Monthly      Date       "As Is"                Capitalization   Discount
Number       Appraiser(s)        Units   Footage    Size      Rent    Occupancy      Value        $/unit        Rate          Rate
-------  ---------------------  ------   -------  -------   -------   ---------   -----------     -------  --------------   --------
                 Note: Miami office has moved to Ft. Lauderdale
    1    Landon/Davie            288     224,160     778      $517        93%    $  9,600,000    $33,333       9.10%         11.50%
    2    Landon/Davie            240     193,000     804      $532        92%    $  8,400,000    $35,000       9.10%         11.50%
    3    Landon/Walsh            164     132,418     807      $699        97%    $  7,900,000    $48,171       9.22%         11.50%
    4    Landon/Davie            160     147,200     156      $584        98%    $  6,250,000    $39,063       9.39%         11.50%
    5    Landon/Davie            200     193,856     969      $595        98%    $  8,500,000    $42,500       9.57%         11.50%
    6    Landon/Davie            200     194,272     971      $489        96%    $  6,300,000    $31,500       9.00%         11.50%
    7    Foltz/Roude             408     335,444     822      $552        80%    $ 12,600,000    $30,882       7.90%         11.50%
    8    Sechrest                210     224,000   1,067      $696        97%    $ 10,000,000    $47,619       9.26%         11.75%
    9    Sechrest                360     332,920     925      $480        95%    $ 14,400,000    $40,000       9.20%         11.50%
   10    Sechrest                238     203,830     856      $583        96%    $  9,100,000    $38,235       9.10%         11.50%
   11    Sechrest                294     270,930     922      $603        98%    $ 10,500,000    $35,714       9.30%         11.50%
   12    Sechrest                284     268,384     945      $642        96%    $ 11,200,000    $39,437       9.10%         11.50%
   13    Dennis/Schumacher       138     138,718     749      $638       100%    $  5,250,000    $38,043       9.17%         12.00%
   14    Dennis/Schumacher       400     291,408     728      $485        87%    $ 12,000,000    $30,000       9.29%         12.00%
   15    Dennis/Schumacher       550     436,698     794      $528        96%    $ 20,500,000    $37,273       8.75%         11.75%
   16    Landon/Nappier          312     279,312     895      $499        97%    $ 12,600,000    $40,385       9.26%         11.50%
   17    Landon/Nappier          405     319,086     788      $538        98%    $ 15,700,000    $38,765       9.28%         11.50%
   18    Krause/Hanson/Dennis    228     215,863     947      $905        96%    $ 12,400,000    $54,386       9.01%         12.00%
   19    Krause/Hanson/Dennis    290     330,185   1,139      $931        99%    $ 18,800,000    $64,828       8.95%         12.00%
   20    Krause/Hanson/Dennis    216     229,056   1,060      $833       100%    $ 14,800,000    $68,519       8.93%         12.00%
   21    Potts/Weaver            250     193,932     772      $558        96%    $  7,500,000    $30,000       9.90%         12.50%
   22    Matlin/Augusto          148     119,430     785      $624        93%    $  7,400,000    $50,000       8.60%         11.75%
   23    Matlin/Augusto          285     247,698     869      $960        97%    $ 25,000,000    $87,719       8.21%         11.50%
   24    Mings/Jones             204     179,000     877      $559        89%    $  7,760,000    $38,039       9.40%         12.00%
   25    Mings/Jones             148     132,152     893      $567        85%    $  5,620,000    $37,973       9.35%         12.00%
   26    Mings/Jones             264     231,912     878      $549        80%    $  9,780,000    $37,045       9.40%         12.00%
   27    Mings/Jones             184     160,888     874      $547        83%    $  6,540,000    $35,543       9.36%         12.00%
   28    Barnes/Shigley          160     130,102     813      $551        97%    $  5,600,000    $35,000       9.61%         12.00%
   29    Barnes/Shigley          176     135,652     830      $541        96%    $  5,900,000    $33,523       9.49%         11.50%
   30    Barnes/Shigley          402     298,422     746      $504        91%    $ 13,200,000    $32,836       9.26%         11.50%
   31    Rush/Sullivan           240     215,280     897      $595        98%    $  9,000,000    $37,500       9.25%         11.50%

                                                                                --------------
Aggregate or Average           8,046   7,005,208     849      $610        94%  | $330,100,000 |  $41,027       9.15%         11.72%
                                                                                --------------
                                                                                       |
                                                                             This does not represent
                                                                           the portfolio market value



--------------------------------------------------------------------------------------------------------
|                                                                                                      |
|  Key for 1st Mortgage Revenue Bond Holders;    1 = Summit Tax Exempt Bond Fund, L.P.                 |
|                                               -----------------------------------------------------  |
|                                                2 = Summit Tax Exempt, L.P. II                        |
|                                               -----------------------------------------------------  |
|                                                3 = Summit Tax Exempt, L.P. III                       |
|                                                                                                      |
--------------------------------------------------------------------------------------------------------


                                                      [Cushman & Wakefield Logo]

                                   APPENDIX C
                                   ----------

            FINANCIAL FORECASTS OF PARTNERSHIP/COMPANY OPERATIONS

                                                                     Appendix C



             Financial Forecasts of Partnership/Company Operations




1.   Going Concern Analysis
     o  Summary of Going Concern Analysis                               C-2
     o  Summit Tax Exempt Bond Fund L.P.                                C-3
     o  Summit Tax Exempt Bond L.P. II                                  C-4
     o  Summit Tax Exempt Bond L.P. III                                 C-5
     o  Management's Assumptions                                        C-6
2.   Consolidated Forecasts of Charter Municipal Mortgage
     Acceptance Company
     o  Consolidated Forecasts                                          C-7
     o  Management's Assumptions                                        C-9

* These forecasts were prepared solely for internal use and for use by Oppenheimer in connection with its Fairness Opinion and not with a view to public disclosure or compliance with the published guidelines of the United States Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections. The Company's independent accountants have not examined, reviewed or compiled any of the projections presented below or expressed any conclusion or provided any other form of assurance with respect to such projections and accordingly assume no responsibility for them.

     The forecasts have been included in this Solicitation Statement solely to comply with disclosure requirements under certain governmental regulations. While presented with numerical specificity, the forecasts are based on a variety of assumptions relating to the future business of the Company, industry performance, general business and economic conditions and other matters which are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and, therefore, such forecasts are inherently imprecise and there can be no assurance that any projections will be realized. Also, actual future results may vary materially from those shown in the forecasts. Neither the Company nor the Related General Partners is under any obligation to, or has any intention to, update these forecasts at any future time.

                       Summary of Going Concern Analysis

                                      Projected         Projected         Projected         Projected         Projected
                                        Year 1            Year 2            Year 3            Year 4            Year 5
                                        ------            ------            ------            ------            ------
Summit Tax Exempt Bond Fund L.P.
Total Interest Income                 10,398,494        11,339,845        12,067,134        12,455,789        12,749,351
General & Administrative                (423,777)         (436,490)         (449,585)         (463,072)         (476,964)
Servicing and Other Fees              (1,006,943)       (1,006,943)       (1,006,943)       (1,006,943)       (1,006,943)
                                      ----------------------------------------------------------------------------------
Sub-Totals                             8,967,774         9,896,412        10,610,606        10,985,774        11,265,444

Summit Tax Exempt Bond L.P. II
Total Interest Income                 12,542,212        13,237,810        13,706,681        13,969,875        14,274,675
General & Administrative                (471,110)         (485,243)         (499,801)         (514,795)         (530,238)
Servicing and Other Fees              (1,215,938)       (1,215,938)       (1,215,938)       (1,215,938)       (1,215,938)
                                      ----------------------------------------------------------------------------------
Sub-Totals                            10,855,164        11,536,629        11,990,942        12,239,142        12,528,499

Summit Tax Exempt Bond L.P. III
Total Interest Income                  3,233,690         3,734,935         4,255,927         4,366,361         4,366,033
General & Administrative                (201,739)         (207,791)         (214,025)         (220,446)         (227,059)
Servicing and Other Fees                (131,125)         (131,125)         (131,125)         (131,125)         (131,125)
                                      ----------------------------------------------------------------------------------
Sub-Totals                             2,900,826         3,396,019         3,910,777         4,014,790         4,007,849

Totals:                               22,723,764        24,829,060        26,512,325        27,239,706        27,801,792

                       Summit Tax Exempt Bond Fund L.P.


                            Going Concern Analysis


                               Projected       Projected       Projected       Projected        Projected
                                 Year 1          Year 2          Year 3          Year 4           Year 5
                                Interest        Interest        Interest        Interest         Interest
                                 Income          Income          Income          Income           Income
                              -----------------------------------------------------------------------------
Property
Thomas Lake                   $ 1,185,735     $ 1,233,165     $ 1,282,491     $ 1,318,559      $ 1,246,926
North Glen Apartments             996,391       1,065,717       1,138,996       1,184,555         1,231,938
Greenway Manor                  1,266,973       1,304,982       1,344,132       1,384,456         1,425,989
East Ridge                        625,364         650,478         676,536         696,832           717,737
Clarendon Hills Apartments      1,569,028       1,616,516       1,665,903       1,717,266         1,770,683
Cypress Run                       972,310       1,266,165       1,453,762       1,497,375         1,542,296
Cedar Creek                       687,483         764,105         845,757         879,587           914,771
Sunset Terrace                    537,718         628,356         725,385         754,401           784,577
Martin's Creek                    537,093         563,655         591,329         609,068           627,340
The Mansion                     1,281,052       1,481,279       1,550,554       1,593,731         1,638,636
Highpointe Club                   739,347         765,427         792,290         819,959           848,457
                              -----------------------------------------------------------------------------
  Totals                      $10,398,494     $11,339,845     $12,067,134     $12,455,789       $12,749,351
Less:
General &Administrative          (423,777)       (436,490)       (449,585)       (463,072)         (476,964)
Servicing and Other Fees       (1,006,943)     (1,006,943)     (1,006,943)     (1,006,943)       (1,006,943)
                              -----------------------------------------------------------------------------
  Distributable Cash Flow     $ 8,967,774     $ 9,896,412     $10,610,606     $10,985,773       $11,265,443

                            Summit Tax Exempt L.P. II


                             Going Concern Analysis



                               Projected       Projected       Projected       Projected        Projected
                                 Year 1          Year 2          Year 3          Year 4           Year 5
                                Interest        Interest        Interest        Interest         Interest
                                 Income          Income          Income          Income           Income
                              -----------------------------------------------------------------------------
Property
Suntree at Fort Myers         $   670,846     $   761,711     $   771,853     $   727,037       $   733,661
Shannon Lake Apartments           919,180         996,166       1,077,840       1,120,954         1,165,792
River Run                         679,797         688,455         697,458         703,802           710,336
Pelican Cove                    1,360,435       1,432,982       1,508,458       1,553,918         1,600,535
Newport Village                 1,252,968       1,348,420       1,239,618       1,250,481         1,261,671
Orchard Hills                     504,801         523,448         533,727         538,297           543,005
Loveridge                         520,421         564,012         610,258         634,668           660,055
The Lakes Apartments              779,957         794,140         808,890         824,230           870,935
Highland Ridge                    944,219         991,127       1,040,277       1,081,888         1,125,164
Crowne Pointe                     488,106         483,189         495,463         500,050           504,774
Cedar Pointe                      870,652         904,100         924,628         935,963           947,751
Bristol Apartments              1,585,244       1,559,663       1,576,150       1,593,296         1,611,128
Bay Club                          507,346         522,566         538,243         554,391           571,022
Sunset Downs                      785,305         930,946       1,086,983       1,130,462         1,175,680
Willow Creek                      485,436         508,991         533,599         549,819           554,651
Players Club at Fort Myers        187,500         227,894         263,038         270,621           238,514
                              -----------------------------------------------------------------------------
  Totals                      $12,542,212     $13,237,810     $13,706,681     $13,969,875       $14,274,675
Less:
General & Administrative         (471,110)       (485,243)       (499,801)       (514,795)         (530,238)
Servicing and Other Fees       (1,215,938)     (1,215,938)     (1,215,938)     (1,215,938)       (1,215,938)
                              -----------------------------------------------------------------------------
  Distributable Cash Flow     $10,855,164     $11,536,629     $11,990,942     $12,239,142       $12,528,499

                          Summit Tax Exempt L.P. III


                            Going Concern Analysis



                               Projected      Projected      Projected      Projected       Projected
                                Year 1         Year 2         Year 3         Year 4          Year 5
                               Interest       Interest       Interest       Interest        Interest
                                Income         Income         Income         Income          Income
                               -----------------------------------------------------------------------
Property
Sunset Creek                   $ 424,876      $  503,940     $  585,405     $  608,821      $  633,174
Sunset Village                   647,129         746,641        853,079        887,202         922,690
Lakepoint Apartments             906,000       1,094,750      1,283,500      1,283,500       1,283,500
Orchard Mill Apartments          692,311         733,268        776,394        807,450         839,748
Players Club at Fort Myers       560,374         656,335        757,549        779,388         686,921
                               -----------------------------------------------------------------------
  Totals                       $3,233,690     $3,734,935     $4,255,927     $4,366,361      $4,366,033
Less:
General & Administrative         (201,739)      (207,791)      (214,025)      (220,446)       (227,059)
Servicing and Other Fees         (131,125)      (131,125)      (131,125)      (131,125)       (131,125)
                               -----------------------------------------------------------------------
  Distributable Cash Flow      $2,900,826     $3,396,019     $3,910,778     $4,014,790      $4,007,849

                           Management's Assumptions

Set forth below are management's assumptions in connection with the preparation of the Going Concern Analysis. The purpose of this analysis was to make a reasonable estimate of the Partnerships' income for a five year period.

Management prepared income and expense forecasts for each apartment complex securing the FMB's. The assumptions were based, in part, on the historical operations of the Underlying Properties and market conditions. The occupancy rates are forecasted to remain constant for any property which, at the time of this analysis, was more than 95% occupied. For those properties that were less than 95% occupied, the assumption was that over a reasonable period of time the occupancy would increase to a stabilized rate of 95% and remain constant at 95% for the remainder of the projected period. It was also assumed that income and expenses of the Underlying Properties would grow annually at a rate of 3%. The income and expense figures were then used to determine the amount of interest income, including Contingent Interest and debt service payments on SML's, if any, that the Partnerships could expect to receive from each FMB. This income was then reduced by general and administrative expenses of the Partnerships, which are estimated to increase annually at a rate of 3%, and by the Loan Servicing Fees, Asset Management Fees, and the Special Distribution paid to the General Partners. The net result determined the amount of cash flow available for distributions to the partners of the Partnerships.

                 Charter Municipal Mortgage Acceptance Company
    Consolidated forecasts of Charter Municipal Mortgage Acceptance Company on a combined basis
 showing projected cash flows assuming use of leverage in acquiring new assets

                                              Projected      Projected      Projected     Projected      Projected       Projected
                                                Year 1         Year 2         Year 3        Year 4         Year 5          Year 6
                                            ------------   ------------   ------------   ------------   ------------   ------------
Revenues
Interest Income--Summit Tax Exempt L.P.     $ 10,398,494   $ 11,339,845   $ 12,067,134   $ 12,455,789   $ 12,749,351   $ 13,141,483
Interest Income--Summit Tax Exempt L.P. II    12,542,212     13,237,810     13,706,681     13,969,875     14,274,675     14,624,287
Interest Income--Summit Tax Exempt L.P. III    3,233,690      3,734,935      4,255,927      4,366,361      4,366,033      4,467,885
Interest From Temporary Investments              228,500        237,500        247,000        257,000        267,000        277,000
Other Income                                           0              0              0              0              0              0
Total lncome Before Acquisitions:             26,402,896     28,550,090     30,276,742     31,049,025     31,657,059     32,510,655
   Year One Acquisitions (1)                  12,642,943     12,642,943     12,642,943     12,642,943     12,642,943     12,642,943
   Year Two Acquisitions (1)                           0      6,195,042      6,195,042      6,195,042      6,195,042      6,195,042
   Year Three Acquisitions (1)                         0              0      3,035,571      3,035,571      3,035,571      3,035,571
   Participation (2)                             474,110        815,470      1,095,053      1,291,956      1,494,766      1,703,661
                                            ------------   ------------   ------------   ------------   ------------   ------------
           Total lncome From Acquisitions     13,117,053     19,653,455     22,968,609     23,165,512     23,368,322     23,577,217
  Total Income Available for Distribution   $ 39,519,949   $ 48,203,545   $ 53,245,351   $ 54,214,537   $ 55,025,381   $ 56,087,872
Expenses
Interest Expense-Existing Debt              $  1,570,067   $  1,570,067   $  1,570,067   $  1,570,067   $  1,570,067   $  1,570,067
Loan Servicing Fees-Existing Assets (3)          872,375        872,375        872,375        872,375        872,375        872,375
Loan Servicing Fees-New Acquisitions (4)         361,227        538,228        624,959        624,959        624,959        624,959
Leverage Expense-Year 1 Acquisitions (5)       8,846,374      8,846,374      8,846,374      8,846,374      8,846,374      8,846,374
Leverage Expense-Year 2 Acquisitions (5)               0      4,334,723      4,334,723      4,334,723      4,334,723      4,334,723
Leverage Expense-Year 3 Acquisitions (5)               0              0      2,124,014      2,124,014      2,124,014      2,124,014
                                            ------------   ------------   ------------   ------------   ------------   ------------
                   Total Interest Expense     11,650,043     16,161,767     18,372,512     18,372,512     18,372,512     18,372,512
Consolidated Projection of G&A
 (Historical) (6)                              1,328,650      1,381,800      1,437,050      1,494,450      1,554,174      1,616,341
Consolidated Projection of G&A(New
 Business) (7)                                    65,585         98,267        114,843        115,828        116,842        117,886
Amortization of Deferred Bond Selection
 Fees (Historical)                               396,110        396,110        396,110        396,110        396,110        396,110
Amortization of Deferred Bond Selection
 Fees (New Business) (8)                         245,733        366,142        425,142        425,142        425,142        425,142
Amortization of Deferred Financing Fees
 (Historical)                                    127,831         66,577          2,661              0              0              0
                                            ------------   ------------   ------------   ------------   ------------   ------------
                          Total Expenses    $ 13,813,952   $ 18,470,663   $ 20,748,318   $ 20,804,042   $ 20,864,780   $ 20,927,991
                              Net Income    $ 25,705,997   $ 29,732,882   $ 32,497,033   $ 33,410,495   $ 34,160,601   $ 35,159,881
                                            ============   ============   ============   ============   ============   ============
Earnings per Share                          $       1.25   $       1.44   $       1.58   $       1.67   $       1.66   $       1.71
Add back:
All Amortization                                 769,674        828,828        823,913        821,252        821,252        821,252
Less:
Par Value of Shares Issued to Trustees            20,100         20,100         20,100         20,100         20,100         20,100
Special Distribution to Advisor
 (Historical) (9)                              1,308,563      1,308,563      1,308,563      1,308,563      1,308,563      1,308,563
Special Distribution to Advisor (New
 Business) (10)                                  541,840        807,342        937,438        937,438        937,438        937,438
                                            ------------   ------------   ------------   ------------   ------------   ------------
Net Cash Flow Available for Distribution    $ 24,645,368   $ 28,465,905   $ 31,095,044   $ 32,005,845   $ 32,755,951   $ 33,755,230
                                            ============   ============   ============   ============   ============   ============
Net Cash Flow Per Share                     $       1.20   $       1.38   $       1.51   $       1.55   $       1.59   $       1.64
Total Market Capitalization (11)            $282,885,961   $326,739,082   $356,917,028   $367,371,441   $375,981,350   $387,451,340
Debt-to Market Capitalization                      33.81%         39.72%         41.19%         40.49%         39.94%         39.22%

(1) The Company is permitted to leverage up to 50% of Total Market Value. This table utilizes the following assumptions:

                                      Year 1           Year 2         Year 3
                                   ------------     -----------    -----------
Leverage for new acquisitions      $147,439,565     $72,245,387    $35,400,240
   Less: transaction fees             2,948,791       1,444,908        708,005
                                   ------------     -----------    -----------
   New acquisitions                $144,490,774     $70,800,479    $34,692,235

(2) Represents Contingent Interest after payment of Base Interest on new acquisitions with an assumed debt service coverage of 1.15 x net operating income.

(3)  Represents 0.25% of existing assets.

(4)  Represents 0.25% of new acquisitions.

(5)  Represents 6% of leverage.


(6)  Represents 0.5% of income from existing assets.


(7)  Represents 0.5% of income from new acquisitions.

(8)  Represents transaction fees (see Note 1) amortized over a 12 year period.

(9)  Represents 0.375% of existing assets.

(10) Represents 0.375% of new acquisitions.

(11) Assumes the following:


    Shares Outstanding:     Tax Exempt                      7,673,129
                            Tax Exempt II                  10,044,465
                            Tax Exempt III                  2,868,789
                                                           ----------
                            Total                          20,586,383



    Assumed Earnings per Share Multiple:                   11x        12x
    Assumed Cash Available for Distribution:             9.09%      8.33%

    Year One Indicated Share Price:                                $13.74
    Year Two Indicated Share Price:                                $15.87
    Year Three Indicated Share Price:                              $17.34
    Year Four Indicated Share Price:                               $17.85

                           Management's Assumptions

Set forth below are management's assumptions in connection with the preparation of the consolidated forecasts of Charter Municipal Mortgage Acceptance Company on a combined basis.

The consolidated forecasts of the Company on a combined basis show the assumed cash flows of the Company giving effect to the reduction in fees, certain savings attendant with the Consolidation and assuming the use of leverage in acquiring new assets. The forecasts assume that the Company will leverage approximately fifty percent of its Total Market Value estimated to be $147,440,000, $72,245,000, and $35,400,000 in years 1, 2, and 3, respectively.
It is assumed that the Company will pay an annual rate of 6% as the cost of leveraging. The income and expense analysis of the existing Partnerships, as described previously on page C-6, were used to provide the interest income from existing FMB's and SML's of the consolidated Company.

The forecasted interest income of the Company's new assets, which for this purpose were assumed to be comprised solely of FMB's with the Contingent Interest feature, took into account and gave effect to an overall plan to acquire FMB's with assumed Base Interest rates of 8.75% and Contingent Interest estimated at 25% of cash flow after payment of Base Interest. It is also Management's assumption to acquire FMB's on the basis that the net operating income of the underlying properties would provide an assumed debt service coverage of 115%. For purposes of calculating contingent interest payable from participation in cash flow, projected income and expenses of the Underlying Properties, are assumed to grow annually at a rate of 3% with a stabilized occupancy of 95%. The interest income from the existing and newly acquired FMB's is then reduced by general and administrative expenses of the Company, estimated to be equal to one half of one percent of the income generated from the existing and new assets, and by Loan Servicing Fees and Special Distributions payable to the Manager.

                                  APPENDIX D
                                  ----------


                                OBJECTION NOTICE

FORM FOR OBJECTING TO CONSOLIDATION

     IF YOU APPROVE OF THE PARTNERSHIPS IN WHICH YOU INVESTED PARTICIPATING IN THE CONSOLIDATION, DO NOT COMPLETE AND SUBMIT THIS FORM.

     YOU NEED DO NOTHING TO INDICATE YOUR APPROVAL. THIS FORM SHOULD BE USED ONLY BY PERSONS WHO OBJECT TO ONE OR MORE OF THE PARTNERSHIPS IN WHICH THEY HOLD UNITS PARTICIPATING IN THE CONSOLIDATION.


     The undersigned hereby object(s) to the following partnership(s) in which I/we hold units participating in the Consolidation pursuant to the Settlement by the Related Defendants of the Class Actions pending under the caption In re Prudential Securities Incorporated Limited Partnerships Securities Litigation, MDL No. 1005 (S.D.N.Y.), as more fully described in the Solicitation Statement dated June 18, 1997:


--------------------------------------------------------------------------------

    Name of Partnership:
                         -------------------------------------------------

    Number of Units held by objecting Unitholder:
                                                  ------------------------

    State whether Units were purchased through the initial offering or through the secondary market:
                                 -----------------------------------------

    If purchased through the secondary market, state the dates on which the
      Units were purchased (if more than one date, specify the number of Units purchased on each date):
                                    --------------------------------------

    Was a certificate issued for these Units?
                                              ----------------------------

      If "yes," what is the certificate number(s):
                                                  ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Name of Partnership:
                         -------------------------------------------------

    Number of Units held by objecting Unitholder:
                                                  ------------------------

    State whether Units were purchased through the initial offering or through the secondary market:
                                 -----------------------------------------

    If purchased through the secondary market, state the dates on which the
      Units were purchased (if more than one date, specify the number of Units purchased on each date):
                                    --------------------------------------

    Was a certificate issued for these Units?
                                              ----------------------------

      If "yes," what is the certificate number(s):
                                                  ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Name of Partnership:
                         -------------------------------------------------

    Number of Units held by objecting Unitholder:
                                                  ------------------------

    State whether Units were purchased through the initial offering or through the secondary market:
                                 -----------------------------------------

    If purchased through the secondary market, state the dates on which the
      Units were purchased (if more than one date, specify the number of Units purchased on each date):
                                    --------------------------------------

    Was a certificate issued for these Units?
                                              ----------------------------

      If "yes," what is the certificate number(s):
                                                  ------------------------
--------------------------------------------------------------------------------

(cut along dotted line)

--------------------------------------------------------------------------------

    Name of Partnership:
                         -------------------------------------------------

    Number of Units held by objecting Unitholder:
                                                  ------------------------

    State whether Units were purchased through the initial offering or through the secondary market:
                                   ---------------------------------------

    If purchased through the secondary market, state the dates on which the
      Units were purchased (if more than one date, specify the number of Units purchased on each date):
                                    --------------------------------------

    Was a certificate issued for these Units?
                                              ----------------------------

      If "yes," what is the certificate number(s):
                                                  ------------------------
--------------------------------------------------------------------------------

(cut along dotted line)


      Address of Unitholder:
                           -----------------------------------------------------

                           -----------------------------------------------------


      Social Security or Taxpayer Identification No. of Unitholder:
                                                                   -------------

      I/we hereby certify that the foregoing information is complete and accurate.

      --------------------------------------------------------------------------
       Print or type name of Unitholder(s) as it appears on partnership subscription agreement

       -------------------------------------------------------------------------
       Signature of Unitholder                         Date

       -------------------------------------------------------------------------
       Signature of Co-Owner                           Date



     YOU MUST PROVIDE ALL OF THE INFORMATION REQUESTED ABOVE IN ORDER TO SUBMIT A VALID OBJECTION TO ANY PARTNERSHIP IN WHICH YOU OWN UNITS PARTICIPATING IN THE CONSOLIDATION.

     EQUITABLE CLASS MEMBERS MAY NOT INDIVIDUALLY OPT OUT OF THE EQUITABLE SETTLEMENT OR THE CONSOLIDATION. IF, HOWEVER, EITHER (A) UNITHOLDERS HOLDING 1/3 OR MORE OF THE UNITS OF A PARTICULAR PARTNERSHIP OBJECT TO THAT PARTNERSHIP PARTICIPATING IN THE CONSOLIDATION, OR (B) THE COURT DOES NOT APPROVE OF ANY PARTICULAR PARTNERSHIP PARTICIPATING IN THE CONSOLIDATION, THEN THAT PARTNERSHIP WILL NOT PARTICIPATE IN THE CONSOLIDATION.

     YOU SHOULD NOTE THAT BY SUBMITTING THIS OBJECTION NOTICE YOU ARE NOT OBJECTING TO THE ENTIRE RELATED DEFENDANTS' SETTLEMENT OR TO ANY ASPECT OF THE RELATED DEFENDANTS' SETTLEMENT OTHER THAN TO THE PARTNERSHIP OR PARTNERSHIPS LISTED ABOVE PARTICIPATING IN THE CONSOLIDATION. IF YOU WISH TO EXPRESS ANY OTHER OBJECTIONS TO THE RELATED SETTLEMENT, YOU MUST FOLLOW THE PROCEDURE SPECIFIED IN THE CLASS NOTICES.


   The deadline for submission of this Objection Notice is August 18, 1997.


   Objection Notices should be sent to:

                        Related Capital Company
                        625 Madison Avenue
                        New York, New York 10022
                        Attn: Investor Services Department